                            SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                 SHIRE PHARMACEUTICALS GROUP PLC
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)


Payment of Filing Fee (Check the appropriate box):


/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Ordinary Shares, 5 pence nominal value per share
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                260,621,527
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                *
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $4,180,698,730
                ------------------------------------------------------------
           (5)  Total fee paid:
                $836,140. $22,093 paid herewith. $814,047 previously paid on
                January 17, 2001 with filing of preliminary proxy statement.
                ------------------------------------------------------------

           * The per unit price for the 254,707,924 ordinary shares in respect of which a fee was paid in connection with the filing of the Company's preliminary proxy statement on January 17, 2001 was $15.98, based on the average of the high and low prices for the ordinary shares as reported on the London Stock Exchange on January 10, 2001. The per unit price for the additional 5,913,603 ordinary shares that may be issued in connection with the transaction is $18.68, based on the average of the high and low prices for the ordinary shares as reported on the London Stock Exchange on February 23, 2001.

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                        SHIRE PHARMACEUTICALS GROUP PLC
                     HAMPSHIRE INTERNATIONAL BUSINESS PARK
                             CHINEHAM, BASINGSTOKE
                               HAMPSHIRE RG24 8EP
                                    ENGLAND
                            PROXY STATEMENT FOR THE
                 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS


                     SOLICITATION AND REVOCATION OF PROXIES


    The Board of Directors of Shire Pharmaceuticals Group plc is soliciting the accompanying proxy for use at the extraordinary general meeting of shareholders to be held at 35 New Broad Street, London, EC2M 1SQ, England, on March 29, 2001 at 3:00 p.m., local time. If a proxy is received at least 48 hours before the meeting, as indicated below, the shares represented by it will, on a poll, be voted unless the proxy is revoked by written notice prior to the meeting. If matters other than those set forth in the accompanying Notice of Extraordinary General Meeting are presented at the meeting for action, the proxy holders will vote the proxies as they think fit. The approximate date on which a definitive proxy statement and the accompanying proxy will first be mailed to shareholders is March 1, 2001.



    At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to approve the merger of Shire and BioChem Pharma Inc. under the terms of a plan of arrangement. We will issue up to 260,621,527 ordinary shares (but in any event the number of ordinary shares we issue shall be less than the total number of Shire issued ordinary shares at the closing of the merger) in exchange for all of the outstanding BioChem shares (and assuming all existing BioChem shareholders exchange their BioChem shares for ordinary shares pursuant to the merger and including any shares to be issued pursuant to the exercise of options under the BioChem Stock Option Plans or other rights and any new BioChem shares which may be issued in certain circumstances as a result of the exercise by BioChem shareholders of their statutory dissent rights under Canadian law. See "The Merger--Anticipated Accounting Treatment and Effects").



    At the extraordinary general meeting, you will also be asked to approve a special resolution increasing the Directors' power, for a period of 5 years from the date of the passing of the resolution, to allot securities within the limits of the authorized share capital for cash free of pre-emption rights up to a nominal amount of L1,279,868. This action does not relate to the merger.



    SEE "RISK FACTORS" BEGINNING ON PAGE 22 OF THIS PROXY STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS YOU SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE APPROVAL AND ADOPTION OF THE MERGER.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT WHICH HIGHLIGHTS THE KEY ASPECTS OF THE MERGER. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND IN THE ANNEXES ATTACHED TO THIS PROXY STATEMENT.

    REFERENCES TO "$" OR "DOLLARS" HEREIN ARE TO US DOLLARS, UNLESS OTHERWISE SPECIFIED.

    A TABLE OF CONTENTS FOR THIS PROXY STATEMENT APPEARS AT THE BACK OF THIS DOCUMENT.

                                    GENERAL


    This Proxy Statement relates to the proposed merger of Shire and BioChem, under the terms of a merger agreement and a plan of arrangement. A copy of the merger agreement is attached as Annex A to this Proxy Statement and a copy of the plan of arrangement is attached as Annex B to this Proxy Statement. In the merger, BioChem shareholders will be entitled to receive, for each BioChem share, Shire ADSs, Shire ordinary shares or, in the case of Canadian residents, shares of Shire Acquisition Inc., a wholly-owned subsidiary of Shire, which we refer to as Exchangeco. Each ADS represents three ordinary shares. We will issue between 1.5678 and 2.3517 ordinary shares for each BioChem share. The exchange ratio will be determined based on the average trading price of the ADSs for the fifteen consecutive trading days ending three days before the date the merger is consummated.


                                 THE COMPANIES


SHIRE PHARMACEUTICALS GROUP PLC



Hampshire International Business Park



Chineham, Basingstoke



Hampshire RG24 8EP



England



Telephone: (44)1-256-894-000


    We are an international specialty pharmaceutical company with a strategic focus on four therapeutic areas:

- central nervous system disorders;


- metabolic diseases;



- oncology; and


- gastroenterology.


    We have a sales and marketing infrastructure with a broad portfolio of products, with our own direct marketing capability in the US, Canada, the UK, the Republic of Ireland, France, Germany, Italy and Spain and with plans to add Japan by 2004. We also cover other pharmaceutical markets indirectly through distributors, and sales coverage continues to grow.


BIOCHEM PHARMA INC.

275 Armand-Frappier Blvd.

Laval, Quebec

Canada H7V 4A7


Telephone: (450) 978-7800



    BioChem is an international specialty pharmaceutical company dedicated to the research and development and commercialization of innovative products for the prevention and treatment of human diseases, with a focus on infectious diseases and cancer. BioChem's first therapeutic product, 3TC/Epivir, has become the cornerstone of HIV infection/ AIDS combination therapies, most recently being launched as part of GlaxoSmithKline's Trizivir triple combination product. A second therapeutic product, Zeffix, an oral treatment for chronic hepatitis B, is currently being introduced in key markets worldwide by GlaxoSmithKline, BioChem's partner for the development and commercialization of both 3TC/Epivir and Zeffix.


                      THE MERGER AND THE MERGER AGREEMENT

    The merger agreement provides for the combination of Shire and BioChem in a transaction in which each BioChem shareholder (other than BioChem shareholders who properly dissent to the merger) will have the choice of receiving as consideration for each share of BioChem:

- a number of ordinary shares equal to the exchange ratio;

- a number of exchangeable shares equal to the exchange ratio divided by three issued by Exchangeco which are exchangeable into ordinary shares or ADSs, at a rate of one exchangeable share for three ordinary shares or one exchangeable share for one ADS;

- a number of ADSs equal to the exchange ratio divided by three; or

- a combination of the above.

Only BioChem shareholders that are Canadian residents have the option of receiving exchangeable shares for their shares of BioChem.



    The exchangeable shares will be issued by Exchangeco, a corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT, which is a wholly-owned subsidiary of Shire, and will be listed on The Toronto Stock Exchange (the "TSE"). Holders of the exchangeable shares will be entitled to dividend and other rights that are, as nearly as practicable, economically equivalent to those of ordinary shares. Through a voting trust and by means of special voting shares in Shire held by the trustee, holders of the exchangeable shares will, in effect, be entitled to vote at meetings of Shire shareholders. See "The Merger Agreement--Conversion of BioChem Shares."


EXCHANGE RATIO


    The number of ordinary shares into which each BioChem share shall be exchanged shall be determined as follows:



IF THE AVERAGE ADS PRICE IS:  THE EXCHANGE RATIO SHALL BE:
----------------------------  ----------------------------
less than or equal to $47.20  2.3517
greater than $47.20 and less  determined by dividing
than $70.80                   $37.00 by the average ADS
                              price and multiplying by
                              three

equal to or greater than      1.5678
$70.80



If a BioChem shareholder elects, or in certain other circumstances, we will provide such shareholder with one-third of an ADS or one-third of an exchangeable share for each ordinary share that shareholder would be entitled to receive based on the exchange ratio. See "The Merger Agreement--Exchange Ratio." Each registered BioChem shareholder otherwise entitled to a fractional interest in an exchangeable share, Shire ADS or Shire ordinary share will receive from Exchangeco a cash payment equal to such registered BioChem shareholder's PRO RATA portion of the net proceeds after expenses received upon the sale of whole shares representing an accumulation of all fractional interests in new ordinary shares, new ADSs and new exchangeable shares to be issued by Shire pursuant to the merger to which all such BioChem shareholders would otherwise be entitled.

THE EXCHANGEABLE SHARES

    The exchangeable shares will be securities of Exchangeco that are, as nearly as practicable, economically equivalent to ordinary shares. The holders of exchangeable shares will have the following rights:

- the right to exchange their shares for ordinary shares on a one-for-three basis as discussed in the following paragraph;


- the right to exchange their shares for ADSs on a one-for-one basis as discussed in the following paragraph;


- the right to receive dividends, on a per share basis, in amounts (or property in the case of non-cash dividends) which are three times more than, and which are payable at the same time as, dividends declared on the ordinary shares;

- the right, in effect, to vote at all shareholder meetings at which Shire shareholders are entitled to vote by means of the special voting shares referred to above; and

- the right to participate, upon a liquidation event of Shire, on a pro rata basis with the holders of ordinary shares in the distribution of assets of Shire, through the automatic exchange of exchangeable shares for ordinary shares.

    Holders of the exchangeable shares will be entitled, generally, at any time following the effective time, upon delivery of a certificate representing exchangeable shares and a duly executed notice of retraction, to require Exchangeco to redeem any or all of their exchangeable shares for ordinary shares or ADSs (at the option of the holder).

    The exchangeable shares will, in effect, have no separate economic or voting rights in Exchangeco, except as required by law or contract.

    Subject to applicable law and a right of redemption, on the redemption date, all of the outstanding exchangeable shares will be redeemed by Exchangeco or otherwise acquired by an affiliate of Shire for a price payable in ordinary shares or ADSs (at the option of the holder).


    The redemption date will generally be no earlier than the 10th anniversary of the effective date. However, in certain circumstances, Exchangeco has the right to redeem your exchangeable shares prior to the 10th anniversary of the effective date. An early redemption may occur where:



        (i) there are fewer than 1,000,000 exchangeable shares outstanding, other than exchangeable shares held by us and our affiliates;



        (ii) certain transactions occur involving us, such as (a) an acquisition of more than 50% of the total voting power of all outstanding voting securities, (b) shareholders approve a merger, consolidation, recapitalization or reorganization which would result in the holders of outstanding voting securities having at least 75% of the voting power or
    (c) shareholders approve a liquidation; or



        (iii) certain events occur which entitle the holders of exchangeable shares to vote as shareholders of Exchangeco.



    Shire may require you to exchange each of your exchangeable shares for three ordinary shares or one ADS (at the option of the holder) upon a modification to the INCOME TAX ACT (Canada), as amended, pursuant to which the exchange may be effected without any adverse Canadian tax consequences to you.


                       THE EXTRAORDINARY GENERAL MEETING

DATE, TIME, PLACE AND PURPOSE


    The meeting will be held at 35 New Broad Street, London, EC2M 1SQ, England, on March 29, 2001, at 3:00 p.m., local time, to consider and vote on the merger proposal and a special resolution, which is unrelated to the merger, regarding an increase in our directors' power to allot securities for cash free of pre-emption rights. See "The Extraordinary General Meeting--Date, Time, Place and Purpose."


RECORD DATE; SHARES ENTITLED TO VOTE


    Only shareholders of record at 6:00 p.m. on March 27, 2001 are entitled to vote at the meeting. On February 27, 2001, there were 257,521,218 shares outstanding and entitled to vote which were held by approximately 9,000 holders of record. As of February 27, 2001, approximately 67,106,568 were held in the name of Guarantee Nominees Limited, as nominee for the depositary. Each registered holder of ordinary shares present in person at the meeting is entitled to one vote on a show of hands, and every holder present in person or by proxy shall, upon a poll, have one vote for each ordinary share held by the holder. See "The Extraordinary General Meeting--Record Date; Voting Rights; Voting at the Meeting."


REQUIRED VOTE

    A quorum for the extraordinary general meeting will exist if two or more Shire shareholders are present in person or by proxy and entitled to vote. If there is a quorum, a majority of the votes cast at the extraordinary general meeting must be cast in favor of the ordinary resolution put to the meeting for the merger to be approved. Voters who hold ordinary shares as nominees will not have discretionary authority to vote their ordinary shares in the absence of instructions from their beneficial owners.

REVOCABILITY OF PROXIES

    Before the vote at the extraordinary general meeting, a shareholder may revoke his or her proxy by


    - depositing at our registered office, not less than 48 hours before the time of the extraordinary general meeting, a later-dated proxy relating to the same shares,



    - depositing at the registered office a written notice of revocation bearing a date later than the date of the proxy or


    - attending the extraordinary general meeting and voting in person.

BENEFITS OF THE MERGER

    The principal benefits of the merger are expected to be:


- DIVERSIFICATION. The revenue growth of the Shire group as enlarged by the merger with BioChem (the "Enlarged Group") will be driven not only by Shire's key marketed products, Adderall, Pentasa, Agrylin and Carbatrol, and by BioChem's Second Look and Fluviral, but also by the sales achieved by two of the world's foremost pharmaceutical companies in GlaxoSmithKline, in respect of 3TC/Epivir, Combivir, Trizivir and Zeffix, and Johnson & Johnson, in respect of Reminyl. In addition, the Enlarged Group expects Foznol to become a key contributor to revenue growth when regulatory approvals, which are expected in early 2002, are obtained.



- INCREASED FINANCIAL RESOURCES. At December 31, 2000, Shire had indebtedness of approximately $127.8 million and cash and investments of approximately
  $186.3 million while BioChem had indebtedness of approximately

  $86.1 million and approximately $277.3 million in cash and investments. With pro forma revenues of $675.1 million and net income of $211.7 million* for 2000 the directors and proposed directors expect to have greatly enhanced cash with which to finance the Enlarged Group's development and research activities. Shire has not yet determined whether to repay the amounts outstanding under the credit facility entered into at the time of Shire's merger with Roberts Pharmaceutical Corporation in 1999.



  * This includes an APB 25 stock option charge of $21.9 million, a gain on the sale of long term investments of $104.0 million and the write off of in process research and development of $26.9 million.



- A BROADENED AND STRENGTHENED PIPELINE. The Enlarged Group will have 25 products in development of which 13 will be in pre-clinical and Phase I development, and 12 will be in full clinical development or registration. The merger will strengthen the product pipeline in the areas of oncology and central nervous system disorders with a total of 15 products in development in these areas and will broaden the pipeline of products in development by the inclusion of 6 products in the areas of anti-virals and vaccines.



- LEVERAGE FROM COMPLEMENTARY SKILLS AND OPERATIONS. The Enlarged Group will have a direct marketing capability in seven of the eight major pharmaceutical markets in the world. The Enlarged Group will benefit from the application of existing development capabilities to the enlarged product pipeline and the direct marketing of these products through its own specialist sales forces. The directors and proposed directors expect the Enlarged Group's lead optimization activities and network of business and academic relations to provide a regular source of development candidates to supplement its development activities.


- OPERATING SYNERGIES. The directors and proposed directors of Shire believe that the merger will result in certain operating synergies in the following areas:


    - Review of development activities: Cost savings and future cost avoidance are expected to result from the establishment of a budget for the Enlarged Group; a review of the Enlarged Group's requirements for new development projects; a thorough review of the Enlarged Group's development portfolio; and the use by the Enlarged Group of Shire's development capabilities;



    - Financing: The Enlarged Group's net cash and ability to generate further cash will enable it to discharge its indebtedness to its bank lenders, if it chooses, which would result in a net reduction in financing costs of approximately $3 million in a full year; and



    - Re-organization of business activities: The re-organization of administrative, service and other functions of the Canadian operations of the Enlarged Group may give rise to operating synergies for the Enlarged Group.



    There will be a substantial one time charge in the first quarter of 2001 of approximately $175 million in connection with consummating the merger and the Enlarged Group's combined operations. Taking into account the opportunity for synergies referred to above, which includes anticipated cost savings in the range of $10-15 million per annum, and excluding the one time charge, the Shire Board believes the merger will be accretive to earnings for Shire shareholders twelve months after the closing.


RECOMMENDATION OF THE BOARD OF DIRECTORS

    On December 10, 2000, our board of directors unanimously approved the merger agreement and the merger as being in our best interests and the best interests of our shareholders. Our board of directors, which has received financial advice from Deutsche Bank, considers that the merger is in our best interests and the best interests of our shareholders as a whole. In providing advice to our board of directors, Deutsche Bank has placed reliance on our board's commercial assessment of the merger.


    Our board of directors unanimously recommends that you vote in favor of the resolutions to be proposed at the extraordinary general meeting, as they intend to do in respect of shareholdings in which they are interested, which amount in aggregate to 9,087,385 ordinary shares, representing approximately 3.5% of our issued share capital.



    Following the merger, Dr. Francisco Bellini, the Honorable James A. Grant and Mr. Gerard Veilleux, each of whom is now a director of

BioChem, will be appointed as non-executive directors of Shire. Additionally, Dr. Horovitz, Mr. Smith and Mr. Spitznagel will be leaving the Shire board of directors.


REASONS FOR THE MERGER


    Our board of directors believes that the merger brings together two publicly-traded specialty pharmaceutical companies with complementary strengths, activities and competencies. We have built effective research and development functions, an effective sales and marketing organization in the US and UK and have established and are expanding our functions in Canada and certain leading European markets. BioChem has built an outstanding early stage development operation through which it has generated a pipeline of projects focused in three discrete specialty categories: oncology, vaccines and anti-virals.



OPINION OF FINANCIAL ADVISER



    In deciding to approve the merger, our board of directors considered the opinion of its financial adviser, Deutsche Bank, that the exchange ratio was fair to our shareholders from a financial point of view.


    The full text of the written opinion of Deutsche Bank, which presents assumptions made, matters considered, procedures followed and the scope of the review undertaken, is attached to this Proxy Statement as Annex D. The written opinion of Deutsche Bank is not a recommendation as to how you should vote in regard to the approval of the merger. We encourage you to read the opinion of Deutsche Bank in its entirety.

APPRAISAL RIGHTS

    Under English law, holders of ordinary shares will have no appraisal rights in connection with the merger.

ANTICIPATED ACCOUNTING TREATMENT


    The merger is intended to qualify as a "pooling of interests" transaction under US GAAP, which means that the companies will be treated as if they had always been combined. The number of new ordinary shares, new ADSs and new exchangeable shares to be issued pursuant to the merger by Shire might increase as a result of the exercise by BioChem shareholders of their statutory dissent rights under Canadian law. Such dissent rights confer upon BioChem shareholders the ability to dissent from the plan of arrangement to the proposed merger in which event, provided the aggregate number of shares held by dissenting BioChem shareholders is less than 5% of BioChem's issued share capital, the proposed merger will proceed but such shareholders will be entitled to receive fair value consideration. In the event that such dissent rights are exercised in respect of more than 2.4% of BioChem shares, then, in the absence of the issue of shares referred to below, the intended pooling of interests accounting treatment of the merger will not be available. In these circumstances, Shire may request that BioChem issue up to 2,634,383 additional BioChem shares (representing approximately 2.6% increase over the current issued share capital of BioChem) for cash by way of private placement to an independent third party(ies). In such event, the board of directors of BioChem may, in its entire discretion and if deemed appropriate in the circumstances give effect to such request of Shire, taking into account the number of options to acquire BioChem shares exercised since the date hereof. These shares will then be acquired by Shire pursuant to the merger so as to allow the pooling of interests accounting treatment of the merger to be available.


CONDITIONS TO THE MERGER

    The merger will not be completed unless a number of conditions are waived or satisfied. These include:

- approval of the merger and other transactions contemplated by the merger agreement by the requisite vote of our shareholders and BioChem's shareholders;

- there must be no order, injunction, decree or judgment in effect that materially restrains or prohibits the merger and there must be no pending or threatened proceeding by a governmental authority questioning the validity or legality of the merger;


- both we and BioChem must receive letters from our respective independent accountants concurring with management's view regarding the applicability of "pooling of interests" accounting under U.S. GAAP; and



- the ordinary shares to be issued in the merger must be admitted to the Official List of the

  United Kingdom Listing Authority and to trading on the London Stock Exchange (the "LSE"), the ADSs must be approved for quotation on the Nasdaq National Market ("Nasdaq") and the exchangeable shares must be approved for listing on the TSE.


EFFECTIVE TIME OF THE MERGER

    The merger will be completed as soon as practicable after all shareholder approvals have been obtained and all other conditions to the merger have been satisfied or waived and, in any event, not later than May 31, 2001.


    The merger is expected to become effective on or about March 30, 2001.


TERMINATION AND PAYMENT OF BREAK FEES

    The merger agreement may be terminated by mutual written consent of us and BioChem at any time prior to the effective date of the merger. In addition, either we or BioChem may terminate the merger agreement if the effective date shall not have occurred on or before May 31, 2001 or if certain governmental approvals have not been obtained.

    The merger agreement may be terminated by us upon the occurrence of any of the following events:


- BioChem's shareholders have not approved the merger at the BioChem shareholders meeting;



- the board of directors of BioChem fails to recommend approval of the merger to its shareholders or adversely modifies, qualifies or withdraws its recommendation; or



- BioChem breaches any representation, warranty, covenant or agreement which results in a failure of certain conditions to closing set forth in the merger agreement (subject to a 20 business day cure period).


    The merger agreement may be terminated by BioChem upon the occurrence of any of the following events:


- our shareholders have not approved the merger at the extraordinary general meeting;



- our board of directors fails to recommend approval of the merger to our shareholders or adversely modifies, qualifies or withdraws its recommendation; or



- we breach or Exchangeco breaches any representation, warranty, covenant or agreement which results in a failure of certain conditions to closing set forth in the merger agreement (subject to a 20 business day cure period).



    BioChem may also terminate the merger agreement, among other things, if it determines that another proposal to acquire BioChem is more favorable from a financial point of view to its shareholders than the merger with Shire. If this occurs, then BioChem will become obligated to pay us a break fee of $110 million. BioChem will also have to pay us this break fee in other circumstances. If BioChem terminates the merger agreement because our board of directors has failed to recommend approval of the merger to its shareholders or Shire has adversely modified or qualified or withdrawn its recommendation, then Shire will become obligated to pay BioChem a break fee of $40 million.


    See "The Merger Agreement--Termination and Payment of Break Fees."

THE OPTION AGREEMENT


    Concurrently with the execution of the merger agreement, we entered into an option agreement with BioChem, dated as of December 10, 2000. In accordance with the terms of the option agreement, BioChem granted us an option to purchase shares representing up to 19.9% of the outstanding BioChem shares as of December 8, 2000 (on an undiluted basis) at a price per share in cash equal to $37.00, exercisable in the event that we are entitled to a termination fee under the merger agreement. In the event the option is exercised, there is a limit as to the maximum total compensation that we may receive from the termination fee under the merger agreement and any consideration from the sale of BioChem shares acquired from the exercise of the option. See "The Option Agreement."


GOVERNMENTAL AND REGULATORY MATTERS


    US antitrust laws prohibit the merger from being completed until the merger has been notified to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. On
January 12, 2001 we filed the required notification and report forms with the

Antitrust Division and the Federal Trade Commission, and the required waiting period expired on February 11, 2001.



    In the UK, the Secretary of State for Trade and Industry decided on February 27, 2001, on the information before him, and in accordance with the recommendation of the Director General of Fair Trading, not to refer the merger to the Competition Commission under the provisions of the Fair Trading Act 1973.



    In Canada, the merger is subject to review by the Minister of Industry Canada, who must make a determination as to whether the transaction is likely to be of "net benefit to Canada." We submitted an application for review on January 12, 2001. Each of Shire and BioChem believe that the merger is likely to be of net benefit to Canada. A decision of the Minister is anticipated prior to the extraordinary general meeting. The merger also constitutes a notifiable transaction under the COMPETITION ACT (Canada). On February 5, 2001, the Commission of Competition issued an advance ruling certificate under the COMPETITION ACT (Canada) allowing consummation of the merger.


    We are working to obtain the required regulatory approvals and consents. However, there can be no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed by such approvals and consents. See "The Merger--Governmental Regulation."

COURT APPROVAL


    An arrangement under the CANADA BUSINESS CORPORATIONS ACT, such as this transaction, requires approval by the Superior Court of Quebec. BioChem obtained an interim order providing for the calling and holding of the meeting of the BioChem shareholders and other procedural matters. A hearing to obtain a final order of the Superior Court of Quebec approving the arrangement is scheduled to take place in the Superior Court of Quebec, the day preceding the closing of this arrangement, subject to approval of the merger by the requisite vote of our shareholders and BioChem's shareholders. Relying on this court order, the issuance of ordinary shares, ADSs and exchangeable shares will be exempt and will not require registration under the US Securities Act of 1933, as amended.


SPECIAL RESOLUTION

    At the extraordinary general meeting, you will be asked to approve a special resolution increasing the directors' power, for a period of 5 years from the date of the passing of the resolution, to allot securities within the limits of the authorized share capital for cash free of pre-emption rights up to a nominal amount of L1,279,868.



    Under English law, we would typically ask you to take this action at one of our future annual general meetings. However, as a matter of convenience, you will be asked to take this action at the extraordinary general meeting. This action does not relate to the merger.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SHIRE
                             SUMMARY FINANCIAL DATA


    The following summary financial information of Shire for each of the three years up through and including the year ended December 31, 2000 has been derived from Shire's audited consolidated financial statements and the notes to these financial statements incorporated by reference into this Proxy Statement. The summary financial information for the years ended June 30, 1997 and 1996 and the six months and the year ended December 31, 1997 have been derived from Shire's audited consolidated financial statements and the notes to those financial statements.



                                                          SIX MONTHS
                               YEAR ENDED   YEAR ENDED      ENDED        YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                1996(1)      1997(1)     1997(1)/(2)      1997(1)        1998(1)          1999           2000
                               ----------   ----------   ------------   ------------   ------------   ------------   ------------
                                                 (IN THOUSANDS, EXCEPT PER ORDINARY SHARE AND PER ADS AMOUNTS)
INCOME STATEMENT DATA:
Revenues.....................   $143,537    $ 147,842      $112,804       $191,554       $308,984       $401,532      $  517,608
Operating (loss)/income......    (23,557)    (125,116)       (4,435)       (85,841)        23,236        (76,068)        122,264
(Loss)/income before income
  taxes......................    (24,416)    (119,209)       (4,058)       (82,732)        23,563        (78,936)        116,188
Net (loss)/income............    (23,705)    (106,994)       (4,366)       (84,152)        20,572        (94,998)         76,171
Basic net (loss)/income per
  ordinary share.............      (0.23)       (0.74)        (0.02)         (0.45)          0.09          (0.39)           0.30
Basic net (loss)/income per
  ADS........................      (0.69)       (2.23)        (0.06)         (1.36)          0.26          (1.16)           0.91
Fully diluted net
  (loss)/income per ordinary
  share......................      (0.23)       (0.74)        (0.02)         (0.45)          0.08          (0.39)           0.29
Fully diluted net
  (loss)/income per ADS......      (0.69)       (2.23)        (0.06)         (1.36)          0.25          (1.16)           0.88
Weighted average ordinary
  shares
  outstanding--basic.........    102,560      143,786       203,316        185,153        234,045        244,699         252,497
Weighted average ordinary
  shares outstanding--fully
  diluted....................    102,560      143,786       203,316        185,153        242,806        244,699         260,345



                                 AS AT        AS AT                        AS AT          AS AT          AS AT          AS AT
                                JUNE 30,     JUNE 30,                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                1996(1)      1997(1)                      1997(1)        1998(1)          1999           2000
                               ----------   ----------                  ------------   ------------   ------------   ------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....   $ 54,552    $ 110,099                     $ 59,917       $ 52,973       $ 54,082      $   46,598
Other current assets.........     71,417       84,297                      123,871        193,325        197,224         317,391
Long term assets.............    251,803      238,995                      482,498        627,307        636,457         640,743
Total assets.................    377,772      433,391                      666,286        873,605        887,763       1,004,732
Current liabilities..........     74,809       54,805                       70,542         81,288        172,820         111,413
Long term debt, including
  capital lease
  obligations................     11,377        7,630                       25,636        126,774        126,314         126,364
Other long term
  liabilities................     11,104        3,412                        3,492          2,229          1,345          14,196
Shareholders' equity.........    280,482      367,544                      566,616        663,314        587,284         752,759
Total liabilities and
  shareholders' equity.......    377,772      433,391                      666,286        873,605        887,763       1,004,732


NOTES


1. The results for the years ended June 30, 1996 and 1997, the six months ended December 31, 1997, the years ended December 31, 1997 and 1998 and the financial position as at June 30, 1996 and 1997 and December 31, 1997 and 1998 have been restated to include the results of Roberts Pharmaceutical Corporation, the merger with whom was accounted for as a pooling of interests in accordance with APB16, Accounting for Business Combinations.



2.  During 1997, Shire changed its fiscal year end from June 30 to December 31.

           SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF BIOCHEM
                             SUMMARY FINANCIAL DATA


    The following summary financial information of BioChem for each of the three years up through and including the year ended December 31, 2000 has been derived from BioChem's audited consolidated financial statements and the notes to such financial statements incorporated by reference into this Proxy Statement. The summary financial information for the years ended December 31, 1997 and 1996 have been derived from BioChem's audited consolidated financial statements and the notes to those financial statements. The summary financial data has been prepared using Canadian and U.S. GAAP, which differ in certain respects. The principal differences between Canadian GAAP and U.S. GAAP are summarized in note 22 to BioChem's 2000 audited consolidated financial statements incorporated by reference into this Proxy Statement.



                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                     1996           1997           1998           1999           2000
                                                 ------------   ------------   ------------   ------------   ------------
                                                     (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:

CANADIAN GAAP
Revenues.......................................     89,735        162,860        224,965        290,275        325,124
Earnings/(loss) from continuing operations.....     27,722         77,680        117,898        167,199        299,451
Net income/(loss)..............................     33,394         79,838        114,774        149,102        299,451
Basic earnings/(loss) per common share(1)
--continuing operations........................       0.26           0.72           1.09           1.59           2.95
--net income...................................       0.31           0.74           1.06           1.42           2.95
Fully diluted earnings/(loss) per common
  share(1)
--continuing operations........................       0.26           0.72           1.09           1.57           2.87
--net income...................................       0.31           0.74           1.06           1.41           2.87
Weighted average number of common shares
  outstanding(1)
--basic........................................    106,485        108,153        108,443        105,313        101,240
--fully diluted................................    110,709        114,229        115,174        111,945        108,135
                                                     (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE INFORMATION)
U.S. GAAP
Revenues.......................................                                  209,934        275,921        295,284
Earnings/(loss) from continuing operations.....                                   (8,299)       156,763        258,683
Net income/(loss)..............................                                  (10,063)       139,013        258,683
Basic earnings/(loss) per common share (1)
--continuing operations........................                                    (0.08)          1.49           2.55
--net income...................................                                    (0.09)          1.32           2.55
Fully diluted earnings/(loss) per common share
  (1)
--continuing operations........................                                    (0.08)          1.49           2.51
--net income...................................                                    (0.09)          1.32           2.51
Weighted average number of common shares
  outstanding(1)
--basic........................................                                  108,443        105,313        101,240
--fully diluted................................                                  110,447        106,974        102,978



                                                   AS AT          AS AT          AS AT          AS AT          AS AT
                                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                    1996           1997           1998           1999           2000
                                                ------------   ------------   ------------   ------------   ------------
                                                                   (IN THOUSANDS OF CANADIAN DOLLARS)
BALANCE SHEET DATA:

CANADIAN GAAP
Total assets..................................     573,191        659,191        632,562        624,717        868,061
Long term debt excluding current portion......      14,282         11,914         12,470        124,614          8,550
Shareholders' equity..........................     415,832        498,068        478,621        376,864        684,840
                                                                   (IN THOUSANDS OF CANADIAN DOLLARS)
U.S. GAAP
Total assets..................................                                   627,428        612,196        816,730
Long term debt excluding current portion......                                    12,470        124,614          8,550
Shareholders' equity..........................                                   473,487        364,343        633,509


NOTES


1. The data stated above give retroactive effect to a two-for-one common stock split that took effect on April 7, 1997.


2.  No cash dividends were declared during these periods.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


    The following unaudited pro forma combined financial statements give effect to the proposed merger of Shire and BioChem as a pooling of interests under U.S. GAAP. The unaudited pro forma condensed balance sheet presents the combined financial position of Shire and BioChem as of December 31, 2000 assuming that the proposed merger occurred as of December 31, 2000. The unaudited pro forma statements for the years ended December 31, 2000, 1999 and 1998 reflect the combination of the historical results of operations of Shire and BioChem, along with certain adjustments necessary to conform accounting policies of the two companies. Such pro forma information is based upon the historical financial statements of Shire and BioChem and has been prepared to illustrate the effects of the merger. In calculating the Shire/BioChem pro forma information, an average ADS trading price in the range $47.20 to $70.80 has been assumed. You should read the pro forma combined financial data in conjunction with the historical financial statements of Shire and BioChem incorporated into this Proxy Statement by reference. The pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of any future results of operations or the results that might have occurred if the merger had actually occurred on the indicated date.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2000



                                        SHIRE                                  BIOCHEM                                 SHIRE
                                      ----------   ---------------------------------------------------------------    BIOCHEM
                                                                                           ACCOUNTING                PRO FORMA
                                                    CANADIAN     CANADIAN     U.S. GAAP      POLICY                  ----------
                                      U.S. GAAP       GAAP         GAAP      ADJUSTMENTS   ALIGNMENTS   U.S. GAAP    U.S. GAAP
                                          $          CAN$(1)       $(2)       $(3)/(4)        $(6)          $            $
                                      ----------   -----------   ---------   -----------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS AMOUNTS)
Total revenue.......................    517,608      325,124      198,478          --       (40,941)     157,537       675,145
Operating expenses..................   (395,344)    (136,152)     (97,027)    (31,427)           15     (128,439)     (523,783)
Operating income/(loss).............    122,264      188,972      101,451     (31,427)      (40,926)      29,098       151,362
Interest income.....................      6,216           --       11,738          --         1,260       12,998        19,214
Interest expense....................    (12,187)          --       (4,226)         --            --       (4,226)      (16,413)
Other income/(expenses), net........       (105)     124,402      101,335       3,982            --      105,317       105,212
Income/(loss) before income taxes...    116,188      313,374      210,298     (27,445)      (39,666)     143,187       259,375
Income taxes........................    (40,017)     (13,923)      (8,507)         --           876       (7,631)      (47,648)
Net income/(loss) from continuing
  operations........................     76,171      299,451      201,791     (27,445)      (38,790)     135,556       211,727
Earnings/(loss) from continuing
  operations per ordinary share
--basic.............................      $0.30     CAN$2.95           --          --            --        $1.34
--diluted...........................      $0.29     CAN$2.87           --          --            --        $1.32
Weighted average ordinary shares
  outstanding
--basic.............................    252,497      101,240           --          --            --      101,240
--diluted...........................    260,345      108,135           --      (5,157)           --      102,978
Pro forma information based on
  exchange ratio of 1.8814 (2)
Pro forma earnings/(loss) from
  continuing operations per ordinary
  share
--basic.............................                                                                                     $0.48
--diluted...........................                                                                                     $0.47
Pro forma weighted average ordinary
  shares outstanding
--basic.............................                                                                                   442,971
--diluted...........................                                                                                   454,088
Pro forma information based on
  exchange ratio of 2.3517
Pro forma earnings/(loss)from
  continuing operations per ordinary
  share
--basic.............................                                                                                     $0.43
--diluted...........................                                                                                     $0.43
Pro forma weighted average ordinary
  shares outstanding
--basic.............................                                                                                   490,584
--diluted...........................                                                                                   492,363
Pro forma information based on
  exchange ratio of 1.5678
Pro forma earnings/(loss) from
  continuing operations per ordinary
  share
--basic.............................                                                                                     $0.51
--diluted...........................                                                                                     $0.50
Pro forma weighted average ordinary
  shares outstanding
--basic.............................                                                                                   411,222
--diluted...........................                                                                                   421,794

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1999


                                      SHIRE                                  BIOCHEM
                                    ----------   ---------------------------------------------------------------   SHIRE BIOCHEM
                                                                                         ACCOUNTING                  PRO FORMA
                                                   CANADIAN     CANADIAN    U.S. GAAP      POLICY                  --------------
                                    U.S. GAAP        GAAP         GAAP     ADJUSTMENTS   ALIGNMENTS   U.S. GAAP      U.S. GAAP
                                        $          CAN$(1)        $(2)      $(3)/(4)        $(6)          $              $
                                    ----------   ------------   --------   -----------   ----------   ----------   --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS AMOUNTS)
Total revenue.....................    401,532       290,275     185,694          --       (49,973)     135,721         537,253
Operating expenses................   (477,600)     (135,166)    (93,179)     (3,128)           --      (96,307)       (573,907)
Operating income/(loss)...........    (76,068)      155,109      92,515      (3,128)      (49,973)      39,414         (36,654)
Interest income...................      7,349            --       5,066          --         3,542        8,608          15,957
Interest expense..................     (9,742)           --      (1,902)         --            --       (1,902)        (11,644)
Other income/(expenses), net......       (475)       24,181      23,122      (3,896)           --       19,226          18,751
Income/(loss) before income
  taxes...........................    (78,936)      179,290     118,801      (7,024)      (46,431)      65,346         (13,590)
Income taxes......................    (16,062)      (12,091)     (6,500)         --           899       (5,601)        (21,663)
Net income/(loss) from continuing
  operations......................    (94,998)      167,199     112,301      (7,024)      (45,532)      59,745         (35,253)
Earnings/(loss) from continuing
  operations per ordinary share
--basic...........................     $(0.39)     CAN$1.59          --          --            --        $0.57
--diluted.........................     $(0.39)     CAN$1.57          --          --            --        $0.56
Weighted average ordinary shares
  outstanding
--basic...........................    244,699       105,313          --          --            --      105,313
--diluted.........................    244,699       111,945          --      (4,971)           --      106,974
Pro forma information based on
  exchange ratio of 1.8814 (2)
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic...........................                                                                                      $(0.08)
--diluted.........................                                                                                      $(0.08)
Pro forma weighted average
  ordinary shares outstanding
--basic...........................                                                                                     442,834
--diluted.........................                                                                                     442,834
Pro forma information based on
  exchange ratio of 2.3517
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic...........................                                                                                      $(0.07)
--diluted.........................                                                                                      $(0.07)
Pro forma weighted average
  ordinary shares outstanding
--basic...........................                                                                                     492,363
--diluted.........................                                                                                     492,363
Pro forma information based on
  exchange ratio of 1.5678
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic...........................                                                                                      $(0.09)
--diluted.........................                                                                                      $(0.09)
Pro forma weighted average
  ordinary shares outstanding
--basic...........................                                                                                     409,808
--diluted.........................                                                                                     409,808

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1998


                                     SHIRE                                 BIOCHEM
                                   ---------   ---------------------------------------------------------------   SHIRE BIOCHEM
                                                                                        ACCOUNTING                 PRO FORMA
                                     U.S.        CANADIAN     CANADIAN     U.S. GAAP      POLICY       U.S.      --------------
                                     GAAP          GAAP         GAAP      ADJUSTMENTS   ALIGNMENTS     GAAP        U.S. GAAP
                                       $         CAN$(1)        $(2)       $(3)/(4)        $(6)          $             $
                                   ---------   ------------   ---------   -----------   ----------   ---------   --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS AMOUNTS)
Total revenue....................   308,984       224,965      141,493           --      (14,572)     126,921        435,905
Operating expenses...............  (285,748)      (99,016)     (68,054)          --       (4,383)     (72,437)      (358,185)
Operating income/(loss)..........    23,236       125,949       73,439           --      (18,955)      54,484         77,720
Interest income..................     6,398            --        6,654           --        2,673        9,327         15,725
Interest expense.................    (6,511)           --         (137)          --           --         (137)        (6,648)
Other income/(expenses), net.....       440            --        4,661          (86)          --        4,575          5,015
Income/(loss) before income
  taxes..........................    23,563       125,949       84,617          (86)     (16,282)      68,249         91,812
Income taxes.....................    (2,991)       (9,479)      (5,131)          --          457       (4,674)        (7,665)
Non-controlling interest.........        --         1,428           --           --           --           --             --
Net income/(loss) from continuing
  operations.....................    20,572       117,898       79,486          (86)     (15,825)      63,575         84,147

Earnings/(loss) from continuing
  operations per ordinary share
--basic..........................     $0.09      CAN$1.09           --           --           --        $0.59
--diluted(9).....................     $0.08      CAN$1.09           --           --           --        $0.58
Weighted average ordinary shares
  outstanding
--basic..........................   234,045       108,443           --           --           --      108,443
--diluted(9).....................   242,806       115,174           --       (4,727)          --      110,447

Pro forma information based on
  exchange ratio of 1.8814 (2)
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic..........................                                                                                      $0.19
--diluted........................                                                                                      $0.19
Pro forma weighted average
  ordinary shares outstanding
--basic..........................                                                                                    438,069
--diluted........................                                                                                    450,601

Pro forma information based on
  exchange ratio of 2.3517
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic..........................                                                                                      $0.17
--diluted........................                                                                                      $0.17
Pro forma weighted average
  ordinary shares outstanding
--basic..........................                                                                                    489,069
--diluted........................                                                                                    502,544

Pro forma information based on
  exchange ratio of 1.5678
Pro forma earnings/(loss) from
  continuing operations per
  ordinary share
--basic..........................                                                                                      $0.21
--diluted........................                                                                                      $0.20
Pro forma weighted average
  ordinary shares outstanding
--basic..........................                                                                                    404,061
--diluted........................                                                                                    415,965

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS AT DECEMBER 31, 2000



                                                                                                                   SHIRE BIOCHEM
                                        SHIRE                                BIOCHEM                                 PRO FORMA
                                      ----------                           -----------   ACCOUNTING                --------------
                                                   CANADIAN    CANADIAN     U.S. GAAP      POLICY
                                      U.S. GAAP      GAAP        GAAP      ADJUSTMENTS   ALIGNMENTS   U.S. GAAP      U.S. GAAP
                                          $          CAN$          $          $ (5)        $ (6)          $              $
                                      ----------   ---------   ---------   -----------   ----------   ----------   --------------
                                                                            (IN THOUSANDS)
ASSETS
Current assets:
Cash and current investments........    186,343     416,084     277,362            -            -      277,362         463,705
Accounts receivable, net............     93,830      75,604      50,398            -            -       50,398         144,228
Inventories, net....................     47,109       3,754       2,502            -            -        2,502          49,611
Other current assets................     36,707       2,473       1,648            -            -        1,648          38,355
Total current assets................    363,989     497,915     331,910            -            -      331,910         695,899
Property, plant and equipment,
  net...............................     49,685     127,867      85,236       (4,071)           -       81,165         130,850
Intangible assets, net..............    556,013      84,822      56,542      (29,915)        (560)      26,067         582,080
Other assets........................     35,045     157,457     104,961            -            -      104,961         140,006
Total assets........................  1,004,732     868,061     578,649      (33,986)        (560)     544,103       1,548,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long term
  debt..............................      1,448     120,560      80,365            -            -       80,365          81,813
Accounts payable and accrued
  expenses..........................     99,437      54,111      36,070            -            -       36,070         135,507
Other current liabilities...........     10,528           -           -            -            -            -          10,528
Total current liabilities...........    111,413     174,671     116,435            -            -      116,435         227,848
Long term debt, including capital
  lease obligations.................    126,364       8,550       5,699            -            -        5,699         132,063
Other long term liabilities.........     14,196           -           -            -            -            -          14,196
Shareholders' equity................    752,759     684,840     456,515      (33,986)        (560)     421,969       1,174,728
Total liabilities and shareholders'
  equity............................  1,004,732     868,061     578,649      (33,986)        (560)     544,103       1,548,835


------------------------------

NOTES


1. The Canadian GAAP condensed financial information presented in thousands of Canadian dollars as of December 31, 2000 and for the years ended
    December 31, 1998, 1999 and 2000 has been derived from the audited consolidated financial statements of BioChem, incorporated by reference into this Proxy Statement.



2. The Canadian GAAP condensed financial information presented in thousands of Canadian dollars has been translated to US dollars in the following manner:


    - Assets and liabilities have been translated using exchange rates at the end of each reporting period.

    - Revenues and expenses were translated at the average exchange rates prevailing during the period.

    - Share capital balances have been translated at historical rates in effect at the time the capital transactions occurred.

    - Cumulative translation gains and losses are reported as a separate component of shareholders' equity.

     All translations were calculated using the following weighted average and period end exchange rates:


                                                             YEAR ENDED          YEAR ENDED          YEAR ENDED
US DOLLARS PER CAN$1.00                                   DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
-----------------------                                   -----------------   -----------------   -----------------
--weighted average......................................       0.6743              0.6730              0.6732
--period end............................................       0.6534              0.6929              0.6666



    (i) For the translation of CliniChem, which was formed during 1998, the translation for the period ended December 31, 1998 is 0.6582.


3. Adjustments reflecting the differences between Canadian GAAP and U.S. GAAP are as follows:


                                                                 YEAR ENDED          YEAR ENDED          YEAR ENDED
INCOME STATEMENT DATA                                         DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
---------------------                                         -----------------   -----------------   -----------------
                                                                                   (IN THOUSANDS)
Deferred charges (a)........................................            --             (3,128)              (4,482)
Share of loss in a company subject to
  significant influence (b).................................            --             (3,496)               3,496
Deferred foreign exchange losses (c)........................           (86)              (400)                 486
In process research and development (d).....................            --                 --              (26,945)
                                                                   -------             ------              -------
                                                                       (86)            (7,024)             (27,445)



                                                                                                            AS AT
                                                                                                        DECEMBER 31,
BALANCE SHEET DATA                                                                                          2000
------------------                                                                                    -----------------
                                                                                                       (IN THOUSANDS)
Deferred charges--related to property plant and equipment
  (a).......................................................                                                (4,071)
Deferred charges (a)........................................                                                (3,465)
Discontinued operations (e).................................                                                   231
In process research and development (d).....................                                               (26,681)
                                                                                                           -------
                                                                                                           (33,986)



    (a) Deferred charges
       Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), issued by the AICPA states that the costs of start-up activities should be expensed as incurred. Pursuant to SOP 98-05, the unamortized deferred charges consisting primarily of start-up costs have been written off in the pro forma income statement under the caption "Operating expenses".
       Adjustments (b) and (d) above appear in the pro forma income statements under the caption "Other income/(expenses), net".



    (b) Share of loss in a company subject to significant influence
       Under U.S. GAAP, the total investment in North American Vaccine Inc. ("NAVA") is reduced by $3,128,000 for the year ended December 31, 1999 in accordance with requirements of the Emerging Issues Task Force 98-13 on accounting by an equity method investor for investee losses when the investor has loans to and investments in other securities of the investee. This adjustment was reversed in the year ended December 31, 2000 as the investment in NAVA was disposed of.



    (c) Deferred foreign exchange losses
       Under Canadian GAAP, unrealized foreign exchange gains and losses arising on the translation of long-term monetary items are deferred and amortized over the life of the item. Under U.S. GAAP, these gains and losses are included in current period earnings as they arise.



    (d) In process research and development
       As stated in FASB Interpretation (FIN) No. 4, "Applicability of FASB Statement No. 2 Business Combinations Accounted for by the Purchase Method", any identifiable assets of the acquiree to be used in research and development projects that do not also have an alternative future use should be first valued as part of the purchase price allocation, and then charged to expense of the acquiring company. The acquired research and development relates to the acquisition of CliniChem as at December 15, 2000. For further information on CliniChem, see note 6 below.



    (e) Discontinued operations
       For discontinued operations, the same principles as described in (c) for deferred foreign exchange losses would apply under U.S. GAAP.


4.  Weighted average shares
    Under Canadian GAAP, fully diluted earnings per share assumes that all the outstanding options at the end of the year have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options have been used for investments. Under U.S. GAAP, diluted earnings per share is calculated based on the assumption that the options have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options were used at the beginning of the year or at the date granted to acquire common shares of the company at the average market price.

5. Adjustments to expense the accumulated costs of deferred charges as described in 3 (a) and (c) above.


6. Adjustments to reflect the realignment of BioChem's accounting policies to conform with those of Shire under U.S. GAAP.
    CONSOLIDATION OF CLINICHEM
    In 1998, BioChem spun-off to its shareholders its investment in CliniChem Development, Inc. In connection with this spin-off, BioChem retained rights in CliniChem, including BioChem's option to reacquire all shares in CliniChem at any time. Under EITF 99-16, this transaction would result in CliniChem continuing to be consolidated by BioChem as BioChem would have significant continuing involvement in the operations of CliniChem. However, at the time that CliniChem was spun-off, EITF 99-16 had not been issued and BioChem elected to deconsolidate CliniChem, an acceptable accounting principle at that time. The management of Shire believe that their accounting policies would have required Shire to continue to consolidate CliniChem, also an acceptable accounting alternative at the date of spin-off and a policy that conforms with the later guidance issued under EITF 99-16. On December 15, 2000 BioChem reacquired CliniChem and accounted for the acquisition using purchase accounting.
    The adjustments listed below represent the effects from:



    (a) consolidating the financial position and results of operations of CliniChem;



    (b) eliminating intercompany licensing revenues and costs; and



    (c) recording accumulated deficits incurred by CliniChem during the period that it was not consolidated.



                                                             YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                          DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
                                                                  $                   $                   $
                                                          -----------------   -----------------   -----------------
                                                                               (IN THOUSANDS)
Total revenue...........................................       (14,572)            (49,973)            (40,941)
Operating expenses......................................        (4,383)                 --                  15
                                                               -------             -------             -------
Operating income/(loss).................................       (18,955)            (49,973)            (40,926)
Interest income.........................................         2,673               3,542               1,260
                                                               -------             -------             -------
Income/(loss) before income taxes.......................       (16,282)            (46,431)            (39,666)
Income taxes............................................           457                 899                 876
                                                               -------             -------             -------
Net income/(loss) from continuing operations............       (15,825)            (45,532)            (38,790)



                                                                                                        AS AT
                                                                                                    DECEMBER 31,
                                                                                                        2000
                                                                                                        $'000
                                                                                                  -----------------
Shareholders' equity....................................                                               $  (560)
                                                                                                       -------

     These adjustments have been derived from the financial results of CliniChem as follows:


                                                                                             U.S. GAAP
                                                          CANADIAN GAAP     CANADIAN GAAP    ALIGNMENTS   U.S.GAAP
INCOME STATEMENT DATA:                                        CAN$               $ *             $            $
----------------------                                   ---------------   ---------------   ----------   ---------
                                                                               (IN THOUSANDS)
Period ended December 31, 1998
  Total revenue........................................        4,061             2,673         (2,673)          --
  Operating expenses...................................      (21,379)          (14,072)          (500)     (14,572)
                                                             -------           -------         ------      -------
  Operating loss.......................................      (17,318)          (11,399)        (3,173)     (14,572)
  Interest income......................................           --                --          2,673        2,673
                                                             -------           -------         ------      -------
  Loss before income taxes.............................      (17,318)          (11,399)          (500)     (11,899)
  Income taxes.........................................          (66)              (43)           500          457
                                                             -------           -------         ------      -------
  Net loss.............................................      (17,384)          (11,442)            --      (11,442)
                                                             -------           -------         ------      -------

Year ended December 31, 1999
  Total revenue........................................        5,262             3,541         (3,541)          --
  Operating expenses...................................      (72,917)          (49,073)          (900)     (49,973)
                                                             -------           -------         ------      -------
  Operating loss.......................................      (67,655)          (45,532)        (4,441)     (49,973)
  Interest income......................................           --                --          3,542        3,542
                                                             -------           -------         ------      -------
  Loss before income taxes.............................      (67,655)          (45,532)          (899)     (46,431)
  Income taxes.........................................           --                --            899          899
                                                             -------           -------         ------      -------
  Net loss.............................................      (67,655)          (45,532)            --      (45,532)
                                                             -------           -------         ------      -------

Year ended December 31, 2000
  Total revenue........................................        1,894             1,275         (1,275)          --
  Operating expenses...................................      (59,515)          (40,065)          (861)     (40,926)
                                                             -------           -------         ------      -------
  Operating loss.......................................      (57,621)          (38,790)        (2,136)     (40,926)
  Interest income......................................           --                --          1,260        1,260
                                                             -------           -------         ------      -------
  Loss before income taxes.............................      (57,621)          (38,790)          (876)     (39,666)
  Income taxes.........................................           --                --            876          876
                                                             -------           -------         ------      -------
  Net loss.............................................      (57,621)          (38,790)            --      (38,790)
                                                             -------           -------         ------      -------



    Goodwill has been calculated as follows:



                                                              CAN$'000     $'000
                                                              ---------   --------
Purchase price..............................................    48,286     32,187
Share of loss of CliniChem until December 14, 2000..........    (5,659)    (3,772)
                                                               -------     ------
                                                                42,627     28,415
                                                               -------     ------
Cash........................................................    11,241      7,493
Non-cash working capital....................................   (10,400)    (6,933)
Acquired commercialized products............................     1,759      1,174
Acquired in-process research and development................    40,027     26,681
                                                               -------     ------
                                                                42,627     28,415
                                                               -------     ------



     This allocation is of a preliminary nature and may change on further analysis of the purchase price.



     As CliniChem was consolidated by BioChem effective December 15, 2000, CliniChem's total assets less total liabilities of $560,000 needs to be reversed.



     The cash contribution made by BioChem to CliniChem's capital during the year ended December 31, 2000 was recorded as a contributed surplus by CliniChem. The total amount recorded was net of transaction costs of $4,383,000 (CAN$6,500,000). To conform to Shire's accounting policies, these costs have been recorded in the income statement for the year ended December 31, 1998.



* Translation of Canadian dollars into U.S. dollars has been performed according to the method set out in note 2 above.


7. Pro forma weighted average ordinary shares have been calculated using the exchange ratios of 1.8814, 2.3517 and 1.5678 which are the mid, highest and lowest number of ordinary shares that can be issued for each BioChem share under the terms of the merger agreement. Earnings per share information is presented under the three scenarios to demonstrate the effect of the exchange ratio on the pro forma results.

8. The exchange ratio of 1.8814 has been calculated by dividing an ADS price per share of $37.00 by $59.00, which represents the mid range price, and multiplying the result by three as per the terms of the merger agreement.


9. The calculation of weighted average number of shares for the years ended December 31, 1999 does not include potentially dilutive stock options because their inclusion would be anti-dilutive in a loss making year.



10. The unaudited pro forma combined income statement does not reflect costs expected to be incurred by Shire and BioChem directly related to the merger as these costs will not have a continuing impact on the financial results. The costs attributable to professional fees, UK stamp duty tax levied on the value of the Shire ordinary shares issued under the merger agreement and the distribution of proxy materials are estimated at $100 million.



11. Refinancing of debt has not been reflected in the unaudited pro forma combined income statements and balance sheet as Shire has not yet determined whether to repay the amounts outstanding under its credit facility.

                           COMPARATIVE PER SHARE DATA


    The following table presents certain historical per share data for Shire and BioChem and unaudited pro forma and equivalent pro forma combined per share data to reflect the consummation of the merger based upon the historical financial results of Shire and BioChem presented under U.S. GAAP and the conversion of each BioChem share into 0.6271 ADSs (the exchange ratio as of December 11, 2000). The pro forma data are not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the merger. The data presented below should be read in conjunction with the separate historical consolidated financial statements of Shire and BioChem which are incorporated into this Proxy Statement by reference.



                                                             YEAR ENDED DECEMBER 31, 2000
                                              -----------------------------------------------------------
                                                SHIRE         BIOCHEM      PRO FORMA   BIOCHEM EQUIVALENT
                                              HISTORICAL   HISTORICAL(1)   COMBINED       PRO FORMA(2)
                                              ----------   -------------   ---------   ------------------
Basic earnings per ordinary share...........     $0.30         $1.34         $0.48           $0.90
Diluted earnings per ordinary share.........      0.29          1.32          0.47            0.88
Basic earnings per ADS......................      0.91            --          1.43            2.70
Diluted earnings per ADS....................      0.88            --          1.40            2.63
Book value per ordinary share(3)............      2.93          4.15          2.62            4.93
Book value per ADS..........................      8.78            --          7.87           14.80



                                                            YEAR ENDED DECEMBER 31, 1999
                                             -----------------------------------------------------------
                                               SHIRE         BIOCHEM      PRO FORMA   BIOCHEM EQUIVALENT
                                             HISTORICAL   HISTORICAL(1)   COMBINED       PRO FORMA(2)
                                             ----------   -------------   ---------   ------------------
Basic earnings per ordinary share..........    $(0.39)        $0.57        $(0.08)          $(0.15)
Diluted earnings per ordinary share........     (0.39)         0.56         (0.08)           (0.15)
Basic earnings per ADS.....................     (1.16)           --         (0.24)           (0.45)
Diluted earnings per ADS...................     (1.16)           --         (0.24)           (0.45)



                                                             YEAR ENDED DECEMBER 31, 1998
                                              -----------------------------------------------------------
                                                SHIRE         BIOCHEM      PRO FORMA   BIOCHEM EQUIVALENT
                                              HISTORICAL   HISTORICAL(1)   COMBINED       PRO FORMA(2)
                                              ----------   -------------   ---------   ------------------
Basic earnings per ordinary share...........     $0.09         $ 0.63        $0.20           $0.38
Diluted earnings per ordinary share.........      0.08           0.62         0.20            0.37
Basic earnings per ADS......................      0.26             --         0.61            1.14
Diluted earnings per ADS....................      0.25             --         0.59            1.11


NOTES

1. The comparative per share data for BioChem is extracted from the unaudited pro forma combined condensed income statements. Per ADS information is not applicable to the BioChem historical financial information.

2. The equivalent pro forma per share amounts were calculated by multiplying pro forma income per share and pro forma book value per share by the exchange ratio of 1.8814, the median exchange ratio that can be used to enact the merger.

    The exchange ratio of 1.8814 has been calculated by dividing an ADS price per share of $37.00 by $59.00, which represents the mid range price, and multiplying the result by three as per the terms of the merger agreement.

3. The book value per share calculation represents the amount of shareholders' equity, stated based on U.S. GAAP, divided by the number of shares outstanding at each period end.


    The number of shares assumed to be outstanding, on a pro forma basis using the exchange ratio of 1.8814, at December 31, 2000 is 448,003,678.

MARKET PRICE INFORMATION


    Shire ADSs are quoted and traded on Nasdaq under the symbol "SHPGY". Each ADS represents three ordinary shares. Shire ordinary shares are admitted to the official list of the United Kingdom Listing Authority and traded on the LSE under the symbol "SHP.L". BioChem ordinary shares are traded on Nasdaq under the symbol "BCHE" and on the TSE under the symbol "BCH". The following table presents the per share closing market prices for Shire ADSs on Nasdaq, the closing mid-market quotation for Shire ordinary shares as quoted in the Daily Official List of the LSE and the closing mid-market prices for BioChem ordinary shares on Nasdaq and the TSE, for the periods indicated.


                                                  SHIRE      SHIRE     BIOCHEM    BIOCHEM    BIOCHEM    BIOCHEM
                            SHIRE      SHIRE     ORDINARY   ORDINARY   ORDINARY   ORDINARY   ORDINARY   ORDINARY
                             ADSS       ADSS      SHARES     SHARES     SHARES     SHARES     SHARES     SHARES
                             US$        US$         L          L         US$        US$        CAN$       CAN$
                             LOW        HIGH       LOW        HIGH       HIGH       LOW        HIGH       LOW
                           --------   --------   --------   --------   --------   --------   --------   --------
2000
4th Quarter..............   42.06      65.00       9.53      14.92      32.13      22.38      48.15      33.85
3rd Quarter..............   51.38      60.63      11.35      13.69      24.75      19.75      36.75      29.30
2nd Quarter..............   33.19      59.75       7.37      12.40      25.25      21.63      37.10      31.30
1st Quarter..............   28.31      67.19       5.98      14.28      34.63      21.13      49.50      30.65

1999
4th Quarter..............   27.44      35.06       5.59       7.34      25.75      19.63      37.85      29.05
3rd Quarter..............   23.75      29.31       5.01       6.13      26.88      19.56      39.50      29.25
2nd Quarter..............   18.88      26.00       3.96       5.28      23.00      17.88      34.30      27.10
1st Quarter..............   19.13      25.50       3.74       5.17      29.25      20.00      44.80      30.15

1998
4th Quarter..............   18.63      22.50       3.46       4.35      28.63      17.44      44.10      26.60
3rd Quarter..............   16.56      27.81       2.94       5.41      26.94      15.31      40.00      24.10
2nd Quarter..............   19.00      23.00       3.80       4.44      27.00      23.25      39.90      33.40
1st Quarter..............   20.00      21.44       2.87       4.10      24.36      17.59      35.05      25.10


    On December 8, 2000, the last trading date before public announcement of the execution of the merger agreement, the closing price per Shire ADS was $51 9/16 and the closing mid-market quotation per Shire ordinary share was L12.29. On that date the closing price per BioChem ordinary share was $26 1/2 and CAN$40.00. On February 27, 2001, the closing price per Shire ADS was $56 1/8 and the closing mid-market quotation per Shire ordinary share was L13.15. On that date the closing price per BioChem share was $35 11/16 and CAN$54.45.



    On February 27, 2001, there were approximately 22,368,856 issued and outstanding ADSs and 257,521,218 ordinary shares in issue, including ordinary shares underlying ADSs. On that date, approximately 96% of the ADSs were held in the US by approximately 390 record holders, one of which is The Depository Trust Company. On February 27, 2001, there were approximately 101,552,086 issued and outstanding shares of BioChem common stock, of which 66.98% were held in the US by 78 record holders.

              SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING


    Only shareholders of record at 6:00 p.m. on March 27, 2001 will be entitled to vote at the meeting. On February 27, 2001 there were 257,521,218 Shire ordinary shares, nominal value 5p each, outstanding and carrying rights to vote at the extraordinary general meeting. On February 27, 2001, approximately 67,106,508 Shire ordinary shares were held in the name of Guarantee Nominees Limited, as nominee for Morgan Guaranty Trust Company of New York as depositary, which issues Shire sponsored American Depositary Receipts ("ADRs") evidencing American Depositary Shares ("ADSs") which, in turn, each represent three ordinary shares.


    Each registered holder of ordinary shares present in person at the meeting is entitled to one vote on a show of hands, and every holder present in person or by proxy shall, upon a poll, have one vote for each ordinary share held by such holder. In the event that the proxy card is executed but does not indicate by marking a vote "FOR," "AGAINST" or "ABSTAIN" the proxy may vote or abstain at his discretion.


    A holder entitled to attend and vote may appoint one or more proxies to attend and, on a poll, vote instead of him. A proxy need not also be a holder. The appointment of a proxy will not preclude a Shire shareholder from attending and voting in person at the meeting if he or she so desires.



    Proxy voting cards from holders of ordinary shares must be received by Shire's registrar, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 3UH, England not later than 3:00 p.m. March 27, 2001 (or not less than forty-eight hours before any adjournment of the meeting.)



    A deposit agreement exists between Morgan Guaranty Trust Company and the holders of ADRs pursuant to which holders of ADRs are entitled to instruct the depositary as to the exercise of voting rights pertaining to the ordinary shares so represented. The depositary has agreed it will endeavor, insofar as practicable, to vote (in person or by delivery to Shire of a proxy) the ordinary shares registered in its name in accordance with the instructions of the ADR holders. Instructions from the ADR holders should be sent to the depositary so that the instructions are received by no later than the close of business on March 23, 2001.



    Any holder of ADRs giving instructions to the depositary has the power to revoke the instructions by delivery of notice to the depositary at Morgan Guaranty Trust Company of New York, Depositary, P.O. Box 9393, Boston, MA 02205-9958 at any time so that the depositary receives, by no later than the close of business on March 23, 2001, duly executed instructions bearing a later date or time than the date or time of the instructions being revoked.



    Shire will, in future proxy statements, include shareholder proposals complying with the applicable rules of the US Securities and Exchange Commission (the "SEC") and any applicable US state laws. In order for a proposal by a shareholder to be included in the proxy statement relating to the Annual General Meeting of Shire to be held in 2001, that proposal must be received in writing by the Secretary of Shire at Shire's principal executive office no later than March 1, 2001.



    The cost of soliciting proxies in the form enclosed will be borne by Shire. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, or by employees of Shire. Shire may reimburse brokers, custodians, nominees, the depositary and other record holders of Shire's ordinary shares or ADRs for their expenses in sending proxy material to the beneficial owners of such ordinary shares.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER TO VOTE FOR OR AGAINST THE APPROVAL OF THE MERGER.

RISK FACTORS RELATING TO THE MERGER

    IF WE DO NOT SUCCESSFULLY INTEGRATE OUR OPERATIONS WITH BIOCHEM, THE MERGER MAY NOT BENEFIT US OR OUR SHAREHOLDERS.

    The combination of Shire and BioChem involves the integration of separate companies that have previously operated independently. In the event the integration is not completed successfully or takes longer than planned, the anticipated benefits of the merger may be lost or delayed. We cannot assure you that we will be able to integrate the operations of BioChem without encountering difficulties or experiencing the loss of key employees, customers or suppliers. In addition, the operations and management of the two companies must be successfully integrated to achieve the potential benefits that were a factor in our board's approving the merger.

    YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR PERCENTAGE EQUITY AND VOTING INTEREST.


    We will issue up to 260,621,527 ordinary shares (but in any event the number of ordinary shares we issue shall be less than the total number of Shire issued ordinary shares at the closing of the merger) in connection with the merger, depending on the exchange ratio (and assuming all existing BioChem shareholders exchange their BioChem shares for ordinary shares pursuant to the merger and including any shares to be issued pursuant to the exercise of options under the BioChem Stock Option Plans or other rights and any new BioChem shares which may be issued in certain circumstances as a result of the exercise by BioChem shareholders of their statutory dissent rights under Canadian law. See "The Merger--Anticipated Accounting Treatment and Effects."). 260,621,527 ordinary shares would represent approximately 49.5% of the outstanding ordinary shares on a fully-diluted basis as of February 23, 2001. Accordingly, the merger will have the effect of substantially reducing the percentage equity and voting interest held by each of our shareholders.


    AT THE TIME YOU MAIL BACK YOUR PROXY, WE MAY NOT KNOW HOW MANY ORDINARY SHARES WE WILL BE ISSUING IN THE MERGER.


    Under the terms of the merger agreement we may issue up to 260,621,527 ordinary shares (but in any event the number of ordinary shares we issue shall be less than the total number of Shire issued ordinary shares at the closing of the merger), based on the average trading price of the ADSs for the fifteen consecutive trading days ending three days before the date the merger is consummated (assuming all existing BioChem shareholders exchange their BioChem shares for ordinary shares pursuant to the merger and including any shares to be issued pursuant to the exercise of options under the BioChem Stock Option Plans or other rights and any new BioChem shares which may be issued in certain circumstances as a result of the exercise by BioChem shareholders of their statutory dissent rights under Canadian law. See "The Merger--Anticipated Accounting Treatment and Effects."). This means that if the ADS price drops between the time you mail back your proxy and the time the exchange ratio is calculated, the total maximum number of ordinary shares we may issue may have increased.


RISK FACTORS RELATING TO BIOCHEM

    BIOCHEM RELIES ON COLLABORATIVE RELATIONSHIPS WITH THIRD PARTIES WHOSE
     INTERESTS MAY DIFFER.

    BioChem can make no assurances regarding the future results or performance of its existing or future agreements and collaborations. Additionally, there can be no assurance that BioChem will be able to negotiate other acceptable arrangements in the future or that any existing or future collaborations will be successful.

    There can be no assurance that the collaborators' interests are or will remain consistent with those of BioChem or that they will succeed in developing any new marketable products or obtaining requisite government approvals. Should BioChem and its collaborators fail to develop any new marketable products, obtain the requisite regulatory approvals or market any of such products successfully, BioChem's business, financial condition and results of operations may be materially and adversely affected. In addition, BioChem cannot control the amount and timing of resources which its collaborators devote to BioChem's programs. Certain of these agreements do not prevent the collaborators from pursuing alternative technologies that could result in their developing products competitive with those products developed under BioChem's collaborative agreements. The agreements may be terminated by the collaborators in certain circumstances with limited notice, and the collaborators may thereupon acquire certain rights to the products under development.

    BIOCHEM MAY HAVE PROBLEMS MANUFACTURING ITS PRODUCTS.

    Except for the BCG therapeutic product, marketed under the trade name PACIS, and the influenza vaccine Fluviral, BioChem currently has no manufacturing facilities for commercial production of any of its therapeutic or vaccine products approved or under development. BioChem is relying on GlaxoSmithKline's manufacturing capabilities and resources for the manufacture of 3TC and Zeffix pursuant to the terms of the agreements entered into with GlaxoSmithKline. BioChem believes that GlaxoSmithKline presently has the facilities available to manufacture an amount of 3TC and Zeffix to supply sufficient commercial quantities of the compound.

    In the vaccine area, BioChem must continue to develop, adapt or acquire the facilities, production technology and technical and managerial personnel to manufacture products in commercial quantities and in compliance with applicable quality assurance and environmental and local government regulations. In the therapeutics and CADx areas, BioChem will have to develop or acquire the facilities, production technology and technical and managerial personnel to manufacture products unless it decides to rely exclusively on third parties for the manufacture of its products. Certain products that BioChem is attempting to develop have never been manufactured on a commercial scale and there can be no assurance that such products can be manufactured by BioChem or any other party at a cost or in a quantity to render such products commercially viable. Production of such products may require the development of new manufacturing technologies and expertise.


    BIOCHEM'S ONGOING SUCCESS IS DEPENDENT ON MAINTAINING PATENT PROTECTION AND OBTAINING THIRD PARTY TECHNOLOGY AND PATENTS.



    No assurance can be given that patents will issue from any pending applications or that claims allowed, now or in the future, under issued patents will be sufficiently broad to protect BioChem's technology. In addition, no assurance can be given that any patents issued to, or licensed by, BioChem will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to BioChem. The commercial success of BioChem will also depend in part on BioChem not infringing on patents or proprietary rights of others and not breaching the licenses granted to BioChem. The degree of patent protection afforded to pharmaceutical or biotechnological inventions around the world is uncertain. A number of products important to BioChem are subject to this uncertainty. BioChem is aware of certain issued patents and patent applications of others, and there may be other patents and patent applications, containing subject matter which BioChem or its licensees or collaborators may require in order to research, develop or commercialize certain of BioChem's products. There can be no assurance that BioChem will be able to obtain a license to any third-party technology or patents that it may require to conduct its business or that such technology or patents can be licensed at a reasonable cost. Failure by BioChem or its collaborators to obtain a license to any technology or patents that it may need to commercialize its technologies or products may result in delays in marketing BioChem's proposed products or the inability to proceed with the development, manufacture or sale of products requiring such licenses and may have a material adverse effect on BioChem.



    SOME OF BIOCHEM'S PATENT APPLICATIONS HAVE BEEN CONTESTED BY THIRD PARTIES.


    Emory University filed oppositions to two of BioChem's granted patent applications in Europe which cover oxathiolane nucleosides including lamivudine and dioxolane nucleosides, including troxacitabine, related nucleoside analogs and use of these analogs for treating viral infections. In oral hearings held in 1999, both of these oppositions were dismissed by the Opposition Division of the European Patent Office. Emory University has filed an appeal against the dioxolane related decision of the Opposition Division. Emory University is not pursuing its appeal of the decision relating to oxathiolanes. However, there can be no assurance that Emory University will not file revocation actions with respect to any BioChem patents that issue in individual European countries. There can also be no assurance that BioChem will be successful in defeating Emory's appeal against the decision of the Opposition Board dismissing Emory's opposition against BioChem's granted patent application covering dioxolane nucleosides, including troxacitabine.

    In Japan, Emory University filed an opposition to BioChem's granted patent which covers lamivudine, related analogs and use of the analogs for treating viral infections. The Trial Board of the Japanese Patent Office dismissed Emory University's opposition to BioChem's patent covering lamivudine. It is always possible that Emory University could file a revocation action against this patent.

    Emory University has filed revocation actions in Australia and South Korea against BioChem's granted patents covering lamivudine. Although BioChem is aggressively defending its patents, there can be no assurance that BioChem will be successful in maintaining these patents.


    On July 23, 1996, Emory University filed a complaint in the US alleging infringement from the commercialization of Epivir by BioChem and GlaxoSmithKline, BioChem's exclusive licensee in the US, of an Emory University US patent granted that same day. BioChem considers this patent infringement suit to be without merit and has successfully challenged the validity of Emory University's patent as detailed below.


    On May 19, 1998, the United States Patent and Trademark Office (the "USPTO") declared an interference between the Emory University patent that is the subject of the lawsuit and a pending patent application of BioChem. The USPTO accorded BioChem the earlier priority date and then accorded BioChem senior party status in the interference. BioChem has vigorously challenged the Emory University patent in the interference, through to a final hearing on November 10, 1999. The Board of Patent Appeals and Interferences issued a decision on December 21, 2000 invalidating Emory's patent. There can be no assurance that Emory University will not appeal the decision and that Emory's patent will not be reinstated.


    BIOCHEM MAY NOT BE SUCCESSFUL IN OPPOSING PATENT APPLICATIONS OF THIRD PARTIES IN AREAS THAT ARE USEFUL OR NECESSARY TO BIOCHEM'S BUSINESS.


    Emory University has obtained a granted patent application in Europe relating to oxathiolane nucleosides, including lamivudine. BioChem and GlaxoSmithKline filed an opposition to this grant and are vigorously opposing the grant. However, there can be no assurance that BioChem and GlaxoSmithKline will be successful in opposing Emory's claim relating to lamivudine.


    An examined patent application, filed by Emory University claiming lamivudine, was successfully opposed by BioChem in Australia. Emory University has filed an appeal from that decision in the Federal Court of Australia. BioChem also filed an appeal from certain portions of the decision. There can be no assurance that BioChem will be successful in the appeal. An examined patent application filed by Emory University claiming lamivudine was also opposed by BioChem in Japan. The opposition was dismissed in April 1999 because it was improperly filed by a representative who had previously represented Emory. Notwithstanding the dismissal, the Japanese Patent Office issued an EX-OFFICIO action rejecting all of Emory University's claims. An examined patent application filed by Emory claiming lamivudine has been opposed by BioChem and GlaxoSmithKline in South Korea. However, there can be no assurance that this opposition will be successful in invalidating Emory's claims relating to lamivudine. BioChem is also aware that Emory University has filed patent applications in other countries, which claims BioChem believes may claim similar subject matter. BioChem intends to challenge such patent applications; however, there can be no assurance that BioChem will be successful in challenging such patent applications in all countries where Emory University has sought patent rights. In the event that BioChem were to be unsuccessful in opposing such patent applications or any patents which may be issued, BioChem's business, financial condition and results of operations could be materially adversely affected.



    On November 23, 1999, the USPTO declared an interference between BioChem's hepatitis B patent for lamivudine and a patent application filed by Yale University ("Yale") claiming methods of treating hepatitis B using lamivudine. BioChem believes that this application is licensed to Vion
Pharmaceuticals, Inc. ("Vion"), formerly know as OncoRx, Inc., a New Haven, Connecticut-based company. BioChem believes that its patent is valid and intends to vigorously defend the patent. However, there is no guarantee that BioChem will be successful in defending its patent. It is always possible that Yale will obtain a patent in the US covering methods of treating hepatitis B using lamivudine. There can be no assurance that BioChem would be able to obtain a license at a reasonable cost from Yale or Vion.


    On April 14, 2000, the USPTO declared a further interference between BioChem's hepatitis B patent for lamivudine and a patent application by GlaxoSmithKline claiming methods of treating hepatitis B using lamivudine.


    BioChem is not aware of corresponding patent applications by Yale University or Vion in countries other than the US.



    BioChem is aware that others, including various universities and biotechnology companies, have also filed patent applications or have obtained granted patents in the US and other countries claiming subject matter potentially useful or necessary to BioChem's business. Some of these patents and applications claim specific products or methods of making such products, while others claim more general processes or techniques useful or now used in the pharmaceutical and biotechnology industries. With respect to the patents directed to general processes or techniques, BioChem believes that non-exclusive licenses have been made available under several of these patents to the industry for many, but not all, fields of use. The ultimate scope and validity of these patents and other existing patents or patent applications which may be granted to third parties in the future, the extent to which BioChem may desire or be required to acquire rights under such patents, and the availability and costs of acquiring such rights presently cannot be determined by BioChem. In the event it is necessary for BioChem to obtain such rights or, if such rights are not available on reasonable terms, BioChem's business, financial condition and results of operations may be adversely affected. There can be no assurance that others have not obtained or will not obtain patent protection that will preclude BioChem from commercializing its products.



    BIOCHEM MAY HAVE TO RESORT TO LEGAL PROCEEDINGS IN ORDER TO DEFEND ITS PATENTS.



    Litigation, which could result in substantial cost to BioChem, may also be necessary to enforce or defend any patents issued to BioChem or to determine the scope and validity of other parties' proprietary rights, which may affect BioChem's products and technology. If the outcome of any such litigation is adverse to BioChem, BioChem's business could be materially adversely affected. To determine the priority of invention, BioChem may also have to participate in interference proceedings declared by the USPTO, which could result in substantial cost to BioChem.



    Under US patent law, a patent is issued to the person who made the invention first, rather than to the first person to file an application therefor, as is common in other countries. Until recently, in determining who is entitled to a US patent on a particular technology, only acts in the US (not other countries) were relevant. After December 8, 1993 inventors could rely on inventive activities in Canada or Mexico and after January 1, 1996 on activities in any other country. As a result, since BioChem conducted a substantial amount of its research activities in Canada before December 8, 1993, it is at a disadvantage as to inventions made prior to December 8, 1993 with respect to obtaining US patents, as compared to companies that maintained research facilities in the US.



    There has been, and BioChem believes that there may be in the future, significant litigation in the industry regarding patent and other intellectual property rights and that, if BioChem becomes involved in such litigation, it could consume substantial resources. Significant legal issues remain as to the extent to which patent protection may be afforded in the field of biotechnology in Canada, the US and other countries, and the scope of any such protection has not yet been broadly tested. BioChem, therefore, also relies upon trade secrets, know-how, and continuing technological advancement to develop and maintain its competitive position. Disclosure and use of BioChem's know-how is generally controlled in part under confidentiality agreements with the parties involved. In addition, BioChem has confidentiality agreements with its key employees, consultants, officers and directors. There can be no assurance, however, that all confidentiality agreements will be honored, that others will not independently develop equivalent technology, that disputes will not arise as to the ownership of intellectual property, or that disclosure of BioChem's trade secrets will not occur. Furthermore, there can be no assurance that others have not obtained or will not obtain patent protection that will exclude BioChem from using its trade secrets and confidential information. BioChem supports and collaborates in research conducted in universities and in government research organizations. There can be no assurance that BioChem will have or be able to acquire exclusive rights to inventions or technical information derived from such collaboration or that disputes would not arise as to rights in derivative or related research programs conducted by BioChem. In addition, in the event of BioChem's contractual breach or bankruptcy, certain of BioChem's collaborative research contracts provide for transfer of technology (including any patents or patent applications) to the collaborators. See "Significant Agreements". To the extent that consultants or research collaborators use intellectual property owned by others in their work with BioChem, disputes may also arise as to the rights to related or resulting know-how or inventions.


    MANY COMPANIES HAVE PRODUCTS THAT MAY OR WILL SOON BE COMPETING WITH BIOCHEM'S PRODUCTS.

    For certain of BioChem's potential products, an important factor in competition may be the timing of market introduction of BioChem's or competitors' products. Accordingly, the relative speed with which BioChem or BioChem's present and future collaborative partners can develop products, complete the clinical trials and approval processes, and supply commercial quantities of the products to the market are key factors for competitiveness. BioChem's competition will be determined in part by the potential indications for which BioChem's products are developed and ultimately approved by regulatory authorities. The development by competitors of new prophylactic, treatment or detection methods for those indications for which BioChem is developing products could render BioChem's products non-competitive or obsolete. BioChem expects that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price and intellectual property protection.

    BioChem's competitive position also depends upon its ability to secure additional market acceptance and reimbursement of Zeffix. There can be no assurance that Zeffix will secure additional market acceptance or that any of BioChem's products in development will achieve market acceptance.

The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of BioChem's product candidates, and the establishment and demonstration of the potential advantages over existing and new treatment methods and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept and utilize any existing or new products that may be developed by BioChem. Additionally, BioChem's competitive position depends on its ability to attract and retain qualified personnel, obtain patent protection, or otherwise develop proprietary products or processes, establish collaborative relationships and secure manufacturing.


    In the medical software market, BioChem faces numerous large competitors who have substantial resources and innovative technologies. With regards to Second Look, competition within the market for computer-assisted detection systems for mammography will primarily be with two privately held technology companies, R(2) Technologies ("R(2)"), in Los Altos, California, and Scanis Inc., in Foster City, California. R(2) is presently commercializing a product known as ImageChecker. R(2) also signed an agreement with G.E. Medical Systems ("G.E.") to distribute a digital version of R(2)'s Computer Aided Detection "CAD" System, for use with G.E.'s full-field digital mammography system. Other high technology companies with advanced artificial intelligence capabilities are possible entrants.


RISK FACTORS RELATING TO SHIRE


    For a discussion of risk factors relating to Shire, see Shire's annual report for the year ended December 31, 2000 on Form 10-K, which is incorporated by reference in this Proxy Statement.

                             DESCRIPTION OF BIOCHEM


    BioChem is an international specialty pharmaceutical company involved in the research and development and commercialization of innovative products for the prevention, detection and treatment of human diseases.



    BioChem's most significant therapeutic products, which have been developed with GlaxoSmithKline, are 3TC/Epivir and Zeffix. 3TC is an orally available formulation of lamivudine for the treatment of patients with HIV infection and AIDS. 3TC is currently marketed in approximately 100 countries and achieved sales of $863.5 million in 2000. Zeffix is the first and only orally available treatment for chronic hepatitis B infection and for the prevention of liver graft reinfection. Zeffix was first approved outside of the Philippines and Canada in 1999. Zeffix is approved in over 69 countries and has been launched in over 45 countries. Zeffix achieved worldwide sales of $106.9 million in 2000. In August 2000, the Asia Pacific Consensus Group on the Prevention and Management of Chronic Hepatitis B and C endorsed Zeffix as a key treatment option for a broad range of chronic hepatitis B patients.


    In September 1997, the US Food and Drug Administration ("FDA") authorized the marketing of Combivir, the first product to combine two antiretroviral drugs in a single tablet formulation. Each tablet of Combivir contains 3TC and AZT and can be taken twice daily, offering the advantage of reducing significantly the number of tablets a person on a 3TC/AZT based treatment regimen needs to take. This reduction simplifies the complex multi-drug treatment regimens, thus potentially enhancing patient adherence to therapy schedules. The European Commission gave approval to market Combivir in the 15 member states of the European Union on March 18, 1998. In Canada, the Canadian Health Protection Branch ("HPB") approved Combivir on December 4, 1998.


    On March 24, 1999, the FDA granted approval for expanded prescribing information regarding the use of 3TC in infants, children and adolescents. In addition, this approval included an important revision to the indication for use of 3TC in combination with any other antiretroviral agent for the treatment of HIV infection in adults and children. On November 15, 2000, the FDA authorized the marketing of Trizivir in the US. Each tablet of Trizivir contains 3TC, AZT and abacavir and can be taken twice daily. Trizivir is the first tablet to combine three anti-HIV agents, thus making it the simplest triple combination antiretroviral therapy available with the potential to enhance patient adherence to therapy schedules. On January 4, 2001, the European Commission authorized the marketing of Trizivir in the 15 member states of the European Union.



    BioChem's most advanced therapeutic product candidates are being developed principally for use in the treatment of cancers and infectious diseases. BioChem's most advanced product candidate for cancer is Troxatyl ("troxacitabine"), a nucleoside analog in clinical development to treat various forms of cancer. Troxatyl began Phase II monotherapy trials in 1999. Because anticancer agents are generally used in combination, multiple Phase I trials studying the use of Troxatyl in combination therapy with other chemotherapeutic agents also are underway. BioChem's frakefamide, a product developed for use in the control of pain, is also in Phase II trials.


    BioChem is also engaged in the research and development of vaccines for human use. BioChem's direct sales force is marketing a split virus influenza vaccine developed and manufactured by BioChem to healthcare providers across Canada.

    BioChem's vaccine product candidates include a new cell culture-based influenza vaccine using a novel proprietary cell line and high-cell density microcarrier technology, which are licensed to GlaxoSmithKline. BioChem is also involved in research and development of new recombinant protein-based bacterial vaccines. One of these vaccine candidates has progressed to the clinical development stage--a NEISSERIA MENINGITIDIS vaccine is in Phase I. In addition, STREPTOCOCCUS PNEUMONIAE and PSEUDOMONAS AERUGINOSA vaccines are in pre-clinical development.

    On March 15, 2000, BioChem announced that it had completed the divestiture of its diagnostics division, BioChem ImmunoSystems Inc. ("ImmunoSystems"). ImmunoSystems' minority shareholder and a management group assumed ownership of the diagnostics business and contributed CAN$5 million of capital. BioChem received a CAN$54 million debenture to be paid out of future cash flows.


    On April 3, 2000, BioChem announced that it had concluded a partnership agreement with the Canadian government through Technology Partnership Canada. Under the agreement, the federal government of Canada has agreed to invest up to CAN$80 million in the development of BioChem's recombinant-protein vaccines over an approximately six-year period.


    On June 26, 2000, BioChem sold its stake in North American Vaccine, Inc. The gain on the sale was CAN$137 million, with cash proceeds of CAN$167 million.


    Until January 1, 2000, BioChem conducted its vaccines operations through BioChem Vaccines Inc., a wholly-owned subsidiary which was at that date amalgamated with BioChem. In June 1998, BioChem established BioChem
Pharma, Inc., a wholly-owned subsidiary incorporated under the laws of Delaware, to operate in the US. Until the sale of its diagnostics business on March 14, 2000, that business was carried out through BioChem's 91.0%-owned subsidiary, ImmunoSystems, and its subsidiaries.



    In 1998, CliniChem Development Inc. ("CliniChem") was formed by BioChem for the purpose of conducting the clinical development of certain of its therapeutic and vaccine products with a goal of commercializing such products. Such activities have been contracted to BioChem. BioChem contributed CAN$150 million to CliniChem as a capital contribution and then made a dividend-in-kind to the BioChem shareholders in June 1998 of all the Class A Common Shares of CliniChem. BioChem had an option to purchase all of the outstanding CliniChem Class A Common Shares at a price to be set according to a predetermined formula.


    On January 10, 2000, BioChem announced its plan to exercise its purchase option of all the outstanding CliniChem Class A Common Shares upon depletion of CliniChem's financial resources, which was expected sometime before year-end.


    On October 26, 2000, BioChem announced it had elected to exercise its option to purchase all the outstanding CliniChem Class A Common Shares and the sending to holders of Class A Common Shares a notice of exercise at a cash purchase price of CAN$18.43 per share. The purchase was completed on December 15, 2000 and CliniChem was merged into BioChem.


    As of December 31, 2000, BioChem had a total of 476 employees.

THERAPEUTIC PRODUCTS


    BioChem's therapeutic product candidates are currently directed at providing innovative medicines principally in the anticancer and anti-infective areas. BioChem's research and development activities are either done internally or through partnerships and strategic alliances (see "Significant Agreements").



    BioChem shares commercialization rights for 3TC, Combivir and Heptovir (as Zeffix is known in Canada) with GlaxoSmithKline in Canada and has granted to the latter exclusive commercialization rights in the rest of the world.



    For frakefamide, in the pain control area, BioChem has established a partnership with AstraZeneca plc.

    The following table represents BioChem's products and products under development in therapeutics:



          PRODUCT/CANDIDATE                    INDICATION                  DEVELOPMENT STATUS*               COMMERCIAL RIGHTS
-------------------------------------    ----------------------    -----------------------------------    -----------------------
3TC/Epivir                               HIV/AIDS                  On the market                          BioChem/GlaxoSmithKline
Combivir                                 HIV/AIDS                  On the market                          BioChem/GlaxoSmithKline
Trizivir                                 HIV/AIDS                  On the market                          BioChem/GlaxoSmithKline
Zeffix/Epivir-HBV/Heptovir/Heptodin      Hepatitis B infection     On the market                          BioChem/GlaxoSmithKline
PACIS                                    Bladder cancer            On the market                          BioChem
Troxatyl                                 Cancer                    In development--Phase II               BioChem
Frakefamide                              Pain control              In development--Phase II               BioChem/AstraZeneca
BCH-10618                                HIV/AIDS                  In development--pre-clinical           BioChem
BCH-13520                                HIV/AIDS                  In development--pre-clinical           BioChem
Caspase Activators                       Cancer                    Lead optimization                      BioChem
Troxatyl Prodrugs                        Cancer                    Lead optimization                      BioChem
Angiolytics                              Cancer                    Lead optimization                      BioChem/Adherex
Hepatitis C                              Hepatitis C               Lead optimization                      BioChem
Gr+ antibiotic                           Antibacterial             Lead optimization                      BioChem/Microbiotix


------------------------------


* Indicates product development status. "Lead optimization" means modifying a lead molecule in order to optimize its potency, safety, metabolic stability and drug-like properties for progression to Pre-clinical. "Pre-clinical" denotes efficacy, pharmacological and toxicity studies in animal models necessary to support an application to initiate human clinical testing. Human clinical trials for BioChem's drugs and biological products are conducted in three phases. "Phase I" clinical trials are generally conducted in healthy volunteers to determine pharmacokinetics and safety. "Phase II" clinical trials are conducted to gain preliminary information regarding efficacy and dosing regimen and additional safety information. The final stage is "Phase III", in which studies are conducted to provide sufficient statistical data regarding safety and efficacy to support an application for marketing approval of a new drug or license of a biological product. In the case of HIV/AIDS and cancer and certain other life-threatening diseases for which there is an urgent need for treatment, the FDA may grant approval under its accelerated approval regulations, based on analysis of surrogate endpoints even when definitive information on efficacy and long-term safety is not yet available. Manufacturers of accelerated approval drugs are then required to conduct more definitive clinical endpoint studies to confirm the drug's effect on the clinical endpoints of the disease.



    HIV INFECTION/AIDS


    MARKET


    The World Health Organization (the "WHO") estimates that, as of the end of 2000, 36.1 million people worldwide had been infected with HIV, the virus that leads to the development of AIDS. The WHO estimates that, as of the end of 2000, approximately 920,000 people were infected with HIV in North America and 540,000 in Western Europe and 700,000 in Eastern Europe. In North America, it is estimated that there were 20,000 new infections in the past year. Of these newly infected people, the Centers for Disease Control (the "CDC") estimates that half are younger than 25 years of age and were infected sexually. Worldwide, there were approximately 14,500 new HIV infections per day in 2000, totaling
5.3 million new infections during the year. More than 95% of these new infections occurred in developing countries. HIV infection and AIDS was the fourth leading cause of death worldwide in 2000 resulting in an estimated
3 million deaths, the highest number of AIDS associated deaths in a single year ever.



    According to WORLD-WIDE ANTIRETROVIRAL SALES, IMS REPORT, in 2000, the antiretroviral (anti-HIV) market will reach $3.5 billion in sales, with reverse transcriptase inhibitors (such as 3TC) representing 54% of the market
($2 billion). The vast majority of the sales were generated in North America and Western Europe.


    PRODUCT ON THE MARKET--3TC


    The therapeutic product 3TC (lamivudine) is indicated for the treatment of HIV infection and AIDS. 3TC is one of a novel class of nucleoside analogs with a heterocyclic surrogate sugar ring discovered and synthesized by BioChem scientists which targets the HIV reverse transcriptase enzyme and interferes with HIV replication. 3TC was first approved in the US on November 17, 1995, where it is marketed as Epivir. Approval in Canada shortly followed on December 8, 1995. The Committee on Proprietary Medicinal Products ("CPMP") and the European Medicines Evaluation Agency (the "EMEA") on August 8, 1996 gave full approval under exceptional circumstances for the 15 member states of the European Union. On September 29, 1997, the FDA authorized the marketing of Combivir, the first product to combine two antiretroviral drugs in a single tablet formulation. Each tablet of Combivir contains 3TC and AZT (zidovudine) and can be taken twice daily, offering the advantage of reducing significantly the number of tablets a person on a 3TC/AZT based treatment regimen needs to take. This reduction is simplifying the complex multi-drug treatment regimens, thus enhancing patient adherence to therapy schedules. The EMEA gave approval to market Combivir in the 15 member states of the European Union on March 18, 1998. In Canada, the HPB approved Combivir on December 4, 1998.



    In December 1999, GlaxoSmithKline filed regulatory submissions to the FDA, EMEA and HPB seeking marketing approval for Trizivir. Trizivir is the first product to combine three antiretroviral drugs in a single tablet formulation. Each tablet of Trizivir contains 3TC, AZT and abacavir and can be taken twice daily. Trizivir is the simplest triple combination antiretroviral therapy available with the potential to enhance patient adherence to therapy schedules. On November 15, 2000, the FDA authorized the marketing of Trizivir in the US. On January 4, 2001, the European Commission authorized the marketing of Trizivir in the 15 member states of the European Union. In the US, Trizivir is indicated alone or in combination with other antiretroviral agents for the treatment of HIV infection and it is intended only for patients whose regimen would otherwise include abacavir, 3TC and AZT. GlaxoSmithKline is also currently developing a once-a-day formulation of 3TC.



    The results from four pivotal trials and from the clinical endpoint study of 3TC demonstrate the safety and efficacy of 3TC, and have successfully established 3TC as the cornerstone of combination therapy in HIV infection. Those positive results together with 3TC's ease of administration (one tablet twice a day, independently of food intake) helped pave the way to combine antiretrovirals for maximum clinical benefit and compliance. They also led to 3TC being used in the majority of triple and quadruple combination therapies with other nucleoside analogs, protease inhibitors and non-nucleoside reverse transcriptase inhibitors ("NNRTIs").



    3TC is available for sale and marketing in approximately 100 countries and is the most widely prescribed medication for HIV infection and AIDS in the world. Combivir is available for sale and marketing in more than 80 countries. On March 24, 1999, the FDA granted approval for expanded prescribing information on the use of 3TC in infants, children and adolescents. In addition, this approval included an important revision to the indication for use of 3TC in combination with any other antiretroviral agent for the treatment of HIV infection in adults and children. Since its first marketing approval in 1995, 3TC has been used safely in combination with many other antiretroviral agents, and was part of the pivotal clinical trials used as part of the basis for approval of five other HIV antiretroviral agents: the nucleoside analog abacavir, the NNRTI efavirenz and the protease inhibitors indinavir, nelfinavir and amprenavir.



    Resistance to drugs is one of the most significant challenges in HIV/AIDS therapy and viral resistance testing is used increasingly by physicians to detect mutations and help decide whether a patient should switch to a new treatment combination. Data presented at the Third International Workshop on HIV Drug Resistance and Treatment Strategies in San Diego on June 24, 1999 suggests that combination therapies which contain 3TC remain potent and continue to suppress HIV even in the presence of 3TC resistant mutants.


    BioChem has licensed to GlaxoSmithKline the worldwide rights, with the exception of Canada, to develop, manufacture and sell 3TC. In Canada, 3TC is sold by BioChem in partnership with GlaxoSmithKline.

    PRODUCTS IN DEVELOPMENT



    Appearance of drug resistant viruses is an inevitable consequence of prolonged exposure of HIV to antiretroviral therapy. Recent studies suggested that HIV can become multi-drug resistant under combination therapy. Therefore, it is still necessary to develop alternate drug combinations for the long-term successful treatment of HIV infection. BioChem is focusing its efforts on developing new agents which are effective against existing drug resistant viruses and can be rationally incorporated into novel drug combination therapy. The objective of BioChem's program is to bring to the market drugs which are potent, well tolerated and active against strains of virus resistant to current therapies. Two compounds, both nucleoside analog reverse transcriptase inhibitors ("NRTIs"), are currently being developed, namely BCH-13520 and BCH-10618.


    A) BCH-13520


    BCH-13520 is a novel anti-HIV NRTI in pre-clinical development stage in mid-1999.


    The data used to support the advancement of this compound has been accumulating since 1998. BCH-13520 has shown significant inhibition of HIV replication for both wild-type and drug resistant virus. Importantly, IN VITRO studies have demonstrated that BCH-13520 remains active against clinical isolates of HIV which display phenotypic resistance to marketed NRTI antiretroviral agents such as AZT, 3TC, d4T and abacavir.

    IN VITRO studies have also shown that BCH-13520, when used in combination with 3TC, AZT, Sustiva, d4T, BCH-10618, nevirapine, saquinavir or abacavir, demonstrates additive or slightly synergistic anti-viral activity with most of these agents. These data suggest that BCH-13520 will be able to fit into multi-drug combination regimens.

    Resistance of the HIV viruses to BCH-13520 is slow to develop, which is in contrast to the relative speed of emergence of virus grown in the presence of AZT, 3TC or NNRTIs.

    Cytotoxicity evaluations of BCH-13520 demonstrate an excellent toxicity profile IN VITRO. Extended studies (28 days of continuous exposure to growing HepG2 cells) also revealed that BCH-13520 caused no change in cell growth or mitochondrial DNA content at concentrations of BCH-13520 up to 100 mM. Preliminary results of an IN VITRO myelotoxicity study indicate that BCH-13520 has a similar profile to 3TC and is 200-fold less toxic than AZT to human bone marrow cells.

    In order to further profile BCH-13520, initial IN VIVO (efficacy, pharmacokinetic and toxicity) work has been performed with this compound in animals. In a mouse model of HIV infection, BCH-13520 was able to reduce virus levels in mouse serum by over one log unit following treatment with BCH-13520 at 30 mg/kg/day for 14 days. Pharmacokinetic and acute toxicity studies have been completed with rats tolerating the drug at the highest dose administered (2,000 mg/kg p.o.). A two-week escalating repeat dose toxicity evaluation in rats was also conducted and the product was found to be safe up to 500 mg/kg/day. In monkeys, bone marrow cytology abnormalities were observed in the first 14-day study at oral doses of 300 mg/kg and above. Due to very high bioavailability, drug exposure was found to be higher than expected and a follow-on 28-day oral study is presently ongoing using lower doses to identify the no-adverse effect dose level. The no-adverse effect dose level has been identified for intravenous administration in this species at 40 mg/kg.


    Taken together, the data indicates that BCH-13520 is a candidate worthy of advancing into clinical evaluation for the treatment of HIV infection. The pre-clinical long-term Good Laboratory Practice safety studies are currently underway. BioChem plans to submit an Investigational New Drug ("IND") to begin Phase I trials in the third quarter of 2001.

    B) BCH-10618 ((-)DOTC)


    BCH-10618 is a compound being developed for the treatment of HIV infection and AIDS. BCH-10618 has been shown to stop the replication of the HIV virus IN VITRO. BCH-10618 is a nucleoside analog with a novel structure which targets the HIV reverse transcriptase enzyme. By targeting the reverse transcriptase enzyme, BCH-10618 appears to interfere with the transcription of viral RNA to viral DNA, a process necessary for HIV replication. Other nucleoside analogs, such as AZT and 3TC, also inhibit the reverse transcriptase enzyme. However, BCH-10618 appears to be capable of inhibiting the replication of HIV viruses that have become resistant to 3TC, AZT, d4T and abacavir and to some protease inhibitors. In addition, based on IN VITRO studies, in contrast to 3TC, resistance to BCH-10618 appears slow to develop and when mutations do emerge in the virus, they confer little to no diminished sensitivity to BCH-10618. BioChem believes these properties may give BCH-10618 a role in the treatment of both HIV-infected patients in whom standard triple combination regimens are no longer effective and in patients who have never received anti-HIV therapy (first-line therapy).

    The racemic mixture dOTC (an equal mixture of (+)dOTC and (-)dOTC (BCH-10618)) was investigated previously IN VITRO, in pre-clinical and in Phase I clinical studies. Further to the good safety and pharmacokinetic profile of racemic dOTC in two Phase I single-dose healthy volunteer studies, a Phase I/II clinical trial was conducted with racemic dOTC in antiretroviral-naive, HIV infected patients. This study was initiated late in 1998 and was completed in the third quarter of 1999. The results from this 7-day study demonstrated racemic dOTC's potent activity in HIV-infected patients and further demonstrated its good tolerability. The 3-month rat toxicity study, as well as rat and rabbit teratology studies, were also completed in 1999. Results from these studies continued to demonstrate racemic dOTC's good pre-clinical safety profile. However, in a long-term toxicity study terminated late in 1999, racemic dOTC was found to be toxic in monkeys. After much investigation, the species specificity of the toxicity seen with racemic dOTC could not be demonstrated, nor could the mechanism(s) responsible for the observed toxicity be elucidated.

    Given these toxicity results with racemic dOTC, and given the potent IN VITRO activity and good IN VITRO safety profile of BCH-10618 relative to (+)dOTC, it was decided to terminate the development of racemic dOTC and to continue with the development of BCH-10618.

    Investigation of the toxicity profile of BCH-10618 in animals is currently underway. BioChem plans to submit an IND amendment to begin Phase I trials in the second quarter of 2001.

    HEPATITIS B

    MARKET


    Hepatitis B virus ("HBV") is the causative agent of both the acute and chronic forms of hepatitis B, a liver disease which is a major cause of morbidity and mortality throughout the world. Data from the WHO indicate that over 2 billion people worldwide have been, at some point, infected with the hepatitis B virus. Of these 2 billion, there are over 350 million people chronically infected (WHO 1996), 75% of whom are found in the Asia-Pacific region. There are some 25 million chronic carriers of HBV in industrialized countries with developed economies and healthcare programs. These chronic carriers are at high risk of developing chronic active hepatitis, which kills up to 2 million persons per year. The WHO estimated that as many as 25-35% of individuals who become chronic carriers will eventually die from cirrhosis or hepatocellular carcinoma (liver cancer) as a result of their hepatitis B infections. Vaccines to prevent hepatitis B are currently available; however, they have not been shown to be effective in those already infected with the virus. Despite the availability of these vaccines for more than a decade, the incidence of HBV infection in the US has increased.

    Hepatitis B virus is estimated to be approximately 100 times more infectious than the HIV virus. The main routes of transmission in North America are: parenterally (through the use of needles) and via sexual contact. The main routes of transmission in areas of high prevalence (including the Asia-Pacific region) are mostly perinatally (from mother to baby during the perinatal period) or from person to person particularly during early childhood.


    Alpha interferon was previously the only widely approved treatment for patients with chronic active hepatitis B. It is administered by injection, is only successful in controlling the virus in a minority of patients and is associated with undesirable side effects such as flu-like symptoms. Moreover, alpha interferon has poorer efficacy in the majority of chronic hepatitis B patients who are located in the Asia-Pacific region and who could be presumed to have acquired the disease perinatally or at a young age. This usually leads to an immune tolerance state of infection where an immunostimulant such as alpha interferon works poorly. BioChem believes a significant market opportunity exists for an effective and safe oral anti-viral therapy against chronic hepatitis B, especially for a product with proven efficacy in immune tolerant chronic hepatitis B patients, such as the vast majority of hepatitis B patients in the Asia-Pacific region.


    PRODUCT ON THE MARKET--ZEFFIX


    A different dosage regimen of lamivudine (referred to as Zeffix, but also available as Epivir-HBV in the US, as Heptovir in Canada, Heptodin in China and Zefix in Japan) has been developed with GlaxoSmithKline as an oral treatment for chronic hepatitis B infection and for the prevention of liver graft reinfection. Like 3TC with HIV, Zeffix targets the reverse transcriptase enzyme of HBV and appears to interfere with the transcription of viral RNA to viral DNA, a process necessary for HBV replication.



    GlaxoSmithKline conducted numerous Phase III clinical trials of Zeffix as a treatment for chronic hepatitis B infection. Clinical trial sites included countries in the Asia-Pacific region, Europe, Australia, South Africa, Canada and the US. Most of these trials were for a duration of one year of treatment with follow-up periods ranging from three months to two years. A longer trial for up to five years of Zeffix treatment was completed in Asia.


    Results from several clinical trials to date showed that:

1) Zeffix therapy after one year of treatment in a non-Asian trial results in similar seroconversion rates as a standard course of interferon (Intron
    A) and a course of Zeffix and interferon combined. Additionally, in comparison to interferon treated patients, a greater number of patients treated with Zeffix showed improvement in liver disease regardless of whether or not seroconversion occurred. Patients taking Zeffix also suffered from fewer side effects than either of the other two groups treated with interferon.

2) Asian patients have been found to respond equally well to Zeffix as Caucasians. In contrast to Caucasians, Asians generally acquire the infection perinatally or early in childhood leading to an immune tolerance status resulting in poor response to alpha-interferon therapy.

3) The seroconversion rate is cumulative with duration of Zeffix treatment. In fact, four-year data from an Asian trial show that the proportion of patients who seroconvert reaches 47% at year four (vs. 40% at year three, 29% at year two and 22% at year one). 73% of patients with active liver disease (ALT of twice the upper limit of the normal level) successfully seroconverted at year four. In addition, prolonged Zeffix therapy is associated with continuous reduced disease progression and improvement of liver inflammation and fibrosis. Also, after four years, 64% of patients had normal ALT levels.


4) On extended Zeffix treatment, mutant virus showing changes in the YMDD locus of the virus polymerase emerges in a number of patients. Patients from the long term Asian trial who had a mutated form of the hepatitis B virus for up to three years continued to have reduced levels of ALT and HBV, suggesting that despite the presence of a mutated form of the virus, patients may still obtain benefits from Zeffix. In addition, seroconversion continues to occur and histological improvements have been observed in the majority of patients despite the presence of the YMDD variant.


5) Zeffix significantly improves liver inflammation, reduces progression of fibrosis and improves fibrosis compared to placebo. Trials in North America, Europe and Asia demonstrated similar histological benefits after one year of therapy. An integrated analysis of three trials showed that in comparison to placebo and alpha interferon, Zeffix can reduce significantly the progression to cirrhosis and consequently has the potential of reducing the mortality and morbidity associated with the complication of cirrhosis.


6) Interim results from an international study demonstrate a regression in cirrhosis in 64% of patients with pre-existing cirrhosis following two or more years of treatment with Zeffix. The study's findings suggest that extended treatment with Zeffix may not only stop further damage caused by the hepatitis B virus, but also allow the body to regenerate healthy liver tissue and repair pre-existing damage.


7) Zeffix monotherapy is effective in a specific group of patients with a form of the disease known as "pre-core mutant hepatitis B". This variant of the disease is particularly prevalent in Southern Europe, the Middle East and some Asian countries, and responds very poorly to alpha-interferon treatment. Data showed Zeffix to be as effective in this more difficult to treat form of hepatitis B as in the more common type.


8) Response is sustained after stopping Zeffix therapy in patients who had achieved seroconversion. When treatment was discontinued after one year and patients were monitored for almost 2 years without treatment, it was found that virologic responses achieved during the year of therapy with Zeffix were usually sustained in the vast majority of patients (86%) who had achieved loss of HBeAg (Hepatitis Be antigen--a blood marker of ongoing viral replication) by the end of therapy. In addition, after this two-year follow-up, 21% of patients who lost HBeAg have also achieved HBsAg (Hepatitis B surface antigen) seroconversion, an indicator of a probable cure of chronic hepatitis B.



9) The overall safety profile of Zeffix is excellent with side effects similar to placebo during the one year Phase III treatment period. Analysis of controlled post treatment data indicates a modest increase in post treatment ALT elevations in the Zeffix group; however, there was no difference in clinically severe post treatment events in the Zeffix and placebo groups.


    Overall these data support the broad utility of Zeffix as a safe and effective drug for treating a wide range of patients with chronic hepatitis B, including Asian patients, patients infected with pre-core mutant hepatitis B virus and the subgroup of patients who eventually develop the variant HBV strains associated with Zeffix resistance in laboratory assays.


    At the end of August 2000, the Asia Pacific Consensus Group on the Prevention and Management of Chronic Hepatitis B and C in association with the Journal of Gastroenterology and Hepathology have endorsed Zeffix as a key treatment option for a broad range of chronic hepatitis B patients. The guidelines are the results of a consensus reached by a Core Planning Committee of 37 leading clinicians from ten countries in the region. On the basis of an extensive review of available literature and clinical experience, the Asia Pacific guidelines recommend that hepatitis B patients with active liver disease, liver failure or recurrent disease after liver transplantation should be treated with Zeffix.


    First approved in the Philippines and in Canada in August and November 1998 respectively, Zeffix has been approved and launched through 1999 in the US, Hong Kong, Singapore, China, South Korea, some European Union countries and Taiwan and, more recently, in Japan. As of December 2000, Zeffix has been approved in 69 countries and launched in 45 of those.


    On November 20, 2000, GlaxoSmithKline launched Zefix in Japan. Provision of drug information to medical institutions regarding Zefix in Japan is carried out by GlaxoSmithKline K.K. with Ajinomoto Pharma Co. Ltd., through co-promotion as Ajinomoto Pharma has experience in liver disease.



    Pursuant to agreements entered into with GlaxoSmithKline, BioChem has licensed to GlaxoSmithKline the worldwide rights, with the exception of Canada, to develop, manufacture and sell Zeffix. In Canada, Zeffix is sold by BioChem in partnership with GlaxoSmithKline, under the tradename Heptovir.


    PAIN CONTROL

    MARKET


    The pain control or pain management market is divided into the acute (short-term) and chronic (longer-term, persistent) pain market and along the lines of mild, moderate and severe pain. The analgesic market is divided into the following categories: non-steroidal anti-inflammatories ("NSAIDs"), narcotics and non-narcotics. The injectable/intravenous forms of these analgesics are generally used for pain management in the acute setting, such as post-operative or trauma pain. The chronic pain control pharmaceutical market, such as the treatment of cancer pain and arthritis pain, calls for drugs that will provide longer term duration and whose delivery form will not require hospital or professional supervision to administer. Such potent, well-tolerated, chronically used, easily delivered pain control compounds would provide safe and effective relief in an ambulatory setting, i.e. one that permits sufferers to be mobile and to have a quality of life.



    Chronic pain (chronic headache, lower back pain, cancer pain, arthritis pain and other disorders such as neuralgias and neuropathies) has been described as one of the most costly health problems in the US. More than 30 million Americans visit physicians for chronic pain each year (D&MD-PAIN THERAPEUTICS: A REVOLUTION IN THE MAKING). It is estimated that in the US alone, the annual direct and indirect cost is close to $70 billion (INTERNATIONAL ASSOCIATION FOR THE STUDY OF PAIN).



    Cancer pain: the majority of intermediate to advanced stage cancer patients suffer moderate to severe pain. Clinical studies of pain suggest that one-third of patients currently receiving cancer treatment experience moderate to severe pain and that in patients with advanced disease this increases from 60 to 90%. Statistics on terminal cancer from the WHO suggest that there are 4 million cancer pain sufferers at any given time, representing only a fraction of the number of cancer patients suffering from pain.



    Arthritis pain, termed the "great crippler," is estimated to affect some 36 million Americans of which about 20 million are diagnosed (DATAMONITOR, MARKET DYNAMICS 2000: PAIN). It is estimated to cost billions of dollars annually, a result of lost income, lost productivity and direct health care expenses combined.



    Many chronic pain conditions, such as arthritis and cancer pain, affect older adults. With the world population generally living longer, the incidence of cancer- and arthritis-associated pain is expected to increase, as is the growing demand for potent and safe novel agents to manage moderate to severe pain.


    DEVELOPMENT PROJECT--FRAKEFAMIDE (BCH-3963)


    Further to an agreement signed between BioChem and AstraZeneca, AstraZeneca is presently developing a peripherally acting m-opioid receptor agonist, frakefamide, discovered by BioChem and intended for the treatment of acute and chronic pain.

    Opioids such as morphine are the cornerstone in clinical pain treatment in spite of the development of tolerance and their undesirable side effects due to their action on the central nervous system (the "CNS"). The traditionally held view was that opioid analgesia was mediated exclusively within the CNS. However, recent research has shown that analgesia at the site of inflammation can be initiated by the activation of opioid receptors located outside the CNS. Particularly, it has been demonstrated that the agonists that have a preference for m-receptors are generally the most potent. With that rationale, BioChem scientists discovered frakefamide, which is highly selective for the m-opioid receptor and which does not penetrate the CNS. In animal models, frakefamide has exhibited potency similar to morphine but without the dependence, tolerance or other CNS-associated side effects.



    AstraZeneca filed a first Investigational New Drug ("IND") in Sweden in 1998 and completed four Phase I studies with an injectable (i.v.) formulation. The results of these studies showed that frakefamide was well tolerated with no CNS side effects or respiratory depression and suggested that it was 10 times more potent than morphine as measured by a surrogate marker. In 1999, AstraZeneca initiated Phase II clinical trials to evaluate the analgesic potential of frakefamide.



    In general, opioids and morphine, in particular, remain the most common treatment for pain following surgery, but in recent years, parenteral NSAIDs, notably ketorolac and diclofenac, have been shown to be effective analgesics when administered after surgery. The major benefits of NSAIDs are related to the ability of these agents to provide analgesia without the major drawback of opioids. However, NSAIDs may not provide sufficient efficacy and the well-known gastrointestinal toxicity and risk for renal failure limit their use. Recently, companies reported the ongoing development of COX-2 inhibitors for the management of acute pain associated with surgery.



    There is a large unmet need in the management of acute pain following surgery, and frakefamide has the potential to become an important drug in this setting. The Phase II studies should be completed in the second quarter of 2001, and additional clinical trial programs with the injectable (i.v.) formulation in the management of post-operative pain are planned to be initiated thereafter.



    BLADDER CANCER



    MARKET



    Bladder cancer is the sixth most common cancer (other than skin cancer) in the US according to the American Cancer Society. While progress has been made in the prevention and treatment of bladder cancer, the American Cancer Society estimated that in 2000 over 54,000 Americans were diagnosed with transitional cell carcinoma of the bladder and more than 12,000 people with recurrent or acute disease died from it.



    PRODUCT ON THE MARKET--PACIS



    BioChem has developed a BCG (Bacillus Calmette-Guerin) immunotherapeutic that has demonstrated efficacy in the treatment of superficial bladder cancers. The American Urology Association recommends the use of BCG immunotherapeutics as first line therapy for superficial bladder cancer.



    BioChem's BCG product is marketed, through exclusive distributorships, under the trademark PACIS and as of December 31, 1999, was registered in Canada, Argentina and the Philippines. On March 9, 2000, the FDA approved PACIS for sale in the US as a first line treatment for carcinoma IN SITU of the urinary bladder.

    CANCER CHEMOTHERAPY

    MARKET


    Epidemiological data (EUR J CANCER 35(1):24-31 1999 UI: 99227530 Abstract) confirm that each year there are an estimated 10 million new cases of cancer diagnosed globally, and this is expected to rise steadily to 20 million by the year 2020. Over 6.2 million people worldwide died of cancer in 1997. The leading causes of cancer deaths are attributed to lung (1.1 million), stomach (765,000) colon and rectum (505,000) and breast (385,000).



    The worldwide cancer market including anti-emetics and other adjuvants was valued at over $23 billion in 1999, or about 6% of the global pharmaceutical market (IMS World 2000, ANNUAL REVIEW OF PHARMACEUTICAL INDUSTRY PERFORMANCE). In 1999, the cancer market grew by approximately 17% over the previous year, 1998 (Datamonitor SPRINT SALES 2000). Factors influencing the strong growth in the cancer drug therapy market include: (a) increased incidence of cancer;
(b) improved diagnosis; and (c) development of effective adjunct therapies which enable more intense, more effective and more widespread use of chemotherapy. The increased incidence of cancer is due to many factors, including: (a) worldwide population growth; (b) longer life expectancies; and (c) increased exposure to carcinogenic environmental or dietary factors.



    DEVELOPMENT PROJECTS--TROXATYL (TROXACITABINE OR BCH-4556)



    Troxatyl is a nucleoside analog being developed to treat various forms of cancer. A few nucleoside analogs, such as gemcitabine and Ara-C, are used in the treatment of certain cancers. These nucleoside analogs inhibit tumor growth by preventing cell replication. Currently marketed nucleoside analogs have two major disadvantages that impair their anticancer activity and have limited their use to date. First, they are rapidly deaminated by cellular enzymes, which leads to a loss of efficacy and consequently to the resistance of the cancer to treatment. Second, existing nucleoside analogs are typically unable to completely stop cell division and therefore do not optimally treat cancer. Troxatyl is a nucleoside analog that BioChem believes will provide significant benefits in treating various forms of cancer due to its novel structure and mechanism of action. Discovered and synthesized by BioChem scientists, Troxatyl belongs to a different structural class than the currently marketed nucleoside analogs. Because it is a nucleoside analog which has a non-natural (B-L) configuration, Troxatyl is not vulnerable to deamination. In addition, because it lacks the 3'-hydroxyl group, it acts as a complete DNA chain terminator and thus may be able to completely stop tumor cell division. BioChem believes that both of these characteristics could lead to improved efficacy compared to other currently marketed nucleoside analogs. BioChem plans to administer Troxatyl initially by intravenous injection.



    Three Phase I safety and pharmacokinetic studies have been completed in a total of 104 advanced stage cancer patients with solid tumors: a single dose regimen and two additional multiple dose regimens. The drug was well tolerated with myelosuppression and skin toxicity (rash and the hand-foot syndrome) as the main side effects. Major clinical responses were seen in three patients with malignant melanoma, hypernephroma and a carcinoma of unknown origin. Based on these encouraging results, BioChem has completed a pilot Phase II clinical trial program with Troxatyl in various types of solid tumors (E.G. renal, prostate, colorectal, non-small-cell lung, pancreatic and melanoma) using the once every three weeks administration schedule. Preliminary evidence of activity was seen in the renal and pancreatic cancer trials. Consequently, BioChem is now investigating the therapeutic effects of Troxatyl using an alternate daily times 5 monthly administration schedule in pancreatic cancer. Additional trials are planned, and BioChem will then focus its Phase III program on the solid tumors where activity has been identified. Since, in clinical practice, cancers are treated mainly by using combinations of chemotherapeutic agents, BioChem is also performing, in parallel, two pilot combination chemotherapy Phase I trials of Troxatyl with either cisplatin or paclitaxel in solid tumors using the daily times

5 monthly Troxatyl treatment schedule. It is hoped that these studies will open additional areas of development for Troxatyl in the treatment of solid tumors.



    A Phase I safety and pharmacokinetic study in refractory acute leukemia patients has also been completed at the MD Anderson Cancer Center in Houston, Texas. Thirty-one patients with acute myelogenous leukemia ("AML") were treated, and a specific recommended dose was defined for this patient population. Again, the drug was well tolerated, with skin toxicity and mucositis as the main non-hematologic side effects. In addition, Troxatyl showed promising signs of antileukemic activity in this heavily pretreated population of patients: 4/30 evaluable patients had major (complete and partial) responses, and 73% showed a significant decrease in their leukemic cells following therapy. BioChem is now following up on these results and has initiated testing of four different Troxatyl combination regimens with either idarubicin, topotecan, Ara-C or Mylotarg. BioChem believes that these trials will optimize the antileukemic activity of Troxatyl and set the groundwork for subsequent Phase III trials. A Phase II trial in patients with various types of acute leukemia was also conducted at the MD Anderson Cancer Center. Two complete and one partial remissions were observed in 17 evaluable AML patients. Four patients of 13 evaluable with chronic myelogenous leukemia in blastic phase ("CML-BP") achieved a return to chronic phase disease, and three others achieved a major hematologic response. BioChem is now following up on these promising results by testing single agent Troxatyl in a North American multicenter trial involving 50 CML-BP patients. The FDA will be consulted in the second quarter of 2001 to determine Troxatyl's registration strategy in this patient population.



    LEAD OPTIMIZATION PROJECTS



    A) TROXATYL PRODRUGS



    Most antimitotic nucleosides used in cancer chemotherapy are generally poorly selective towards proliferating normal versus tumor cells. Compounding this problem is the incidence of DE NOVO or tumor induced resistance towards these agents which leads to patient death. In order to address these issues BioChem has been conducting research aimed at the discovery of novel antineoplastic nucleosides. This research has led to the discovery of Troxatyl, an unnatural nucleoside analog displaying activity in leukemia patients in ongoing clinical trials. Troxatyl has mechanistic properties which are believed to be useful against frequently encountered solid cancers such as colon, lung, breast, pancreatic and renal cancer. In order to develop its full potential, a project was initiated to broaden this compound's usefulness by designing prodrugs that will target solid tumors through an altered tissue distribution profile. BioChem scientists believe that this approach should enhance the activity of the compounds towards solid tumors.



    Novel compounds are being synthesized, and our IN VITRO results to date indicate that anticancer potency against tumor cells originating from solid cancers was improved significantly with certain propietary prodrug derivatives of Troxatyl. Some of these compounds will be tested IN VIVO against solid cancers in order to establish a structure activity relationship with respect to anticancer activity enhancements and safety profile. The objective is to select a compound for pre-clinical development in the fourth quarter of 2001.


    BioChem believes that this novel class of compounds offers significant potential for the development of novel anticancer chemotherapeutic agents.


    B) CASPASE ACTIVATORS



    A collaboration was entered into on July 10, 2000 between Maxim Pharmaceuticals Inc. and BioChem covering a series of anticancer compounds discovered by Cytovia, Inc., a wholly-owned subsidiary of Maxim Pharmaceuticals Inc.

    This series of small-molecule compounds (CV 2105), currently in late-stage research, was identified by Cytovia's proprietary high-throughput apoptotic screening technology. The compounds have been shown to be potent and efficacious activators of specific caspase activity. Caspases are key enzymes that modulate and carry out the cellular signaling pathways involved in apoptosis (programmed cell death).



    C) ANGIOLYTICS



    Cell adhesion, the process whereby cells adhere to each other to form tissues, is a fundamental biological process. Cadherins are the proteins that are responsible for cell-to-cell adhesion. Adherex Technologies, with which BioChem entered into a collaboration on August 17, 2000, has patented a cyclic peptide ("Exherin") which binds to cadherins thereby dissociating cell-cell interaction.



    A key advantage of Exherin over conventional chemotherapy is that it targets cancer blood vessels and not cancer cells. Exherin also possesses an advantage over the new class of anti-cancer drugs known as anti-angiogenic agents. These drugs work by targeting angiogenic factors and their receptors, thus preventing the growth of new blood vessels to the tumor. Based on its mechanism of action, Exherin has the potential for not only preventing angiogenesis, but also possibly reversing tumor angiogenesis by destroying existing tumor blood vessels.


    HEPATITIS C

    MARKET


    Viral hepatitis refers to a spectrum of diseases caused by one of eight identified hepatotropic viruses that affect humans. Most important in terms of morbidity and cost to healthcare systems, are hepatitis B and hepatitis C viruses ("HCV"), collectively affecting over 500 million people worldwide. Causes of mortality and morbidity are related to liver cirrhosis, disability, portal hypertension and hepatocellular carcinoma. HBV results in chronic disease in only 5-10% of the infected individuals; in contrast, HCV infection leads to chronic infection in 80% of the cases. Prevalence of HCV in the Western world is between 1.5% and 2% of the total population, and, according to the CDC, 10,000 people died as a result of HCV related complications in 1996 in the US. Currently, there are an estimated four million chronically infected individuals in the US alone. Therefore, HCV infection poses a major health risk. The high mutation rate of the HCV makes vaccine development extremely challenging. Consequently, the eradication of HCV through intervention with effective therapeutic agents is needed to alleviate this major potential health hazard.



    The current approved therapy (interferon + ribavirin) for HCV related chronic hepatitis results in sustained eradication of viral infection in less than 50% of patients. Although the current treatment is effective, it still only gives less than 50% chance of virus eradication, and the response rate is less with genotypes most commonly found in the Western countries. Moreover, current HCV treatment is not cost effective and has significant side effects. Hence, while the current therapy is proven to be partly beneficial, clearly there is a need for anti-viral drugs that target HCV directly, and it is generally believed that agents blocking key enzymes will be more effective and less prone to side effects. The market potential for direct HCV inhibitors is substantial. It is believed such products, if successfully developed, could be used (a) as anti-viral agents for HCV related disorders as a monotherapy, (b) in combination with other anti-viral inhibitors and (c) in combination with existing treatment (interferon + ribavirin).



    HCV POLYMERASE PROJECT



    The genome of HCV encodes for both structural and non-structural proteins. The structural proteins include two envelope glycoproteins and an RNA-binding nucleocapsid. The non-structural proteins include NS3 protease, NS3 helicase and an NS5B polymerase. It has been shown that these enzymes are essential for viral replication; hence, inhibition of these enzymes should lead to drug molecules capable of interfering with the HCV replication. BioChem's strategy focuses on devising potent and selective inhibitors of some of these enzymes in order to select the most promising approach for inhibition of viral replication. Other groups are also following the same strategy. Structure-based design approaches as well as high throughput screening ("HTS") campaigns have been initiated.



    The current focus is on developing both nucleoside and non-nucleoside inhibitors of HCV NS5B polymerase. Novel strategies to identify nucleoside based inhibitors are in progress. Through HTS, several novel series of non nucleoside inhibitors have been identified. Chemical optimization of some of these series of compounds has yielded sub mM compounds in IN VITRO polymerase assay. Chemical optimization cycles are focusing on improving the IN VITRO potencies, both in enzymatic assays as well as in cell based sub-genomic replicon assay, to low nM level with an aim to identify a compound to be progressed to the pre-clinical development stage towards the end of 2001 or the first half of 2002.


    ANTIBIOTICS

    There is a rapidly growing crisis in the clinical management of life threatening infectious diseases caused by multi-antibiotic resistant strains of pathogenic bacteria. Solutions to the problem will be provided, in part, by the development of novel chemotherapeutic agents which selectively attack new bacterial biochemical targets. Such targets include enzymes that are essential for the replication of bacterial DNA.


    A collaboration was entered into on December 6, 1999 between BioChem and Microbiotix Inc. to further exploit this approach. The goal of the collaboration is to identify and optimize lead compounds which target such bacterial enzymes, in particular the specific DNA polymerases. Approaches employed include both rational design and random screening. Two organisms, methicillin-resistant STAPHYLOCCUS AUREUS and vancomycin-resistant Enterococcus, represent specific high priority therapeutic targets.


VACCINE PRODUCTS

    BioChem is engaged in the research and development of vaccines for human use. BioChem currently manufactures and markets in Canada a split influenza virus vaccine. BioChem also distributes, in the province of Quebec, a number of vaccines produced by other companies. In 1997, BioChem also started to export its split influenza vaccine to Argentina following the signing of a distribution agreement with Argent C. Comercio Internacional S.A.

    BioChem has a new vaccine production center in Ste-Foy in the Quebec City area. This center has an overall area of approximately 118,000 square feet and houses production, quality-control laboratories and warehousing as well as administrative offices. Commercial vaccine production in Ste-Foy started in 1998.

    BioChem recently initiated vaccine development operations in the US. This development unit was created in order to develop BioChem's current and future vaccine pipeline. It began operations in October 1998 in Northborough, Massachusetts, in a 62,000-square-foot facility. The facility houses process research and development, analytical research and development, a cGMP Pilot Plant for the preparation of clinical lots, clinical development, regulatory affairs, project planning and management, and administration. The launch of these operations is part of BioChem's overall strategy to conduct downstream development activities of its products and to increase BioChem's involvement and presence in key markets, such as the US. It also should be noted that this facility is capable of undertaking the full development of any biological, e.g., monoclonal antibodies.

    BioChem's vaccine development facility in Northborough, Massachusetts became fully operational in 1999. The first vaccine candidate developed at this location is designed to protect against bacterial meningitis caused by N. MENINGITIDIS. This vaccine candidate, which is in Phase I clinical trials, is also the first vaccine to emerge from BioChem's recombinant protein vaccine discovery program. The second vaccine candidate coming from this program is the
S. PNEUMONIAE vaccine, which is in pre-clinical development. These vaccine candidates are part of BioChem's novel recombinant protein-based vaccine program, the research for which is being conducted in collaboration with the Laval University Hospital Research Center ("CHUL"). Future candidates may emerge for Group B Streptococcus, non-typeable H. INFLUENZAE, M. CATARRHALIS and Group A Streptococcus.


    The following table presents the pipeline of BioChem vaccine products:


                              INDICATION/POTENTIAL            DEVELOPMENT                COMMERCIAL
          PRODUCT                 APPLICATIONS                  STATUS*                    RIGHTS
 -------------------------  -------------------------  -------------------------  -------------------------
 Fluviral S/F               Influenza                  On the market              BioChem
 Injectable influenza       Influenza                  Phase I/II                 BioChem/GlaxoSmithKline
   vaccine derived from
   cell culture
 Nasal influenza vaccine    Influenza                  Phase I                    BioChem/GlaxoSmithKline
   derived from cell
   culture
 NEISSERIA MENINGITIDIS     Meningitis, septicemia     Phase I                    BioChem
   vaccine
 STREPTOCOCCUS PNEUMONIAE   Pneumonia, meningitis,     Pre-clinical development   BioChem
   vaccine                  otitis media
 PSEUDOMONAS AERUGINOSA     Bacteremia, opportunistic  Pre-clinical development   BioChem/Cytovax
   vaccine
 Group B Streptococcus      Neonatal sepsis,           Research                   BioChem
   (S. AGALACTIAE) vaccine  meningitis
 NON-TYPEABLE HAEMOPHILUS   Acute respiratory          Research                   BioChem
   INFLUENZAE vaccine       infections,
                            chronic bronchitis,
                            otitis media
 MORAXELLA CATARRHALIS      Acute respiratory          Research                   BioChem
   vaccine                  infections,
                            otitis media
 Group A Streptococcus      Pharyngitis, pneumonia,    Research                   BioChem
   (S. PYOGENES) vaccine    pyoderma, cellulitis


--------------------------


* Indicates product development status. "Research" includes exploratory biology and chemistry, development of screening assays, high throughput screening, DE NOVO product design and synthesis. Please see the footnote to the table on the therapeutic products pipeline for further explanation.


    DEVELOPMENT PROJECTS

    INJECTABLE AND NASAL CELL CULTURE-BASED INFLUENZA VACCINES


    BioChem has developed a new cell culture-based influenza vaccine using a novel proprietary cell line and high-cell-density microcarrier technology. BioChem believes that this manufacturing technology will enable a more profitable and productive process and better flexibility in the case of increased demand for an influenza vaccine, which would be required during a pandemic. BioChem completed a Phase I clinical trial in April 1997 in Canada of a vaccine produced with the cell-culture process. The results of this trial showed that the safety and immunogenicity of the new vaccine were equivalent to those of the conventional egg-derived vaccine. BioChem began a Phase II clinical trial program in Canada in November 1997 that included three trials with 1,000 volunteers. The objective of these trials was to compare the immunogenicity and safety of the new vaccine with BioChem's commercially available egg-derived vaccine in three patient populations: young adults, the elderly and children. The results of these studies demonstrated in all three populations that this novel vaccine was as safe and as immunogenic as the conventional vaccine for all three viral strains.



    BioChem and GlaxoSmithKline finalized in December 1998 an alliance covering BioChem's cell culture technology for influenza vaccine and nasal delivery technologies. This alliance covers the development of two technologies: a new way of producing the vaccine antigen using cell culture and an intranasal delivery of influenza vaccine technology. The technologies were transferred from BioChem to GlaxoSmithKline during 1999. Under the terms of this agreement, BioChem and GlaxoSmithKline will co-operate in marketing the products in the US, after a period of joint development by both parties. GlaxoSmithKline holds exclusive marketing rights in Europe and in the rest of the world. Furthermore, GlaxoSmithKline will manufacture products that are intended for various global markets, except Canada. Proceeds from the sale of the vaccines in the US and in the rest of the world, excluding Canada, will be allocated among the two partners according to a predetermined formula. In Canada, BioChem will maintain exclusive rights to these vaccines, including production and marketing rights. Under the agreement, GlaxoSmithKline has made initial payments to BioChem and future milestone payments are scheduled as the products are developed. Once approved, this new cell-culture manufacturing technology should allow BioChem to produce the vaccines more rapidly and, in the event of a pandemic, to manufacture the vaccines in greater volume with less lead time. If any of the nasal delivery technologies proves successful, it should eliminate the discomfort associated with injectable vaccines and confer mucosal immunity in addition to systemic immunity. GlaxoSmithKline conducts all technical and clinical development.


    RECOMBINANT PROTEIN BACTERIAL VACCINES


    Effective vaccines stimulate protective immunity. Vaccines may consist of whole viruses or bacteria, of specific antigens that may be formulated with an adjuvant or delivery system (agents added to enhance immunogenicity) or of nucleic acid encoding the vaccine antigen. Through a research collaboration with the Vaccine Research Unit of CHUL, BioChem conducts research and development of recombinant protein vaccines against numerous bacterial infections for which no vaccines are currently available or for which vaccines exist but with less-than-optimal efficacy or market attractiveness. BioChem is focusing its initial efforts on the development of candidate vaccines against diseases caused by NEISSERIA MENINGITIDIS, STREPTOCOCCUS PNEUMONIAE and PSEUDOMONAS AERUGINOSA and also will be developing vaccines against infections caused by Group B Streptococcus (S. AGALACTIAE), non-typeable HAEMOPHILUS INFLUENZAE, MORAXELLA CATARRHALIS and Group A Streptococcus (S. PYOGENES).


    Many of the target bacteria for which BioChem is researching or developing vaccines are encapsulated with polysaccharide. Capsular polysaccharides usually are effective vaccine antigens. However, polysaccharide vaccines suffer from the shortcomings that they stimulate only short-term immunity and not immune memory and are poorly immunogenic in young children. Furthermore, there is significant antigenic variation among the capsular polysaccharides of different strains of the same bacteria. Consequently, numerous polysaccharide antigens must be administered to protect against multiple strains of an encapsulated bacterium. To overcome some of these limitations, polysaccharide conjugate vaccines have been and are being developed. Two such vaccines to protect against
H. INFLUENZAE TYPE B (Hib) and S. PNEUMONIAE are marketed. Conjugate vaccines consist of polysaccharides chemically coupled with a protein carrier. Because of the carrier, conjugate vaccines induce immunological memory. However, because of the limited number of conjugate vaccines that can be combined in a single dose, current conjugate vaccines provide protection against only a limited number of strains of a bacterium. Due to the complexity of the process, the S. PNEUMONIAE (pneumococcal) conjugate vaccine is relatively expensive and challenging to manufacture and test.

    BioChem has adopted the strategy of identifying specific bacterial proteins for each pathogen that are able to elicit a broad immune response against all strains of the pathogen and that are immunogenic in young children while eliciting immune memory. Furthermore, such vaccines should be easier and less expensive to manufacture and could be combined more easily with vaccines that protect against other infectious diseases. BioChem is in development with recombinant protein vaccines against the following three bacterial infections:

    A) NEISSERIA MENINGITIDIS


    N. MENINGITIDIS causes over 300,000 cases of endemic and epidemic disease worldwide, mostly meningitis and septicemia. With the availability of Hib and pneumococcal conjugate vaccines,

N. MENINGITIDIS is becoming the most common cause of bacterial meningitis in the US, affecting approximately 3,000 people each year. The case-fatality rate is approximately 10% for meningitis and 20% for septicemia, despite antibiotic therapy. The incidence of endemic meningococcal meningitis is highest among children aged 6-12 months and then steadily declines with age but is the most common and dreaded form of meningitis among young adults. Serogroup B, for which no vaccine exists, accounts for approximately 30-40% of all cases of infection by N. MENINGITIDIS. While Serogroup A causes only a small portion of endemic disease in developed countries, it is the most common cause of epidemics in developing countries. The current polysaccharide vaccine has antigens for only four (A, C, W135 and Y) of the 12 N. MENINGITIDIS serogroups (based on capsular polysaccharides). Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines. There are Serogroup C conjugate vaccines licensed in the UK.


    The protein discovered by BioChem appears to hold potential for the development of a vaccine against all N. MENINGITIDIS strains, including Serogroup B. This protein is present in all meningococcal isolates and is exposed at the surface of intact meningococcal bacteria, where it is accessible to antibodies. Immunization of mice with the purified recombinant protein confers protection against lethal N. MENINGITIDIS infection. The serum antibodies obtained from the immunized mice kill N. MENINGITIDIS cells. This type of bactericidal activity is generally recognized as being indicative of clinical protection against N. MENINGITIDIS infection. BioChem has developed a clinical-trial-scale manufacturing process and conducted a Phase I clinical trial in Canada from November 1999 into 2000. The data from this clinical trial demonstrated that the vaccine was generally well tolerated and immunogenic and was able to elicit serum bactericidal antibodies. Additional clinical studies will be performed on an improved formulation of the vaccine.

    B) STREPTOCOCCUS PNEUMONIAE


    S. PNEUMONIAE infections are among the leading causes worldwide of illness and death in young children, persons with underlying debilitating medical conditions and the elderly. S PNEUMONIAE infections have accounted annually for 3,000-5,000 cases of meningitis, 200,000-600,000 cases of pneumonia and 7,000,000-10,000,000 cases of acute otitis media in the US alone. Case fatality rates vary by age and the underlying illness of the patient. According to the CDC, the case fatality rates for some immunocompromised and other high-risk patients have been reported to be higher than 55% for meningitis and 40% for pneumonia, despite appropriate antibiotic therapy. In children, S. PNEUMONIAE causes 30-50% of all cases of otitis media. Increased resistance to penicillin and other antibiotics has spread rapidly, such that there is an increased need for effective pneumococcal vaccines. S. PNEUMONIAE strains are divided into at least 90 serologically capsular polysaccharide types, but a limited number of these cause most disease. Variations in the frequency of the capsular types occur over time, geographic areas and age groups. A polysaccharide vaccine against the 23 most common serotypes has been available since the early 1980s. It is no more than 60% effective in preventing pneumococcal meningitis in adults but is poorly effective in infants under two years of age and in preventing pneumonia in the elderly; it is not currently used to prevent otitis media. A heptavalent conjugate vaccine composed of seven polysaccharides coupled to a protein carrier was approved by the FDA in February 2000 for immunization of infants under age two. However, this product would cover only 60-75% of disease-causing serotypes and is technically complex to produce, such that it may be difficult to combine with other vaccines. Moreover, it is not indicated for use in adults, and its effectiveness in preventing ear infections has not been documented by the FDA. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines.


    BioChem has discovered proteins that appear to hold great potential for the development of a new vaccine against all serotypes of pneumococcal infections. These proteins are highly immunogenic in mice. Immunized mice were protected against a lethal challenge in both bacteremia and pneumonia models of infection. Sera from immunized rabbits and monkeys also can protect mice against lethal challenge. These proteins are conserved antigenically among pneumococcal isolates, exposed at the pneumococcal surface and accessible to protective antibodies. Therefore, BioChem believes that these proteins have the necessary characteristics to be considered potential candidates for the development of a broad-range vaccine for preventing pneumococcal infections.

    C) PSEUDOMONAS AERUGINOSA


    P. AERUGINOSA are ubiquitous bacteria that cause primarily opportunistic infections in hosts who are compromised in their health status. The bacteria are prevalent in moist areas in hospital settings. Infection can lead to serious and sometimes life-threatening diseases in immunocompromised people. P. AERUGINOSA infection may be manifest in a wide range of clinical diseases, including bacteremia and diseases of the bone and joint, CNS, eyes and ears, gastrointestinal, respiratory, skin and urinary tract. The prevalence of antibiotic resistance is high and increasing. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines.



    BioChem initiated a collaboration with Cytovax Biotechnologies Inc. ("Cytovax"). Scientists at the University of Alberta had been conducting research on the pili of P. AERUGINOSA, which are appendages responsible for bacterial attachment to cells. Cytovax's proprietary "Anti-Adhesion Platform Technology" could prevent infection by blocking the adhesion of pathogens onto human mucosal cells. Based on the pili tip sequences, Cytovax has developed a consensus sequence peptide vaccine which can elicit protective immunity against experimental infection. Cytovax and BioChem are collaborating in research, analytical, process, clinical and regulatory issues.


    RESEARCH PROJECTS

    BioChem also is conducting vaccine research programs to develop vaccines against the following four bacterial infections:


    A) Group B Streptococcus ("GBS") (STREPTOCOCCUS AGALACTIAE) infections are the leading cause of life-threatening bacterial infections such as pneumonia, sepsis and meningitis during the neonatal period. In the US, there are over 3,000 cases annually of invasive GBS infections in newborns, with a mortality rate of approximately 5%. Many infants that survive meningitis may suffer from neurological sequelae. In addition, GBS has emerged as an important cause of morbidity and mortality among adults, especially the elderly or patients with chronic underlying disease. GBS is classified into nine serotypes based on their capsular polysaccharide antigenicity. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines. BioChem has identified several GBS membrane proteins that may be promising vaccine candidates. Their potential will be validated through studies of their antigenic conservation and expression across a broad range of strains, cell surface accessibility and ability to elicit protective immunity in mouse models of disease.



    B) Non-typeable HAEMOPHILUS INFUENZAE ("NTHI") is non-encapsulated, relative to its encapsulated forms that have six antigenically distinct capsular types (A to F). The unencapsulated form is responsible for acute respiratory infections, chronic bronchitis, otitis media (25-30% of all cases), bacteremia and meningitis. NTHI is among the five most common causes of community-acquired pneumonia (5-15% of the 500,000 hospital admissions annually in the US). There are approximately 4,000 cases annually of invasive NTHI disease in adults, including bacteremic pneumonia, obstetric infections, epiglotitis, meningitis and tracheobronchitis. Hib conjugate vaccines are ineffective against NTHI diseases. Other groups are developing protein-based vaccines. BioChem has identified several NTHI outer membrane proteins that may be promising vaccine candidates. Their potential is being validated through studies of their antigenic conservation and expression across a broad range of strains, cell-surface accessibility and ability to elicit protective immunity in mouse models of disease.



    C) MORAXELLA CATARRHALIS colonizes primarily the upper respiratory tract. It is the third most common cause (15-20% of cases) of otitis media, after S. PNEUMONIAE and NTHI. It also is an important cause of sinusitis, chronic bronchitis, pneumonia and chronic obstructive pulmonary disease. It rarely causes invasive disease. A combination vaccine of S. PNEUMONIAE, NTHI and M. CATARRHALIS would cover approximately 75-90% of otitis media, a disease which has an associated annual health-care burden of approximately $4 billion in the US alone. Other groups are developing protein based vaccines. BioChem has identified several M. CATARRHALIS outer membrane proteins that may be promising vaccine candidates. Their potential is being validated through studies of their antigenic conservation and expression across a broad range of strains, cell-surface accessibility and ability to elicit protective immunity in mouse models of disease.



    D) Group A Streptococcus ("GAS") (STREPTOCOCCUS PYOGENES) is associated with a diverse range of clinical syndromes. GAS is a primary invader of the throat and lower respiratory tract and a secondary invader of the skin and endometrium. The most common GAS disease are pharyngitis, pneumonia, pyoderma and cellulitis. Less commonly, infection can proceed to scarlet fever and toxic-shock syndrome. Particularly dreaded among its sequelae are acute rheumatic fever, acute glomerulonephritis and necrotizing fascitis. Thus, a vaccine would be very useful in preventing a range of diseases. Other groups are developing protein-based vaccines. BioChem has identified several GAS membrane proteins that may be promising vaccine candidates. Their potential is being validated through studies of their antigenic conservation and expression across a broad range of strains, cell-surface accessibility and ability to elicit protective immunity in mouse models of disease.


COMPUTER-ASSISTED DETECTION PRODUCTS


    In July 1998, BioChem began investing in a new technology platform developed by Qualia Computing, Inc. ("Qualia"), a privately held US medical computer science company. BioChem obtained exclusive rights to commercialize any life science product developed from this platform. The Qualia technology platform is a cognitive system that utilizes artificial intelligence, artificial neural networks and advanced information processing technologies to solve complex problems in the life science area. BioChem formed a new company, CADx Medical Systems Inc. ("CADx"), in July 1999 to develop the technology into products and to commercialize the products on a worldwide basis. CADx develops products that focus on the clinical and industrial applications of this technology. The first commercial product is Second Look. Commercialization of Second Look started in mid-1999. Potential applications of this technology platform currently being investigated include cardiovascular disease diagnostic, drug design, lead optimization and genomics.


    SECOND LOOK

    Second Look is a computer-assisted detection system for mammography developed under a license and development agreement with Qualia. Second Look is a system which, in its first application, was designed by Qualia engineers to assist radiologists in the earlier diagnosis of breast cancer by enhancing their ability to interpret mammograms. Early stage detection has been shown to dramatically improve survival rates and reduce cost of treatment. The Second Look system digitizes the x-ray films and then applies advanced image processing and neural network software in a manner that directs radiologists to anomalies such as microcalcifications and atypical masses, early indicators of disease that might otherwise go undetected on visual inspection alone.


    The product is currently completing clinical trials in the US to meet FDA requirements. The pre-market approval ("PMA") submission is being submitted in three components or modules. Module I (manufacturing) and Module II (software) have been submitted and accepted by the FDA. Module III (clinical studies) is being assembled. Based on receiving FDA approval, BioChem expects to market the product in the US in 2001. BioChem began marketing outside of the US in June 2000.


    The next generation of this technology will be a software product that performs the same functions directly with digital mammography images.

    SECOND LOOK CARDIO


    Cardiovascular disease represents a significant business opportunity with an estimated cost relating to cardiovascular disease of over $95 billion in the US alone. BioChem's cognitive systems technology should enhance the currently subjective interpretation of imaging and non-imaging data by providing nuclear cardiologists with a second look. Development of concept and initiation of requirements documents and prototype work will be the primary focus in 2001.

    COMPUTER AIDED DRUG DESIGN


    There are significant opportunities for companies that can improve the efficiency of drug and vaccine discovery utilizing cognitive systems. BioChem believes the efficiency of utilizing "in silico" techniques will prove to be time and cost effective. Early prototype work has shown BioChem's cognitive platform can be readily applied to drug design and lead optimization. The successful early prototypes are being further refined and challenged with small data sets. Concepts and requirements documents are currently under development. The critical path provides for completing prototypes for potency and selectivity in 2001. These are the first two components of a computer aided drug optimization tool.


INVESTMENTS

    NAVA

    As of December 31, 1999, BioChem held approximately 32% of the outstanding common shares and 50% of the outstanding convertible preferred shares of North American Vaccine, Inc. ("NAVA"), a publicly traded biotechnology company listed on the American Stock Exchange and engaged in the research, development and production of vaccines for the prevention of infectious diseases in children and adults. BioChem shared control of NAVA pursuant to the terms of a shareholders' agreement.

    On November 18, 1999, BioChem announced that it had entered into an agreement with Baxter International Inc. ("Baxter") to vote in favor of the acquisition by Baxter of all of the outstanding shares of NAVA. On April 17, 2000, BioChem entered into amending agreements with Baxter and NAVA, among others, to allow for a later than expected closing date, to provide for an adjustment in the purchase price and to secure financing of NAVA's working capital requirements until closing.


    Pursuant to the amending agreements, BioChem made a $40 million working capital facility available to NAVA, and the offer was changed to $6.73 per NAVA share from $7.00 in the original agreement.



    On June 27, 2000, BioChem announced that it had closed the transaction to sell to Baxter all of its shares of NAVA. The gain on the sale was CAN$137 million, with cash proceeds of CAN$167 million.


    GENECHEM


    In March 1997, BioChem agreed to make an investment of CAN$30 million in GeneChem Technologies Venture Fund L.P., a venture capital fund sponsored by BioChem's newly created subsidiary, GeneChem Financial Corporation. This
CAN$100 million fund invests in advanced academic research projects and early-stage private or public companies in the area of genomics and related technologies for human application. BioChem's partners in this fund are a select group of financial investors. As of December 31, 2000, CAN$21 million had been invested in GeneChem Technologies Venture Fund, L.P. by BioChem.



    On September 14, 2000, BioChem entered into an agreement to invest
CAN$15 million in GeneChem Therapeutic Venture Fund L.P., a new
CAN$136.5 million capital fund. GeneChem Therapeutic Venture Fund L.P. will invest in genomics companies focussing on cancer and infectious diseases. The general partner of GeneChem Technologies Venture Fund L.P. and GeneChem Therapeutics Venture Fund L.P. are respectively GeneChem Enterprise Inc. and GeneChem Therapeutics Inc., two indirect subsidiaries of BioChem, and the manager of each is GeneChem Management Inc., also an indirect subsidiary of BioChem.


SIGNIFICANT AGREEMENTS

    BioChem develops products both independently and in collaboration with established pharmaceutical companies or other suitable partners. Collaborative partners may provide financial resources, research and development and manufacturing capabilities, and sales and marketing infrastructure, to aid in the commercialization of BioChem's potential products. Presented below is a brief description of BioChem's most significant collaborative agreements.

    GLAXOSMITHKLINE (LAMIVUDINE)



    Through an agreement dated January 31, 1990 and amended as of November 20, 1995, BioChem licensed to GlaxoSmithKline, the worldwide rights, with the exception of Canada, to develop, manufacture and sell the nucleoside analog lamivudine marketed as 3TC and Zeffix (3TC and Zeffix are referred to herein as "lamivudine"). BioChem and GlaxoSmithKline's Canadian subsidiary, GlaxoSmithKline Inc., entered into a partnership to supply, market and sell lamivudine in Canada. GlaxoSmithKline has agreed to manufacture all the required lamivudine to be supplied by the partnership in Canada.



    In consideration for the grant of such rights, GlaxoSmithKline agreed to undertake and fund the development of lamivudine and pay BioChem a royalty on sales of lamivudine. In addition, it was agreed that milestone payments would be made to BioChem in installments as GlaxoSmithKline progressed in the development and approval process. The amount of relevant patent prosecution costs and 50% of milestone payments are deductible from any royalties payable to BioChem by GlaxoSmithKline. The milestone payments and related deductions from royalties have been completed. The amount of certain contractual costs and certain litigation costs may be deducted from royalties payable to BioChem by GlaxoSmithKline. If GlaxoSmithKline terminates the license agreements upon certain events of default by BioChem, GlaxoSmithKline will retain a non-exclusive, paid-up license from BioChem to make, have made, use and sell lamivudine worldwide.


    GLAXOSMITHKLINE (VACCINES)


    On December 3, 1998, BioChem concluded an alliance with GlaxoSmithKline for the worldwide development, manufacturing and marketing of BioChem's cell-culture influenza vaccines. Under the terms of the agreement, after a period of joint development funded by both parties, BioChem and GlaxoSmithKline will collaborate to market the products in the US, while in Europe and the rest of the world GlaxoSmithKline will be exclusively responsible for marketing. In addition, GlaxoSmithKline will be responsible for manufacturing for markets throughout the world except Canada. BioChem will benefit from the sales of the vaccines in the US and the rest of the world, excluding Canada, in accordance with a pre-determined formula. In Canada, BioChem will retain all exclusive rights to the vaccines, including production and marketing. The agreement also calls for BioChem to receive up-front and milestone payments from GlaxoSmithKline.


    ASTRAZENECA




    On August 31, 1992, AstraZeneca and BioChem entered into a series of agreements (the "AstraZeneca Agreements") providing for the research development and commercialization of a new class of analgesic compounds for the control of pain. Pursuant to the AstraZeneca Agreements, BioChem transferred and assigned its rights to the relevant proprietary technology to AstraZeneca and retained a right to re-acquire the Canadian rights in exchange for the payment of royalties to AstraZeneca. In addition, a collaborative research agreement and a supply agreement provide for AstraZeneca and BioChem to jointly research the field of opioid peptides. AstraZeneca will retain commercial rights worldwide except for Canada. In consideration for the grant of such rights to AstraZeneca, AstraZeneca made an upfront payment, agreed to fund research and development, to make milestone payments to BioChem and to pay BioChem a royalty on future product sales. AstraZeneca may, in its sole discretion, terminate the AstraZeneca Agreements. If AstraZeneca discontinues development of products or chooses not to develop products under the AstraZeneca Agreements or terminates the AstraZeneca Agreements, then BioChem has the option to reacquire the relevant technology and intellectual property rights subject to certain royalty obligations to AstraZeneca.

                   SHIRE AFTER THE MERGER--THE ENLARGED GROUP


OVERVIEW


    Following the merger, the Enlarged Group will be one of the world's leading global specialty pharmaceutical companies with four areas of focus: CNS disorders, oncology, anti-virals and vaccines. The Enlarged Group will refer to itself as "specialty" because its principal products tend to be prescribed by specialists as opposed to primary care physicians. A comparatively small sales force such as Shire's can promote specialty products effectively while it could not be expected to achieve the necessary coverage of primary care physicians.


    The Enlarged Group's principal products will include:


    - in the US, Adderall for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"), Epivir, Combivir and Trizivir for the treatment of HIV infection/AIDS, Epivir-HBV for the treatment of hepatitis B, Agrylin for the treatment of elevated blood platelets, Pentasa for the treatment of ulcerative colitis, Carbatrol for the treatment of epilepsy, ProAmatine for the treatment of orthostatic hypotension and PACIS for the treatment of superficial bladder cancer;



    - in the UK, the Calcichew range, used primarily as adjuncts in the treatment of osteoporosis, and Reminyl for the treatment of Alzheimer's disease, which was launched in September 2000; and



    - in Canada, Amatine, 3TC, Combivir and Heptovir, marketed in a partnership with GlaxoSmithKline, Second Look, a breast cancer diagnostics product recently launched in Europe, and for which the Enlarged Group hopes to receive an FDA approval in 2001, and Fluviral S/F, a vaccine for the prevention of influenza.



    In addition, the Enlarged Group will have a number of products in late stage development including Dirame and frakefamide for the treatment of moderate to severe pain, Foznol for the treatment of high blood phosphate levels associated with kidney failure, for which the directors are expecting to shortly announce the first regulatory submission for approval, and Troxatyl for the treatment of leukemia and solid tumors.


    After the merger, the Enlarged Group's revenues will continue to be derived from three sources:


    - sales of products by sales and marketing operations principally in the US, the UK and Canada;



    - royalties from sales of Reminyl, Zeffix and 3TC/Epivir; and



    - licensing and development fees.



    For the year ended December 31, 2000 Shire had revenues of $517.6 million and net income (before an APB 25 stock option charge of $21.9 million) of $98.1 million and BioChem had revenues of $157.5 million (stated after consolidation of CliniChem) and net income from continuing operations of $58.4 million (before a gain on the sale of long term investments of $104.0 million and the write off of in-process research and development of $26.9 million).


STRATEGY AND APPROACH


    The Enlarged Group's strategy is to develop products and, where they fall within the therapeutic focus, to market them through sales organizations in the major markets of the world. The key elements of the operating strategy are described below:


    MARKET PROPRIETARY PRODUCTS THROUGH THE ENLARGED GROUP'S OWN SALES FORCE


    The Enlarged Group believes that higher financial returns can be achieved by marketing products directly, as opposed to receiving royalties on licensees' sales. The merger enhances the Enlarged Group's sales and marketing capability in Canada. The Enlarged Group intends to continue to expand the sales and marketing capability, as opportunities arise, particularly in the US, major European markets, Japan and through distributors outside of the significant pharmaceutical markets.

    MANAGE DEVELOPMENT RISK


    Recognizing the inherent risks of failure in drug development, both BioChem and Shire have historically sought to manage development risk by maintaining a broad and balanced development portfolio. Shire has also sought to selectively leverage relationships with collaborative parties. BioChem, through its collaborations with academic institutions and biotech companies and investment in a leveraged network of research companies, has access to projects and technologies. The Enlarged Group is anticipated to continue its reliance on the broad network of contacts to identify product candidates which can be developed either internally or through collaborative partnerships.


    FOCUS ON THE DEVELOPMENT OF INNOVATIVE PRODUCTS


    BioChem's lead optimization and chemistry expertise has led to the development and commercialization of innovative products. Shire has also sought to identify promising product candidates already under development or exploit a number of proprietary drug delivery technologies to develop products. In addition to developing proprietary pipeline products, the Enlarged Group's principal objective will be to concentrate operations on licensing, acquiring, developing, marketing and selling proven products and technologies. Both companies have historically benefited from proven products that generate cash flow, which contributes partial financial support to drug development activities and provides enhanced product sales opportunities for the sales force. In the vaccine area the Enlarged Group intends to continue to research new vaccines.


SALES AND MARKETING


    Following the merger, the Enlarged Group will use its sales and marketing infrastructure to sell and market most of its licensed and internally developed products. The combined sales and marketing operations of the Enlarged Group in the US, the UK, Canada and Europe will consist of approximately 460 sales representatives. Following the merger, this expanded sales force will have a broader portfolio of products with opportunities to benefit from increased geographical coverage.


COMBINED MARKETED PRODUCTS

    The table below lists the key currently marketed products of Shire and BioChem by therapeutic areas, indicating the owner or licensor of the product and who is marketing the product in which territory.


                                                                               MARKETED BY/
PRODUCTS                           PRINCIPAL INDICATION(S)  OWNER/LICENSOR     RELEVANT TERRITORY
--------                           -----------------------  --------------     ------------------
TREATMENTS FOR CNS DISORDERS
Adderall                           ADHD                     Shire              Shire/US
DextroStat                         ADHD                     Shire              Shire/US
Carbatrol                          Epilepsy                 Shire              Shire/US
Reminyl                            Alzheimer's disease      Shire              Shire/UK and Republic of Ireland (Co-promotion)
TREATMENTS FOR METABOLIC/BONE DISEASES
Calcichew range                    Osteoporosis adjunct     Nycomed            Shire/UK and Ireland
TREATMENTS FOR ONCOLOGY/HAEMATOLOGY
Agrylin                            Elevated blood           Shire              Shire/US and Canada
                                   platelets
ProAmatine/Amatine                 Orthostatic hypotension  Nycomed            Shire/US and Canada
PACIS                              Bladder cancer           BioChem            Paladin Labs/Canada
ANTIVIRALS
3TC/Epivir/Combivir/Trizivir       HIV/AIDS                 BioChem            GlaxoSmithKline/Worldwide, except Canada
3TC/Combivir                       HIV/AIDS                 BioChem            BioChem and Glaxo-SmithKline co-marketed in Canada
Zeffix/Epivir-HBV/Heptovir/Heptodin Hepatitis B             BioChem            GlaxoSmithKline/Worldwide, except Canada
Heptovir                           Hepatitis B              BioChem            BioChem and Glaxo-SmithKline co-marketed in Canada
VACCINES
Fluviral S/F                       Influenza                BioChem            BioChem/Canada
TREATMENTS FOR GASTROINTESTINAL DISORDERS
Pentasa                            Ulcerative colitis       Ferring            Shire/US
Colazide                           Ulcerative colitis       Shire              Shire/UK and certain other European countries
Colace/Peri-Colace                 Constipation             Shire              Shire/US and Canada
COMPUTER ASSISTED DETECTION PRODUCTS
Second Look                        Breast cancer diagnosis  Qualia Computing   BioChem/Worldwide, except US

PRODUCTS UNDER DEVELOPMENT


    After the merger, the Enlarged Group will seek to maintain a broad and balanced approach to the development of new products by, among other things, leveraging third-party research and development expertise, exploiting investment in research collaborations and licensing compounds from third parties and developing them through the clinical phase with a view to marketing them through the Enlarged Group's sales and marketing organization or out-licensing if appropriate. On a combined basis BioChem and Shire spent approximately
$160.0 million on research and development in the year ended December 31, 2000, which represents approximately 24% of combined revenues.


    The table below lists the key products under development by Shire and BioChem by therapeutic area, including their development status and their territorial rights. Where either company has secured a licensee for a product, this fact is also indicated.

 PRODUCT(S)                               PRINCIPAL INDICATION(S)                  STATUS
 ----------                               -----------------------                  ------
 TREATMENTS FOR CNS DISORDERS

 Reminyl (galantamine)(1)                 Alzheimer's disease                      In registration or marketed
 SLI381                                   ADHD                                     In registration
 Dirame                                   Moderate/severe pain                     Phase III
 Frakefamide(2)                           Moderate/severe pain                     Phase II
 SPD417                                   Bi-polar disorder                        Phase III
 SPD503                                   ADHD                                     Phase I
 SPD418                                   Epilepsy                                 Phase I
 SPD502                                   Stroke                                   Phase I
 SPD451                                   Parkinson's disease                      Pre-clinical
 SPD420                                   ADHD                                     Phase I
 SPD421                                   Epilepsy                                 Phase I

 TREATMENTS FOR METABOLIC DISEASES

 Foznol                                   High blood phosphate levels in patients  Phase III
                                          with kidney failure

 TREATMENTS FOR GASTROENTEROLOGICAL DISORDERS

 Pentasa (500 mg)                         Ulcerative colitis                       Phase II/III
 Emitasol                                 Nausea and vomiting                      Phase II/III
 Balsalazide                              Ulcerative colitis                       Phase II/III

 TREATMENTS FOR ONCOLOGICAL/HAEMATOLOGICAL DISEASES

 Agrylin                                  Thrombocythemia                          In registration
 Troxatyl                                 Leukemia and solid tumors                Phase II
 SPD424                                   Prostate cancer                          Phase III
 SPD427                                   Oncology                                 Pre-clinical

 ANTIVIRALS

 BCH-10618                                HIV/AIDS                                 Pre-clinical
 BCH-13520                                HIV/AIDS                                 Pre-clinical

 VACCINES

 Injectable and nasal influenza vaccine   Influenza                                Phase I/II
 derived from cell culture(3)
 NEISSERIA MENINGITIDIS vaccine           Meningitis, septicemia                   Phase I
 PSEUDOMONAS AERUGINOSA vaccine           Bacteremia, opportunistic                Pre-clinical
 STREPTOCOCCUS PNEUMONIAE vaccine         Pneumonia, meningitis, otitis media      Pre-clinical

 PRODUCT(S)                               TERRITORIAL RIGHTS
 ----------                               ------------------
 TREATMENTS FOR CNS DISORDERS
 Reminyl (galantamine)(1)                 Global
 SLI381                                   Global
 Dirame                                   Global
 Frakefamide(2)                           Global
 SPD417                                   Global
 SPD503                                   Global
 SPD418                                   Global
 SPD502                                   Global excl. Nordic and Baltic countries
 SPD451                                   Global
 SPD420                                   Global
 SPD421                                   Global
 TREATMENTS FOR METABOLIC DISEASES
 Foznol                                   Global

 TREATMENTS FOR GASTROENTEROLOGICAL DISO
 Pentasa (500 mg)                         US
 Emitasol                                 US, Canada
 Balsalazide                              Parts of Northern and Western Europe
 TREATMENTS FOR ONCOLOGICAL/HAEMATOLOGIC
 Agrylin                                  Global
 Troxatyl                                 Global
 SPD424                                   North America, Europe
 SPD427                                   Global
 ANTIVIRALS
 BCH-10618                                Global
 BCH-13520                                Global
 VACCINES
 Injectable and nasal influenza vaccine   North America
 derived from cell culture(3)
 NEISSERIA MENINGITIDIS vaccine           Global
 PSEUDOMONAS AERUGINOSA vaccine           Global
 STREPTOCOCCUS PNEUMONIAE vaccine         Global


----------------------------------------

(1) The licensee is Janssen.


(2) The licensee is AstraZeneca (except in Canada).



(3) The licensee is Glaxo/SmithKline (except in Canada).

DRUG DELIVERY TECHNOLOGIES

    The Enlarged Group will have several platforms of drug delivery technologies that can be applied to drugs in order to enhance their effectiveness or their convenience to patients in terms of dosage regimen. Generally, this involves re-formulating the drug into a new delivery system designed either to enhance the absorption of the drug into the blood stream or, alternatively, to delay absorption of the drug into the bloodstream, thereby requiring the patient to take fewer daily doses.

    The Enlarged Group's portfolio of drug delivery technologies will include technologies designed to develop oral, controlled release delivery of drugs, a technology for rapid absorption through the tissues of the mouth and several technologies for predicting and improving bioavailability of drugs. It is intended to out-license these technologies to third parties in return for development fees, milestone payments and royalties. It is also intended to employ these technologies selectively to products being developed internally, where it is believed the characteristics of the product can be improved or modified to secure a competitive advantage.

                       THE EXTRAORDINARY GENERAL MEETING

DATE, TIME, PLACE AND PURPOSE


    This Proxy Statement is being furnished to Shire shareholders in connection with the solicitation of proxies by the Shire board for use at the extraordinary general meeting scheduled to be held at 35 New Broad Street, London, EC2M ISQ, England, on March 29, 2001 at 3:00 p.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE EXTRAORDINARY GENERAL MEETING

    ORDINARY RESOLUTION


    At the extraordinary general meeting, Shire shareholders will be asked to consider and vote on an ordinary resolution to approve the merger, to increase the authorized share capital of Shire, to grant authority to Shire's directors to allot such capital and to create new special voting shares and to attach certain rights and restrictions to those shares.


    SPECIAL RESOLUTION


    At the extraordinary general meeting, you will also be asked to approve a special resolution increasing the Director's power, for a period of 5 years from the date of the passing of the resolution, to allot securities within the limits of the authorized share capital for cash free of pre-emption rights up to a nominal amount of L1,279,868.



    Under English law, we would typically ask you to take this action at one of our future general annual meetings. However, as a matter of convenience, you will be asked to take this action at extraordinary general meeting. This action does not relate to the merger.


RECORD DATE; VOTING RIGHTS; VOTING AT THE MEETING


    The Shire board has fixed 6:00 p.m. on March 27, 2001 as the record date for determination of Shire shareholders entitled to notice of, and to vote at, the extraordinary general meeting. Each holder of record of Shire shares on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, on each of the resolutions put to the extraordinary general meeting. On February 27, 2001, there were 257,521,218 Shire shares outstanding and entitled to vote which were held by approximately 9,000 holders of record.



    The presence, in person or by a properly executed proxy, of two or more shareholders of Shire entitled to vote at the extraordinary general meeting is necessary to constitute a quorum at the extraordinary general meeting. The ordinary resolution must be passed by a majority of the votes cast by the holders of Shire shares present or represented by proxy at the extraordinary general meeting. The special resolution must be passed by a majority of three-quarters of the votes cast by the holders of Shire shares present or represented by proxy at the extraordinary general meeting. The directors of Shire collectively own or have an interest in shares representing approximately 3.5% of the outstanding Shire issued share capital.


VOTING OF PROXIES

    All Shire shareholders who are entitled to vote and are represented at the extraordinary general meeting by properly executed proxies deposited with Shire's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 3UH, England, at least 48 hours prior to the extraordinary general meeting and not revoked will be voted at the extraordinary general meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, your proxy may vote or abstain on the resolution at his or her discretion. Under rules applicable to brokers, a broker is precluded from exercising voting discretion with respect to the approval of the merger proposal and thus, absent specific instructions from the beneficial owners of those Shire shares, is not empowered to vote those Shire shares for or against the merger proposal.

    Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

    - depositing at the registered office of Shire, before the taking of the vote at the extraordinary general meeting, a written notice of revocation bearing a later date than the date of proxy or by giving notice of revocation in the open meeting;

    - submitting a later-dated proxy; or

    - attending the extraordinary general meeting and voting in person.


    In order to vote in person at the extraordinary general meeting, Shire shareholders must attend the meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at the extraordinary general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent to: Shire Pharmaceuticals Group plc, Hampshire International Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP, England, attention: Company Secretary.

                                   THE MERGER

BACKGROUND OF THE MERGER


    Shire is a specialty pharmaceutical company historically focused on four therapeutic areas: CNS disorders, metabolic diseases, oncology and gastroenterology.



    Shire's strategy is to in-license, develop and market therapies in its areas of strategic focus. This approach is complemented by the advanced drug delivery platforms developed by Shire Laboratories which may be used to enhance the bioavailability, reduce the side effects or improve the dosage regimen of existing marketed compounds. Shire seeks to protect the intellectual property upon which it relies through a range of patents and patent applications (both its own and those of its licensors).



    Historically, the majority of products have been in-licensed and Shire continues actively to seek such opportunities. Products currently marketed in the US are Adderall and DextroStat for ADHD, Carbatrol, launched in May 1998, for the treatment of epilepsy, Pentasa for ulcerative colitis, Agrylin for thrombocythemia and ProAmatine for orthostatic hypotension. The key UK market products are the Calcichew range of prescription calcium and calcium/vitamin D products used as adjuncts in the treatment of osteoporosis. Additionally, Shire launched Reminyl and Colazide in the UK in 2000. While Shire has access to seven of the eight key pharmaceutical markets, it was keen to consolidate its position in the North American market, following its successful acquisition of Roberts Pharmaceutical Corporation in 1999.



    During the course of considering several potential acquisition opportunities, Shire identified BioChem as a particularly attractive candidate, primarily because BioChem broadened Shire's therapeutic areas and provided Shire with an enhanced combined search and development platform.



    Mr. Rolf Stahel, the Chief Executive of Shire, and Dr. Francesco Bellini, the Chief Executive Officer of BioChem, first met on August 28, 2000 in Italy where Mr Stahel first raised the possibility of a merger of the two companies. They did not discuss specific terms for a possible merger, but they did agree that the parties' representatives should meet and continue the discussions. Subsequent to this initial meeting, Dr. Wilson Totten, Shire's Group Research & Development Director, went to Montreal on September 19, 2000 where he met with Dr. Bellini and Dr. Gervais Dionne, the Chief Scientific Officer of BioChem. The following day, Dr. Totten and Dr. Dionne visited BioChem's Laval site, where again they discussed each of their respective research and development strategies and projects, but did not discuss specific terms of a possible transaction.


    During this period, Deutsche Bank prepared a basic financial analysis of the effect on Shire's earnings of a potential business combination transaction with BioChem, reviewing publicly available information about BioChem and its products. Deutsche Bank also presented their initial views on the key due diligence issues that might arise were the proposed transaction to proceed.


    By a letter dated September 22, 2000 from Deutsche Bank to Shire, which was signed and accepted by Shire on this date, Shire formally engaged Deutsche Bank to act as its financial advisor in connection with negotiating the proposed merger.



    Reciprocal confidentiality agreements were executed on October 3 and October 9, 2000 with customary terms, subsequent to which information was sent from Chase Securities, BioChem's financial advisor, to Deutsche Bank, Shire's financial advisor, relating to specific products, tax, various accounting issues and patents.



    On October 6, 2000, Shire convened a meeting of its board. Deutsche Bank presented to the board on the financial implications of a possible merger, preliminary views on value and the rationale for the merger. No conclusions were possible regarding earnings impact because the financial terms of the possible transaction were not then known. Further to permission granted at this board meeting, a preliminary non-binding indicative offer letter was sent by Shire to BioChem on October 6, 2000. This letter confirmed Shire's interest in pursuing a potential business combination with BioChem and outlined various parameters of Shire's proposal, including that the merger offer be structured as an arrangement, an indicative value for the BioChem shares, certain pre-conditions and conditions to any offer by Shire, Shire's requirement for confidentiality and a request for an exclusive period to conduct due diligence and proceed with negotiations, the payment of mutual break fees, an option for Shire to acquire up to 19.9% of the outstanding BioChem shares and representations, warranties and indemnities usual for a transaction of this nature. In addition, the Board specifically requested that two issues that had been highlighted during the course of that board meeting, namely intellectual property rights and tax matters regarding the proposed transaction, be addressed and resolved.



    On October 16, 2000, the respective companies' company general counsels opened lines of communication with respect to certain intellectual property issues, including the identification of patent attorneys previously retained by BioChem, although specific terms of a possible transaction were not discussed.



    On October 18 and 19, 2000, Shire's Group Finance Director, Mr. Angus Russell, Group Finance Controller, Mr. Paul McBarron, and Internal Tax /Treasury Manager, Mr. Simon Gibbins, visited Montreal to discuss certain tax issues with BioChem's tax advisors and BioChem's Chief Financial Officer, Mr. Frederick J. Andrew. Further to this meeting, Shire spent some time assessing the possible tax structures of the merger.


    On October 18 and 19, 2000, the respective parties' patent lawyers discussed the patent interference and litigation involving BioChem and Emory University in connection with 3TC/ lamivudine.


    A further letter was sent to Dr. Bellini by Mr. Stahel on behalf of the Shire board on October 24, 2000 following the completion of initial due diligence on the intellectual property and tax issues. This letter confirmed Shire's interest in pursuing a potential business combination with BioChem and confirmed the various parameters of Shire's proposal, including that the merger offer be structured as an arrangement and the other parameters contained in the October 6, 2000 letter referred to above.



    On October 29, 2000, a first draft of a merger agreement was sent to Shire. Dr. Francesco Bellini contacted Shire on October 30, 2000 and it was agreed that Shire's formal due diligence process lasting 10 days would then begin. On October 30, 2000, BioChem sent a letter to Shire agreeing, among other things, to pay $600,000 towards Shire's out-of-pocket expenses related to the due diligence process should a definitive binding merger agreement not be signed by December 15, 2000. Shire's due diligence team, comprised of Shire officers and advisors, convened in Montreal on October 31, 2000. From October 31 until November 10, 2000, representatives of Shire and its financial, legal and accounting advisors conducted due diligence on BioChem both at the offices of BioChem's lawyers, Stikeman Elliott, and BioChem's sites in and around Montreal.



    A further Shire board meeting was convened on November 14, 2000 to discuss the initial findings from the data room and other due diligence enquiries, the rationale for the merger, revised financial projections, valuation issues and financial implications of the merger. As a result of this board meeting, a further indicative offer letter was sent to BioChem. This letter confirmed Shire's interest in pursuing a potential business combination with BioChem and confirmed various parameters of Shire's proposal. The value to be received by a BioChem shareholder was to be established using a fixed exchange ratio. Shire also requested that BioChem respond by 5:00 p.m. UK time on November 17, 2000 which it did, indicating that it was rejecting the Shire offer.



    A further offer was sent by Shire to BioChem on November 20, 2000, improving the non-binding offer that had been set out in Shire's letter of November 14, 2000 by, in particular, amending the terms of the share exchange to provide for a variable exchange ratio within a certain range of Shire's share price prior to closing. The exchange ratio would be based on a Shire ADS price of $59 which would be adjusted by any variation of Shire's ADS price of up to, plus or minus, 20%, based on the average closing Shire ADS price on the fifteen consecutive trading days ending on the third trading day immediately preceding the closing of the merger. Any alteration in the Shire ADS price outside of this range would not result in any further adjustment to the exchange ratios.



    BioChem stated that it was unable to respond to the revised Shire offer at such time, as it had entered a period of exclusivity with a third party which was to expire on November 27, 2000. This period of exclusivity with a third party subsequently expired, and negotiations with Shire recommenced. On
November 28, 2000 a further draft of a merger agreement was circulated among the parties and their counsel. Negotiations on this merger agreement then began on November 29, 2000.



    On December 4, 2000, there was a further Shire board meeting that reported on continuing negotiations with BioChem.



    On December 5, 2000, BioChem and its team of legal, financial and accounting advisors began its due diligence on Shire. This due diligence included two days (December 5 and 6) spent at Shire's headquarters in Andover, England, two days (December 6 and 7) at the New York law offices of Cahill Gordon & Reindel, Shire's US counsel, and two days (December 7 and 8) at Shire's offices in Florence, Kentucky. Negotiations on the merger agreement continued during this period, and during the period between December 5 and December 10 outstanding issues were resolved.



    On December 10, 2000, the legal advisors to Shire and BioChem reviewed and finalized the merger agreement and other related documentation.



    The Board of Directors of Shire and BioChem convened board meetings in Montreal on December 10, 2000. Representatives of Deutsche Bank, Arthur Andersen and McCarthy Tetrault, Shire's Canadian counsel, were present at the Shire board meeting, and Deutsche Bank delivered a written fairness opinion to Shire's Board of Directors. Representatives of Chase Securities, Merrill Lynch, Stikeman Elliott and Torys, special counsel to the BioChem board's ad hoc committee, were present at the BioChem Board meeting.



    The definitive merger agreement and related documents were signed by Shire and BioChem in Montreal on the night of December 10, 2000. On the morning of December 11, 2000 Shire and BioChem jointly issued a press release announcing the execution of the merger agreement.


REASONS FOR THE MERGER


    Our board of directors believes that the merger brings together two publicly-traded specialty pharmaceutical companies with complementary strengths, activities and competencies. We have built effective research and development functions, an effective sales and marketing organization in the US and UK and have established and are expanding our functions in Canada and certain leading European markets. BioChem has built an outstanding early stage development operation through which it has generated a pipeline of projects focused in three discrete specialty categories: oncology, vaccines and anti-virals.


OPINION OF SHIRE'S FINANCIAL ADVISER


    Deutsche Bank has acted as financial adviser to Shire in connection with the merger. At the December 10, 2000 meeting of Shire's Board of Directors, Deutsche Bank delivered its written opinion (the "Deutsche Bank Opinion") as at that date to Shire's Board of Directors to the effect that as at the date of such opinion, based upon and subject to the assumptions made, matters considered and the limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view to Shire's shareholders.

    The full text of the Deutsche Bank Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the scope of review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex D to this Proxy Statement and is incorporated by reference herein. Shire Shareholders are urged to read this opinion in its entirety. The summary of the Deutsche Bank Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.



    In connection with Deutsche Bank's role as financial adviser to Shire, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning Shire and BioChem and their respective groups and certain internal analyses and other information furnished to it by Shire and BioChem. Deutsche Bank also held discussions with the members of the senior management of Shire and BioChem regarding the businesses and prospects of their respective groups and the joint prospects of a combined group. In addition, Deutsche Bank has attended certain discussions with Shire's external legal counsel and BioChem's internal and external counsel on specific items relating to ongoing patent litigation and related proceedings against BioChem and/or members of its group and has reviewed and relied on such counsels' opinions with respect to these matters. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the common stock of BioChem and the ordinary shares of Shire, (ii) compared certain financial and stock market information for Shire and BioChem with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the merger agreement and (v) performed such other studies and analyses and considered such other factors it deemed appropriate.



    In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Shire or BioChem or their respective groups, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Shire or BioChem or members of their groups. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, including analyses and forecasts of certain cost savings (including assumptions relating to future tax rates), operating efficiencies, revenue effects and financial synergies (collectively, the "Synergies") expected by Shire to be achieved as a result of the merger, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Shire or BioChem, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion. Events occurring after the date thereof could materially affect this opinion and the assumptions used in preparing this opinion. Although subsequent developments may affect the Deutsche Bank Opinion, Deutsche Bank does not have any obligation to update, revise or reaffirm its opinion. Shire imposed no other instructions or limitations on Deutsche Bank with respect to the other investigations made or the procedures followed by it in rendering its opinion. Further, Deutsche Bank does not provide legal, accounting, actuarial or tax advice.



    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Shire, Shire Exchangeco and BioChem contained in the merger agreement are true and correct, that Shire, Shire Exchangeco and BioChem will each perform all of the covenants and agreements to be performed by them under the merger agreement and all conditions to the obligation of each of Shire, Shire Exchangeco and BioChem to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Shire or BioChem is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Shire or BioChem or materially reduce the contemplated benefits of the merger to Shire. In addition, Deutsche Bank has been advised by Shire, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to each of Shire and BioChem and their respective stockholders and that the merger will be accounted for as a pooling of interests.


    In connection with Deutsche Bank's role as financial adviser to Shire and in arriving at its opinion, Deutsche Bank was not authorized to solicit, and did not solicit, interest from any other person with respect to the acquisition of Shire or any of its assets, nor did Deutsche Bank have discussions or negotiate with any person in connection with the merger.

    Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion.

    HISTORICAL STOCK PERFORMANCE. Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for Shire ADSs and ordinary shares and BioChem common shares and compared such market prices to certain stock market and industry indices.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Deutsche Bank compared certain financial information and commonly used valuation measurements for BioChem and Shire to corresponding information and measurements for a group of ten publicly traded specialty pharmaceutical companies consisting of


    - Allergan, Inc.;



    - ALZA Corporation;



    - Forest Laboratories, Inc.;



    - ICN Pharmaceuticals, Inc.;



    - King Pharmaceuticals, Inc.;



    - KV Pharmaceutical Company;



    - Medicis Pharmaceuticals Corporation;



    - Elan Corporation, plc;



    - H. Lundbeck A/S; and


    - Schering AG

(collectively, the "Selected Companies"). Deutsche Bank reviewed, among other things, enterprise values (defined as equity value, plus total debt, preferred stock and minority interest less cash) as a multiple of estimated calendar years 2000, 2001 and 2002 EBIT and EBITDA and equity values as a multiple of estimated calendar years 2000, 2001 and 2002 net income. In order to derive an implied equity range for BioChem, Deutsche Bank then applied a range of selected multiples of estimated calendar years 2000, 2001 and 2002 derived from the Selected Companies to corresponding financial statistics for BioChem. Estimated financial data for the Selected Companies were based on publicly available research analysts' estimates and estimated financial data for BioChem were based on internal estimates of the management of Shire. After applying a control premium derived from an analysis of those in North American transactions in the period from January 1998 to November 2000, this implied an equity reference range for BioChem of approximately $4.0 billion to $4.7 billion.


    None of the companies utilized as a comparison is identical to BioChem or Shire. Accordingly, Deutsche Bank believes the analysis of such publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.


    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Deutsche Bank reviewed the financial terms, to the extent publicly available, of five completed mergers and acquisition transactions since January 1, 1999 involving companies in the specialty pharmaceutical industry (the "Selected Transactions"). The transactions reviewed were (with month of announcement in parenthesis):


    - Dura Pharmaceuticals, Inc./Elan Corporation, plc (September 2000);



    - Pathogenesis Corporation/Chiron Corporation (August 2000);



    - Jones Pharma Incorporated/King Pharmaceuticals, Inc. (July 2000);



    - Roberts Pharmaceutical Corporation/Shire Pharmaceuticals Group plc (July 1999); and



    - Agouron Pharmaceuticals, Inc./Warner-Lambert Company (January 1999)



    Deutsche Bank compared the enterprise values (for definition see above) in the Selected Transactions as a multiple of forecast one year EBIT and the equity values in the Selected Transactions as a multiple of forecast one year net income. All financial information was based on financial information available at the time of the relevant transaction. Applying the range of EBIT multiples and net income multiples to corresponding financial data for BioChem based on internal estimates of the management of Shire resulted in an implied enterprise value of BioChem in the range of $3.5 billion to $4.5 billion.



    Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of BioChem and Shire and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and BioChem and Shire.



    CONTRIBUTION ANALYSIS. Deutsche Bank analyzed the relative contributions of BioChem, with synergies expected to arise from the merger, and Shire to the pro forma income statement of the Enlarged Group, based on internal estimates of the management of Shire for both companies and a base level of expected synergies. This analysis showed that on a pro forma combined basis (excluding
(i) non-recurring expenses relating to the merger and (ii) excluding the impact of any revenue from CliniChem Development Inc.), based on the calendar years ending December 31, 2000, 2001 and 2002 for Shire and BioChem, Shire and BioChem (with a base level of synergies estimated by the management of Shire), would account for approximately 59%, 41%; 54% and 46%; and 55%, 45% respectively of the Enlarged Group's pro forma net income for each of those three years.



    DISCOUNTED CASH FLOW ANALYSIS. The merger of BioChem and Shire is to be satisfied by the issue of new Shire ordinary shares, new Shire ADSs or by the issue by ExchangeCo of exchangeable shares in favor of BioChem shareholders. Accordingly, no cash consideration will pass to BioChem shareholders. As such, the Board of Shire, as advised by Deutsche Bank, did not regard a discounted cash flow analysis as representative and hence was not relied upon by the Board of Shire as part of its decision making process. Nevertheless, Deutsche Bank performed a discounted cash flow analysis on BioChem. Deutsche Bank calculated the discounted cash flow value as the estimated future cash flow that BioChem is forecast to generate from the year 2001 onwards. The estimated future cash flows were based on the internal estimates of the management of Shire and Deutsche Bank used a range of discount rates.



    PRO FORMA COMBINED EARNINGS ANALYSIS. Deutsche Bank analyzed certain pro forma effects of the merger. Based on such analysis, Deutsche Bank computed the resulting dilution/accretion to the Enlarged Group's EPS estimate for the fiscal years ending December 31, 2001 and 2002, before and after taking into account any potential cost savings and other synergies identified by management that BioChem and Shire could achieve if the merger were consummated and before non-recurring costs relating to the merger. The results of this analysis suggested that the merger could be accretive, or represent an increase, to Shire's earnings per share in calendar years 2001 and 2002. The actual results achieved by the Enlarged Group may vary from projected results and the variations may be material.



    OTHER ANALYSES. In addition, Deutsche Bank analyzed the terms of the merger agreement at the extremities of the collar arrangement and considered the financial implications for Shire. Deutsche Bank also reviewed the average bid premium paid in recommended transactions in North America since 1998. This showed that the range of premium paid to the target company's share price on the day prior to announcement was 27.7% to 47.8%, with an average of 37%. Shire offered a premium of 39.6% to the BioChem share price on the trading day prior to the announcement of the merger. In addition, Deutsche Bank considered the possible financial implications for Shire of an adverse ruling in the Emory University patent litigation. For further details of this litigation, please see "Risk Factors--BioChem's ongoing success is dependent on maintaining patent protection and obtaining third party technology and patents."


    The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Shire's Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses. In addition, Deutsche Bank expresses no opinion as to what the value of Shire's stock will be when issued to BioChem shareholders pursuant to the merger or the price at which Shire stock will trade subsequent to the merger.


    In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Shire's Board of Directors as to the fairness to Shire of the exchange ratio and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Shire management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Shire's or BioChem's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of

Shire, BioChem or their respective advisers, none of Shire, Deutsche Bank or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The estimates contained in Deutsche Bank's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. Deutsche Bank's opinion and related financial analyses were only one of many factors considered by the Board of Shire in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management of Shire with respect to the merger or the consideration payable in the merger.



    The terms of the merger were determined through negotiations between Shire and BioChem and were approved by Shire's Board of Directors. Although Deutsche Bank provided advice to Shire during the course of these negotiations, the decision to enter into the merger was solely that of Shire's Board of Directors. As described above, the opinion and presentation of Deutsche Bank to Shire's Board of Directors were only one of a number of factors taken into consideration by Shire's Board of Directors in making its determination to approve the merger. Deutsche Bank's opinion was provided to Shire's Board of Directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Shire's ordinary shares as to how to vote with respect to the merger.



    Shire selected Deutsche Bank as financial adviser in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Shire has retained Deutsche Bank pursuant to an agreement dated September 22, 2000 (the "Engagement Letter"). As compensation for Deutsche Bank's services in connection with the merger, Shire has incurred a cash liability to Deutsche Bank of $2,500,000 and has agreed to pay in aggregate a fee representing 0.4% of the value of the offer for BioChem if the merger is consummated. Regardless of whether the merger is consummated, Shire has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. Shire has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under US federal securities laws arising out of its engagement or the merger.


    Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank and its affiliates may actively trade securities of Shire or BioChem for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

GOVERNMENTAL REGULATION

    US ANTITRUST


    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have been satisfied. On January 12, 2001, we filed a Pre-merger Notification and Report Form in accordance with the provisions of the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The required waiting period expired on February 11, 2001.

    UK ANTITRUST


    In the UK, the Secretary of State for Trade and Industry decided on February 27, 2001, on the information before him, and in accordance with the recommendation of the Director General of Fair Trading, not to refer the merger to the Competition Commission under the provisions of the Fair Trading Act 1973.


    INVESTMENT CANADA ACT


    The INVESTMENT CANADA ACT is a Canadian statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. This merger is considered to be an acquisition of control of a Canadian business by a non-Canadian for purposes of the INVESTMENT CANADA ACT. A proposed acquisition of a Canadian business by a non-Canadian prospective acquiror is subject to prior review and approval by the Minister of Industry Canada if the value of the assets of the acquired business is equal to or greater than $209 million. A reviewable investment may not be completed until the Minister determines that the investment is likely to be of "net benefit to Canada," in accordance with the various criteria set out under the INVESTMENT CANADA ACT. The Minister may also condition a "net benefit to Canada" finding on the provision of undertakings by the non-Canadian prospective acquiror. The value of assets of BioChem exceeds $209 million and the merger is, therefore, reviewable.



    To commence the review process, we submitted an application for review with prescribed information to the Director of Investments within Industry Canada on January 12, 2001. Under the INVESTMENT CANADA ACT, a decision is required to be rendered within 45 days of receipt of such filing, subject to the unilateral right of the Minister to extend this period for up to a further 30 days. Each of BioChem and Shire believe that the merger is likely to be of net benefit to Canada. A decision of the Minister is anticipated prior to the extraordinary general meeting.



    CANADIAN COMPETITION ACT



    The Transaction is a "notifiable transaction" for the purposes of Part IX of the COMPETITION ACT (CANADA) which means that the transaction cannot be consummated until an advance ruling certificate ("ARC") has been issued by the Commissioner of Competition or, in the event a short-form pre-merger notification is filed, the relevant waiting period of 14 days under Section 123 of the Competition Act has expired. On January 18, 2001, BioChem and Shire submitted a request pursuant to Section 102 of the Competition Act for an ARC to the Commissioner of Competition. On February 5, 2001, the Commissioner of Competition issued the ARC.



    Where an ARC is issued and the notifiable transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner of Competition may not seek an order of the Competition Tribunal in respect of the notifiable transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.


ANTICIPATED ACCOUNTING TREATMENT AND EFFECTS


    The merger is intended to qualify as a pooling of interests transaction under U.S. GAAP, which means the recorded assets and liabilities of BioChem will be carried forward to the combined business at their recorded amounts. The historical revenues and expenses of BioChem, for all periods, will be combined with those of Shire, whose financial statements will then be restated. Consummation of the merger is conditional upon receipt by Shire of (a) a pooling letter from its independent auditors dated as of the effective date to the effect that it will be appropriate to account for the arrangement as "pooling of interests" under United States GAAP and all published rules and regulations of the SEC relative to accounting for business combinations and (b) a poolability letter from BioChem's independent auditors dated as of the effective date to the effect that BioChem qualifies as a combining company for the purpose of pooling of interests accounting in accordance with United States GAAP.



    The number of new ordinary shares, new ADSs and new exchangeable shares to be issued pursuant to the merger by Shire might increase as a result of the exercise by BioChem shareholders of their statutory dissent rights under Canadian law. Such dissent rights confer upon BioChem shareholders the ability to dissent from the plan of arrangement to the proposed merger in which event, provided the aggregate number of shares held by dissenting BioChem shareholders is less than 5% of BioChem's issued share capital, the proposed merger will proceed but such shareholders will be entitled to receive fair value consideration. In the event that such dissent rights are exercised in respect of more than 2.4% of BioChem shares, then, in the absence of the issue of shares referred to below, the intended pooling of interests accounting treatment of the merger will not be available. In these circumstances, Shire may request that BioChem issue up to 2,634,383 additional BioChem shares (representing approximately 2.6% increase over the current issued share capital of BioChem) for cash by way of private placement to an independent third party(ies). In such event, the board of directors of BioChem may, in its entire discretion and if deemed appropriate in the circumstances give effect to such request of Shire, taking into account the number of options to acquire BioChem shares exercised since the date hereof. These shares will then be acquired by Shire pursuant to the merger so as to allow the pooling of interests accounting treatment of the merger to be available.


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
                              THE MERGER AGREEMENT

    The following description of the material provisions of the merger agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

GENERAL; EFFECTIVE TIME AND EFFECTS OF THE MERGER


    The merger agreement provides that, subject to the approval of the merger by the affirmative vote of at least two-thirds of the votes cast by BioChem shareholders and by BioChem option holders, voting together, subject to any conditions prescribed in the interim order and the passing of the ordinary resolution to be proposed at the extraordinary general meeting, and the satisfaction or waiver of other conditions to the merger, Shire and BioChem will merge pursuant to a plan of arrangement.



    Upon completion of the merger and closing of the arrangement, BioChem will become a wholly-owned subsidiary of Exchangeco, a corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT, which is a wholly-owned subsidiary of Shire.


DIRECTORS OF SHIRE IMMEDIATELY FOLLOWING THE MERGER

    Following the merger, Dr. Francesco Bellini, The Honourable James Andrews Grant and Mr. Gerard Veilleux, who are now members of BioChem's board, will become members of Shire's board. At that time approximately 30% of the Shire board will be former BioChem board members.

CONVERSION OF BIOCHEM SHARES


    The merger agreement provides for the combination of Shire and BioChem in a transaction in which each BioChem shareholder (other than BioChem shareholders who properly dissent to the merger) will have the choice of receiving as consideration for each BioChem share:


    - a number of ordinary shares equal to the exchange ratio;


    - a number of exchangeable shares equal to the exchange ratio divided by three issued by Exchangeco, which are exchangeable into ordinary shares or ADSs, at a rate of one exchangeable share for three ordinary shares or one exchangeable share for one ADS;


    - a number of ADSs equal to the exchange ratio divided by three; or

    - a combination of the above.


    Only BioChem shareholders that are Canadian residents will have the option of receiving exchangeable shares for their BioChem shares.



    The exchangeable shares will be issued by Exchangeco and will be listed on the TSE. Holders of the exchangeable shares will be entitled to dividend and other rights that are, as nearly as practicable, economically equivalent to those of ordinary shares. Through a voting trust and by means of special voting shares in Shire held by the trustee, holders of the exchangeable shares will, in effect, be entitled to vote at meetings of Shire shareholders.

EXCHANGE RATIO


    The number of ordinary shares into which each BioChem share shall be exchanged shall be determined as follows:



IF THE AVERAGE ADS PRICE IS:           THE EXCHANGE RATIO SHALL BE:
----------------------------           ----------------------------
less than or equal to $47.20           2.3517

greater than $47.20 and less than      determined by dividing $37.00 by the
$70.80                                 average ADS price and multiplying by
                                       three

equal to or greater than $70.80        1.5678



    If a BioChem shareholder so elects, or in certain other circumstances, we will provide such shareholder with one-third of an ADS or one-third of an exchangeable share for each ordinary share that shareholder would be entitled to receive based on the exchange ratio.


REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties made by Shire and BioChem relating to, among other things:

    - due organization and good standing;

    - capitalization;

    - corporate authority to enter into the contemplated transactions;

    - lack of conflicts with corporate governance documents;

    - reports and financial statements;

    - absence of certain changes or events;

    - compliance with law;

    - brokers or finders;

    - absence of litigation;

    - filing of tax returns;

    - environmental matters; and

    - intellectual property.

COVENANTS

    During the period from the date of the merger agreement and continuing until the effective time, each of Shire and BioChem has agreed as to itself and its subsidiaries that, among other things, it and its subsidiaries will carry on their respective businesses only in the ordinary course and will use reasonable efforts to maintain and preserve its business organization, assets, employees and business relationships and to maintain all of its properties and assets in useful and good condition.

    The merger agreement contains certain other covenants of Shire and BioChem relating to the conduct of their respective businesses before the effective time, including:

    - covenants relating to the declaration and payment of dividends and changes in share capital;

    - the issuance of securities;

    - the amendment of corporate governance documents;

    - the disposition of assets;

    - the incurrence of indebtedness and the acquisition of equity interests;

    - the making of loans, advances, contributions or investments;


    - the maintenance of benefit plans and compensation;


    - the entering into of agreements limiting or restricting Shire or BioChem from engaging or competing in any line of business; and

    - the preservation of the availability of pooling-of-interests accounting treatment.

NO SOLICITATION

    According to the terms of the merger agreement, Shire and BioChem have each agreed that, prior to the effective time, neither it, any of its subsidiaries nor any of the respective employees, agents or representatives of the foregoing will:

    - initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to any merger, consolidation or other business combination involving Shire or BioChem, as the case may be, or the acquisition of the assets of BioChem or Shire having an aggregate value of 50% or more of the market capitalization or the acquisition of 50% or more of the capital stock of Shire or BioChem, as the case may be;

    - have any discussion with or provide confidential information or data to any person relating to the type of transaction referred to above;

    - engage in any negotiations regarding the type of transaction referred to above; or

    - knowingly facilitate any effort or attempt to make or implement the type of transaction referred to above or accept such a transaction.


    The merger agreement does allow Shire and BioChem, in response to an unsolicited written proposal from a third party regarding a bona fide, written and unsolicited proposal or offer made by any persons or group with respect to a merger, consolidation or other business combination or an acquisition of the assets of BioChem or Shire having an aggregate value of 50% or more of the market capitalization or the acquisition of 50% or more of the capital stock of Shire or BioChem, as the case may be, on terms which the board of directors of Shire or BioChem, as the case may be, determines in good faith, and in the exercise of reasonable judgment, based on the advice of independent financial advisers and legal counsel, to be more favorable to its shareholders than the merger, to furnish information to, negotiate or otherwise engage in discussions with such third party, PROVIDED, HOWEVER, in the case of Shire that its board of directors determines in good faith, after receiving a written opinion from its outside legal counsel, that such action is required for the board of directors to comply with its fiduciary duties under applicable law.



    According to the terms of the merger agreement, Shire and BioChem have agreed promptly to advise each other of any information they have from a person with respect to any transaction of the type referred to above and to give each other an update on an ongoing basis or upon the reasonable request of Shire or BioChem, as the case may be, on the status of any such transaction.


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
CONDITIONS TO CLOSING

    MUTUAL CONDITIONS


    The merger agreement provides that the respective obligations of each party to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:



    - the merger shall have been approved by the requisite vote of Shire and BioChem shareholders;



    - no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;



    - the waiting periods (and any extensions thereof) applicable to the merger under the HSR Act and the COMPETITION ACT (Canada) shall have been terminated or shall have expired or the Commissioner of Competition shall have issued an advance ruling certificate and/or a "no action" letter under the COMPETITION ACT (Canada) in relation to the merger and the Director of Investments under the INVESTMENT CANADA ACT shall have concluded that the merger is of "net benefit to Canada" for purposes of the INVESTMENT CANADA ACT;



    - all consents, approvals and actions of, filings with and notices to any governmental entity required of Shire or BioChem or any of their respective subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained;



    - the ordinary shares to be issued in the merger and such other ordinary shares to be reserved for issuance in connection with the merger shall have been admitted to the Official List of the United Kingdom Listing Authority and to trading on the LSE, the ADSs to be issued in the merger and such other ADSs to be reserved for issuance in connection with the merger shall have been approved for quotation on Nasdaq (to the extent necessary) and the exchangeable shares shall have been approved for listing on the TSE, subject to official notice of issuance;



    - a registration statement relating to the issuance of ordinary shares upon exchange of the exchangeable shares shall have been declared effective by the SEC or an appropriate "no action letter" shall have been obtained from the Staff of the SEC relating to the issuance of ordinary shares upon exchange of the exchangeable shares. No stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;



    - all applicable requirements of Section 3(a)(10) of the Securities Act of 1933 shall have been satisfied with respect to the issuance of ordinary shares and ADSs in connection with the merger; and


    - exemption orders from the registration and prospectus requirements with respect to the exchangeable share structure shall have been granted by all relevant Canadian provincial securities authorities.

    CONDITIONS IN FAVOR OF SHIRE AND EXCHANGECO


    The merger agreement provides that the obligation of Shire and Exchangeco to complete the merger is subject to the satisfaction or waiver of a number of additional conditions, each of which may be waived by Shire, including the following:


    - each of the representations and warranties of BioChem set forth in the merger agreement that is qualified as to material adverse effect shall be true and correct and each of the representations and warranties of BioChem set forth in the merger agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective date as though made on and as of the effective date;

    - BioChem shall have performed or complied with all agreements and covenants required to be performed by it under the merger agreement at or prior to the effective date that are qualified as to material adverse effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the merger agreement at or prior to the effective date that are not so qualified;


    - BioChem's Board of Directors shall have waived the application of a rights plan to the transactions contemplated by the merger agreement. Under the rights plan, one common share purchase right was issued in respect of each outstanding common share and a share purchase right for each common share issued thereafter. These rights are exercisable in a situation of public offering where certain conditions are not respected. Each right entitles the holder to purchase, from BioChem, one common share at a specified price, subject to certain anti-dilution adjustments;



    - holders of not more than 5% of BioChem's common shares issued and outstanding immediately prior to the effective date shall have dissented to the merger (and not withdrawn such dissent);



    - since the date of the merger agreement, there shall not have occurred any change, effect, event or circumstance that, in combination with any other changes, effects, events or circumstances, has resulted in or would reasonably be expected to result in a material adverse effect with respect to BioChem; PROVIDED THAT the outcome of the proceedings instituted by Emory University in the US shall not be considered to have a material adverse effect on BioChem; and


    - there shall have been delivered to Shire:


       - a pooling letter from Shire's independent auditors, dated as of the effective date and addressed to Shire, reasonably satisfactory in form and substance to Shire, setting forth the concurrence of Shire's independent auditors with the conclusion of Shire's management that it will be appropriate to account of the merger as a "pooling of interests" under U.S. GAAP, Accounting Principles Board Opinion No. 16 and all published rules and regulations adopted by the SEC; and



       - a poolability letter from BioChem's independent auditors, dated as of the effective date and reasonably satisfactory in form and substance to Shire, setting forth the concurrence of BioChem's independent auditors with the conclusion of BioChem's management that it will be appropriate to account for the merger as a "pooling of interest" under U.S. GAAP, Accounting Principles Board Opinion No. 16 and all published rules and regulations adopted by the SEC.


    CONDITIONS IN FAVOR OF BIOCHEM


    The merger agreement provides that the obligation of BioChem to complete the merger is subject to the fulfillment of a number of additional conditions, each of which may be waived by BioChem, including the following:



    - each of the representations and warranties of each of Shire and Exchangeco set forth in the merger agreement that is qualified as to material adverse effect shall be true and correct, and each of the representations and warranties of each of Shire and Exchangeco set forth in the merger agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective date as though made on and as of the effective date; and

    - Shire shall have performed or complied with all agreements and covenants required to be performed by it under the merger agreement at or prior to the effective date that are qualified as to material adverse effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the merger agreement at or prior to the closing date that are not so qualified.

TERMINATION AND PAYMENT OF BREAK FEES

    The merger agreement may be terminated by mutual written consent of BioChem and Shire at any time prior to the effective date. In addition, if the effective date shall not have occurred on or before May 31, 2001, the merger agreement may be terminated by either BioChem or Shire; PROVIDED, HOWEVER, that this right to termination may not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective date to occur on or before May 31, 2001.

    The merger agreement may be terminated by either BioChem or Shire, if any governmental entity:

    - shall have issued a final and non-appealable order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

    - shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain) which is necessary to fulfill the conditions to closing set forth in the merger agreement, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable; PROVIDED, HOWEVER, that this right to terminate shall not be available to any party whose failure to use reasonable best efforts to obtain regulatory approvals has been the cause of such action or inaction.

    The merger agreement may be terminated by Shire upon the occurrence of any of the following events:


    - BioChem shareholders have not approved the merger at the BioChem shareholder meeting;



    - the board of directors of BioChem fails to recommend approval of the merger to its shareholders or adversely modifies, qualifies or withdraws its recommendation; or



    - a breach by BioChem of any representation, covenant or agreement which results in a failure to respect certain conditions to closing in favor of Shire (subject to a 20 business day cure period);


    The merger agreement may be terminated by BioChem upon the occurrence of any of the following events:


    - Shire shareholders have not approved the merger at the extraordinary general meeting;



    - the board of directors of Shire fails to recommend approval of the merger to its shareholders or adversely modifies, qualifies or withdraws its recommendation; or



    - a breach by Shire or Exchangeco of any representation, covenant or agreement which results in a failure to respect certain conditions to closing in favor of BioChem (subject to a 20 business day cure period).

    BioChem may also terminate the merger agreement, if at any time prior to its shareholder meeting, BioChem shall have failed to recommend approval of the merger to its shareholders or adversely modified or qualified or withdrawn its recommendation so long as:



    - the BioChem board of directors, after consultation with its legal counsel and financial adviser, determines that a proposal to acquire BioChem is more favorable from a financial point of view to its shareholders than the merger and, after consultation with and based upon advice of legal counsel, determines in good faith that such action is necessary for BioChem's board of directors to comply with its fiduciary duties to shareholders under applicable laws;


    - BioChem pays to Shire, immediately following the termination of the merger agreement, a break fee of $110 million; and

    - BioChem provides to Shire at least five business days prior to termination written notice of its intention to terminate the merger agreement and the material terms and conditions of the proposal to acquire BioChem.

    If Shire terminates the merger agreement because BioChem shareholder approval has not been obtained, and


    - a transaction to acquire BioChem is announced that BioChem's board of directors determines is more favorable to its shareholders than the merger with Shire; and


    - that transaction is consummated within one year (or 18 months in certain circumstances) of termination of the merger agreement,

then BioChem shall pay to Shire a break fee of $110 million not later than two days following consummation of the transaction referred to above.


    If Shire terminates the merger agreement because BioChem's board of directors failed to recommend approval of the merger to its shareholders or has adversely modified, qualified or withdrawn its recommendation, then BioChem shall pay to Shire a break fee of $110 million not later than two business days after the termination date.



    If BioChem terminates the merger agreement because Shire's board of directors has failed to recommend approval of the merger to its shareholders or has adversely modified, qualified or withdrawn its recommendation, then Shire shall pay to BioChem a break fee of $40 million not later than two business days after the termination date.

                              THE OPTION AGREEMENT

GENERAL


    At the same time of the execution of the merger agreement on December 10, 2000 and as an inducement and condition to entering into the merger agreement, we entered into an option agreement with BioChem. The following description sets forth the material provisions of the option agreement but is qualified in its entirety by reference to the option agreement, which is attached as Annex C to this Proxy Statement and incorporated herein by reference in its entirety.


    Under the option agreement, BioChem granted us an irrevocable option to purchase a number of shares representing up to 19.9% of the issued and outstanding shares of common stock of BioChem as of December 8, 2000 (on an undiluted basis) at a price per share in cash equal to $37.00.

    The option agreement provides that we may exercise the option prior to termination of the option agreement, in whole or in part, by delivering a written notice, upon the occurrence of any event that entitles us to receive a payment of $110 million from BioChem payable according to the terms of the merger agreement.


    To the extent the option has not been exercised, the option will expire upon the earlier of the effective time or termination of the merger agreement in accordance with its terms unless we are entitled to receive the $110 million payment from BioChem under the merger agreement, in which case the option will expire 180 days after termination of the merger agreement.


    Arrangements such as the option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The option agreement was entered into to accomplish these objectives.

NOTICE OF EXERCISE

    According to the terms of the option agreement, we may exercise the option by:

    - sending BioChem a written notice specifying the number of BioChem shares to be purchased; and

    - paying the exercise price by certified check or wire transfer.

MAXIMUM PROCEEDS

    The option agreement provides that the gross proceeds received by us in connection with any sales or dispositions of shares from the exercise of the option (less reasonable and customary commissions and any dividends received by us declared on the option shares) together with the $110 million payment cannot exceed:

    - $120,000,000; plus


    - the product of $37.00 and the number of BioChem shares purchased by us under the option.



    If such gross proceeds do exceed this amount, the excess amount shall be remitted by us to BioChem or deducted from the $110 million payment to be made by BioChem to Shire.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


    THE SEC ALLOWS THIS PROXY STATEMENT TO INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION WHICH IS NOT PRESENTED IN THIS DOCUMENT OR DELIVERED WITH THIS DOCUMENT. DOCUMENTS RELATING TO THIS INFORMATION, EXCLUDING EXHIBITS TO THOSE DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS DOCUMENT, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE COMPANY SECRETARY, SHIRE PHARMACEUTICALS GROUP PLC, HAMPSHIRE INTERNATIONAL BUSINESS PARK, CHINEHAM, BASINGSTOKE, HAMPSHIRE RG24 8EP, ENGLAND. TELEPHONE REQUESTS MAY BE DIRECTED TO (44) 1-265-894-000. TO ENSURE TIMELY DELIVERY OF DOCUMENTS, PLEASE MAKE YOUR REQUEST NO LATER THAN MARCH 22, 2001.


    The following documents filed with the SEC by Shire (File No. 0-29630) are incorporated in this document by reference:


    - Annual Report on Form 10-K for the year ended December 31, 2000; and



    - Proxy Statement for the 2000 annual meeting of shareholders.


    The following documents filed with the SEC by BioChem (File No. 0-19539) are incorporated in this document by reference:


    - Annual Report on Form 20-F for the year ended December 31, 1999;



    - Current Reports on Form 6-K submitted on the following dates in 2000:



       - January 10;



       - January 26;


       - February 15;

       - March 6;


       - March 9;


       - March 15;

       - April 3;


       - April 11;



       - April 20;



       - April 27;



       - April 28;



       - May 1;


       - May 24;

       - June 19;

       - June 27;

       - July 11;


       - July 18;


       - July 26;


       - August 4;



       - August 28;


       - September 22;


       - October 26;


       - November 1;

       - November 15;

       - November 20;

       - December 1;

       - December 11;

       - December 13;

       - December 18; and


       - December 22; and



    - Current Reports on Form 6-K submitted on January 10, January 26 and February 28, 2001.

    Any future filings by Shire under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and all subsequent annual reports filed by BioChem on Form 20-F, Form 40-F or Form 10-K and all subsequent filings by BioChem on Form 10-Q and 8-K pursuant to the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the extraordinary general meeting are also incorporated in this document by reference. Any of these filings will automatically update and replace the information that appears or is incorporated in this Proxy Statement. BioChem may incorporate by reference any reports submitted by BioChem on Form 6-K by identifying on such forms that they are being incorporated by reference into this Proxy Statement.



    No person is authorized to give any information or to make any representations not contained in this Proxy Statement or in the documents incorporated in this document by reference in connection with the solicitation made by this document. If given or made, such information or representation should not be relied upon as having been authorized by us. This Proxy Statement does not constitute the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make this proxy solicitation. Neither the delivery of this Proxy Statement will, under any circumstances, create an implication that there has been no change in our affairs since the date of this Proxy Statement other than as set forth in the documents incorporated in this document by reference.


                      WHERE YOU CAN FIND MORE INFORMATION


    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which means that we file reports, proxy statements and other information, with the SEC. You can inspect and copy those reports, proxy statements and other information at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC toll free at 1-800-SEC-0330. The SEC also maintains an internet Website that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the SEC. The address of this Website is http://www.sec.gov.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


    Statements contained in this Proxy Statement that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the Annual Report for the year ended December 31, 2000 on Form 10-K filed by Shire with the SEC.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
General.....................................................      1
The Companies...............................................      1
    Shire Pharmaceuticals Group plc.........................      1
    BioChem Pharma Inc......................................      1
The Merger and the Merger Agreement.........................      1
    Exchange Ratio..........................................      2
    The Exchangeable Shares.................................      2
The Extraordinary General Meeting...........................      3
    Date, Time, Place and Purpose...........................      3
    Record Date; Shares Entitled to Vote....................      3
    Required Vote...........................................      3
    Revocability of Proxies.................................      3
    Benefits of the Merger..................................      3
    Recommendation of the Board of Directors................      4
    Reasons for the Merger..................................      5
    Opinion of Financial Adviser............................      5
    Appraisal Rights........................................      5
    Anticipated Accounting Treatment........................      5
    Conditions to the Merger................................      5
    Effective Time of the Merger............................      6
    Termination and Payment of Break Fees...................      6
    The Option Agreement....................................      6
    Governmental and Regulatory Matters.....................      6
    Court Approval..........................................      7
    Special Resolution......................................      7
    Summary Historical Consolidated Financial Data of
     Shire..................................................      8
    Summary Historical Consolidated Financial Data of
     BioChem................................................      9
    Summary Unaudited Pro Forma Financial Data..............     10
    Comparative Per Share Data..............................     19
SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING........     21
RISK FACTORS................................................     22
    Risk Factors Relating to the Merger.....................     22
    Risk Factors Relating to BioChem........................     22
    Risk Factors Relating to Shire..........................     27
DESCRIPTION OF BIOCHEM......................................     28
    Therapeutic Products....................................     29
    Vaccine Products........................................     41
    Computer-Assisted Detection Products....................     46
    Investments.............................................     47
    Significant Agreements..................................     47
SHIRE AFTER THE MERGER--THE ENLARGED GROUP..................     49
    Overview................................................     49
    Strategy and Approach...................................     49
    Sales and Marketing.....................................     50
    Combined Marketed Products..............................     50
    Products Under Development..............................     51
    Drug Delivery Technologies..............................     52

                                                                PAGE
                                                              --------
THE EXTRAORDINARY GENERAL MEETING...........................     53
    Date, Time, Place and Purpose...........................     53
    Matters to be Considered at the Extraordinary General
     Meeting................................................     53
    Record Date; Voting Rights; Voting at the Meeting.......     53
    Voting of Proxies.......................................     53
THE MERGER..................................................     55
    Background of the Merger................................     55
    Reasons for the Merger..................................     57
    Opinion of Shire's Financial Adviser....................     57
    Governmental Regulation.................................     62
    Anticipated Accounting Treatment and Effects............     63
THE MERGER AGREEMENT........................................     65
    General; Effective Time and Effects of the Merger.......     65
    Directors of Shire Immediately Following the Merger.....     65
    Conversion of BioChem Shares............................     65
    Exchange Ratio..........................................     66
    Representations and Warranties..........................     66
    Covenants...............................................     66
    No Solicitation.........................................     67
    Conditions to Closing...................................     68
    Termination and Payment of Break Fees...................     70
THE OPTION AGREEMENT........................................     72
    General.................................................     72
    Notice of Exercise......................................     72
    Maximum Proceeds........................................     72
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........     73
WHERE YOU CAN FIND MORE INFORMATION.........................     74
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     74



Annex A--Amended and Restated Merger Agreement


Annex B--Plan of Arrangement

Annex C--Option Agreement

Annex D--Opinion of Deutsche Bank

                                                                      APPENDIX A



                       AMENDED AND RESTATED MERGER AGREEMENT



                         DATED AS OF FEBRUARY 21, 2001


                                     AMONG

                              BIOCHEM PHARMA INC.


                             SHIRE ACQUISITION INC.


                                      AND

                        SHIRE PHARMACEUTICALS GROUP PLC

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                           --------
ARTICLE I  THE ARRANGEMENT...............................................       A-5

    1.1      Closing.....................................................       A-5

    1.2      Effective Date..............................................       A-5

    1.3      Implementation Steps by BioChem.............................       A-6

    1.4      Implementation Steps by Shire...............................       A-6

    1.5      Interim Order...............................................       A-6

    1.6      Articles of Arrangement.....................................       A-7

    1.7      BioChem Shares Options......................................       A-7

    1.8      BioChem Deferred Share Unit Plans and Restricted Share Unit
             Plan........................................................       A-7

    1.9      Certain Adjustments.........................................       A-7

ARTICLE II  EXCHANGE OF CERTIFICATES.....................................       A-8

    2.1      Exchange Fund...............................................       A-8

    2.2      No Further Ownership Rights in BioChem Common Shares........       A-8

    2.3      No Fractional Shire Shares..................................       A-8

    2.4      Termination of Exchange Fund................................       A-8

    2.5      No Liability................................................       A-8

    2.6      Investment of the Exchange Fund.............................       A-8

    2.7      Lost Certificates...........................................       A-9

    2.8      Withholding Rights..........................................       A-9

    2.9      Affiliates..................................................       A-9

ARTICLE III  REPRESENTATIONS AND WARRANTIES..............................       A-9

    3.1      Representations and Warranties of Shire.....................       A-9

    3.2      Representations and Warranties of BioChem...................      A-16

    3.3      Representations and Warranties of Shire and Exchangeco......      A-24

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS....................      A-25

    4.1      Covenants of Shire..........................................      A-25

    4.2      Covenants of BioChem........................................      A-27

    4.3      Governmental Filings........................................      A-30

    4.4      Control of Other Party's Business...........................      A-30

ARTICLE V  ADDITIONAL AGREEMENTS.........................................      A-30

    5.1      Preparation of Proxy Statement, Form S-4, Circular, Listing
             Particulars and Class 1 Circular............................      A-30

    5.2      Shire Board of Directors....................................      A-33

    5.3      Access to Information.......................................      A-33

    5.4      Reasonable Best Efforts.....................................      A-34

    5.5      BioChem Acquisition Proposals...............................      A-35

                                                                             PAGE
                                                                           --------
    5.6      Shire Acquisition Proposals.................................      A-36

    5.7      Employee Benefits Matters...................................      A-37

    5.8      Fees and Expenses...........................................      A-37

    5.9      Directors' and Officers' Indemnification and Insurance......      A-38

    5.10     Public Announcements........................................      A-38

    5.11     Listing of Shire Shares.....................................      A-38

    5.12     Affiliates..................................................      A-38

ARTICLE VI  CONDITIONS PRECEDENT.........................................      A-39

    6.1      Conditions to Each Party's Obligation to Effect the
             Arrangement.................................................      A-39

    6.2      Additional Conditions to Obligations of Shire and
             Exchangeco..................................................      A-40

    6.3      Additional Conditions to Obligations of BioChem.............      A-41

ARTICLE VII  TERMINATION.................................................      A-41

    7.1      Termination.................................................      A-41

    7.2      Effect of Termination.......................................      A-42

    7.3      Extension; Waiver...........................................      A-43

ARTICLE VIII  AMENDMENT..................................................      A-43

    8.1      Amendment...................................................      A-43

    8.2      Mutual Understanding Regarding Amendments...................      A-43

    8.3      Amendment...................................................      A-43

ARTICLE IX  GENERAL PROVISIONS...........................................      A-44

    9.1      Non-Survival of Representations, Warranties and
             Agreements..................................................      A-44

    9.2      Notices.....................................................      A-44

    9.3      Interpretation..............................................      A-45

    9.4      Counterparts................................................      A-45

    9.5      Entire Agreement; No Third Party Beneficiaries..............      A-45

    9.6      Governing Law...............................................      A-45

    9.7      Severability................................................      A-45

    9.8      Assignment..................................................      A-46

    9.9      Submission to Jurisdiction; Waivers.........................      A-46

    9.10     Currency....................................................      A-46

    9.11     Enforcement.................................................      A-46

    9.12     Definitions.................................................      A-46

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBIT                 TITLE
-------                 -----
 A                      Plan of Arrangement
 1.3(b)                 Arrangement Resolution
 1.4(a)                 Shire Resolution
 1.4(c)                 Exchange Trust Agreement
 1.4(e)                 Support Agreement
 5.2                    Board of Directors and Officers of Shire
 5.11                   Form of Affiliate Letter (BioChem)

 SCHEDULES
------------------------------------------------------------------------------------

 Shire Disclosure Schedule
 BioChem Disclosure Schedule

    RESTATED AND AMENDED MERGER AGREEMENT, dated as of February 21, 2001 (this "AGREEMENT"), among Shire Pharmaceuticals Group Plc, a company registered in England under registry number 2883758 ("SHIRE"), Shire Acquisition Inc. (formerly 3829341 Canada Inc.), a corporation incorporated under the laws of Canada and a wholly owned subsidiary of Shire ("EXCHANGECO"), and Biochem Pharma Inc., a corporation incorporated under the laws of Canada ("BIOCHEM"). Terms not otherwise defined herein are defined in Section 8.11.


                             W I T N E S S E T H :

    WHEREAS, the Boards of Directors of BioChem, Shire and Exchangeco deem it advisable and in the best interests of each corporation and its respective shareholders that BioChem and Shire engage in a business combination in order to advance the long-term strategic business interests of BioChem and Shire;

    WHEREAS, the combination of BioChem and Shire shall be effected by the terms of this Agreement through a plan of arrangement, pursuant to Section 192 of the Canada Business Corporation Act (the "CBCA"), of Exchangeco, Shire and BioChem;

    WHEREAS the Arrangement is intended to (i) provide to holders of BioChem Common Shares who are residents of Canada for purposes of the ITA with the opportunity to dispose of their BioChem Common Shares in return for Exchangeable Shares on a tax-deferred or "rollover" basis for Canadian income tax purposes; and (ii) be treated as a "pooling of interests" for financial reporting purposes under United States generally accepted accounting principles;


    WHEREAS the parties hereto entered into a merger agreement on December 10, 2000 (the "December 10 Merger Agreement").



    WHEREAS, in order to induce Shire to enter into the December 10 Merger Agreement and to consummate the Arrangement, concurrently with the execution and delivery of the December 10 Merger Agreement, BioChem entered into a share option agreement with Shire pursuant to which BioChem granted to Shire an option, exercisable under the circumstances specified therein, to purchase up to 19.9% of the outstanding BioChem Common Shares as of December 8, 2000 on an undiluted basis;



    WHEREAS the parties hereto wish to amend and restate the December 10 Merger Agreement and therefore agree to enter into this Agreement;


    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                   ARTICLE I
                                THE ARRANGEMENT

    1.1 CLOSING. Subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Arrangement (the "CLOSING") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in
Article VI, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "CLOSING DATE"). The Closing shall be held at the offices of Stikeman Elliott, 1155 Rene-Levesque Blvd. West, 40th Floor, Montreal, Quebec, unless another place is agreed to in writing by the parties hereto.

    1.2 EFFECTIVE DATE. At the Closing the parties shall take those actions set forth in this Article I. The Arrangement shall become effective upon the date shown on the certificate of arrangement to be issued by the Director under the CBCA (such date and time the Arrangement becomes effective being the "EFFECTIVE DATE").

    1.3 IMPLEMENTATION STEPS BY BIOCHEM. BioChem covenants and agrees that BioChem shall:

    (a) subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner acceptable to Shire, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

    (b) subject to the terms of this Agreement, convene and hold the BioChem Shareholders Meeting for the purpose of considering the Arrangement Resolution;

    (c) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the BioChem Shareholders Meeting without Shire's prior written consent except as required by Laws or required by the BioChem shareholders;

    (d) use its reasonable efforts to solicit from the BioChem shareholders proxies in favor of the approval of the Arrangement Resolution and to take all other action that is necessary or desirable to secure the approval of the Arrangement Resolution by the shareholders of BioChem, except to the extent that the Board of Directors of BioChem has changed its recommendation in accordance with the terms of this Agreement;

    (e) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

    (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement; and

    (g) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, execute the Support Agreement and the Exchange Trust Agreement.

    1.4 IMPLEMENTATION STEPS BY SHIRE. Shire covenants and agrees that Shire shall:

    (a) subject to the terms of this Agreement, convene and hold the Shire Shareholders Meeting for the purpose of considering the Shire Resolution;

    (b) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Shire Shareholders Meeting without BioChem's prior written consent except as required by Laws or required by the Shire shareholders;

    (c) take all action that is necessary or desirable to secure the approval of the Shire Resolution by the Shire shareholders, except to the extent that the Board of Directors of Shire has changed its recommendation in accordance with the terms of this Agreement; and,

    (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, Shire shall and shall cause Exchangeco to execute and deliver the Support Agreement and the Exchange Trust Agreement.

    1.5  INTERIM ORDER.  The notice of motion for the application referred to in
Section 1.3(a) shall request that the Interim Order provide:

    (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the BioChem Shareholders Meeting and for the manner in which such notice is to be provided;

    (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the shareholders of BioChem present in person or by proxy at the BioChem Shareholders Meeting or as may be decided by the Court;

    (c) for the grant of the Dissent Rights; and

    (d) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of amalgamation of BioChem, including quorum requirements and all other matters, shall apply in respect of the BioChem Shareholders Meeting.

    1.6  ARTICLES OF ARRANGEMENT.


    (a) The Articles of Arrangement shall provide, among other things, that at the Effective Time, by virtue of the Arrangement and without any action on the part of the BioChem shareholders, each issued and outstanding BioChem Common Share (other than BioChem Common Shares held by dissenting shareholders and cash in lieu of fractional shares) shall be exchanged (through the steps described in Exhibit A hereto) for Shire Ordinary Shares. The number of Shire Ordinary Shares for which each BioChem Common Share shall be exchanged (the "Exchange Ratio") shall be determined as follows:


        IF THE SHIRE ADSS PRICE IS:                THE EXCHANGE RATIO SHALL BE:
        less than or equal to US $47.20            2.3517
        greater than US $47.20 and less than       determined by dividing US $37.00 by the
        US $70.80                                  Shire ADSs Price and multiplied by 3
        equal to or greater than US $70.80         1.5678


    (b) Notwithstanding Section 1.6(a), if a BioChem shareholder elects, Shire will provide such BioChem shareholder with one-third of a Shire ADS or one-third of an Exchangeable Share for each Shire Ordinary Share such shareholder would be entitled to receive pursuant to Section 1.6(a) (provided that a BioChem shareholder who is not a Canadian resident for the purpose of the ITA shall not be entitled to receive Exchangeable Shares). Shire will pay all fees and expenses associated with the issuance of the Shire Ordinary Shares constituting Shire ADSs to Morgan Guaranty Trust Company of New York, as depositary (the "DEPOSITARY"), for the issuance by the Depositary of the associated Shire ADSs.



    1.7 BIOCHEM SHARES OPTIONS. The Articles of Arrangement shall further provide that each BioChem Share Option that was granted pursuant to the BioChem Share Option Plan which has not been exercised and remains outstanding immediately prior to the Effective Date and each BioChem Warrant which has not been exercised and remains outstanding immediately prior to the Effective Date shall upon the Effective Date be adjusted and become an option or a right, as applicable, to receive the number of Shire Ordinary Shares that the holder of such BioChem Share Option or BioChem Warrant would have received if he or she had exercised such BioChem Share Option or BioChem Warrant immediately prior to the Effective Date. The exercise price for each such Shire Ordinary Share or Shire ADS under such BioChem Share Option or BioChem Warrant remaining outstanding after the Effective Date will be equal to (y) the aggregate exercise price immediately prior to the Effective Date of the BioChem Common Shares purchasable pursuant to such BioChem Share Option or BioChem Warrant divided by
(z) the whole number of Shire Ordinary Shares deemed purchasable pursuant to such BioChem Share Option or BioChem Warrant in accordance with the foregoing, rounded up to the nearest whole cent. It is the intent of the parties that the exchange of options pursuant to this Section be covered by Subsection 7(1.4) of the ITA.


    1.8 BIOCHEM DEFERRED SHARE UNIT PLANS AND RESTRICTED SHARE UNIT PLAN. Upon the Effective Date, Shire shall assume all of the obligations of BioChem under the BioChem Deferred Share Unit Plans and the BioChem Restricted Share Unit Plan in accordance with the terms and conditions of such plans.

    1.9 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Date, the outstanding Shire Ordinary Shares or the BioChem Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, share split, split-up, combination or exchange of shares or any extraordinary dividend payable in cash or property or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the number of Shire Ordinary Shares to be received by the holders of BioChem Common Shares shall be appropriately adjusted to provide to the holders of BioChem Common Shares the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

    2.1 EXCHANGE FUND. Prior to the Effective Date, Shire shall appoint a commercial bank or trust company reasonably acceptable to BioChem having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Date, Shire shall and shall cause Exchangeco to deposit with the Exchange Agent, in trust for the benefit of holders of BioChem Common Shares, certificates representing the Shire Shares issuable on the Effective Date in exchange for BioChem Common Shares or effect the necessary CREST or other electronic transfers. Any cash in lieu of fractional Shire Shares (as set forth below) and certificates of Shire Shares deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

    2.2 NO FURTHER OWNERSHIP RIGHTS IN BIOCHEM COMMON SHARES. All Shire Shares issued and cash paid upon conversion of BioChem Common Shares in accordance with the terms of the Plan of Arrangement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the BioChem Common Shares.

    2.3  NO FRACTIONAL SHIRE SHARES.

    (a) No certificates or scrip or Shire Shares representing fractional Shire Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Shire or a holder of Shire Shares.

    (b) Notwithstanding any other provision of this Agreement, each holder of BioChem Common Shares exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of a Shire Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest), the whole as set forth in the Plan of Arrangement.

    2.4 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Date shall be delivered to Shire or otherwise on the instruction of Shire, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Shire for any cash in lieu of fractional Shire Shares to which such holders are entitled pursuant to
Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of Shire free and clear of any claims or interest of any Person previously entitled thereto.

    2.5 NO LIABILITY. None of Shire, Exchangeco, BioChem or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.6 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Shire on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to BioChem shareholders pursuant to the Plan of Arrangement and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Shire.

    2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Shire, the posting by such Person of a bond in such reasonable amount as Shire may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate any cash in lieu of fractional Shire Shares pursuant to this Agreement.

    2.8 WITHHOLDING RIGHTS. Shire shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of BioChem Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the ITA and the rules and regulations promulgated thereunder, or any provision of state, provincial, local or foreign tax law. To the extent that amounts are so withheld by Shire, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the BioChem Common Shares in respect of which such deduction and withholding was made by Shire provided that such withheld amounts are actually remitted to the appropriate taxing authority.

    2.9 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing Shire Shares or cash shall be delivered to a Person who may be deemed an "affiliate" of BioChem in accordance with Section 5.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT") until such Person has executed and delivered an Affiliate Agreement to Shire.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF SHIRE. Except as set forth in the Shire Disclosure Schedule delivered by Shire to BioChem prior to the execution of this Agreement (the "SHIRE DISCLOSURE SCHEDULE"), Shire represents and warrants to BioChem as follows:

    (a)  ORGANIZATION AND POWER; SUBSIDIARIES.

    (i) Each of Shire and its Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized and existing or to have such power and authority, in the aggregate, would not have a Material Adverse Effect on Shire, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, in the aggregate, would not have a Material Adverse Effect on Shire. The copies of the certificate of incorporation and Memorandum and Articles of Association of Shire, which were previously furnished or made available to BioChem, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

    (ii) Section 3.1(a)(ii) of the Shire Disclosure Schedule sets forth all the Subsidiaries of Shire which, as of the date of this Agreement, are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth on the Shire Disclosure Schedule, owned directly or indirectly by Shire, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "LIENS") and free of any other restriction

         (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Shire SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, as of the date of this Agreement, neither Shire nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would be material to Shire and its Subsidiaries taken as a whole.

    (b)  CAPITAL STRUCTURE.

    (i) As of December 7, 2000, the authorized share capital of Shire consisted of 400,000,000 Shire Ordinary Shares and the issued share capital consisted of 256,837,043 Shire Ordinary Shares. Since December 7, 2000 to the date of this Agreement, there have been no issuances of Shire Ordinary Shares or any other securities of Shire other than issuances of Shire Ordinary Shares pursuant to options or rights outstanding as of December 7, 2000 under the Shire Share Option Plans. All issued and outstanding Shire Ordinary Shares are, and when Shire Ordinary Shares will be issued pursuant to this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 7, 2000, no options, warrants or other rights to acquire Shire Ordinary Shares other than rights pursuant to awards under the Shire Pharmaceuticals
        Group plc Long Term Incentive Plan (the "LONG TERM INCENTIVE PLAN") and under the Shire Pharmaceuticals Executive Share Option Scheme (parts A and B), the Richwood 1993 Stock Option Plan, the Richwood 1995 Stock Option Plan, the Shire Holdings Limited Share Option Scheme, the Imperial Pharmaceutical Services Limited Employee Share Option Scheme (Number One), the Pharmavene 1991 Stock Option Plan (as amended), the Shire Pharmaceuticals Sharesave Scheme, the Shire Pharmaceuticals
        Group plc Employee Stock Purchase Plan, the Roberts' Incentive Stock Option Plan, the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme, the Roberts' 1996 Equity Incentive Plan and the Roberts' Restricted Stock Option Plan (together with the Long Term Incentive Plan, the "SHIRE SHARE OPTION PLANS") to acquire Shire Ordinary Shares representing in the aggregate the right to purchase approximately 9,913,338 Shire Ordinary Shares and options (collectively, the "SHIRE SHARE OPTIONS"). Section 3.1(b) of the Shire Disclosure Schedule sets forth a complete and correct list, as of December 7, 2000, of the number of Shire Ordinary Shares subject to Shire Share Options or other rights to purchase or receive Shire Ordinary Shares, the dates of grant and the exercise prices thereof.

    (ii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by the Plan of Arrangement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Shire or any of its Subsidiaries is a party or by which any of them is bound obligating Shire or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Shire or any of its Subsidiaries or obligating Shire or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Shire or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Shire or any of its Subsidiaries.

    (c)  AUTHORITY; NO CONFLICTS.

    (i) Shire has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement and the Arrangement by the Required Shire Vote (the "SHIRE SHAREHOLDERS APPROVAL"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Shire, subject to obtaining the Shire Shareholders Approval. This Agreement has been duly executed and delivered by Shire and constitutes the valid and binding agreement of Shire, enforceable against Shire in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by Shire does not, and the consummation by Shire of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the Memorandum and Articles of Association or similar organizational documents of Shire or any Significant Subsidiary of Shire, or (B) except as in the aggregate would not have a Material Adverse Effect on Shire, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shire, any Significant Subsidiary of Shire, or their respective properties or assets.

   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Shire or any Subsidiary of Shire in connection with the execution and delivery of this Agreement by Shire or the consummation of the Arrangement and the other transactions contemplated hereby, except for those required under or in relation to
         (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the Competition Act (Canada) (the "CA"),
         (C) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (D) the Securities Act, (E) the Canadian Securities Laws, (F) the Exchange Act,
         (G) the CBCA with respect to the filing of the Articles of Arrangement,
         (H) the Financial Services Act 1986, (I) the Listing Rules or the Rules of the LSE, (J) the Investment Canada Act (the "ICA"), (K) the consent of a Canadian court to the Plan of Arrangement and (L) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not have a Material Adverse Effect on Shire. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (K) are hereinafter referred to as "NECESSARY CONSENTS."

    (d)  REPORTS AND FINANCIAL STATEMENTS.

    (i) Shire has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "SHIRE SEC REPORTS"). No Subsidiary of Shire is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Shire SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Shire SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Shire and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Shire SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Shire SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    (ii) Except as disclosed in the Shire SEC Reports filed prior to the date hereof, since December 31, 1999, Shire and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Shire and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities that, in the aggregate, would not have a Material Adverse Effect on Shire.

    (e)  INFORMATION SUPPLIED.

    (i) None of the information supplied or to be supplied by Shire for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The Proxy Statement will, on the date it is first mailed to Shire shareholders and at the time of the Shire Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

    (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Shire with respect to statements made in the Proxy Statement based on information supplied by BioChem for inclusion or incorporation by reference therein or in the Listing Particulars or Class 1 Circular.

    (f) BOARD APPROVAL. The Board of Directors of Shire, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SHIRE BOARD APPROVAL"), has duly (i) determined that this Agreement and the Arrangement are fair to and in the best interests of Shire and its shareholders, and (ii) approved this Agreement and the Arrangement, and (iii) subject to Section 5.1(f), resolved to recommend that the shareholders of Shire approve this Agreement and the Arrangement and directed that this Agreement and the Arrangement be submitted for consideration at the Shire Shareholders Meeting.

    (g) VOTE REQUIRED. The approval of this Agreement and the Arrangement by the Required Shire Vote is the only vote of the holders of any class or series of Shire share capital necessary to approve the transactions contemplated by this Agreement and the Arrangement.

    (h)  LITIGATION; COMPLIANCE WITH LAWS.

    (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, there are no suits, actions, complaints or proceedings (collectively "ACTIONS") pending or, to the knowledge of Shire, threatened, against or affecting Shire or any Subsidiary of Shire which, in the aggregate, would have a Material Adverse Effect on Shire, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Shire or any Subsidiary of Shire which, in the aggregate, would have a Material Adverse Effect on Shire.

    (ii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not have a Material Adverse Effect on Shire, Shire and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Shire and its Subsidiaries, taken as a whole (the "SHIRE PERMITS"). Shire and its Subsidiaries are in compliance with the terms of the Shire Permits, except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, neither Shire nor any of its Subsidiaries is in violation of, and Shire and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not have a Material Adverse Effect on Shire.

    (i)  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (i) Except for general tax matters and matters relating to the pharmaceutical industry generally, liabilities incurred in connection with this Agreement or the transactions contemplated hereby or disclosed in the Shire SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since September 30, 2000, Shire and its Subsidiaries have conducted their business only in the ordinary course. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, since September 30, 2000, there have not been any changes, circumstances or events which, in the aggregate, have had, or would have, a Material Adverse Effect on Shire.

    (ii) Since September 30, 2000 and except for as set forth on
         Section 3.1(i)(ii) of the Shire Disclosure Schedule, there has not been any (A) adoption by Shire or any of its Subsidiaries of any Benefit Plan to which any of the officers of Shire or a Subsidiary of Shire is a participant or (B) amendment to any Shire Benefit Plan that resulted in any material increase in the benefits received or to be received thereunder by any officer of Shire. Since September 30, 2000, there has not been any material increase in the aggregate benefits provided under the Shire Benefit Plans.

    (j)  ENVIRONMENTAL MATTERS.

    (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, Shire and its Subsidiaries, and their respective business and operations, (A) are in compliance with all applicable Environmental Laws (including any Environmental Permits) in the United States and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over Shire or any of its Subsidiaries and
        (B) have obtained all Environmental Permits which are required in order to carry on their respective businesses and operations as presently conducted under all applicable Environmental Laws, where non-compliance or failure to obtain the same would have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, neither Shire nor its Subsidiaries with respect to their respective businesses and operations have at any time received any written notice, written notice of default, written notice of cancellation or revocation, orders, summons, or notice of judgment or commencement of proceedings of any nature related to any breach, liability or remedial action, or alleged breach, liability or remedial action, of or arising under Environmental Laws or any Environmental Permits which would have a Material Adverse Effect on Shire. Neither Shire nor its Subsidiaries with respect to their respective businesses and operations have at any time given any written undertakings with respect to remedying any breach of Environmental Laws or Environmental Permits or otherwise satisfying requirements under Environmental Laws or Environmental Permits which have not been duly performed in accordance with the terms of such undertakings, which breach or other requirements would have a Material Adverse Effect on Shire.

    (ii) To the knowledge of Shire, without inquiry to any Governmental Entity,
         (A) none of the properties currently or formerly owned or leased by Shire and its Subsidiaries is identified by any Governmental Entity for investigation or clean-up pursuant to any Environmental Laws, which in each of the foregoing instances would result in a Material Adverse Effect on Shire and (B) there have been no releases in violation of any applicable Environmental Laws of Hazardous Substances on any currently owned, leased or operated property or formerly owned, leased or operated property of Shire or its Subsidiaries, which would result in a Material Adverse Effect on Shire.

   (iii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, to the knowledge of Shire, neither Shire nor any of its Subsidiaries is subject to any Environmental Losses that would have a Material Adverse Effect on Shire.

    (k) INTELLECTUAL PROPERTY. Except as in the aggregate would not have a Material Adverse Effect on Shire and except as disclosed in the Shire SEC Reports filed prior to the date of the Agreement, to the knowledge of Shire:
(i) Shire and each of its Subsidiaries owns (in each case, free and clear of any Liens), controls or has license to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) Shire and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which Shire or any Subsidiary acquired the right to use any Intellectual Property; (iii) no Person is challenging or claiming the invalidity or unenforceability of any Intellectual Property owned or controlled by and/or licensed to Shire or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and (iv) neither Shire nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by Shire or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by Shire or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean patents, applications for patents (including, without limitation, utility models and all divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; nonpublic information, trade secrets and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any renewals or extensions thereof and any similar intellectual property or proprietary rights.

    (l) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shire, except Deutsche Bank whose fees and expenses will be paid by Shire in accordance with Shire's agreement with such firm, copies of which have been provided to BioChem.

    (m)  TAXES.

    (i) Each of Shire and its Subsidiaries has filed in a timely manner all material Tax Returns required to have been filed (or extensions have been duly obtained), and has paid in a timely manner all Taxes required to have been paid by it and has made adequate accrual for all material taxes not yet due and payable. Each such Tax Return is complete and accurate in all material respects. Any deficiencies or assessments asserted in writing by any taxing authority against Shire or any of its Subsidiaries have been paid or fully settled. There are no claims or assessments pending (or, to the best knowledge or Shire, threatened) against Shire or any of its Subsidiaries for any alleged Tax deficiency and no issue has been raised in writing by any taxing authority or representative thereof. No extension of the period for assessment or collection of any Tax of Shire or its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed.

    (ii) Shire is not and will not be at any time a "foreign investment entity" as that term is defined in the June 22, 2000 proposed amendments to the ITA together with proposed amendments thereto as announced on September 7, 2000 (the "PROPOSED AMENDMENTS"). The Exchangeable Shares will be and remain an "exempt interest" as that term is defined in the Proposed Amendments.

For purposes of this Agreement: (A) "TAX" (and, with correlative meaning, "TAXES") means (i) any federal, state, provincial, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, customs, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (ii) any transferee, successor or joint and several liability by contract or otherwise in respect of any items described in clause (i), and (B) "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (n)  BENEFIT PLANS

    (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, (A) there are no registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, share option, purchase, appreciation, group insurance or other material employee or retiree benefit plans, programs or arrangements, including collective agreements, maintained or contributed to by Shire or any of its Subsidiaries or in respect of which any such entity has an actual or contingent liability (each such plan, program or arrangement, a "PLAN"),
        (B) there are no outstanding violations or defaults thereunder nor any actions, claims, or other proceedings pending or, to the knowledge of Shire, threatened in writing with respect to any of the Plans, (C) the Plans are registered, and have at all times been invested and administered, in accordance with Laws and regulatory policy and the terms of the Plans, (D) no event has occurred which would entitle any person to terminate any Plan or adversely affect the tax status of any Plan; (E) to the knowledge of Shire, there have been no withdrawals of surplus or contribution holiday except as permitted by Law and the terms of the Plans and (F) no Plan is underfunded on either a going concern or a solvency basis as of the date of its most recent actuarial evaluation, where the effect of any such undisclosed Plan, violation, default, action, claim, proceeding, promise, commitment, event, withdrawal, contribution holiday, failure to comply or underfunding would, in the aggregate, have a Material Adverse Effect on Shire.

    (ii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of the Plans with respect to Shire is subject to the United States EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended ("ERISA"). With respect to each Plan that is subject to ERISA (an "ERISA PLAN") and any ERISA Affiliate Plan (A) if such ERISA Plan is intended to be qualified under Section 401(a) of the Code, such ERISA Plan has been determined by the United States Internal Revenue Service (the "IRS") to be so qualified and each trust related to any such ERISA Plan has been determined to be exempt from federal income Tax under Section 501(a) of the Code and no circumstance has occurred or exists which might reasonably be expected to cause such plan or trust to cease being so qualified or exempt from Tax; (B) such ERISA Plan has complied in all material respects with ERISA, and all other applicable Laws; (C) no accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan; (D) with respect to each single-employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such plan; and (E) none of Shire, any of its Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation with respect to any ERISA Plan or ERISA Affiliate Plan or any withdrawal liability under Title IV of ERISA with respect to any "Multiemployer Plan", where the effect of such event, condition, action or failure to act under
         (A) through (E) above would, in the aggregate, have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of Shire, or any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or other applicable Law, or the cost of which is paid for by the covered employees.

   (iii) For purposes of this Agreement, "ERISA AFFILIATE" means (A) any corporation which is a member of the same controlled group of corporations, within the meaning of Section 414(b) of the Code, as Shire or BioChem, as the case may be, or any of their respective Subsidiaries, as the case may be, or (B) any partnership or trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with Shire or BioChem, as the case may be, or any of their respective Subsidiaries; "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA); and "ERISA AFFILIATE PLAN" means any single-employer plan subject to Title IV or Section 302 of ERISA maintained or contributed to by an ERISA Affiliate.

    (o) LICENSES. Shire and its Subsidiaries have obtained all permits, concessions, grants, franchises, licenses and other federal, state, local or foreign governmental authorizations and approvals (collectively, "LICENSES") material, individually or in the aggregate, to the conduct of the business of Shire and its Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of Shire, will not be impaired or adversely affected by the Arrangement in a manner or to a degree that would have a Material Adverse Effect on Shire. There is not pending or, to the knowledge of Shire, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such Licenses, and no event under the control of Shire has occurred that (whether with notice or lapse of time, or both) would result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would have a Material Adverse Effect on Shire.

    (p) POOLING OF INTERESTS. Neither Shire nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Arrangement from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

    3.2 REPRESENTATIONS AND WARRANTIES OF BIOCHEM. Except as set forth in the BioChem Disclosure Schedule delivered by BioChem to Shire prior to the execution of this Agreement (the "BIOCHEM DISCLOSURE SCHEDULE"), BioChem represents and warrants to Shire as follows:

    (a)  ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

    (i) Each of BioChem and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not have a Material Adverse Effect on BioChem. Each of BioChem and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not have a Material Adverse Effect on BioChem. The copies of the articles of amalgamation and bylaws of BioChem, which were previously furnished or made available to Shire, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

    (ii) Section 3.2(a)(ii) of the BioChem Disclosure Schedule sets forth all of the Subsidiaries of BioChem as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth on the BioChem Disclosure Schedule, owned directly or indirectly by BioChem, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws or contained in the articles of such companies. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is material to BioChem and its Subsidiaries taken as a whole.

    (b)  CAPITAL STRUCTURE.


    (i) As of November 24, 2000, the authorized capital of BioChem consisted of an unlimited number of BioChem Common Shares, of which 101,323,410 shares were issued and outstanding. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares in the capital of BioChem or any other securities of BioChem other than issuances of shares pursuant to options outstanding as of November 24, 2000 under the Benefit Plans of BioChem. All issued and outstanding shares in the capital of BioChem are duly authorized, validly issued, fully paid and non-assessable, and no class of shares is entitled to preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire shares of BioChem other than (w) options and other rights to acquire shares of BioChem representing in the aggregate the right to purchase 6,873,711 BioChem Common Shares (collectively, the "BIOCHEM SHARE OPTIONS") under BioChem's Shares Option Plan (the "BIOCHEM SHARE OPTION PLAN"), and (x) options to acquire 123,476 BioChem Common Shares at an exercise price of $5.15 expiring in July 2001 granted to Investissement Quebec pursuant to an agreement dated
        June 21, 1991 (the "INVESTISSEMENT QUEBEC OPTIONS"); and
        (y) undertaking to issue warrants in two tranches in 2001 and 2002 to the Government of Canada giving the right to acquire BioChem Common Shares at an exercise price equal to the closing price on the TSE prior to their respective issuance, the whole pursuant to an agreement dated March 31, 2000 ("BioChem Warrant") and (z) the memorandum of agreement dated September 1997 with two senior employees relating to options to acquire 40,000 BioChem Common Shares. Section 3.2(b) of the BioChem Disclosure Schedule sets forth a complete and correct list, as of November 24, 2000, of the number of BioChem Common Shares subject to BioChem Shares Options, the dates of grant and the exercise prices thereof.


    (ii) No bonds, debentures, notes or other indebtedness of BioChem having the right to vote on any matters on which its shareholders may vote ("BIOCHEM VOTING DEBT") are issued or outstanding.

   (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BioChem or any of its Subsidiaries is a party or by which any of them is bound obligating BioChem or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in its capital or other voting securities of BioChem or any of its Subsidiaries or obligating BioChem or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of BioChem or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the capital of BioChem or any of its Subsidiaries.

    (c)  AUTHORITY; NO CONFLICTS.

    (i) BioChem has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the Required BioChem Vote. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BioChem, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the BioChem shareholders at the BioChem Shareholders Meeting. This Agreement has been duly executed and delivered by BioChem and constitutes the valid and binding agreement of BioChem, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by BioChem does not or will not, as the case may be, and the consummation by BioChem of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in a Violation pursuant to: (x) any provision of the articles of amalgamation or bylaws of BioChem or any Subsidiary of BioChem or (y) except as in the aggregate would not have a Material Adverse Effect on BioChem or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BioChem, any Subsidiary of BioChem or any of their respective properties or assets.

   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BioChem or any Subsidiary of BioChem in connection with the execution and delivery of this Agreement by BioChem or the consummation of the Arrangement and the other transactions contemplated hereby and thereby, except (i) the Necessary Consents, (ii) the consents required under Canadian Securities Laws and by the rules and regulations of the NASDAQ and the TSE and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not have a Material Adverse Effect on BioChem.

    (d)  REPORTS AND FINANCIAL STATEMENTS.

    (i) BioChem has filed all required registration statements, prospectuses, reports, schedules, forms, statements, press releases and other documents required to be filed by it with the OSC, the QSC and the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "BIOCHEM REPORTS"). No Subsidiary of BioChem is required to file any form, report, registration statement or prospectus or other document with the OSC, the QSC or the SEC. None of the BioChem Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the BioChem Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of BioChem and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such BioChem Reports, as of their respective dates (and as of the date of any amendment to any such BioChem Report), complied as to form in all material respects with the applicable requirements of Canadian Securities Laws or, as the case may be, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    (ii) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, since September 30, 2000, BioChem and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of BioChem and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities that, in the aggregate, would not have a Material Adverse Effect on BioChem.

    (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by BioChem for inclusion or incorporation by reference in the Proxy Statement will, at the time of the BioChem Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (f) BOARD APPROVAL. The Board of Directors of BioChem, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "BIOCHEM BOARD APPROVAL"), has duly (i) determined that this Agreement and the Arrangement are fair to and in the best interests of BioChem and its shareholders,
(ii) approved this Agreement and the Arrangement and (iii) subject to
Section 5.1(e), recommended that the shareholders of BioChem adopt this Agreement and approve the Arrangement and directed that this Agreement and the Arrangement be submitted for consideration by BioChem's shareholders at the BioChem Shareholders Meeting.

    (g) VOTE REQUIRED. Subject to the Interim Order, the approval of this Agreement and the Arrangement by the Required BioChem Vote is the only vote of the holders of any class or series of BioChem share capital necessary to approve the transactions contemplated by this Agreement and the Arrangement.

    (h)  LITIGATION; COMPLIANCE WITH LAWS.

    (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, there are no Actions pending or, to the knowledge of BioChem, threatened, against or affecting BioChem or any Subsidiary of BioChem which, in the aggregate, would have a Material Adverse Effect on BioChem, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against BioChem or any Subsidiary of BioChem which, in the aggregate, would have a Material Adverse Effect on BioChem.

    (ii) Except as Publicly Disclosed by BioChem prior to the date of the Agreement and except as would, in the aggregate, not have a Material Adverse Effect on BioChem, BioChem and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of BioChem and its Subsidiaries, taken as a whole (the "BIOCHEM PERMITS"). BioChem and its Subsidiaries are in compliance with the terms of the BioChem Permits, except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on BioChem. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor any of its Subsidiaries is in violation of, and BioChem and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not have a Material Adverse Effect on BioChem.

    (i)  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (i) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as Publicly Disclosed by BioChem prior to the date of this Agreement, and except as permitted by
        Section 4.2, since September 30, 2000, BioChem and its Subsidiaries have conducted their business only in the ordinary course. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, since
        March 31, 2000, there have not been any changes, circumstances or events which have had, or would have, a Material Adverse Effect on BioChem, provided that, on the basis of all facts and information disclosed by BioChem to Shire as at the date hereof, the outcome of the proceedings instituted by Emory University in the United States shall not, for the purpose of this Agreement, be considered to have a Material Adverse Effect on BioChem.

    (ii) Since September 30, 2000 and except for as set forth in
         Section 3.2(i)(ii) of the BioChem Disclosure Schedule, there has not been any (A) adoption by BioChem or any of its Subsidiaries of any Benefit Plan to which any of BioChem's officers is a participant or
         (B) amendment to any BioChem Benefit Plan that resulted in any material increase in the benefits received or to be received thereunder by any officer of BioChem. Since September 30, 2000, there has not been any material increase in the aggregate benefits provided under the BioChem Benefit Plans.

    (j)  ENVIRONMENTAL MATTERS.

    (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, BioChem and its Subsidiaries, and their respective business and operations, (A) are in compliance with all applicable Environmental Laws (including any Environmental Permits) in Canada and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over BioChem or any of its Subsidiaries and (B) have obtained all Environmental Permits which are required in order to carry on their respective businesses and operations as presently conducted under all applicable Environmental Laws, where non-compliance or failure to obtain the same would have a Material Adverse Effect on BioChem prior to the date of this Agreement. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor its Subsidiaries with respect to their respective businesses and operations have at any time received any written notice, written notice of default, written notice of cancellation or revocation, orders, summons, or notice of judgment or commencement of proceedings of any nature related to any breach, liability or remedial action, or alleged breach, liability or remedial action, of or arising under Environmental Laws or any Environmental Permits which would have a Material Adverse Effect on BioChem. Neither BioChem nor its Subsidiaries with respect to their respective businesses and operations have at any time given any written undertakings with respect to remedying any breach of Environmental Laws or Environmental Permits or otherwise satisfying requirements under Environmental Laws or Environmental Permits which have not been duly performed in accordance with the terms of such undertakings, which breach or other requirements would have a Material Adverse Effect on BioChem.

    (ii) To the knowledge of BioChem, without inquiry to any Governmental Entity, (A) none of the properties currently or formerly owned or leased by BioChem and its Subsidiaries is identified by any Governmental Entity for investigation or clean-up pursuant to any Environmental Laws, which in each of the foregoing instances would result in a Material Adverse Effect on BioChem and (B) there have been no releases in violation of any applicable Environmental Laws of

         Hazardous Substances on any currently owned, leased or operated property or formerly owned, leased or operated property of BioChem or its Subsidiaries, which would result in a Material Adverse Effect on BioChem.

   (iii) Except as publicly disclosed by BioChem prior to the date of this Agreement, to the knowledge of BioChem, neither BioChem nor any of its Subsidiaries is subject to any Environmental Losses that would have a Material Adverse Effect on BioChem.

    (k)  INTELLECTUAL PROPERTY.

    (i) The BioChem Disclosure Schedule contains a worldwide list of all material patents and trademarks, and applications for any of the foregoing owned, licensed or controlled by BioChem or any of its Subsidiaries.

    (ii) Except as in the aggregate would not have a Material Adverse Effect on BioChem or its Subsidiaries or except as set forth in BioChem Disclosure Schedule:

       1. BioChem and each of its Subsidiaries owns (in each case free and clear of all Liens) or has license to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted. Such Intellectual Property and the rights thereto are restricted to the Intellectual Property rights in relation to the products listed in Section 3.2(k) of BioChem Disclosure Schedule and are collectively referred to herein as the "BioChem IP Rights". Except as set forth in Section 3.2(k) of BioChem Disclosure Schedule hereto, no royalties or other payments are payable to any third party with respect to commercialization of any products presently sold or under development by BioChem or its Subsidiaries listed in Section 3.2(k) of BioChem Disclosure Schedule or licensed by BioChem or its Subsidiaries to third parties;

       2. the execution, delivery and performance of this Agreement by BioChem or any of its Subsidiaries and the consummation by BioChem or any of its Subsidiaries of the transactions contemplated hereby will not constitute a breach by BioChem or any of its Subsidiaries of any instrument or agreement governing any BioChem IP Rights and will not
           (i) result in BioChem's default (subject to damages) with respect to any obligation contained therein, (ii) cause the modification of any terms of any licenses or agreements relating to any BioChem IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause forfeiture or termination of any BioChem IP Rights, (iv) give rise to a right of forfeiture or termination of any BioChem IP Rights or (v) impair the right of BioChem, any successor corporation to BioChem following the Effective Date or Shire to use, sell or license any BioChem IP Rights or portion thereof;

       3. to BioChem's knowledge, neither the manufacture, marketing, license, sale or intended use of any product listed in Section 3.2(k) of BioChem Disclosure Schedule (i) violates in any respect any license or agreement between BioChem or any of its Subsidiaries and any third party or (ii) infringes any patents or other Intellectual Property rights of any other party; and, except as set forth in BioChem Disclosure Schedule hereto, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any BioChem IP Rights, or asserting that any BioChem IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any BioChem products, conflicts or will conflict with the rights of any other party;

       4. to BioChem's knowledge, no Person is infringing or otherwise violating the BioChem IP Rights;

       5. BioChem has provided to Shire a true and complete copy of its current standard form of employment agreement providing for an Intellectual Property assignment undertaking; all BioChem officers and principal scientists, past or present, whether employees or independent contractors, listed in BioChem Disclosure Schedule, have executed such an agreement or one substantially similar thereto, thereby assigning to BioChem any rights such employees or contractors might have in the BioChem IP Rights; BioChem has taken all commercially reasonable steps to ensure that all other BioChem employees and independent contractors have executed such an agreement;

       6. BioChem has taken commercially reasonable steps, in accordance with industry standards, to protect the confidentiality of its trade secrets and inventions, notably ensuring that all BioChem officers and principal scientists listed in BioChem Disclosure Schedule have executed appropriate non-disclosure agreements and making commercially reasonable efforts to ensure all other employees, consultants or third parties with access to BioChem confidential information execute such agreements; and

       7. neither BioChem nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of BioChem or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or agreements with trade customers arising in the ordinary course of business or indemnifications to licensees or licensors in applicable license agreements.

    (l) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of BioChem except Chase Securities Inc. and Merrill Lynch & Co., each of whose fees and expenses will be paid by BioChem in accordance with BioChem's agreements with such firms, copies of which have been provided to Shire.

    (m) OPINIONS OF BIOCHEM FINANCIAL ADVISORS. BioChem has received the opinion of Chase Securities Inc. and the opinion of Merrill Lynch & Co., each dated the date of this Agreement, and each to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of BioChem Common Shares, a copy of which opinions have been made available to Shire.

    (n)  TAXES.

    (i) Each of BioChem and its Subsidiaries has timely filed all material Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it and has made adequate accrual for all material taxes not yet due and payable. Each such Tax Return is complete and accurate in all material respects. Any deficiencies or assessments asserted in writing by any taxing authority against BioChem or any of its Subsidiaries have been paid or fully settled. There are no claims or assessments pending (or, to the best knowledge of BioChem, threatened) against BioChem or any of its Subsidiaries for any alleged Tax deficiency and no issue has been raised in writing by any taxing authority or representative thereof. No extension of the period for assessment or collection of any Tax of BioChem or its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed.

    (ii) No corporation, partnership or other entity owned directly or indirectly in whole or in part by BioChem is a "United States person", as defined under Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended. Except as disclosed in BioChem Disclosure Schedule, neither BioChem nor any corporation, partnership or other entity owned directly or indirectly in whole or in part by BioChem is engaged in a trade or business in the United States or is subject to any U.S. federal, state or local taxes other than U.S. source withholding taxes in respect of portfolio investments.

    (o)  BENEFIT PLANS

    (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, (A) there are no Plans, (B) there are no outstanding violations or defaults thereunder nor any actions, claims, or other proceedings pending or, to the knowledge of BioChem, threatened in writing with respect to any of the Plans, (C) the Plans are registered, filed with the appropriate Governmental Entity and have at all times been invested and administered, in accordance with Laws and regulatory policy and the terms of the Plans, (D) no event has occurred which would entitle any person to terminate any Plan or adversely affect the tax status of any Plan; (E) to the knowledge of BioChem, there have been no withdrawals of surplus or contribution holiday except as permitted by Law and the terms of the Plans and (F) no Plan is underfunded on either a going concern or a solvency basis as of the date of its most recent actuarial evaluation, where the effect of any such undisclosed Plan, violation, default, action, claim, proceeding, promise, commitment, event, withdrawal, contribution holiday, failure to comply or underfunding would have a Material Adverse Effect on BioChem.

    (ii) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, none of the Plans with respect to BioChem is subject to ERISA. With respect to each ERISA Plan and any ERISA Affiliate Plan
         (A) if such ERISA Plan is intended to be qualified under
         Section 401(a) of the Code, such ERISA Plan has been determined by the United States Internal Revenue Service to be so qualified and each trust related to any such ERISA Plan has BEEN determined to be exempt from federal income Tax under Section 501(a) of the Code and no circumstance has occurred or exists which might cause such plan or trust to cease being so qualified or exempt from Tax; (B) such ERISA Plan has complied in all material respects with ERISA, and all other applicable Laws; (C) no accumulated funding deficiency, as defined in
         Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan;
         (D) with respect to each single-employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such plan; and (E) none of BioChem, any of its Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation with respect to any ERISA Plan or ERISA Affiliate Plan or any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan, where the effect of such event, condition, action or failure to act under (A) through (E) above would be reasonably expected to have a Material Adverse Effect on BioChem. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, none of BioChem, or any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or other applicable Law, or the cost of which is paid for by the covered employees.

    (p) LICENSES. BioChem and its Subsidiaries have obtained all Licenses material, individually or in the aggregate, to the conduct of the business of BioChem and its Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of BioChem, will not be impaired or adversely affected by the Arrangement in a manner or to a degree that would have a Material Adverse Effect on BioChem. There is not pending or, to the knowledge of BioChem, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such licenses, and no event under the control of BioChem has occurred that (whether with notice or lapse of time, or both) would result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would have a Material Adverse Effect on BioChem.

    (q) POOLING OF INTERESTS. Neither BioChem nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Arrangement from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

    (r)  LABOR

    (i) No trade union, association of employees, certified association, council of trade unions, employee bargaining agency or affiliated bargaining agent, holds bargaining rights with respect to any employees of BioChem by way of certification, interim certification, voluntary recognition, designation or successor rights, except for those locations and employees covered by the collective agreement set forth in
        Section 3.2(r)(i) of the BioChem Disclosure Schedule.

    (ii) To the best of BioChem's knowledge, there are no organizing activities of any trade union, council of trade unions, association of employees, certified association, employee bargaining agency or affiliated bargaining agent.

    3.3 REPRESENTATIONS AND WARRANTIES OF SHIRE AND EXCHANGECO. Shire and Exchangeco represent and warrant to BioChem as follows:

    (a) ORGANIZATION. Exchangeco is a corporation duly incorporated, validly existing and in good standing under the laws of Canada.

    (b)  CORPORATE AUTHORIZATION.

    (i) Exchangeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Shire is, or will be at the Effective Date, directly or indirectly, the sole shareholder of Exchangeco and has, or will have as at the Effective Date, given all shareholder approvals necessary for Exchangeco to consummate the Arrangement and the transactions contemplated hereby. The execution, delivery and performance by Exchangeco of this Agreement and the consummation by Exchangeco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Exchangeco. This Agreement has been duly executed and delivered by Exchangeco and constitutes the valid and binding agreement of Exchangeco, enforceable against Exchangeco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by Exchangeco does not or will not, as the case may be, and the consummation by Exchangeco of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in any Violation of: (A) any provision of the certificate of incorporation of Exchangeco, or (B) except as in the aggregate would not have a Material Adverse Effect on Exchangeco, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Exchangeco.

   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Exchangeco in connection with the execution and delivery of this Agreement by Exchangeco or the consummation of the Arrangement and the other transactions contemplated hereby.

    (c) NO BUSINESS ACTIVITIES. Exchangeco has not conducted and will not conduct any activities other than in connection with the organization of Exchangeco, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Exchangeco has no Subsidiaries.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1 COVENANTS OF SHIRE. During the period from the date of this Agreement and continuing until the Effective Date, Shire agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Shire Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that BioChem shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a)  ORDINARY COURSE.

    (i) Shire and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Date; provided, however, that no action by Shire or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

    (ii) Other than in connection with acquisitions permitted by
         Section 4.1(e), Shire shall not, and shall not permit any of its Subsidiaries to, enter into (A) any new material line of business or
         (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than as specified in the Shire Disclosure Schedule or in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions entered into since January 1, 2000, does not require expenditures by Shire in excess of fifty million dollars ($50,000,000) provided that if the required expenditures exceed thirty-five million dollars ($35,000,000), Shire shall, before completing such expenditures, verbally advise BioChem.

    (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Shire shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its share capital, except for dividends (A) paid in the ordinary course of business consistent with past practice or (B) by wholly owned Subsidiaries of Shire,
(ii) split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, except for any such transaction by a wholly owned Subsidiary of Shire which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any of its shares or any securities convertible into or exercisable for any of its shares except for the purchase from time to time by Shire of Shire Ordinary Shares in the ordinary course of business consistent with past practice in connection with the Shire Benefit Plans.

    (c) ISSUANCE OF SECURITIES. Shire shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Shire Ordinary Shares upon the exercise of Shire Share Options or in connection with other shares-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Shire Share Options or other shares based awards granted pursuant to clause (ii) below, (ii) the granting of Shire Share Options or other shares-based awards to acquire Shire Ordinary Shares granted under shares based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly owned Subsidiary of Shire of shares to such Subsidiary's parent or another wholly owned Subsidiary of Shire, or (iv) pursuant to the arrangements set forth in Section 4.1(c) of the Shire Disclosure Schedule.

    (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Shire and Exchangeco shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

    (e) NO ACQUISITIONS. Other than acquisitions disclosed on the Shire Disclosure Schedule, Shire shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Shire and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of Shire or (ii) the creation of new Subsidiaries of Shire organized to conduct or continue activities otherwise permitted by this Agreement.

    (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Shire, (ii) dispositions referred to in Shire SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Shire Disclosure Schedule, Shire shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Shire but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds twenty-five million dollars ($25,000,0000) in the aggregate for all such dispositions, provided that if such dispositions exceed fifteen million dollars ($15,000,000), Shire shall, before completing such dispositions, verbally advise BioChem.

    (g) INVESTMENTS; INDEBTEDNESS. Shire shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Shire or a Subsidiary of Shire to or in Shire or any Subsidiary of Shire, (y) pursuant to any contract or other legal obligation of Shire or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of fifty million dollars ($50,000,0000) (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Arrangement under Regulatory Laws and provided that if the amount of such loans, advances, capital contributions or investments exceed thirty-five million dollars ($35,000,000), Shire shall, before completing such loans, advances, capital contributions or investments, verbally advise BioChem) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

    (h)  COMPENSATION.  Other than as contemplated by Section 5.7 or by
Section 4.1(c) or 4.1(h) of the Shire Disclosure Schedule, Shire shall not materially increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any material increase in or commitment to materially increase any employee benefits, issue a material amount of additional Shire Share Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Shire Benefit Plan.

    (i) ACCOUNTING METHODS; TAX ELECTIONS. Except as disclosed in Shire SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Shire shall not change its methods of accounting for financial or tax purposes in effect at December 31, 1999, except as required by changes in GAAP as concurred with by Shire's independent public accountants. Shire shall not change its fiscal year.

    (j) CERTAIN AGREEMENTS. Shire shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Shire or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Date, limit or restrict Shire or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would have a Material Adverse Effect on Shire after giving effect to the Arrangement.

    (k) CANADIAN TAX TREATMENT. Neither Shire nor Exchangeco shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of BioChem Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the ITA to holders who are otherwise eligible for such treatment.

    (l) NO RELATED ACTIONS. Shire will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

    (m) POOLING OF INTERESTS. Shire shall use all reasonable efforts to cause the Arrangement to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

    4.2 COVENANTS OF BIOCHEM. During the period from the date of this Agreement and continuing until the Effective Date, BioChem agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the BioChem Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Shire shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a)  ORDINARY COURSE.

    (i) BioChem and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Date; provided, however, that no action by BioChem or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

    (ii) Other than in connection with acquisitions permitted by
         Section 4.2(e), BioChem shall not, and shall not permit any of its Subsidiaries to enter into (A) any new material line of business or
         (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions since the date of this Agreement, does not require expenditures by BioChem in excess of fifty million dollars ($50,000,000) provided that if the required expenditures exceed thirty-five million dollars ($35,000,000), BioChem shall, before completing such expenditures, verbally advise Shire; notwithstanding the foregoing, BioChem shall not enter into any agreement or arrangement to license a material product if the total consideration exceeds five million dollars ($5,000,000) without the prior consent of Shire, which consent shall not be unreasonably withheld.

    (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. BioChem shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its share capital, except for dividends by wholly owned Subsidiaries of BioChem,
(ii) split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its share capital, except for any such transaction by a wholly owned Subsidiary of BioChem which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any of its share capital or any securities convertible into or exercisable for any of its share capital.


    (c) ISSUANCE OF SECURITIES. BioChem shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class, any BioChem Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or BioChem Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of BioChem Common Shares upon the exercise of BioChem Shares Options or Investissement Quebec Options or in connection with other shares-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to BioChem Shares Options or Investissement Quebec Options or other shares based awards granted pursuant to clause (iii) below,
(ii) issuances by a wholly owned Subsidiary of BioChem of share capital to such Subsidiary's parent or another wholly owned subsidiary of BioChem, (iii) the granting of BioChem Shares Options or other shares based awards to acquire BioChem Common Shares granted under shares based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice that would not result in the issuance of more than 100,000 BioChem Common Shares provided that such grant of BioChem Share Options or other shares based award is done in connection with the hiring of new employees by BioChem and provided however that BioChem shall consult with Shire prior to granting any BioChem Share Options and shall not proceed with such grant if advised by Shire that such grant would result in a reverse take-over bid of Shire or would affect the pooling of interest accounting treatment of the transaction contemplated herein, or (iii) pursuant to the arrangements set forth in Section 4.2(c) of the BioChem Disclosure Schedule, or (iv) at the request of Shire, at any time before the Closing, BioChem may, at its entire discretion, issue BioChem Common Shares up to such number as Shire may request, subject to regulatory approvals.


    (d) GOVERNING DOCUMENTS. Except to the extent required to comply with its obligations hereunder or with applicable law, BioChem shall not amend or propose to so amend its articles of amalgamation, bylaws or other governing documents.

    (e) NO ACQUISITIONS. Other than acquisitions disclosed on the BioChem Disclosure Schedule, BioChem shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of BioChem and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially of the assets of the transferor); provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of BioChem or (ii) the creation of new Subsidiaries of BioChem organized to conduct or continue activities otherwise permitted by this Agreement.

    (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing subsidiaries of BioChem, (ii) dispositions Publicly Disclosed by BioChem prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) the transactions disclosed in the BioChem Disclosure Schedule, BioChem shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of BioChem but excluding inventory in the ordinary course of business), the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds twenty five million dollars ($25,000,000) in the aggregate for all such dispositions, provided that if such dispositions exceed the amount of fifteen million dollars ($15,000,000), Biochem shall, before completing such dispositions, verbally advise Shire.

    (g) INVESTMENTS; INDEBTEDNESS. BioChem shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by BioChem or a Subsidiary of BioChem to or in BioChem or any Subsidiary of BioChem, (B) pursuant to any contract or other legal obligation of BioChem or any of its Subsidiaries existing at the date of this Agreement or (C) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of fifty million dollars ($50,000,000) (provided that none of such transactions referred to in this sub-clause (C) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Arrangement under Regulatory Laws and provided that if the amount of such loans, advances, capital contributions or investments exceed thirty-five million dollars ($35,000,000), BioChem shall, before completing such loans, advances, capital contributions or investments, verbally advise Shire) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement; notwithstanding the foregoing, BioChem shall make no additional investments in or advances to GeneChem LP without first consulting with Shire. Nothing in this paragraph shall be interpreted as preventing BioChem, any of its Affiliates or any of its Subsidiaries from complying with its contractual obligations.

    (h) COMPENSATION. Other than as contemplated by the BioChem Disclosure Schedule, BioChem shall not materially increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any material increase in or commitment to materially increase any employee benefits, issue a material amount of additional BioChem Shares Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any BioChem Benefit Plan.

    (i) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, or as required by a Governmental Entity, BioChem shall not change its methods of accounting for financial or tax purposes in effect at December 31, 1999, except as required by changes in GAAP as concurred with by BioChem's independent public accountants. BioChem shall not
(i) change its fiscal year or (ii) make, modify or revoke any material tax election, other than in the ordinary course of business consistent with past practice.

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
    (j) CERTAIN AGREEMENTS. BioChem shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict BioChem or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict Shire or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would have a Material Adverse Effect on Shire, after giving effect to the Arrangement.

    (k) CANADIAN TAX TREATMENT. Neither BioChem nor any of its Subsidiaries shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of BioChem Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the ITA to holders who are otherwise eligible for such treatment.

    (l) NO RELATED ACTIONS. BioChem will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

    (m) POOLING OF INTERESTS. BioChem shall use all reasonable efforts to cause the Arrangement to be accounted for as a "pooling of interests" in accordance with US GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

    4.3 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. BioChem and Shire shall file all reports required to be filed by each of them with the OSC, the QSC, all other Canadian securities authorities, the TSE, NASDAQ, LSE and the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Date and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

    4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give BioChem, directly or indirectly, the right to control or direct Shire's operations prior to the Effective Date. Nothing contained in this Agreement shall give Shire, directly or indirectly, the right to control or direct BioChem's operations prior to the Effective Date. Prior to the Effective Date, each of BioChem and Shire shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS


    5.1 PREPARATION OF PROXY STATEMENT, FORM S-4, CIRCULAR, LISTING PARTICULARS AND CLASS 1 CIRCULAR.


    (a) As promptly as reasonably practicable following the date hereof, Shire shall prepare and file with the SEC proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT"). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Shire will provide BioChem with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide BioChem with a copy of all such filings made with the SEC. Except as otherwise provided for herein, no material amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made by Shire without the approval of BioChem, which approval shall not be unreasonably withheld or delayed. Shire shall cause the Proxy Statement to be mailed to the Shire shareholders as soon as reasonably practicable after the date hereof. Shire shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process)

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
       required to be taken under any applicable state securities laws in connection with the Arrangement. Shire will advise BioChem, promptly after it receives notice thereof, of any request by the SEC for material amendment to the Proxy Statement. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Shire.


    (b) Shire shall prepare and file a registration statement on Form S-4, or other available form under the rules of the SEC, with respect to the Shire Ordinary Shares issuable upon exercise of the Exchangeable Shares (the "Form S-4"); provided that Shire may seek a "no action letter" determination from the Staff of the SEC that no such registration statement is required based on Section 3 (a) (9) or 3 (a) (10) of the Securities Act and if such determination is obtained, before or after the Effective Date, Shire shall have no further obligation under this
       Section 5.1(b). Shire shall use its best efforts to have the Form S-4 declared effective by the SEC prior to the Effective Date and shall keep the Form S-4 effective while the Exchangeable Shares remain outstanding. Shire shall cause the prospectus included in the Form S-4 to be mailed to the holders of Exchangeable Shares as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and the Effective Date.


    (c) As promptly as reasonably practicable following the date hereof, BioChem shall prepare and file with the OSC, the QSC and the other Canadian provincial securities authorities, the Circular. The Circular shall comply as to form in all material respects with the applicable provisions of the Canadian Securities Laws and the rules and regulations thereunder. Except as otherwise provided for herein, no material amendment or supplement (including by incorporation by reference) to the Circular shall be made by BioChem without the approval of Shire, which approval shall not be unreasonably withheld or delayed. BioChem will advise Shire, promptly after it receives notice thereof, of any request by the OSC, the QSC or any other Canadian provincial securities authority for material amendment of the Circular. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be set forth in an amendment or supplement to the Circular so that the Circular would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OSC, the QSC or the other Canadian provincial securities authorities and disseminated to the shareholders of BioChem.

    (d) As promptly as reasonably practicable following the date hereof, Shire shall prepare and, subject to the approval of the UK Listing Authority and the LSE, issue the Listing Particulars and the Class 1 Circular. The Listing Particulars and the Class 1 Circular shall comply as to form in all material respects with the applicable provisions of the Financial Services Act 1986, the rules and regulations thereunder, the Listing Rules and the Rules of the LSE. Shire will provide BioChem with a reasonable opportunity to review and comment on the Listing Particulars and the Class 1 Circular prior to their issue, and will provide BioChem with a copy of the Listing Particulars and the Class 1 Circular when they are issued. Shire shall cause the Listing Particulars and the Class 1

       Circular to be mailed to the Shire shareholders and the BioChem shareholders as promptly as reasonably practicable after the Listing Particulars and the Class 1 Circular are approved by the UK Listing Authority and the LSE. Shire will advise BioChem as promptly as reasonably practicable after it becomes aware that it may be required to issue supplementary listing particulars pursuant to the Financial Services Act 1986. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be, or should have been, set forth in the Listing Particulars and/or the Class 1 Circular so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or Shire or BioChem should become aware of a significant change affecting any matter contained in the Listing Particulars or the Class 1 Circular whose inclusion was required by Section 146 of the Financial Services Act 1986 or by the Listing Rules, or of a significant new matter the inclusion of information in respect of which would have been so required if it had arisen when the Listing Particulars or the Class 1 Circular were prepared, the party which discovers such information or, as the case may be, becomes aware of any such significant change or significant new matter, shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, supplementary listing particulars shall promptly be issued and disseminated to the shareholders of Shire and the shareholders of BioChem.

    (e) BioChem shall duly take (subject to the accuracy of the provisions of Section 3.1(e) and Section 3.2(e) (provided that BioChem shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call as promptly as practicable, give notice of, convene and hold a meeting of its shareholders on a date determined by BioChem (the "BIOCHEM SHAREHOLDERS MEETING") for the purpose of obtaining the Required BioChem Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required BioChem Vote; and the Board of Directors of BioChem shall recommend adoption of this Agreement by the shareholders of BioChem to the effect as set forth in Section 3.2(f) (the "BIOCHEM RECOMMENDATION"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire such recommendation or take any action or make any statement in connection with the BioChem Shareholders Meeting inconsistent with such recommendation (collectively, a "CHANGE IN THE BIOCHEM RECOMMENDATION"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the BioChem Recommendation) of factual information regarding the business, financial condition or results of operations of Shire or BioChem or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of BioChem does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire its recommendation) in the Circular, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of BioChem may make a Change in the BioChem Recommendation pursuant to Section 5.5 hereof.

    (f) Shire shall duly take (subject to the accuracy of the provisions of Section 3.2(e) and Section 3.1(e)) (provided that Shire shall have used reasonable best efforts to ensure that such representation is true and correct) all lawful action to call as promptly as reasonably practicable, give notice of, convene and hold a meeting of its shareholders on a date determined in accordance with the mutual agreement of Shire and BioChem (the "SHIRE SHAREHOLDERS MEETING") for the purpose of obtaining the Shire Shareholders Approval; and the Board of Directors of Shire shall recommend approval of the transactions contemplated under this Agreement and the Arrangement by the shareholders of Shire to the effect as set forth in Section 3.1(f) (the "SHIRE RECOMMENDATION"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or

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
       qualify) in any manner adverse to BioChem such recommendation or take any action or make any statement in connection with the Shire Shareholders Meeting inconsistent with such recommendation (a "CHANGE IN THE SHIRE RECOMMENDATION"). Notwithstanding anything in this Agreement, the Board of Directors of Shire may make a Change in the Shire Recommendation in the circumstances contemplated in Section 5.6 hereof and in any other circumstances provided the Board of Directors of Shire concludes in good faith (after receiving a written opinion from outside counsel independent from Shire, a copy of which shall be provided to BioChem) taking into account, among other things, all legal, financial, regulatory and other aspects of the circumstances as well as the binding nature of the commitments, undertakings and covenants of Shire under this Agreement, that the Board of Directors of Shire is required under such Laws to make a Change in the Shire Recommendation in order to discharge its fiduciary duties. The parties understand and agree that a variation of the market price of the Shire ADSs or the Shire Ordinary Shares absent any material change in BioChem shall not constitute a circumstance whereby the Board of Directors of Shire may effect a Change in the Shire Recommendation.

    (g) For purposes of this Agreement, a Change in the BioChem Recommendation shall be deemed to include, without limitation, a recommendation by the BioChem Board of Directors of a third party Acquisition Proposal with respect to BioChem.

    (h) For purposes of this Agreement, a Change in the Shire Recommendation shall be deemed to include, without limitation, a recommendation of the Shire Board of Directors of a third party Shire Acquisition Proposal with respect to Shire.

    (i) BioChem shall inform Shire immediately of any new information in respect of Civil Action N(o) 1=96-CV-1868 GET (the "CIVIL ACTION") regarding United States patent 5,539,116 to the extent permitted by Law. In the event that BioChem is subject to an adverse ruling by the Federal Court of Justice in connection with THE Civil Action, BioChem agrees to make the appropriate application in respect of the Civil Action to permit Shire to have access to all confidential information in respect of such Civil Action unless BioChem determines, acting reasonably, that such an application would likely have a material adverse effect on its position in the context of the Civil Action.

    5.2 SHIRE BOARD OF DIRECTORS. At or prior to the Effective Date, Shire will use its reasonable efforts to reconstitute the Board of Directors of Shire and the committees thereof as of the Effective Date in order that the BioChem's nominees on the Board of Directors of Shire constitute 30% of the directors of Shire.

    5.3 ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or Canadian Securities Laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreements dated October 3 and October 9, 2000, between BioChem and Shire (the "CONFIDENTIALITY AGREEMENTS"), as if such Confidentiality Agreements were in full

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
force and effect. Any investigation by Shire or BioChem shall not affect the representations and warranties of BioChem or Shire, as the case may be.

    5.4  REASONABLE BEST EFFORTS.

    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including
       (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement, (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, securities and tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, the CA, the ICA and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the CA, the ICA and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the CA as soon as practicable, and (iii) preparing and filing on a promptly as practicable basis all documentation to effect all necessary applications notices, filings and to obtain all waivers and consents necessary or advisable to be obtained from the QSC, OSC, the other Canadian provincial securities authorities and the TSE, the NASDAQ and the LSE.

    (b) Each of Shire and BioChem shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the CA, the ICA or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC"), the Competition Bureau under the CA (the "COMPETITION BUREAU"), the Minister responsible for the ICA (the "ICA AUTHORITY") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the Competition Bureau, the ICA Authority, or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC, the Competition Bureau, the ICA Authority, or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the CA, the ICA and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign

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
       investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

    (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Shire and BioChem shall cooperate in all respects with each other and use its respective reasonable best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

    (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Shire and BioChem shall use its reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

    (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII.

    5.5  BIOCHEM ACQUISITION PROPOSALS.

    (a) Without limitation on any of BioChem's other obligations under this Agreement (including under Article IV hereof), BioChem agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation shares of Subsidiaries) of BioChem and its Subsidiaries, taken as a whole, having an aggregate value equal to 50% or more of the market capitalization of BioChem, or any purchase or sale of, or tender or exchange offer for, 50% or more of the equity securities of BioChem (any such proposal or offer (other than a proposal or offer made by Shire or an affiliate thereof) being hereinafter referred to as an "ACQUISITION PROPOSAL"). BioChem further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

    (b) Notwithstanding anything in this Agreement to the contrary, BioChem and its Board of Directors shall be permitted to (A) effect a Change in the BioChem Recommendation or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) (x) in the case of clause (A) above, BioChem has received an unsolicited bona fide written Acquisition Proposal from a third party and BioChem's Board of Directors concludes in

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
       good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (B) above, BioChem's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, BioChem's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, BioChem notifies Shire promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of BioChem's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. BioChem agrees that it will promptly keep Shire informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. BioChem agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. BioChem agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall (x) permit Shire or BioChem to terminate this Agreement (except as specifically provided in Article VII hereof) (y) affect any other obligation of BioChem under this Agreement. Subject to this Section 5.5(b), BioChem shall not submit to the vote of its shareholders any Acquisition Proposal other than the Arrangement.

    5.6  SHIRE ACQUISITION PROPOSALS.

    (a) Without limitation on any of Shire's other obligations under this Agreement (including under Article IV hereof), Shire agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, having an aggregate value equal to 50% or more of the market capitalization of Shire, or any purchase or sale of, or tender or exchange offer for 50% or more of the equity securities of Shire (any such proposal or offer being hereinafter referred to as an "SHIRE ACQUISITION PROPOSAL"). Shire further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to a Shire Acquisition Proposal, or engage in any negotiations concerning a Shire Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement a Shire Acquisition Proposal or accept a Shire Acquisition Proposal.

    (b) Notwithstanding anything in this Agreement to the contrary, Shire and its Board of Directors shall be permitted to (A) effect a Change in the Shire Recommendation or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Shire Acquisition Proposal by any such Person, if and only to the extent that, (i) (x) in the case of clause (A) above, Shire has received an unsolicited bona fide written Shire Acquisition Proposal from a third party and Shire's Board of Directors concludes in good faith that such Shire Acquisition Proposal constitutes a Shire Superior Proposal and (after receiving a written opinion from outside counsel independent from Shire, a copy of which shall be provided to BioChem), that the Board of Directors of Shire is required, pursuant to the applicable Laws, to effect a Change in the Shire Recommendation in order to discharge its fiduciary duties under such Laws, (y) in the case of clause (B) above, Shire's Board of Directors concludes in good faith that there is a reasonable likelihood that such Shire Acquisition Proposal could result in a Shire Superior Proposal and that there is a reasonable likelihood that the Board of Directors of Shire be required under applicable laws to effect a Change in the Shire Recommendation in order to discharge properly its fiduciary duties, (ii) prior to providing any information or data to any Person in connection with a Shire Acquisition Proposal by any such Person, Shire's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Shire notifies BioChem promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Shire's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Shire agrees that it will promptly keep Shire informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Shire agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Shire Acquisition Proposal. Shire agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.6. Nothing in this Section 5.6 shall (x) permit Shire or BioChem to terminate this Agreement (except as specifically provided in Article VII hereof) (y) affect any other obligation of Shire under this Agreement. Subject to this Section 5.6(b), Shire shall not submit to the vote of its shareholders any Shire Acquisition Proposal.

    5.7 EMPLOYEE BENEFITS MATTERS. Following the Effective Date, Shire shall honor all BioChem Benefit Plans and related funding arrangements in accordance with their respective terms. For at least one year after the Effective Date, Shire shall provide compensation and employee benefits under Benefit Plans to the employees and former employees of BioChem and its Subsidiaries that are, in the aggregate, no less favorable in any material respects than those provided to such persons pursuant to the Benefit Plans in effect on the date hereof. Nothing herein shall require Shire to continue any particular Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Shire shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable law.

    5.8 FEES AND EXPENSES. Whether or not the Arrangement is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred by BioChem shall be paid as soon as practicable by Shire in the event that BioChem terminates this Agreement pursuant to Section 7.1(j) and (b) Expenses incurred by Shire shall be paid as soon as practicable by BioChem in the event that Shire terminates this Agreement pursuant to Section 7.1(i). As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the

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
       Proxy Statement, Listing Particulars and Class 1 Circular and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

    5.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. From and after the Effective Date, Shire shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of BioChem and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by BioChem pursuant to BioChem's bylaws and articles and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of BioChem and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in BioChem's or any successor's bylaws and articles for a period of six years after the Effective Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the bylaws and articles of BioChem and (iii) cause to be maintained for a period of six years after the Effective Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by BioChem (provided that Shire (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Date; provided, however, that in no event shall Shire be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by BioChem for such insurance. The obligations of the Shire under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this
Section 5.8 applies without the consent of such affected indemnitees (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

    5.10 PUBLIC ANNOUNCEMENTS. Shire and BioChem shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, or (in the case of Shire) as may be required by the UK Listing Authority and the Panel on Takeovers and Mergers, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement, the Listing Particulars and the Class 1 Circular and the Circular in accordance with the provisions of Section 5.1, neither Shire nor BioChem shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

    5.11 LISTING OF SHIRE SHARES. Shire shall use its reasonable efforts to cause the Shire Ordinary Shares to be issued in the Arrangement to be admitted to the Official List of the UK Listing Authority and to trading on the LSE and to cause the Exchangeable Shares to be approved for listing on the TSE, subject to official notice of issuance, and to the extent necessary, to cause the Shire ADSs to be approved for listing on NASDAQ prior to the Closing Date.

    5.12 AFFILIATES. Not less than 45 days prior to the Effective Date, BioChem shall deliver to Shire a letter identifying all persons who, in the judgment of BioChem, may be deemed at the time this Agreement is submitted for adoption by the shareholders of BioChem, "affiliates" of BioChem for purposes of Rule 145 under the Securities Act ("Affiliates"), and such letter shall be updated as necessary to reflect changes from the date thereof. BioChem shall use reasonable best efforts to cause each person identified on such list to deliver to Shire not less than 30 days prior to the Effective Date, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "AFFILIATE AGREEMENT").

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ARRANGEMENT. The respective obligations of BioChem, Shire and Exchangeco to effect the Arrangement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) BIOCHEM SHAREHOLDERS APPROVAL. BioChem shall have obtained the approval of its shareholders in connection with the adoption of this Agreement by the shareholders of BioChem.

    (b) SHIRE SHAREHOLDERS APPROVAL. Shire shall have obtained the Required Shire Vote in connection with the adoption of this Agreement by the shareholders of Shire.

    (c) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Arrangement illegal or otherwise prohibiting consummation of the Arrangement.

    (d) HSR ACT, THE CA AND THE ICA. The waiting periods (and any extensions thereof) applicable to the Arrangement under the HSR Act and the CA shall have been terminated or shall have expired or the Commissioner of Competition shall have issued an advance ruling certificate and/or a "no action" letter under the CA in relation to the Arrangement and the ICA Authority shall have concluded that the Arrangement is of "net benefit to Canada" for purposes of the ICA.

    (e) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act, the CA and the ICA, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Shire or BioChem or any of their respective Subsidiaries to consummate the Arrangement and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would have a Material Adverse Effect on Shire and its Subsidiaries or BioChem and its Subsidiaries, taken together after giving effect to the Arrangement, shall have been obtained; provided however, that the provisions of this Section 6.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

    (f) LISTING. The Shire Ordinary Shares to be issued in the Arrangement and such other Shire Ordinary Shares to be reserved for issuance in connection with the Arrangement shall have been admitted to the Official List of the UK Listing Authority and to trading on the LSE, the Shire ADSs to be issued in the Arrangement and such other Shire ADSs to be reserved for issuance in connection with the Arrangement shall have been approved for listing on NASDAQ (to the extent necessary) and the Exchangeable Shares shall have been approved for listing on the TSE, subject to official notice of issuance. The parties acknowledge that the Shire Ordinary Shares to be issued under the Plan of Arrangement will not be admitted to the Official List of the UK Listing Authority or to trading on the LSE unless and until this Agreement is unconditional in all respects save in respect of such admission, including the filing of the certificate of arrangement having taken place as provided for in section 1.2. The parties therefore agree that once the Shire Ordinary Shares to be issued under the Arrangement have been allotted subject only to such admission, they shall use their respective best efforts to ensure that filing of the certificate of Arrangement takes place immediately before 3:00 a.m.
(New York time) on the Closing Date, and that the Shire Ordinary Shares to be issued pursuant to this Agreement are admitted to the Official List of the UK Listing Authority and to trading on the LSE at 8:00 a.m. (London time) on the Closing Date.

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
    (g) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act or an appropriate "no action letter" shall have been obtained from the Staff of the SEC based on Section 3
(a) 9 or 3(a) (10) of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (h) COMPLIANCE WITH SECTION3(A)(10) OF THE SECURITIES ACT. All applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied with respect to the issuance of Shire Shares pursuant to the Arrangement.

    (i) CANADIAN SECURITIES LAWS. Exemption orders from the QSC, OSC and other Canadian provincial securities authorities from the registration and prospectus requirements with respect to the Exchangeable Share structure shall have been granted.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHIRE AND EXCHANGECO. The obligations of Shire and Exchangeco to effect the Arrangement are subject to the satisfaction of, or waiver by Shire, on or prior to the Closing Date of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of BioChem set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of BioChem set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date); and Shire shall have received a certificate of the chief executive officer and the chief financial officer of BioChem to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF BIOCHEM. BioChem shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Shire shall have received a certificate of the chief executive officer and the chief financial officer of BioChem to such effect.

    (c) RIGHTS PLAN. BioChem's Board of Directors shall have waived the application of the Rights Plan to the transactions contemplated hereby.

    (d) EXERCISE OF DISSENT RIGHTS. Holders of not more than 5% of the BioChem Common Shares issued and outstanding immediately prior to the Effective Date shall have exercised their Dissent Rights (and not withdrawn such exercise) in connection with the Arrangement.

    (e) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have occurred any change, effect, event or circumstance that, in combination with any other changes, effects, events or circumstances, has resulted in or would reasonably be expected to result in a Material Adverse Effect with respect to BioChem, provided that, on the basis of all facts and information disclosed by BioChem to Shire as at the date hereof, the outcome of the proceedings instituted by Emory University in the United States shall not, for the purpose of this Agreement, be considered to have a Material Adverse Effect on BioChem.

    (f) POOLING LETTERS. There shall have been delivered to Shire (i) a pooling letter from its independent auditors, dated as of the Closing Date and addressed to Shire, reasonably satisfactory in form and substance to Shire, setting forth the concurrence of Shire's independent auditors with the conclusion of Shire's management that it will be appropriate to account for the Arrangement as a "pooling of interests" under US GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Arrangement is consummated in accordance with this Agreement (ii) a poolability letter from BioChem's independent auditors, dated as of the Closing Date and reasonably satisfactory in form and substance to Shire, setting forth the concurrence of BioChem's independent auditors with the conclusion of BioChem's management that it will be appropriate to account for the Arrangement as a "pooling of interest" under US GAAP. Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Arrangement is consummated in accordance with this Agreement.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BIOCHEM. The obligations of BioChem to effect the Arrangement are subject to the satisfaction of Shire and Exchangeco, or waiver by BioChem, on or prior to the Closing Date of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of Shire and Exchangeco set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of each of Shire and Exchangeco set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and BioChem shall have received a certificate of the chief executive officer and the chief financial officer of each of Shire and Exchangeco to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SHIRE. Shire shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and BioChem shall have received a certificate of the chief executive officer and the chief financial officer of Shire to such effect.

                                  ARTICLE VII
                                  TERMINATION

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Arrangement by the shareholders of BioChem:

    (a) By mutual written consent of Shire and BioChem;

    (b) By either BioChem or Shire, if the Effective Date shall not have occurred on or before May 31, 2001 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this
       Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Date to occur on or before the Termination Date;

    (c) By either BioChem or Shire, if any Governmental Entity (i) shall have issued a final and non-appealable order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with
       Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable or
       (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with
       Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c), (d) and (e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable; provided, however, that the right to terminate

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
       this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

    (d) By Shire, if the Required BioChem Vote shall not have been obtained at the BioChem Shareholders Meeting or any adjournment thereto;

    (e) By BioChem, if the Required Shire Vote shall not have been obtained at the Shire Shareholders Meeting or any adjournment thereto;

    (f) By Shire, if BioChem shall have failed to make the BioChem Recommendation or if BioChem shall have effected a Change in the BioChem Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof;

    (g) By BioChem, if Shire shall have failed to make the Shire Recommendation or Shire shall have effected a Change in the Shire Recommendation (or resolved to take any such action);

    (h) By BioChem, if at any time prior to the BioChem Shareholders Meeting BioChem shall have failed to make the BioChem Recommendation or effected a change in the BioChem Recommendation so long as (i) the BioChem Board of Directors, after consultation with its legal counsel and financial advisor, determines that an Acquisition Proposal is a Superior Proposal and, after consultation with and based upon advice of legal counsel, determines in good faith that such action is necessary for the BioChem Board of Directors to comply with its fiduciary duties to shareholders under applicable law, (ii) BioChem pays to Shire all amounts due under
       Section 7.2, and (iii) BioChem provides to Shire at least five Business Days prior to such termination written notice of its intention to terminate this Agreement and the material terms and conditions of the Acquisition Proposal.

    (i) By Shire, if there shall be a breach by BioChem of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.2(a) or 6.2(b) and cannot be or is not cured within 20 Business Days of such breach; or

    (j) By BioChem, if there shall be a breach by Shire or Exchangeco of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.3(a) or 6.3(b) and cannot be or is not cured within 20 Business Days of such breach.

    7.2  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement by either BioChem or Shire as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Shire or BioChem or their respective officers or directors except as provided in
       Section 3.1(l), Section 3.2(l), the second sentence of Section 5.3,
       Section 5.8, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Shire nor BioChem shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

    (b) If (A) (I) Shire shall terminate this Agreement pursuant to
       Section 7.1(d), and (II) at any time after the date of this Agreement and at or before the date of the BioChem Shareholders Meeting a Superior Proposal with respect to BioChem shall have been publicly announced or otherwise communicated to the BioChem Board of Directors, and
       (III) BioChem consummates the transaction set forth in such Superior Proposal within one year of the Termination Date provided that if the applicable regulatory approvals have not been obtained prior to the expiry of the one-year period, such period shall be deemed extended to eighteen months from the Termination Date; or (B) Shire shall terminate this Agreement pursuant to Section 7.1(f); or (C) BioChem shall terminate this Agreement pursuant to Section 7.1(h); then BioChem shall pay to Shire (in the case of Clause (A) not later than two days following the consummation of the transaction set forth in such Superior Proposal, in the case of clause (B) not later than two Business Days after the Termination Date, and in the case of clause (C) immediately following the termination of this Agreement, an amount equal to US$110,000,000.

    (c) If BioChem shall terminate this Agreement pursuant to Section 7.1(g), then Shire shall pay to BioChem, not later than two business days after the Termination Date, an amount equal to US$40,000,000.

    (d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

    (e) BioChem agrees that nothing in this Section 7.2 shall release BioChem of any liability in the event that this Agreement is terminated by Shire pursuant to Section 7.1(i) for a willful and material breach of this Agreement by BioChem and Shire agrees that nothing in the Section 7.2 shall release Shire of any liability in the event that this Agreement is terminated by BioChem pursuant to Section 7.1(j) for a willful and material breach of this Agreement by Shire.

    7.3 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                                   AMENDMENT

    8.1 AMENDMENT. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shire Shareholders Meeting or the BioChem Shareholders Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, subject to applicable Laws and the Interim Order, without limitation:

    (a) change the time for performance of any of the obligations or acts of the parties;

    (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

    (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

    (d) waive compliance with or modify any conditions precedent herein contained.

    8.2 MUTUAL UNDERSTANDING REGARDING AMENDMENTS. The parties agree that if Shire or BioChem, as the case may be, propose any amendment or amendments to this Agreement, to the Plan of Arrangement and to the related agreements, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with Shire, or BioChem, as the case may be, so that such amendments can be effected subject to applicable Laws and the rights of the security holders.

    8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Arrangement by the shareholders of BioChem, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Date, except for those covenants and agreements contained herein and therein (including
Section 5.6) that by their terms apply or are to be performed in whole or in part after the Effective Date and this Article VIII.

    9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telefacsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (a) IF TO SHIRE OR EXCHANGECO, TO:

           Shire Pharmaceuticals Group Plc

           East Anton, Andover
           Hampshire, England
           England SP10 5RG

           Fax: 012 64 334 658
           Attention: Rolf Stahel

           with copies to:

           McCarthy Tetrault
           1170 Peel Street
           Montreal, Quebec
           H3B 4S8

           Fax: (514) 397-4235
           Attention: Benjamin H. Silver

    (b) IF TO BIOCHEM TO:

           Biochem Pharma Inc.
           275 Armand-Frappier Blvd
           Laval, Quebec
           Canada H7V 4A7

           Fax: (450) 978-7899
           Attention: Francesco Bellini

           with a copy to:

           Stikeman Elliott
           1155 Rene-Levesque Blvd. West
           Suite 4000
           Montreal, Quebec
           H3B 3V2

           Fax: (514) 397-3222
           Attention: Jean Marc Huot

    9.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    9.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.


    (a) This Agreement, the Confidentiality Agreements and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the December 10 Merger Agreement.


    (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

    9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein (without giving effect to choice of law principles thereof).

    9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Exchangeco may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct Canadian wholly owned Subsidiary of Shire without the consent of BioChem, but no such assignment shall relieve Exchangeco of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    9.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Shire, Exchangeco and BioChem irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Province of Quebec, and each of Shire, Exchangeco and BioChem hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Shire, Exchangeco and BioChem hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    9.10 CURRENCY. All of the dollar amounts mentioned in this Agreement or in the Disclosure Schedules shall be in Canadian funds, unless otherwise expressed.

    9.11 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.12  DEFINITIONS.  As used in this Agreement:

    "ACQUISITION PROPOSAL" has the meaning set forth in Section 5.5.

    "ACTIONS" has the meaning set forth in Section 3.1(h)(i).

    "AFFILIATE" has the meaning set forth in Section 1.2.

    "AFFILIATE AGREEMENT" has the meaning set forth in Section 1.2.

    "AGREEMENT" has the meaning set forth in the preamble.

    "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
    Article 6 of the Plan of Arrangement or made at the direction of the Court.

    "ARRANGEMENT RESOLUTION" means the special resolution of the shareholders of BioChem to be substantially in the form and content of Exhibit 1.3(b) annexed hereto.

    "ARTICLES OF ARRANGEMENT" means the articles of arrangement of BioChem in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

    "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning under
    Section 13(d) of the Exchange Act and the rules and regulations thereunder.

    "BENEFIT PLANS" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any collective agreement, bonus, deferred compensation, share bonus, share purchase, restricted share, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the BioChem Disclosure Schedule or the Shire Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party or which is maintained or contributed to by such Person.

    "BIOCHEM" has the meaning set forth in the recitals.

    "BIOCHEM BENEFIT PLAN" means any Benefit Plan maintained or contributed by BioChem.

    "BIOCHEM BOARD APPROVAL" has the meaning set forth in Section 3.2(f).

    "BIOCHEM COMMON SHARES" means common share in the capital of BioChem.

    "BIOCHEM DEFERRED SHARE UNIT PLANS" means BioChem's Deferred Share Unit Plan for Key Executives and BioChem's Deferred Share Unit Plan for Non-Employee Directors.

    "BIOCHEM DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.2.

    "BIOCHEM IP RIGHTS" has the meaning set forth in Section 3.2(k)(i).

    "BIOCHEM PERMITS" has the meaning set forth in Section 3.2(h)(ii).

    "BIOCHEM RECOMMENDATION" has the meaning set forth in Section 5.1(e).

    "BIOCHEM REPORTS" has the meaning set forth in Section 3.2(d)(i).

    "BIOCHEM RESTRICTED SHARE UNIT PLAN" means BioChem's Restricted Share Unit Plan.

    "BIOCHEM SHAREHOLDERS MEETING "has the meaning set forth in Section 5.1(e).

    "BIOCHEM SHARE OPTION" has the meaning set forth in Section 3.2(b)(i).

    "BIOCHEM SHARE OPTION PLAN" has the meaning set forth in Section 3.2(b)(i).

    "BIOCHEM VOTING DEBT" has the meaning set forth in Section 3.2(b)(ii).

    "BIOCHEM WARRANTS "has the meaning set forth in Section 3.2(b)(i).

    "BLUE SKY LAWS" has the meaning set forth in Section 3.1(c)(iii).

    "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

    "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of Montreal, the City of London and the City of New York.

    "CA" has the meaning set forth in Section 3.1(c)(iii).

    "CANADIAN SECURITIES LAWS" means all applicable securities laws in each of the Canadian provinces and the respective regulations under such laws together with applicable policy statements of the securities authorities in such provinces.

    "CBCA" has the meaning set forth in the recitals.

    "CERTIFICATE" means a certificate which immediately prior to the Effective Date represented BioChem Common Shares.

    "CHANGE IN SHIRE RECOMMENDATION" has the meaning set forth in
    Section 5.1(f).

    "CHANGE IN THE BIOCHEM RECOMMENDATION" has the meaning set forth in
    Section 5.1(e).

    "CIRCULAR" means the management proxy circular of BioChem to be prepared and set to the BioChem Common Shareholders in connection with the BioChem Shareholders Meeting pursuant to Section 5.1(c).

    "CIVIL ACTION" has the meaning set forth in Section 5.1(h)

    "CLASS 1 CIRCULAR" means the circular of Shire to be prepared and sent to Shire shareholders containing (i) a notice duly convening the Shire Shareholders Meeting and (ii) a recommendation from the Board of Directors of Shire to the Shire shareholders to vote in favour of an ordinary resolution approving the transactions contemplated by this Agreement.

    "CLOSING" has the meaning set forth in Section 1.1.

    "CLOSING DATE" has the meaning set forth in Section 1.1.

    "CODE" means the United States Internal Revenue Code of 1986, as amended.

    "COMPETITION BUREAU" has the meaning set forth in Section 5.4(b).

    "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 5.3.

    "CONTAMINATION" means the presence of any Hazardous Substance in the Environment, including the degradation of water, air or soil quality.

    "COURT" means the Superior Court of Justice (Quebec).


    "DECEMBER 10 MERGER AGREEMENT" has the meaning set forth in the preamble.


    "DEPOSITARY" has the meaning set forth in Section 1.6(b).

    "DIRECTOR" means the Director appointed under Section 260 of the CBCA.

    "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

    "DISSENTING SHAREHOLDER" has the meaning ascribed thereto in the Plan of Arrangement.

    "DOJ" has the meaning set forth in Section 5.4(b).

    "EFFECTIVE DATE" has the meaning set forth in Section 1.2.

    "EFFECTIVE TIME" means 12:01 a.m. (Montreal time) on the Effective Date.

    "ENVIRONMENT" means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), natural resources such as wetlands, flora and fauna, organic and inorganic matter and living organisms, and the interacting natural systems that include components referred to above in the definition of "Environment."

    "ENVIRONMENTAL LAWS" means all applicable Laws in existence on or before the date hereof relating to Hazardous Substances, pollution or protection of the Environment and human health or affecting the Environment, including Laws relating to (a) on-site or off-site Contamination and (b) releases of any Hazardous Substance into the Environment.

    "ENVIRONMENTAL LOSSES" means any losses, costs, expenses, damages, including compensatory, exemplary or punitive damages, penalties, fines or charges required to be paid out in connection with claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements) incurred in order to comply with or in connection with any Environmental Laws.

    "ENVIRONMENTAL PERMITS" means, with respect to either party, all permits, authorizations, certificates, registrations, licenses and any other approvals required for the operation of the business of such party and its Subsidiaries pursuant to Environmental Laws.

    "ERISA" has the meaning set forth in Section 3.1(n)(i).

    "ERISA AFFILIATE" has the meaning set forth in Section 3.1(n)(iii).

    "ERISA AFFILIATE PLAN" has the meaning set forth in Section 3.1(n)(iii).

    "ERISA PLAN" has the meaning set forth in Section 3.1(n)(ii).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" has the meaning set forth in Section 2.1.

    "EXCHANGE FUND" has the meaning set forth in Section 2.1.

    "EXCHANGE RATIO" has the meaning set forth in Section 1.6.

    "EXCHANGE TRUST AGREEMENT" means an agreement to be made between Shire, BioChem and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit 1.4(c) annexed hereto, with such changes thereto as the parties hereto, may agree.

    "EXCHANGEABLE SHARES" means the non-voting exchangeable shares to be created in the capital of Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix I to the Plan of Arrangement;

    "EXPENSES" has the meaning set forth in Section 5.7.

    "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.


    "FORM S-4" has the meaning set forth in Section 5.1(b).


    "FTC" has the meaning set forth in Section 5.4(b).

    "GAAP" means, in respect of Shire for the period prior to January 1, 2000, U.K. generally accepted accounting principles and after said period, United States generally accepted accounting principles, and in respect of BioChem, Canadian generally accepted accounting principles.

    "GOVERNMENTAL ENTITY" has the meaning set forth in Section 3.1(c)(iii).

    "HAZARDOUS SUBSTANCE" means any substance waste, pollutant, a contaminant, material, chemical or constituent regulated pursuant to any applicable Environmental Laws.

    "HSR ACT" has the meaning set forth in Section 3.1(c)(iii).

    "ICA" has the meaning set forth in Section 3.1(c)(iii).

    "ICA AUTHORITY" has the meaning set forth in Section 5.4(b).

    "INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.1(k).

    "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement.

    "INVESTISSEMENT QUEBEC OPTIONS" has the meaning set forth in
    Section 3.2(b)(i).

    "IRS" has the meaning set forth in Section 3.1(n)(ii).

    "ITA" means the INCOME TAX ACT (Canada).

    "KNOWN" or "KNOWLEDGE" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

    "LAWS" refers to all or any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state, provincial or local government, statutory or regulatory body, court or agency.

    "LIENS" has the meaning set forth in Section 3.1(a)(ii).

    "LICENSES" has the meaning set forth in Section 3.1(o).

    "LISTING PARTICULARS" means listing particulars of Shire prepared in accordance with the Listing Rules and to be sent to Shire shareholders and BioChem shareholders.

    "LISTING RULES" means the Listing Rules of the UK Listing Authority.

    "LSE" has the meaning set forth in Section 2.3(b).

    "LONG-TERM INCENTIVE PLAN" has the meaning set forth in Section 3.1(b)(i).

    "MARKET PRICE" of any security means the average of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on the principal exchange on which such security may at the time be listed at the end of such day, in each such case averaged over a period of the fifteen (15) consecutive trading days ending on the 3rd day prior to the Closing Date.

    "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition, results of operations or prospects of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating to
    (v) the economy or financial markets in general, (w) the industries in which such entity operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) the announcement or pendency of the Arrangement,
    (y) changes after the date hereof in laws or regulations relating to the development, manufacture or distribution of products for the treatment of disease or (z) a change in the market price or trading volume of the shares of such entity (provided that a change in the market price or trading price may be used, if applicable, as evidence of some other event, change, circumstance or effect that has or is reasonably likely to have a Material Adverse Effect) or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement; all references to Material Adverse Effect on Shire contained in this Agreement shall be deemed to refer solely to Shire and its Subsidiaries without including its ownership of BioChem and its Subsidiaries after the Arrangement.

    "MERGER CONSIDERATION" means the consideration per share to be received by the shareholders of BioChem, including any cash in lieu of fractional Shire Shares.

    "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3.1(n)(iii).

    "NASDAQ" means NASDAQ National Market.

    "NECESSARY CONSENTS" has the meaning set forth in Section 3.1(c)(iii).

    "OSC" means the Ontario Securities Commission.

    "THE OTHER PARTY" means, with respect to BioChem, Shire and means, with respect to Shire, BioChem.

    "PERSON" means an individual, corporation, company, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    "PLAN" has the meaning set forth in Section 3.1(n)(i).

    "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Exhibit A annexed hereto and any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court.

    "PROPOSED AMENDMENTS" has the meaning set forth in Section 3.1(m)(ii).

    "PROXY STATEMENT" has the meaning set forth in Section 5.1(a).

    "PUBLICLY DISCLOSED BY BIOCHEM" means disclosed by BioChem in a public filing made by it with the OSC, QSC and/or the SEC since January 1, 1999.

    "QSC" means the Commission des valeurs mobilieres du Quebec.

    "REGULATORY LAW" has the meaning set forth in Section 5.4(b).

    "REQUIRED BIOCHEM VOTE" means the affirmative vote of the holders of the BioChem Common Shares as set forth in the Interim Order.

    "REQUIRED SHIRE VOTE" means the affirmative vote of the holders of Shire Ordinary Shares as (being entitled to do so) vote in person or, where proxies are allowed, by proxy at the Shire Shareholders Meeting and whose Shire Ordinary Shares account for a majority of the votes cast at that meeting.

    "RIGHTS PLAN" means the Shareholder Rights Plan Agreement dated as of April 28, 1995 between BioChem and General Trust of Canada, as amended on April 21, 1998.

    "SEC" means the United States Securities and Exchange Commission.

    "SECURITIES ACT" has the meaning set forth in Section 2.9.

    "SHIRE" has the meaning set forth in the preamble.

    "SHIRE ACQUISITION PROPOSAL" has the meaning set forth in Section 5.6.

    "SHIRE ADSS" means the American Depositary Shares of Shire, or where appropriate, the American Depositary Receipts of Shire, evidencing such shares.

    "SHIRE ADSS PRICE" means the Market Price of Shire ADSs (rounded to the nearest 1/1000) as of the Closing Date.

    "SHIRE BENEFIT PLAN" means any Benefit Plan maintained or contributed to by Shire.

    "SHIRE BOARD APPROVAL" has the meaning set forth in Section 3.1(f).

    "SHIRE DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.1.

    "SHIRE ORDINARY SHARES" means ordinary shares of 5 pence each in the capital of Shire.

    "SHIRE PERMITS" has the meaning set forth in Section 3.1(h)(ii).

    "SHIRE RECOMMENDATION" has the meaning set forth in Section 5.1(f).

    "SHIRE RESOLUTION" means the ordinary resolution of the shareholders of Shire approving the Arrangement to be substantially in the form and content of Exhibit 1.4(a) annexed hereto.

    "SHIRE SEC REPORTS" has the meaning set forth in Section 3.1(d)(i).

    "SHIRE SHARES" means collectively the Shire Ordinary Shares, the Shire ADSs and the Exchangeable Shares.

    "SHIRE SHARE OPTION PLANS" has the meaning set forth in Section 3.1(b)(i).

    "SHIRE SHARE OPTIONS" has the meaning set forth in Section 3.1(b)(i).

    "SHIRE SHAREHOLDERS APPROVAL" has the meaning set forth in
    Section 3.1(c)(i).

    "SHIRE SHAREHOLDERS MEETING" has the meaning set forth in Section 5.1(f).


    "SHIRE SUPERIOR PROPOSAL" means a written proposal made by a Person other than BioChem which is for (I)(a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Shire as a result of which Shire's shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of Shire's shares whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which the Shire shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of Shire in good faith concludes (after receiving a written opinion of its financial advisors and outside counsel independent from Shire, a copy of which shall be provided to BioChem), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal as well as the binding nature of the commitments, undertakings and covenants of Shire under this Agreement, (a) would, if consummated, result in a transaction that is more favorable to the Shire shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, (b) is reasonably capable of being completed, (c) would not likely be completed if Shire is prevented from effecting a Change in Shire Recommendation, and (d) is required by Law to be approved and recommended by the Board of Directors despite the binding nature of this Agreement.


    "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    "SUPERIOR PROPOSAL" means a written proposal made by a Person other than Shire which is for (I)(a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BioChem as a result of which BioChem's shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of BioChem and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the of the BioChem Common Shares whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which the BioChem shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of BioChem in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to the BioChem shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.

    "SUPPORT AGREEMENT" means an agreement to be made between Shire and BioChem substantially in the form and content of Exhibit 1.4(e) annexed hereto, with such changes thereto as the parties hereto may agree.

    "TAX RETURNS" has the meaning set forth in Section 3.1(m).

    "TAXES" has the meaning set forth in Section 3.1(m).

    "TERMINATION DATE" has the meaning set forth in Section 7.1(b).

    "TRUSTEE" means the trustee to be chosen by Shire and BioChem, acting reasonably, to act as trustee under the Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Exchange Trust Agreement.

    "TSE" means The Toronto Stock Exchange.

    "UK LISTING AUTHORITY" means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its function in respect of the admission to the Official List of the UK Listing Authority otherwise than in accordance with Part IV of the Financial Services Act 1986.

    "US GAAP" means the United States generally accepted accounting principles.

    "VIOLATION" has the meaning set forth in Section 3.1(c)(ii).

    IN WITNESS WHEREOF, Shire, Exchangeco and BioChem have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        SHIRE PHARMACEUTICALS GROUP PLC


                                        By: /s/ ROLF STAHEL
                                            -------------------------------


                                        Name: Rolf Stahel

                                        Title: Chief Executive Officer

                                        SHIRE ACQUISITION INC.



                                        By: /s/ BENJAMIN H. SILVER
                                            -------------------------------


                                        Name: Benjamin H. Silver

                                        Title: Director

                                        BIOCHEM PHARMA INC.


                                        By: /s/ FRANCOIS LEGAULT
                                            -------------------------------



                                             Name: Francois Legault



                                             Title: Executive Vice-President



                                                    Corporate Development and
                                                    Investments



                                        By: /s/ CHARLES A. TESSIER
                                            -------------------------------

                                                                      APPENDIX B



      FORM OF PLAN OF ARRANGEMENT INCLUDING EXCHANGEABLE SHARE PROVISIONS


                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

    In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

    "ADS ELECTED SHARE" means any BioChem Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Exchange Agent no later than the Election Deadline, to transfer to ExchangeCo under the Arrangement in exchange for a number of fully-paid and non-assessable Shire ADSs that is equal to the Exchange Ratio divided by three.

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

    "ARRANGEMENT" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Merger Agreement and this Plan of Arrangement and subject to any amendments or variations thereto made in accordance with Article VIII of the Merger Agreement or Article 6 hereof or made at the direction of the Court.

    "ARRANGEMENT RESOLUTION" means the special resolution to be passed by the BioChem Securityholders at the BioChem Securityholder Meeting, to be substantially in the form and content of Exhibit 1.3(b) to the Merger Agreement.

    "ARTICLES OF ARRANGEMENT" means the articles of arrangement of BioChem in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made.

    "BIOCHEM" means BioChem Pharma Inc., a corporation existing under the laws of Canada.

    "BIOCHEM COMMON SHARES" means the common shares in the capital of BioChem outstanding from time to time, including all common shares issued on the exercise of BioChem Share Options and BioChem Warrants prior to the Effective Date.

    "BIOCHEM SECURITYHOLDERS" means, collectively, the holders of BioChem Common Shares, the holders of BioChem Share Options and the holders of BioChem Warrants, to the extent provided in or required by the Interim Order.

    "BIOCHEM SECURITYHOLDER MEETING" means the special meeting of the BioChem Securityholders (including any adjournment thereof) that is to be convened and held as provided by the Interim Order to consider, and if deemed advisable to approve, the Arrangement.

    "BIOCHEM SHARE OPTION PLAN" means the share option plan for BioChem's directors, officers, employees and consultants.

    "BIOCHEM SHARE OPTIONS" means options to acquire BioChem Common Shares granted under the BioChem Share Option Plan.

    "BIOCHEM SHAREHOLDER" means a registered holder of BioChem Common Shares.


    "BIOCHEM WARRANTS" means the right to receive warrants in certain circumstances granted in favour of the Government of Canada giving the right to acquire BioChem Common Shares at an exercise price equal to the closing price on The Toronto Stock Exchange on the day prior to their issuance, the whole pursuant to an agreement dated March 31, 2000.


    "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of Montreal, Canada, the City of London, England and the City of New York, U.S.A.

    "CALL RIGHT DIVIDEND AMOUNT" has the meaning ascribed to that term in
    Section 5.3(a).

    "CALLCO" means 3829359 Canada Inc., a corporation existing under the laws of Canada and being a wholly-owned subsidiary of Shire.

    "CANADIAN RESIDENT" means a Person who is a resident of Canada for the purposes of the ITA.

    "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as now in effect and as may be amended from time to time prior to the Effective Date, including the regulations made thereunder.

    "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

    "CLOSING DATE" has the meaning ascribed to that term in the Merger
    Agreement.

    "COURT" means the Superior Court of Quebec.

    "CURRENT MARKET PRICE" has the meaning ascribed to that term in the Exchangeable Share Provisions.

    "DIRECTOR" means the Director appointed under Section 260 of the CBCA.

    "DISSENT PROCEDURES" has the meaning ascribed to that term in Section 3.1.

    "DISSENTING SHAREHOLDER" means a holder of BioChem Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures.

    "DIVIDEND AMOUNT" has the meaning ascribed to that term in Section 5.1(a).

    "EFFECTIVE DATE" means the date upon which this Plan of Arrangement becomes effective as established by the date of issue shown on the Certificate.

    "EFFECTIVE TIME" means 12:01 a.m. (Montreal time) on the Effective Date.

    "ELECTION DEADLINE" means 5:00 p.m. (Montreal time) on the date which is two Business Days prior to the date of the BioChem Securityholder Meeting.

    "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint share company), firm, society or other enterprise, association, organization or entity.

    "EXCHANGE AGENT" means General Trust of Canada at its offices at the addresses set out in the Letter of Transmittal and Election Form in its capacity as an exchange agent for the BioChem Common Shares under the Arrangement or such other trust company or other Entity that Shire may, in its reasonable discretion, choose as exchange agent.



    "EXCHANGE DATE" has the meaning ascribed to that term in Section 5.3(b).


    "EXCHANGE RATIO" means (i) 2.3517, if the Shire ADS Price is less than or equal to US$47.20; (ii) an amount determined by dividing US$37.00 by the Shire ADS Price and multiplying by three, if the Shire ADS Price is greater than US$47.20 and less than US$70.80; and (iii) 1.5678, if the Shire ADS Price is equal to or greater than US$70.80; provided that if, between the date of the Merger Agreement and the Effective Time, the outstanding BioChem Common Shares or Shire Ordinary Shares are changed into a different number or class of shares by reason of any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio will be adjusted appropriately to provide to the holders of BioChem Common Shares the same economic effect as contemplated hereby.


    "EXCHANGEABLE ELECTED SHARE" means any BioChem Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Exchange Agent no later than the Election Deadline, to transfer to ExchangeCo under the Arrangement in exchange for a number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio divided by three, or that is deemed to be an Exchangeable Elected Share pursuant to Section 2.2(d).

    "EXCHANGEABLE SHARE" means a share in the class of non-voting exchangeable shares in the capital of ExchangeCo.

    "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth in Appendix 1 hereto.

    "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means the Exchangeable Share Support Agreement among Shire, CallCo and ExchangeCo, to be entered into in connection with this Plan of Arrangement.

    "EXCHANGEABLE SHARE VOTING EVENT" has the meaning attributed to that term in the Exchangeable Share Provisions.



    "EXCHANGECO" means Shire Acquisition Inc. (formerly 3829341 Canada Inc.), a corporation existing under the laws of Canada and being a wholly-owned subsidiary of Shire.



    "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" has the meaning attributed to that term in the Exchangeable Share Provisions.

    "FINAL ORDER" means the final order of the Court approving the Arrangement, following the application therefor contemplated by Section 1.3(e) of the Merger Agreement, as such order may be affirmed, amended or modified by the Court or by the highest court by which an appeal therefrom is heard at any time prior to the Effective Time.

    "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature

    (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

    "HOLDER" means, when used with reference to any shares, options or warrants, the holders of such shares, options or warrants, respectively, shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof.

    "INTERIM ORDER" means the interim order of the Court made in connection with the process for obtaining approval of the Arrangement and related matters following the application therefor contemplated by Section 1.3(a) of the Merger Agreement, as such order may be affirmed, amended or modified by the Court or by the highest court by which an appeal therefrom is heard at any time prior to the Effective Time.

    "ITA" means the INCOME TAX ACT (Canada).

    "LETTER OF TRANSMITTAL AND ELECTION FORM" means the Letter of Transmittal and Election Form for use by holders of BioChem Common Shares, in the form accompanying the Management Information Circular.

    "LIQUIDATION AMOUNT" has the meaning attributed to that term in the Exchangeable Share Provisions.

    "LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed to that term in
    Section 5.1(a).

    "LSE" means the London Stock Exchange plc or its successors.

    "LIQUIDATION CALL RIGHT" has the meaning ascribed to that term in
    Section 5.1(a).

    "LIQUIDATION DATE" has the meaning ascribed to that term in the Exchangeable Share Provisions.

    "MANAGEMENT INFORMATION CIRCULAR" means the notice of the BioChem Securityholder Meeting and accompanying management information circular of BioChem, including all schedules attached thereto, to be sent to BioChem Securityholders in connection with the BioChem Securityholder Meeting.

    "MARKET PRICE" has the meaning ascribed to that term in the Merger
    Agreement.

    "MEETING DATE" means the date of the BioChem Securityholder Meeting.

    "MERGER AGREEMENT" means the merger agreement made as of December 10, 2000 between Shire, ExchangeCo and BioChem, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

    "NASDAQ" means NASDAQ National Market.

    "PERSON" means any individual, Entity or Governmental Body.

    "PLAN OF ARRANGEMENT" means this plan of arrangement proposed under
    Section 192 of the CBCA, as amended, modified or supplemented from time to time in accordance with Article 6 hereof or Article VIII of the Merger Agreement or any order of the Court, including the appendices hereto and including any agreement or instrument supplementary or ancillary hereto.

    "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed to that term in
    Section 5.2(a).

    "REDEMPTION CALL RIGHT" has the meaning ascribed to that term in
    Section 5.2(a).

    "REDEMPTION DATE" has the meaning ascribed to that term in the Exchangeable Share Provisions.

    "REDEMPTION PRICE" has the meaning ascribed to that term in the Exchangeable Share Provisions.

    "REPLACEMENT OPTION" has the meaning ascribed to that term in
    Section 2.2(e).

    "REPLACEMENT WARRANT" has the meaning ascribed to that term in
    Section 2.2(f).

    "SHIRE" means Shire Pharmaceuticals Group Plc, a company registered in England under registry number 2883758.

    "SHIRE ADS" means an American Depositary Share of Shire, or where appropriate, an American Depositary Receipt of Shire, evidencing such share.

    "SHIRE ADS PRICE" means the Market Price of a Shire ADS (rounded to the nearest 1/1000) as of the Closing Date.

    "SHIRE CALL PURCHASE PRICE" has the meaning ascribed to that term in
    Section 5.3(a).

    "SHIRE CALL RIGHT" has the meaning ascribed to that term in Section 5.3(a).

    "SHIRE CONTROL TRANSACTION" has the meaning ascribed to that term in the Exchangeable Share Provisions.

    "SHIRE ELECTED SHARE" means any BioChem Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Exchange Agent no later than the Election Deadline, to transfer to ExchangeCo under the Arrangement in exchange for a number of fully-paid and non-assessable Shire Ordinary Shares that is equal to the Exchange Ratio, or that is deemed to be a Shire Elected Share pursuant to
    Section 2.2(c) or Section 2.2(d).

    "SHIRE ORDINARY SHARES" means ordinary shares of five pence each in the capital of Shire.



    "SPECIAL VOTING SHARES" means the special voting shares of Shire having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement.



    "STAMP TAXES" means all stamp, registration and transfer taxes and duties or their equivalents in all jurisdictions where such taxes and duties are payable as a result of any of the transactions contemplated by this Plan of Arrangement including, without limitation, United Kingdom stamp duty and stamp duty reserve tax.


    "TOTAL LIQUIDATION CALL PURCHASE PRICE" means the Liquidation Amount multiplied by the relevant number of Exchangeable Shares of a particular holder.



    "TOTAL REDEMPTION CALL PURCHASE PRICE" means the Redemption Price multiplied by the number of Exchangeable Shares of a particular holder subject to a redemption pursuant to Section 7.1.



    "TOTAL SHIRE CALL PURCHASE PRICE" means the Shire Call Purchase Price multiplied by the relevant number of Exchangeable Shares subject to the Shire Call Right exercised by Shire.


    "TRANSFER AGENT" has the meaning ascribed to that term in Section 5.1(b).



    "TRUSTEE" means General Trust of Canada or such other trust company or other Entity that Shire may, in its reasonable discretion, choose to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.



    "UKLA" means the United Kingdom Listing Authority.


    "UNITED KINGDOM POUND EQUIVALENT" means, in respect of an amount expressed in Canadian dollars at any date, the product obtained by multiplying:
    (a) the number of Canadian dollars, by (b) the exchange rate on such date for Canadian dollars expressed in United Kingdom pounds as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for Canadian dollars expressed in United Kingdom pounds as may be deemed by the board of directors of BioChem and the board of directors of Shire, acting jointly and reasonably, to be appropriate for such purpose.


    "VOTING AND EXCHANGE TRUST AGREEMENT" has the meaning ascribed to that term in the Exchangeable Share Provisions.

1.2 SECTIONS AND HEADINGS

    The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an article, a section or an appendix refers to the specified article or section of or appendix to this Plan of Arrangement.

1.3 NUMBER, GENDER AND PERSONS

    In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA and words importing any gender include all genders.

1.4 GOVERNING LAW

    This Plan of Arrangement will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

                                   ARTICLE 2
                                  ARRANGEMENT

2.1 BINDING EFFECT

    This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) BioChem, (ii) Shire, (iii) CallCo,
(iv) ExchangeCo, (v) all holders and all beneficial holders of BioChem Common Shares, (vi) all holders and all beneficial holders of Exchangeable Shares, and
(vii) all holders and all beneficial holders of BioChem Share Options and BioChem Warrants.

2.2 ARRANGEMENT

    Commencing at the Effective Time, the following will occur and will be deemed to occur without any further act or formality:

    (a) each Shire Elected Share will be transferred by the holder thereof, without any further act or formality on the part of such holder, to ExchangeCo in exchange for that number of fully paid and non-assessable Shire Ordinary Shares equal to the Exchange Ratio, and the name of each such holder will be removed from the register of holders of BioChem Common Shares and added to the register of holders of Shire Ordinary Shares, and ExchangeCo will be recorded as the holder of such BioChem Common Share so exchanged and will be deemed to be the legal and beneficial holder thereof;

    (b) each ADS Elected Share will be transferred by the holder thereof, without any further act or formality on the part of such holder, to ExchangeCo in exchange for that number of fully paid and non-assessable Shire ADSs equal to the Exchange Ratio divided by three, and the name of each such holder will be removed from the register of holders of BioChem Common Shares and added to the register of holders of Shire ADSs, and ExchangeCo will be recorded as the holder of such BioChem Common Share so exchanged and will be deemed to be the legal and beneficial holder thereof;

    (c) each Exchangeable Elected Share will be transferred by the holder thereof, without any act or formality on the part of such holder, to ExchangeCo in exchange for (i) that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio divided by three together with (ii) the rights and benefits to which such holder will be entitled pursuant to or as a result of the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement, and the name of each such holder will be removed from the register of holders of BioChem Common Shares and added to the register of holders of Exchangeable Shares, and ExchangeCo will be recorded as the holder of such BioChem Common Share so exchanged and will be deemed to be the legal and beneficial holder thereof; provided that, notwithstanding the foregoing, each holder of BioChem Common Shares who is not a Canadian Resident will not be entitled to elect to receive Exchangeable Shares, and any such election made by any such holder will be deemed to be an election to receive Shire Ordinary Shares and each BioChem Common Share held by such holder will be deemed to be a Shire Elected Share and will be transferred by the holder thereof in accordance with Section 2.2(a);


    (d) each BioChem Common Share in respect of which an election has not been made by the holder thereof by the Election Deadline, or in respect of which an effective election has not been made, (other than (i) BioChem Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the BioChem Common Shares held by them and
       (ii) BioChem Common Shares that are held by Shire or any of its Affiliates, which shall not be exchanged under this Arrangement and shall remain outstanding as BioChem Common Shares) will be deemed to be an Exchangeable Elected Share and will be transferred by the holder thereof in accordance with Section 2.2(c) without any further act or formality on its part; provided that, notwithstanding the foregoing, each BioChem Common Share in respect of which an election has not been made or in respect of which an effective election has not been made that is held by a holder who is not a Canadian Resident (other than (i) BioChem Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the BioChem Common Shares held by them and (ii) BioChem Common Shares that are held by Shire or any of its Affiliates, which shall not be exchanged under this Arrangement and shall remain outstanding as BioChem Common Shares) will be deemed to be a Shire Elected Share and will be transferred by the holder thereof in accordance with Section 2.2(a) and any election made by any such holder to receive Exchangeable Shares will be deemed to be an election to receive Shire Ordinary Shares;



    (e) subject to applicable securities laws and regulatory requirements, each BioChem Share Option which is outstanding and unexercised at or immediately prior to the Effective Time will be fully vested in accordance with the terms of the BioChem Share Option Plan (whether or not otherwise vested) and will be exchanged for an option (a "REPLACEMENT OPTION") to purchase a number of Shire Ordinary Shares from Shire equal to the product of the Exchange Ratio multiplied by the number of BioChem Common Shares subject to such BioChem Share Option immediately prior to the Effective Time, rounding down to the nearest whole share. Such Replacement Option will be fully vested and will provide for an exercise price per Shire Ordinary Share equal to the United Kingdom Pound Equivalent (calculated on the Effective Date) of the per share exercise price of such BioChem Share Option immediately prior to the Effective Time divided by the Exchange Ratio, rounding up to the nearest whole penny. The term to expiry, conditions to, restrictions on and manner of exercising, and all other terms and provisions of such Replacement Option will otherwise be unchanged from those of the BioChem Share Option. Any document or agreement previously evidencing a BioChem Share Option will thereafter evidence and be deemed to evidence such Replacement Option; provided, however, that each Replacement Option issued by Shire in accordance with this Section 2.2(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time;



    (f) subject to applicable securities laws and regulatory requirements, each BioChem Warrant which is outstanding at or immediately prior to the Effective Time, will be exchanged with Shire for a right to receive a warrant (a "REPLACEMENT WARRANT") to purchase a number of Shire Ordinary Shares calculated pursuant to the valuation formula set out in the agreement dated March 31, 2000 between BioChem and the Government of Canada. Such Replacement Warrant will provide for an exercise price per Shire Ordinary Share equal to the closing price of such shares on the LSE on the trading day immediately prior to their issuance. The term to expiry, conditions to, restrictions on and manner of exercising, and all other terms and provisions of such Replacement Warrant will otherwise remain unchanged from those of the BioChem Warrant, and any document or agreement previously evidencing a BioChem Warrant will thereafter evidence and be deemed to evidence such Replacement Warrant; provided, however, that each Replacement Warrant issued by Shire in accordance with this Section 2.2(f) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time; and



    (g) coincident with the transactions set out above in this Section 2.2, Shire, ExchangeCo and the Trustee will execute the Voting and Exchange Trust Agreement and Shire will issue to and deposit with the Trustee the Special Voting Shares, in consideration of the payment to Shire of one
       (1) United Kingdom pound, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement will be received by them as part of the property receivable under Section 2.2(c) or Section 2.2(d) in exchange for the BioChem Common Shares.


2.3 ELECTIONS


    (a) Each Canadian Resident who, at or prior to the Election Deadline, is a holder of BioChem Common Shares, will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive Exchangeable Shares, Shire ADSs, Shire Ordinary Shares or a combination thereof, in exchange for such holder's BioChem Common Shares, on the basis set forth herein and in the Letter of Transmittal and Election Form; for greater certainty, a holder of BioChem Common Shares who is not a Canadian Resident will not be entitled to elect to receive Exchangeable Shares, and any such election otherwise made by any such holder shall be and be deemed to be an election to receive Shire Ordinary Shares as set forth in Section 2.2(c).



    (b) Holders of BioChem Common Shares who are Canadian Residents, other than any such holder who is exempt from tax under the ITA, and who have elected to receive consideration that includes Exchangeable Shares in exchange for their BioChem Common Shares will be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, if applicable, the analogous provisions of applicable provincial income tax legislation) with respect to the transfer of their BioChem Common Shares to ExchangeCo by providing three signed copies of the necessary election forms to the Exchange Agent within 120 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (and any applicable provincial income tax legislation), the forms will be signed by ExchangeCo and two signed copies will be returned to such holders for filing with the Canada Customs and Revenue Agency (and the applicable provincial tax authority).


    (c) If, between the date of this Plan of Arrangement and the Effective Date, the outstanding Shire Ordinary Shares, Shire ADSs or the BioChem Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, share split, split-up, combination or exchange of shares or any extraordinary dividend payable in cash or property or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the number of Shire Ordinary Shares, Shire ADSs or Exchangeable Shares to be received by the holders of BioChem Common Shares shall be appropriately adjusted to provide to the holders of BioChem Common Shares the same economic effect as contemplated by this Plan of Arrangement prior to such event.

                                   ARTICLE 3
                               RIGHTS OF DISSENT

3.1 RIGHTS OF DISSENT

    Holders of BioChem Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the CBCA and this Section 3.1 (the "DISSENT PROCEDURES") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Shire not later than 5:00 p.m. (Montreal time) on the Business Day preceding the

BioChem Securityholder Meeting. Holders of BioChem Common Shares who duly exercise such rights of dissent and who:

    (a) are ultimately entitled to be paid fair value for their BioChem Common Shares will be deemed to have transferred such BioChem Common Shares to BioChem immediately prior to the Effective Time and such BioChem Common Shares will be cancelled as of the Effective Time; or

    (b) are ultimately not entitled, for any reason, to be paid fair value for their BioChem Common Shares will be deemed to have participated in the Arrangement on the same basis as a non-dissenting and non-electing holder of BioChem Common Shares and will receive Exchangeable Shares or Shire Ordinary Shares, as the case may be, in accordance with Section 2.2(d), but in no case will Shire, ExchangeCo, CallCo, the Exchange Agent or any other Person be required to recognize such holders as holders of BioChem Common Shares after the Effective Time, and the names of such holders of BioChem Common Shares will be deleted from the register of holders of BioChem Common Shares at the Effective Time.

                                   ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES


4.1 EXCHANGE OF CERTIFICATES FOR SHIRE ORDINARY SHARES AND/OR SHIRE ADSS



    At or promptly after the Effective Time, ExchangeCo will deposit, or procure that there are deposited, with the Exchange Agent, for the benefit of the holders of BioChem Common Shares who will receive Shire Ordinary Shares and/or Shire ADSs in connection with the Arrangement, certificates representing
(i) the Shire Ordinary Shares issued pursuant to Section 2.2(a), Section 2.2(c) or Section 2.2(d) in exchange for Shire Elected Shares and/or (ii) the Shire ADSs issued pursuant to Section 2.2(b) in exchange for ADS Elected Shares (or effect the necessary CREST or other electronic transfers). Upon surrender to the Exchange Agent for cancellation of a certificate which immediately prior to the Effective Time represented Shire Elected Shares and/or ADS Elected Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the BioChem Common Shares formerly represented by such certificate under the CBCA and the by-laws of BioChem and such additional documents and instruments as the Exchange Agent may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, a certificate or certificates representing that number (rounded down to the nearest whole number) of Shire Ordinary Shares and/or Shire ADSs which such holder has the right to receive (or effect the necessary CREST or other electronic transfers) (together with any dividends or distributions with respect thereto pursuant to Section 4.3 and any cash in lieu of fractional Shire Ordinary Shares and/or Shire ADSs pursuant to Section 4.4), and the certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of BioChem Common Shares which is not registered in the transfer records of BioChem, a certificate or certificates representing the proper number of Shire Ordinary Shares and/or Shire ADSs may be issued to the transferee (or the necessary CREST or other electronic transfer effected) if the certificate representing such BioChem Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer under the CBCA and the by-laws of BioChem and such additional documents and instruments as the Exchange Agent may reasonably require. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented BioChem Common Shares that were exchanged for Shire Ordinary Shares or Shire ADSs will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender
(i) the certificate or certificates representing Shire Ordinary Shares and/or Shire ADSs as contemplated by this Section 4.1 (or have the necessary CREST or other electronic transfer effected), (ii) a cash payment in lieu of any fractional Shire Ordinary Shares and/or Shire ADSs as contemplated by
Section 4.4, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Shire Ordinary Shares or Shire ADSs as contemplated by Section 4.3.


4.2 ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

    At or promptly after the Effective Time, ExchangeCo will deposit with the Exchange Agent, for the benefit of the holders of BioChem Common Shares who will receive Exchangeable Shares in connection with the Arrangement, certificates representing the Exchangeable Shares issued pursuant to Section 2.2(c) or
Section 2.2(d) in exchange for Exchangeable Elected Shares. Upon surrender to the Exchange Agent for cancellation of a certificate which immediately prior to the Effective Time represented one or more Exchangeable Elected Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the BioChem Common Shares formerly represented by such certificate under the CBCA and the by-laws of BioChem and such additional documents and instruments as the Exchange Agent may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Exchange Agent will deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.4), and the certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of BioChem Common Shares that is not registered in the transfer records of BioChem, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such BioChem Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer under the CBCA and the by-laws of BioChem and such additional documents and instruments as the Exchange Agent may reasonably require. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to the Effective Time represented BioChem Common Shares that were exchanged for Exchangeable Shares will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this Section 4.2, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by
Section 4.4, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by Section 4.3.

4.3 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES


    No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Shire Ordinary Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding BioChem Common Shares that were exchanged pursuant to Section 2.2, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 4.4, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1 or
4.2. Subject to applicable law, at the time of such surrender of any such certificate, there will be paid to the record holder of the certificates representing whole BioChem Common Shares, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share, Shire ADS or Shire Ordinary Share to which such holder is entitled pursuant to Section 4.4,
(ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share, Shire ADS or Shire Ordinary Share, as the case may be, that the holder is entitled to receive and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share, Shire ADS or Shire Ordinary Share, as the case may be, that the holder is entitled to receive.

4.4 NO FRACTIONAL SHARES

    No certificates or scrip representing fractional Exchangeable Shares, fractional Shire ADSs or fractional Shire Ordinary Shares will be issued (or CREST or other electronic transfer effected in respect of any fractional share) upon the surrender for exchange of certificates pursuant to Section 4.1 or 4.2 and no dividend, share split or other change in the capital structure of ExchangeCo or Shire, as the case may be, will have any effect on any such fractional share and such fractional interests will not entitle the holder thereof to exercise any rights as a security holder of ExchangeCo or Shire. In lieu of any such fractional shares:


    (a) each BioChem Shareholder otherwise entitled to a fractional interest in an Exchangeable Share after aggregating all such fractional shares will receive a cash payment in Canadian dollars equal to such Person's PRO RATA portion of the net proceeds after expenses received by the Exchange Agent upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such Persons would otherwise be entitled. The Exchange Agent will sell such Exchangeable Shares by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Exchange Agent, PRO RATA in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Exchangeable Shares;



    (b) each BioChem Shareholder otherwise entitled to a fractional interest in a Shire Ordinary Share after aggregating all such fractional shares will receive a cash payment in United Kingdom pounds equal to such Person's PRO RATA portion of the net proceeds after expenses received by the Exchange Agent upon the sale of whole shares representing an accumulation of all fractional interests in Shire Ordinary Shares to which all such Persons would otherwise be entitled. The Exchange Agent will sell such Shire Ordinary Shares by way of sale through the facilities of any stock exchange upon which the Shire Ordinary Shares are then listed as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Exchange Agent, PRO RATA in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Shire Ordinary Shares; and



    (c) each BioChem Shareholder otherwise entitled to a fractional interest in a Shire ADS after aggregating all such fractional ADSs will receive a cash payment in U.S. dollars equal to such Person's PRO RATA portion of the net proceeds after expenses received by the Exchange Agent upon the sale of whole ADSs representing an accumulation of all fractional interests in Shire ADSs to which all such Persons would otherwise be entitled. The Exchange Agent will sell such Shire ADSs by way of sale through the facilities of any stock exchange upon which the Shire ADSs are then listed as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Exchange Agent, PRO RATA in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Shire ADSs.


4.5 LOST CERTIFICATES

    In the event any certificate which immediately prior to the Effective Time represented one or more outstanding BioChem Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Exchangeable Shares, Shire ADSs or Shire Ordinary Shares (or effect the necessary CREST or other electronic transfers) (and a cheque for any dividends or distributions with respect thereto pursuant to Section 4.3 and any cash in lieu of fractional interests therein pursuant to Section 4.4) deliverable in accordance with such holder's Letter of Transmittal and Election Form. When authorizing such issuance and payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares, Shire ADSs or Shire Ordinary Shares are to be issued (or the necessary CREST or other electronic transfers effected) shall, as a condition precedent to the issuance thereof, give a bond satisfactory to ExchangeCo, Shire and their respective transfer agents (including the Exchange Agent) in such sum as Shire may direct or, if Shire permits indemnification in lieu of a bond, otherwise indemnify ExchangeCo, Shire and their respective transfer agents (including the Exchange Agent) in a manner satisfactory to Shire against any claim that may be made against ExchangeCo, Shire and their respective transfer agents (including the Exchange Agent) with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6 EXTINCTION OF RIGHTS

    Any certificate which immediately prior to the Effective Time represented outstanding BioChem Common Shares that were exchanged pursuant to Section 2.2 and not deposited with the Exchange Agent in accordance with Sections 4.1 or 4.2, together with all other instruments required by Sections 4.1 or 4.2, on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of BioChem, Shire or ExchangeCo. On such date, the Exchangeable Shares, Shire ADSs or Shire Ordinary Shares (or cash in lieu of fractional interests therein, as provided in Section 4.4) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to ExchangeCo, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder in accordance with Section 4.3.

4.7 WITHHOLDING RIGHTS


    ExchangeCo, CallCo, Shire and the Exchange Agent will be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of BioChem Common Shares, Shire Ordinary Shares, Shire ADSs or Exchangeable Shares, such amounts as ExchangeCo, CallCo, Shire or the Exchange Agent is required to deduct and withhold with respect to such payment under the ITA, the United States INTERNAL REVENUE CODE OF 1986, the United Kingdom tax laws or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate tax authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ExchangeCo, CallCo, Shire and the Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to ExchangeCo, CallCo, Shire or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and ExchangeCo, CallCo, Shire or the Exchange Agent will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale. ExchangeCo shall not be entitled to withhold amounts on dividends payable to holders of Exchangeable Shares pursuant to the United States INTERNAL REVENUE CODE OF 1986 unless it has received an opinion from counsel stating that such withholding is required under the INTERNAL REVENUE CODE OF 1986.


4.8 STAMP TAX


    (a) Notwithstanding any other provision herein but subject to
       Section 4.8(b) below, holders of Exchangeable Shares or Persons to whom Exchangeable Shares are issued or transferred (in each case other than Shire, its Affiliates, the Exchange Agent or the Transfer Agent) shall be responsible for any and all Stamp Taxes payable in connection with the transfer, exchange, redemption or issuance of such shares or their exchange for Shire Ordinary Shares or Shire ADSs and, subject to
       Section 4.8(b) below, transferees of Shire Ordinary Shares or Shire ADSs or

       Persons to whom Shire Ordinary Shares or Shire ADSs are issued (in each case other than Shire, its Affiliates, the Exchange Agent or the Transfer Agent) shall be responsible for any and all Stamp Taxes payable in connection with the transfer or issuance of such securities. In no event, subject to Section 4.8(b) below, will Shire, its Affiliates, the Exchange Agent or the Transfer Agent be responsible for any such Stamp Taxes and Shire, its Affiliates, the Exchange Agent and/or the Transfer Agent shall make such regulations and arrangements as are necessary to ensure that such holders, such transferees and such Persons pay all such applicable Stamp Taxes.




    (b) Shire shall be responsible for (i) any United Kingdom stamp duty and stamp duty reserve tax payable on the issue or transfer of Shire Ordinary Shares to a depository or to a nominee or agent for a depository pursuant to this Arrangement, (ii) any United Kingdom stamp duty reserve tax that arises in respect of the transfer of Exchangeable Shares in exchange for Shire ADSs and/or Shire Ordinary Shares pursuant to this Arrangement (an "Exchange"), (iii) any United Kingdom stamp duty reserve tax that Shire or any of its Affiliates requires to be paid on an Exchange, and
       (iv) any United Kingdom stamp duty payable on an issue of Exchangeable Shares to a holder of BioChem Common Shares pursuant to this Arrangement.


                                   ARTICLE 5
       CERTAIN RIGHTS OF CALLCO AND SHIRE TO ACQUIRE EXCHANGEABLE SHARES

5.1 CALLCO LIQUIDATION CALL RIGHT

    (a) CallCo will have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Shire or an Affiliate of Shire) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallCo of an amount per share (the "LIQUIDATION CALL PURCHASE PRICE") equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Liquidation Date multiplied by three, which will be satisfied in full by CallCo causing to be delivered to such holder three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent), plus, to the extent not paid by ExchangeCo, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by CallCo (the "DIVIDEND AMOUNT"). In the event of the exercise of the Liquidation Call Right by CallCo, each holder (other than Shire or Affiliates of Shire) shall be obligated to sell all but not less than all of the Exchangeable Shares held by such holder to CallCo on the Liquidation Date on payment by CallCo to the holder of the Liquidation Call Purchase Price for each such share, and ExchangeCo shall have no obligation to pay the Liquidation Amount of such shares so purchased by CallCo.

    (b) To exercise the Liquidation Call Right, CallCo must notify ExchangeCo's transfer agent (the "TRANSFER AGENT"), as agent for the holders of Exchangeable Shares, and ExchangeCo of CallCo's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Liquidation Call Right, then on the Liquidation Date CallCo will purchase and the holders (other than Shire or

       Affiliates of Shire) will sell all but not less than all of the Exchangeable Shares held by such holders for a price per share equal to the Liquidation Call Purchase Price.


    (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallCo will deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Shire Ordinary Shares and/or Shire ADSs deliverable by CallCo (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the aggregate Dividend Amount in payment of the Total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.7 hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Liquidation Date, the rights of each holder of Exchangeable Shares will be limited to receiving the Total Liquidation Call Purchase Price payable by CallCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder will on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Shire Ordinary Shares and/or Shire ADSs to which it is entitled, unless payment of the Total Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the provisions of this Section 5.1(c), in which case the rights of the holders shall remain unaffected until the Total Liquidation Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates will be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo will deliver to such holder as soon as reasonably practicable, certificates representing the Shire Ordinary Shares and/or Shire ADSs to which the holder is entitled (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo in payment of the Dividend Amount, and when received by the Transfer Agent, all dividends and other distributions with respect to such Shire Ordinary Shares and/or Shire ADSs with a record date after the Liquidation Date and before the date of the transfer of such Shire Ordinary Shares and/or Shire ADSs to such holder, less any amounts withheld pursuant to Section 4.7 hereof. If CallCo does not exercise the Liquidation Call Right in the manner described above on the Liquidation Date, the holders of the Exchangeable Shares (other than Shire or Affiliates of Shire) will be entitled to receive in exchange therefor the Liquidation Amount of such shares pursuant to Article 5 of the Exchangeable Share Provisions.


5.2 CALLCO REDEMPTION CALL RIGHT

    (a) CallCo will have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Shire or an Affiliate of Shire) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallCo to each holder of an amount per Exchangeable Share (the "REDEMPTION CALL PURCHASE PRICE") equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Redemption Date multiplied by three, which will be satisfied in full by CallCo causing to be delivered to such holder three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent), plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by CallCo, each holder (other than Shire or Affiliates of Shire) will be obligated to sell all but not less than all the Exchangeable Shares held by such holder to CallCo on the Redemption Date on payment by CallCo to the holder of the Redemption Call Purchase Price for each such share, and ExchangeCo will have no obligation to redeem such shares so purchased by CallCo.

    (b) To exercise the Redemption Call Right, CallCo must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of CallCo's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Shire Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case CallCo will so notify the Transfer Agent and ExchangeCo on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Redemption Call Right, on the Redemption Date, CallCo will purchase and the holders (other than Shire or Affiliates of Shire) will sell all but not less than all of the Exchangeable Shares held by such holders for a price per share equal to the Redemption Call Purchase Price.


    (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallCo will deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Shire Ordinary Shares and/or Shire ADSs deliverable by CallCo (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to Section 4.7 hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares (other than Shire or Affiliates of Shire) will be limited to receiving the Total Redemption Call Purchase Price payable by CallCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder will on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Shire Ordinary Shares and/or Shire ADSs to which it is entitled, unless payment of the Total Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the provisions of this
       Section 5.2(c), in which case the rights of the holders shall remain unaffected until the Total Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates will be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo will deliver to such holder as soon as practicable, certificates representing the Shire Ordinary Shares and/or Shire ADSs to which the holder is entitled (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo in payment of the Dividend Amount, less any amounts withheld pursuant to Section 4.7 hereof. If CallCo does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares (other than Shire or Affiliates of Shire) will be entitled to receive in exchange therefor the Redemption Price of such Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3 SHIRE CALL RIGHT

    (a) Shire will have the right (the "SHIRE CALL RIGHT") to purchase, or to cause CallCo to purchase, from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Shire or an Affiliate of Shire) on the Exchange Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Shire or CallCo, as the case may be, of an amount per share (the "SHIRE CALL PURCHASE PRICE") equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Exchange Date multiplied by three, which will be satisfied in full by Shire delivering or causing to be delivered, or CallCo causing to be delivered, to such holder three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent), plus, to the extent not paid by ExchangeCo, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by Shire or CallCo pursuant to the Shire Call Right (the "CALL RIGHT DIVIDEND AMOUNT"). In the event of the exercise of the Shire Call Right by Shire, each holder (other than Shire or Affiliates of Shire) shall be obligated to sell all but not less than all of the Exchangeable Shares held by such holder to Shire or CallCo, as the case may be, on the Exchange Date on payment by Shire or CallCo, as the case may be, to the holder of the Shire Call Purchase Price for each such share.


    (b) To exercise the Shire Call Right, (i) Shire must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of Shire's intention to exercise such right at least 45 days before the Business Day on which the purchase of such Exchangeable Shares shall occur (the "EXCHANGE DATE") and such notice shall specify whether Shire or CallCo will effect such purchase, and (ii) Shire must deliver to the Transfer Agent and to the Trustee an opinion in writing signed by Canadian counsel to Shire (which counsel shall be satisfactory to the Trustee) stating that since the Effective Date there has been a change enacted to the ITA and other applicable provincial income tax legislation to the effect that, and based thereon such opinion shall confirm that, the sale by Canadian Resident holders of Exchangeable Shares to Shire or CallCo, as the case may be, pursuant to the Shire Call Right will qualify as a tax deferred transaction for purposes of the ITA and other applicable provincial income tax legislation for holders of Exchangeable Shares. The Transfer Agent will notify the holders of Exchangeable Shares that the Shire Call Right has been exercised by Shire. If Shire exercises the Shire Call Right, then on the Exchange Date Shire or CallCo, as the case may be, will purchase and the holders (other than Shire or Affiliates of Shire) will sell all but not less than all of the Exchangeable Shares held by such holders for a price per share equal to the Shire Call Purchase Price.



    (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Shire Call Right, Shire will deposit with the Transfer Agent, on or before the Exchange Date, certificates representing the aggregate number of Shire Ordinary Shares and/or Shire ADSs deliverable by Shire or CallCo, as the case may be, (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of Shire or CallCo, as the case may be, payable at par at any branch of the bankers of Shire or CallCo, as the case may be, representing the aggregate Call Right Dividend Amount in payment of the Total Shire Call Purchase Price, less any amounts withheld pursuant to Section 4.7 hereof. Provided that Shire or CallCo, as the case may be, has complied with the immediately preceding sentence, on and after the Exchange Date, the rights of each holder of Exchangeable Shares will be limited to receiving the Total Shire Call Purchase Price upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder will on and after the Exchange Date be considered and deemed for all purposes to be the holder of the Shire Ordinary Shares and/or

       Shire ADSs to which it is entitled, unless payment of the Total Shire Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the provisions of this Section 5.3(c), in which case the rights of the holders shall remain unaffected until the Total Shire Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates will be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Shire or CallCo, as the case may be, will deliver to such holder, certificates representing the Shire Ordinary Shares and/or Shire ADSs to which the holder is entitled (or effect the necessary CREST or other electronic transfers) and a cheque or cheques of Shire or CallCo, as the case may be, payable at par at any branch of the bankers of Shire or CallCo, as the case may be, in payment of the Call Right Dividend Amount and when received by the Transfer Agent, all dividends and other distributions with respect to such Shire Ordinary Shares and/or Shire ADSs with a record date after the Exchange Date and before the date of the transfer of such Shire Ordinary Shares and/or Shire ADSs to such holder, less any amounts withheld pursuant to Section 4.7 hereof.


                                   ARTICLE 6
                                   AMENDMENTS

6.1 AMENDMENTS TO PLAN OF ARRANGEMENT

    BioChem reserves the right to amend, modify and/or supplement this Plan of Arrangement prior to the Effective Date provided that each such amendment, modification and/or supplement is (i) set out in writing, (ii) approved by Shire, (iii) filed with the Court and, if made following the BioChem Securityholder Meeting, approved by the Court, and (iv) communicated to holders of BioChem Common Shares if and as required by the Court.

    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by BioChem at any time prior to the BioChem Securityholder Meeting (provided that Shire shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the BioChem Securityholder Meeting (subject to the requirements set forth in the Interim Order), will become part of this Plan of Arrangement for all purposes.

    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the BioChem Securityholder Meeting will be effective only if (i) it is consented to by each of BioChem and Shire, and (ii) if required by the Court, it is consented to by BioChem Securityholders voting in the manner directed by the Court.

6.2 FURTHER ASSURANCES

    Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

                     APPENDIX 1 TO THE PLAN OF ARRANGEMENT

   PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES OF SHIRE ACQUISITION INC.

    The Exchangeable Shares of Shire Acquisition Inc. shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 FOR THE PURPOSES OF THESE SHARE PROVISIONS:

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

    "BIOCHEM" means BioChem Pharma Inc., a corporation existing under the laws of Canada.

    "BOARD OF DIRECTORS" means the board of directors of the Corporation.

    "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of Montreal, Canada, the City of London, England and the City of New York, U.S.A.

    "CALLCO" means 3829359 Canada Inc., a corporation existing under the laws of Canada and being a wholly-owned subsidiary of Shire.

    "CALLCO CALL NOTICE" has the meaning ascribed to that term in Section 6.3 of these share provisions.

    "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying: (a) the Foreign Currency Amount, by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

    "CBCA" means the CANADA BUSINESS CORPORATIONS ACT.

    "COMMON SHARE" means a share in the class of common shares in the capital of the Corporation.

    "CORPORATION" means Shire Acquisition Inc. (formerly 3829341 Canada Inc.), a corporation existing under the laws of Canada and being a wholly-owned subsidiary of Shire.

    "CURRENT MARKET PRICE" means, in respect of a Shire Ordinary Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Shire Ordinary Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the LSE, or, if the Shire Ordinary Shares are not then admitted to the official list of the UKLA and to trading on the LSE, on such other stock exchange or automated quotation system on which the Shire Ordinary Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Shire Ordinary Shares during such period does not create a market which reflects the fair market value of a Shire Ordinary Share, then the Current Market Price of a Shire Ordinary Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

    "DIVIDEND AMOUNT" has the meaning ascribed to that term in Section 6.3 of these share provisions.

    "EFFECTIVE DATE" has the meaning ascribed to that term in the Plan of Arrangement.

    "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

    "EXCHANGE AGENT" means General Trust of Canada at its offices at the addresses set out in the Letter of Transmittal and Election Form in its capacity as an exchange agent for the common shares of the share capital of BioChem under the Plan of Arrangement or such other trust company or other Entity that Shire may, in its reasonable discretion, choose as exchange agent.

    "EXCHANGEABLE SHARE" means a share in the class of non-voting exchangeable shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

    "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means the Exchangeable Share Support Agreement among Shire, CallCo and the Corporation, to be entered into in connection with the Plan of Arrangement.

    "EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement.

    "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Shire Ordinary Shares.

    "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, centre, organization, unit, body or Entity and any court or other tribunal).

    "HOLDER" means, when used with reference to any shares, options or warrants, the holders of such shares, options or warrants, respectively, shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof.

    "LETTER OF TRANSMITTAL AND ELECTION FORM" has the meaning ascribed to that term in the Plan of Arrangement.

    "LIQUIDATION AMOUNT" has the meaning ascribed to that term in Section 5.1 of these share provisions.

    "LIQUIDATION CALL RIGHT" has the meaning ascribed to that term in the Plan of Arrangement.

    "LIQUIDATION DATE" has the meaning ascribed to that term in Section 5.1 of these share provisions.

    "LSE" means the London Stock Exchange Plc or its successors.

    "NASDAQ" means NASDAQ National Market.

    "PERSON" means any individual, Entity or Governmental Body.

    "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of BioChem under Section 192 of the CBCA, as amended, modified or supplemented from time to time in accordance with the plan and any order of the Superior Court of Quebec, to which plan these share provisions are attached as Appendix 1.

    "PURCHASE PRICE" has the meaning ascribed to that term in Section 6.3 of these share provisions.

    "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed to that term in the Plan of Arrangement.

    "REDEMPTION CALL RIGHT" has the meaning ascribed to that term in the Plan of Arrangement.

    "REDEMPTION DATE" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be no earlier than the tenth anniversary of the Effective Date unless:

    (a) there are fewer than 1,000,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Shire and its Affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or share dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exercisable or exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the tenth anniversary of the Effective Date as they may determine, upon at least 60 days' prior written notice to the registered holders of the Exchangeable Shares and the Trustee;

    (b) a Shire Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate or modify the terms and conditions of the Exchangeable Shares in connection with such Shire Control Transaction or that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Shire Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the tenth anniversary of the Effective Date as it may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares and to Shire and CallCo and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

    (c) an Exchangeable Share Voting Event is proposed and (i) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, and
       (ii) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action; or

    (d) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action and the Board of Directors shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances, provided, however, that the accidental failure or omission to give any notice of redemption under clause (a), (b), (c) or (d) above to less than 10% of such holders of Exchangeable Shares shall not affect the validity of any such redemption.

    "REDEMPTION PRICE" has the meaning ascribed to that term in Section 7.1 of these share provisions.

    "RETRACTED SHARES" has the meaning ascribed to that term in Section 6.1(a) of these share provisions.

    "RETRACTION CALL RIGHT" has the meaning ascribed to that term in
    Section 6.1(c) of these share provisions.

    "RETRACTION DATE" has the meaning ascribed to that term in Section 6.1(b) of these share provisions.

    "RETRACTION PRICE" has the meaning ascribed to that term in Section 6.1 of these share provisions.

    "RETRACTION REQUEST" has the meaning ascribed to that term in Section 6.1 of these share provisions.

    "SHIRE" means Shire Pharmaceuticals Group Plc, a company registered in England under registry number 2883758.

    "SHIRE ADS" means an American Depositary Shares of Shire, or where appropriate, an American Depositary Receipt of Shire, evidencing such share.

    "SHIRE CALL RIGHT" has the meaning ascribed to that term in the Plan of Arrangement.

    "SHIRE CONTROL TRANSACTION" shall be deemed to have occurred if:

    (a) any person, firm or corporation acquires directly or indirectly any voting security of Shire and immediately after such acquisition, the acquirer has voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of Shire on a fully-diluted basis;

    (b) the shareholders of Shire shall approve a merger, consolidation, recapitalization or reorganization of Shire, other than any such transaction which would result in the holders of outstanding voting securities of Shire immediately prior to such transaction having at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

    (c) the shareholders of Shire shall approve a plan of complete liquidation of Shire or an agreement for the sale or disposition by Shire of all or a substantial portion of Shire's assets (i.e., 66 2/3% or more in fair market value of the total assets of Shire).

    "SHIRE DIVIDEND DECLARATION DATE" means the date on which the board of directors of Shire declares any dividend on the Shire Ordinary Shares.

    "SHIRE ORDINARY SHARES" means ordinary shares of five pence each in the capital of Shire.

    "STAMP TAXES" means all stamp, registration and transfer taxes and duties or their equivalents in all jurisdictions where such taxes and duties are payable as a result of any of the transactions contemplated by the Plan of Arrangement including, without limitation, United Kingdom stamp duty and stamp duty reserve tax.

    "TOTAL LIQUIDATION AMOUNT" means the Liquidation Amount multiplied by the relevant number of Exchangeable Shares of a particular holder.

    "TOTAL PURCHASE PRICE" means the Purchase Price multiplied by the relevant number of Retracted Shares subject to the Retraction Call Right exercised by Callco.

    "TOTAL REDEMPTION PRICE" means the Redemption Price multiplied by the number of Exchangeable Shares of a particular holder subject to a redemption pursuant to Section 7.1.

    "TOTAL RETRACTION PRICE" means the Retraction Price multiplied by the relevant number of Retracted Share of a particular holder.

    "TRANSFER AGENT" means General Trust of Canada or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares.

    "TRUSTEE" means General Trust of Canada or such other trust company or other Entity that Shire may, in its reasonable discretion, choose to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

    "UKLA" means the United Kingdom Listing Authority.

    "VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement among Shire, the Corporation and the Trustee, to be entered into in connection with the Plan of Arrangement.

                                   ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.

                                   ARTICLE 3
                                   DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Shire Dividend Declaration Date, declare a dividend on each Exchangeable Share:

    (a) in the case of a cash dividend declared on the Shire Ordinary Shares, in an amount in cash for each Exchangeable Share in United Kingdom pounds, or the Canadian Dollar Equivalent thereof on the Shire Dividend Declaration Date, in each case, equal to the cash dividend declared on each Shire Ordinary Share multiplied by three;

    (b) in the case of a share dividend declared on the Shire Ordinary Shares to be paid in Shire Ordinary Shares, in such number of Exchangeable Shares (with nominal paid-up capital for purposes of the INCOME TAX ACT (Canada)) for each Exchangeable Share as is equal to the number of Shire Ordinary Shares divided by three to be paid on each Shire Ordinary Share; or

    (c) in the case of a dividend declared on the Shire Ordinary Shares in property other than cash or Shire Ordinary Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6 hereof) the type and amount of property declared as a dividend on each Shire Ordinary Share multiplied by three.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.2 In the case of a share dividend declared on the Shire Ordinary Shares to be paid in Shire Ordinary Shares, in lieu of declaring the share dividend contemplated by Section 3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law, subdivide, redivide or change (the "Subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of
(i) three Shire Ordinary Shares and (ii) the number of Shire Ordinary Shares to be paid as a share dividend on each Shire Ordinary Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision shall become effective on the effective date specified in Section 3.4 hereof without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to the applicable laws, no approval of the holders of Exchangeable Shares to an amendment to the articles of the Corporation shall be required to give effect to such subdivision.

3.3 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by
Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any share dividends contemplated by
Section 3.1(b) hereof or the Subdivision of Exchangeable Shares contemplated by
Section 3.2 hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the share dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by
Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.4 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Shire Ordinary Shares. The record date for the determination of the holder of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of Exchangeable Shares under Section 3.2 hereof and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding share dividend declared on Shire Ordinary Shares.

3.5 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6 The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1 and 3.2 hereof, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

    (a) in the case of any share dividend or other distribution payable in Shire Ordinary Shares, the number of such shares issued in proportion to the number of Shire Ordinary Shares previously outstanding;

    (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Shire Ordinary Shares (or securities exercisable or exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Shire Ordinary Share;

    (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Shire of any class other than Shire Ordinary Shares, any rights, options or warrants other than those referred to in Section 3.6(b) above, any evidences of indebtedness of Shire or any assets of Shire), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Shire Ordinary Share and the current market value (as determined by the Board of Directors in the manner above contemplated) of a Shire Ordinary Share; and

    (d) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Shire Ordinary Shares as a result of differences between taxation laws of Canada and the United Kingdom (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

    For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such determination by the Board of Directors shall be conclusive and binding on the Corporation and its shareholders.

                                   ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 of these share provisions:

    (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than share dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

    (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

    (c) redeem or purchase any other shares of the Corporation ranking equally with or junior to the Exchangeable Shares with respect to the payment of dividends or on any distribution on liquidation; or

    (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of share dividends to the holders of such Exchangeable Shares.

    The restrictions in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Shire Ordinary Shares shall have been declared and paid on the Exchangeable Shares.

                                   ARTICLE 5
                          DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the exercise by CallCo of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Liquidation Date multiplied by three, which shall be satisfied in full by the Corporation causing to be delivered to such holder three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent), together with all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date (the "Liquidation Amount").


5.2 On or promptly after the Liquidation Date, and subject to the exercise by CallCo of the Liquidation Call Right, the Corporation shall pay or cause to be paid to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as are required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent or the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the Total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of certificates representing Shire Ordinary Shares and/or Shire ADSs (or by effecting the necessary CREST or other electronic transfers) (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the Total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Total Liquidation Amount, unless payment of the Total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the Total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving the Total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Shire Ordinary Shares and/or Shire ADSs delivered to them or the custodian on their behalf.


5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                   ARTICLE 6
                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by CallCo of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Retraction Date multiplied by three, which shall be satisfied in full by the Corporation causing to be delivered to such holder three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent) for each Exchangeable Share presented and surrendered by the holder, together with, on the payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date (the "Retraction Price"). To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as are required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent or the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

    (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

    (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

    (c) acknowledging the overriding right (the "Retraction Call Right") of CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

6.2   Subject to the exercise by CallCo of the Retraction Call Right and to
Section 6.8, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request and such other documents and instruments as are required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent or the Corporation may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the Total Retraction Price with respect to such shares, provided that all declared and unpaid dividends for which the record date has occurred prior to the Retraction Date shall be paid on the payment date for such dividends. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by CallCo pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify CallCo thereof and shall provide to CallCo a copy of the Retraction Request. In order to exercise the Retraction Call Right, CallCo must notify the Corporation of its determination to do so (the "CallCo Call Notice") within five Business Days of notification to CallCo by the Corporation of the receipt by the Corporation of the Retraction Request. If CallCo does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right. If CallCo delivers the CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share which shall be satisfied in full by CallCo causing to be delivered to such holder three Shire Ordinary Shares or one Shire ADS (at the option of the holder as indicated to the Transfer Agent) for each Exchangeable Share presented and surrendered by the holder, plus, on the designated payment date therefor, to the extent not paid by the Corporation on the designated payment date therefor, an additional amount equivalent to the full amount of all declared and unpaid dividends on those Retracted Shares held by such holder on any dividend record date which occurred prior to the Retraction Date (the "Dividend Amount"). For the purposes of completing a purchase pursuant to the Retraction Call Right, CallCo shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing Shire Ordinary Shares and/or Share ADSs and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the aggregate Dividend Amount, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Provided that CallCo has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that CallCo does not deliver a CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 The Corporation or CallCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the Shire Ordinary Shares (or effect the necessary CREST or other electronic transfers) (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance and shall be admitted to the official list of the UKLA and to trading on the LSE) and/or Shire ADSs (which securities shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance and shall be quoted on NASDAQ) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation or CallCo, as applicable, representing the aggregate Dividend Amount in payment of the Total Retraction Price or the Total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such certificates (or necessary CREST or other electronic transfers) and cheques on behalf of the Corporation or by CallCo, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Total Retraction Price or Total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates (or necessary CREST or other electronic transfers) and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).



6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Total Retraction Price or Total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Total Retraction Price or the Total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the Total Retraction Price or the Total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Total Retraction Price or the Total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by CallCo shall thereafter be considered and deemed for all purposes to be a holder of the Shire Ordinary Shares and/or Shire ADSs delivered to it.


6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determine the Corporation is, on the Retraction Date, permitted to redeem, which shall be selected as nearly as may be pro rata (rounded up to a whole number of shares) in proportion to the total number of Exchangeable Shares tendered for retraction by each holder thereof and the Corporation shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in

Section 6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 of these share provisions as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Shire to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in
Section 5.7 of the Voting and Exchange Trust Agreement.

6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.

6.8 The Corporation, by issuing a press release, may at any time and from time to time notify the holders of Exchangeable Shares of the suspension of their rights to require the Corporation to redeem any Exchangeable Shares for Shire Ordinary Shares pursuant to this Section 6 if Shire has been unable to obtain the approval of the UKLA or the LSE to the admission of the Shire Ordinary Shares to the official list of the UKLA or to trading on the LSE that would be required to be delivered to the holders of Exchangeable Shares in connection with the exercise of such rights and such rights shall be suspended until such approval has been obtained. The Corporation shall notify the holders of the Exchangeable Shares by press release, that such rights are once again in force forthwith after such approval has been obtained.

                                   ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law, and provided CallCo has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Current Market Price of a Shire Ordinary Share on the last Business Day prior to the Redemption Date multiplied by three, which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares three Shire Ordinary Shares admitted to the official list of the UKLA and to trading on the LSE or one Shire ADS quoted on NASDAQ (at the option of the holder as indicated to the Transfer Agent) for each Exchangeable Share held by such holder, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date (the "Redemption Price").

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a Shire Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by CallCo under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder; provided that if the notice period of 60 days would expire after the date that would, but for such 60-day period, be established as the Redemption Date, then the Redemption Date will be deferred until the notice period of 60 days has passed. In the case of a Redemption Date established in connection with a Shire Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by CallCo under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Corporation to be reasonably practicable in the circumstances. In any such case, such notice shall set out the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3 On or after the Redemption Date and subject to the exercise by CallCo of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent or the Corporation as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent, Shire or the Corporation may reasonably require. Payment of the Total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of certificates representing Shire Ordinary Shares and/or Shire ADSs (or effecting the necessary CREST or other electronic transfer) (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Total Redemption Price and any such dividends, unless payment of the Total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Total Redemption Price for, and the full amount of such dividends on (except as provided in the preceding sentence), the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving the Total Redemption Price and such dividends for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Total Redemption Price and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Shire Ordinary Shares and/or Shire ADSs delivered to them or the custodian on their behalf.


                                   ARTICLE 8
                                 VOTING RIGHTS

8.1 Except as required by applicable law and by Article 10 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 9
                             AMENDMENT AND APPROVAL

9.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

9.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 10
                            RECIPROCAL CHANGES, ETC.
                      IN RESPECT OF SHIRE ORDINARY SHARES

10.1 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that Shire will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions:

    (a) issue or distribute Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) to the holders of all or substantially all of the then outstanding Shire Ordinary Shares by way of share dividend or other distribution, other than an issue of Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) to holders of Shire Ordinary Shares who exercise an option to receive dividends in Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) in lieu of receiving cash dividends;

    (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Shire Ordinary Shares entitling them to subscribe for or to purchase Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares); or

    (c) issue or distribute to the holders of all or substantially all of the then outstanding Shire Ordinary Shares:

        (i) shares or securities of Shire of any class other than Shire Ordinary Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Shire Ordinary Shares);

        (ii) rights, options or warrants other than those referred to in
             Section 10.1(b) above;

       (iii) evidences of indebtedness of Shire; or

        (iv) assets of Shire,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

10.2 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that Shire will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions:

    (a) subdivide, redivide or change the then outstanding Shire Ordinary Shares into a greater number of Shire Ordinary Shares;

    (b) reduce, combine, consolidate or change the then outstanding Shire Ordinary Shares into a lesser number of Shire Ordinary Shares; or

    (c) reclassify or otherwise change the Shire Ordinary Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Shire Ordinary Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Exchangeable Share Support Agreement further provides, in part, that the aforesaid provisions of the Exchangeable Share Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions.

                                   ARTICLE 11
               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

11.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Shire, CallCo and the Corporation with all provisions of the Exchangeable Share Support Agreement applicable to Shire, CallCo and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

11.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

    (a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

    (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

    (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 12
                              LEGEND; CALL RIGHTS

12.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Shire Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

12.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and the Shire Call Right in favour of Shire and to be bound thereby in favour of CallCo or Shire, as the case may be, as therein provided.

                                   ARTICLE 13
                                    NOTICES

13.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

13.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

13.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

13.4 If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in THE GLOBE AND MAIL, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec, once in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place.

    If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with Section 13.1 or 13.2, as the case may be.

                                   ARTICLE 14
                               WITHHOLDING RIGHTS


14.1 The Corporation, CallCo, Shire and the Exchange Agent will be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares, such amounts as the Corporation, CallCo, Shire or the Exchange Agent is required to deduct and withhold with respect to such payment under the ITA, the United States INTERNAL REVENUE CODE OF 1986, the United Kingdom tax laws or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate tax authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, CallCo, Shire and the Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, CallCo, Shire or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, CallCo, Shire or the Exchange Agent will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale. The Corporation shall not be entitled to withhold amounts on dividends payable to holders of Exchangeable Shares pursuant to the United States INTERNAL REVENUE CODE OF 1986 unless it has received an opinion from counsel stating that such withholding is required under the INTERNAL REVENUE CODE OF 1986.


                                   ARTICLE 15
                                   STAMP TAX

15.1 (a) Notwithstanding any other provision herein but subject to
         Section 15.1(b) below, holders of Exchangeable Shares or Persons to whom Exchangeable Shares are issued or transferred (in each case other than Shire, its Affiliates, the Transfer Agent or the Exchange Agent) shall be responsible for any and all Stamp Taxes payable in connection with the transfer, exchange, redemption or issuance of such shares or their exchange for Shire Ordinary Shares or Shire ADSs and, subject to
         Section 15.1(b) below, transferees of Shire Ordinary Shares or Shire ADSs or Persons to whom Shire Ordinary Shares or Shire ADSs are issued (in each case other than Shire, its Affiliates, the Transfer Agent or the Exchange Agent) shall be responsible for any and all Stamp Taxes payable in connection with the transfer or issuance of such securities. In no event, subject to Section 15.1(b) below, will Shire, its Affiliates, the Transfer Agent or the Exchange Agent be responsible for any Stamp Taxes and Shire, its Affiliates, the Transfer Agent and/or the Exchange Agent shall make such regulations and arrangements as are necessary to ensure that such holders, such transferees and such Persons pay all such applicable Stamp Taxes.

    (b) Shire shall be responsible for (i) any United Kingdom stamp duty reserve tax payable on the issue or transfer of Shire Ordinary Shares to a depository or to a nominee or agent for a depository pursuant to these share provisions, (ii) any United Kingdom stamp duty reserve tax that arises in respect of the transfer of Exchangeable Shares in exchange for Shire ADSs and/or Shire Ordinary Shares (an "Exchange"), (iii) any United Kingdom stamp duty reserve tax that Shire or any of its Affiliates requires to be paid on an Exchange, and (iv) any United Kingdom stamp duty payable on an issue of Exchangeable Shares to a holder of common shares of BioChem pursuant to these share provisions.

                                   SCHEDULE A
                              NOTICE OF RETRACTION

To Shire Acquisition Inc. (the "Corporation") and 3829359 Canada Inc.
("CallCo").

    This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation represented by the attached certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

    The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 6 of the Share Provisions:

   / / all share(s) represented by the attached share certificate; or

   / / ______________ share(s) only.

    The undersigned hereby notifies the Corporation that the Retraction Date shall be _______________________________________________________________________

NOTE: The Retraction Date must be a Business Day and must not be less than 10
      Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Corporation.

    The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This notice of retraction, and this offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

    The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Shire to purchase the unredeemed Retracted Shares.

    The undersigned hereby represents and warrants to CallCo and the Corporation that the undersigned:

   / / is

            (select one)

   / / is not


a non-resident of Canada for purposes of the INCOME TAX ACT (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE IF THE RETRACTED SHARES ARE NOT LISTED ON A PRESCRIBED STOCK EXCHANGE FOR THE PURPOSES OF THE INCOME TAX ACT (CANADA), FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.


    The undersigned hereby represents and warrants to CallCo, the Corporation and Shire that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by CallCo or the Corporation, as the case may be, free and clear of all liens, claims and encumbrances.

           (Date)               (Signature of Shareholder)      (Guarantee of Signature)

   / / Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and the attached share certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Corporation or the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date: ____________________________________

Name of Person in Whose Name Securities or Cheque(s)

Are to be Registered, Issued or Delivered (please print): ______________________

Street Address or P.O. Box: ____________________________________________________

Signature of Shareholder: ______________________________________________________

City, Province and Postal Code: ________________________________________________

Signature Guaranteed by: _______________________________________________________

NOTE: If this notice of retraction is for less than all of the shares represented by the attached certificate, a certificate representing the remaining share(s) of the Corporation represented by the attached share certificate will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                                                         ANNEX C
                             STOCK OPTION AGREEMENT


    THIS STOCK OPTION AGREEMENT is made and entered into as of December 10, 2000 (the "AGREEMENT") by and between Shire Pharmaceuticals Group Plc, a company registered in England under registry number 2883758 ("SHIRE"), and BioChem Pharma Inc., a corporation incorporated under the laws of Canada ("BIOCHEM"), with respect to the following facts:

                             W I T N E S S E T H :

    A. Concurrently with the execution and delivery of this Agreement, Shire, BioChem and 3829341 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Shire ("EXCHANGECO"), are entering into a merger agreement (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Shire and BioChem will enter into a business combination transaction (the "ARRANGEMENT").

    B. As a condition to Shire's willingness to enter into the Merger Agreement, Shire has requested that BioChem agree, and BioChem has so agreed, to grant to Shire an option to acquire BioChem Common Shares ("BIOCHEM SHARES"), upon the terms and subject to the conditions set forth herein.

    C. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement.

    In consideration of the foregoing and the respective representations, warranties and covenants set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties agree hereto as follows:

1.  GRANT OF OPTION.

    (a) Subject to the terms and conditions set forth herein, including receipt of all regulatory approvals to the granting of the Option (including approvals, as the case may be, of the TSE (collectively, the "STOCK EXCHANGE")), BioChem hereby grants to Shire an irrevocable option (the "OPTION") to acquire up to 19.9% of the outstanding BioChem Shares as of December 8, 2000 (on an undiluted basis) (the "OPTION SHARES"), in the manner set forth below at a price (the "EXERCISE PRICE") of US$37.00 per Option Share, payable in cash.

    (b) In the event Shire receives official notice that all regulatory approvals necessary in respect of the granting of the Option, including approval of the relevant Stock Exchange, will not be issued or granted, the Option and this Agreement shall be, and shall be deemed to be, one stock appreciation right ("SAR") with respect to the Option Shares. At the request and upon notice by Shire at any time during the period during which the Option is exercisable, BioChem (or any successor entity thereof) shall purchase from Shire the SAR, at a price equal to the difference between the "MARKET/TENDER OFFER PRICE" for BioChem Shares as of the date Shire gives notice of its intent to exercise its rights under this Section and the Exercise Price, multiplied by the number of BioChem Shares purchasable pursuant to the Option. For purposes of this Agreement, "MARKET/TENDER OFFER PRICE" means the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and
(B) the highest closing sale price of BioChem Shares on the Nasdaq during the twenty (20) trading days ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the proponent of the same class as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the board of directors of BioChem.

2.  EXERCISE OF OPTION; MAXIMUM PROCEEDS.

    (a) The Option may be exercised by Shire, in whole or in part, at any time and from time to time, immediately upon the occurrence of any event under
Section 7.2 of the Merger Agreement requiring BioChem to pay to Shire the amount specified therein (the "EXERCISE EVENT"). In the event Shire wishes to exercise the Option, Shire shall deliver to BioChem a written notice (each an "EXERCISE NOTICE") specifying the total number of Option Shares it wishes to acquire and pay the Exercise Price by certified cheque or wire transfer. Each closing of a purchase of Option Shares (a "CLOSING") shall occur on a date and at a time prior to the expiration of the Option designated by Shire in an Exercise Notice delivered at least two Business Days prior to the date of such Closing, which Closing shall be held at the offices of Stikeman Elliott, 1155 Rene-Levesque Blvd. West, 40th Floor, Montreal (Quebec).

    (b) The Option shall expire upon the earliest to occur of (i) the Effective Date, or (ii) the termination of the Merger Agreement pursuant to Article VII thereof (other than a termination in connection with which Shire is or could in time become entitled to any payments as specified in Section 7.2 thereof), or
(iii) 180 days after the date on which the Merger Agreement is terminated and Shire has become entitled to a payment as specified in Section 7.2 thereof; provided, however, that if the Option cannot be exercised by reason of any applicable Laws, or because any applicable waiting period related to issuance of the Option Shares under any applicable Laws shall not have expired or been terminated, then the Option shall not terminate until the tenth Business Day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

    (c) If Shire receives an amount pursuant to Section 7.2 of the Merger Agreement which, when aggregated with gross proceeds received by Shire in connection with any sales or other dispositions of Option Shares, less reasonable and customary commissions paid in connection with such sales or dispositions and any dividends received by Shire declared on Option Shares, exceeds the sum of (x) US$120,000,000 plus (y) the Exercise Price multiplied by the number of BioChem Shares purchased by Shire pursuant to the Option, then all gross proceeds to Shire in excess of such sum shall be remitted by Shire to BioChem or deducted from the payment to be made by BioChem pursuant to
Section 1 (b) hereof.

3.  CONDITIONS TO CLOSING.

    The obligation of BioChem to issue Option Shares to Shire hereunder is subject to the conditions that (a) all filings and declarations required to be made, all authorizations, consents, orders and approvals required to be obtained in connection with the grant of the Option and the issue of the Option Shares (including the approval of the relevant Stock Exchange), and all waiting periods required to expire or be terminated, pursuant to a requirement of any Governmental Entity or applicable Law (including, without limitation the HSR Act or the CA, as the case may be) shall have been made or obtained or shall have expired or been terminated, in each case in connection with the exercise of the Option hereunder; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction (or similar order from any Canadian, US or UK securities authority) prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective commercial reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer or take-over bid for shares of BioChem capital stock.

4.  CLOSING.

    At each Closing, (a) BioChem shall deliver to Shire a single certificate in definitive form representing the number of BioChem Shares designated by Shire in its Exercise Notice, such certificate to be registered in the name of Shire and to bear the legend set forth in Section 10 hereof, against delivery of
(b) payment by Shire to BioChem of the aggregate purchase price for the BioChem Shares so designated and being purchased by delivery of a certified cheque, bank draft or wire transfer.

5.  REPRESENTATIONS AND WARRANTIES OF BIOCHEM.

    BioChem represents and warrants to Shire that: (a) BioChem is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by BioChem and consummation by BioChem of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BioChem, and no other corporate proceedings on the part of BioChem are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly and validly executed and delivered by BioChem, constitutes a legal, valid and binding obligation of BioChem and, assuming this Agreement constitutes a legal, valid and binding obligation of Shire, is enforceable against BioChem in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the CA and the approval of the relevant Stock Exchange, BioChem has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued BioChem Shares for Shire to exercise the Option in full upon payment to BioChem of the Exercise Price in connection therewith and will take all necessary corporate or other action to authorize and reserve for issuance all additional BioChem Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option and payment of the Exercise Price, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the BioChem Shares and any other securities to Shire upon exercise of the Option and payment of the Exercise Price, Shire will acquire such BioChem Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Shire;
(f) the execution and delivery of this Agreement by BioChem do not, and the performance of this Agreement by BioChem will not, (i) conflict with the articles of incorporation or bylaws of BioChem, (ii) assuming that the consent approvals, authorizations, permits, filings and notifications referred to in subsection 5d) are obtained or made as applicable, violate any order applicable to BioChem or any of its Subsidiaries or by which they or any of their property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of BioChem or any of its Subsidiaries pursuant to, any contract or agreement to which BioChem or any of its Subsidiaries is a party or by which BioChem or any of its Subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, in the aggregate, have a Material Adverse Effect on BioChem; and (g) except as described in
Section 3.2(c) of the Merger Agreement, the execution and delivery of this Agreement by BioChem does not, and the performance of this Agreement by BioChem will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except pursuant to the CA, the HSR Act, the rules and regulations of the Stock Exchange, the Canadian Securities Laws, the applicable US and UK securities laws or other applicable Regulatory Laws, as the case may be.

6.  REPRESENTATIONS AND WARRANTIES OF SHIRE.

    Shire represents and warrants to BioChem that: (a) Shire is a corporation duly incorporated and validly existing under the laws of England, and has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Shire and the consummation by Shire of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Shire and no other corporate proceedings on the part of Shire are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly and validly executed and delivered by Shire, constitutes a legal, valid and binding obligation of Shire and, assuming this Agreement constitutes a legal, valid and binding obligation of BioChem, is enforceable against Shire in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) the execution and delivery of this Agreement by Shire do not, and the performance of this Agreement by Shire will not, (i) conflict with certificate of incorporation or bylaws of Shire, (ii) violate any order applicable to Shire or any of its subsidiaries or by which they or any of their property is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Shire or any of its Subsidiaries pursuant to, any contract or agreement to which Shire or any of its Subsidiaries is a party or by which Shire or any of its Subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, in the aggregate, have a Material Adverse Effect on Shire; (g) the execution and delivery of this Agreement by Shire does not, and the performance of this Agreement by Shire will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except pursuant to the HSR Act, the CA or other applicable Regulatory Laws, as the case may be; and (h) any BioChem Shares acquired upon exercise of the Option will not be acquired by Shire with a view to the public distribution thereof and Shire will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7.  REGISTRATION RIGHTS.

    In the event that Shire desires to sell any of the Option Shares within two years after the first exercise of the Option and requests in writing to BioChem that BioChem register such Option Shares under the Securities Act or qualify such Option Shares for resale under applicable Canadian securities laws, unless in the opinion of counsel to BioChem (which opinion shall be reasonably satisfactory to Shire and its counsel) such registration under the Securities Act or qualification under applicable Canadian securities laws is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Shire, BioChem shall cooperate with Shire and any underwriters in registering or qualifying of such Option Shares for resale, including, without limitation, promptly filing a registration statement and/or prospectus which complies with the requirements of applicable U.S. federal and state securities laws and/or Canadian federal, provincial and territorial securities laws, as the case may be, and entering into and complying with an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; (i) provided, however, that BioChem shall not be required to file more than two registration statements which are declared effective and/or prospectuses hereunder and shall be entitled to delay the filing or effectiveness of any registration statement and/or prospectus for up to 120 consecutive days in any 12-month period if the offering would, in the judgment of the Board of Directors of BioChem, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of BioChem, acquisition or divestiture or any other material transaction involving BioChem or any of its subsidiaries and (ii) provided, however, that BioChem shall not be required, with respect to an underwritten secondary offering, to file a registration statement or a prospectus upon obtention from an investment banking firm of nationally recognized standing (the "MANAGER") of a certificate stating that, in the good faith belief of the Manager, based on the then prevailing market condition, it will not be able to sell the Option Shares at a per share price equal to at least 80% of the per share average of the closing sale prices of BioChem's Shares on the TSE or the Nasdaq. Shire agrees to use its reasonable commercial efforts to cause, and to use its commercial efforts to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement and/or prospectus to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than (3%) of the then-outstanding BioChem Shares.

    (b) If Option Shares are registered or qualified pursuant to the provisions of this Section 8, BioChem agrees (i) to furnish copies of the registration statement and/or prospectus relating to the Option Shares covered thereby in such numbers as Shire may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish Shire with such numbers of copies of the registration statement and prospectus, as amended or supplemented, as may reasonably be requested. BioChem shall bear the cost of the registration or qualification, including but nor limited to, all registration and filing fees, printing expenses, and fees and disbursements of its counsel and accountants for BioChem, and Shire shall pay the fees and disbursement s of its counsel and the underwriting fees and commissions applicable to the Option Shares sold by Shire. BioChem shall indemnify and hold harmless Shire, its affiliates and their respective officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each registration statement or prospectus (or any amendment thereto) filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished by BioChem by Shire, its affiliates and its officers and other representatives expressly for use in any registration statement or prospectus (or any amendment thereto) filed pursuant to this paragraph. BioChem shall also indemnify and hold harmless each underwriter and each person who controls any underwriter against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statement contained in or omissions or alleged omissions from, each registration statement or prospectus (or any amendment thereto) filed pursuant to this Section 8.


8.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS.


    (a) (i) If any change shall occur in the BioChem Shares by reason of stock dividends, stock splits, reverse stock splits, mergers, amalgamations (other than the Arrangement), recapitalizations, combinations, exchanges of shares and the like, then (i) the type and number of shares or securities subject to the Option and (ii) the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Shire shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Shire would have received in respect of the BioChem Shares if the Option had been exercised immediately prior to such change or the record date therefor, as applicable.

    (b) (i) In the event that BioChem enters into an agreement (A) to amalgamate with or merge into any Person, other than Shire or any Subsidiary of Shire (each an "EXCLUDED PERSON"), and BioChem is not the successor corporation of such amalgamation or merger, (B) to permit any Person, other than an Excluded Person, to merge into BioChem and BioChem shall be the successor corporation, but, in connection with such merger, the then outstanding BioChem Common Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding BioChem Common Shares shall after such merger represent less than 50% of the outstanding voting securities of the merged or acquiring company, or (C) to sell or otherwise transfer all or substantially all of its assets to any Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Shire, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Shire would have received in respect of BioChem Common Shares if the Option had been exercised immediately prior to such amalgamation, merger, sale, or transfer, on the record date therefor, as applicable, and make any other necessary adjustments; provided, however, that if such a conversion or exchange cannot, because of applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Shire than the Option.

    (ii) In addition to any other restrictions or covenants, BioChem agrees that it shall not enter or agree to enter into any transaction described in this
Section 9(b) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of BioChem hereunder and agree for the benefit of Shire to comply with this Section 9.

   (iii) For purposes of this Section 9(b), the term "Acquiring Corporation" shall mean (x) the successor Person of an amalgamation or merger with BioChem (if other than BioChem), (y) BioChem in an amalgamation or merger in which BioChem is the successor Person, and (z) the transferee of all or substantially all of BioChem's assets.


9.  RESTRICTIVE LEGENDS.


    Each certificate representing Option Shares issued to Shire hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC PURSUANT TO APPLICABLE CANADIAN SECURITIES LAWS OR UK SECURITIES LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION(S) OR REQUIREMENT TO FILE A PROSPECTUS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF DECEMBER 10, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

    Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this
Section 10.


10. LISTING AND HSR AND REGULATORY APPROVALS.


    BioChem, upon the request of Shire, shall promptly file an application to list the BioChem Shares to be acquired upon exercise of the Option on the Stock Exchange and shall use its reasonable commercial efforts to obtain approval of such listings as soon as practicable. Promptly after a request by Shire, BioChem shall file Notification and Report Forms under the CA with the Competition Bureau and make all filings required under the HSR Act. BioChem shall use all its best reasonable efforts to respond as promptly as practicable to any inquiries received from the Competition Bureau or in response to filings under the HSR Act for additional information or documentation.

11. WAIVER OF VOTING RIGHTS.

    Shire agrees that it shall have no voting rights, and shall not exercise or permit to be exercised any voting rights in any circumstances, in respect of the Option or the Option Shares unless, until, and only to the extent that the Option has been exercised and the Exercise Price has actually been paid to BioChem.

12. BINDING EFFECT.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto. Any shares sold by a party in compliance with the provisions of
Section 8 hereof shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled the rights of the transferor under this Agreement.

13. SPECIFIC PERFORMANCE.

    Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

14. ENTIRE AGREEMENT.

    This Agreement and the Merger Agreement, including the exhibits and schedules thereto and the documents and instruments referred to therein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

15. FURTHER ASSURANCES.

    Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

16. SEVERABILITY.

    In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

17. NOTICES.

    All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by facsimile. Notices shall be delivered as follows:

    (a) IF TO SHIRE, TO:

       Shire Pharmaceuticals Group Plc

       East Anton, Andover

       Hampshire, England

       England SP10 5RG

       Fax: 012 64 334 658

       Attention: Rolf Stahel

       with copies to:

       McCarthy Tetrault

       1170 Peel Street

       Montreal, Quebec

       H3B 4S8

       Fax: (514) 397-4235

       Attention: Benjamin H. Silver

    (b) IF TO BIOCHEM TO:

       Biochem Pharma Inc.

       275 Armand-Frappier Blvd

       Laval, Quebec

       Canada H7V 4A7

       Fax: (450) 978-7899

       Attention: Francesco Bellini

       with a copy to:

       Stikeman Elliott

       1155 Rene-Levesque Blvd West

       Suite 4000

       Montreal, Quebec

       H3B 3V2

       Fax: (514) 397-3222

       Attention: Jean Marc Huot

18. GOVERNING LAW.

    This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein (without giving effect to choice of law principles thereof).

19. COUNTERPARTS.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

20. EXPENSES.

    Except as otherwise expressly provided herein or in the Merger Agreement, all costs, and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. AMENDMENTS; WAIVER.

    This Agreement may be amended, modified or supplemented only by written agreement of the parties. The terms and conditions hereof may be waived only by an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with a term or condition shall not operate as a waiver or estoppel with respect to, any subsequent or other failure.

22. ASSIGNMENT.

    Neither this Agreement nor the Option created hereunder nor any right, interest or obligation hereunder shall be assigned by either party without the prior written consent of the other, except that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

23. CURRENCY.

    Except as expressly set forth otherwise, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                  SHIRE PHARMACEUTICALS GROUP PLC


                                  By: /s/ ROLF STAHEL
                                      -------------------------------------

                                  Name: Rolf Stahel

                                  Title: Chief Executive Officer

                                  BIOCHEM PHARMA INC.


                                  By: /s/ FRANCESCO BELLINI
                                      -------------------------------------

                                  Name: Francesco Bellini

                                  Title: Chairman and Chief Executive Officer


                                  By: /s/ FRANCOIS LEGAULT
                                      -------------------------------------

                                  Name: Francois Legault

                                  Title: Executive Vice-President

                                         Corporate Development and Investments

                                                                         ANNEX D

STRICTLY PRIVATE AND
CONFIDENTIAL
                                                         Deutsche Bank AG London
                                                         Winchester House
Board of Directors
                                                         1 Great Winchester
Street
Shire Pharmaceuticals Group
plc
                                                         London EC2N 2DB
East Anton
Icknield Way
                                                         Tel 020 7545 8000
Andover
Hampshire SP10 4RG
                                                               10 December, 2000

Gentlemen:

    Deutsche Bank AG London ("Deutsche Bank") has acted as financial advisor to Shire Pharmaceuticals Group plc (Shire") in connection with the proposed merger of Shire and BioChem Pharma Inc (the "Company") pursuant to the Merger Agreement, expected to be dated 10 December 2000, among the Company, Shire and Shire Exchangeco, a direct wholly owned subsidiary of Shire ("Exchangeco") (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Shire Exchangeco (the "Transaction"), as a result of which the Company will become an indirect wholly owned subsidiary of Shire.

    The terms of the Transaction, including the circumstances determining the number of Shire Ordinary Shares, Shire ADSs (where each Shire ADS is equivalent to three Shire Ordinary Shares) or Shire Exchangeco Shares (together "Consideration Shares") to be issued, together with the terms and conditions of the Transaction, are more fully set forth in the Merger Agreement. As a result of the Transaction, each share of the Common Stock of the Company ("Company Common Stock") not owned directly or indirectly by the Company or Shire will be converted into the right to receive such number of Consideration Shares as shall be determined, subject to a collar, by reference to the average price of Shire ADSs during the 15 trading days ending on the third trading date prior to the Closing Date of the Transaction (the "Average Shire Price"). The collar provides for a fixed value of consideration provided the Average Shire Price at the relevant time is between $47.20 and $70.80. In the event that the Average Shire Price is less than $47.20, each holder of Company Common Stock will receive
2.3517 Consideration Shares for each share of Company Common Stock (save that such ratio will be divided by three where Shire ADSs are being issued as consideration). In the event that the Average Shire Price is greater than $70.80, each holder of Company Common Stock will receive 1.5678 Consideration Shares for each share of Company Common Stock (save that such ratio will be divided by three where Shire ADSs are being issued as consideration). The basis of exchange described above (including the collar), and more fully set out in the Merger Agreement, is referred to herein as the "Exchange Ratio".

    This opinion assumes that the Transaction will be implemented in accordance with the terms of the Merger Agreement.

    You have requested Deutsche Bank's opinion, as financial advisor, as to the fairness, from a financial point of view, to Shire of the Exchange Ratio.

    In connection with Deutsche Bank's role as financial advisor to Shire, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Shire and their respective groups and certain internal analyses and other information furnished to it by or on behalf of the Company and Shire. Deutsche Bank has also held discussions with members of the senior management of the Company and Shire regarding the businesses and prospects of their respective groups and the joint prospects of a combined group. In addition, Deutsche Bank has attended certain discussions with Shire's external legal counsel and Company's internal and external counsel on specific items relating to ongoing patent litigation and related proceedings against the Company and/or members of its group and has reviewed and relied on such counsels' opinions with respect to these matters. In addition, Deutsche Bank has
(i) reviewed the reported prices and trading activity for the Company's Common Stock and Shire's ordinary shares, (ii) compared certain financial and stock market information for the Company and Shire with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the draft Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Shire or their respective groups including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Shire or members of their groups. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings (including assumptions relating to future tax rates), operating efficiencies, revenue effects and financial synergies expected by Shire to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Shire, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date hereof could materially affect this opinion and the assumptions used in preparing this opinion.

    Further, Deutsche Bank does not provide legal, accounting, actuarial or tax advice.

    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Shire, Shire Exchangeco and the Company contained in the Merger Agreement are true and correct, Shire, Shire Exchangeco and the Company will each perform all of the covenants and agreements to be performed by each of them under the Merger Agreement and all conditions to the obligations of each of Shire, Shire Exchangeco and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Shire or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Shire or the Company or materially reduce the contemplated benefits of the Transaction to Shire. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Shire and the Company and their respective stockholders and that the Transaction is intended to be accounted for as a pooling of interests.

    This opinion is confidential. Neither the whole nor any part of it, nor any reference to it, may be disclosed to any person or included in any document, circular or statement without Deutsche Bank's prior written consent. This opinion is addressed to, and for the use and benefit of, the Board of Directors of Shire and may be used and relied upon only by Shire in connection with and for the purposes of the Transaction. It is not a recommendation to the stockholders of Shire to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Shire of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Shire to engage in the Transaction.

    Deutsche Bank will be paid a fee for its services as financial advisor to Shire in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Shire or its affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Shire and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

    Based upon and subject to the foregoing, and based upon such other matters as Deutsche Bank considers relevant, it is Deutsche Bank's opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Shire.

                                          Yours faithfully,
                                          DEUTSCHE BANK AG LONDON

                        SHIRE PHARMACEUTICALS GROUP plc

             MORGAN GUARANTY TRUST COMPANY OF NEW YORK, DEPOSITARY
                      P.O. BOX 9383, BOSTON, MA 02205-9958

                            VOTING INSTRUCTION CARD

The undersigned, a registered holder of American Depositary Receipt(s) representing Ordinary Shares of Shire Pharmaceuticals Group plc, of record February 12, 2001, hereby requests and authorizes Morgan Guaranty Trust Company of New York, Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such American Depositary Receipts registered in the name of the undersigned at the Extraordinary General Meeting of Shareholders of the Company to be held at 35 New Broad Street, London EC2M 1SQ on Thursday, March 29, 2001, beginning at 3:00 p.m., or any adjournment thereof.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be received before 3:00 p.m., March 23, 2001.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

--------------------------------------       -----------------------------------

--------------------------------------       -----------------------------------

--------------------------------------       -----------------------------------




                              ORDINARY RESOLUTION

               1. To increase the authorized share capital,
                  approve the acquisition of BioChem Pharma Inc. ("BioChem") and the terms of the Merger Agreement including the conversion of options and rights held by BioChem option and rights holders and to authorize the directors of the Company to take all necessary or appropriate steps to complete the acquisition, authorize the directors of the Company to allot ordinary shares up to an aggregate nominal amount of L____, and create new special voting shares.



                               SPECIAL RESOLUTION

               2. To authorize the directors of the Company to
                  allot equity securities for cash free of statutory pre-emption rights.

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-----------------------------------------------                           ORDINARY RESOLUTION
        SHIRE PHARMACEUTICALS GROUP plc                                   ----------------------------------------------------------
-----------------------------------------------                                            For   Against   Abstain
                                                                          Resolution 1     |_|     |_|       |_|

-----------------------------------------------
PLEASE REFER TO THE REVERSE OF THIS CARD
FOR THE RESOLUTIONS TO BE VOTED AT THE MEETING.
-----------------------------------------------

CONTROL NUMBER:                                                           SPECIAL RESOLUTION
                                                                          ----------------------------------------------------------
                                                                                           For   Against   Abstain

                                                                          Resolution 2     |_|     |_|       |_|

                                                                          Mark box at right if an address change or              |_|
                                                                          comment has been noted on the reverse of this card.

 Please be sure to sign and date this Voting        Date
 Instruction Card.
 ----------------------------------------------------------------
|                                                                |
|                                                                |        Mark box at right if you wish to give a discretionary  |_|
 ---ADR Holder sign here-------------------Co-owner sign here----         proxy to a person designated by the Company. PLEASE
                                                                          NOTE: Marking this box voids any other instructions
                                                                          indicated in the items hereon.

DETACH CARD                                                                                                              DETACH CARD


                                 TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS ("ADRs")
                                                  REPRESENTING ORDINARY SHARES OF
                                                  SHIRE PHARMACEUTICALS GROUP plc

Morgan Guaranty Trust Company of New York (the "Depositary") has received advice that an Extraordinary General Meeting of
Shareholders (the "Meeting") of Shire Pharmaceuticals Group plc (the "Company") will be held at 35 New Broad Street, London EC2M
1SQ, on Thursday, March 29, 2001, beginning at 3:00 p.m., for the purposes set forth on the reverse of this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) for or against or to abstain from voting the Resolutions to be proposed at the
Meeting, kindly execute and forward to Morgan Guaranty Trust Company of New York, Depositary, the attached Voting Instruction Card.
The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for or against or to abstain from voting the Resolutions, as the case may be. You may include instructions to give a discretionary proxy to a person designated by the
Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 3:00 p.m., New York City time, March 23, 2001. Only the registered holders of record at the close of business February 12, 2001 will be entitled to execute the attached Voting Instruction Card.

Morgan Guaranty Trust Company of New York, Depositary

Dated: March 2, 2001

                        SHIRE PHARMACEUTICALS GROUP PLC
                                ("THE COMPANY")
       PROXY FORM FOR USE AT THE EXTRAORDINARY GENERAL MEETING TO BE HELD
                               ON 29 MARCH, 2001



    I/We ____________________ of ____________________ being (a) holder(s) of ordinary shares of 5p each in the capital of Shire Pharmaceuticals Group plc hereby appoint the Chairman of the Extraordinary General Meeting or*________________________________________as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company to be held at 35 New Broad Street, London EC2M ISQ at 3.00p.m. (local time) on 29 March, 2001 and at any adjournment thereof as indicated below.**



                        TYPE OF
NO.                     RESOLUTION               RESOLUTION                                FOR       AGAINST    ABSTAIN
1                       Ordinary Resolution      To increase the authorised share
                                                 capital

                                                 To approve the acquisition of BioChem
                                                 Pharma Inc. ("BioChem") and the terms
                                                 of the Merger Agreement including the
                                                 conversion of options and rights held
                                                 by BioChem option and rights holders
                                                 and to authorise the directors of the
                                                 Company to take all necessary or
                                                 appropriate steps to complete the
                                                 acquisition

                                                 To authorise the directors of the
                                                 Company to allot ordinary shares up to
                                                 an aggregate nominal amount of
                                                 L17,221,000, and create new special
                                                 voting shares

                                                 To create new special voting shares
2                       Special Resolution       To authorise the directors of the
                                                 Company to allot equity securities up
                                                 to an aggregate nominal amount of L- as
                                                 if the pre-emption rights conferred by
                                                 the Companies Act 1985 did not apply



Signature(s) ______________________________ Dated ________________________, 2001



    NOTES FOR COMPLETION OF PROXY FORM



1. Please indicate by placing a single "X" in the appropriate space how you wish your votes to be cast in respect of each of the Ordinary Resolution and the Special Resolution referred to above. If this form is duly signed and returned, but without any specific direction as to how you wish your votes to be cast, your proxy may vote or abstain, at his discretion. On any other business (including a motion to adjourn the meeting or to amend the Ordinary and/or the Special Resolution) the proxy may vote at his discretion.


------------------------


* You are entitled to appoint one or more proxies of your choice who need not be shareholders of the Company. If you wish to appoint someone other than the Chairman of the Extraordinary General Meeting, please delete "the Chairman of the Extraordinary General Meeting" and initial the deletion and PRINT the name and address of the proxy in the space provided.



** Completion and return of the form or proxy will not prevent you from attending and voting at the meeting instead of your proxy, if you so wish.

2. In the case of joint shareholders, the vote of the first named in the register of members of the Company who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.



3. This form must be executed by the shareholder(s) or his/their attorney duly authorised in writing. In the case of a shareholder which is a body corporate, this form must be executed either under its common seal, by the signature of a director and its secretary or of two directors or under the hand of an officer or attorney duly authorised in writing on its behalf.



4. Pursuant to Regulation 34 of the Uncertificated Securities Regulations 1995, the time by which a person must be entered on the register of members of the Company in order to have the right to attend or vote at the Extraordinary Meeting is 6.00p.m. on 27 March 2001. If the Extraordinary General Meeting is adjourned, the time by which a person must be entered on the register of members of the Company in order to have the right to attend or vote at the adjourned meeting is 6.00p.m. two days preceding the date fixed for adjourned meeting. Changes to entries on the register of members of the Company after 6.00 p.m. on 27 March 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.



5. To be valid, this form must be completed, signed and deposited at, or returned by post to, the office of the Company's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 3UH England, United Kingdom not less than 48 hours before the time appointed for the meeting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO THE SHAREHOLDERS OF SHIRE PHARMACEUTICALS GROUP PLC:



    We have audited the accompanying consolidated balance sheets of Shire Pharmaceuticals Group plc and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' investment and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We did not audit the financial statements for the year ended December 31, 1998 of Roberts Pharmaceutical Corporation, a company acquired during 1999 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Shire Pharmaceuticals Group plc and reflect total assets and total revenues of 60% and 57% respectively for the year ended December 31, 1998. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Roberts Pharmaceutical Corporation for the year ended December 31, 1998, is based solely upon the report of the other public accountants.



    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other public accountants provide a reasonable basis for our opinion.



    In our opinion, based on our audit and the report of the other public accountants, the financial statements referred to above present fairly, in all material respects, the financial position of Shire Pharmaceuticals Group plc and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.



    Our audit opinion was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion based on our audit and report of the other public accountants, fairly states in all material aspects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                          /s/ ARTHUR ANDERSEN



Reading, England
February 14, 2001

AUDITORS' REPORT

To the Shareholders of BioChem Pharma Inc.

    We have audited the consolidated balance sheets of BioChem Pharma Inc. as at December 31, 2000 and 1999 and the consolidated statements of earnings, retained earnings and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada for the years ended December 31, 2000, 1999 and 1998 and in accordance with auditing standards generally accepted in the United States of America for the year ended December 31, 2000. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998 in accordance with generally accepted accounting principles in Canada.

    On January 25, 2001, we also reported separately to the shareholders of BioChem Pharma Inc. on consolidated financial statements for the same period, expressed in U.S. dollars, prepared in accordance with generally accepted accounting principles in the United States of America.


/s/ RAYMOND CHABOT GRANT THORNTON


General partnership
Chartered accountants

Montreal, Quebec
January 25, 2001

AUDITORS' REPORT

To the Shareholders of BioChem Pharma Inc.

    We have audited the consolidated balance sheets of BioChem Pharma Inc. as at December 31, 1999 and 1998 and the consolidated statements of earnings, retained earnings and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in accordance with generally accepted accounting principles in Canada.


/s/ RAYMOND CHABOT GRANT THORNTON


General partnership
Chartered accountants

Montreal, Quebec, Canada
January 26, 2000

Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham Basingstoke Hampshre RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

                                                             [SHIRE LOGO]

                                                            March 1, 2001

Dear Holder of American Depositary Receipts of Shire
Pharmaceuticals Group plc:


We enclose a Proxy Statement relating to the extraordinary general meeting of shareholders of Shire Pharmaceuticals Group plc ("Shire") to be held on March 29, 2001 called to consider and approve the proposed merger between Shire and BioChem Pharma Inc. We also enclose Shire's Circular and Listing Particulars, including the notice of extraordinary general meeting, prepared under the rules of the United Kingdom Listing Authority with respect to the shareholders' meeting. Please read the enclosed documents as they contain important information with respect to the proposed merger and the meeting.

To vote at the meeting, holders of the American Depositary Receipts should complete the enclosed Voting Instruction Card for holders of American Depositary Receipts.

Yours sincerely


/s/ Rolf Stahel
-------------------
Rolf Stahel


Enc

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about what action you should take, you are recommended to seek advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986.



If you have sold or otherwise transferred all of your Ordinary Shares in Shire Pharmaceuticals Group plc, please send this document and the accompanying Form of Proxy at once to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be distributed, forwarded or transmitted to, in or into Australia or Japan.




A copy of this document, which comprises a circular and listing particulars relating to Shire Pharmaceuticals Group plc prepared in accordance with the listing rules made under section 142 of the Financial Services Act 1986, has been delivered to the Registrar of Companies in England and Wales for registration in accordance with section 149 of that Act.



This document should be read as a whole. Your attention is drawn to the letter from the Chairman of Shire which is set out on pages 5 to 14 of this document and which recommends you to vote in favour of the ordinary resolution and the special resolution to be proposed at the Extraordinary General Meeting referred to below.

Application has been made to the UK Listing Authority for the New Ordinary Shares being issued in connection with the proposed Merger described herein to be admitted to the Official List and to the London Stock Exchange for such New Ordinary Shares to be admitted to trading on the London Stock Exchange. Conditional listing approval to list the Shire Exchangeco Shares on the Toronto Stock Exchange was given on 22 February 2001. The New Ordinary Shares will, when issued, rank pari passu in all respects with the existing Ordinary Shares. Their issue is subject, inter alia, to the passing of the ordinary resolution to be proposed at the Extraordinary General Meeting. It is expected that Admission will become effective and dealings in the New Ordinary Shares will commence at 8.00 a.m. (London time) on 2 April 2001.







                        Shire Pharmaceuticals Group plc
        (Registered in England and Wales with registered number 2883758)



                        Circular and Listing Particulars


                         relating to the issue of up to
 260,621,527 new ordinary shares of 5 pence each in Shire Pharmaceuticals Group plc
                 in connection with the proposed Merger between
            Shire Pharmaceuticals Group plc and BioChem Pharma Inc.






Deutsche Bank, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting exclusively for Shire Pharmaceuticals Group plc in relation to the proposed Merger with BioChem Pharma Inc. and no-one else in connection with this transaction and will not be responsible to anyone other than Shire Pharmaceuticals Group plc for providing the protections afforded to customers of Deutsche Bank or for providing advice in relation to this transaction.



Notice of an Extraordinary General Meeting of Shire Pharmaceuticals Group plc to be held at 35 New Broad Street, London EC2M 1SQ, England at 3.00 p.m. (London time) on 29 March 2001 is set out at the end of this document. Forms of Proxy for use in connection with the meeting, to be valid, should be completed and returned so as to reach the Company's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 3UH, England no later than 3.00 p.m. (London time) on 27 March 2001.

                                    Contents


                                                                                                                               Page
Part I            Letter from the Chairman of Shire                                                                               5

Part II           Description of BioChem                                                                                         15
Part III          BioChem historical financial results under Canadian GAAP for the three years ended 31 December
                  2000                                                                                                           24

Part IV           Reconciliation of BioChem financial results                                                                    49
                  (a) (i)Reconciliation of BioChem financial results to US GAAP as applied by Shire for the three
                         years ended 31 December 2000                                                                            49

                   (ii)Unaudited reconciliation of BioChem's Canadian GAAP, CAN$ financial information for the
                       year ended 31 December 2000 to US GAAP as applied by Shire                                                55
                  (b) Reconciliation of BioChem financial results to UK GAAP as applied by Shire for the three
                      years ended 31 December 2000                                                                               58

Part V            Financial information on Shire - under US GAAP                                                                 67
Part VI           Financial information on Shire - under UK GAAP                                                                 94

Part VII          Unaudited pro forma statements                                                                                 99
                  (a) Unaudited pro forma statement of combined condensed balance sheet under US GAAP as at 31
                      December 2000                                                                                              99

                  (b) Unaudited pro forma statement of net assets under UK GAAP as at 31 December 2000                          102
Part VIII         Details of the Merger Agreement and Special Voting Shares                                                     105

Part IX           Statutory and general information                                                                             115
Definitions                                                                                                                     149

Glossary                                                                                                                        155
Notice of Extraordinary General Meeting                                                                                         161



           Cautionary Statement Concerning Forward-Looking Statements

Statements contained in this document that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the Annual Report filed on Form 10-K by Shire with the SEC.

          Expected Timetable of Principal Events in the United Kingdom


Latest time and date for receipt of Forms          3.00 p.m. (London time) on 27
of Proxy                                                              March 2001

Extraordinary General Meeting                      3.00 p.m. (London time) on 29
                                                                      March 2001

Admission and dealings in New Ordinary              8.00 a.m. (London time) on 2
Shares commence on the London Stock                                   April 2001
Exchange

New Ordinary Shares credited to CREST                               2 April 2001
accounts (where applicable)

Despatch by post of definitive share                                  April 2001
certificates (where applicable)











                Expected Timetable of Principal Events in Canada


BioChem Shareholders' meeting held                     9.00 a.m. (Montreal time)
to approve the Merger                                              29 March 2001

Superior Court of Quebec hearing                     (on or about) 29 March 2001
of final order for approval of the
Arrangement

Filing of Articles of Arrangement                    (on or about) 30 March 2001
under the Canada Business
Corporations Act

Effective date of the Arrangement                    (on or about) 30 March 2001
under the Canada Business
Corporations Act

                  Advisers to Shire Pharmaceuticals Group plc


Sponsor and Financial Adviser


                                                   Deutsche Bank AG, London
                                                   Winchester House
                                                   1 Great Winchester Street
                                                   London EC2N 2DB
                                                   England


Supporting Financial Adviser


                                                   Bear, Stearns & Co. Inc.
                                                   245 Park Avenue
                                                   New York
                                                   New York 10167
                                                   USA


Joint Brokers


                                                   Merrill Lynch International
                                                   20 Farringdon Street
                                                   London EC1M 3NH
                                                   England

                                                   WestLB Panmure Limited
                                                   35 New Broad Street
                                                   London EC2M 1SQ
                                                   England

Legal Advisers (England)                           Slaughter and May
                                                   35 Basinghall Street
                                                   London EC2V 5DB
                                                   England


Legal Advisers (US)


                                                   Cahill Gordon & Reindel
                                                   80 Pine Street
                                                   New York
                                                   New York 10005
                                                   USA
                                                   McCarthy Tetrault
                                                   1170 Peel Street
Legal Advisers (Canada)                            Montreal
                                                   Quebec
                                                   Canada H3B 4S8

Auditors and Reporting Accountants
                                                   Arthur Andersen
                                                   Abbots House
                                                   Abbey Street
                                                   Reading RG1 3BD
                                                   England


Registrars


                                                   Lloyds TSB Registrars
                                                   The Causeway
                                                   Worthing
                                                   West Sussex
                                                   BN99 3UH
                                                   England

Principal Bankers                                  Barclays Bank plc
                                                   PO Box 756
                                                   Slough
                                                   Berkshire SL1 4SG
                                                   England

                                     PART I

                       Letter from the Chairman of Shire



[graphic]










                        SHIRE PHARMACEUTICALS GROUP PLC

        (Registered in England and Wales with Registered Number 2883758)


Directors:
Dr J H Cavanaugh (Non-executive Chairman),
R Stahel (Chief Executive),
A C Russell (Group Finance Director),
Dr J W Totten (Group R&D Director),
Dr B J Price (Senior Non-executive Director),
Dr B Canavan (Non-executive),
Dr Z P Horovitz (Non-executive),
Mr R M Nordmann (Non-executive),
Mr J E Smith (Non-executive),
Mr J T Spitznagel (Non-executive)

                                                                   1 March 2001


To the holders of Ordinary Shares and ADSs and, for information only, to participants in the Employee Share Schemes

Dear Shareholder,

                    Proposed Merger with BioChem Pharma Inc.


Introduction


Your Board announced on 11 December 2000 that Shire had entered into a definitive merger agreement with BioChem Pharma Inc., a Canadian company, under which Shire and BioChem would merge.



Based upon the market price of Shire's Ordinary Shares on 27 February 2001 (being the latest practicable date prior to the publication of this document) the Merger will create one of the leading specialty pharmaceutical companies in the world with a pro forma estimated market capitalisation at the Closing of approximately $8.8 billion ((L)6.1 billion). The Enlarged Group will possess an enhanced pipeline in its selected areas of CNS, oncology, anti-virals and vaccines, the additional financial resources necessary to capitalise on worldwide opportunities to expand its rapidly growing product ranges within those areas and the capacity to extend its geographical reach. Utilising Shire's development expertise, the Enlarged Group will enhance the development of BioChem's pipeline products and candidates which will be retained for worldwide marketing by the Enlarged Group. In addition, following the Merger, the Enlarged Group will be able to expand its areas of interest to anti-virals and vaccines and enhance its development portfolio in oncology.

The Merger will be effected by way of a share-for-share exchange, pursuant to which each BioChem Shareholder will have the choice of receiving as consideration for each BioChem Share:

o a number of Ordinary Shares equal to the exchange ratio in respect of the Merger (as described below);

o provided that the BioChem Shareholder is a Canadian resident, a number of Shire Exchangeco Shares equal to the exchange ratio divided by three, which are exchangeable into Ordinary Shares or ADSs at a rate of 1 Shire Exchangeco Share for 3 Ordinary Shares or 1 Shire Exchangeco Share for 1 ADS;

o     a number of ADSs equal to the exchange ratio divided by three; or

o     a combination of the above.

The exchange ratio will be determined by reference to the average closing price of ADSs during the last 15 trading days ending on the third day before the Closing of the Merger (as described more fully in Part VIII of this document). Each BioChem Shareholder otherwise entitled to a fractional interest in a Shire Exchangeco Share, Shire ADS or Shire Ordinary Share will receive from Exchangeco a cash payment equal to such BioChem Shareholder's pro rata portion of the net proceeds after expenses received upon the sale of whole shares representing an accumulation of all fractional interests in Consideration Shares to which all such BioChem Shareholders would otherwise be entitled.


The Shire Exchangeco Shares will be listed on The Toronto Stock Exchange and will be exchangeable for New Ordinary Shares on a one-for-three basis and will be exchangeable for Shire ADSs on a one-for-one basis at the request of any holder of Shire Exchangeco Shares (as set out in more detail in Part VIII of this document). The Shire Exchangeco Shares will confer similar rights and benefits to the existing Ordinary Shares; holders of Shire Exchangeco Shares will, in effect, have voting rights at general meetings of Shire by means of Special Voting Shares in Shire to be held by a trustee for the benefit of the holders of the Shire Exchangeco Shares. The Shire Exchangeco Shares are being offered to allow existing Canadian BioChem shareholders to participate in the Merger on a tax deferred basis.

Based on an Average Shire ADS price of $56.125 (being the closing price of a Shire ADS on 27 February 2001, the latest practicable date prior to the publication of this document) the share-for-share exchange would value BioChem at approximately $3,757 million ((L)2,609 million), and would involve the issue of approximately 200.8 million New Ordinary Shares (assuming all existing BioChem Shareholders exchange their BioChem Shares for New Ordinary Shares pursuant to the Merger and excluding any issue of BioChem Shares as referred to in the paragraph below or to be issued pursuant to the exercise of options under the BioChem Stock Option Plans or other rights), with existing Shire Shareholders owning approximately 44 per cent of the Enlarged Group.

The number of Consideration Shares to be issued by Shire might increase as a result of the exercise by BioChem Shareholders of their statutory dissent rights under Canadian law. Such dissent rights confer upon BioChem Shareholders the ability to dissent from the plan of arrangement to the proposed Merger in which event, provided the aggregate number of shares held by dissenting BioChem Shareholders is less than 5 per cent of BioChem's issued share capital, the proposed Merger will proceed but such shareholders will be entitled to receive fair value consideration. In the event that such dissent rights are exercised in respect of more than 2.4 per cent of BioChem Shares, then, in the absence of the issue of shares referred to below, the intended pooling of interest accounting treatment of the Merger will not be available. In these circumstances, Shire may request that BioChem issues up to 2,634,383 additional BioChem Shares (representing approximately 2.6 per cent increase over the current issued share capital of BioChem) for cash by way of private placement to an independent third party. In such event, the board of directors of BioChem may, in its entire discretion and if deemed appropriate in the circumstances give effect to such request of Shire, taking into account the number of BioChem Options exercised since the date hereof. These shares will then be acquired by Shire pursuant to the Merger so as to allow the pooling of interest accounting treatment of the Merger to be available. Notwithstanding the above, Shire shall issue less than the total number of outstanding Shire Ordinary Shares in existence at the Effective Date.

Following the Merger Dr Francesco Bellini, the Hon. James Andrews Grant and Mr Gerard Veilleux will join your Board as non-executive Directors. Additionally, following the Merger, Dr Zola Horovitz, Mr Joseph Smith and Mr John Spitznagel will be leaving the Board.

Further details on these Proposed Directors and on BioChem are included in this letter under the heading "Changes to the Board" and in Parts II and IX of this document.

Because of its size, the Merger is conditional on, inter alia, Shire Shareholders' approval. The purpose of this document is to explain why your Board considers the Merger to be in the best interests of the Company and its shareholders and to seek your approval for it at the forthcoming Extraordinary General Meeting. Those Directors of the Company holding Ordinary Shares and three of those limited partnerships controlled by HealthCare Ventures LLC (of which your Chairman is President), who or which in aggregate hold 9,087,385 Ordinary Shares (directly or as ADSs) representing approximately 3.5 per cent of the issued share capital of the Company, have indicated to the Company that they intend to vote in favour of the Merger in respect of their entire holdings.

Rationale for and benefits of the Merger


The Board believes that the Merger brings together two publicly-traded specialty pharmaceutical companies with complementary strengths, activities and competencies. Shire has built effective research and development functions and an effective sales and marketing organisation in the US and UK and has established and is expanding its functions in Canada and certain leading European markets. BioChem has built an outstanding early stage development operation through which it has generated a pipeline of projects focused in three discrete specialty categories: oncology, vaccines and anti-virals. The principal benefits of the Merger are expected to be:

o Diversification. The revenue growth of the Enlarged Group will be driven not only by Shire's key marketed products, Adderall, Pentasa, Agrylin and Carbatrol, and by BioChem's Second Look and Fluviral, but also by the sales achieved by two of the world's foremost pharmaceutical companies in GlaxoSmithKline, in respect of 3TC/Epivir, Combivir, Trizivir and Zeffix, and Johnson and Johnson, in respect of Reminyl. In addition, the Enlarged Group expects Foznol to become a key contributor to revenue growth when regulatory approvals, which are expected in early 2002, are obtained.

o Increased financial resources. At 31 December 2000, Shire had indebtedness of approximately $127.8 million and cash and investments of approximately $186.3 million while BioChem had indebtedness of approximately $86.1 million (CAN$129.1 million) and approximately $277.4 million (CAN$416.1 million) in cash and investments. With revenues of $517.6 million and $157.5 million and net income of $76.2 million and $135.5 million for the year ended 31 December 2000, for Shire and BioChem respectively, the Directors and Proposed Directors expect to have greatly enhanced cash with which to finance the Enlarged Group's R&D activities. Shire will be required to either obtain consent to the Merger from its bank lenders under the credit facility entered into at the time of Shire's merger with Roberts Pharmaceutical Corporation in 1999 or repay the amount outstanding under the credit facility.

o A broadened and strengthened pipeline. The Enlarged Group will have 25 products in development of which 13 will be in pre-clinical and Phase I development, and 12 will be in full clinical development or registration. The Merger will strengthen the product pipeline in the areas of oncology and central nervous system disorders with a total of 15 products in development in these areas and will broaden the pipeline of products in development by the inclusion of 6 products in the areas of anti-virals and vaccines.


o Leverage from complementary skills and operations. The Enlarged Group will have a direct marketing capability in seven of the eight major pharmaceutical markets in the world. The Enlarged Group will benefit from the application of existing development capabilities to the enlarged product pipeline and the direct marketing of these products through its own specialist sales forces. The Directors and Proposed Directors expect the Enlarged Group's lead optimisation activities and network of business and academic relations to provide a regular source of development candidates to supplement its development activities.

o Operating synergies. The Directors and Proposed Directors of Shire believe that the Merger will result in certain operating synergies in the following areas:



      o Review of development activities: cost savings and future cost avoidance are expected to result from the establishment of a budget for the Enlarged Group; a review of the Enlarged Group's requirements for new development projects; a thorough review of the Enlarged Group's development portfolio; and the use by the Enlarged Group of Shire's development capabilities;


      o Financing: the Enlarged Group's net cash and ability to generate further cash will enable the group to discharge its indebtedness to its bank lenders, if it chooses, which would result in a net reduction in financing costs of approximately $3 million in a full year; and

      o Re-organisation of business activities: the re-organisation of administrative, service and other functions of the Canadian operations of the Enlarged Group may give rise to operating synergies for the Enlarged Group.



There will be a substantial one time charge in the first quarter of 2001 of approximately $175 million in connection with consummating the Merger and restructuring the Enlarged Group's combined operations. Taking into account the opportunity for synergies referred to above, which includes anticipated cost savings in the range of $10-15 million per annum, and excluding the one time charge, the Shire Board believes the Merger will be accretive to earnings for Shire Shareholders twelve months after the Closing.

Information on BioChem


BioChem is an international pharmaceutical company dedicated to the research and development and commercialisation of innovative products for the prevention and treatment of human diseases, with a focus on infectious diseases and cancer.


Key products and markets


BioChem's first therapeutic product, 3TC/Epivir (lamivudine), has become the cornerstone of HIV infection/AIDS combination therapies, most recently being launched as part of GlaxoSmithKline's Trizivir triple combination tablet. 3TC/ Epivir is the most widely-prescribed antiretroviral for HIV infection/AIDS and is available in approximately 100 countries. Worldwide sales, including as a component of the double combination tablet Combivir, were $863.5 million in 2000. BioChem receives royalties from GlaxoSmithKline on the worldwide sales of 3TC/Epivir for the treatment of HIV infection/AIDS. 3TC/Epivir is protected by patent until 2009 in the US, and combination therapies and combination products, such as Combivir and Trizivir, are protected by patent until 2018 in the US.

A second therapeutic product, Zeffix, an oral treatment for chronic hepatitis B, is currently being introduced to key markets worldwide by GlaxoSmithKline. Zeffix improves liver histology and function in the majority of chronic hepatitis B patients and reduces progression to cirrhosis and reverses cirrhosis in a majority of late stage hepatitis B patients. Zeffix is now available in a number of countries including China, Japan, Taiwan, South Korea and the US. Worldwide sales of Zeffix were $106.9 million in 2000. BioChem receives royalties from GlaxoSmithKline on its worldwide sales of Zeffix. BioChem's marketed products also include PACIS for the treatment of superficial bladder cancer, Fluviral S/F for the prevention of influenza and Second Look for the diagnosis of breast cancer.


Project Pipeline


With approximately 480 employees and operating from three sites in Canada and one in the US, BioChem has a number of projects at various stages of development including the anti-virals BCH-10618 and BCH-13520 for HIV infection/AIDS in the pre-clinical phase, the anti-cancer compound Troxatyl and Frakefamide for pain control in Phase II, nasal and injectable cell culture vaccines for influenza and a vaccine for Neisseria meningitidis, all of which are in Phase I, and a vaccine in pre-clinical for Pseudomonas aeruginosa.


CliniChem


In 1998, CliniChem Development Inc. was formed by BioChem to continue the research and development of certain of BioChem's therapeutic and vaccine product candidates with a view to eventual commercialisation. In exchange for BioChem granting CliniChem an exclusive perpetual licence to use BioChem technology to conduct the CliniChem programmes and related activities, CliniChem agreed to pay BioChem a monthly technology fee at the rate of CAN$352,000 over a period of 48 months. CliniChem contracted its research and development activities to BioChem under a research and development agreement. BioChem recognised costs related to these programmes as research and development expenses and billed CliniChem on a fully burdened cost-plus-5 per cent basis.

BioChem acquired all of the outstanding CliniChem Class A common shares on 15 December 2000 when CliniChem was merged into BioChem.


BioChem Summary Financial Information


BioChem prepares its financial statements in Canadian dollars in accordance with Canadian GAAP with a reconciliation to US GAAP. In 2000, under US GAAP, BioChem had total revenue of $157.5 million and net income from continuing operations of $135.5 million. The only material difference between US GAAP as applied by Shire and BioChem relates to the treatment of CliniChem. Under Shire's accounting policies, CliniChem would be consolidated whereas under BioChem's policies, CliniChem was not consolidated. Had CliniChem been consolidated, BioChem development revenue would have been substantially reduced with the corresponding reduction in net income for the years ended 31 December 1998, 1999 and 2000. The tables set out in Part IV(a)(ii) of this document summarise the financial performance of BioChem for 2000 reported in US dollars under US GAAP as applied by Shire.

Investors should read the whole of this document and should not just rely on the summary above.

Changes to the Board

Following the Merger, three members of the BioChem board of directors, Dr Francesco Bellini, the Hon. James Andrews Grant and Mr Gerard Veilleux, will join your Board, where their industrial experience and experience in the pharmaceutical industry in general and in Canada in particular will be a valuable addition. At that time, approximately 30 per cent of the Shire Board of Directors will be former BioChem board members.


Dr Francesco Bellini was a co-founder of BioChem in 1986 and is the company's current Chairman and Chief Executive Officer. Dr Bellini received a B.Sc. in chemistry from Loyola College in Montreal in 1972, and a Ph.D. in organic chemistry from the University of New Brunswick in 1977.


The Hon. James Andrews Grant, a director of BioChem since 1986, is a partner with the law firm of Stikeman Elliott in Montreal. Mr Grant, who also sits on the boards of several other prominent Canadian corporations, attended McGill University receiving a B.A. in arts in 1958 and a B.C.L. in law in 1961.

Mr Gerard Veilleux joined the BioChem board in 1999. He is president of Power Communications Inc. and Vice-President of Power Corporation, a diversified management and holding company. Mr Veilleux is a director of several public and private companies as well as a member of the Board of Governors of McGill University. He has a Masters degree in public administration from Carleton University and a Bachelor of Commerce from Laval University.

Additionally, following the Merger, Dr Zola Horovitz, Mr Joseph Smith and Mr John Spitznagel will be leaving the Board.


Information on Shire


Shire is a specialty pharmaceutical company focused primarily on four therapeutic areas: central nervous system disorders (CNS), oncology, metabolic diseases, and gastroenterology.


Shire's strategy is to in-license, develop and market therapies in its areas of strategic focus. This approach is complemented by the advanced drug delivery platforms developed by Shire Laboratories which may be used to enhance the bioavailability, reduce the side effects or improve the dosage regimen of existing marketed compounds. Shire seeks to protect the intellectual property upon which it relies through a range of patents and patent applications (both its own and that of its licensors).



Products currently marketed in the US are Adderall and DextroStat for Attention Deficit Hyperactivity Disorder (ADHD), Carbatrol, launched in May 1998, for the treatment of epilepsy, Pentasa for ulcerative colitis, Agrylin for thrombocythemia and ProAmatine for orthostatic hypotension. The key UK marketed product is the Calcichew range of prescription calcium and calcium/ vitamin D products used as adjuncts in the treatment of osteoporosis. Reminyl, for the treatment of Alzheimer's disease, was launched in the UK in September 2000.

The Company's lead development products are Reminyl, for the treatment of Alzheimer's disease; SLI 381, a novel once-a-day formulation of Adderall; Foznol, for the treatment of hyperphosphataemia in patients with chronic kidney failure; Dirame, an orally administered analgesic for treating moderate to severe pain; SPD421, an anti-epileptic in-licensed from D-Pharm; and SPD420, a potential treatment for ADHD in-licensed from Cortex. Reminyl is being co-developed by Shire and Janssen Pharmaceutica NV, a subsidiary of Johnson and Johnson. The first European authorisations for marketing of Reminyl were granted in 2000 and various other applications have been made. The US New Drug Application (NDA) in respect of Reminyl was submitted, by Janssen, on 29 September 1999 and an approvable letter was issued in August 2000 by the FDA. Foznol is currently in Phase III trials in Europe, in Phase III in the US and Phase I in Japan with the Directors expecting to announce shortly the first regulatory submission for approval. An NDA for SLI 381, a novel once-a-day formulation of Adderall, was filed on 3 October 2000. Work has also started on the extension of Carbatrol's approved indications to include bi-polar disease (SPD 417). Shire has, in addition, a wide range of drug delivery technologies that may be applied to its own products or to those of third parties.




During 2000, Shire has announced the following milestones:


o Reminyl received its European Union authorisation in Sweden and was launched in the UK on 21 September 2000.


o     Reminyl received its approvable letter from the FDA.

o     An application was submitted to the FDA for once a day Adderall SLI 381.


o The in-licensing of SPD421 from D-Pharm and of SPD420 from Cortex were announced.

Shire after the Merger

Overview


Following the Merger, the Enlarged Group will be one of the world's leading global specialty pharmaceutical companies with four areas of focus: central nervous system disorders (CNS), oncology, anti-virals and vaccines. The Enlarged Group will refer to itself as "specialty" because its principal products tend to be prescribed by specialists as opposed to primary care physicians. A comparatively small sales force such as Shire's can promote specialty products effectively while it could not be expected to achieve the necessary coverage of primary care physicians.





The Enlarged Group's principal products will include: in the US, Adderall for the treatment of Attention Deficit Hyperactivity Disorder; Epivir, Combivir, Trizivir for the treatment of HIV infection/AIDS; Epivir -HBV for the treatment of Hepatitis B; Agrylin for the treatment of elevated blood platelets; Pentasa for the treatment of ulcerative colitis; Carbatrol for the treatment of epilepsy; ProAmatine for the treatment of orthostatic hypotension; and PACIS for the treatment of superficial bladder cancer; in the UK, the Calcichew range, used primarily as adjuncts in the treatment of osteoporosis, and Reminyl, for the treatment of Alzheimer's disease, launched in September 2000; and, in Canada, Amatine; 3TC, Combivir and Heptovir (marketed in a partnership with GlaxoSmithKline); Second Look, a breast cancer diagnostics product recently launched in Europe (the Enlarged Group hopes to receive US FDA approval in 2001 for this product); and Fluviral S/F, a vaccine for the prevention of influenza. In addition, the Enlarged Group will have a number of products in late stage development including Dirame and frakefamide for the treatment of moderate to severe pain; Foznol for the treatment of high blood phosphate levels associated with kidney failure; Troxatyl for the treatment of leukemia and solid tumours.





After the Merger, the Enlarged Group's revenues will continue to be derived from three sources: sales of products by sales and marketing operations principally in the US, the UK and Canada, royalties from sales of Reminyl, Zeffix, 3TC/Epivir and licensing and development fees. For the period ended 31 December 2000 Shire had revenues of $517.6 million and net income (before an APB 25 stock option charge of $21.9 million) of $98.1 million. For the same period, BioChem had revenues of $157.5 million and net income (excluding net gains on sale of long-term investments and the write-off of in-process research and development) of $58.4 million. The data included within this section has been extracted from the financial information on Shire and BioChem set out in Parts V and III of this document. Investors should read the whole of this document and should not just rely on the summary above.


Strategy and Approach

The Enlarged Group's strategy is to develop products and, where they fall within the therapeutic focus, to market them through sales organisations in the major markets of the world. The key elements of the operating strategy are described below:

Market proprietary products through the Enlarged Group's own sales force

The Enlarged Group believes that higher financial returns can be achieved by marketing products directly, as opposed to receiving royalties on licensees' sales. The Merger enhances Shire's sales and marketing capability in Canada. The Enlarged Group intends to continue to expand its sales and marketing capability, as opportunities arise, particularly in the US, major European markets, Japan and through distributors outside of the significant pharmaceutical markets.

Manage development risk


Recognising the inherent risks of failure in drug development, both BioChem and Shire have historically sought to manage development risk by maintaining a broad and balanced development portfolio. Shire has also sought to selectively leverage relationships with collaborative parties. BioChem, through its academic collaborations and investment in a leveraged network of research companies, has access to projects and technologies. The Enlarged Group is anticipated to continue its reliance on a broad network of contacts to identify product candidates which can be developed either internally or through collaborative partnerships.


Focus on the development of innovative products

BioChem's lead optimisation and chemistry expertise has led to the development and commercialisation of innovative products. Shire has also sought to identify promising product candidates already under development or exploit a number of proprietary drug delivery technologies to develop products. In addition to developing proprietary pipeline products, the Enlarged Group's principal objective will be to concentrate operations on licensing, acquiring, developing, marketing and selling proven products and technologies. Both companies have historically benefited from proven products that generate cash flow, which contributes partial financial support to drug development activities, and provides enhanced product sales opportunities for the sales force. In the vaccine area the Enlarged Group intends to continue to research new vaccines.


Sales and Marketing


Following the Merger, the Enlarged Group will use its sales and marketing infrastructure to sell and market most of its licensed and internally developed products. The combined sales and marketing operations of the Enlarged Group in the US, the UK, Canada and Europe will consist of approximately 460 sales representatives. Following the Merger, this expanded sales force will have a broader portfolio of products with opportunities to benefit from increased geographical coverage.


Combined Marketed Products

The table below lists the key currently marketed products of Shire and BioChem by therapeutic areas, indicating the owner or licensor of the product and who is marketing the product in which territory.


Product(s)                            Principal Indication(s)      Owner/Licensor         Marketed By/Relevant Territory
----------------------------------     -------------------------    -------------------    ----------------------------------------
Treatments for CNS disorders
Adderall                              ADHD                         Shire                  Shire/US
DextroStat                            ADHD                         Shire                  Shire/US
Carbatrol                             Epilepsy                     Shire                  Shire/US
Reminyl                               Alzheimer's disease          Shire                  Shire/UK/Republic of Ireland (Co-
                                                                                          promotion)
Treatments for metabolic/bone diseases
Calcichew range                       Osteoporosis adjunct         Nycomed                Shire/UK and Ireland

Treatments for oncology/haematology
Agrylin                               Elevated blood platelets     Shire                  Shire/US and Canada
ProAmatine/Amatine                    Orthostatic hypotension      Nycomed                Shire/US and Canada
PACIS                                 Bladder cancer               BioChem                Paladin Labs/Canada

Anti-Virals
3TC/Epivir/Combivir/                  HIV/AIDS                     BioChem                GlaxoSmithKline/Worldwide, except Canada
Trizivir
3TC/Combivir                          HIV/AIDS                     BioChem                BioChem and GlaxoSmithKline co-marketed
                                                                                          in Canada
Zeffix/Epivir -HBV/                   Hepatitis B                  BioChem                GlaxoSmithKline/Worldwide, except Canada
Heptovir/Heptodin
Heptovir                              Hepatitis B                  BioChem                BioChem and GlaxoSmithKline co-marketed
                                                                                          in Canada
Vaccines
Fluviral S/F                          Influenza                    BioChem                BioChem/Canada

Treatments for gastrointestinal disorders
Pentasa                               Ulcerative colitis           Ferring                Shire/US
Colazide                              Ulcerative colitis           Shire                  Shire/UK and certain other European
                                                                                          countries
Colace/Peri-Colace                    Constipation                 Shire                  Shire/US and Canada

Computer assisted detection products
Second Look                           Breast cancer diagnosis      Qualia Computing       BioChem/Worldwide, except US


Products under Development

After the Merger, the Enlarged Group will seek to maintain a broad and balanced approach to the development of new products by, among other things, leveraging third-party research and development expertise, exploiting investment in research collaborations and licensing compounds from third parties and developing them through the clinical phase with a view to marketing them through the Enlarged Group's sales and marketing organisation or out-licensing if appropriate. Shire and BioChem spent approximately $160 million on research and development in the year ended 31 December 2000, which represents approximately 24 per cent of combined revenues.


The table below lists the key products under development by Shire and BioChem by therapeutic area, including their development status and their territorial rights. Where either company has secured a licensee for a product, this fact is also indicated.


Product(s)                                 Principal Indication(s)          Status                   Territorial Rights
---------------------------------------     -----------------------------    ---------------------    -----------------------------
Treatments for CNS disorders
Reminyl (galantamine)(1)                   Alzheimer's disease              In registration or       Global
                                                                            marketed
SLI381                                     ADHD                             In registration          Global
Dirame                                     Moderate/severe pain             Phase III                Global
Frakefamide(2)                             Moderate/severe pain             Phase II                 Global
SPD417                                     Bipolar disorder                 Phase III                Global
SPD503                                     ADHD                             Phase I                  Global
SPD418                                     Epilepsy                         Phase I                  Global
SPD502                                     Stroke                           Phase I                  Global except Nordic and
                                                                                                     Baltic countries
SPD420                                     ADHD                             Phase I                  Global
SPD421                                     Epilepsy                         Phase I                  Global
SPD451                                     Parkinson's disease              Pre-clinical             Global
Treatments for metabolic diseases
Foznol                                     High blood phosphate levels      Phase III                Global
                                           in patients with kidney
                                           failure

Treatments for gastroenterological disorders
Pentasa (500 mg)                           Ulcerative colitis               Phase II/III             US
Emitasol                                   Nausea and vomiting              Phase II/III             US, Canada
Balsalazide                                Ulcerative colitis               Phase II/III             UK and certain European
                                                                                                     territories, South East Asia
Treatments for oncological/ haematological diseases
Agrylin                                    Thrombocythemia                  In registration          Global
Troxatyl                                   Leukemia and solid tumours       Phase II                 Global
SPD424                                     Prostate cancer                  Phase III                North America, Europe
SPD427                                     Oncology                         Pre-clinical             Global

Antivirals
BCH10618                                   HIV/AIDS                         Pre-clinical             Global
BCH13520                                   HIV/AIDS                         Pre-clinical             Global

Vaccines
Injectable and nasal influenza vaccines    Influenza                        Phase I                  North America
  derived from cell culture(3)
Neisseria meningitidis vaccine             Meningitis, septicemia           Phase I                  Global
Pseudomonas aeruginosa vaccine             Bacteremia, opportunistic        Pre-clinical             Global
Streptococcus pneumoniae vaccine           Pneumonia, meningitis, otitis    Pre-clinical             Global
                                           media


(1) The licensee is Janssen.


(2) The licensee is AstraZeneca (except in Canada).

(3) The licensee is GlaxoSmithKline (except in Canada).


Drug Delivery Technologies

The Enlarged Group will have several platforms of drug delivery technologies that can be applied to drugs in order to enhance their effectiveness or their convenience to patients in terms of dosage regimen. Generally, this involves re-formulating the drug into a new delivery system designed either to enhance the absorption of the drug into the blood stream or, alternatively, to delay absorption of the drug into the bloodstream, thereby requiring the patient to take fewer daily doses.

The Enlarged Group's portfolio of drug delivery technologies will include technologies designed to develop oral, controlled release delivery of drugs, a technology for rapid absorption through the tissues of the mouth and several technologies for predicting and improving bioavailability of drugs. It is intended to out-license these technologies to third parties in return for development fees, milestone payments and royalties. It is also intended to employ these technologies selectively to products being developed internally where it is believed the characteristics of the product can be improved or modified to secure a competitive advantage.


Phentermine Litigation


Until April 1998, Shire Richwood Inc. ("SRI") distributed products containing phentermine, a prescription drug approved in the US as a single agent for short term use in obesity. Contrary to the approved labelling of these products, physicians in the US co-prescribed phentermine with fenfluramine or dexfenfluramine for management of obesity. This combination was popularly known as the "fen/phen" diet. In mid-1997, following concerns raised about cardiac valvular side effects alleged to be associated with this diet regime, the fenfluramine and dexfenfluramine elements of the "fen/phen" diet were withdrawn from the US market. SRI and a number of other pharmaceutical companies are being sued for damages for personal injury and medical monitoring arising from phentermine used either alone or in combination.

As of 23 February 2001, SRI had been named as a defendant in approximately 3,746 cases related to the "fen/phen" litigation. SRI had been dismissed from 2,597 cases with approximately 818 further dismissals pending on the basis that the plaintiff was shown not to have used SRI's product. In approximately 171 cases, of which 112 have been subsequently dismissed, it had been specifically alleged that the relevant plaintiff did use SRI's products.

Legal expenses have been paid by Eon Labs Manufacturing Inc. ("Eon"), the supplier to SRI, or Eon's insurance carriers but such insurance is now exhausted. Eon has agreed to defend and indemnify SRI in this litigation pursuant to an agreement dated 30 November 2000 made between Eon and SRI.

The Directors are confident that these claims will not result in any award of damages against SRI. Nevertheless, SRI and Shire intend to defend vigorously any and all claims made against the Enlarged Group in respect of phentermine and will continue to seek case dismissals based upon product identification.

Current trading and prospects

On 14 February 2001, Shire released its preliminary statement of results for the year ended 31 December 2000. On 25 January 2001, BioChem announced its audited full results for the year ended 31 December 2000.


2001 has seen several promising regulatory announcements for Shire, providing the opportunity to build further on 2000 performance:

o the granting, by the European Commission, of orphan designation to anagrelide (marketed in the US as Agrylin) for the treatment of essential thrombocythaemia provides Shire with valuable market exclusivity protection for the three major marketing regions of the world, namely Europe, Japan and the US;

o the UK National Institute of Clinical Excellence ("NICE") announcing that treatments for Alzheimer's disease should be made available as part of the management of people with mild to moderate Alzheimer's disease within the UK. This endorsement signals exciting growth prospects for Reminyl, the Shire product developed jointly with Janssen Pharmaceutica.

It is the Directors' opinion that Shire's market, trading and financial positions will be enhanced as a result of the Merger. The Merger with BioChem will expand both the product and project portfolios and bring together the companies' complementary skills. An example of future prosperity is Adderall and subject to FDA approval, its replacement, Adderall once-a-day (SLI381), which, if it continues its recent pattern of sales growth, will be a significant contributor to the total revenue of the Enlarged Group, along with 3TC/Epivir and Zeffix royalties. After the Merger, the Enlarged Group's revenues will continue to be derived from three sources: sales of products by sales and marketing efforts, royalties and licensing and development fees.

To ensure a healthy pipeline well into the future, the Enlarged Group will seek to maintain a broad and balanced approach to the development of new products by, among other things, leveraging third-party research and development expertise, exploiting investment in research collaborations and licensing compounds from third parties and developing them through the clinical phase with a view to marketing them through the Enlarged Group's sales and marketing organisation or out-licensing if appropriate.

Taking into account the opportunity for synergies, which includes anticipated cost savings in the range of $10-15 million per annum, and excluding the one-time charge, the Board believes the Merger will be earnings enhancing twelve months after the Closing.


Extraordinary General Meeting


Set out at the end of this document is a notice of an Extraordinary General Meeting of the Company to be held at 35 New Broad Street, London EC2M 1SQ, England, on 29 March 2001 at 3.00 p.m. (London time). At this meeting, an ordinary resolution will be proposed to approve the Merger, to increase the authorised share capital of the Company, to grant authority to the Directors to allot such capital and to create new Special Voting Shares and attach certain rights and restrictions to those shares. In addition a special resolution will be proposed to increase the Directors' powers to allot equity securities for cash, free of the pre-emption rights conferred by the Companies Act 1985.


Action to be taken


You will find enclosed a Form of Proxy for use at the Extraordinary General Meeting. Whether or not you propose to attend the Extraordinary General Meeting in person, you are requested to complete the Form of Proxy in accordance with the instructions thereon and return it as soon as possible but, in any event, so as to reach the Company's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 3UH, England not later than 3.00 p.m. (London time) on 27 March 2001. The return of a completed Form of Proxy will not prevent you from attending the Extraordinary General Meeting and voting in person if you so wish.


Recommendation

The Board, which has received financial advice from Deutsche Bank, considers that the Merger is in the best interests of Shire and its shareholders as a whole. In providing advice to the Board, Deutsche Bank has placed reliance on the Board's commercial assessment of the Merger.




The Directors unanimously recommend you to vote in favour of the ordinary resolution and the special resolution to be proposed at the Extraordinary General Meeting, as they intend to do in respect of the shareholdings in which they are interested, which amount in aggregate to 9,087,385 Ordinary Shares, representing approximately 3.5 per cent of the issued share capital of the Company.


                                Yours sincerely,


                             /s/ Dr. James H. Cavanaugh

                             Dr. James H. Cavanaugh
                                    Chairman

                                    PART II

                             Description of BioChem



BioChem is an international specialty pharmaceutical company involved in the research and development and commercialisation of innovative products for the prevention, detection and treatment of human diseases.

BioChem's most significant therapeutic products, which have been developed with GlaxoSmithKline, are
3TC/Epivir and Zeffix. 3TC/Epivir is an orally available formulation of lamivudine for the treatment of patients with HIV infection and AIDS. 3TC/ Epivir is currently marketed in approximately 100 countries and achieved sales of $863.5 million in 2000. Zeffix is the first and only orally available treatment for chronic hepatitis B infection and for the prevention of liver graft reinfection. Zeffix was first approved outside of the Philippines and Canada in 1999. Zeffix is approved in over 69 countries and has been launched in over 45 countries. Zeffix achieved worldwide sales of $106.9 million in 2000. In August 2000, the Asia Pacific Consensus Group on the Prevention and Management of Chronic Hepatitis B and C endorsed Zeffix as a key treatment option for a broad range of chronic hepatitis B patients.

In September 1997, the U.S. Food and Drug Administration (FDA) authorised the marketing of Combivir, the first product to combine two antiretroviral drugs in a single tablet formulation. Each tablet of Combivir contains 3TC and AZT and can be taken twice daily, offering the advantage of reducing significantly the number of tablets a person on a 3TC/AZT based treatment regimen needs to take. This reduction simplifies the complex multi-drug treatment regimens, thus potentially enhancing patient adherence to therapy schedules. The European Commission gave BioChem approval to market Combivir in the 15 member states of the European Union on 18 March 1998. In Canada, the Canadian Health Protection Branch (HPB) approved Combivir on 4 December 1998.

On 24 March 1999, the FDA granted approval for expanded prescribing information regarding the use of 3TC in infants, children and adolescents. In addition, this approval included an important revision to the indication for the use of 3TC in combination with any other antiretroviral agent for the treatment of HIV infection in adults and children. On 15 November 2000, the FDA authorised the marketing of Trizivir in the United States. Each tablet of Trizivir contains 3TC, AZT and abacavir and can be taken twice daily. Trizivir is the first tablet to combine three anti-HIV agents, thus making it the simplest triple combination antiretroviral therapy available with the potential to enhance patients' adherence to their therapy schedule. On 4 January 2001, the European Commission authorised the marketing of Trizivir in the 15 member states of the European Union.

BioChem's most advanced therapeutic product candidates are being developed principally for use in the treatment of cancers and infectious diseases. BioChem's most advanced product candidate for cancer is Troxatyl (troxacitabine), a nucleoside analogue in Phase II of clinical development to treat various forms of cancer. BioChem's frakefamide, a product developed for use in the control of pain, is also in Phase II trials.

BioChem is also engaged in the research and development of vaccines for human use. BioChem's direct sales force is marketing a split virus influenza vaccine developed and manufactured by BioChem to healthcare providers across Canada. BioChem's vaccine product candidates include a new cell culture-based influenza vaccine using a novel proprietary cell line and high-cell density microcarrier technology, which is licensed to GlaxoSmithKline. BioChem is also involved in the research and development of new recombinant protein-based bacterial vaccines.

As of 31 December 2000, BioChem had a total of 476 employees.

Therapeutic products

BioChem's therapeutic products and most advanced therapeutic product candidates are currently directed at providing innovative medicines principally in the anticancer and anti-infective areas. BioChem's research and development activities are either done internally or through partnerships and strategic alliances. The following table represents BioChem's products and products under development in therapeutics:



Product(s)                                        Principal indication(s)       Status            Marketed by

3TC/Epivir                                        HIV/AIDS                      Marketed          BioChem/GlaxoSmithKline

Combivir                                          HIV/AIDS                      Marketed          BioChem/GlaxoSmithKline

Trizivir                                          HIV/AIDS                      Marketed          BioChem/GlaxoSmithKline

Zeffix/Epivir-HBV/Heptovir/Heptodin               Hepatitis B infection         Marketed          BioChem/GlaxoSmithKline

PACIS                                             Bladder cancer                Marketed          BioChem

Troxatyl                                          Cancer                        Phase II          BioChem

Frakefamide                                       Pain control                  Phase II          BioChem/AstraZeneca

BCH-10618                                         HIV/AIDS                      Pre-clinical      BioChem

BCH-13520                                         HIV/AIDS                      Pre-clinical      BioChem


AIDS/HIV Infection


The World Health Organization (WHO) estimates that, as of the end of 2000,
36.1 million people worldwide had been infected with HIV, the virus that leads to the development of AIDS. The WHO estimates that, as of the end of 2000, approximately 920,000 people were infected with HIV in North America, 540,000 in Western Europe and 700,000 in Eastern Europe. Worldwide, there were approximately 14,500 new HIV infections per day in 2000, totalling 5.3 million new infections during the year. More than 95 per cent of these new infections occurred in developing countries. HIV infection and AIDS were the fourth leading cause of death worldwide in 2000, resulting in an estimated 3 million deaths, the highest number of AIDS deaths in a single year ever.

According to World-Wide Antiretroviral Sales, IMS Report, in 2000, the antiretroviral (anti-HIV) market reached $3.5 billion in sales, with reverse transcriptase inhibitors (such as 3TC) representing 54 per cent of the market ($2 billion). The vast majority of the sales were generated in North America and Western Europe.


Product on the market -- 3TC


The therapeutic product 3TC (lamivudine) is indicated for the treatment of HIV infection and AIDS. 3TC was first approved in the United States on 17 November 1995. It is now marketed in the United States as Epivir. Approval in Canada followed shortly on 8 December 1995. The Committee on Proprietary Medicinal Products (CPMP) and the European Agency for the evaluation of Healthcare Products (EMEA) on 8 August 1996 gave full approval under exceptional circumstances for the 15 member states of the European Union. On 29 September 1997, the FDA authorised the marketing of Combivir, the first product to combine two antiretroviral drugs in a single tablet formulation. Each tablet of Combivir contains 3TC and AZT and can be taken twice daily, offering the advantage of reducing significantly the number of tablets a person on a 3TC/ AZT based treatment regimen needs to take, thus enhancing patient adherence to therapy schedules. The EMEA gave approval to market Combivir in the 15 member states of the European Union on 18 March 1998. In Canada, the HPB approved Combivir on 4 December 1998.

On 15 November 2000, the FDA authorised the marketing of Trizivir in the United States. Trizivir is the first product to combine three antiretroviral drugs in a single tablet formulation. Each tablet of Trizivir contains 3TC, AZT and abacavir and can be taken twice daily. Trizivir is the simplest triple combination antiretroviral therapy available with the potential to enhance patients' adherence to their therapy schedule. On 4 January 2001, the European Commission authorised the marketing of Trizivir in the 15 member states of the European Union. GlaxoSmithKline is also currently developing a once-a-day formulation of 3TC.

The safety and efficacy of 3TC together with 3TC's ease of administration have successfully established 3TC as the cornerstone of combination therapy in HIV infection and helped pave the way to combine antiretrovirals for maximum clinical benefit and compliance. 3TC is being used in the majority of triple and quadruple combination therapies with other nucleoside analogues, protease inhibitors and non-nucleoside reverse transcriptase inhibitors (NNRTI) and was part of the pivotal clinical trials used as part of the basis for approval of five other HIV antiretroviral agents: the nucleoside analogue abacavir, the NNRTI efavirenz, and the protease inhibitors indinavir, nelfinavir and amprenavir.

3TC is available for sale and marketing in approximately 100 countries and is the most widely prescribed medication for HIV infection and AIDS in the world. Combivir is available for sale and marketing in more than 80 countries. On 24 March 1999, the FDA granted approval for expanded prescribing information on the use of 3TC in infants, children and adolescents. In addition, this approval included an important revision to the indication for use of 3TC in combination with any other antiretroviral agent for the treatment of HIV infection in adults and children.

Resistance to drugs is one of the most significant challenges in HIV/AIDS therapy and viral resistance testing is used increasingly by physicians to detect mutations and help decide whether a patient should switch to a new treatment combination. Data presented at the Third International Workshop on HIV Drug Resistance and Treatment Strategies in San Diego on 24 June 1999 suggests that combination therapies which contain 3TC remain potent and continue to suppress HIV even in the presence of 3TC resistant mutants.


BioChem has licensed to GlaxoSmithKline the worldwide rights, with the exception of Canada, to develop, manufacture and sell 3TC. In Canada, 3TC is sold by BioChem in partnership with GlaxoSmithKline.

In Development


Appearance of drug resistant viruses is an inevitable consequence of prolonged exposure of HIV to antiretroviral therapy. Therefore, it is still necessary to develop alternate drug combinations for the long-term successful treatment of HIV infection. BioChem is focusing its efforts on developing new agents which are effective against existing drug resistant viruses and can be rationally incorporated into novel drug combination therapy. The objective of BioChem's programme is to bring to the market drugs which are potent, well-tolerated and active against strains of virus resistant to current therapies. Two compounds, both novel nucleoside analogue reverse transcriptase inhibitors (NRTIs), are currently being developed, namely BCH-10618 and BCH-13520.


(A) BCH-13520


BCH-13520 has shown significant inhibition of HIV replication for both wild-type and drug resistant viruses. Importantly, in vitro studies have demonstrated that BCH-13520 remains active against clinical isolates of HIV which display phenotypic resistance to marketed NRTI antiretroviral agents such as AZT, 3TC, d4T and abacavir. Resistance of the HIV viruses to BCH-13520 is slow to develop, which is in contrast to the relative speed of emergence of virus grown in the presence of AZT, 3TC or NNRTIs.


In vitro studies have also shown that BCH-13520, when used in combination with 3TC, AZT, Sustiva, d4T, BCH-10618, nevirapine, saquinavir or abacavir, demonstrates additive or slightly synergistic anti-viral activity with most of these agents. These data suggest that BCH-13520 will be able to fit into multi-drug combination regimens. Cytotoxicity and mitochondrial toxicity evaluations of BCH-13520 demonstrate an excellent toxicity profile in vitro. Preliminary results of an in vitro myelotoxicity study indicate that BCH-13520 has a similar profile to 3TC and is 200-fold less toxic than AZT to human bone marrow cells.


In a mouse model of HIV infection, BCH-13520 was able to reduce virus levels in mouse serum by over one log unit following treatment with BCH-13520 at 30 mg/kg/day for 14 days. Pharmacokinetic and acute toxicity studies have been completed with rats tolerating the drug at the highest dose administered (2,000 mg/kg p.o.). A two-week escalating repeat dose toxicity evaluation in rats was also conducted and the product was found to be safe up to 500 mg/kg/ day. In animals, bone marrow cytology abnormalities were observed in the first 14-day study at oral doses of 300 mg/kg and above. Due to the very high bioavailability, drug exposure was found to be higher than expected and a follow-on 28-day oral study is presently ongoing using lower doses to identify the no-adverse effect dose level. No adverse effect dose level has been identified for intravenous administration in this species at 40 mg/kg.

Taken together, the data indicates that BCH-13520 is a candidate worthy of advancing into clinical evaluation for the treatment of HIV infection. The pre-clinical long-term Good Laboratory Practice safety studies are currently underway. BioChem plans to submit an IND to begin Phase I trials in the third quarter of 2001.

(B) BCH-10618 ((-)dOTC)


BCH-10618 has been shown to stop the replication of the HIV virus in vitro and BCH-10618 appears to be capable of inhibiting the replication of HIV viruses that have become resistant to 3TC, AZT, d4T and abacavir and to some protease inhibitors. In addition, based on in vitro studies, in contrast to 3TC, resistance to BCH-10618 appears slow to develop and when mutations do emerge in the virus, they confer little to no diminished sensitivity to BCH-10618. BioChem believes these properties may give BCH-10618 a role in the treatment of both HIV-infected patients in whom standard triple combination regimens are no longer effective and in patients who have never received anti-HIV therapy (first-line therapy). Investigation of the toxicity profile of BCH-10618 in animals is currently underway. BioChem plans to submit an IND amendment to begin Phase I trials in the second quarter of 2001.

Hepatitis B


Data from the WHO indicate that over 2 billion people worldwide have been, at some point, infected with the hepatitis B virus. Of these 2 billion, there are over 350 million people chronically infected (WHO 1996), 75 per cent of whom are found in the Asia-Pacific region. There are some 25 million chronic carriers of HBV in industrialised countries with developed economies and healthcare programmes. These chronic carriers are at high risk of developing chronic active hepatitis, which kills up to 2 million persons per year. The WHO estimated that as many as 25 to 35 per cent of individuals who become chronic carriers will eventually die as a result of their hepatitis B infection from cirrhosis or hepatocellular carcinoma (liver cancer). Vaccines to prevent hepatitis B are currently available; however, they have not been shown to be effective in those already infected with the virus.

Alpha interferon was previously the only widely approved treatment for patients with chronic active hepatitis B. It is administered by injection, is only successful in controlling the virus in a minority of patients and is associated with undesirable side-effects such as flu-like symptoms. Moreover, Alpha interferon has poorer efficacy in the majority of chronic hepatitis B patients who are located in the Asia-Pacific region and who could be presumed to have acquired the disease perinatally or at a young age. This usually leads to an immune tolerance state of disease where an immunostimulant such as alpha interferon works poorly. BioChem believes a significant market opportunity exists for an effective and safe oral anti-viral therapy against chronic hepatitis B, especially for a product with proven efficacy in immune tolerant chronic hepatitis B patients, such as the vast majority of hepatitis B patients in the Asia-Pacific region.


Product on the Market -- Zeffix


Zeffix, also available as Epivir-HBV in the United States, as Heptovir in Canada, as Heptodin in China and as Zefix in Japan, has been developed with GlaxoSmithKline as an oral treatment for chronic hepatitis B infection and for the prevention of liver graft reinfection.


GlaxoSmithKline conducted numerous Phase III clinical trials of Zeffix as a treatment for chronic hepatitis B infection. Clinical trial sites included countries in the Asia/Pacific region, Europe, Australia, South Africa, Canada and the United States. Most of these trials were for a duration of one year of treatment with follow-up periods ranging from three months to two years. A longer trial for up to five years of Zeffix treatment was completed in Asia. Results from several clinical trials to date showed that:

(1) Zeffix therapy after one year of treatment in a non-Asian trial results in similar seroconversion rates as a standard course of interferon (Intron A) and a course of Zeffix and interferon combined.


(2) Asian patients have been found to respond as well to Zeffix as Caucasians.


(3) The seroconversion rate is cumulative with duration of Zeffix treatment. 73 per cent of patients with active liver disease (ALT of twice the upper limit of normal level) successfully seroconverted at year four.


(4) On extended Zeffix treatment, mutant virus showing changes in the YMDD locus of the virus polymerase emerges in a number of patients. Patients from the long term Asian trial who had a mutated form of the hepatitis B virus for up to three years continued to have reduced levels of ALT and HBV, suggesting that despite the presence of a mutated form of the virus, patients may still obtain benefits from Zeffix.


(5) Zeffix significantly improves liver inflammation, reduces progression of fibrosis and improves fibrosis compared to placebo.


(6) Interim results from an international study demonstrate a regression in cirrhosis in 64 per cent of patients with pre-existing cirrhosis following two or more years of treatment with Zeffix.


(7) Zeffix monotherapy is effective in a specific group of patients with a form of the disease known as "pre-core mutant hepatitis B".

(8) Response is sustained after stopping Zeffix therapy in a majority of patients who had achieved seroconversion.

(9) The overall safety profile of Zeffix is excellent with side effects similar to placebo during the one year Phase III treatment period.

Overall these data support the broad utility of Zeffix as a safe and effective drug for treating a wide range of patients with chronic hepatitis B. At the end of August 2000, the Asia Pacific Consensus Group on the Prevention and Management of Chronic Hepatitis B and C in association with the Journal of Gastroenterology and

Hepathology endorsed Zeffix as a key treatment option for a broad range of chronic hepatitis B patients. The Asia Pacific guidelines recommend that hepatitis B patients with active liver disease, liver failure, or recurrent disease after liver transplantation should be treated with Zeffix.

First approved in the Philippines and in Canada in August and November 1998, respectively, Zeffix has been approved and launched through 1999 in the United States of America, Hong Kong, Singapore, China, South Korea, some European Union countries and Taiwan and more recently in Japan. As of December 2000, Zeffix had been approved in 69 countries and launched in 45. On 20 November 2000, GlaxoSmithKline launched Zeffix in Japan. Provision of drug information to medical institutions regarding Zeffix in Japan is carried out by GlaxoSmithKline K.K. with Ajinomoto Pharma Co. Ltd., through co-promotion, as Ajinomoto Pharma has experience in liver disease.


Pursuant to agreements entered into with GlaxoSmithKline, BioChem has licensed to GlaxoSmithKline the worldwide rights, with the exception of Canada, to develop, manufacture and sell Zeffix. In Canada, Zeffix is sold by BioChem in partnership with GlaxoSmithKline, under the tradename Heptovir.

Pain Control


The pain control or pain management market is divided into the acute (short-term) and chronic (longer-term, persistent) pain market and along the lines of mild, moderate and severe pain. The injectable/intravenous forms of these analgesics are generally used for pain management in the acute setting, such as post-operative or trauma pain.

Chronic pain (chronic headache, lower back pain, cancer pain, arthritis pain and other disorders such as neuralgias and neuropathies) has been described as one of the most costly health problems in America. More than 30 million Americans visit physicians for chronic pain each year (D&MD-Pain Therapeutics:
A Revolution in the Making). It is estimated that in the United States of America alone, the annual direct and indirect cost is close to $70 billion (International Association for the Study of Pain). Many chronic pain conditions, such as arthritis and cancer pain, affect older adults. With the world population generally living longer, the incidence of cancer and arthritis-associated pain is expected to increase, as is the growing demand for potent and safe novel agents to manage moderate to severe pain.

Development Project -- frakefamide (BCH-3963)

Further to an agreement signed between BioChem and AstraZeneca, AstraZeneca is presently developing a peripherally acting m-opioid receptor agonist, frakefamide, discovered by BioChem and intended for the treatment of acute and chronic pain.

Opioids such as morphine are the cornerstone in clinical pain treatment in spite of the development of tolerance and their undesirable side effects due to their action on the central nervous system. The traditionally held view was that opioid analgesia was mediated exclusively within the CNS. However, recent research has shown that analgesia at the site of inflammation can be initiated by the activation of opioid receptors located outside the CNS. Particularly, it has been demonstrated that the agonists that have a preference for m-receptors are generally the most potent. With that rationale, BioChem scientists discovered frakefamide which is highly selective for the m-opioid receptor and which does not penetrate the CNS. In animal models, frakefamide has exhibited potency similar to morphine but without the dependence, tolerance or other CNS associated side effects.

AstraZeneca completed four Phase I studies with an injectable (i.v.) formulation. The results of these studies showed that frakefamide was well tolerated with no CNS side effects or respiratory depression and suggested that it was 10 times more potent than morphine as measured by a surrogate marker. In 1999, AstraZeneca initiated Phase II clinical trials to evaluate the analgesic potential of frakefamide.

There is a large unmet need in the management of acute pain following surgery and frakefamide has the potential to become an important drug in this setting. The Phase II studies should be completed in early 2001 and additional clinical trial programmes with the injectable (i.v.) formulation in the management of post-operative pain are planned to be initiated thereafter.

Bladder Cancer

Bladder cancer is the sixth most common cancer (other than skin cancer) in the United States according to the American Cancer Society. While progress has been made in the prevention and treatment of bladder cancer, the American Cancer Society estimated that in 2000 over 54,000 Americans would be diagnosed with transitional cell carcinoma of the bladder and more than 12,000 people with recurrent or acute disease would die from it.

Product on the Market -- PACIS

BioChem has developed a BCG (Bacillus Calmette-Guerin) immunotherapeutic that has demonstrated efficacy in the treatment of superficial bladder cancers. The American Urology Association recommends the use of BCG immunotherapeutics as first line therapy for superficial bladder cancer. BioChem's BCG product is marketed, through exclusive distributorships, under the trademark PACIS and as of 31 December 1999, was registered in Canada, Argentina and the Philippines. On 9 March 2000, the FDA approved PACIS for sale in the United States of America as a first line treatment for carcinoma in situ of the urinary bladder.


Cancer Chemotherapy

Epidemiological data (Eur J Cancer 35(1):24-31 1999 UI: 99227530 Abstract) confirm that each year, there are an estimated 10 million new cases of cancer diagnosed globally, and this is expected to rise steadily to 20 million by the year 2020. Over 6.2 million people worldwide died of cancer in 1997. The leading causes of cancer deaths are attributed to lung (1.1 million), stomach (765,000), colon and rectum (505,000), and breast (385,000).

The worldwide cancer market including anti-emetics and other adjuvants was valued at over $23 billion in 1999, or about 6 per cent of the global pharmaceutical market (IMS World 2000, Annual Review of Pharmaceutical Industry Performance). In 1999, the cancer market grew by approximately 17 per cent over the previous year, 1998 (Datamonitor SPRINT Sales 2000).


Development Project -- Troxatyl (troxacitabine or BCH-4556)

Troxatyl is a nucleoside analogue being developed to treat various forms of cancer. A few nucleoside analogues, such as gemcitabine and Ara-C, are used in the treatment of certain cancers. Troxatyl is a nucleoside analogue that BioChem believes will provide significant benefits in treating various forms of cancer due to its novel structure and mechanism of action. BioChem plans to administer Troxatyl initially by intravenous injection.

Three Phase I safety and pharmacokinetic studies have been completed in a total of 104 advanced stage cancer patients with solid tumours. The drug was well tolerated with myelosuppression and skin toxicity (rash and the hand-foot syndrome) as the main side effects. Major clinical responses were seen in three patients with malignant melanoma, hypernephroma and a carcinoma of unknown origin. Based on these encouraging results, BioChem has completed a pilot Phase II clinical trial program with Troxatyl in various types of solid tumours (e.g. renal, prostate, colorectal, non-small-cell lung, pancreatic, melanoma) using the once every three weeks administration schedule. Preliminary evidence of activity was seen in the renal and pancreatic cancer trials. BioChem is now investigating the therapeutic effects of Troxatyl using an alternate daily times five monthly administration schedule in pancreatic cancer. Additional trials are planned and BioChem will then focus its Phase III programme on the solid tumours where activity has been identified. Since, in clinical practice, cancers are treated mainly by using combinations of chemotherapeutic agents, BioChem is also performing, in parallel, two pilot combination chemotherapy Phase I trials of Troxatyl with either cisplatin or paclitaxel in solid tumours. A Phase I safety and pharmacokinetic study in refractory acute leukemia patients has also been completed at the MD Anderson Cancer Center in Houston, Texas. Thirty-one patients with acute myelogenous leukemia (AML) were treated and a specific recommended dose was defined for this patient population. Again, the drug was well tolerated with skin toxicity and mucositis as the main non-haematologic side effects. In addition, Troxatyl showed promising signs of antileukemic activity in this heavily pretreated population of patients: 4/30 evaluable patients had major (complete and partial) responses and 73 per cent showed a significant decrease in their leukemic cells following therapy. BioChem is now following up on these results and has initiated testing four different Troxatyl combination regimens with either idarubicin, topotecan, Ara-C or Mylotarg. BioChem believes that these trials will optimise the antileukemic activity of Troxatyl and set the groundwork for subsequent Phase III trials. Four patients out of 13 evaluable with chronic myelogenous leukemia in blastic phase (CML-BP) achieved a return to chronic phase disease and three others achieved a major haematologic response. BioChem is now following up on these promising results by testing single agent Troxatyl in a North American multicentre trial involving 50 CML-BP patients. The FDA will be consulted in the second quarter of 2001 to determine Troxatyl's registration strategy in this patient population.


Vaccine Products

BioChem is engaged in the research and development of vaccines for human use. BioChem currently manufactures and markets in Canada a split influenza virus vaccine. In 1997, BioChem also started to export its split influenza vaccine to Argentina following the signing of a distribution agreement with Argent C. Comercio Internacional S.A.

BioChem has a new vaccine production centre in Ste-Foy in the Quebec City area. This centre has an overall area of approximately 118,000 square feet and houses production, quality-control laboratories and warehousing as well as administrative offices. Commercial vaccine production in Ste-Foy started in 1998.


BioChem recently initiated vaccine development operations in the United States. This development unit was created in order to develop BioChem's current and future vaccine pipeline. It began operations in October 1998 in Northborough, Massachusetts, in a 62,000-square-foot facility. The facility houses process research and development, analytical research and development, a cGMP Pilot Plant for the preparation of clinical lots, clinical development, regulatory affairs, project planning and management, and administration. BioChem's vaccine development facility in Northborough, Massachusetts became fully operational in 1999. The first vaccine candidate developed at this location is designed to protect against bacterial meningitis caused by N. meningitidis.


The following table presents the pipeline of BioChem's most advanced vaccine products:



                                                  Principal
Product(s)                                        indication(s)             Status                Market by

Fluviral S/F                                      Influenza                 On the market         BioChem
Injectable influenza vaccine derived from cell    Influenza                 Phase I/II            BioChem/GlaxoSmithKline
  culture
Nasal influenza vaccine derived from cell         Influenza                 Phase I               BioChem/GlaxoSmithKline
  culture
Neisseria meningitidis vaccine                    Meningitis, septicemia    Phase I               BioChem
                                                                            Pre-clinical          BioChem
Pseudomonas aeruginosa vaccine                    Bacteremia,               Pre-clinical          BioChem/Cytovax
                                                  opportunistic
Streptococcus pneumoniae vaccine                  Pneumonia, meningitis,    Pre-clinical          BioChem
                                                  otitis media


Development Projects

Injectable and nasal cell culture-based influenza vaccines


BioChem has developed a new cell culture-based influenza vaccine using a novel proprietary cell line and high-cell-density microcarrier technology. BioChem believes that this manufacturing technology will enable a more profitable and productive process and better flexibility in the case of increased demand for an influenza vaccine, which would be required during a pandemic. BioChem completed a Phase I clinical trial in April 1997 in Canada of a vaccine produced with the cell-culture process. The results of this trial showed that the safety and immunogenicity of the new vaccine were equivalent to those of the conventional egg-derived vaccine. BioChem began a Phase II clinical trial programme in Canada in November 1997 that included three trials with 1,000 volunteers. The objective of these trials was to compare the immunogenicity and safety of the new vaccine with BioChem's commercially available egg-derived vaccine in three patient populations: young adults, the elderly and children. The results of these studies demonstrated in all three populations that this novel vaccine was as safe and as immunogenic as the conventional vaccine for all three viral strains.

BioChem and GlaxoSmithKline finalised in December 1998 an alliance covering BioChem's cell culture technology for influenza vaccine and nasal delivery technologies. The technologies were transferred from BioChem to GlaxoSmithKline during 1999. Under the terms of this agreement, BioChem and GlaxoSmithKline will co-operate in marketing the products in the United States, after a period of joint development by both parties. GlaxoSmithKline holds exclusive marketing rights in Europe and in the rest of the world. Furthermore, GlaxoSmithKline will manufacture products that are intended for various global markets, except Canada. Proceeds from the sale of the vaccines in the United States and in the rest of the world, excluding Canada, will be allocated among the two partners according to a predetermined formula. In Canada, BioChem will maintain exclusive rights to the vaccines, including production and marketing rights. Once approved, this new cell-culture manufacturing technology should allow BioChem to produce the vaccines more rapidly and in the event of a pandemic, to manufacture the vaccines in greater volume with less lead time. If any of the nasal delivery technologies proves successful, it should eliminate the discomfort associated with injectable vaccines and confer mucosal immunity in addition to systemic immunity. GlaxoSmithKline conducts all technical and clinical development.

Recombinant protein bacterial vaccines

Effective vaccines stimulate protective immunity. Through a research collaboration with the Vaccine Research Unit of the Laval University Hospital Research Center, BioChem conducts research and development of recombinant protein vaccines against numerous bacterial infections for which no vaccines are currently available or for which vaccines exist but with less-than-optimal efficacy or market attractiveness.


Many of the target bacteria for which BioChem is researching or developing vaccines are encapsulated with polysaccharide. Capsular polysaccharides usually are effective vaccine antigens. However, polysaccharide vaccines suffer from the shortcomings that they stimulate only short-term immunity, no immune memory and are poorly immunogenic in young children. Furthermore, there is significant antigenic variation among the capsular polysaccharides of different strains of the same bacteria. Consequently, numerous polysaccharide antigens must be administered to protect against multiple strains of an encapsulated bacterium. To overcome some of these limitations, polysaccharide conjugate vaccines have been and are being developed. However, because of the limited number of conjugate vaccines that can be combined in a single dose, current conjugate vaccines provide protection against only a limited number of strains of a bacterium.

BioChem has adopted the strategy of identifying specific bacterial proteins for each pathogen that is able to elicit a broad immune response against all strains of the pathogen and that would be immunogenic in young children while eliciting immune memory. Furthermore, such vaccines should be easier and less expensive to manufacture and could be combined more easily with vaccines that protect against other infectious diseases. BioChem is in development stage against the following three bacterial infections:


(A) Neisseria meningitidis


N. meningitidis causes over 300,000 cases of endemic and epidemic disease worldwide, mostly meningitis and septicemia. N. meningitidis is becoming the most common cause of bacterial meningitis in the United States affecting approximately 3,000 people each year. The case-fatality rate is approximately 10 per cent for meningitis and 20 per cent for septicemia, despite antibiotic therapy. Serogroup B, for which no vaccine exists, accounts for approximately 30 to 40 per cent of all cases of infection by N. meningitidis. The current polysaccharide vaccine has antigens for only four (A, C, W135 and Y) of the 12
N. meningitidis serogroups. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines. There are no Serogroup C conjugate vaccines licensed in the UK.

The protein discovered by BioChem appears to hold potential for the development of a vaccine against all N. meningitidis strains, including Serogroup B. This protein is present in all meningococcal isolates and is exposed at the surface of intact meningococcal bacteria, where it is accessible to antibodies. Immunisation of mice with the purified recombinant protein confers protection against lethal N. meningitidis infection. The serum antibodies obtained from the immunised mice kill N. meningitidis cells. This type of bactericidal activity is generally recognised as being indicative of clinical protection against N. meningitidis infection. BioChem has developed a clinical-trial-scale manufacturing process and conducted a Phase I clinical trial in Canada from November 1999 into 2000. The data from this clinical trial demonstrated that the vaccine was generally well tolerated and immunogenic and was able to elicit serum bactericidal antibodies. Additional clinical studies will be performed on an improved formulation of the vaccine.


(B) Streptococcus pneumoniae


S. pneumoniae infections are among the leading causes worldwide of illness and death in young children, persons with underlying debilitating medical conditions and the elderly. S. pneumoniae infections have accounted annually for 3,000 to 5,000 cases of meningitis, 200,000 to 600,000 cases of pneumonia and 7,000,000 to 10,000,000 cases of acute otitis media in the United States alone. According to the CDC, the case fatality rates for some immunocompromised and other high-risk patients have been reported to be higher than 55 per cent for meningitis and 40 per cent for pneumonia, despite appropriate antibiotic therapy. In children, S. pneumoniae causes 30 to 50 per cent of all cases of otitis media. Increased resistance to penicillin and other antibiotics has spread rapidly, such that there is an increased need for effective pneumococcal vaccines. S. pneumoniae strains are divided into at least 90 serologically capsular polysaccharide types. A polysaccharide vaccine against the 23 most common serotypes is available but is no more than 60 per cent effective in preventing pneumococcal meningitis in adults but is poorly effective in infants under two years of age and in preventing pneumonia in the elderly; it is not currently used to prevent otitis media. An heptavalent conjugate vaccine composed of seven polysaccharides coupled to a protein carrier was approved by the FDA in February 2000 for immunisation of infants under age two. However, this product would cover only 60 to 75 per cent of disease-causing serotypes and is technically complex to produce, such that it may be difficult to combine with other vaccines. Moreover, it is not indicated for use in adults, and its effectiveness in preventing ear infections has not been documented by the FDA. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines.

BioChem has discovered proteins that appear to hold great potential for the development of a new vaccine against all serotypes of pneumococcal infections. These proteins are highly immunogenic in mice. Immunised mice were protected against a lethal challenge in both bacteremia and pneumonia models of infection. Sera from immunised rabbits and monkeys also can protect mice against lethal challenge. These proteins are conserved antigenically among pneumococcal isolates, exposed at the pneumococcal surface and accessible to protective antibodies. Therefore, BioChem believes that these proteins have the necessary characteristics to be considered potential candidates for the development of a broad-range vaccine for preventing pneumococcal infections.


(C) Pseudomonas aeruginosa

P. aeruginosa are ubiquitous bacteria that cause primarily opportunistic infections in hosts who are compromised in their health status. The bacteria are prevalent in moist areas in hospital settings. Infection can lead to serious and sometimes life-threatening diseases in immunocompromised people. The prevalence of antibiotic resistance is high and increasing. Other groups are developing polysaccharide conjugate vaccines and protein-based vaccines.


BioChem initiated a collaboration with Cytovax Biotechnologies. Scientists at the University of Alberta had been conducting research on the pili of P. aeruginosa, which are appendages responsible for bacterial attachment to cells. Cytovax proprietary "Anti-Adhesion Platform Technology" could prevent infection by blocking the adhesion of pathogens onto human mucosal cells. Based on the pili tip sequences Cytovax has developed a consensus sequence peptide vaccine which can elicit protective immunity against experimental infection. Cytovax and BioChem are collaborating in research, analytical, process, clinical, and regulatory issues.


Computer-Assisted Detection Products


In July 1998, BioChem began investing in a new technology platform developed by Qualia Computing, Inc. ("Qualia"), a privately held US medical computer science company. BioChem obtained exclusive rights to commercialise any life science product developed from this platform. The Qualia technology platform is a cognitive system that utilises artificial intelligence, artificial neural networks and advanced information processing technologies to solve complex problems in the life science area. BioChem formed a new company, CADx Medical Systems Inc. ("CADx") in July 1999 to develop the technology into products and to commercialise the products on a worldwide basis. CADx develops products that focus on the clinical and industrial applications of this technology. The first commercial product is Second Look, a computer-assisted detection system for mammography designed to assist the radiologist in the earlier diagnosis of breast cancer. Commercialisation of Second Look started in mid-1999. Potential applications of this technology platform currently being investigated include cardiovascular disease diagnostic, drug design, lead optimisation and genomics.


Investments

GeneChem

In March 1997, BioChem agreed to make an investment of CAN$30 million in GeneChem Technologies Venture Fund L.P., a venture capital fund sponsored by BioChem's newly created subsidiary, GeneChem Financial Corporation. This CAN$100 million fund invests in advanced academic research projects and early-stage private or public companies in the area of genomics and related technologies for human application. BioChem's partners in this fund are a select group of financial investors. As of 31 December 2000, CAN$21 million had been invested in GeneChem Technologies Venture Fund, L.P. by BioChem.


On 14 September 2000, BioChem entered into an agreement to invest CAN$15 million in GeneChem Therapeutic Venture Fund L.P., a new CAN$136.5 million capital fund. GeneChem Therapeutic Venture Fund L.P. will invest in genomics companies focusing on cancer and infectious diseases. The general partner of GeneChem Technologies Venture Fund L.P. and GeneChem Therapeutics Venture Fund L.P. are respectively GeneChem Enterprise Inc. and GeneChem Therapeutics Inc., two indirect subsidiaries of BioChem, and the manager of each is GeneChem Management Inc., also an indirect subsidiary of BioChem.

                                    PART III

            BioChem historical financial results under Canadian GAAP

                   for the three years ended 31 December 2000


The financial information contained in this Part III is extracted from the audited consolidated financial statements of BioChem (referred to as "the company" in this Part III) for each of the three years in the periods ended
31 December 2000, 1999 and 1998 filed on Form 20-F pursuant to the US Securities Exchange Act of 1934 for 1998 and 1999, and to be filed on Form 6-K for 2000. The financial information has been prepared in accordance with Canadian GAAP in Canadian dollars.

The 1998 comparatives to the 1999 financial statements were restated and included within the company's audited financial statements for 1999 and 2000 in order to be comparable to the periods ended 31 December 1999 and 2000 for the following reasons: (a) to reflect the continuing operations following the divestiture of the diagnostic operations, in March 2000; and (b) to reflect the disclosure requirements related to the Canadian Institute of Chartered Accountants' recommendations relating to the presentation of cash flow statements. The financial information for 1998, as contained within this section, has been extracted without material adjustment from the restated comparatives.

The independent public accountants of BioChem for the years ended 31 December 2000, 1999 and 1998 were Raymond Chabot Grant Thornton who have issued unqualified audit opinions on each of those three financial years.

                      Consolidated Statements of Earnings
              for the years ended 31 December 2000, 1999 and 1998
                  (in thousands except per share information)



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Revenue
Sales                                                                                     32,885            23,412           22,094
Royalties                                                                                195,588           172,588          154,122
Research and development contracts                                                        66,812            79,923           33,718
Investment and other                                                                      29,839            14,352           15,031
                                                                                   -------------     -------------    -------------
                                                                                         325,124           290,275          224,965
                                                                                   -------------     -------------    -------------
Expenses
Cost of sales                                                                             19,626            14,223           11,812
Selling and distribution                                                                  14,251             6,089            3,933
Administrative                                                                            26,003            19,992           27,317
Research and development (note 6)                                                         71,834            87,498           49,116
Financial (note 6)                                                                         4,438              (918)            (114)
                                                                                   -------------     -------------    -------------
                                                                                         136,152           126,884           92,064
                                                                                   -------------     -------------    -------------
Earnings before depreciation, amortisation and other                                     188,972           163,391          132,901
Depreciation and amortisation (note 6)                                                   (11,159)           (8,282)          (6,952)
                                                                                   -------------     -------------    -------------
Earnings before income taxes and other                                                   177,813           155,109          125,949
Net gain on sale of long-term investments                                                141,220            24,181               --
Income taxes (note 7)                                                                    (13,923)          (12,091)          (9,479)
Non-controlling interest                                                                      --                --            1,428
Share of loss of a company subject to significant influence                               (5,659)               --               --
                                                                                   -------------     -------------    -------------
Earnings from continuing operations                                                      299,451           167,199          117,898
Loss from discontinued operations (note 4)                                                    --           (18,097)          (3,124)
                                                                                   -------------     -------------    -------------
Net earnings                                                                             299,451           149,102          114,774
                                                                                   =============     =============    =============
Basic earnings per common share
 Continuing operations                                                                      2.95              1.59             1.09
 Net earnings                                                                               2.95              1.42             1.06

Diluted earnings per common share
 Continuing operations                                                                      2.87              1.57             1.09
 Net earnings                                                                               2.87              1.41             1.06



The accompanying notes are an integral part of the consolidated financial statements.

                  Consolidated Statements of Retained Earnings
              for the years ended 31 December 2000, 1999 and 1998
                                 (in thousands)




                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Retained earnings (deficit), beginning of year                                           (14,582)           45,813           81,039
Net earnings                                                                             299,451           149,102          114,774
Premium on repurchase of common shares (note 15)                                              --          (209,497)              --
Reduction arising from the distribution of the CliniChem Class A shares                       --                --         (150,000)
                                                                                   -------------     -------------    -------------
Retained earnings (deficit), end of year                                                 284,869           (14,582)          45,813
                                                                                   =============     =============    =============



The accompanying notes are an integral part of the consolidated financial statements.

                          Consolidated Balance Sheets
                     As at 31 December 2000, 1999 and 1998
                                 (in thousands)




                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Assets
Current assets
 Cash and cash equivalents                                                                70,018            68,791           53,801
 Temporary investments                                                                   346,066            81,460          120,295
 Accounts receivable (note 8)                                                             75,604            83,331           64,871
 Inventories (note 9)                                                                      3,754             3,236            2,312
 Prepaid expenses                                                                          2,473             3,089            2,464
 Current assets of discontinued operations                                                    --            89,620          123,586
                                                                                   -------------     -------------    -------------
                                                                                         497,915           329,527          367,329

Long-term investments (note 10)                                                          103,681           110,324          103,746
Net assets of business transferred under contractual arrangements (note 4)                53,776                --               --
Property, plant and equipment, net (note 11)                                             127,867           115,110           81,593
Other assets (note 12)                                                                    84,822            35,758           28,031
Non-current assets of discontinued operations                                                 --            33,998           51,863
                                                                                   -------------     -------------    -------------
                                                                                         868,061           624,717          632,562
                                                                                   =============     =============    =============
Liabilities
Current liabilities
 Bank indebtedness                                                                            --                --            2,276
 Accounts payable and accrued liabilities (note 13)                                       54,111            45,314           25,122
 Current portion of long-term debt (note 14)                                             120,560               600              942
 Current liabilities of discontinued operations                                               --            42,558           67,906
                                                                                   -------------     -------------    -------------
                                                                                         174,671            88,472           96,246
Long-term debt (note 14)                                                                   8,550           124,614           12,470
Non-current liabilities of discontinued operations                                            --            34,767           45,225
                                                                                   -------------     -------------    -------------
                                                                                         183,221           247,853          153,941
                                                                                   -------------     -------------    -------------
Shareholders' Equity
Capital stock (note 15)                                                                  391,261           382,174          408,365
Contributed surplus (note 15)                                                              9,451             9,451           10,199
Retained earnings (note 15)                                                              284,869           (14,582)          45,813
Foreign currency translation adjustment (note 16)                                           (741)             (179)          14,244
                                                                                   -------------     -------------    -------------
                                                                                         684,840           376,864          478,621
                                                                                   -------------     -------------    -------------
                                                                                         868,061           624,717          632,562
                                                                                   =============     =============    =============



The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,






Francesco Bellini, Director
Roderick L. Henry, Director

                     Consolidated Statements of Cash Flows
              for the years ended 31 December 2000, 1999 and 1998
                                 (in thousands)




                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Continuing operating activities
Net earnings                                                                             299,451           149,102          114,774
Loss from discontinued operations                                                             --           (18,097)          (3,124)
                                                                                   -------------     -------------    -------------
Earnings from continuing operations                                                      299,451           167,199          117,898
Non-cash items (note 17)                                                                (123,739)          (17,385)           6,279
                                                                                   -------------     -------------    -------------
Operating cash flow                                                                      175,712           149,814          124,177
Changes in non-cash working capital items (note 17)                                       (2,562)          (10,811)         (12,586)
                                                                                   -------------     -------------    -------------
                                                                                         173,150           139,003          111,591
                                                                                   -------------     -------------    -------------
Investing activities
Maturity of temporary investments                                                         97,319           120,295           90,757
Purchase of temporary investments                                                       (361,925)          (81,460)        (146,264)
Business acquisition, net of cash acquired (note 5)                                      (37,045)               --               --
Acquisition of long-term investments                                                     (19,910)          (16,284)         (38,014)
Proceeds from sale of long-term investments                                              183,110            31,804               --
Acquisition of non-controlling interest                                                       --                --          (16,214)
Capital expenditures                                                                     (27,014)          (33,528)         (17,904)
Disposal of property, plant and equipment                                                     --             1,048               --
Acquisition of intangible assets                                                          (9,888)           (7,543)          (4,144)
Other                                                                                     (2,670)           (2,082)          (1,336)
                                                                                   -------------     -------------    -------------
                                                                                        (178,023)           12,250         (133,119)
                                                                                   -------------     -------------    -------------
Financing activities
Increase (decrease) in bank indebtedness                                                      --            (2,276)           2,016
Increase in long-term debt                                                                    --                --            1,498
Repayment of long-term debt                                                                 (600)           (3,660)          (8,089)
Issuance of common shares                                                                  9,087             4,050            3,934
Repurchase of common shares                                                                   --          (121,158)              --
Distribution of the CliniChem Class A shares                                                  --                --         (150,000)
                                                                                   -------------     -------------    -------------
                                                                                           8,487          (123,044)        (150,641)
                                                                                   -------------     -------------    -------------
Foreign currency translation adjustment                                                      148            (2,900)           2,201
                                                                                   -------------     -------------    -------------
Cash flows related to continuing operations                                                3,762            25,309         (169,968)
Cash flows related to discontinued operations                                             (2,535)          (10,319)           2,371
                                                                                   -------------     -------------    -------------
Increase (decrease) in cash and cash equivalents                                           1,227            14,990         (167,597)
Cash and cash equivalents, beginning of year                                              68,791            53,801          221,398
                                                                                   -------------     -------------    -------------
Cash and cash equivalents, end of year                                                    70,018            68,791           53,801
                                                                                   =============     =============    =============
Pre-acquisition free cash flow                                                           133,578            96,898           88,207
                                                                                   =============     =============    =============



Pre-acquisition free cash flow includes cash flow from operating activities after deducting capital expenditures, disposal of property, plant and equipment, acquisition of intangible assets and other items in investing activities.

Supplemental information (note 17).

The accompanying notes are an integral part of the consolidated financial statements.

                   Notes to Consolidated Financial Statements


        (tabular amounts are in thousands except per share information)

1.  Nature of operations


The company is a biopharmaceutical company dedicated to the research, development and commercialisation of innovative products for the prevention and treatment of human diseases with a focus in the anti-infective and anticancer areas.

2.  Significant accounting policies

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. The financial statements differ in certain respects from generally accepted accounting principles in the United States, as described in note 22.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. They include the accounts of the company and all of its subsidiaries in which a controlling interest is maintained. Investments in affiliates over which the company has significant influence but not a controlling interest are accounted for under the equity method. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in Canada, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenue from sales of the company's therapeutic products and vaccines are recognised upon shipment of the product.

Royalty revenue is recognised as sales of the licensed products are made by the licensee, under the terms of the royalty agreement.

Research and development contract revenues are recorded on the basis of direct costs incurred in addition to indirect costs and a portion of overhead expenses. Research and development contract revenues also include milestone revenue relating to research and development agreements, which are recognised when milestones are attained.

Research and development

Research and development expenses are recognised as incurred, net of related tax credits, and include a share of administrative expenses.

Income taxes - Change in accounting policy

During the year, the company adopted, on a retroactive basis, the new recommendations issued by the Canadian Institute of Chartered Accountants with respect to income taxes. However, it did not restate the financial statements for previous years. Under the new standards income taxes are calculated based on the liability method. Under this method, future tax assets and liabilities are recognised as estimated taxes for recovery or settlement arising from the recovery or settlement of assets and liabilities recorded at their financial statement carrying amounts. Future tax assets and liabilities are measured based on enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which these temporary differences are expected to reverse. In the past, the company used the deferral method of tax allocation of accounting. This change in accounting policy has had no significant impact.

Earnings per common share

Basic and diluted earnings per common share are calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share give effect to the potential exercise of outstanding stock purchase options.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at year-end and non-monetary items are translated at historical exchange rates. Operating revenue and expenses are translated at average exchange rates prevailing during the year. Gains or losses arising from these translations are included in earnings, with the exception of unrealised foreign exchange gains or losses on long-term monetary items, which are amortised over the remaining period of the related items.

Assets and liabilities of self-sustaining foreign operations are translated at the exchange rate in effect at year-end. Operating revenue and expense items are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are deferred and disclosed separately as part of shareholders' equity and are recognised in earnings when the interest in the foreign operations is reduced.

Cash and cash equivalents

Cash and cash equivalents which consist primarily of highly liquid bank term deposits and commercial paper are restricted to investments which have an original maturity of three months or less. Investments which have an original maturity of more than three months are disclosed as temporary investments.

Inventory valuation

The raw materials inventory is valued at the lower of cost and replacement cost. The finished goods and work-in-process inventories are valued at the lower of cost and net realisable value. Cost is determined using the first in, first out method.

Long-term investments

Long-term investments are recorded at acquisition cost. When there has been a decrease in value of a long-term investment that is other than a temporary decline, the investment is written down to recognise the loss.

Property, plant and equipment

Property, plant and equipment are recorded at cost. The cost of construction in progress is transferred to the appropriate category as construction projects are completed. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to expenses over their estimated service lives using declining and straight-line basis. Depreciation is calculated as follows:


                                       Methods                           Annual rates
Buildings                              Declining balance                 5 per cent. to 10 per cent.
Equipment                              Declining balance                 10 per cent. to 40 per cent.
Leasehold improvements                 Straight-line                     Over the lease terms


Each year the company assesses the impairment of property, plant and equipment and when events or changes in circumstances indicate that the carrying value may not be recoverable, a determination of impairment is made based on estimates of future cash flows. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalised. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to expenses.

Other assets

Intangible assets consist primarily of rights, licences and patents as well as acquired commercialised products. Rights, licences and patents include acquisition costs, patent registration costs and other expenses incurred to obtain the licences necessary to commercialise and manufacture products. Intangible assets are amortised on a straight-line basis over periods ranging from 5 to 10 years, commencing in the year in which the product is commercialised.

Goodwill represents the excess of the cost of acquisitions over the fair value of the net identifiable assets acquired. Goodwill is amortised on a straight-line basis over a period of 20 years, ending in 2018.

Acquired in-process research and development are stated at cost. Amortisation is provided for on a straight-line basis over estimated useful lives not to exceed twenty years, commencing in the year in which the products are commercialised. Acquired in-process research and development is periodically reviewed to determine recoverability by comparing carrying value to expected future cash flows.

The value of other assets is evaluated for any impairment in value on a recurring basis. The evaluation consists of a review of the undiscounted future cash flow of the underlying assets. Any permanent impairment in the carrying value is charged to earnings in the year incurred. There have been no adjustments to the carrying values of other assets resulting from these evaluations.

Stock option plan

The company has granted stock options as described in Note 15. No expense is recognised when stock options are granted. Any consideration received on exercise of stock options is credited to capital stock.

Derivative financial instruments

Derivative financial instruments are utilised by the company to hedge a promissory note. The company does not hold or issue derivative financial instruments for trading or speculative purposes.

Currency gains and losses on contracts designated as hedges of the promissory note are charged against the gain or loss on the promissory note.

3.  Merger with Shire Pharmaceuticals Group plc

On 10 December 2000, the company entered into a definitive merger agreement with Shire Pharmaceuticals Group plc, a UK-based company. The transaction is subject to the approval of both Shire and BioChem shareholders as well as various regulatory agencies. The agreement provides for breakup fees and grants Shire an option to acquire 19.9 per cent. of BioChem's common stock if the agreement is terminated under certain circumstances.

4.  Divestiture of a subsidiary

In March 2000, the company concluded the divestiture of its diagnostics operations to a management-led group of this subsidiary. The diagnostics operations were previously accounted for as discontinued operations following the adoption of a formal plan of disposal on 29 January 1999. As consideration, the company received a debenture in the amount of CAN$53,776,000 to be paid out of future cash flows. For accounting purposes, the transaction is not recorded as a sale since certain significant risks of ownership were not transferred to the buyer. Accordingly, the net assets transferred to the buyer are presented in the non-current assets section of the Balance Sheet as "Net assets of business transferred under contractual arrangements". BioChem has guaranteed the reimbursement of a long-term debt of this company in the amount of 37.3 billion Italian lira (CAN$27,154,000 as at 31 December 2000, CAN$27,952,000 as at 31 December 1999 and CAN$34,512,000 as
at 31 December 1998).

Summarised data relating to the discontinued operations of the diagnostics operations for the years ended 31 December 2000, 1999 and 1998 and net asset data for 1999 and 1998 are as follows:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Results of operations
Revenue to disposal date                                                                  10,673            75,975          122,419
                                                                                   =============     =============    =============
Loss from operations of diagnostics segment (less applicable income taxes of
  CAN$1,408 in 1999, CAN$(530) in 1998)                                                                     (1,097)          (3,124)
Net loss on disposal of diagnostics segment, including provision of CAN$17,000 for operating losses during phase-out period (less applicable income taxes of
  nil)                                                                                                     (17,000)              --
                                                                                                     -------------    -------------
Loss from discontinued operations                                                                          (18,097)          (3,124)
                                                                                                     =============    =============
Net assets of discontinued operations
Current assets                                                                                              89,620          123,586
Property, plant and equipment                                                                               14,684           19,893
Other assets                                                                                                19,314           31,970
Current liabilities                                                                                        (42,558)         (67,906)
Long-term liabilities                                                                                      (34,767)         (45,225)
                                                                                                     -------------    -------------
                                                                                                            46,293           62,318
                                                                                                     =============    =============



5.  Acquisition of CliniChem Development Inc.

During the year, the company acquired all of the Class A common shares of CliniChem Development Inc. (CliniChem) for an amount of CAN$48,286,000. The acquisition has been accounted for using the purchase method. The accompanying financial statements include BioChem's share of loss for the period for which the company had a significant influence as well as the results of operations from the date BioChem acquired the control over CliniChem, when the company exercised its purchase option on 15 December 2000.

The purchase price allocated to net assets based on their fair values is as follows:



Purchase price                                                            48,286
Share of loss of CliniChem until 14 December 2000                         (5,659)
                                                                   -------------
                                                                          42,627
                                                                   =============
Cash                                                                      11,241
Non-cash working capital                                                 (10,400)
Acquired commercialised products                                           1,759
Acquired in-process research and development                              40,027
                                                                   -------------
                                                                          42,627
                                                                   =============



In 1998, CliniChem was formed by BioChem to conduct research and development of certain of the company's human therapeutic and vaccine product candidates.

On 8 June 1998, BioChem made a CAN$150,000,000 cash contribution to CliniChem's capital. The shares of CliniChem held by BioChem were exchanged for Class A and B common shares of CliniChem. As at 26 June 1998, each holder of record of BioChem common shares received one Class A common share of CliniChem for each 40 common shares of BioChem held on 22 June 1998.

The fair value of the Class A common shares of CliniChem distributed to BioChem's shareholders was approximately CAN$24,000,000. This value has been determined by management based on the trading price of the shares of CliniChem on the relevant stock markets immediately after the distribution and has been accounted for as a reduction of retained earnings. The excess of the carrying value of the company's investment in CliniChem Class A shares over their fair value, which amounted to approximately CAN$126,000,000, has also been accounted for as a reduction of retained earnings.

Simultaneously, BioChem concluded a series of agreements with CliniChem. Under the terms of a technology licence contract, BioChem granted to CliniChem an exclusive perpetual licence to use BioChem technology to conduct the CliniChem programmes and related activities, and to manufacture and commercialise the CliniChem products worldwide. CliniChem paid a fee to BioChem in exchange for the technology licence. The technology fee was payable monthly at a rate of CAN$352,000 per month over a period of 48 months.

Under the terms of a research and development agreement, BioChem conducted the CliniChem programmes. CliniChem used available funds, as defined in the contract, to repay BioChem for its research and development expenses. BioChem accounted for amounts received as research and development contract revenue.

6.  Information on the Consolidated Statement of Earnings

Research and development

Research and development expenses are disclosed net of tax credits which amounted to CAN$1,286,000 in 2000, CAN$2,434,000 in 1999 and CAN$1,935,000 in
1998.



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Financial expenses
Interest on long-term debt                                                                 6,114             2,819               98
Other interest                                                                               164                 8              106
Foreign exchange gain                                                                     (1,840)           (3,960)            (298)
Amortisation of deferred foreign exchange losses (gains)                                      --               215              (20)
                                                                                   -------------     -------------    -------------
                                                                                           4,438              (918)           (114)
                                                                                   =============     =============    =============
Depreciation and amortisation
Property, plant and equipment                                                              8,914             6,561            4,793
Intangible assets                                                                          1,136               783            1,070
Goodwill                                                                                     344               344              228
Deferred charges                                                                             765               594              861
                                                                                   -------------     -------------    -------------
                                                                                          11,159             8,282            6,952
                                                                                   =============     =============    =============



7.  Income Taxes


                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Income taxes at combined statutory tax rates of different jurisdictions                   56,527            13,870            9,856
Non-deductible items                                                                       2,424               459               75
Realisation of previously unrecorded tax benefit                                         (45,484)           (2,526)            (879)
Large corporations tax                                                                       456               288              427
                                                                                   -------------     -------------    -------------
Income taxes at effective tax rates                                                       13,923            12,091            9,479
                                                                                   =============     =============    =============


The provision for income taxes comprises the following:



Current:     Domestic                                                                        768               606              748
         Foreign                                                                          13,244            11,793            8,731
Future:  Domestic                                                                             --                --               --
         Foreign                                                                             (89)             (308)              --
                                                                                   -------------     -------------    -------------
                                                                                          13,923            12,091            9,479
                                                                                   =============     =============    =============

As at 31 December 2000, the company has accumulated research and development expenses in the amount of approximately CAN$115,000,000, which can be used to reduce taxable income in future years and which have no expiration date. In addition, the company has operating losses carried forward of approximately CAN$116,000,000 which expire on various dates from 2005 to 2007. As at 31 December 2000, the company has investment tax credits amounting to approximately CAN$9,600,000 (CAN$12,400,000 as at 31 December 1999 and CAN$14,200,000 as at December 1998), which may be used to reduce future taxes payable. These credits expire in the years 2007 to 2010.

The future tax benefits in respect of these items have not been reflected in the consolidated financial statements as at 31 December 2000.

Future tax assets or liabilities are recorded for temporary differences that will result in deductible amounts or taxable amounts in future years as well as for loss carry forwards and deferred investment tax credits. A valuation allowance is recorded for the portion of the asset considered unrealisable. In addition, the future tax asset or liability is calculated at the current rate disclosed by government authorities. The tax consequences calculated on the differences between the carrying amount and the value for tax purposes of the assets and liabilities are as follows:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Research and development expenses and operating losses                                    81,939            37,227           27,181
Investment tax credits                                                                     9,601            12,400           14,200
Temporary differences on investments                                                        (278)           55,346           49,640
                                                                                   -------------     -------------    -------------
                                                                                          91,262           104,973           91,021
Valuation allowance                                                                      (90,865)         (104,665)         (91,021)
                                                                                   -------------     -------------    -------------
Future income taxes - asset                                                                  397               308               --
                                                                                   =============     =============    =============



8.  Accounts receivable



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Trade                                                                                      4,392             4,048            5,124
Royalties receivable from a shareholder                                                   53,576            48,312           43,585
Research and development contracts                                                         6,700            19,216            6,357
Other                                                                                     10,936            11,755            9,805
                                                                                   -------------     -------------    -------------
                                                                                          75,604            83,331           64,871
                                                                                   =============     =============    =============



9.  Inventories



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Raw materials                                                                              1,025               890              574
Work-in-process                                                                            1,152             2,198            1,427
Finished goods                                                                             1,577               148              311
                                                                                   -------------     -------------    -------------
                                                                                           3,754             3,236            2,312
                                                                                   =============     =============    =============

10. Long-term investments



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Investments in private companies, at cost                                                103,681            80,882           75,687
Shares in public companies, at cost                                                           --            11,258            9,065
Investments in a company subject to significant influence - North American
  Vaccine, Inc.(a)
 Preferred shares, at cost                                                                    --             5,194            5,194
 Convertible notes, at cost                                                                   --            12,990           13,800
                                                                                   -------------     -------------    -------------
                                                                                         103,681           110,324          103,746
                                                                                   =============     =============    =============



(a) Investments in a company subject to significant influence - North American Vaccine, Inc.

During the year, the company completed the divestiture of its investment in North American Vaccine, Inc. (NAVA), a public corporation listed on the American Stock Exchange. BioChem received a consideration composed of cash and shares of a publicly traded corporation, which shares were subsequently sold. The total proceeds amounted to CAN$167.0 million and the transaction generated a net gain of CAN$137.3 million.

Common shares, at equity value

As at 31 December 1999, the company held 32.0% of NAVA's outstanding common shares or 10,522,640 shares (34.7% or 11,179,114 shares as at 31 December
1998). As at that date, the market value of the investment in common shares based on the closing market price amounted to CAN$68,343,000 (CAN$152,148,000 as at 31 December 1998).

In 1999, the company exercised all 57,812 options held to acquire common shares of NAVA at a price of CAN$4.48 ($2.92) per share for a total of CAN$258,838 ($168,811). In addition, BioChem sold 714,286 common shares of NAVA for proceeds of CAN$7,371,000 ($5,000,000).

As at 31 December 1999, the company's share of cumulative losses in the common shares of NAVA in excess of its equity value of nil amounted to CAN$64,227,000.

Preferred shares, at cost

As at 31 December 1999 and 1998, the company held 50% of NAVA's preferred shares or 1,000,000 shares. As at that date, the market value of the investment in preferred shares, based on the closing market price of the common shares was CAN$12,990,000 (CAN$27,220,000 as at 31 December 1998).

Convertible notes, at cost

The convertible notes of CAN$12,990,000 ($9,000,000) as at 31 December 1999 bore interest at the rate of 4.5%. As at that date, the carrying amount of the notes approximated the fair value.

11. Property, plant and equipment, net



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Cost
Land                                                                                       6,503             6,401            5,414
Buildings                                                                                110,485            96,464           68,298
Equipment and leasehold improvements                                                      41,501            34,012           22,550
                                                                                   -------------     -------------    -------------
                                                                                         158,489           136,877           96,262
Accumulated depreciation
Buildings                                                                                 14,134             8,519            6,303
Equipment and leasehold improvements                                                      16,488            13,248            8,366
                                                                                   -------------     -------------    -------------
                                                                                          30,622            21,767           14,669
                                                                                   -------------     -------------    -------------
Net book value                                                                           127,867           115,110           81,593
                                                                                   =============     =============    =============

The capital expenditures shown in the consolidated statement of cash flows are presented excluding the variation in construction-related accounts payable.

Building costs include an amount of CAN$25,943,000 in 2000, CAN$24,401,000 in 1999 and CAN$20,998,000 in 1998 for items considered construction in progress that were not utilised and therefore not depreciated.

12. Other Assets



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Intangible assets, net                                                                    29,128            22,878           17,185
Acquired in-process research and development, at cost                                     40,027                --               --
Goodwill, net                                                                              6,360             6,705            7,049
Deferred charges, net                                                                      5,938             4,648            3,542
Deferred foreign exchange loss                                                                --               722              128
Other                                                                                      3,369               805              127
                                                                                   -------------     -------------    -------------
                                                                                          84,822            35,758           28,031
                                                                                   =============     =============    =============



13. Accounts payable and accrued liabilities



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Accounts payable and accrued liabilities                                                  39,646            27,358           14,888
Construction-related accounts payable                                                        240             6,664              207
Income taxes payable                                                                      14,225            11,292           10,027
                                                                                   -------------     -------------    -------------
                                                                                          54,111            45,314           25,122
                                                                                   =============     =============    =============



14. Long-term debt



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Promissory note to a shareholder totalling $80,000,000, bearing interest at 5%
  per annum, repayable in 2001.                                                          119,960           115,464               --
Bank loans, bearing interest at the lender's prime rate, secured by a hypothec on land and building, repayable in annual instalments of CAN$600,000 and a final payment totalling CAN$3,600,000 in 2002 and renegotiable for an additional 5-year period. The company has undertaken to respect certain
  financial ratios.(a)                                                                     4,200             4,800            8,460
Federal and provincial government loans, with a maximum available amount of
  CAN$5,500,000, non-interest bearing and repayable in maximum annual
  instalments of CAN$1,100,000 commencing in 2002.                                         4,950             4,950            4,950
Obligations under capital leases maturing in 1999.                                            --                --                2
                                                                                   -------------     -------------    -------------
                                                                                         129,110           125,214           13,412
Less: current portion                                                                    120,560               600              942
                                                                                   -------------     -------------    -------------
                                                                                           8,550           124,614           12,470
                                                                                   =============     =============    =============

(a) The company entered into an agreement with Investissement Quebec (IQ) whereby IQ guarantees, until 2006, 80% of a maximum loan of CAN$4,800,000. IQ will reimburse the company the aggregate interest of this loan until October 2001 to a maximum of CAN$1,875,000.

Payments due in each of the next five years are as follows:



                                                                            CAN$
2001                                                                     120,560
2002                                                                       4,590
2003                                                                         990
2004                                                                         990
2005                                                                         990



The company has available an unsecured credit facility, renewable annually, with an authorized amount of $100,000,000, or the equivalent Canadian dollar amount. The interest rate is based on either the Canadian prime rate, the U.S.-base rate or the LIBOR rate, plus a premium in relation to the ratio of debt to earnings before interest, taxes, depreciation and amortisation. The company has undertaken to respect certain financial ratios.

15. Capital stock

Authorised shares

An unlimited number of voting common shares, without par value.

Issued shares

The changes to the company's capital stock are as follows:



                                                                                         2000               1999               1998
Number of shares
Balance, beginning of year                                                        101,015,590        108,735,790        108,255,640
Share repurchase                                                                           --         (8,000,000)                --
Exercise of share options                                                             459,496            279,800            480,150
                                                                              ---------------    ---------------    ---------------
Balance, end of year                                                              101,475,086        101,015,590        108,735,790
                                                                              ===============    ===============    ===============
Weighted average number of common shares outstanding                              101,240,416        105,312,719        108,442,700
                                                                              ===============    ===============    ===============

                                                                                         2000               1999               1998
                                                                                         CAN$               CAN$               CAN$
Amounts
Balance, beginning of year                                                            382,174            408,365            404,431
Share repurchase                                                                           --            (30,241)                --
Exercise of share options                                                               9,087              4,050              3,934
                                                                              ---------------    ---------------    ---------------
Balance, end of year                                                                  391,261            382,174            408,365
                                                                              ===============    ===============    ===============



Share repurchase

On 19 July 1999, the company completed its purchase for cancellation of eight million of the company's common shares held by GlaxoSmithKline at a price of $20 per share. Payment of these shares is to be made in two stages:
CAN$121,158,000 ($80 million) was paid on 19 July 1999 and the balance is presented in the current portion of long-term debt and due on 19 January 2001. The above-mentioned transaction was recorded in 1999 as follows:
CAN$30,241,000 as a reduction to capital stock, CAN$748,000 as a reduction to contributed surplus and CAN$209,497,000 as a charge to retained earnings.

Stock purchase options

o   Stock option plan

The company maintains a stock option plan intended for directors, officers, employees and consultants of the company. The total number of options that may be granted under the terms of the plan cannot exceed 19,250,000. The exercise price of options granted under the plan is determined by the board of directors of the company and cannot be lower than the market value on the date the options are granted. These options expire no later than ten years after the date they are granted.

The changes to the number of stock options granted by the company are as follows:



                                                                                            2000              1999             1998
Balance, beginning of year                                                             6,548,750         6,520,600        6,182,600
Granted at a weighted average price of CAN$41.41 in 2000, CAN$38.17 in 1999
  and CAN$31.84 in 1998                                                                  804,261           443,000          973,450
Exercised at a weighted average price of CAN$19.77 in 2000, CAN$14.47 in 1999
  and CAN$8.19 in 1998                                                                  (336,020)         (279,800)        (480,150)
Cancelled                                                                               (184,077)         (135,050)        (155,300)
                                                                                   -------------     -------------    -------------
Balance, end of year                                                                   6,832,914         6,548,750        6,520,600
                                                                                   =============     =============    =============
Weighted average price of options
  outstanding at end of year                                                           CAN$27.58         CAN$25.91        CAN$24.36
                                                                                   =============     =============    =============
Options exercisable at end of year                                                     4,285,592         3,805,790        3,173,850
                                                                                   =============     =============    =============



The information about stock options outstanding as at 31 December 2000 is as follows:



Exercise price (CAN$)                                         Options outstanding                         Options exercisable
 -------------------------------------------    ------------------------------------------------    -------------------------------
                                                                       Weighted
                                                                        average         Weighted                           Weighted
                                                                      remaining          average                            average
                                                                    contractual         exercise                           exercise
                                                       Number              life            price            Number            price
                                                ------------------------------------------------    -------------------------------
                                                                                            CAN$                               CAN$
 6.19 to   7.50                                       143,600         3.3 years             6.51           143,600             6.51
 7.51 to 10.00                                        247,150         2.9 years             8.57           247,150             8.57
10.01 to 15.00                                      1,598,000         1.1 years            11.17         1,598,000            11.17
15.01 to 22.50                                        213,000         2.1 years            17.52           213,000            17.52
22.51 to 33.00                                      1,586,403         6.5 years            31.07           875,242            30.74
33.01 to 45.25                                      3,044,761         7.2 years            37.62         1,208,600            35.90
                                                -------------                      -------------     -------------    -------------
                                                    6,832,914                              27.58         4,285,592            22.15
                                                =============                      =============     =============    =============



The weighted average price of options exercisable for 1999 and 1998 were respectively CAN$20.24 and CAN$16.86.

o   Investissement Quebec

In consideration for the guarantee of a subsidiary's loan relating to a building and reimbursement of interest on this loan, the company has granted Investissement Quebec an option to purchase 123,476 common shares at an exercise price of CAN$5.15 per share. This option was exercised in 2000.

Deferred share unit plan

In 1998, the company introduced a long-term incentive plan for directors and certain executives. Under the plan, the participants may elect to be allocated, in lieu of a cash payment, a portion or all of the annual bonus or fees in the form of Deferred Share Units (DSUs). The number of DSUs to be credited is based on the amount of the annual bonus in the case of executives, or directors fees in the case of directors, divided by the market value of the company's common shares at a predetermined date. The DSUs are redeemable (either in cash or common shares or a combination of cash and common shares) only upon the participant's retirement, death, resignation or termination. Compensation expense in respect of the DSUs is charged to income during the year incurred and amounted to CAN$3,424,000 in 2000, CAN$761,000 in 1999 and CAN$951,000 in 1998.

Restricted Share Unit Plan

During the year, the company introduced a long term incentive plan as retirement compensation for certain senior executives. Under the plan, the participants are awarded Restricted Share Units (RSUs) of which 50% vest after two years and the remainder after five years. The value of one RSU is equivalent to the value of one common share of BioChem, is priced at market on the date of the grants and is redeemable only upon the participant's retirement, death, resignation or termination. Compensation expense in respect of the RSUs is charged to income at the date of grant and totaled CAN$513,000 in 2000.

Shareholder Rights Plan

During 1995, the shareholders of the company approved a Shareholder Rights Plan (Rights Plan). Under the Rights Plan, one common share purchase right was issued on 28 April 1995 in respect of each outstanding common share and a share purchase right for each common share issued thereafter. These rights are exercisable in a situation of public offering where certain conditions are not respected. Each right entitles the holder to purchase, from the company, one common share at a specific price, subject to certain anti-dilution adjustments. The Rights Plan expires on 30 June 2003, or unless terminated earlier by the company's board of directors. The purpose of the Rights Plan is to require anyone, who seeks to acquire 20% or more of the company's voting shares, to present a bid complying with specific provisions. The application of the Rights Plan was waived on 10 December 2000 with respect to the proposed Merger with Shire.

16. Foreign currency translation adjustment



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Balance, beginning of year                                                                  (179)           14,244            2,399
Reduction arising from disposal of long-term investment                                   (2,605)               --               --
Effect of foreign exchange rate variations upon translation of the net assets
  of self-sustaining foreign operations                                                    2,043           (14,423)          11,845
                                                                                   -------------     -------------    -------------
Balance, end of year                                                                        (741)             (179)          14,244
                                                                                   =============     =============    =============



17. Information on the consolidated statements of cash flows

In 1999, the company adopted the Canadian Institute of Chartered Accountants' recommendations related to the presentation of cash flow statements. The standard requires that only investments which have an original maturity of three months or less be disclosed as cash equivalents. In addition, all non-cash transactions are to be excluded from investing and financing activities and disclosed elsewhere in the consolidated financial statements in a manner that provides all relevant information about investing and financing activities.



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Non-cash items
Depreciation and amortisation                                                             11,159             8,282            6,952
Share of loss of a company subject to significant influence                                5,659                --               --
Non-controlling interest                                                                      --                --           (1,428)
Net gain on sale of long-term investments                                               (141,220)          (24,181)              --
Future income taxes                                                                          (89)             (308)              --
Other                                                                                        752            (1,178)             755
                                                                                   -------------     -------------    -------------
                                                                                        (123,739)          (17,385)           6,279
                                                                                   =============     =============    =============

                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Changes in non-cash working capital items
Accounts receivable                                                                       (5,619)          (22,673)         (13,269)
Inventories                                                                                 (518)             (924)            (868)
Prepaid expenses                                                                             616              (637)          (1,114)
Accounts payable and accrued liabilities, excluding construction-related
  accounts payable                                                                         2,959            13,423            2,665
                                                                                   -------------     -------------    -------------
                                                                                          (2,562)          (10,811)         (12,586)
                                                                                   =============     =============    =============
Supplemental Information
Income taxes paid                                                                         11,057             9,865            4,947
Interest paid                                                                                161               468              661



18. Related party transactions

Transactions with a shareholder are as follows:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Royalty revenue                                                                          195,588           172,588          153,500
Interest expense on promissory note                                                        6,113             2,610               --



The company incurred professional fees with law firms, in which certain of the company's directors are partners, totalling CAN$665,000 for the year ended 31 December 2000 (CAN$330,000 for the year ended 31 December 1999 and CAN$988,000 for the year ended 31 December 1998).

These transactions were concluded in the normal course of operations, at the exchange amount.

19. Commitments and contingencies

The company has undertaken to subscribe to an interest in companies and partnerships for amounts totaling CAN$48,169,000. As at 31 December 2000, an amount of CAN$38,569,000 has been subscribed. In addition, the company has undertaken to subscribe to additional amounts and pay royalties on certain future sales upon realisation of certain conditions.

During the year, the company has concluded a partnership agreement with the Canadian government through Technology Partnerships Canada. Under the agreement, the Canadian government has agreed to contribute up to CAN$80,000,000 in the development of recombinant protein vaccines over a period of approximately six years. In 2000, contributions from the Canadian government amounted to CAN$6,700,000 based on eligible research and development expenses and is accounted for as research and development contract revenue. The company is committed to expand research and manufacturing capabilities and create a predetermined number of employment positions in Canada over the period of development. The Canadian government will be entitled to receive warrants during the first two years of the agreement upon realisation of certain conditions as well as royalties on future sales of vaccines developed through this agreement.

In 1996, a legal proceeding was instituted in the United States by Emory University against the company and GlaxoSmithKline for alleged patent infringement on a product licensed to GlaxoSmithKline. The action seeks monetary damages relating to the sale of the product in the United States. In the opinion of management, the claim is without merit and the company is vigorously opposing the allegation. On 21 December 2000, the U.S. Patent and Trademark Office invalidated the patent of Emory University. Emory University may appeal this latest decision. In addition, the company is involved in other claims and lawsuits in the normal course of business. It is not possible at this time to determine the ultimate outcome of any of these claims.

20. Segmented information


The company has two reportable segments: therapeutics and vaccines. The therapeutic segment focuses mainly on conducting research and development of new medications for the treatment of cancer and infectious diseases. The vaccine segment specialises in the research, development, manufacturing and marketing of innovative vaccines for the prevention of certain infectious diseases. Information about other operating segments that are not reportable is combined and disclosed in the category "Other". These segments mainly relate to head office operations. Where operating revenue is concerned, they primarily include inter-segment revenues, interest income and certain other contract revenue. The accounting policies used for the various segments are the same as those described in the summary of significant accounting policies in note 2.

Inter-segment transactions are concluded at the exchange amount and are not eliminated in presenting the revenues and expenses of each industry segment. These transactions include head office expenses, such as management fees, interest and certain operating costs allocated to the various segments.

Industry segments

The company operates in the following industry segments:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Revenue(a)
Therapeutics                                                                             235,517           235,185          184,227
Vaccines                                                                                  49,845            35,706           26,795
Other                                                                                     41,068            21,171           22,283
                                                                                   -------------     -------------    -------------
                                                                                         326,430           292,062          233,305
Inter-segment transactions relating to other segments                                     (1,306)           (1,787)          (8,340)
                                                                                   -------------     -------------    -------------
                                                                                         325,124           290,275          224,965
                                                                                   =============     =============    =============
Depreciation and amortisation
Therapeutics                                                                               4,532             3,226            3,491
Vaccines                                                                                   6,349             4,160            2,635
Other                                                                                        278               896              826
                                                                                   -------------     -------------    -------------
                                                                                          11,159             8,282            6,952
                                                                                   =============     =============    =============


                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Income taxes
Therapeutics                                                                              12,975            11,443            8,727
Vaccines                                                                                     251               181              165
Other                                                                                        697               467              587
                                                                                   -------------     -------------    -------------
                                                                                          13,923            12,091            9,479
                                                                                   =============     =============    =============
Net earnings (loss)
Therapeutics                                                                             171,999           162,362          119,322
Vaccines                                                                                   2,773            (4,425)          (1,482)
Net gain on sale of long-term investments                                                141,220            24,181               --
Share of loss of a company subject to          significant influence                      (5,659)               --               --
Other                                                                                    (10,882)          (14,919)              58
                                                                                   -------------     -------------    -------------
Earnings from continuing operations                                                      299,451           167,199          117,898
Loss from discontinued operations                                                             --           (18,097)          (3,124)
                                                                                   -------------     -------------    -------------
                                                                                         299,451           149,102          114,774
                                                                                   =============     =============    =============

                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Total assets
Therapeutics                                                                             282,929           248,664          210,324
Vaccines                                                                                 139,827           132,975           99,498
Other                                                                                    445,305           119,460          147,291
                                                                                   -------------     -------------    -------------
                                                                                         868,061           501,099          457,113
Assets from discontinued operations                                                           --           123,618          175,449
                                                                                   -------------     -------------    -------------
                                                                                         868,061           624,717          632,562
                                                                                   =============     =============    =============
Capital expenditures
Therapeutics                                                                              13,882            12,518            9,049
Vaccines                                                                                  13,481            33,273            8,826
Other                                                                                      3,233             1,737            1,226
                                                                                   -------------     -------------    -------------
                                                                                          30,596            47,528           19,101
Variation in construction-related accounts payable                                         6,306            (6,457)           2,947
                                                                                   -------------     -------------    -------------
                                                                                          36,902            41,071           22,048
                                                                                   =============     =============    =============



Financial expenses relate to head office operations

Geographic segments

The company operates in the following geographic segments:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Revenue
Canada                                                                                   114,810            88,039           77,815
United States                                                                            136,997           119,164           93,131
Europe                                                                                    61,878            55,479           56,512
Other                                                                                     94,859            97,924           73,133
                                                                                   -------------     -------------    -------------
                                                                                         408,544           360,606          300,591
Inter-segment transactions                                                               (83,420)          (70,331)         (75,626)
                                                                                   -------------     -------------    -------------
                                                                                         325,124           290,275          224,965
                                                                                   =============     =============    =============

                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Segment assets (b)
Canada                                                                                   117,803           106,958           98,001
United States                                                                             36,120            29,485            1,464
Europe                                                                                     1,310             1,064            3,003
Other                                                                                      8,122             7,186            3,359
                                                                                   -------------     -------------    -------------
                                                                                         163,355           144,693          105,827
                                                                                   =============     =============    =============



(a) Revenue includes interest income totaling CAN$843,000 in 2000 (CAN$593,000 in 1999 and CAN$691,000 in 1998) for the therapeutic segment, CAN$59,000 in 2000 (Nil in 1999 and Nil in 1998) for the vaccine segment and CAN$16,534,000 in 2000 (CAN$6,934,000 in 1999 and CAN$9,178,000 in 1998) for the other segments.

(b) Segment assets includes property, plant and equipment, intangible assets and goodwill.

Information on the company's major client

Revenue includes royalties of CAN$195,588,000 in 2000 (CAN$172,588,000 in 1999 and CAN$153,500,000 in 1998) from a shareholder.

21. Financial instruments

Temporary investments

Temporary investments totaling CAN$346,066,000 as at 31 December 2000 (CAN$81,460,000 as at 31 December 1999 and CAN$120,295,000 as at 31 December
1998) include bank term deposits and commercial paper, which have original maturities of more than three months. The company has classified temporary investments as held to maturity and has recorded these investments at cost.

Foreign exchange risk

Foreign exchange risk is the risk that variations in exchange rates between the Canadian dollar and foreign currencies will affect the company's operating and financial results. The company earns a significant portion of its operating revenues in U.S. dollars and British pounds and does not use derivative instruments to reduce its exposure to this foreign exchange risk.

The company has entered into a forward exchange contract which acts as a hedge to effectively fix the amount of Canadian dollars required to repay the $80,000,000 promissory note from a shareholder, which is repayable on 19 January 2001, at an exchange rate of 1.4630. Any unrealized gains or losses on the forward exchange contract are offset by unrealised gains and losses on the U.S. dollar-denominated promissory note. As at 31 December 2000, the amount of unrealised gain on this forward exchange contract was CAN$2,920,000 (unrealised loss of CAN$1,576,000 as at 31 December 1999).

Fair value of financial instruments

The company uses the following methods and assumptions to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, temporary investments, accounts receivable, accounts payable and accrued liabilities

The carrying amounts approximate fair value due to the short-term maturity of these instruments.

Long-term investments in private companies

The fair value of the investments in private companies is not readily determinable because these investments are not publicly traded.

Shares of public companies

The fair value of the shares of public companies is established based on the closing market price as at the balance sheet date. As at 31 December 1999, the fair value of these shares amounted to CAN$9,301,000 (CAN$4,406,000 as at 31 December 1998).

Long-term debt

The fair value is estimated using discounted cash flow analyses, based on the company's current incremental borrowing rates for similar types of arrangements. There is no material difference between the carrying value and the fair value of the long-term debt.

22. Summary of differences between generally accepted accounting principles in Canada and in the United States

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada which differ in certain respects from US GAAP. Had the company followed US GAAP, certain items on the consolidated balance sheets would have increased (decreased) as follows:

Consolidated balance sheets



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Long-term investments (a) (b)                                                                 --            (7,151)          (4,659)
Property, plant and equipment (c)                                                         (6,107)               --               --
Other assets
 Deferred charges (c)                                                                     (5,197)           (4,648)              --
 Deferred foreign exchange losses (d)                                                         --              (722)            (128)
 Non-current assets of discontinued operations (f)                                            --                --             (347)
 Acquired in-process research and development (e)                                        (40,027)               --               --
Shareholders' equity
 Retained earnings                                                                       (50,630)           (9,863)             226
 Foreign currency translation adjustment (g)                                                (701)             (701)            (701)
 Foreign currency translation adjustment transferred to
   comprehensive income (k)                                                                1,442               880          (13,543)
 Other cumulative components of comprehensive income (k)
 Unrealised investment losses (a)                                                             --            (1,957)          (4,659)
 Foreign currency translation adjustment                                                  (1,442)             (880)          13,543



In addition, the net earnings (loss) and the earnings (loss) per common share in the United States are as follows:

Consolidated statements of earnings



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Earnings from continuing operations according to Canadian GAAP                           299,451           167,199          117,898
Share of loss in a company subject to significant influence (b)                            5,194            (5,194)              --
Cost of start-up activities (c)                                                           (6,656)           (4,648)              --
Deferred foreign exchange gains (losses) (d)                                                 722              (594)            (128)
Acquired in-process research and development (e)                                         (40,027)               --               --
Loss on disposal of a long-term investment (h)                                                --                --         (126,069)
                                                                                   -------------     -------------    -------------
Earnings (loss) from continuing operations per US GAAP                                   258,684           156,763           (8,299)
                                                                                   -------------     -------------    -------------
Loss from discontinued operations according to Canadian GAAP                                  --           (18,097)          (3,124)
Adjustment to loss from discontinued operations (f)                                           --               347            1,360
                                                                                   -------------     -------------    -------------
Loss from discontinued operations per US GAAP                                                 --           (17,750)          (1,764)
                                                                                   -------------     -------------    -------------
Net earnings (loss) per US GAAP                                                          258,684           139,013          (10,063)
                                                                                   =============     =============    =============


                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Earnings (loss) per common share per US GAAP (i)
 Basic
   Continuing operations                                                                    2.56              1.49            (0.08)
   Discontinued operations                                                                    --             (0.17)           (0.01)
   Net earnings                                                                             2.56              1.32            (0.09)
 Diluted
   Continuing operations                                                                    2.51              1.49            (0.08)
   Discontinued operations                                                                    --             (0.17)           (0.01)
   Net earnings                                                                             2.51              1.32            (0.09)
Weighted average number of common shares:
 Diluted                                                                             102,977,929       106,973,581      110,446,590

22. Summary of differences between generally accepted accounting principles in Canada and in the United States (continued)


(a) Long-term investments

Under Canadian GAAP, investments in shares of public companies and debt securities, excluding the investments in the common shares of a company subject to significant influence, are recorded at cost, less any decrease in value other than a temporary decline. Under US GAAP, the company is required to record some of these investments at fair value and include the unrealised gains or losses as a component of comprehensive income in shareholders' equity. The cost of these investments amounts to nil as at 31 December 2000 (CAN$24,248,000 as at 31 December 1999 and CAN$22,865,000 as at 31 December
1998) and the fair value amounts to nil as at 31 December 2000 (CAN$22,291,000 as at 31 December 1999 and CAN$18,206,000 as at 31 December 1998).

(b) Share of loss in a company subject to significant influence

Under US GAAP, the total investment in NAVA would have been reduced by CAN$5,194,000 in 1999 in accordance with the requirements of the Emerging Issues Task Force on accounting by an equity method investor for investee losses when the investor has loans to and investments in other securities of the investee.

(c) Cost of start-up activities

As stated in Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), costs of start-up activities should be expensed as incurred. Pursuant to SOP 98-5, the company has written off the unamortised portion of the start-up activity costs included in deferred charges and property, plant and equipment.

(d) Deferred foreign exchange gains and losses

Under Canadian GAAP, unrealised foreign exchange gains and losses arising on the translation of long-term monetary items are deferred and amortised over the term of the item. Under US GAAP, these gains or losses are included in earnings. The deferred foreign exchange losses on the balance sheet amounting to Nil and CAN$722,000 as at 31 December 2000 and 1999 respectively would have been eliminated. Accordingly, a foreign exchange gain amounting to CAN$722,000 is recognised in earnings for the year ended 31 December 2000 and a foreign exchange loss amounting to CAN$594,000 and CAN$128,000 is recognised in earnings for the years ended 31 December 1999 and 1998 respectively.

(e) Acquired in-process research and development

As stated in FASB Interpretation (FIN) No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method", any identifiable assets of the acquiree to be used in research and development projects that do not also have an alternative future use should be first valued as part of the purchase price allocation, and then charged to expense of the acquiring company. The acquired research and development relate to the acquisition of CliniChem Development Inc. as at 15 December 2000.

(f) Discontinued operations

For discontinued operations, the same principles as described in (d) for deferred foreign exchange losses applies under US GAAP. The impact on earnings from discontinued operations, net of income taxes, is Nil in 2000 and an increase of CAN$347,000 in 1999 and CAN$1,360,000 in 1998.

(g) Realisation of foreign currency translation adjustment

Under Canadian GAAP, a portion of the foreign currency translation adjustment is recognised in earnings on repatriation of capital from foreign operations. Under US GAAP, adjustments to the foreign currency translation adjustment are only made if there is a reduction in ownership to a third party.

(h) Loss on disposal of a long-term investment

Under US GAAP, the distribution of CliniChem's Class A shares in 1998 amounting to CAN$150,000,000 is reduced by CAN$126,069,000 and an equivalent loss on disposal of a long-term investment is recorded.

(i) Earnings per share

Under Canadian GAAP, diluted earnings per share assumes that all the outstanding options at the end of the year have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options have been used for investments. Under US GAAP, diluted earnings per share is calculated based on the assumption that the options have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options were used at the beginning of the year or at the date granted to acquire common shares of the company at the average market price.

22. Summary of differences between generally accepted accounting principles in Canada and in the United States (continued)


(j) Earnings before depreciation, amortisation and other

US GAAP does not permit the disclosure of a subtotal for earnings before depreciation, amortisation and other. Canadian GAAP permits the disclosure of this subtotal.

(k) Comprehensive income

Under US GAAP, unrealised gains or losses on investments and the change in the foreign currency translation adjustment are added to net earnings for the year to determine comprehensive income. In addition, these two items are presented as other components of comprehensive income under shareholders' equity. The changes in comprehensive income are as follows:



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Net earnings (loss) per U.S. GAAP                                                        258,684           139,013          (10,063)
Unrealised gains (losses) on long-term investments                                         1,957             2,702           (3,234)
Foreign currency translation adjustment                                                     (562)          (14,423)          11,845
                                                                                   -------------     -------------    -------------
Consolidated comprehensive income                                                        260,079           127,292          (1,452)
                                                                                   =============     =============    =============



Consolidated statements of cash flows

o Under US GAAP, the distribution of the CliniChem Class A shares amounting to CAN$150,000,000 shown as a financing activity in 1998 would be reduced by CAN$126,069,000 and cash flow from operations would be reduced by the same amount.

o Canadian GAAP allows for the presentation of operating cash flow before changes in non-cash working capital items in the consolidated statements of cash flows. Pre-acquisition free cash flow can also be disclosed. These totals cannot be presented under US GAAP.

Accounting for compensation programs

The company measures compensation costs related to awards of stock options using the intrinsic value- based method of accounting. Under US GAAP, the company is required to make pro forma disclosure of net earnings (loss), as if the fair value-based method of accounting had been applied. The fair value of options granted is estimated using the Black-Scholes option-pricing model based on the weighted average market price at grant date and the following weighted average assumptions:



Years Ended 31 December                                                                     2000              1999             1998
Dividend yield                                                                               0.0%              0.0%             0.0%
Risk-free interest rate                                                                      6.4%              5.2%             5.4%
Volatility                                                                                    50%               50%              45%
Expected life (years)                                                                        7.5               7.5              7.5



The following table presents the pro forma decrease (increase) in net earnings
(loss) that would have been recorded had the fair values of options granted been recognised as compensation expense on a straight-line basis over the vesting period of the grant.



                                                                                            2000              1999             1998
                                                                                            CAN$              CAN$             CAN$
Pro forma
 Net earnings (loss)                                                                      19,272             9,415          (14,715)
 Earnings (loss) per share
   Basic                                                                                    0.19              0.09            (0.14)
   Diluted                                                                                  0.18              0.09            (0.13)



The weighted average fair value of options granted in 2000 was CAN$25.84 (CAN$22.91 in 1999 and CAN$18.18 in 1998).

22. Summary of differences between generally accepted accounting principles in Canada and in the United States (continued)


Accounting pronouncements not yet implemented

In 2000, the Canadian Institute of Chartered Accountants issued a new accounting standard concerning earnings per share. The company is required to adopt this standard for Canadian GAAP reporting purposes for the fiscal year beginning with 2001. The impact of this new standard will have no material impact on the computation of earnings per share and diluted earnings per share.

The Financial Accounting Standards Board has issued Statement of Financial Standard Board No. 133 dealing with hedging instruments. This standard should be adopted for fiscal years commencing after 15 June 2000. The company has not yet determined the potential impact of this statement.

                          Quarterly Financial Results


                  (in thousands except per share information)

                          Year Ended 31 December 2000



                                                                                   Quarter ended
                                                -----------------------------------------------------------------------------------
                                                31 March 2000      30 June 2000     30 Sept 2000       31 Dec 2000            Total
                                                         CAN$              CAN$             CAN$              CAN$             CAN$
Operating revenue                                      72,517            72,741           85,470            94,396          325,124
Earnings from continuing operations                    40,429           169,252           44,773            44,997          299,451
Net earnings                                           40,429           169,252           44,773            44,997          299,451
Basic earnings per common share
 Continuing operations                                   0.40              1.67             0.44              0.44             2.95
 Net earnings                                            0.40              1.67             0.44              0.44             2.95


                          Year Ended 31 December 1999

                                                                                   Quarter ended
                                                -----------------------------------------------------------------------------------
                                                31 March 1999      30 June 1999     30 Sept 1999       31 Dec 1999            Total
                                                         CAN$              CAN$             CAN$              CAN$             CAN$
Operating revenue                                      62,722            68,676           70,366            88,511          290,275
Earnings from continuing operations                    30,206            35,974           32,874            68,145          167,199
Net earnings                                           29,109            35,974           32,874            51,145          149,102
Basic earnings per common share
 Continuing operations                                   0.28              0.33             0.32              0.66             1.59
 Net earnings                                            0.27              0.33             0.32              0.50             1.42


                        Quarterly Stock Market Information
                 For the years ended 31 December 2000 and 1999

                                       First Quarter           Second Quarter            Third Quarter           Fourth Quarter
                                   ---------------------    ---------------------    ---------------------    ---------------------
                                        2000        1999         2000        1999         2000        1999         2000        1999
Montreal Exchange and The
  Toronto Stock Exchange
High (CAN$)                            49.50       45.40        37.10       35.25        36.75       40.70        48.15       38.50
Low (CAN$)                             30.65       28.25        31.30       26.45        29.30       28.35        33.85       28.80
Volume (000)                         878,867      20,736      306,216      18,418      256,015      16,850      654,013      16,981
NASDAQ National Market
High ($)                               34.63       30.25        25.25       23.63        24.75       27.63        32.13       26.06
Low ($)                                21.13       18.88        21.63       17.38        19.75       18.50        22.38       19.44
Volume (000)                       1,101,422      54,692      469,038      31,350      458,221      44,501    1,045,032      36,120

                                    PART IV

                  Reconciliation of BioChem financial results


As noted in Part V, Shire prepares its primary financial statements in US dollars in accordance with US GAAP. Financial statements in UK pounds in accordance with UK GAAP are prepared for statutory purposes. BioChem prepares its financial statements in Canadian dollars in accordance with Canadian GAAP. The reconciliations of BioChem's financial results have been prepared in accordance with both US and UK GAAP.

(a) (i)Reconciliation of BioChem financial results to US GAAP as applied by Shire for the three years ended 31 December 2000

Unaudited reconciliation of financial information under US GAAP

Accounting policies generally accepted in the US differ in certain material respects from those generally accepted in Canada. The differences which are material to restating the historical financial statements of BioChem to conform with Shire's accounting policies under US GAAP are set out below.



                                                                                      Year ended        Year ended       Year ended
                                                                                     31 December       31 December      31 December
                                                                                            1998              1999             2000
                                                                          Notes         CAN$'000          CAN$'000         CAN$'000
Earnings from continuing operations as reported under
  Canadian GAAP                                                                          117,898           167,199          299,451
Total other income                                                                       (15,145)          (15,270)         (25,401)
Provision for income taxes                                                                 9,479            12,091           13,923
Net gain on sale of long-term investments                                                     --           (24,181)        (141,220)
Non-controlling interest                                                                  (1,428)               --               --
Deferred charges                                                            (d)               --            (4,648)          (6,656)
Consolidation of CliniChem                                                  (a)          (22,139)          (74,254)         (60,794)
CliniChem transaction costs                                                 (a)           (6,500)               --               --
In-process research and development                                         (b)               --                --          (40,027)
                                                                                   -------------     -------------    -------------
Operating income as reported under US GAAP                                                82,165            60,937           39,276
Consolidation of CliniChem                                                  (a)            4,061             5,263            1,872
Share of loss in a company subject to significant influence                 (c)               --            (5,194)           5,194
Deferred foreign exchange gains and losses                                  (e)             (128)             (594)             722
Net gain on sale of long-term investments                                                     --            24,181          141,220
Non-controlling interest                                                                   1,428                --               --
Total other income                                                                        15,145            15,270           25,401
                                                                                   -------------     -------------    -------------
Income from continuing operations before income taxes under
  US GAAP                                                                                102,671            99,863          213,685
                                                                                   -------------     -------------    -------------
Provisions for income taxes as reported under Canadian GAAP                               (9,479)          (12,091)         (13,923)
Consolidation of CliniChem                                                   (a)             694             1,336            1,301
Loss from discontinued operations as reported under Canadian
  GAAP                                                                                    (3,124)          (18,097)              --
Adjustment to loss from discontinued operations                              (g)           1,360               347               --
                                                                                   -------------     -------------    -------------
Net income under US GAAP                                                                  92,122            71,358          201,063
                                                                                   =============     =============    =============

                                                                                   Year ended         Year ended         Year ended
                                                                                  31 December        31 December        31 December
                                                                                         1998               1999               2000
                                                                     Notes               CAN$               CAN$               CAN$
Earnings per share per US GAAP adjusted results                        (h)
Earnings per share
Basic                                                                                    0.85               0.68               1.99
Diluted                                                                                  0.83               0.67               1.95
Weighted average number of common shares:
Basic                                                                             108,442,700        105,312,719        101,240,416
Diluted                                                                           110,446,590        106,973,581        102,977,929



Reconciliation of consolidated total assets less total liabilities / shareholders' equity between Canadian and US GAAP



                                                                                        As at              As at              As at
                                                                                  31 December        31 December        31 December
                                                                                         1998               1999               2000
                                                                     Notes           CAN$'000           CAN$'000           CAN$'000
As reported under Canadian GAAP                                                       478,621            376,864            684,840
Adjustments for:
Long term investments                                                  (c)                 --             (5,194)                --
Long term investments                                                  (f)             (4,659)            (1,957)                --
Capital assets                                                         (d)                 --                 --             (6,107)
Deferred charges                                                       (d)                 --             (4,648)            (5,197)
Consolidation of CliniChem                                             (a)            126,117             58,462               (841)
Elimination of acquired research and development                       (a)                 --                 --            (40,027)
Deferred foreign exchange gains and losses                             (e)               (128)              (722)                --
Non-current assets of discontinued operations                          (g)               (347)                --                 --
                                                                              ---------------    ---------------    ---------------
As reported under US GAAP                                                             599,604            422,805            632,668
                                                                              ===============    ===============    ===============



Notes:

(a) CliniChem Development, Inc. ("CliniChem")

Consolidation of CliniChem

In 1998, BioChem spun-off to its shareholders its investment in CliniChem. In connection with this spin-off, BioChem retained rights in CliniChem, including that BioChem had an option to reacquire all shares in CliniChem at any time. Under EITF 99-16, this transaction would result in CliniChem continuing to be consolidated by BioChem as BioChem would have significant continuing involvement in the operations of CliniChem. However, at the time that CliniChem was spun-off, EITF 99-16 had not been issued and BioChem elected to deconsolidate CliniChem, an acceptable accounting principle at that time. The management of Shire believe that their accounting policies would have required Shire to continue to consolidate CliniChem, also an acceptable accounting alternative at the date of spin-off and a policy that conforms with the later guidance issued under EITF 99-16.

On 15 December 2000, BioChem reacquired CliniChem and has accounted for the acquisition using purchase accounting.

The adjustments set out below cover all three years and represent the effects from:

(i) consolidating the financial position and results of operation of CliniChem;

(ii)  eliminating intercompany licensing revenues and costs; and

(iii) recording accumulated deficits incurred by CliniChem during the period that it was not consolidated.



                                                                                   Year ended         Year ended         Year ended
                                                                                  31 December        31 December        31 December
                                                                                         1998               1999               2000
                                                                                     CAN$'000           CAN$'000           CAN$'000
Total revenue                                                                         (22,139)           (74,254)           (60,794)
Operating expenses                                                                         --                 --                 --
                                                                              ---------------    ---------------    ---------------
Operating loss                                                                        (22,139)           (74,254)           (60,794)
Interest income                                                                         4,061              5,263              1,872
                                                                              ---------------    ---------------    ---------------
Loss before taxes                                                                     (18,078)           (68,991)           (58,922)
Income taxes                                                                              694              1,336              1,301
                                                                              ---------------    ---------------    ---------------
Net loss from continuing operations                                                   (17,384)           (67,655)           (57,621)
                                                                              ---------------    ---------------    ---------------


                                                                            As at 31 December  As at 31 December  As at 31 December
                                                                                         1998               1999               2000
                                                                                     CAN$'000           CAN$'000           CAN$'000
Shareholders' equity                                                                  126,117             58,462               (841)
                                                                              ---------------    ---------------    ---------------

These adjustments have been derived from the financial results of CliniChem as follows:



                                                                                                         US GAAP
Income Statement Data                                                           Canadian GAAP         alignments            US GAAP
                                                                                     CAN$'000           CAN$'000           CAN$'000
Period ended 31 December 1998
Total revenue                                                                           4,061             (4,061)                --
Operating expenses                                                                    (21,379)              (760)           (22,139)
                                                                              ---------------    ---------------    ---------------
Operating loss                                                                        (17,318)            (4,821)           (22,139)
Interest income                                                                            --              4,061              4,061
                                                                              ---------------    ---------------    ---------------
Loss before taxes                                                                     (17,318)              (760)           (18,078)
Income taxes                                                                              (66)               760                694
                                                                              ---------------    ---------------    ---------------
Loss from continuing operations                                                       (17,384)                --            (17,384)
                                                                              ---------------    ---------------    ---------------
Year ended 31 December 1999
Total revenue                                                                           5,263             (5,263)                --
Operating expenses                                                                    (72,918)            (1,336)           (74,254)
                                                                              ---------------    ---------------    ---------------
Operating loss                                                                        (67,655)            (6,599)           (74,254)
Interest income                                                                            --              5,263              5,263
                                                                              ---------------    ---------------    ---------------
Loss before taxes                                                                     (67,655)            (1,336)           (68,991)
Income taxes                                                                               --              1,336              1,336
                                                                              ---------------    ---------------    ---------------
Net loss from continuing operations                                                   (67,655)                --            (67,655)
                                                                              ---------------    ---------------    ---------------
Period ended 14 December 2000
Total revenue                                                                           1,894             (1,894)                --
Operating expenses                                                                    (59,515)            (1,279)           (60,794)
                                                                              ---------------    ---------------    ---------------
Operating loss                                                                        (57,621)            (3,173)           (60,794)
Interest income                                                                            --              1,872              1,872
                                                                              ---------------    ---------------    ---------------
Loss before taxes                                                                     (57,621)            (1,301)           (58,922)
Income taxes                                                                               --              1,301              1,301
                                                                              ---------------    ---------------    ---------------
Net loss from continuing operations                                                   (57,621)                --            (57,621)
                                                                              ---------------    ---------------    ---------------

                                                                            As at 31 December  As at 31 December  As at 15 December
Balance Sheet Data                                                                       1998               1999              2000*
                                                                                     CAN$'000           CAN$'000           CAN$'000
Cash and cash equivalents                                                              20,009              1,178             11,041
Temporary investments                                                                 114,392             69,247
Taxes and other receivables                                                             1,115              3,699              2,695
Scientific research and experimental development tax credits receivable                   759              1,243              1,089
                                                                              ---------------    ---------------    ---------------
Total current assets                                                                  136,275             75,367             14,825
                                                                              ---------------    ---------------    ---------------
Accounts payable and accrued liabilities                                               10,158             16,905             13,984
                                                                              ---------------    ---------------    ---------------
Shareholders' equity
Share capital                                                                               1                  1                  1
Contributed surplus                                                                   143,500            143,500            143,500
Deficit accumulated during the development stage                                      (17,384)           (85,039)          (142,660)
                                                                              ---------------    ---------------    ---------------
                                                                                      126,117             58,462                841
                                                                              ---------------    ---------------    ---------------



* As CliniChem was consolidated following the re-acquisition as discussed above, CAN$841,000 is already included in the BioChem results and therefore needs to be reversed.

Write off of in-process research and development

The acquired in-process research and development in respect of CliniChem included on BioChem's balance sheet at 31 December 2000 of CAN$40,027,000 is written off immediately.

The in-process research and development has been calculated as follows:



                                                                        CAN$'000
Purchase price                                                            48,286
Share of loss of CliniChem until December 14, 2000                        (5,659)
                                                                 ---------------
                                                                          42,627
                                                                 ---------------
Cash                                                                      11,241
Non-cash working capital                                                 (10,400)
Acquired commercialised products                                           1,759
Acquired in-process research and development                              40,027
                                                                 ---------------
                                                                          42,627
                                                                 ---------------



This allocation is of a preliminary nature and may change on further analysis of the purchase price.

Transaction costs

The difference between the CAN$150,000,000 cash contribution to CliniChem's capital by BioChem and the CAN$143,500,000 recorded as a contributed surplus by CliniChem represents CAN$6,500,000 of transaction costs. These costs have been included in the income statement for the year ended 31 December 1998.

(b) In-process research and development

As stated in FASB Interpretation (FIN) No. 4, "Applicability of FASB Statement No. 2 Business Combinations Accounted for by the Purchase Method", any identifiable assets of the acquiree to be used in research and development projects that do not also have an alternative future use should be first valued as part of the purchase price allocation, and then charged to expense of the acquiring company. The acquired research and development relates to the acquisition of CliniChem as at December 15, 2000. For further information on CliniChem, see note (a) above.

(c) Share of loss in a company subject to significant influence

Under US GAAP, the total investment in North American Vaccine Inc. (NAVA) would have been reduced by CAN$5,194,000 in 1999 in accordance with the requirements of the Emerging Issues Task Force on accounting by an equity method investor for investee losses when the investor has loans to and investments in other securities of the investee. This adjustment was reversed in the year ended 31 December 2000 as the investment in NAVA was disposed of.

(d) Cost of start-up activities

As stated in Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), costs of start-up activities should be expensed as incurred. Pursuant to SOP 98-05, the company has written off the unamortised portion of the start-up activity costs included in deferred charges and property, plant and equipment.

(e) Deferred foreign exchange gains and losses

Under Canadian GAAP, unrealised foreign exchange gains and losses arising on the translation of long-term monetary items are deferred and amortised over the life of the item. Under US GAAP, these gains and losses are included in earnings. The deferred foreign exchange losses on the balance sheet amounting to CAN$ nil and CAN$722,000 as at 31 December 2000 and 1999 respectively would have been eliminated. Accordingly a foreign exchange gain amounting to CAN$722,000 is recognised in earnings for the year ended 31 December 2000 and a foreign exchange loss amounting to CAN$594,000 and CAN$128,000 is recognised in earnings for the years ended 31 December 1999 and 1998 respectively.

(f) Long-term investment

Under Canadian GAAP, investments in shares of public companies and debt securities, excluding the investment in the common shares of a company subject to significant influence, should be recorded at cost, less any decrease in value other than a temporary decline. Under US GAAP, the company would be required to record some of the investments at fair value and would have presented the unrealised gains or losses as a component of comprehensive income in the shareholders' equity. The cost of these investments amounts to CAN$ Nil, CAN$24,248,000 and CAN$22,865,000 as at 31 December 2000, 1999 and
1998 respectively and the fair value amounts to CAN$ Nil, CAN$22,291,000 and CAN$18,206,000 as at 31 December 2000, 1999 and 1998 respectively.

(g) Discontinued operations

For discontinued operations, the same principles as described in (e) for deferred foreign exchange losses would apply under US GAAP. The impact on earnings from discontinued operations, net of income taxes, would be an increase of CAN$347,000 in 1999 and CAN$1,360,000 in 1998.

(h) Earnings per share

Under Canadian GAAP, fully diluted earnings per share assumes that all the outstanding options at the end of the year have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options have been used for investments. Under US GAAP, diluted earnings per share is calculated based on the assumption that the options have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the options were used at the beginning of the year or at the date granted to acquire common shares of the company at the average market price.

(i) Cash flow statement

Under US GAAP, consolidated cash flow statements are presented in accordance with SFAS No. 95. The statements prepared under US GAAP present substantially the same information as that required under Canadian GAAP.

(a) (ii) Unaudited reconciliation of BioChem's Canadian GAAP, CAN$ financial information for the year ended 31 December 2000 to US GAAP as applied by Shire

            The following table is the unaudited reconciliation of BioChem's Canadian GAAP, CAN$ financial information for the year ended 31 December 2000 to US GAAP as applied by Shire.



                                                                     BioChem           US GAAP            BioChem           BioChem
                                                                    CAN GAAP       adjustments            US GAAP           US GAAP
                                                                      Note 1            Note 2                               Note 3
                                                                    CAN$'000          CAN$'000           CAN$'000           US$'000
       Royalty revenue                                               195,588                --            195,588           131,670
       Other revenues (a)                                             99,239           (60,794)            38,445            25,882
                                                              --------------    --------------     --------------    --------------
       Revenues                                                      294,827           (60,794)           234,033           157,552
       Cost of sales                                                 (19,626)               --            (19,626)          (13,212)
                                                              --------------    --------------     --------------    --------------
       Gross profit                                                  275,201           (60,794)           214,407           144,340
       Research and development (b)                                  (73,120)          (40,027)          (113,147)          (76,170)
       Other operating expenses (c)                                  (51,413)           (6,656)           (58,069)          (39,071)
                                                              --------------    --------------     --------------    --------------
       Operating income                                              150,668          (107,477)            43,191            29,099
       Interest income (d)                                            17,436             1,872             19,308            12,998
       Interest expense (e)                                           (6,278)               --             (6,278)           (4,226)
       Other income/(expenses), net (f)                              150,262             5,916            156,178           105,318
                                                              --------------    --------------     --------------    --------------
       Income before income taxes                                    312,088           (99,689)           212,399           143,189
       Income taxes (g)                                              (12,637)            1,301            (11,336)           (7,631)
                                                              --------------    --------------     --------------    --------------
       Net income from continuing operations                         299,451           (93,388)           201,063           135,558
                                                              --------------    --------------     --------------    --------------
       Supplemental information
       Net income as above                                                                                                  135,558
       Add back/(deduct):
       Write off of in-process research and development
       (CAN$ 40,027,000)                                                                                                     26,945
       Net gain on sale of long term investments (CAN$
       141,220,000)                                                                                                        (104,031)
                                                                                                                     --------------
       Net income before exceptionals                                                                                        58,472
                                                                                                                     ==============



            Notes

            1 The BioChem Canadian GAAP financial information presented in CAN$ is extracted from the BioChem consolidated financial statements appearing in Part III of this document and represented as described in notes (a) - (g) below.



                                                      CAN$'000
           (a) Other revenues
               From consolidated statement
           of earnings:
               -- Sales                                 32,885
               -- Research and development              66,812
               -- Other                                   (458)
                                                --------------
                                                        99,239
                                                --------------
           (b) Research and development
               From consolidated statement
           of earnings:
               -- Research and development              71,834
               -- R&D tax credit (note 6)                1,286
                                                --------------
                                                        73,120
                                                --------------

                                                      CAN$'000
           (c) Other operating expenses
               From consolidated statement
           of earnings:
               -- Selling and
           Administration                               14,251
               -- Administration                        26,003
               -- Depreciation and
           amortisation                                 11,159
                                                --------------
                                                        51,413
                                                --------------
           (d) Interest income
               From note 20 (a):
               -- Therapeutics                             843
               -- Vaccines                                  59
               -- Other                                 16,534
                                                --------------
                                                        17,436
                                                --------------
           (e) Interest expense
               From note 6:
               -- Interest on long term
           debt                                          6,114
               -- Other interest                           164
                                                --------------
                                                         6,278
                                                --------------
           (f) Other income/(expenses), net
               From consolidated statement
           of earnings:
               -- Net gain on sale of long
           term investments                            141,220
               -- Share of loss of company
                  subject to significant
                  influence                             (5,659)
               -- Investment and other
           revenues                                     29,839
               -- Financial expenses                    (4,438)
               -- Less interest income (see
           note (d) above)                             (17,436)
               -- Add interest expense (see
           note (e) above)                               6,278
               -- Other                                    458
                                                --------------
                                                       150,262
                                                --------------
           (g) Income taxes
               From consolidated statement
           of earnings:
               -- Income taxes                          13,923
               -- R&D tax credit                        (1,286)
                                                --------------
                                                        12,637
                                                --------------



            2 The US GAAP adjustments are extracted from Part IV (a)(i) Reconciliation of BioChem financial results to US GAAP as applied by Shire.

            3 Conversion into US$ has been performed using the average exchange rate for the period of 1.4854 except for the net gain on sale of investments which was translated at the exchange rate ruling on the date of the transaction.

                     [graphic]


The Directors and Proposed Directors                     Arthur Andersen
Shire Pharmaceuticals Group plc                          Abbots House
East Anton                                               Abbey Street
Andover                                                  Reading
Hampshire                                                RG1 3BD
SP10 5RG

The Directors
Deutsche Bank AG London
Global Investment Banking
Winchester House
1 Great Winchester Street
London
EC2N 2DB                                                           1 March 2001

Dear Sirs

We report on the unaudited reconciliations to US GAAP of the consolidated statement of total assets less total liabilities and shareholders equity as at 31 December 2000, 1999 and 1998, the statement of consolidated net income statements for each of the three financial years then ended and the consolidated income statement for the year then ended 31 December 2000 of BioChem and its subsidiaries ("the financial information (as adjusted) of BioChem") prepared on the basis of the accounting policies of Shire in accordance with US GAAP set out on pages 49 to 56 in Part IV of the circular and listing particulars dated 1 March 2001 issued by Shire.

Responsibilities

It is the responsibility solely of the Directors of Shire to prepare the financial information (as adjusted) of BioChem in accordance with paragraph
12.11 of the Listing Rules of the UK Listing Authority ("the Listing Rules"). It is our responsibility to form an opinion, as required by the Listing Rules, on the financial information (as adjusted) of BioChem and to report our opinion to you.

The financial information (as adjusted) of BioChem incorporates significant reclassifications of and adjustments to the historical financial statements of BioChem. The historical financial statements of BioChem for each of the three years ended 31 December 2000 state that they were prepared in accordance with Canadian GAAP and were audited by Raymond Chabot Grant Thornton, who gave unqualified reports thereon. We do not accept any responsibility for the historical financial statements of BioChem.

Basis of Opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued in the United Kingdom by the Auditing Practices Board.

Our work, which was substantially less in scope than an audit and involved no independent examination of any of the underlying financial information, consisted primarily of making enquiries of the management of BioChem and its auditors to establish the accounting policies which were applied in the preparation of the underlying financial information, considering the evidence supporting the reclassifications and adjustments made and discussing the financial information (as adjusted) of BioChem with the Directors of Shire.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion:

1. the financial information (as adjusted) of BioChem has been properly compiled on the basis stated; and

2. the adjustments are appropriate for the purpose of presenting the financial information (as adjusted) of BioChem on a basis consistent in all material respects with the accounting policies of Shire under US GAAP.

Yours faithfully

Arthur Andersen
Chartered Accountants

(b) Reconciliation of BioChem financial results to UK GAAP as applied by Shire for the three years ended 31 December 2000

Unaudited reconciliation of financial information under UK GAAP

Accounting policies generally accepted in the UK differ in certain material respects from those generally accepted in Canada.

A summary of Shire's principal accounting policies under UK GAAP, all of which have been applied consistently throughout the periods presented, is set out below:

(a) Basis of accounting

The accounts have been prepared under the historical cost convention, and in accordance with applicable accounting standards. The accounts have been prepared in accordance with UK GAAP.

(b) Basis of consolidation

The Group accounts consolidate the accounts of Shire and all its subsidiary undertakings drawn up to 31 December each year.

Under the acquisition method of accounting, which has been adopted for business combinations other than Group reconstructions, the results of subsidiary undertakings acquired or disposed of in a period are included in the consolidated profit and loss account from the date of acquisition up to the date of disposal.

Where merger accounting principles apply, subsidiary undertakings are consolidated as if they have always been owned by the Company and acquired share premium has been shown as other reserves. There has been no difference between the nominal value of shares issued to acquire subsidiary undertakings and the nominal value of shares acquired.

(c) Intangible assets - goodwill

Goodwill arising on acquisitions in the year ended 31 December 1997 and earlier periods was written off to reserves in accordance with the accounting standard then in force. As permitted by the current accounting standard the goodwill previously written off to reserves has not been reinstated in the balance sheet. On disposal or closure of a previously acquired business, the attributable amount of goodwill previously written off to reserves is included in determining the profit or loss on disposal.

Goodwill arising on the acquisition of subsidiary undertakings and businesses subsequent to 31 December 1997, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight line basis over its useful economic life being 20 years. Provision is made for any impairment.

(d) Intangible assets - intellectual property

Intellectual property, including trademarks, for products with an immediate defined revenue stream and acquired for valuable consideration, is recorded at cost and amortised in equal annual instalments over the estimated useful life of the product with a maximum of 20 years. Intellectual property with no defined revenue stream is written off on acquisition. Provision is made for any impairment.

(e) Tangible fixed assets

Tangible fixed assets are shown at cost less accumulated depreciation and any provision for impairment. Depreciation is provided on a straight line basis at rates calculated to write off the cost less estimated residual value of each asset over its estimated useful life at the following annual rates:

Freehold land and buildings          2 per cent per annum

Office furniture and fittings        20-25 per cent per annum

Equipment and other                  20-25 per cent per annum

(f) Investments

Fixed asset investments are shown at cost less any provision for impairment.

Current asset investments are shown at the lower of cost and net realisable value.

(g) Stocks

Stocks are stated at the lower of cost and net realisable value. Cost incurred in bringing each product to its present location and condition is based on purchase costs calculated on a first-in, first-out basis, including transport.

Net realisable value is based on estimated normal selling price less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow moving or defective items where appropriate.

(h) Taxation

Corporation tax is provided on taxable profits at the current rate.

Deferred taxation (which arises from differences in the timing of recognition of items, principally depreciation, in the accounts and by the tax authorities) has been calculated on the liability method. Deferred taxation is provided on timing differences which will probably reverse at the rates of tax likely to be in force at the time of reversal. Deferred taxation is not provided on timing differences which, in the opinion of the Directors, will probably not reverse.

(i) Turnover

The principal components of the Company's turnover and their respective accounting treatments are set out below.

The Company recognises turnover when:

o     there is persuasive evidence of an arrangement;

o     delivery of products has occurred or services have been rendered;

o     the seller's price to the buyer is fixed or determinable; and

o     collectibility is reasonably assured.

Product sales are recognised net upon shipment to customers. Provisions for certain rebates, product returns and discounts to customers are provided for as reductions to net turnover in the same period as the related sales are recorded.

Licensing and development fees represent revenues derived from licence agreements and from collaborative research and development arrangements.

Initial licence fees are not considered to be separable from the associated research and development activities, even where such fees are non-refundable and not creditable against research and development services to be rendered. Initial licence fees are thus deferred and recognised over the period of the licence term or the period of the associated research and development agreement. In circumstances where initial licence fees are not for a defined period, revenues are deferred and recognised over the period to the expiration of the relevant patent to which the licence relates.

Where licensing arrangements are accompanied by an equity subscription agreement, the series of transactions are accounted for as a multiple elements arrangement. Accordingly, the aggregate consideration is allocated to the two elements of the arrangement as described below.

The fair value of the equity subscription is calculated as being the aggregate number of shares issued at the average of the opening and closing share prices on the date of issue.

During the term of certain research and development agreements, the Company receives non-refundable milestones as certain technical targets are achieved. Revenue is recognised on achievement of milestones.

The Company also receives non-refundable clinical milestones when certain targets are achieved during the clinical phases of development, such as the submission of clinical data to a regulatory authority. These clinical milestones are recognised when received. If milestone payments are creditable against future royalty payments, the milestones are deferred and released over the period in which the royalties are anticipated to be received.

Royalty income relating to licensed technology is recognised when receivable.

Revenues are stated net of VAT and similar taxes, trade discounts and intra-Group transactions.

No revenue is recognised for consideration, the value or receipt of which is dependent on future events, future performance, or refund obligations.

(j) Research and development

Research and development expenditure includes funded and unfunded expenditure and is written off in the period in which it is incurred.

(k) Pensions

The Group contributes to personal defined contribution pension plans of employees. Contributions are charged to the profit and loss accounts as they become payable.

(l) Foreign currency

Monetary assets and liabilities in foreign currencies are translated into sterling at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Exchange differences are taken into account in arriving at the operating profit.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date.

Exchange differences arising on translation of the opening net assets and on foreign currency borrowings, to the extent that they hedge the Group's investment in such operations, are dealt with through reserves. All other exchange differences are included in the profit and loss account.

(m) Leases

The cost of operating leases is charged to the profit and loss account on a straight line basis over the lease term, even if rental payments are not made on such a basis.

Assets acquired under finance leases are included in the balance sheet as tangible fixed assets and are depreciated over the shorter of the period of lease or their useful lives. The capital elements of future lease payments are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to give a constant charge on the balance of the capital repayments outstanding.

(n) Finance costs

Finance costs of debt are charged to the profit and loss account over the term of the debt at a constant rate on the carrying amount.

(o) Debt

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period. Convertible debt is reported as a liability unless conversion actually occurs. No gain or loss is recognised on conversion.

(p) Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

For a forward foreign exchange contract to be treated as a hedge the instrument must be related to actual foreign currency assets or liabilities or to a probable commitment. It must involve the same currency or similar currencies as the hedged item and must also reduce the risk of foreign currency exchange movements on the Group's operations. Gains and losses arising on these contracts are deferred and recognised in the profit and loss account, or as adjustments to the carrying amount of fixed assets, only when the hedged transaction has itself been reflected in the Group's accounts.

For an interest rate swap to be treated as a hedge the instrument must be related to actual assets or liabilities or a probable commitment and must change the nature of the interest rate by converting a fixed rate to a variable rate or vice versa. Interest differentials under these swaps are recognised by adjusting net interest payable over the periods of the contracts.

If an instrument ceases to be accounted for as a hedge, for example because the underlying hedged position is eliminated, the instrument is marked to market and any resulting profit or loss recognised at that time.

(q) Employee share schemes

In accordance with UITF Abstract 17 "Employee share schemes", the cost of awards to employees that take the form of shares or rights to shares is recognised as a charge in the profit and loss account. The amount recognised, which is the difference between the market value at date of grant and the underlying share and any exercise price, is charged to the profit and loss account over the period the shares are vested, with a corresponding credit to reserves.

(r) Related party transactions

In accordance with the exemptions in FRS 8, "Related Party Transactions", transactions between Group companies have not been disclosed since Group accounts are prepared and include the results of all subsidiary undertakings.

The differences which are material to restating the historical financial statements of BioChem to conform with Shire's accounting policies under UK GAAP are set out below.



                                                                                      Year ended        Year ended       Year ended
                                                                                31 December 1998  31 December 1999 31 December 2000
                                                                          Notes          CAN$000           CAN$000          CAN$000
Earnings from continuing operations as reported under
  Canadian GAAP                                                                          117,898           167,199          299,451
Total other income                                                                       (15,145)          (15,270)         (25,401)
Provision for income taxes                                                                 9,479            12,091           13,923
Gain on sale of long-term investments                                                         --           (24,181)        (141,220)
Non-controlling interest                                                                  (1,428)               --               --
Deferred charges                                                            (c)               (4)           (1,106)          (6,656)
Consolidation of CliniChem                                                  (a)          (22,139)          (74,254)         (60,794)
CliniChem transaction costs                                                 (a)           (6,500)               --               --
                                                                                   -------------     -------------    -------------
Operating profit as reported under UK GAAP                                                82,161            64,479           79,303
Consolidation of CliniChem                                                  (a)            4,061             5,263            1,872
Share of loss in a company subject to significant influence                 (b)          (29,141)          (23,439)          64,227
Gain on sale of long-term investments                                                         --            24,181          141,220
Non-controlling interest                                                                   1,428                --               --
                                                                                   -------------     -------------    -------------
Profit on ordinary activities before finance charges under
  UK GAAP                                                                                 58,509            70,484          286,622
Total other income                                                                        15,145            15,270           25,401
Deferred foreign exchange gains and losses                                  (d)             (128)             (594)             722
                                                                                   -------------     -------------    -------------
Profit on ordinary activities before taxation under UK GAAP                               73,526            85,160          312,745
Provisions for income taxes as reported under Canadian GAAP                               (9,479)          (12,091)         (13,923)
Consolidation of CliniChem                                                  (a)              694             1,336            1,301
Loss from discontinued operations as reported under Canadian
  GAAP                                                                                    (3,124)          (18,097)              --
Adjustment for discontinued operations                                      (e)               --            17,000          (17,000)
                                                                                   -------------     -------------    -------------
Profit on ordinary activities after taxation under UK GAAP
  being retained profit as reported under UK GAAP                                         61,617            73,308          283,123
                                                                                   =============     =============    =============

                                                                                 Year ended          Year ended          Year ended
                                                                                31 December         31 December         31 December
                                                                                       1998                1999                2000
                                                                  Notes                CAN$                CAN$                CAN$
Earnings per share per UK GAAP adjusted results                     (g)
Earnings per share
- Basic                                                                                0.57                0.70                2.80
- Diluted                                                                              0.56                0.69                2.75

Weighted average number of common shares:
Basic                                                                           108,442,700         105,312,719         101,240,416
Diluted                                                                         110,466,590         106,973,581         102,977,929



Reconciliation of consolidated net assets / shareholders' equity from Canadian to UK GAAP as applied by Shire



                                                                                      As at               As at               As at
                                                                           31 December 1998    31 December 1999    31 December 2000
                                                                  Notes             CAN$000             CAN$000             CAN$000
As reported under Canadian GAAP                                                     478,621             376,864             684,840
Adjustments for:
Long term investments                                               (b)             (40,788)            (64,227)                 --
Property, plant and equipment                                       (c)                  --                  --              (6,107)
Deferred charges                                                    (c)              (3,542)             (4,648)             (5,197)
Consolidation of CliniChem                                          (a)             126,117              58,462                (841)
Retained losses from discontinued operations                        (e)                  --              17,000             (17,000)
                                                                           ----------------    ----------------    ----------------
As reported under UK GAAP                                                           560,408             383,451             655,695
                                                                           ----------------    ----------------    ----------------



Notes:

(a) CliniChem Development, Inc. ("CliniChem")

Consolidation of CliniChem

In 1998, BioChem spun-off to its shareholders its investment in CliniChem. In connection with this spin-off, BioChem retained rights in CliniChem, including that BioChem had an option to reacquire all shares in CliniChem at any time. Applying Shire's accounting policies, this transaction would result in CliniChem continuing to be consolidated by BioChem as BioChem has the right to exercise a dominant influence over CliniChem. However, at the time that CliniChem was spun-off, BioChem elected to deconsolidate CliniChem, an acceptable accounting principle at that time. The management of Shire believe that their accounting policies would have required Shire to continue to consolidate CliniChem, also an acceptable accounting alternative at the date of spin-off.

On 15 December 2000, BioChem reacquired CliniChem and has accounted for the acquisition using purchase accounting.

The adjustments set out below cover all three years and represent the effects from:

(i) consolidating the financial position and results of operation of CliniChem;

(ii)  eliminating intercompany licensing revenues and costs; and

(iii) recording accumulated deficits incurred by CliniChem during the period that it was not consolidated.



                                                                                 Year ended          Year ended          Year ended
                                                                                31 December         31 December         31 December
                                                                                       1998                1999                2000
                                                                                    CAN$000             CAN$000             CAN$000
Turnover                                                                            (22,139)            (74,254)            (60,794)
Operating expenses                                                                       --                  --                  --
                                                                           ----------------    ----------------    ----------------
Operating loss                                                                      (22,139)            (74,254)            (60,794)
Interest income                                                                       4,061               5,263               1,872
                                                                           ----------------    ----------------    ----------------
Loss before taxes                                                                   (18,078)            (68,991)            (58,922)
Income taxes                                                                            694               1,336               1,301
                                                                           ----------------    ----------------    ----------------
Loss from continuing operations                                                     (17,384)            (67,655)            (57,621)
                                                                           ================    ================    ================


                                                                                      As at               As at               As at
                                                                                31 December         31 December         31 December
                                                                                       1998                1999                2000
                                                                                    CAN$000             CAN$000             CAN$000
Shareholders' equity                                                                126,117              58,462                (841)
                                                                           ================    ================    ================



These adjustments have been derived form the financial results of CliniChem as follows:



                                                                                                        UK GAAP
                                                                              Canadian GAAP          alignments             UK GAAP
Profit and loss accounts                                                            CAN$000             CAN$000             CAN$000
Period ended 31 December 1998
Turnover                                                                              4,061              (4,061)                 --
Operating expenses                                                                  (21,379)               (760)            (22,139)
                                                                           ----------------    ----------------    ----------------
Operating loss                                                                      (17,318)             (4,821)            (22,139)
Interest income                                                                          --               4,061               4,061
                                                                           ----------------    ----------------    ----------------
Loss before taxes                                                                   (17,318)               (760)            (18,078)
Income taxes                                                                            (66)                760                 694
                                                                           ----------------    ----------------    ----------------
Loss from continuing operations                                                     (17,384)                 --             (17,384)
                                                                           ----------------    ----------------    ----------------

Period ended 31 December 1999
Turnover                                                                              5,263              (5,263)                 --
Operating expenses                                                                  (72,918)             (1,336)            (74,254)
                                                                           ----------------    ----------------    ----------------
Operating loss                                                                      (67,655)             (6,599)            (74,254)
Interest income                                                                          --               5,263               5,263
                                                                           ----------------    ----------------    ----------------
Loss before taxes                                                                   (67,655)             (1,336)            (68,991)
Income taxes                                                                             --               1,336               1,336
                                                                           ----------------    ----------------    ----------------
Loss from continuing operations                                                     (67,655)                 --             (67,655)
                                                                           ----------------    ----------------    ----------------

                                                                                                        UK GAAP
                                                                              Canadian GAAP          alignments             UK GAAP
Profit and loss accounts                                                            CAN$000             CAN$000             CAN$000
Period ended 14 December 2000
Total revenue                                                                         1,894              (1,894)                 --
Operating expenses                                                                  (59,515)             (1,279)            (60,794)
                                                                           ----------------    ----------------    ----------------
Operating loss                                                                      (57,621)             (3,173)            (60,794)
Interest income                                                                          --               1,872               1,872
                                                                           ----------------    ----------------    ----------------
Loss before taxes                                                                   (57,621)             (1,301)            (58,922)
Income taxes                                                                             --               1,301               1,301
                                                                           ----------------    ----------------    ----------------
Loss from continuing operations                                                     (57,621)                 --             (57,621)
                                                                           ----------------    ----------------    ----------------


                                                                                      As at               As at               As at
                                                                                31 December         31 December         31 December
Balance Sheet Data                                                                     1998                1999                2000*
                                                                                    CAN$000             CAN$000             CAN$000
Cash and cash equivalents                                                            20,009               1,178              11,041
Temporary investments                                                               114,392              69,247                  --
Taxes and other receivables                                                           1,115               3,699               2,695
Scientific research and experimental development tax credits
  receivable                                                                            759               1,243               1,089
                                                                           ----------------    ----------------    ----------------
Total current assets                                                                136,275              75,367              14,825
                                                                           ----------------    ----------------    ----------------
Accounts payable and accrued liabilities                                             10,158              16,905              13,984
                                                                           ----------------    ----------------    ----------------
Shareholders' equity
Share capital                                                                             1                   1                   1
Contributed surplus                                                                 143,500             143,500             143,500
Deficit accumulated during the development stage
                                                                                    (17,384)            (85,039)           (142,660)
                                                                           ----------------    ----------------    ----------------
                                                                                    126,117              58,462                 841
                                                                           ================    ================    ================



* As CliniChem was consolidated following the re-acquisition as discussed above, CAN$841,000 is already included in the BioChem results and therefore needs to be reversed.

Transaction costs

The difference between the CAN$150,000,000 cash contribution to CliniChem's capital by BioChem and the CAN$143,500,000 recorded as a contributed surplus by CliniChem represents CAN$6,500,000 of transaction costs. These costs have been included in the profit and loss account for the year ended 31 December 1998.

(b) Share of loss in a company subject to significant influence

Under UK GAAP, BioChem would continue to record changes in the carrying value of its investment in North American Vaccine Inc. (NAVA) even if the application of the equity method results in an interest in net liabilities rather than net assets. The only exception is where there is sufficient evidence that an event has irrevocably changed the relationship between the investor and its investee, marking the investor's irreversible withdrawal from the investee.

(c) Deferred charges

Urgent Issues Task Force pronouncement number 24 ("UITF 24"), "Accounting for Start Up Costs", states that costs which are not directly associated with tangible fixed assets in accordance with FRS 15, should not be recognised on the balance sheet, but expensed as incurred.

(d) Deferred foreign exchange losses

Under Canadian GAAP, unrealised foreign exchange gains and losses arising on the translation of long-term monetary items are deferred and amortised over the life of the item The deferred foreign exchange losses on the balance sheet amounting to CAN$ nil and CAN$722,000 as at 31 December 2000 and 1999 respectively would have been eliminated under UK GAAP. Accordingly a foreign exchange gain amounting to CAN$722,000 is recognised in earnings for the year ended 31 December 2000 and a foreign exchange loss amounting to CAN$594,000 and CAN$128,000 is recognised in earnings for the years ended 31 December 1999 and 1998 respectively.

(e) Discontinued operations

Under UK GAAP and in accordance with Financial Reporting Standard No. 12 (FRS
12), provisions for the costs of disposal of an operation are only recognised when there is a present obligation (legal or constructive) as a result of a past event, it is probable that a transfer of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Unless these conditions are met, no provision should be recognised. In particular, future operating losses of a business to be disposed should not be provided for.

Under Canadian GAAP, provisions for losses on discontinued operations can be recognised earlier, generally when a decision has been made to dispose of an operation. These adjustments reflect the accounting for the disposal of these operations in accordance with UK GAAP.

(f) Cash flow statement

Under UK GAAP, consolidated cash flow statements are presented in accordance with Financial Reporting Standard No. 1 (FRS 1). The statements prepared under FRS 1 present substantially the same information as that required under Canadian GAAP. Under Canadian GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement with regard to the definition of cash.

Under Canadian GAAP, cash and cash equivalents include cash and short-tem investments with original maturities of three months or less. Under FRS 1, cash comprises cash in hand and at bank (on demand) and overnight deposits, net of bank overdrafts.

Under FRS 1, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investments, acquisitions and disposals, dividends paid to the company's shareholders, and management of liquid resources and financing. Under Canadian GAAP, cash flows are reported as resulting from operating, investing and financing activities.

Cash flows under FRS 1 in respect of interest received, interest paid and taxation would be included within operating activities under Canadian GAAP. Cash flows from purchases, sales and maturities of trading securities, while not separately identified under UK GAAP, would be included within investing activities under Canadian GAAP. Dividends paid would be included within financing activities under Canadian GAAP. Under UK GAAP movements in bank overdrafts are classified as movements in cash while under Canadian GAAP they are classified as a financing activity.

(g) Earnings per share

Under Canadian GAAP, fully diluted earnings per share assumes that all the outstanding options at the end of the year have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the exercise of options have been used for investments. Under UK GAAP, diluted earnings per share is calculated based on the assumption that the options have been exercised at the beginning of the year or at the date granted, if granted during the year, and proceeds from the options were used at the beginning of the year or at the date granted to acquire common shares of the Company at the average market price.

                     [graphic]


The Directors and Proposed Directors                       Arthur Andersen
Shire Pharmaceuticals Group plc                            Abbots House
East Anton                                                 Abbey Street
Andover                                                    Reading
Hampshire                                                  RG1 3BD
SP10 5RG

The Directors
Deutsche Bank AG London
Global Investment Banking
Winchester House
1 Great Winchester Street
London
EC2N 2DB                                                           1 March 2001

Dear Sirs

We report on the unaudited reconciliations to UK GAAP of the consolidated statements of net assets and shareholders equity as at 31 December 2000, 1999 and 1998 and the consolidated net loss or profit for each of the three financial years then ended of BioChem and its subsidiaries ("the financial information (as adjusted) of BioChem") prepared on the basis of the accounting policies of Shire in accordance with UK GAAP as set out on pages 58 to 65 in
Part IV of the circular and listing particulars dated 1 March 2001 issued by Shire.

Responsibilities

It is the responsibility solely of the Directors of Shire to prepare the financial information (as adjusted) of BioChem in accordance with paragraph
12.11 of the Listing Rules of the UK Listing Authority ("the Listing Rules"). It is our responsibility to form an opinion, as required by the Listing Rules, on the financial information (as adjusted) of BioChem and to report our opinion to you.

The financial information (as adjusted) of BioChem incorporates significant reclassifications of and adjustments to the historical financial statements of BioChem. The historical financial statements of BioChem for each of the three years ended 31 December 2000 state that they were prepared in accordance with Canadian GAAP and were audited by Raymond Chabot Grant Thornton, who gave unqualified reports thereon. We do not accept any responsibility for the historical financial statements of BioChem.

Basis of Opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued in the United Kingdom by the Auditing Practices Board.

Our work, which was substantially less in scope than an audit and involved no independent examination of any of the underlying financial information, consisted primarily of making enquiries of the management of BioChem and its auditors to establish the accounting policies which were applied in the preparation of the underlying financial information, considering the evidence supporting the reclassifications and adjustments made and discussing the financial information (as adjusted) of BioChem with the Directors of Shire.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion:

1. the financial information (as adjusted) of BioChem has been properly compiled on the basis stated; and

2. the adjustments are appropriate for the purpose of presenting the financial information (as adjusted) of BioChem on a basis consistent in all material respects with the accounting policies of Shire under UK GAAP.

Yours faithfully

Arthur Andersen
Chartered Accountants

                                     PART V

                 Financial Information on Shire - under US GAAP


In addition to the annual statutory accounts, Shire also prepare audited consolidated financial statements in accordance with US GAAP in US$ as filed with the US SEC. The information set out on pages 66 to 91 of this document has been extracted without material adjustment from the US GAAP, US$ financial statements as filed with the US SEC on form 10-K on 27 February 2001 for the periods ended 31 December 1998, 1999 and 2000.

Statutory consolidated accounts of the Group for the financial periods ended 31 December 1998, 1999 and 2000 received an unqualified audit opinion and did not contain a statement under section 237(2) and (3) of the Companies Act 1985. The statutory consolidated accounts for 1998 and 1999 have been delivered to the Registrar. The statutory consolidated accounts for 2000 will be delivered to the Registrar following the annual general meeting. Arthur Andersen, Chartered Accountants and Registered Auditors of Abbots House, Abbey Street, Reading RG1 3BD have been auditors to the Company since its incorporation. No audited accounts of the Group have been prepared in respect of any period subsequent to 31 December 2000.

                          Consolidated Balance Sheets

                          (In thousands of US dollars)



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
ASSETS
Current assets:
Cash and cash equivalents                                                            46,598              54,082              52,973
Marketable securities and other current asset investments                           139,745              84,344              71,726
Accounts receivable, net                                                             93,830              59,018              76,622
Inventories, net                                                                     47,109              39,538              34,639
Deferred tax asset                                                                   26,971               5,312               5,222
Prepaid expenses and other current assets                                             9,736               9,012               5,116
                                                                           ----------------    ----------------    ----------------
Total current assets                                                                363,989             251,306             246,298
Investments                                                                           6,139               2,604              10,000
Property, plant and equipment, net                                                   49,685              37,484              42,682
Intangible assets, net                                                              556,013             557,934             537,159
Deferred tax asset                                                                    6,298              31,799              32,632
Other assets                                                                         22,608               6,636               4,834
                                                                           ----------------    ----------------    ----------------
Total assets                                                                      1,004,732             887,763             873,605
                                                                           ================    ================    ================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt                                                1,448               9,608              12,351
Accounts and notes payable                                                           99,437             114,509              54,896
Other current liabilities                                                            10,528              48,703              14,041
                                                                           ----------------    ----------------    ----------------
Total current liabilities                                                           111,413             172,820              81,288
Long-term debt, excluding current installments                                      126,364             126,314             126,774
Other non-current liabilities                                                        14,196               1,345               2,229
                                                                           ----------------    ----------------    ----------------
Total liabilities                                                                   251,973             300,479             210,291
                                                                           ================    ================    ================
Shareholders' equity:
Common stock, 5p par value; 400,000,000 shares authorized; and
  257,088,451 shares issued and outstanding (1999: 244,519,024)                      21,035              20,063              11,725
Additional paid-in capital                                                          938,493             832,650             814,953
Accumulated other comprehensive losses                                              (27,814)            (10,303)             (3,236)
Accumulated deficit                                                                (178,955)           (255,126)           (160,128)
                                                                           ----------------    ----------------    ----------------
Total shareholders' equity                                                          752,759             587,284             663,314
                                                                           ----------------    ----------------    ----------------
Total liabilities and shareholders' equity                                        1,004,732             887,763             873,605
                                                                           ================    ================    ================



The accompanying notes are an integral part of these consolidated financial statements.

                       Consolidated Statements of Income

         (In thousands of US dollars, except share and per share data)




                                                                                           Years ended 31 December
                                                                                       2000                1999                1998
Revenues:
Product sales                                                                       498,092             385,203             291,785
Licensing and development                                                            14,147              10,772              11,821
Royalties                                                                             4,107               3,562               3,697
Other revenues                                                                        1,262               1,995               1,681
                                                                           ----------------    ----------------    ----------------
Total revenues                                                                      517,608             401,532             308,984
                                                                           ================    ================    ================
Costs and expenses:
Cost of revenues                                                                     88,158              93,475              95,013
Research and development                                                            106,131              77,503              59,253
Selling, general and administrative (inclusive of stock option compensation charge of $21,914, $11,933 and
 $5,497 respectively)                                                               201,055             171,386             131,702
Other charges:
Asset impairments and restructuring charges                                              --              97,132                  --
Merger transaction expenses                                                              --              32,279                  --
Loss/(profit) on sale of product rights                                                  --               5,825                (220)
                                                                           ----------------    ----------------    ----------------
Total operating expenses                                                            395,344             477,600             285,748
                                                                           ================    ================    ================
Operating income/(loss)                                                             122,264             (76,068)             23,236
Interest income                                                                       6,216               7,349               6,398
Interest expense                                                                    (12,187)             (9,742)             (6,511)
Other (expenses)/income                                                                (105)               (475)                440
                                                                           ----------------    ----------------    ----------------
Total other (expenses)/income                                                        (6,076)             (2,868)                327
                                                                           ================    ================    ================
Income/(loss) before income taxes                                                   116,188             (78,936)             23,563
Income taxes                                                                        (40,017)            (16,062)             (2,991)
                                                                           ----------------    ----------------    ----------------
Net income/(loss)                                                                    76,171             (94,998)             20,572
                                                                           ================    ================    ================
Net income/(loss) per share:
Basic                                                                                 $0.30              $(0.39)              $0.09
Diluted                                                                               $0.29              $(0.39)              $0.08
Weighted average number of shares:
Basic                                                                           252,497,255         244,698,721         234,044,732
Diluted                                                                         260,344,932         244,698,721         242,806,410



The accompanying notes are an integral part of these consolidated financial statements.

            Consolidated Statements of Comprehensive Income/(Losses)

                          (In thousands of US dollars)



                                                                                               Years ended 31 December
                                                                                            2000              1999             1998
Net income/(loss)                                                                         76,171           (94,998)          20,572
Foreign currency translation adjustments                                                 (17,463)           (7,067)            (840)
Unrealized holding (loss)/gain on marketable securities and
  non-current investments                                                                    (48)             (411)              96
                                                                                   -------------     -------------    -------------
Comprehensive income/(loss)                                                               58,660          (102,476)          19,828
                                                                                   =============     =============    =============



There are no tax effects related to the items included above.

The accompanying notes are an integral part of these consolidated financial statements

                     Consolidated Statements of Cash Flows


                          (In thousands of US dollars)



                                                                                               Years ended 31 December
                                                                                            2000              1999             1998
Cash flows from operating activities:
Net income/(loss)                                                                         76,171           (94,998)          20,572
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization                                                             30,475            28,598           25,249
Stock option compensation                                                                 21,914            11,933            5,497
Tax benefit of stock option compensation, credited directly to equity                     30,782             1,964            3,006
Non cash exchange gains and losses                                                        (1,676)             (664)          (1,816)
(Gain)/loss on sale of fixed assets                                                           --              (828)              16
Loss on sale of intangible assets                                                          1,514             5,825               --
Write-down of investment                                                                      --             7,546               --
(Increase)/decrease in accounts receivable                                               (54,433)           16,272          (20,566)
Increase in inventory                                                                     (7,571)           (6,543)          (5,170)
Decrease/(increase) in deferred tax asset                                                  3,842               743           (4,420)
Increase in accounts payable                                                              43,373            37,083           12,186
Reserve for restructuring charges                                                        (83,608)           83,608               --
                                                                                   -------------     -------------    -------------
Net cash provided by operating activities                                                 60,783            90,539           34,554
                                                                                   -------------     -------------    -------------
Cash flows from investing activities:
(Investment in)/redemption of marketable securities                                       (1,997)           (7,940)           3,825
Increase in cash placed on short term deposit                                            (53,404)           (4,677)         (35,664)
Purchase of long-term investment                                                          (3,591)               --          (10,000)
Purchase of subsidiary undertakings                                                           --           (32,000)              --
Expenses of acquisition                                                                   (1,461)               --             (551)
Net cash acquired with subsidiary undertakings                                                --             1,979               --
Purchase of intangible assets                                                            (38,379)          (57,848)        (142,258)
Purchase of fixed assets                                                                 (28,359)           (4,786)         (13,871)
Proceeds from sale of intangible fixed assets                                                 --             6,575            1,033
Proceeds from sale of fixed assets                                                        12,007             1,413               60
Collection on notes receivable                                                               766             7,195            1,751
                                                                                   -------------     -------------    -------------
Net cash used in investing activities                                                   (114,418)          (90,089)        (195,675)
                                                                                   -------------     -------------    -------------

                                                                                               Years ended 31 December
                                                                                            2000              1999             1998
Cash flows from financing activities:
Long-term debt issued                                                                         --                --          125,000
Payments on long-term debt, capital leases and notes                                      (8,110)          (11,499)         (11,708)
Payment of debt issuance costs                                                                --                --           (2,528)
Proceeds from issue of common stock, net                                                   8,472             8,615           35,027
Proceeds from exercise of options                                                         45,647             3,523            4,082
Proceeds from issue of preferred stock                                                        --                --            4,494
Cash dividends paid                                                                           --                --             (150)
                                                                                   -------------     -------------    -------------
Net cash provided by financing activities                                                 46,009               639          154,217
                                                                                   -------------     -------------    -------------
Effect of foreign exchange rate changes on cash and cash equivalents                         142                20                9
                                                                                   -------------     -------------    -------------
Net (decrease)/increase in cash and cash equivalents                                      (7,484)            1,109           (6,895)
Cash and cash equivalents at beginning of period                                          54,082            52,973           59,868
                                                                                   -------------     -------------    -------------
Cash and cash equivalents at end of period                                                46,598            54,082           52,973
                                                                                   -------------     -------------    -------------

Supplemental cash flow information:
Interest paid                                                                             12,156            11,612            3,948
Income taxes paid                                                                          6,650            11,356            5,285
Non cash activities:
Notes issued for product acquisitions                                                         --            11,800               --
Notes received for sale of product rights                                                     --                --              218
Common stock issued for product acquisitions                                               3,085                --           11,572
Common stock issued on conversion of zero-coupon note                                      8,772                --           14,042
Debt assumed on acquisition of subsidiaries                                                   --             3,300               --
Capitalized leases                                                                            --                --              131



The accompanying notes are an integral part of these consolidated financial statements

           Consolidated Statements of Changes in Shareholders' Equity
                 (In thousands of US dollars except share data)




                                                                    Additional                   Accumulated other            Total
                                           Common        Common        paid-in      Accumulated      comprehensive    shareholders'
                                            stock         stock        capital          deficit             losses           equity
Balances as of 31 December 1997            10,345       124,531        738,637         (180,666)            (2,396)         565,920
Net income                                     --            --             --           20,572                 --           20,572
Dividends paid by pooled entity                --            --             --              (34)                --              (34)
Foreign currency translation                   --            --             --               --               (840)            (840)
Issuance of common stock                      905        10,861         57,110               --                 --           58,015
Issuance of common stock by pooled
  entity                                       --            --          9,220               --                 --            9,220
Issuance costs                                 --            --         (2,124)              --                 --           (2,124)
Options exercised                             475         5,700          3,607               --                 --            4,082
Stock option compensation                      --            --          5,497               --                 --            5,497
Tax benefit associated with
  exercise of stock options                    --            --          3,006               --                 --            3,006
                                        ---------     ---------    -----------    -------------     --------------    -------------
Balances as of 31 December 1998            11,725       141,092        814,953         (160,128)            (3,236)         663,314
Net loss                                       --            --             --          (94,998)                --          (94,998)
Foreign currency translation                   --            --             --               --             (7,067)          (7,067)
Issuance of common stock for
  acquisitions                              8,123       100,767         (8,123)              --                 --               --
Issuance of common stock by pooled
  entity                                       --            --          8,615               --                 --            8,615
Options exercised                             215         2,660          3,308               --                 --            3,523
Stock option compensation                      --            --         11,933               --                 --           11,933
Tax benefit associated with
  exercise of stock options                    --            --          1,964               --                 --            1,964
                                        ---------     ---------    -----------    -------------     --------------    -------------
Balances as of
31 December 1999                           20,063       244,519        832,650         (255,126)           (10,303)         587,284
Net income                                     --            --             --           76,171                 --           76,171
Unrealized holding loss on
  marketable securities                                                                                        (48)             (48)
Foreign currency translation                   --            --             --               --            (17,463)         (17,463)
Issuance of common stock                      137         1,843         11,720               --                 --           11,857
Issue costs                                                             (3,385)              --                 --           (3,385)
Options exercised                             835        10,726         44,812               --                 --           45,647
Stock option compensation                      --            --         21,914               --                 --           21,914
Tax benefit associated with
  exercise of stock options                    --            --         30,782               --                 --           30,782
                                        ---------     ---------    -----------    -------------     --------------    -------------
Balances as of 31 December 2000            21,035       257,088        938,493         (178,955)           (27,814)         752,759
                                        =========     =========    ===========    =============     ==============    =============



The accompanying notes are an integral part of these consolidated financial statements.

                 Notes to the Consolidated Financial Statements



1.  Summary of Significant Accounting Policies

(a) Description of Operations and Principles of Consolidation


Shire Pharmaceuticals Group plc is an international specialty pharmaceutical company with a strategic focus on four therapeutic areas: central nervous system disorders, metabolic diseases, oncology and gastroenterology. The Company's principal products include Adderall, for the treatment of ADHD, Agrylin, for the treatment of thrombocythemia and Pentasa, for the treatment of ulcerative colitis.

The Group has operations in the U.S., the U.K., Europe and the rest of the world. Within these geographic operating segments, revenues are derived from three sources: sales of products by the Company's own sales and marketing operations, licensing and development fees, and royalties.

The accompanying consolidated financial statements include the accounts of Shire Pharmaceuticals Group plc and all its subsidiary undertakings after elimination of intercompany accounts and transactions.

(b) Use of Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Revenue Recognition

The Company's principal revenue streams and their respective accounting treatments are discussed below. This is in accordance with SAB 101, under which revenue is recognised when:

      o     there is persuasive evidence of an arrangement;

      o     delivery of products has occurred or services have been rendered;

      o     the seller's price to the buyer is fixed or determinable; and

      o     collectibility is reasonably assured.

      (i)   Product sales

            Revenue for the sales of products is recognised as net revenue upon shipment to customers. Provisions for certain rebates, product returns and discounts to customers are provided for as reductions to net revenue in the same period as the related sales are recorded.

      (ii)  Licensing and development fees

            Licensing and development fees represent revenues derived from license agreements and from collaborative research and development arrangements.

            Initial license fees are not considered to be separable from the associated research and development activities, even where such fees are non-refundable and not creditable against research and development services to be rendered. Initial license fees are thus deferred and recognised over the period of the license term or the period of the associated research and development agreement. In circumstances where initial license fees are not for a defined period, revenues are deferred and recognized over the period to the expiration of the relevant patent to which the license relates.

            Where licensing arrangements are accompanied by an equity subscription agreement, the series of transactions are accounted for as a multiple elements arrangement. Accordingly, the aggregate consideration is allocated to the two elements of the arrangement as described below.

            The fair value of the equity subscription is calculated as being the aggregate number of shares issued at the average of the opening and closing share prices on the date of issue.

            During the term of certain research and development agreements, the Company receives non-refundable milestones as certain technical targets are achieved. Revenues are recognised on achievement of milestones.

            The Company also receives non-refundable clinical milestones when certain targets are achieved during the clinical phases of development, such as the submission of clinical data to a regulatory authority. These clinical milestones are recognised when received. If milestone payments are creditable against future royalty payments, the milestones are deferred and released over the period in which the royalties are anticipated to be received.

      (iii) Royalty income

            Royalty income relating to licensed technology is recognized when receivable.

Where applicable, all revenues are stated net of value added tax and similar taxes, trade discounts and intercompany transactions.

No revenue is recognised for consideration, the value or receipt of which is dependent on future events, future performance, or refund obligations. The SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", which reemphasises existing guidance related to revenue recognition, including criteria specified in the Financial Accounting Standards Board (FASB) conceptual framework on timing of revenue recognition, and presentation and disclosure of revenue in the financial statements. SAB No. 101 was effective for the fourth quarter of 2000. The implementation of SAB No. 101 did not have a material impact on the company's results of operations, cashflows or financial position.

(d) Research and Development


Research and development expenditures include funded and unfunded expenditure and are charged to operations in the period in which the expense is incurred. Milestones payable in respect of research and development work are charged to the income statement on achievement of those milestones.

(e) Leased Assets

The costs of operating leases are charged to operations on a straight line basis over the lease term, even if rental payments are not made on such a basis.

Assets acquired under capital leases are included in the balance sheet as tangible fixed assets and are depreciated over the shorter of the period of lease or their useful lives. The capital elements of future lease payments are recorded as liabilities, while the interest elements are charged to the income statement over the period of the leases to produce a level yield on the balance of the capital lease obligation.

(f) Pensions

The Group contributes to personal defined contribution pension plans of employees. Contributions are charged to the income statement as they become payable. These contributions are detailed in Note 22. Details of the supplemental Executive Retirement Plan operated by the Group are given in Note 22.

(g) Finance Costs of Debt

Finance costs of debt are recorded as a deferred asset and then amortized to the income statement over the term of the debt using the level yield method. Deferred financing costs relating to debt terminated early are written off to the income statement in that period.

(h) Income Taxes

The Company provides for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes". Deferred tax assets and liabilities are provided for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realised.

(i) Advertising Expense

The Company expenses the cost of advertising as incurred. Advertising costs amounted to $6,810,000, $6,646,000 and $6,715,000 for the years ended 31
December 2000, 1999 and 1998 respectively.

(j) Foreign Currency

Monetary assets and liabilities in foreign currencies are translated into US dollars at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into US dollars at the rate of exchange ruling at the date of the transaction. Transaction gains and losses are recognised in arriving at operating income.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. The cumulative effect of exchange rate movements is included in a separate component of other comprehensive income.

The consolidated financial statements are prepared from records maintained in the country in which the subsidiary is located and are translated into US dollars according to the above policy.

Foreign currency exchange transaction gains and losses on an after-tax basis included in consolidated net income in the years ended 31 December 2000, 1999, and 1998, pursuant to Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, amounted to $67,000 loss, $880,000 loss and $457,000 gain, respectively.

(k) Employee Stock Plans

The Company accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations.

(l) Cash Equivalents and Marketable Securities

Cash and cash equivalents include cash in banks and bank short-term investments with original maturities of less than ninety days. Marketable securities classified as available for sale consist primarily of debt instruments with maturities of more than three months. They are marked to market at each balance sheet date, with gains and losses recorded in a separate component of other comprehensive income. Other than temporary impairments in value are recorded through the income statement.

(m) Inventories

Inventories, consisting primarily of finished goods, are stated at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and condition is based on purchase costs calculated on a first-in, first-out basis, including transport. Net realisable value is based on estimated normal selling price less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow moving or defective items where appropriate.

(n) Investments

Investments which are accounted for under the cost method are stated at cost, less provisions for other than temporary impairment in value. Impairment is assessed by reference to the fair value of the securities as determined using established financial methodologies. Investments in equities with readily determinable market values are marked to market. The fair value of investments in private entities and non-traded securities of public entities are measured by valuation methodologies including discounted cash flows.

(o) Intangible Assets

Intangible assets comprise goodwill and intellectual property rights.

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalized and written off on a straight line basis over its useful economic life.

Goodwill recognised in each significant business combination is being amortized over a period of five to 30 years on a straight line basis depending on the nature of the goodwill, and is evaluated periodically for realisability based on expectations of undiscounted cash flows and earnings from operations for each subsidiary having a material goodwill balance.

The following factors are considered in estimating the useful lives. Where an intangible asset is a composite of a number of factors, the period of amortisation is determined from considering these factors together:

      o regulatory and legal provisions, including the regulatory approval and review process, patent issues and actions by government agencies

      o the effects of obsolescence, changes in demand, competing products and other economic factors, including the development of competing drugs that are more effective clinically or economically

      o actions of competitors, suppliers, regulatory agencies or others that may eliminate current competitive advantages

Impairments to goodwill are recognised if expected undiscounted cash flows are not sufficient to recover the goodwill. If a material impairment is identified, goodwill is written down to its fair value. Fair value is determined based on the present value of expected net cash flows to be generated by the business, discounted using a rate commensurate with the risks involved.

Intellectual property, including trademarks for products with an immediate defined revenue stream and acquired for valuable consideration, is recorded at cost and amortised in equal annual installments over the estimated useful life of the related product which range from 5 to 40 years. Intellectual property with no defined revenue stream where the related product has not yet completed the necessary approval process is written off on acquisition. Amounts recorded as intangible assets are reviewed for impairment on a periodic basis using expected undiscounted cash flows.

Continuing milestone payments on intellectual property with no defined revenue stream are charged to operations. Royalty payments due on sales of products are charged to operations when a liability has been incurred.

(p) Property, Plant and Equipment

Property, plant and equipment is shown at cost less accumulated depreciation and any provision for impairment. Depreciation is provided on a straight line basis at rates calculated to write off the cost less estimated residual value of each asset over its estimated useful life as follows:

Land and buildings                                            50 years
Office furniture, fittings and equipment                      4 to 5 years
Warehouse, laboratory and manufacturing equipment             4 to 5 years

Expenditures for maintenance and repairs are charged to expense as incurred; costs of major renewals and improvements are capitalised. At the time property, plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts and the profit or loss on such disposition is reflected in income.

(q) Concentration of Credit Risk

Revenues are mainly derived from agreements with major pharmaceutical companies and relationships with drug distributors. Significant customers are disclosed in Note 20(d). Such clients have significant cash resources and therefore any credit risk associated with these transactions is considered minimal.

Excess cash is invested in bank and building society term deposits and commercial paper from a variety of companies with strong credit ratings. These investments typically bear minimal risk.

(r) Related Parties

Transactions with related parties are conducted on the same basis as they would have been with unrelated parties.

(s) New Accounting Pronouncements

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement requires that all derivatives be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This Statement defers for one year the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

In June 2000, the FASB issued Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". SFAS 138 amends SFAS 133 to (a) exclude from the scope of SFAS No. 133 non financial assets that will be delivered in quantities expected to be used or sold by the company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures.

The Company has reviewed it's existing contracts and has put procedures in place to monitor and evaluate transactions in accordance with FASB Statement No. 133. The Company does not believe the adoption of this Statement will have a material impact on the results of operations or it's financial position going forward. There is no impact on the financial position as at 31 December 2000.

2.  Business Combinations and Reorganisations

Year ended 31 December 2000

No significant acquisitions or dispositions of businesses took place during the year ended 31 December 2000.

On 11 December 2000 the Company announced that it has entered into an agreement to merge with BioChem Pharma Inc. ("BioChem"), an international specialty pharmaceutical company based in Laval, Canada. It is intended that the merger will be achieved through an exchange of shares. The Merger, which is expected to close in the second quarter of 2001, is subject to the approval of Shire and BioChem shareholders, the absence of any material change affecting BioChem, the accounting of the merger as a pooling of interests, the obtaining of regulatory approvals, and other customary terms and conditions.

Year ended 31 December 1999

(a) Acquisition of Laboratoires Murat S.A., Fuisz Pharma GmbH & Co KG and Istoria Farmaceutici S.p.A.

On 22 October 1999, the Company completed the acquisition of all the assets and liabilities of Laboratoires Murat S.A., Fuisz Pharma GmbH and the Cebutid trademark for $33 million, including the costs of acquisition. The purchase price consisted of $29.7 million in cash and the assumption of a $3.3 million liability due to Knoll AG.

On 17 November 1999, the Company completed the acquisition of all the assets and liabilities of Istoria Farmaceutici S.p.A. for $6.5 million, including the costs of acquisition. The purchase consideration was $6.5 million in cash.

The above transactions provided Shire with marketing and distribution operations in France, Germany and Italy respectively. These acquisitions were accounted for using purchase accounting. Total goodwill of $22.4 million was recorded and is being amortized on a straight line basis over a period of 20 years, the expected economic life of the underlying assets acquired. The results of operations of the acquired subsidiaries have been included in the consolidated results of the Company since their respective dates of acquisition.

The purchase price of $3.3 million for Laboratoires Murat S.A. was allocated as follows:



                                                                           $'000
Property, plant and equipment                                                 19
Intangible assets                                                          1,073
Current assets                                                             1,614
Accounts payable                                                          (1,292)
                                                                   -------------
Net assets acquired                                                        1,414
Goodwill                                                                   1,886
                                                                   -------------
Purchase consideration                                                     3,300
                                                                   =============



$7.5 million was in respect of the Cebutid trademark.

The purchase price of $22.2 million for Fuisz Pharma GmbH was allocated as follows:



                                                                           $'000
Property, plant and equipment                                                 23
Intangible assets                                                          3,331
Current assets                                                             1,891
Accounts payable                                                          (1,108)
                                                                   -------------
Net assets acquired                                                        4,137
Goodwill                                                                  18,063
                                                                   -------------
Purchase consideration                                                    22,200
                                                                   =============



The purchase price of $6.5 million for Istoria Farmaceutici S.p.A. was allocated as follows:



                                                                           $'000
Property, plant and equipment                                                166
Intangible assets                                                          3,268
Current assets                                                             1,515
Accounts payable                                                            (897)
                                                                   -------------
Net assets acquired                                                        4,052
Goodwill                                                                   2,448
                                                                   -------------
Purchase consideration                                                     6,500
                                                                   =============



(b) Merger with Roberts Pharmaceutical Corporation

On 23 December 1999 the Company acquired 100% of the outstanding stock of Roberts Pharmaceutical Corporation ("Roberts") in exchange for 100,767,482 ordinary shares.

This transaction was accounted for by the pooling of interests method. Following consummation of the transaction, the Company decided to restructure the enlarged business and accordingly recorded approximately $97.1 million in non-recurring asset impairment and restructuring charges. The accompanying consolidated financial statements have been retroactively restated to reflect the combined operations of Roberts and Shire as if the merger was consummated on 1 January 1998.

(c) Dispositions

On 13 January 1999 the Company disposed of its Indianapolis manufacturing plant for a net consideration after expenses of $1.5 million including a loan note of $0.5 million. A net gain of $0.8 million was recorded in the consolidated statement of income.

During November 1999, the Company sold the product Tigan for $6.4 million. The Company recorded a loss on disposal of $5.8 million.

(d) Pro forma information

The pro forma effect in 1999 and 1998 of the significant acquisitions if acquired on 1 January 1999 and 1 January 1998 respectively would have resulted in revenues, income before extraordinary items, net income and per share data as follows:



                                                           1999             1998
                                                          $'000            $'000
Revenues                                                417,948          330,346
(Loss)/income before extraordinary items                (95,463)          19,039
Net (loss)/income                                       (95,463)          19,039
Net (loss)/income per share - basic                      $(0.39)           $0.08
Net (loss)/income per share - diluted                    $(0.39)           $0.08



Year ended 31 December 1998

There were no significant acquisitions or dispositions of businesses during the year ended 31 December 1998.

3.  Cash and Cash Equivalents



                                                                                     31 December       31 December      31 December
                                                                                            2000              1999             1998
                                                                                           $'000             $'000            $'000
Cash at bank and in hand                                                                  46,598            54,082           52,973



4.  Marketable Securities and Other Current Asset Investments



                                                                                     31 December       31 December      31 December
                                                                                            2000              1999             1998
                                                                                           $'000             $'000            $'000
Marketable securities                                                                     46,000            44,003           36,062
Commercial paper                                                                          28,000            39,200            6,510
Institutional cash fund                                                                   65,745             1,141           29,154
                                                                                   -------------     -------------    -------------
                                                                                         139,745            84,344           71,726
                                                                                   =============     =============    =============



There are no restrictions on the sale of marketable securities and no amounts have been pledged as collateral.

There have been no significant changes in market value subsequent to 31 December 2000.

The Company recorded realised losses on sales of marketable securities during the years ended 31 December 2000, 1999 and 1998 of Nil, $227,000 and $30,000.

Unrealized holding gains and losses on available for sale marketable securities, as disclosed in the Statement of Comprehensive Income, amounted to Nil, $411,000 loss and $96,000 gain at 31 December 2000, 1999 and 1998 respectively.

Maturity dates of marketable securities held at 31 December 2000 ranged from one to 3 months. Maturity dates of marketable securities held at 31 December 1999 primarily ranged from three to 6 months (31 December 1998: three to 6 months).

5.  Accounts Receivable



                                                                                     31 December       31 December      31 December
                                                                                            2000              1999             1998
                                                                                           $'000             $'000            $'000
Trade receivables                                                                         92,204            55,953           64,857
Notes receivable                                                                             334               678            9,426
Other receivables                                                                          1,292             2,387            2,339
                                                                                   -------------     -------------    -------------
                                                                                          93,830            59,018           76,622
                                                                                   =============     =============    =============



Trade receivables included above are stated net of a provision for doubtful debts at 31 December 2000, 1999 and 1998 of $819,000, $565,000 and $577,000
respectively.

At 31 December 2000 other receivables were in respect of accrued royalty income. At 31 December 1999 other receivables included $1,144,000 of accrued royalty income. At 31 December 1998 other receivables included $669,000 in respect of product divestments and $923,000 of accrued royalty income.

Notes receivable are in respect of the divestment of certain products.

6.  Inventory



                                                                                  31 December        31 December        31 December
                                                                                         2000               1999               1998
                                                                                        $'000              $'000              $'000
Finished goods                                                                         23,066             26,573             19,990
Work-in-process                                                                        11,776              6,389              6,113
Raw materials                                                                          12,267              6,576              8,536
                                                                              ---------------    ---------------    ---------------
                                                                                       47,109             39,538             34,639
                                                                              ===============    ===============    ===============

7.  Prepaid Expenses and Other Current Assets



                                                                                  31 December        31 December        31 December
                                                                                         2000               1999               1998
                                                                                        $'000              $'000              $'000
Prepaid expenses                                                                        3,807              6,621              4,286
Deferred financing costs                                                                  500              1,098                 --
Tooling costs                                                                           1,000                 --                 --
Other current assets                                                                    4,429              1,293                830
                                                                              ---------------    ---------------    ---------------
                                                                                        9,736              9,012              5,116
                                                                              ===============    ===============    ===============



The deferred financing costs are in respect of the $125 million long-term loan (see Note 15 Long-term Debt) and are being amortised over the five-year term of the loan.

Tooling costs are not currently being amortised as the manufacturing equipment to which they relate is not yet in use. It is anticipated that production will commence during 2001, and based on expected production volumes, approximately $1,000,000 of the costs are classified as current at 31 December 2000. The Company does not own the tools but has a non-cancelable right to use the tools during the contract period.

Included within other current assets at 31 December 2000 is valued added tax recoverable of $1,899,000.

8.  Investments



                                                                                  31 December        31 December        31 December
                                                                                         2000               1999               1998
                                                                                        $'000              $'000              $'000
RiboGene Inc.                                                                           2,604              2,604             10,000
Cortex Pharmaceuticals Inc.                                                               836                 --                 --
D-Pharm Ltd                                                                             2,000                 --                 --
CeNeS Pharmaceuticals plc                                                                 699                 --                 --
                                                                              ---------------    ---------------    ---------------
                                                                                        6,139              2,604             10,000
                                                                              ===============    ===============    ===============



The Company has an investment in the convertible preferred stock of RiboGene, Inc., a drug discovery company targeting infectious diseases. The shares have no voting rights. One-third of the preferred stock is convertible at the option of the Company to common stock of RiboGene at each of the first three anniversary dates of the investment. The investment is classified as held to maturity.

In April 2000, the Company entered into an option agreement with Cortex Pharmaceuticals Inc. under which Shire will evaluate the use of Cortex's Ampakine CX516 for the treatment of ADHD. Under the terms of the agreement, the Company will undertake a double-blind, placebo-controlled evaluation of CX516 in ADHD patients. If the study proves effective, Shire has the right to convert its option into an exclusive worldwide license for the Ampakines for ADHD under a development and licensing agreement. In exchange for the option, Cortex received approximately $0.8 million and issued common stock to Shire.

In March 2000, the Company entered into a license agreement with D-Pharm Ltd, under which Shire has undertaken to develop and market DP-VPA for the treatment of epilepsy. DP-VPA, which Shire has designated SPD 421, is a unique new chemical analogue of valproic acid which has successfully completed Phase I studies. The terms of the agreement included an upfront fee payable to D-Pharm comprising cash and an equity investment, as well as clinical and commercial milestone payments. The cash payment was expensed as incurred in accordance with the Company's accounting policies. The equity investment has been recorded at cost.

In December 2000, Shire signed a research, development and licensing agreement with CeNeS Pharmaceuticals plc for the development of CeNeS' dopamine D1 agonist program for the treatment of Parkinson's disease. Shire will make milestone payments and pay CeNeS royalties on products developed under the agreement. Shire has made an equity investment in CeNeS of approximately $0.7 million and will fund all development work.

The Company recorded an unrealized holding loss of $48,000 in respect of non-current investments marked to market at 31 December 2000. This is shown in the Statement of Comprehensive income. There were no unrealized holding gains or losses at 31 December 1999 in respect of non-current investments.

9.  Property, Plant and Equipment



                                                                                  31 December        31 December        31 December
                                                                                         2000               1999               1998
                                                                                        $'000              $'000              $'000
Land and buildings                                                                     34,597             25,498             29,767
Office furniture, fittings and equipment                                               12,575             14,527             12,253
Warehouse, laboratory and manufacturing equipment                                      13,272             10,595             10,053
                                                                              ---------------    ---------------    ---------------
                                                                                       60,444             50,620             52,073
Less: Accumulated depreciation                                                        (10,759)           (13,136)             9,391
                                                                              ---------------    ---------------    ---------------
                                                                                       49,685             37,484             42,682
                                                                              ===============    ===============    ===============



Depreciation expense for the years ended 31 December 2000, 1999 and 1998 was $3,814,000 $4,243,000 and $3,281,000 respectively.

Included within land and buildings at 31 December 2000 is a new office facility purchased for $17.4 million, which will become the Group's new worldwide headquarters effective from March 2001. The building, purchased in October 2000, has not been depreciated as it will not become operational until March 2001.

Included within land and buildings at 31 December 1999 is approximately $12 million relating to the Company's Eatontown, New Jersey office facility that was classified as available for sale. The Company completed the sale of the Eatontown facility during the year ended 31 December 2000.

10. Intangible Assets



                                                                                  31 December        31 December        31 December
                                                                                         2000               1999               1998
                                                                                        $'000              $'000              $'000
Intellectual property rights acquired                                                 433,049            394,640            363,306
Goodwill arising on businesses acquired                                               222,865            238,897            223,776
                                                                              ---------------    ---------------    ---------------
                                                                                      655,914            633,537            587,082
Less: Accumulated amortisation                                                        (99,901)           (75,603)            49,923
                                                                              ---------------    ---------------    ---------------
                                                                                      556,013            557,934            537,159
                                                                              ===============    ===============    ===============



Amortisation expense for the years ended 31 December 2000, 1999 and 1998 was $26,661,000, $24,355,000 and $21,968,000 respectively.

Year ended 31 December 2000:

Included in intellectual property above is $15.9 million for the purchase from Salix Pharmaceuticals Ltd ("Salix") of the exclusive rights to balsalazide, a treatment for ulcerative colitis. The exclusive rights apply to certain European and Nordic countries. Under the terms of the agreement, the Company has undertaken to pay Salix up to a total of $24.0 million, including approximately $12.0 million in up-front fees and up to $12.0 million upon the achievement of certain milestones.

In November 2000, the Company entered into an agreement with Nycomed Austria GmbH ("Nycomed") under which Shire extended the term of its exclusive distributor rights to the product ProAmatine in North America and the U.K. and Republic of Ireland, for approximately $21.1 million. Shire had previously marketed the product and paid Nycomed royalties on sales of ProAmatine. Under the terms of the agreement, Nycomed repaid all royalties received from Shire in respect of the year ended 31 December 2000 and has waived all rights to future royalties. The net cost to Shire of approximately $17.5 million is included as an addition to intangible assets in the year ended 31 December 2000.

Other significant additions to intellectual property during the year ended 31 December 2000 included a gastrointestinal product purchased for marketing and distribution in Spain for approximately $4.8 million.

Year ended 31 December 1999:

Included in intellectual property was $35,000,000 for the purchase of the worldwide rights to Agrylin during the year ended 31 December 1999, which allowed the Company to retain all rights to the product with no future royalty liability.

Other significant additions to intellectual property during the year ended 31 December 1999 were in respect of product rights for Lodine ($5,474,000) and Fareston ($10,000,000), the Cebutid trademark purchased from Fuisz Technologies Limited ($7,500,000) and intellectual property relating to the manufacture of Adderall ($11,800,000) acquired from Arenol Corporation.

During the year ended 31 December 1999 the Company disposed of Tigan product rights. The loss on sale of $5,825,000 was recorded in the statement of operations.

Year ended 31 December 1998:

Included in additions for the year ended 31 December 1998 was $1,494,000 for exclusive distributor rights in the UK and Ireland for Hyalgan, an osteoarthritis treatment and $949,000 related to the Carbatrol reacquisition.

Included in disposals for the year ended 31 December 1998 was $1,018,000 related to write off of the Nivalin trademark. Nivalin was acquired in 1997 and was an approved product for marketing in one territory. In 1998, Nivalin provided revenues net of costs of approximately $25,000. Following the filing of the NDA for Reminyl (galantamine), it was decided to cease actively promoting Nivalin since the product would compete with Reminyl (galantamine). Following the launch of Reminyl (galantamine) in 2000, Nivalin was withdrawn from sale. The net revenues arising from Nivalin in 1999 were expected to be less than $25,000 and therefore the asset was fully written down at 31 December 1998.

11. Other Non-current Assets



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Notes receivable                                                                         --                 422               2,369
Deferred financing costs                                                              2,341               4,393                  --
Tooling costs                                                                         3,218                  --                  --
SERP investment                                                                      16,115                  --                  --
Other assets                                                                            934               1,821               2,465
                                                                           ----------------    ----------------    ----------------
                                                                                     22,608               6,636               4,834
                                                                           ================    ================    ================



The deferred financing costs and tooling costs represent the non-current portion of the total assets respectively. For further details see Note 7 "Prepaid Expenses and Other Current Assets" above.

For further details of the SERP investment, see Note 22 "Retirement Benefits". The amount shown above is the gross asset represented by non-current marketable securities. A liability of approximately $13.6 million is included within Note 16 "Other Non-current Liabilities".

12. Current Portion of Long-term Debt



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Current portion of notes payable                                                      1,448               9,573              11,178
Current portion of capital leases                                                        --                  35               1,173
                                                                           ----------------    ----------------    ----------------
                                                                                      1,448               9,608              12,351
                                                                           ================    ================    ================

13. Accounts and Notes Payable



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Trade accounts payable                                                               39,755              31,540              19,791
Accrued expenses                                                                     59,682              79,520              35,105
Notes payable                                                                            --               3,449                  --
                                                                           ----------------    ----------------    ----------------
                                                                                     99,437             114,509              54,896
                                                                           ================    ================    ================



The notes payable at 31 December 1999 were in respect of the divestment of certain products and were repaid in full during the year ended 31 December 2000. The weighted average interest rate for these notes payable at 31 December 1999 and 1998 was 6%.

14. Other Current Liabilities



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Income taxes payable                                                                  4,263               6,727               3,134
Deferred tax liabilities                                                                 --                  --                 244
Payable for termination of license agreement                                            747                 806                 832
Other accrued liabilities                                                             5,518              41,170               9,831
                                                                           ----------------    ----------------    ----------------
                                                                                     10,528              48,703              14,041
                                                                           ================    ================    ================



Included within other accrued liabilities at 31 December 2000 is $1,024,000 for value added taxes, $818,000 for social security liabilities, and $930,000 payable to Knoll AG related to the acquisition of the Fuisz subsidiaries (see
Note 2 "Business Combinations and Reorganizations").

At 31 December 1999 other accrued liabilities primarily related to restructuring costs incurred as a result of the merger with Roberts Pharmaceutical Corporation.

15. Long-term Debt



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Notes payable                                                                       127,812             135,887             137,917
Less: current installments                                                           (1,448)             (9,573)            (11,178)
                                                                           ----------------    ----------------    ----------------
                                                                                    126,364             126,314             126,739
                                                                           ----------------    ----------------    ----------------
Capital leases payable                                                                   --                  35               1,208
Less: current installments                                                               --                 (35)             (1,173)
                                                                           ----------------    ----------------    ----------------
                                                                                         --                  --                  35
                                                                           ----------------    ----------------    ----------------
Total, less current liabilities                                                     126,364             126,314             126,774
                                                                           ================    ================    ================

Principal payments in each of the next five years and thereafter on long-term debt outstanding at 31 December 2000 amount to:



                                                                     31 December
                                                                            2000
                                                                           $'000
2001                                                                       1,448
2002                                                                       1,364
2003                                                                          --
2004                                                                     125,000
2005                                                                          --
Thereafter                                                                    --
                                                                ----------------
                                                                         127,812
                                                                ================



$125 million five year term loan

The Company entered into a $125 million five year term loan with Credit Suisse First Boston ("CSFB"), previously known as DLJ Capital Funding, Inc. on
19 November 1999. This loan replaced an existing $125 million loan facility in the name of Roberts Pharmaceutical Corporation that had been taken out to finance the acquisition of Pentasa in 1998. The new loan is in the name of the parent company, Shire Pharmaceuticals Group plc. The applicable interest rate ranges between 0.5 per cent and 1.5 per cent over the higher of the prime rate of CSFB or the Federal Funds Rate plus 0.5 per cent or between 1.5 per cent and 2.5 per cent over the London Interbank Overnight Rate (as adjusted in accordance with the loan agreement), in each case depending on Company's credit rating.

All obligations under the facility are jointly and severally guaranteed by the Company and by its subsidiaries and are initially secured by all material property owned by the Company and its subsidiaries and the capital stock of the subsidiaries. If the Company's credit rating reaches specified levels, the facility will not be secured. The facility contains covenants and maintenance tests that require the Company to maintain a minimum net worth, a specified leverage ratio and a specified coverage ratio. At 31 December 2000 the Company satisfied the aforementioned covenants and maintenance tests.

$11.8 million Unsecured Convertible Zero Coupon Loan Note

The Company financed the purchase of intellectual property relating to the manufacture of Adderall from Arenol Corporation by a total of $11.8 million in loan notes. On 5 March 1999 the Company issued a $5.8 million principal amount Unsecured Convertible Zero Coupon Loan note due 30 July 2001 (the "First Loan Note") and a $6.0 million principal amount Unsecured Convertible Zero Coupon Loan Note due 30 July 2004 (the "Second Loan Note"). Both loan notes are in the name of the parent company, Shire Pharmaceuticals Group plc. The agreement provides for the cancellation of certain specified amounts of the aggregate principal amount of the First Loan Note and of such amounts of the Second Loan Note on certain dates to the extent of certain indemnified losses or, to the extent that such amounts of the First Loan Note or the Second Loan Note (together "the Loan Notes") are not so cancelled, for their conversion into Ordinary Shares. The number of Ordinary Shares is calculated by dividing the amount not cancelled by the lower of (L)3.565 (approximately $5.75) and the midmarket closing price of the Ordinary Shares on the London Stock Exchange on the relevant date. Translation from pounds sterling to US dollars is using the exchange rate on the relevant date. The Company issued 533,279, 560,076 and 541,478 Ordinary Shares on 13 March 2000, 3 August 2000 and 6 November 2000, respectively to Arenol Corporation (or its nominee broker) in consideration of the conversion of part of each of the Loan Notes in the Company.

16. Other Non-current Liabilities



                                                                                31 December         31 December         31 December
                                                                                       2000                1999                1998
                                                                                      $'000               $'000               $'000
Payable for termination of license agreement                                            373               1,209               2,080
Other accrued liabilities                                                            13,823                 136                 149
                                                                           ----------------    ----------------    ----------------
                                                                                     14,196               1,345               2,229
                                                                           ================    ================    ================

Other accrued liabilities at 31 December 2000 include $13,609,000 in relation to the SERP (see Note 22 "Retirement Benefits".

17. Financial Instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

o Cash and cash equivalents - carrying amount approximates fair value due to the short-term nature of these instruments.

o Marketable securities and other current asset investments - the fair value of marketable securities is estimated based on quotes obtained from brokers.

o Investments - non current investments with readily determinable market values are marked to market. The fair value of investments in private entities and non-traded securities are measured by valuation methodologies including discounted cash flows.

o Accounts receivable - carrying amount approximates fair value due to the short-term nature of these instruments.

o Accounts and notes payable - carrying amount approximates fair value due to the short-term nature of these instruments.

o Long term debt - the fair value of long term debt is estimated based on the discounted future cash flows using currently available interest rates.

The carrying amounts and corresponding fair values of financial instruments at 31 December 2000, 1999 and 1998 were as follows:



31 December 2000                             Carrying Amount          Fair Value
                                                       $'000               $'000
Financial assets:
Cash and cash equivalents                             46,598              46,598
Marketable securities and other current
  asset investments                                  139,745             139,745
Investments                                            6,139               6,139

Financial liabilities:
Accounts and notes payable                            99,437              99,437
Long-term debt                                       127,812             127,812
                                            ----------------    ----------------
31 December 1999
Financial assets:
Cash and cash equivalents                             54,082              54,082
Marketable securities and other current
  asset investments                                   84,344              83,933
Investments                                            2,604               2,604

Financial liabilities:
Accounts and notes payable                           114,509             114,487
Long-term debt                                       135,922             135,922
                                            ----------------    ----------------
31 December 1998
Financial assets:
Cash and cash equivalents                             52,973              53,196
Marketable securities and other current
  asset investments                                   71,726              71,822

Financial liabilities:
Accounts and notes payable                            54,896              54,896
Long-term debt                                       139,125             138,992
                                            ----------------    ----------------



The carrying amounts in the table are included in the consolidated balance sheet under the indicated captions.

18. Leases and Other Commitments

(a) Leases

The Company leases facilities, motor vehicles and certain office equipment under operating leases. The Company's commitments under the non-cancelable portion of all operating leases for the next five years and thereafter as of 31 December 2000 are as follows:



                                                                     31 December
                                                                            2000
                                                                           $'000
2001                                                                       4,027
2002                                                                       3,437
2003                                                                       2,267
2004                                                                       1,154
2005                                                                         689
Thereafter                                                                 2,299
                                                                ----------------
                                                                          13,873
                                                                ================



Lease and rental expense included in selling, general and administrative expenses in the accompanying statements of operations amounts to approximately $4,250,000 $3,155,000 and $1,555,000 for the fiscal years ended 31 December 2000, 1999 and 1998 respectively.

(b) Contingent liabilities

Until April 1998, Shire Richwood Inc. ("SRI") distributed products containing phentermine, a prescription drug approved in the US as a single agent for short term use in obesity. Contrary to the approved labeling of these products, physicians in the US co-prescribed phentermine with fenfluramine or dexfenfluramine for management of obesity. This combination was popularly known as the "fen/phen" diet. In mid 1997, following concerns raised about cardiac valvular side effects alleged to be associated with this diet regime, the fenfluramine and dexfenfluramine elements of the "fen/phen" diet were withdrawn from the US market. Although SRI has ceased to distribute phentermine, the drug remains both approved and available in the US SRI and a number of other pharmaceutical companies are being sued for damages for personal injury and medical monitoring arising from phentermine used either alone or in combination. As of 23 February 2001, SRI was named as a defendant in approximately 3,749 lawsuits and had been dismissed from approximately 2,597 of these cases. There were approximately 818 additional cases pending dismissal as of 23 February 2001. In only 171 cases has it been alleged in the complaint or subsequent discovery that the plaintiff had used SRI's particular product and SRI has been dismissed from 112 of these cases as well. Although there have been reports of substantial jury awards and settlements in respect of fenfluramine and/or dexfenfluramine, to date Shire is not aware of any jury awards made against, or any settlements made by, any phentermine defendant. Shire denies liability on a number of grounds including lack of scientific evidence that phentermine, properly prescribed, causes the alleged side effects and that SRI did not promote phentermine for long term combined use as the "fen/phen" diet. Accordingly, Shire intends to defend vigorously any and all claims made against the Group in respect of phentermine and believes that a liability is neither probable nor quantifiable at this stage of litigation.

Legal expenses have been paid by Eon Labs Manufacturing Inc. ("Eon"), the supplier to SRI, or Eon's insurance carriers but such insurance is now exhausted. Eon has agreed to defend and indemnify SRI in this litigation pursuant to an agreement dated 30 November 2000 made between Eon and SRI.

On 31 August 2000 Shire entered into an agreement (the "Termination Agreement") with the former shareholders of SRI, pursuant to which the ordinary shares placed in escrow at the time of the purchase of SRI by Shire were released and the escrow agreement and the escrow fund were terminated. The escrow agreement with the SRI shareholders was initially established by Shire in 1997 in anticipation of possible phentermine related claims against the Company. Under the terms of the termination Agreement, monies in the approximate amount of $7 million were received by Shire and the escrow fund was terminated. The remaining shares were distributed to the former SRI shareholders.

At the present stage of litigation, Shire is unable to estimate the level of future legal costs after taking into account any available product liability insurance and enforceable indemnities. To the extent that any legal costs are not covered by insurance or available indemnities, these will be expensed as incurred.

19. Net Income/(loss) per Share

Basic net income/(loss) per share is based upon the income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income/(loss) per share is based upon income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.


The following table sets forth the computation for basic and diluted net income/(loss) per share:



Years ended 31 December                                                                2000                1999                1998
                                                                                      $'000               $'000               $'000
Numerator for basic and diluted net income/(loss) per share                          76,171             (94,998)             20,572
                                                                           ----------------    ----------------    ----------------


                                                                              No. of shares       No. of shares       No. of shares
Weighted average number of shares                                               252,497,255         244,698,721         234,044,732
Basic
Effect of dilutive stock options                                                  7,847,677                  --           8,761,678
                                                                           ----------------    ----------------    ----------------
Diluted                                                                         260,344,932         244,698,721         242,806,410
                                                                           ----------------    ----------------    ----------------
Basic net income/(loss) per share                                                     $0.30              $(0.39)              $0.09
Diluted net income/(loss) per share                                                   $0.29              $(0.39)              $0.08



The calculation of weighted average number of shares for the year ended 31 December 2000 does not include convertible debt because, after eliminating interest charged in the income statement from the numerator, the inclusion would be anti-dilutive. The calculation of weighted average number of shares for the year ended 31 December 1999 does not include potentially dilutive stock options and convertible debt because their inclusion would be anti-dilutive in a loss-making year.

20. Analysis of Revenue, Operating Income/(Loss), Assets and Reportable
    Segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. Shire's principal reporting segments are geographic, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income or loss before interest and income taxes. All inter-company items are eliminated. The accounting policies of each reportable segment are the same as those of the Group.



                                                                     US              Europe       Rest of World               Total
                                                                  $'000               $'000               $'000               $'000
Year ended 31 December 2000
Product sales                                                   414,624              60,798              22,670             498,092
Licensing and development                                         1,326              12,821                  --              14,147
Royalties                                                           266               3,816                  25               4,107
Other revenues                                                       20                  --               1,242               1,262
                                                       ----------------    ----------------    ----------------    ----------------
Total revenues                                                  416,236              77,435              23,937             517,608
                                                       ----------------    ----------------    ----------------    ----------------
Cost of revenues                                                 53,393              23,601              11,164              88,158
Research and development                                         69,252              36,799                  80             106,131
Selling, general and administrative                             120,713              72,660               7,682             201,055
                                                       ----------------    ----------------    ----------------    ----------------
Total operating expenses                                        243,358             133,060              18,926             395,344
Operating income/(loss)                                         172,878             (55,625)              5,011             122,264
Total assets                                                    567,113             406,780              30,839           1,004,732
Long-lived assets                                                13,444              21,431              14,810              49,685
Capital expenditure on long-lived assets                          7,931              20,070                 358              28,359

                                                                     US              Europe       Rest of World               Total
                                                                  $'000               $'000               $'000               $'000
Year ended 31 December 1999
Product sales                                                   313,582              55,194              16,427             385,203
Licensing and development                                         1,097               9,675                  --              10,772
Royalties                                                            --               3,562                  --               3,562
Other revenues                                                      517                  --               1,478               1,995
                                                       ----------------    ----------------    ----------------    ----------------
Total revenues                                                  315,196              68,431              17,905             401,532
                                                       ----------------    ----------------    ----------------    ----------------
Cost of revenues                                                 62,375              20,958              10,142              93,475
Research and development                                         50,544              26,904                  55              77,503
Selling, general and administrative                             108,682              55,986               6,718             171,386
Costs of restructuring                                           93,603               3,529                  --              97,132
Merger transaction expenses                                       9,312              22,967                  --              32,279
Loss on sale of product rights                                    5,825                  --                  --               5,825
                                                       ----------------    ----------------    ----------------    ----------------
Total operating expenses                                        330,341             130,344              16,915             477,600
                                                       ----------------    ----------------    ----------------    ----------------
Operating (loss)/income                                         (15,145)            (61,913)                990             (76,068)

Total assets                                                    546,849             313,113              27,801             887,763
Long-lived assets                                                19,003               2,656              15,825              37,484
Capital expenditure on long-lived assets                          2,621                 768               1,397               4,786

Year ended 31 December 1998
Product sales                                                   226,988              50,261              14,536             291,785
Licensing and development                                           622              11,199                  --              11,821
Royalties                                                            --               3,697                  --               3,697
Other revenues                                                      306                  --               1,375               1,681
                                                       ----------------    ----------------    ----------------    ----------------
Total revenues                                                  227,916              65,157              15,911             308,984
                                                       ----------------    ----------------    ----------------    ----------------
Cost of revenues                                                 67,889              19,378               7,746              95,013
Research and development                                         27,556              31,647                  50              59,253
Selling, general and administrative                              80,854              45,208               5,640             131,702
Profit on sale of product rights                                   (220)                 --                  --                (220)
                                                       ----------------    ----------------    ----------------    ----------------
Total operating expenses                                        176,079              96,233              13,436             285,748
                                                       ----------------    ----------------    ----------------    ----------------
Operating income/(loss)                                          51,837             (31,076)              2,475              23,236
Total assets                                                    542,799             307,309              23,497             873,605
Long-lived assets                                                25,653               2,764              14,265              42,682
Capital expenditure on long-lived assets                          4,902               1,201               8,665              14,768



(d) Material customers

In the periods set out below, certain customers accounted for greater than 10% of total revenue:



Years ended 31 December                                                                2000                1999                1998
Customer A                                                                          132,913             100,267              53,599
Customer B                                                                           80,293              54,498              31,387
Customer C                                                                           58,776              40,045              35,314



21. Other Charges

Year ended 31 December 1999

As a result of the acquisition of Roberts Pharmaceutical Corporation on 23 December 1999, which was accounted for as a pooling of interests, the Company recorded charges totaling $135.2 million pre-tax for asset impairments ($48.5 million), merger-related transaction expenses ($32.3 million), restructuring costs ($43.6 million), loss on product dispositions ($5.8 million) and other charges ($5.0 million). These charges are disclosed separately within operating expenses in the consolidated statements of income.

The Company recorded an impairment charge of $34.2 million to adjust intangible asset values, primarily product rights, to their estimated fair value. These charges are consistent with the Company's accounting policy to review periodically the carrying value of the intangibles and evaluate whether there has been any impairment in the value of those intangibles as compared with estimated undiscounted future cash flows of the products. Other asset impairments consisted of the write off of inventory held for research and development work and duplicate equipment ($3.2 million), adjustments to the carrying value of the RiboGene investment to market value at 31 December 1999 ($7.6 million), and write down of receivables to their estimated realizable value ($3.5 million).

The components of the restructuring charge were as follows:



                                                                              $m
Employee termination costs                                                  37.9
Property                                                                     5.7
                                                                ----------------
                                                                            43.6
                                                                ================



In December 1999, the decision was made to close the office facility in Eatontown, New Jersey and consolidate the sales and marketing operations into the existing facility in Florence, Kentucky and to transfer the research & development activities to Shire's facility in Rockville, Washington. Similarly, Roberts' sales and marketing operation in the UK was combined with Shire's established operation in Andover, Hampshire. The property at Eatontown was written down to its estimated fair value.

As a result of the restructuring and elimination of duplicate facilities, the Company identified a number of sales and marketing, research and development and administrative positions to be terminated. These employees were notified of their termination prior to 31 December 1999. The employee termination costs consisted of payments for severance, medical and other benefits, outplacement counseling, acceleration of pension benefits and excise taxes. The Company completed the restructuring program during the fourth quarter of 2000, and the restructuring reserve of $43.6 million was fully utilized by 31 December 2000. Merger costs savings for the year ended 31 December 2000 exceeded the initial target of $20 million.

Year ended 31 December 1998

During the year ended 31 December 1998 a gain of $220,000 was credited to the income statement in respect of the disposition of certain products.

22. Retirement Benefits

(a) Personal defined contribution pension plans

The Company makes contributions to defined contribution retirement plans that together cover substantially all employees within the Group. For the defined contribution retirement plans, the level of company contribution is fixed at a set percentage of employee's pay.

Company contributions to personal defined contribution pension plans totaled $2,580,000, $1,558,000 and $1,124,000 for the years ended 31 December 2000,
1999 and 1998 respectively, and were charged to operations as they became payable.

(b) Defined benefit pension plan

Roberts Pharmaceutical Corporation, a company with whom Shire merged in December 1999, operated a defined Supplemental Executive Retirement Plan
(SERP) for certain U.S. employees, which was established in 1998. This plan was available to employees of Roberts who met certain age and service requirements.

As part of the restructuring of the Group following the merger, the SERP was closed to new members and contributions have ceased being paid into the plan for existing members. As part of this arrangement, the Company paid a lump sum contribution into the plan of $18 million, the result of which is that the Company has no future liabilities under the plan.

In accordance with EITF 97-14, the asset and liability of $16.1 million and $13.6 million respectively are shown on the balance sheet within the categories investments and other non current liabilities. See Notes 11 and 16 above.

23. Income Taxes

The (provision)/benefit for income taxes consists of:



Years ended 31 December                                                                2000                1999                1998
                                                                                      $'000               $'000               $'000
Current
Federal                                                                             (26,534)            (14,007)             (7,375)
State and foreign                                                                    (9,641)             (1,556)                118
                                                                           ----------------    ----------------    ----------------
Total current                                                                       (36,175)            (15,563)             (7,257)
                                                                           ----------------    ----------------    ----------------
Deferred
Federal                                                                              (4,268)               (622)              3,808
State and foreign                                                                       426                 123                 458
                                                                           ----------------    ----------------    ----------------
Total deferred                                                                       (3,842)               (499)              4,266
                                                                           ----------------    ----------------    ----------------
                                                                                    (40,017)            (16,062)             (2,991)
                                                                           ================    ================    ================
Approximate net operating loss
  carry-forwards against future federal tax liabilities                              60,451              40,418              43,089
                                                                           ----------------    ----------------    ----------------
Approximate net operating loss carry-forwards against future state and
  foreign tax liabilities                                                           146,933             185,458             150,572
                                                                           ----------------    ----------------    ----------------



The tax losses shown above have the following expiration dates:



                                                                     31 December
                                                                            2000
                                                                           $'000
2002                                                                       1,885
2003                                                                       1,327
2004                                                                       3,100
2005                                                                      80,373
Available indefinitely                                                   120,699
                                                                 ---------------
                                                                         207,384
                                                                 ===============



The losses stated above include approximately $78 million of state tax losses for which relief is available at state tax rates of approximately 3%.

A comparison of the (provision)/benefit for income taxes as reported to a provision based on federal statutory rates and consolidated income before income taxes is as follows:



Years ended 31 December                                                                  2000               1999               1998
                                                                                        $'000              $'000              $'000
(Provision)/benefit at federal statutory rates                                        (40,666)            27,628             (8,247)
Adjusted for:
Permanent differences                                                                     669             (6,474)                18
Difference in taxation rates                                                            9,100             (1,200)             1,300
Adjustment to prior year liabilities                                                   (1,950)             4,004                 --
Goodwill amortization                                                                  (3,783)            (9,758)            (4,232)
Other                                                                                  (2,335)              (337)              (464)
Valuation allowance                                                                    (1,052)           (29,925)             8,634
                                                                              ---------------    ---------------    ---------------
Provision for income taxes                                                            (40,017)           (16,062)            (2,991)
                                                                              ===============    ===============    ===============

An analysis of the deferred tax asset is as follows:



Years ended 31 December                                                                  2000               1999               1998
                                                                                        $'000              $'000              $'000
Losses carried forward                                                                 47,596             39,411             36,078
Amounts deductible when paid                                                           34,307             28,835                 --
Valuation reserves and provisions                                                       7,100              3,259                 --
Other                                                                                   1,446              1,568              7,497
Debt conversion                                                                            --                 --                377
                                                                              ---------------    ---------------    ---------------
                                                                                       90,449             73,073             43,952
Valuation allowance                                                                   (37,014)           (35,962)            (6,037)
                                                                              ---------------    ---------------    ---------------
Deferred tax assets                                                                    53,435             37,111             37,915
Excess of tax value over book value of assets                                         (20,166)                --               (305)
                                                                              ---------------    ---------------    ---------------
Net deferred tax assets                                                                33,269             37,111             37,610
                                                                              ===============    ===============    ===============



Valuation allowances against deferred tax assets have not been provided to the extent that it is more likely than not that future income and tax planning strategies will enable losses brought forward to be utilized.

The income (loss) before taxes by tax jurisdiction is as follows:



Years ended 31 December                                                                  2000               1999               1998
                                                                                        $'000              $'000              $'000
US                                                                                     77,974            (33,924)            30,972
UK                                                                                    (37,577)           (33,996)             5,763
Other                                                                                  75,791            (11,016)           (13,172)
                                                                              ---------------    ---------------    ---------------
                                                                                      116,188            (78,936)            23,563
                                                                              ===============    ===============    ===============



24. Stock Incentive Plans

The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its plans. In the years ended 31 December 2000, 1999 and 1998 the company recognized a charge under APB 25 of $21,914,000 $11,933,000 and $5,497,000 respectively. Had compensation for stock options awarded under the plans been determined in accordance with SFAS 123, the Company's net income/(loss) and per share data would have been changed to the pro forma amounts indicated below:



Years ended 31 December                                                                  2000               1999               1998
                                                                                        $'000              $'000              $'000
Net income/(loss)
As reported                                                                            76,171            (94,998)            20,572
Pro forma                                                                              88,854           (106,246)            17,439
Income/(loss) per share
As reported - basic                                                                     $0.30             $(0.39)             $0.09
As reported - diluted                                                                   $0.29             $(0.39)             $0.08
Pro forma - basic                                                                       $0.35             $(0.43)             $0.07
Pro forma - diluted                                                                     $0.34             $(0.43)             $0.07

The fair value of stock options used to compute pro forma net income/(loss) and per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:



Years ended 31 December                                                                2000                1999                1998
Risk free interest rate                                                         5.68%-6.58%         4.67%-6.25%         4.55%-6.57%
Expected dividend yield                                                                  0%                  0%                  0%
Expected life                                                                       4 years             4 years             4 years
Expected volatility                                                                   64.2%               53.4%               53.2%



Directors and employees have been granted options over ordinary shares under the following stock option plans: the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme ("2000 Executive Scheme"), the Shire Holdings Ltd Share Options Scheme ("SHL Scheme"), the Imperial Pharmaceutical Services Ltd Employee Share Option Scheme (Number One) ("SPC Scheme"), the Pharmavene 1991 Stock Option Plan ("SLI Plan"), the Shire Pharmaceuticals Executive Share Option Scheme (Parts A and B) ("Executive Scheme"), the Shire Pharmaceuticals Sharesave Scheme ("Sharesave Scheme"), the Shire Pharmaceuticals Group plc Employee Stock Purchase Plan ("Stock Purchase Plan"), the Richwood Stock Options Plan ("Richwood Plan") and the Roberts Stock Option Plans ("Roberts Plan").

On 28 February 2000, the Remuneration Committee of the Board exercised its powers to amend the terms of the Executive Share Option Scheme so as to include a Cliff Vesting provision.

No further options will be granted under the SHL Scheme, SPC Scheme, SLI Plan, Richwood Plan or Roberts Plan. In a period of five years, not more than five per cent of the issued share capital of the Company may be placed under option under any employee share scheme. In a period of ten years, not more than ten per cent of the issued share capital of the Company may be placed under option under any employee share scheme. In addition, the following terms apply to options that may be granted under the various plans:

Executive Scheme: up to 5% of the issued ordinary share capital of the Company, in any period of ten years, subject to a limit of 2.5% in the period of four years following adoption of the Scheme and a limit of three per cent in any period of three calendar years.

Stock Purchase Plan: up to 21,000,000 ordinary shares.

The Company has granted options through 31 December 2000 under the various plans as follows:



                                     Number of
Scheme                                 options          Expiry period from date of issue                             Vesting period
SHL Scheme                             572,160         7 years, or 3 months after end of                                1 - 3 years
                                                                              employment
SPC Scheme                              48,000         7 years, or 6 months after end of                                    2 years
                                                                              employment
Executive Scheme                     6,080,083                                  10 years            3 years, subject to performance
                                                                                                                           criteria
2000 Executive Scheme                  484,248                                  10 years            3 years, subject to performance
                                                                                                                           criteria
Sharesave Scheme                       210,999                    6 months after vesting                               3 or 5 years
Stock Purchase Plan                     50,294                        Automatic exercise                                  27 months
Richwood Plan                          747,067                                   5 years          Immediate on acquisition by Shire
Roberts Plan                         1,047,809                                   6 years             Immediate on merger with Shire
                                 -------------
                                     9,240,660
                                 =============

A summary of the status of the Company's stock option plans as of 31 December 2000, 1999 and 1998 and the related transactions during the periods then ended is presented below:



                                           Weighted average
Year ended 31 December 2000                  Exercise price     Number of shares
Outstanding at beginning of period                     4.39           17,637,142
Granted                                               16.17            2,556,001
Exercised                                              4.19          (10,726,407)
Forfeited/expired                                     12.72             (226,076)
                                          -----------------    -----------------
Outstanding at end of period                           7.42            9,240,660
                                          -----------------    -----------------
Exercisable at end of period                           2.94            3,632,373
                                          =================    =================



All options granted under the Executive and 2000 Executive schemes were issued with exercise prices equivalent to the fair market value of the Company's common stock on the date of grant as these options were granted at market prices. 79,424 options were granted under the Sharesave Scheme at a price of
(L)8.56 (approximately $12.79). These options were granted with an exercise price equal to 80% of the mid-market price on the day before invitations were issued to employees.

The weighted average fair value of options granted in the year ended 31 December 2000 is $16.26. For the years ended 31 December 1999 and 1998, the weighted average fair value equates to the weighted average exercise prices of $6.86 and $5.51 respectively as all options were granted at market prices.



                                           Weighted Average
Year ended 31 December 1999                Exercise price $     Number of Shares
Outstanding at beginning of period                     3.38           20,784,312
Granted                                                6.86            2,952,734
Exercised                                              2.37           (4,552,618)
Forfeited/expired                                      4.90           (1,547,286)
Outstanding at end of period                           4.39           17,637,142
Exercisable at end of period                           3.92           13,001,439


                                           Weighted Average
Year ended 31 December 1998                Exercise price $     Number of Shares
Outstanding at beginning of period                     2.30           21,002,886
Granted                                                5.51            7,170,801
Exercised                                              1.32           (6,628,884)
Forfeited/expired                                      4.01             (760,491)
Outstanding at end of period                           3.38           20,784,312
Exercisable at end of period                           2.60            9,505,075



Options outstanding at 31 December 2000 have the following characteristics:



                                                                         Weighted average                          Weighted average
                                                                        exercise price of                         exercise price of
Number of options                                    Weighted average             options    Number of options              options
outstanding                      Exercise prices       remaining life         outstanding          exercisable          exercisable

436,852                            $0.45 - $0.46                  0.3               $0.45              436,852                $0.45
980,669                            $1.23 - $1.73                  1.8               $1.49              980,669                $1.49
658,881                            $2.30 - $2.84                  2.0               $2.61              551,287                $2.61
939,611                            $3.22 - $4.24                  3.2               $3.64              923,148                $3.64
2,509,049                          $5.06 - $6.75                  4.4               $5.32              657,523                $5.56
1,218,394                          $6.76 - $7.07                  5.2               $7.05               82,894                $6.78
100,000                           $7.97 - $10.72                  6.4               $9.48                   --                   --
2,397,204                        $12.79 - $19.72                  6.6              $16.21                   --                   --
 -----------------                                  -----------------   -----------------    -----------------    -----------------
9,240,660                                                         4.4               $7.42            3,632,373                $2.94

                                    PART VI

                 Financial information on Shire - under UK GAAP


The financial information in this section does not constitute statutory accounts under the meaning of section 240 of the Companies Act 1985.

The summary financial statements for the years ended 31 December 1999 and 2000 have been extracted from the Annual report and statutory accounts 2000 as approved by the Board on 27 February 2001. The summary financial statement for the year ended 31 December 1998 is extracted from the annual review and summary financial statement 1999, as approved by the Board on 7 April 2000. Summary financial statements were not prepared for any period prior to the year ended 31 December 1999. The 1998 summary financial statements were derived from the audited statutory accounts for the year ended 31 December 1998. The financial information has been prepared in accordance with UK GAAP in UK pounds.



                      Consolidated Profit and Loss Account



                                                                                               Years ended 31 December
                                                                                            2000              1999             1998
                                                                                         (L)'000           (L)'000          (L)'000
Turnover                                                                                 343,624           133,878           80,328
Operating expenses before exceptional items                                             (263,967)         (103,506)         (72,449)
Operating profit                                                                          79,657            30,372            7,879
Costs of a fundamental restructuring of continuing operations                                 --           (11,516)              --
                                                                                   -------------     -------------    -------------
Profit on ordinary activities before finance charges                                      79,657            18,856            7,879
Finance charges, net                                                                      (2,885)            2,153            1,220
                                                                                   -------------     -------------    -------------
Profit on ordinary activities before taxation                                             76,772            21,009            9,099
Taxation                                                                                  (3,570)           (8,439)          (2,852)
                                                                                   -------------     -------------    -------------
Profit on ordinary activities after taxation                                              73,202            12,570            6,247
                                                                                   =============     =============    =============
Earnings per share
Basic                                                                                      29.0p              8.7p             4.5p
Diluted                                                                                    28.1p              8.3p             4.3p

                           Consolidated Balance Sheet




                                                                                               Years ended 31 December
                                                                                            2000              1999             1998
                                                                                         (L)'000           (L)'000          (L)'000
Fixed assets
Intangible assets                                                                        694,261           684,387            7,938
Tangible assets                                                                           33,261            23,256            4,671
Fixed asset investments                                                                    4,142             1,617               --
                                                                                   -------------     -------------    -------------
                                                                                         731,664           709,260           12,609
                                                                                   -------------     -------------    -------------
Current assets
Stocks                                                                                    31,536            24,532            6,652
Debtors                                                                                   84,464            46,880           17,560
Investments                                                                               93,550            49,850           21,435
Cash at bank and in hand                                                                  31,194            36,038            8,230
                                                                                   -------------     -------------    -------------
                                                                                         240,744           157,300           53,877
Creditors: Amounts falling due within one year                                           (74,579)         (107,140)         (14,384)
                                                                                   -------------     -------------    -------------
Net current assets                                                                       166,165            50,160           39,493
                                                                                   -------------     -------------    -------------
Total assets less current liabilities                                                    897,829           759,420           52,102
Creditors: amounts falling due in more than one year                                     (94,186)          (80,133)          (1,508)
                                                                                   -------------     -------------    -------------
Net assets                                                                               803,643           679,287           50,594
                                                                                   =============     =============    =============
Capital and reserves
Called-up share capital                                                                   12,854            12,226            7,055
Share premium                                                                            873,567           839,026          228,537
Capital reserve                                                                            2,755             2,755            2,755
Other reserves                                                                            24,247            24,247           24,247
Profit and loss account                                                                 (109,780)         (198,967)        (212,000)
                                                                                   -------------     -------------    -------------
Equity shareholders' funds                                                               803,643           679,287           50,594
                                                                                   =============     =============    =============

                        Consolidated Cash Flow Statement




                                                                                                Year ended 31 December
                                                                                            2000              1999             1998
                                                                                         (L)'000           (L)'000          (L)'000
Net cash inflow from operating activities                                                 52,925            39,863            3,691
Returns on investments and servicing of finance:
 Interest received                                                                         4,125             2,334            1,434
 Interest paid                                                                            (7,009)             (149)            (142)
 Interest element of finance lease rentals                                                    (1)              (32)             (72)
                                                                                   -------------     -------------    -------------
Net cash inflow from returns on investments and servicing of finance                      (2,885)            2,153            1,220
                                                                                   -------------     -------------    -------------
Taxation:
 Corporation tax paid                                                                     (4,397)           (3,707)          (3,177)
                                                                                   -------------     -------------    -------------
Capital expenditure and financial investments:
 Purchase of long term investment                                                         (2,398)               --               --
 Purchase of intangible fixed assets                                                     (25,776)          (11,500)            (629)
 Purchase of tangible fixed assets                                                       (19,251)           (1,303)          (1,633)
 Sale of intangible fixed assets                                                           1,027               106              258
 Sale of tangible fixed assets                                                             7,903             1,521               37
                                                                                   -------------     -------------    -------------
Net cash outflow for capital expenditure and financial investments                       (38,495)          (11,176)          (1,967)
                                                                                   -------------     -------------    -------------
Acquisitions and disposals:
 Purchase of subsidiary undertakings                                                          --           (17,355)              --
 Expenses of acquisitions                                                                   (964)           (7,448)            (295)
 Net cash acquired with subsidiary undertakings                                               --            24,149               --
                                                                                   -------------     -------------    -------------
Net cash outflow from acquisitions                                                          (964)             (654)            (295)
                                                                                   -------------     -------------    -------------
Net cash inflow/(outflow) before management of liquid resources and financing              6,184            26,479             (528)
                                                                                   -------------     -------------    -------------
Management of liquid resources:
Increase in cash placed on short-term deposit                                            (39,171)           (1,033)         (21,435)
                                                                                   -------------     -------------    -------------
Financing:
 Issue of ordinary share capital                                                           7,904                --           19,373
 Exercise of share options                                                                29,085             2,180            2,452
 Expenses of share issues                                                                 (2,089)           (6,799)          (1,274)
 Capital element of finance leases                                                           (22)             (705)            (553)
 Net increase in loans during the year                                                    (9,329)            7,439               --
                                                                                   -------------     -------------    -------------
Net cash inflow from financing                                                            25,549             2,115           19,998
                                                                                   -------------     -------------    -------------
(Decrease) increase in cash in the year                                                   (7,438)           27,561           (1,965)
                                                                                   -------------     -------------    -------------

Notes to the summary financial statement

1.  Basis of preparation

The summary financial statement has been prepared in accordance with the accounting policies set out in the full UK statutory annual accounts for the year ended 31 December 2000. The summary financial statement does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.

2.  Earnings per share

Earnings per share (EPS) has been calculated by dividing the profit on ordinary activities after taxation for each year by the weighted average number of shares in issue during those years, in accordance with FRS14. The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares in accordance with FRS14.



Years ended 31 December                                                                   2000               1999              1998
Basic earnings per share                                                                  29.0p               8.7p              4.5p
Diluted earnings per share                                                                28.1p               8.3p              4.3p
Basic earnings per share - weighted average shares                                 252,497,255        145,202,383       136,924,061
Effect of dilutive stock options                                                     8,411,015          6,326,876         7,475,065
                                                                                --------------     --------------    --------------
Diluted earnings per share - weighted average shares                               260,908,270        151,529,259       144,399,126
                                                                                ==============     ==============    ==============



Summary of significant differences between US generally accepted accounting principles followed by the Group and UK generally accepted accounting principles followed by the Group

The Group's consolidated financial statements set out in the annual review have been prepared under US GAAP, which differs in certain respects from UK GAAP. The principal differences between the Group's accounting policies under US GAAP and UK GAAP are set out in the tables below:

Reconciliation of net profit/(loss) from US GAAP to UK GAAP



Years ended 31 December                                     2000          1999         1998         2000          1999         1998
                                                           $'000         $'000        $'000      (L)'000       (L)'000      (L)'000
Net profit/(loss) as reported under US GAAP               76,171       (94,998)      20,572       51,837       (59,046)      12,205
Adjustments to conform to UK GAAP:
Merger accounting adjustments
- elimination of pooled profits and losses                    --       (16,437)     (16,643)          --       (10,196)     (10,026)
- restructuring costs charged to income                     (240)       87,877           --         (157)       54,513           --
- merger transaction costs capitalised                        --        22,967           --           --        14,247           --
Amortisation of capitalised goodwill                      10,277        11,004       11,137        6,792         6,802        6,709
Amortisation under acquisition accounting                (34,538)         (919)          --      (22,824)         (570)          --
Recognition of deferred tax asset                          3,842        (2,878)     (12,890)       2,626        (1,771)      (7,765)
Stock option compensation costs                           21,914        11,933        5,497       13,633         7,362        3,313
Tax benefit from exercise of non-qualified stock
  options                                                 30,782         1,967        3,006       20,488         1,229        1,811
Amortisation of loan note                                    470            --           --          298            --           --
NIC on share options - charge under UK GAAP                 (111)           --           --          (75)           --           --
Elimination of foreign exchange on US$ liabilities            --            --           --          584            --           --
                                                       ---------     ---------    ---------    ---------     ---------    ---------
Net income as reported under UK GAAP                     108,567        20,516       10,679       73,202        12,570        6,247
                                                       =========     =========    =========    =========     =========    =========

Shareholders' equity



Years ended 31 December                         2000            1999            1998           2000            1999            1998
                                               $'000           $'000           $'000        (L)'000         (L)'000         (L)'000
As reported under US GAAP                    752,759         587,284         663,314        503,922         364,387         398,674
Adjustments for:
- capitalisation of goodwill                (200,914)       (216,769)       (223,776)      (134,499)       (134,497)       (134,497)
Goodwill amortisation                         34,393          26,161          15,690         23,024          16,232           9,430
Acquisition accounting for Roberts
  Pharmaceutical Corporation                 646,942         735,242        (341,810)       433,085         456,191        (205,439)
Deferred tax                                 (33,269)        (37,111)        (29,240)       (22,271)        (23,026)        (17,574)
Loan note                                        465              --              --            311              --              --
Difference in valuation of fixed
  asset investments                               48              --              --             32              --              --
Restructuring accrual disallowed
  under UK GAAP                                  170              --              --            114              --              --
NIC on share options - charge under
  UK GAAP                                       (111)             --              --            (75)             --              --
                                        ------------    ------------    ------------   ------------    ------------    ------------
As reported under UK GAAP                  1,200,483       1,094,807          84,178        803,643         679,287          50,594
                                        ============    ============    ============   ============    ============    ============

                                    PART VII

                         Unaudited pro forma statements


As noted in Part V, Shire prepares its primary financial statements in US dollars in accordance with US GAAP. Financial statements in UK pounds in accordance with UK GAAP are prepared for statutory purposes. The unaudited pro forma financial information has been prepared for illustrative purposes only in accordance with both US and UK GAAP.

Under US GAAP, the Merger is expected to be accounted for as a `pooling of interests'. Under this method, Shire and BioChem will be treated as if they had always been combined. The purchase price in excess of the carrying value of the net assets of BioChem will not be recognised and the costs associated with the Merger will be treated as a one time charge to income. Under UK GAAP, the Merger is expected to be accounted for as an acquisition. Goodwill arising on the acquisition will be capitalised and written off on a straight line basis over its useful economic life. Under UK GAAP, the costs associated with the Merger will be included in the fair value of the consideration.

(a) Unaudited pro forma statement of combined condensed balance sheet under US GAAP at 31 December 2000

The unaudited pro forma statement of combined condensed balance sheet of the Enlarged Group set out below has been prepared for illustrative purposes only in US dollars in accordance with US GAAP as applied by Shire. The pro forma statement has been prepared to illustrate the effect on the combined condensed balance sheet of Shire as if the Merger had occurred at 31 December 2000. Because of its nature, it may not give a true picture of the Enlarged Group's financial position if the Merger had occurred on the date assumed.



                                                                                                                            US GAAP
                                                                                                                          Unaudited
                                  US GAAP                                      US GAAP        US GAAP                     Pro forma
                                  Audited       CAN GAAP                      Adjusted       Adjusted                     Condensed
                                    Shire        BioChem                       BioChem        BioChem                       balance
                              31 December    31 December                   31 December    31 December         Merger     sheet post
                                     2000           2000    Adjustments           2000           2000    adjustments         merger
                                    $'000       CAN$'000       CAN$'000       CAN$'000          $'000          $'000          $'000
                                 (Note 1)       (Note 2)       (Note 3)                      (Note 4)       (Note 5)
ASSETS
Current assets:
Cash and current
 investments                      186,343        416,084             --        416,084        277,352             --        463,695
Accounts receivable, net           93,830         75,604             --         75,604         50,396             --        144,226
Inventories, net                   47,109          3,754             --          3,754          2,502             --         49,611
Deferred tax asset                 26,971             --             --             --             --             --         26,971
Prepaid expenses                    9,736          2,473             --          2,473          1,648             --         11,384
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total current assets              363,989        497,915             --        497,915        331,898             --        695,887
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Investments                         6,139        103,681             --        103,681         69,110             --         75,249
Property, plant and
 equipment, net                    49,685        127,867         (6,107)       121,760         81,163             --        130,848
Intangible assets, net            556,013         84,822        (46,065)        38,757         25,835             --        581,848
Net assets of business
 transferred under
 contractual arrangements              --         53,776             --         53,776         35,846             --         35,846
Deferred tax asset                  6,298             --             --             --             --             --          6,298
Other assets                       22,608             --             --             --             --             --         22,608
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total assets                    1,004,732        868,061        (52,172)       815,889        543,852             --      1,548,584
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

                                                                                                                            US GAAP
                                                                                                                          Unaudited
                                                                                                                          Pro forma
                                  US GAAP       CAN GAAP                       US GAAP        US GAAP                      Combined
                                  Audited      Unaudited                      Adjusted       Adjusted                     condensed
                                    Shire        BioChem                       BioChem        BioChem                       balance
                              31 December    31 December                   31 December    31 December         Merger     sheet post
                                     2000           2000    Adjustments           2000           2000    adjustments         merger
                                    $'000       CAN$'000       CAN$'000       CAN$'000          $'000          $'000          $'000
                                 (Note 1)       (Note 2)       (Note 3)                      (Note 4)       (Note 5)
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of
 long term debt                     1,448        120,560             --        120,560         80,363             --         81,811
Accounts and notes
 payable                           99,437         54,111             --         54,111         36,069        100,000        235,506
Other current liabilities          10,528             --             --             --             --             --         10,528
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total current liabilities         111,413        174,671             --        174,671        116,432        100,000        327,845
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Long term debt, excluding
 current instalments              126,364          8,550             --          8,550          5,699             --        132,063
Other non-current
 liabilities                       14,196             --             --             --             --             --         14,196
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total liabilities                 251,973        183,221             --        183,221        122,131        100,000        474,104
Total assets less total
 liabilities                      752,759        684,840*       (52,172)       632,668*       421,721       (100,000)     1,074,480
Shareholders' equity              752,759        684,840        (52,172)       632,668        421,721       (100,000)     1,074,480
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total liabilities and
 shareholders' equity           1,004,732        868,061        (52,172)       816,889        543,852             --      1,548,584
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------



* As extracted from the reconciliation of BioChem's financial results to US GAAP as included in PART IV (a)(i) of this document.

Notes:

(1) Extracted from the audited consolidated financial statements of Shire as included in Part V of this document.

(2) Derived from the audited consolidated financial statements of BioChem as included in Part III of this document, reclassified in accordance with US reporting formats, as noted:



                                                                        CAN$'000
  Cash and current investments:
  Cash and cash equivalents                                               70,018
  Temporary investments                                                  346,066
                                                                     -----------
                                                                         416,084
                                                                     -----------



(3) The following adjustments are required to conform BioChem's reclassified financial statements to US GAAP as applied by Shire.



                                                                        CAN$'000
  Property, plant and equipment, net:
  Deferred charges                                                        (6,107)
  Intangible assets, net:
  Deferred charges                                                        (5,197)
  Consolidation of CliniChem                                                (841)
  Write off of in-process research and development                       (40,027)
                                                                     -----------
                                                                         (52,172)
                                                                     -----------



    These adjustments are extracted and as described in notes (a), (c) and (f) to the unaudited reconciliation of financial information under US GAAP as set out in Part IV (a)(i) of this document and have been reported on by Arthur Andersen on page 57 of this document.

(4) Translated at CAN$1.5002- US $1, being the exchange rate ruling at 31 December 2000.

(5) Merger expenses consisting primarily of SDRT, professional fees and costs of distributing proxy materials are estimated to be US$100 million and will be charged as an operating expense upon consummation of the merger.

(6) No account has been taken of the trading results or other transactions of Shire or BioChem after 31 December 2000.

                     [graphic]
                                                         Arthur Andersen
                                                         Abbots House
The Directors and Proposed Directors                     Abbey Street
Shire Pharmaceuticals Group plc                          Reading
East Anton                                               RG1 3BD
Andover
Hampshire
SP10 5RG

The Directors
Deutsche Bank AG London
Global Investment Banking
Winchester House
1 Great Winchester Street
London
EC2N 2DB                                                           1 March 2001

Dear Sirs

We report on the pro forma combined condensed balance sheet set out on pages 99 to 100 of the circular and listing particulars dated 1 March 2001 issued by Shire, which has been prepared, for illustrative purposes only, to provide information about how the proposed acquisition might have affected the financial information presented by Shire US GAAP.

Responsibilities

It is the responsibility solely of the Directors of Shire to prepare the pro forma combined condensed balance sheet in accordance with paragraph 12.29 of the Listing Rules of the UK Listing Authority ("the Listing Rules").

It is our responsibility to form an opinion, as required by the Listing Rules, on the pro forma combined condensed balance sheet and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma combined condensed balance sheet beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Basis of Opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards and Bulletin 1998/8 "Reporting on pro forma financial information pursuant to the Listing Rules" issued in the United Kingdom by the Auditing Practices Board. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the pro forma combined condensed balance sheet with the Directors of Shire.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion:

1. the pro forma combined condensed balance sheet has been properly compiled on the basis stated;

2. such basis is consistent with accounting policies as applied by Shire under US GAAP; and

3. the adjustments are appropriate for the purposes of the pro forma combined condensed balance sheet as disclosed pursuant to paragraph
      12.29 of the Listing Rules.

Yours faithfully

Arthur Andersen
Chartered Accountants

(b) Unaudited pro forma statement of net assets in accordance with UK GAAP as at 31 December 2000


The unaudited pro forma statement of net assets of the Enlarged Group set out below has been prepared for illustrative purposes only in UK pounds in accordance with UK GAAP as applied by Shire. The pro forma statement has been prepared to illustrate the effect on the balance sheet of Shire as if the Merger had occurred at 31 December 2000. Because of its nature, it may not give a true picture of the Enlarged Group's financial position if the Merger had occurred on the date assumed.




                             UK GAAP                                         UK GAAP        UK GAAP                         UK GAAP
                             Audited        CAN GAAP                        Adjusted       Adjusted                       Unaudited
                               Shire         BioChem                         BioChem        BioChem                       Pro forma
                         31 December     31 December                     31 December    31 December     Acquisition      Net assets
                                2000            2000     Adjustments            2000           2000      adjustment     post Merger
                             (L)'000        CAN$'000        CAN$'000        CAN$'000        (L)'000         (L)'000         (L)'000
                            (Note 1)        (Note 2)        (Note 3)                       (Note 4)        (Note 5)
Fixed assets
Intangible assets            694,261          84,822          (6,038)         78,784         35,121       1,788,796       2,518,178
Tangible assets               33,261         127,867          (6,107)        121,760         54,280              --          87,541
Fixed asset
 investments                   4,142         103,681              --         103,681         46,220              --          50,362
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
                             731,664         316,370         (12,145)        304,225        135,621       1,788,796       2,656,081
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
Current assets
Stocks                        31,536           3,754              --           3,754          1,674              --          33,210
Debtors
- due within one
 year                         69,106          78,077              --          78,077         34,806              --         103,912
- due after one year          15,358          53,776              --          53,776         23,973              --          39,331
Cash and short term
 investments                 124,744         416,084              --         416,084        185,487              --         310,231
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
                             240,744         551,691              --         551,691        245,940              --         486,684
Creditors: amounts
 falling due in
 less than one year          (74,579)       (174,671)        (17,000)       (191,671)       (85,446)        (66,943)       (226,968)
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
Net current assets           166,165         377,020         (17,000)        360,020        160,494         (66,943)        259,716
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
Total assets less
 current
 liabilities                 897,829         693,390         (29,145)        664,245        296,115       1,721,853       2,915,797
Creditors: amounts
 falling due in
 more than one year          (94,186)         (8,550)             --          (8,550)        (3,812)             --         (97,998)
                        ------------    ------------    ------------    ------------   ------------    ------------    ------------
Net assets                   803,643         684,840*        (29,145)        655,695*       292,303       1,721,853       2,817,799
                        ============    ============    ============    ============   ============    ============    ============



* As extracted from the reconciliation of BioChem's financial results to UK GAAP as included in Part IV (b) of this document.

Notes:


(1) Extracted from the audited summary financial statements of Shire as included in Part VI of this document.

(2) Derived from the audited consolidated financial statements of BioChem as included in Part III of this document, reclassified in accordance with UK reporting formats, as noted:

                                                                        CAN$'000
  Debtors comprise:
  Accounts receivable                                                     75,604
  Prepaid expenses                                                         2,473
                                                                    ------------
                                                                          78,077
                                                                    ------------
  Cash and short term investments comprise:
  Cash and cash equivalents                                               70,018
  Temporary investments                                                  346,066
                                                                    ------------
                                                                         416,084
                                                                    ------------
  Creditors: amounts due in less than one year comprise:
  Current portion of long term debt                                      120,560
  Accounts payable and accrued liabilities                                54,111
                                                                    ------------
                                                                         174,671
                                                                    ============



(3) The following adjustments are required to conform BioChem's reclassified financial statements to UK GAAP as applied by Shire.



                                                                        CAN$'000
  Tangible assets:
  Deferred charges                                                        (6,107)
  Intangible assets:
  Deferred charges                                                        (5,197)
  Consolidation of CliniChem                                                (841)
  Retained losses from discontinued operations                           (17,000)
                                                                    ------------
                                                                         (29,145)
                                                                    ============



    These adjustments are extracted and as described in notes (a) to (d) of the unaudited reconciliation of financial information under UK GAAP as set out in Part IV (b) of this document and have been reported on by Arthur Andersen on page 66 of this document.

(4) Translated at CAN$2.2432 - (L)1, being the exchange rate ruling at 31 December 2000.

(5) Goodwill arising on the acquisition has been calculated as follows:



                                                                         (L)'000
  Purchase consideration:
  Shire Ordinary Share or Exchangeable Shares (i)                      2,014,156
  Acquisition expenses (ii)                                               66,943
                                                                    ------------
                                                                       2,081,099
  Net assets of BioChem                                                 (292,303)
                                                                    ------------
  Goodwill arising on acquisition                                      1,788,796
                                                                    ------------



    (i) The purchase consideration has been calculated by applying the mid-point exchange ratio of 1.8814 to the number of BioChem shares outstanding at 31 December 2000, being 101,475,086 and multiplying by the Shire ordinary share price of $10.55 at 31 December 2000.

    (ii)Acquisition fees of US$100,000 million translated to (L)66,943 million.

(6) No account has been taken of the trading results or other transactions of Shire or BioChem after 31 December 2000.

                     [graphic]


The Directors and Proposed Directors                          Arthur Andersen
Shire Pharmaceuticals Group plc                               Abbots House
East Anton                                                    Abbey Street
Andover                                                       Reading
Hampshire                                                     RG1 3BD
SP10 5RG

The Directors
Deutsche Bank AG London
Global Investment Banking
Winchester House
1 Great Winchester Street
London
EC2N 2DB                                                           1 March 2001

Dear Sirs

We report on the pro forma statement of net assets set out on pages 102 to 103 of the circular and listing particulars dated 1 March 2001 issued by Shire, which has been prepared, for illustrative purposes only, to provide information about how the proposed acquisition might have affected the financial information presented by Shire under UK GAAP.

Responsibilities

It is the responsibility solely of the Directors of Shire to prepare the pro forma statement of net assets in accordance with paragraph 12.29 of the Listing Rules of the UK Listing Authority ("the Listing Rules").

It is our responsibility to form an opinion, as required by the Listing Rules, on the pro forma statement of net assets and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma statement of net assets beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Basis of Opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards and Bulletin 1998/8 "Reporting on pro forma financial information pursuant to the Listing Rules" issued in the United Kingdom by the Auditing Practices Board. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the pro forma statement of net assets with the Directors of Shire.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion:

1. the pro forma statement of net assets has been properly compiled on the basis stated;


2. such basis is consistent with accounting policies as applied by Shire under UK GAAP; and


3. the adjustments are appropriate for the purposes of the pro forma statement of net assets as disclosed pursuant to paragraph 12.29 of the Listing Rules.


Yours faithfully

Arthur Andersen
Chartered Accountants

                                   PART VIII

           Details of the Merger Agreement and Special Voting Rights



The following is a summary of the structure of the Enlarged Group following completion of the Merger and of material documents entered into, and to be entered into, in connection with the Merger.

1.  Structure of the Enlarged Group


Following completion of the Arrangement, Shire will indirectly own 100 per cent of BioChem through the holding company structure described below. The business of BioChem will be operated in combination with the existing business of Shire.


BioChem will, once the Arrangement becomes effective, become a direct wholly-owned subsidiary of Exchangeco. Exchangeco is a company incorporated under the CBCA. Pursuant to the Arrangement, Exchangeco will, if the requisite elections are made, issue the Shire Exchangeco Shares to BioChem Shareholders who are Canadian residents. Callco is a company incorporated under the CBCA. Pursuant to the Exchangeable Share Support Agreement described below, Callco will have the overriding right, in certain circumstances, to purchase Shire Exchangeco Shares that are exchanged for New Ordinary Shares or new ADSs at the option of the holder, for a purchase price payable in New Ordinary Shares or new ADSs as the case may be. Further details are set out in paragraph 6 of this Part VIII.

The entire issued share capital of both Exchangeco and Callco is held by Shire.

2.  The Merger Agreement


The Merger Agreement sets out the basis on which Shire will acquire the entire issued, and to be issued, share capital of BioChem. The Merger Agreement is governed by Canadian law (more particularly, the laws of the Province of Quebec and the federal laws applicable therein).


Plan of Arrangement

Under the Merger Agreement, the Merger is to be implemented by way of a plan of arrangement under the CBCA, the corporations statute by which BioChem is governed. The Merger Agreement provides that, subject to the approval of the Merger by the affirmative vote of BioChem Shareholders and BioChem Optionholders, voting together as set forth in the Interim Order, and the passing of the ordinary resolution set out in the notice of an Extraordinary General Meeting at the end of this document by a majority of the votes cast by Shire Shareholders at the meeting and the satisfaction or waiver of other conditions to the Merger, Shire and BioChem will merge pursuant to the Arrangement. The Arrangement is also subject to the approval of the Superior Court of Quebec which, amongst other things, will consider whether the Arrangement is fair to the BioChem Securityholders. Under the terms of the Merger, the BioChem Shareholders, and the BioChem Optionholders only to the extent that they exercise their BioChem Options, may elect to receive New Ordinary Shares, new Shire ADSs or, to the extent they are resident in Canada for the purpose of the Income Tax Act (Canada), Shire Exchangeco Shares in exchange for their BioChem Shares. Any BioChem Options or other rights in respect of BioChem Shares which are not exercised will be replaced with options or (as appropriate) other rights over Shire Ordinary Shares.


Conversion of BioChem Shares

The Merger Agreement provides for the combination of Shire and BioChem in a transaction in which each BioChem Shareholder (other than BioChem Shareholders who properly dissent to the Merger) will have the choice of receiving as consideration for each BioChem Share:


o     a number of Ordinary Shares equal to the exchange ratio;

o provided that the BioChem Shareholder is a Canadian resident, a number of Shire Exchangeco Shares equal to the exchange ratio divided by three, which are exchangeable into Ordinary Shares or ADSs at a rate of one Shire Exchangeco Share for three Ordinary Shares or one Shire Exchangeco Share for one ADS;

o     a number of ADSs equal to the exchange ratio divided by three; or


o     a combination of the above.


For the avoidance of doubt, only BioChem Shareholders who are Canadian residents will have the option of receiving Shire Exchangeco Shares for their BioChem Shares.


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Holders of Shire Exchangeco Shares will be entitled to dividend and other rights that are, as nearly as practicable, economically equivalent to those of Ordinary Shares. Through a voting trust, holders of Shire Exchangeco Shares will be entitled to vote at meetings of Shire Shareholders.


Exchange Ratio


The number of Ordinary Shares into which each BioChem Share shall be exchanged shall be determined as follows:


If the Average Shire ADS Price is:                    the exchange ratio shall be:
less than or equal to $47.20                          2.3517
greater than $47.20 and less than $70.80              determined by dividing $37.00 by the Average Shire ADS Price and multiplying by 3
equal to or greater than $70.80                       1.5678.


If a BioChem Shareholder so elects, or in certain other circumstances, Shire will provide such shareholder with one-third of an ADS or one-third of a Shire Exchangeco Share for each Ordinary Share that shareholder would be entitled to receive based on the exchange ratio. The Shire ADS price will be the average of the closing prices of the Shire ADSs on NASDAQ over a period of 15 consecutive trading days ending on the third day prior to Closing of the Arrangement.


Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Shire and BioChem relating to, among other things:

o     due organisation and good standing;

o     capitalisation;

o     corporate authority to enter into the contemplated transactions;

o     lack of conflicts with corporate governance documents;

o     reports and financial statements;

o     absence of certain changes or events;

o     compliance with law;

o     brokers or finders;

o     absence of litigation;

o     filing of tax returns;

o     environmental matters; and


o     intellectual property.


Covenants

During the period from the date of the Merger Agreement and continuing until the Effective Time, each of Shire and BioChem has agreed as to itself and its subsidiaries that, among other things, it and its subsidiaries will carry on their respective businesses only in the ordinary course and will use reasonable efforts to maintain and preserve its business organisation, assets, employees and business relationships and to maintain all of its properties and assets in useful and good condition.

The Merger Agreement contains certain other covenants of Shire and BioChem relating to the conduct of their respective businesses before the Effective Time, including:

o covenants relating to the declaration and payment of dividends and changes in share capital;

o     the issuance of securities;


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o     the amendment of the memorandum and articles of association of Shire or other constituting documents of the parties to the Merger Agreement;


o     the disposition of assets;

o     the incurrence of indebtedness and the acquisition of equity interests;


o     the making of loans, advances, contributions or investments;


o     the maintenance of benefits plans and compensation;

o the entering into of agreements limiting or restricting Shire or BioChem from engaging or competing in any line of business; and

o the preservation of the availability of pooling-of-interests accounting treatment.

No Solicitation


According to the terms of the Merger Agreement, Shire and BioChem have each agreed that, prior to the Effective Time of the Arrangement, neither it, nor any of its subsidiaries nor any of the respective employees, agents or representatives of the foregoing, will:


o initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to, any merger, consolidation or other business combination involving Shire or BioChem, as the case may be, or the acquisition of the assets of BioChem or Shire having an aggregate value of 50 per cent or more of the market capitalisation or the acquisition of 50 per cent or more of the capital stock of Shire or BioChem, as the case may be;

o have any discussion with or provide confidential information or data to any person relating to the type of transaction referred to above;

o engage in any negotiations regarding the type of transaction referred to above; or

o knowingly facilitate any effort or attempt to make or implement the type of transaction referred to above or accept such a transaction.


The Merger Agreement does allow Shire and BioChem, in response to an unsolicited written Acquisition Proposal on terms which the board of directors of Shire or BioChem, as the case may be, determines in good faith, and in the exercise of reasonable judgment, based on the advice of independent financial advisers and legal counsel, to be more favourable to its shareholders than the Merger, to furnish information to, negotiate or otherwise engage in discussions with such third party, provided, however, in the case of Shire that its Board determines in good faith, after receiving a written opinion from its outside legal advisers, that such action is required for the Board to comply with its fiduciary duties under applicable law.

According to the terms of the Merger Agreement, Shire and BioChem have agreed promptly to advise each other of any information they have from a person with respect to any transaction of the type referred to above and to give each other an update on an ongoing basis or upon the reasonable request of Shire or BioChem, as the case may be, on the status of any such transaction.


Conditions to Closing

Mutual Conditions

The Merger Agreement provides that the respective obligations of each party to complete the transaction are subject to the satisfaction or waiver of a number of conditions, including the following:

o the transaction shall have been approved by the requisite vote of Shire Shareholders and BioChem Shareholders;

o no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, having the effect of making the transaction illegal or otherwise prohibiting consummation of the transaction;


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

o the waiting periods (and any extensions thereof) applicable to the transaction under the HSR Act and the Competition Act (Canada) shall have been terminated or shall have expired or the Commissioner of Competition shall have issued an advance ruling certificate and/or a "no action" letter under the Competition Act (Canada) in relation to the transaction and the Director of Investments under the Investment Canada Act shall have concluded that the transaction is of "net benefit to Canada" for purposes of the Investment Canada Act;


o all consents, approvals and actions of, filings with and notices to any governmental entity required of Shire or BioChem or any of their respective subsidiaries to consummate the transaction and the other transactions contemplated by the Merger Agreement shall have been obtained;

o the New Ordinary Shares shall have been admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange, the ADSs shall have been approved for listing on NASDAQ (to the extent necessary) and the Shire Exchangeco Shares shall have been approved for listing on The Toronto Stock Exchange, subject to official notice of issuance;


o a registration statement on Form S-4 relating to the issue of Ordinary Shares upon exchange of the Shire Exchangeco Shares shall have been declared effective by the SEC or an appropriate "no action letter" shall have been obtained from the staff of the SEC relating to the issue of Ordinary Shares upon exchange of the Shire Exchangeco Shares. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

o all applicable requirements of Section 3 (a) (10) of the US Securities Act shall have been satisfied with respect to the issue of Ordinary Shares and ADSs in connection with the Merger; and


o exemption orders from the registration and prospectus requirements with respect to the Shire Exchangeco Share structure shall have been granted by all relevant Canadian provincial securities authorities.

Conditions in favour of Shire and Exchangeco

The Merger Agreement provides that the obligation of Shire and Exchangeco to complete the transaction is subject to the satisfaction or waiver of a number of additional conditions, each of which may be waived by Shire, including the following:


o each of the representations and warranties of BioChem set forth in the Merger Agreement that is qualified as to Material Adverse Effect shall be true and correct and each of the representations and warranties of BioChem set forth in the Merger Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Effective Date as though made on and as of the Effective Date;


o BioChem shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Date that are not so qualified;


o BioChem's board of directors shall have waived the application of a BioChem rights plan to the transactions contemplated by the Merger Agreement. Under the rights plan, one common share purchase right was issued in respect of each outstanding BioChem Share and a share purchase right for each BioChem Share issued thereafter. These rights are exercisable in a situation of public offering where certain conditions are not respected. Each right entitles the holder to purchase, from BioChem, one BioChem Share at a specified price, subject to certain anti-dilution adjustments;

o holders of not more than 5 per cent of the BioChem Shares issued and outstanding immediately prior to the Effective Date shall have dissented to the Merger (and not withdrawn such dissent);


o since the date of the Merger Agreement, there shall not have occurred any change, effect, event or circumstance that, in combination with any other changes, effects, events or circumstances, has resulted in or would reasonably be expected to result in a Material Adverse Effect with respect to BioChem; provided that the outcome of the proceedings by Emory University in the US shall not be considered to have a Material Adverse Effect on BioChem; and

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o     there shall have been delivered to Shire:


      o a pooling letter from Shire's independent auditors, dated as of the Effective Date and addressed to Shire, reasonably satisfactory in form and substance to Shire, setting forth the concurrence of Shire's independent auditors with the conclusion of Shire's management that it will be appropriate to account of the Arrangement as a "pooling of interests" under US GAAP, Accounting Principles Board Opinion No. 16 and all published rules and regulations adopted by the SEC; and

      o a poolability letter from BioChem's independent auditors, dated as of the Effective Date and reasonably satisfactory in form and substance to Shire, setting forth the concurrence of BioChem's independent auditors with the conclusion of BioChem's management that it will be appropriate to account for the Arrangement as a "pooling of interest" under US GAAP, Accounting Principles Board Opinion No. 16 and all published rules and regulations adopted by the SEC.

Conditions in favour of BioChem

The Merger Agreement provides that the obligation of BioChem to complete the Merger is subject to the fulfilment of a number of additional conditions, each of which may be waived by BioChem, including the following:

o each of the representations and warranties of each of Shire and Exchangeco set forth in the Merger Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of each of Shire and Exchangeco set forth in the Merger Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Effective Date as though made on and as of the Effective Date; and

o Shire shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Date that are not so qualified.

Termination and Payment of Break Fees

The Merger Agreement may be terminated by mutual written consent of BioChem and Shire at any time prior to the Effective Date. In addition, if the Effective Date shall not have occurred on or before 31 May 2001, the Merger Agreement may be terminated by either BioChem or Shire; provided, however, that this right to termination may not be available to any party whose failure to fulfil any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before 31 May 2001.

The Merger Agreement may be terminated by either BioChem or Shire, if any governmental entity:


o shall have issued a final and non-appealable order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or


o shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain) which is necessary to fulfil the conditions to closing set forth in the Merger Agreement, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable; provided, however, that this right to terminate shall not be available to any party whose failure to use reasonable best efforts to obtain regulatory approvals has been the cause of such action or inaction.

The Merger Agreement may be terminated by Shire upon the occurrence of any of the following events:

o BioChem Shareholders' approval has not been obtained at the BioChem Shareholders' meeting;

o the board of directors of BioChem fails to recommend approval of the Merger to its shareholders or adversely modifies or qualifies or withdraws its recommendation; or


o a breach by BioChem of any representation, covenant or agreement which results in a failure of certain conditions to closing (subject to a 20 business day cure period).


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The Merger Agreement may be terminated by BioChem upon the occurrence of any of the following events:


o Shire Shareholders have not approved the Merger at the Extraordinary General Meeting;

o the Board of Shire fails to recommend approval of the Merger to its shareholders or adversely modifies or qualifies or withdraws its recommendation; or

o a breach by Shire of any representation, covenant or agreement which results in a failure of certain conditions to closing (subject to a 20 business day cure period).

BioChem may also terminate the Merger Agreement if, at any time prior to its shareholder meeting, BioChem shall have failed to recommend approval of the Merger to its shareholders or adversely modified or qualified or withdrawn its recommendation so long as:

o the BioChem board of directors, after consultation with its legal counsel and financial adviser, determines that a proposal to acquire BioChem is more favourable from a financial point of view to its shareholders than the Merger and, after consultation with and based upon advice of legal counsel, determines in good faith that such action is necessary for BioChem's board of directors to comply with its fiduciary duties to shareholders under applicable laws;


o BioChem pays to Shire, immediately following the termination of the Merger Agreement, a break fee of $110 million; and

o BioChem provides to Shire at least five business days prior to termination written notice of its intention to terminate the Merger Agreement and the material terms and conditions of the proposal to acquire BioChem.


If Shire terminates the Merger Agreement because BioChem Shareholders' approval has not been obtained, and

o a transaction to acquire BioChem is announced that BioChem's board of directors determines is more favourable to its shareholders than the transaction with Shire; and


o that transaction is consummated within one year (or 18 months in certain circumstances) of termination of the Merger Agreement,

then BioChem shall pay to Shire a break fee of $110 million not later than two days following consummation of the transaction referred to above.

If Shire terminates the Merger Agreement because BioChem's board of directors fails to recommend approval of the Merger to its shareholders or adversely modifies or qualifies or withdraws its recommendation, then BioChem shall pay to Shire a break fee of $110 million not later than two business days after the termination date.

If BioChem terminates the Merger Agreement because Shire has failed to recommend approval of the Merger to its shareholders or Shire has adversely modified or qualified or withdrawn its recommendation, then Shire shall pay to BioChem, not later than two business days after the termination date, a break fee of $40 million.

3.  The Option Agreement

General

At the same time as the execution of the Merger Agreement and as an inducement and condition to entering into the Merger Agreement, Shire entered into an Option Agreement with BioChem.

Under the Option Agreement, BioChem granted Shire an irrevocable option to purchase a number of shares representing up to 19.9 per cent of the issued and outstanding BioChem Shares as of 8 December 2000 (on an undiluted basis) at a price per share in cash equal to $37.00.

The Option Agreement provides that Shire may exercise the option prior to termination of the Option Agreement, in whole or in part, by delivering a written notice, upon the occurrence of any event that entitles Shire to receive a payment of $110 million from BioChem according to the terms of the Merger Agreement.


To the extent the option has not been exercised, the option will expire upon the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms unless Shire is entitled to receive the $110 million payment from BioChem under the Merger Agreement, in which case the option will expire 180 days after termination of the Merger Agreement.


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Arrangements such as the Option Agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Option Agreement was entered into to accomplish these objectives.

Notice of exercise


According to the terms of the Option Agreement, Shire may exercise the option by:

o sending BioChem a written notice specifying the number of BioChem Shares to be purchased; and

o     paying the exercise price by certified cheque or wire transfer.

Maximum proceeds

The Option Agreement provides that the gross proceeds received by Shire in connection with any sales or dispositions of shares from the exercise of the option (less reasonable and customary commissions and any dividends received by Shire declared on the option shares) together with the $110 million payment cannot exceed:

o     $120,000,000; plus

o the product of $37.00 and the number of BioChem Shares purchased by Shire under the option.

If such gross proceeds do exceed this amount, the excess amount shall be remitted by Shire to BioChem or deducted from the $110 million payment to be made by BioChem to Shire.

4.  Exchangeable Share Support Agreement

Under the Exchangeable Share Support Agreement to be entered into between Shire, Callco and Exchangeco, Shire will agree to ensure that Exchangeco can meet its obligations in respect of the Shire Exchangeco Shares.


So long as any Shire Exchangeco Shares not owned by Shire or its affiliates are outstanding, Shire cannot declare or pay any dividend unless Exchangeco simultaneously declares or pays an equivalent dividend to holders of the Shire Exchangeco Shares. If there is a shortfall in Exchangeco's reserves then Shire is required to fund this shortfall to the extent necessary to pay an economically equivalent dividend. If Shire pays a dividend in specie to Shire Shareholders then a payment of economically equivalent value must be made to the holders of the Shire Exchangeco Shares.

If Shire is subject to a takeover offer, it must use all reasonable efforts to enable the holders of the Shire Exchangeco Shares to participate on economically equivalent terms. Furthermore, the Exchangeable Share Support Agreement contains an anti-dilution covenant on the part of Shire which prevents Shire from issuing Ordinary Shares, convertibles or options to Shire Shareholders; distributing property to Shire Shareholders; merging or undergoing a reorganisation; or altering its share capital structure, in each case without either (a) the approval of the holders of the Shire Exchangeco Shares or (b) economically equivalent reciprocal arrangements being put in place in favour of the holders of the Shire Exchangeco Shares.

The measure of economic equivalence will be determined by the board of directors of Exchangeco in accordance with certain parameters set forth in the Exchangeable Share Support Agreement.


Shire must also ensure that Exchangeco complies with its obligations in relation to the exercise of retraction rights, payment of dividends and segregation of funds and must ensure the availability of sufficient New Ordinary Shares to satisfy the exchange rights of the holders of the Shire Exchangeco Shares.


Upon the exercise of exchange rights attaching to the Shire Exchangeco Shares (whether at the option of the holders of Shire Exchangeco Shares or upon some other exchange event), Callco will have the overriding right, but not the obligation, to purchase the Shire Exchangeco Shares in question for a purchase price payable in New Ordinary Shares or new ADSs (at the option of the holder). Further details are set out in paragraph 6 of this Part VIII).


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5.  Voting and Exchange Trust Agreement

Under the Voting and Exchange Trust Agreement (to be entered into among Shire, Exchangeco and General Trust of Canada (the "Trustee")) Special Voting Shares will be issued to the Trustee in the same number as the number of outstanding Shire Exchangeco Shares as at the Effective Date and a trust created for the benefit of the holders of the Shire Exchangeco Shares. The Trustee will hold the Special Voting Shares in trust for the benefit of the holders of the Shire Exchangeco Shares (other than Shire and affiliates of Shire) and will be able to vote in person or by proxy on any matters put before the Shire Shareholders at a Shire general meeting. Each holder of Shire Exchangeco Shares (other than Shire or affiliates of Shire) is entitled to direct the Trustee how to vote three Special Voting Shares held by the Trustee for each one Shire Exchangeco Share owned by such holder or to attend the meeting personally and vote directly as proxy for the Trustee in respect of such Special Voting Shares. Unless instructed, the Trustee may not vote, and any Shire Exchangeco Shares held by Shire or its affiliates may not be voted. The Trustee will also hold rights entitling the holders of the Shire Exchangeco Shares to automatic exchange rights providing that, in the event of the insolvency or liquidation of Exchangeco or of Shire, Shire will acquire the Shire Exchangeco Shares other than those held by Shire and its affiliates in return for New Ordinary Shares at the same rate as the right to exchange (i.e. one-for-three).

Under the Voting and Exchange Trust Agreement, Shire must provide to the Trustee all materials to be sent to Shire Shareholders and certain items are subject to the right of reasonable comment by the Trustee prior to mailing. Shire must also give the Trustee and Exchangeco advance notice of any meetings of Shire Shareholders and all materials must be mailed to the holders of the Shire Exchangeco Shares at the same time as they are mailed to the Shire Shareholders at Shire's expense.

Shire will not be responsible for the payment of any applicable stamp, registration and transfer taxes and duties, if any, upon transfer of the Shire Exchangeco Shares or the issue of New Ordinary Shares or the transfer of Ordinary Shares other than (a) any UK stamp duty or stamp duty reserve tax payable on any issue of New Ordinary Shares or transfer of Ordinary Shares to a depository or its nominee or agent in connection with the issuance of Shire ADSs pursuant to the Merger and any issue of New Ordinary Shares or transfer of Ordinary Shares to a depository or its nominee or agent in connection with any exchange of Shire Exchangeco Shares for Shire ADSs, (b) any UK stamp duty reserve tax that arises in respect of the transfer of Shire Exchangeco Shares in exchange for Shire ADSs or New Ordinary Shares pursuant to the Merger (an "Exchange"), (c) any UK stamp duty that Shire or any of its subsidiaries requires to be paid on an Exchange, and (d) any UK stamp duty payable on an issue of Shire Exchangeco Shares to a holder of BioChem Shares pursuant to the Merger. Shire and Exchangeco jointly and severally agree to pay the Trustee for all services rendered by it under the Voting and Exchange Trust Agreement, including reasonable expenses. In addition, Shire and Exchangeco will be liable to indemnify the Trustee against any claims, losses and reasonable costs and expenses incurred in compliance with its duties under the Voting and Exchange Trust Agreement.

6.  Further Details of the Shire Exchangeco Shares

Retraction

Holders of Shire Exchangeco Shares have the right at any time (subject to the exercise by Callco of its overriding call right described below) to require Exchangeco to redeem any or all of their Shire Exchangeco Shares (the "Retracted Shares") in exchange for the delivery to such holders of three New Ordinary Shares or one ADS (at the option of the holder) for each Retracted Share plus any declared and unpaid dividends on the Retracted Share (the "Exchange Amount"). Holders of the Shire Exchangeco Shares may effect an exchange by presenting to Exchangeco the share certificates representing the Retracted Shares together with a duly executed notice in prescribed form (a "Retraction Request") and such other documents as may be required to effect the exchange.

When a holder requests Exchangeco to redeem Retracted Shares, Callco will have an overriding right (the "Retraction Call Right") to purchase all but not less than all of the Retracted Shares, at a purchase price per share equal to the Exchange Amount. Upon receipt of a Retraction Request, Exchangeco will immediately notify Callco of the Retraction Call Right. Callco must then advise Exchangeco within five business days as to whether the Retraction Call Right will be exercised. If Callco does not so advise Exchangeco, Exchangeco will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco advises Exchangeco that Callco will exercise the Retraction Call Right within such five business day period, then provided the Retraction Request is not revoked by the holder as described below, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right.


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A holder may revoke its Retraction Request, in writing, at any time prior to the close of business on the business day preceding the date set for retraction (the "Retraction Date") in which case the Retracted Shares will neither be purchased by Callco nor be redeemed by Exchangeco. If a holder does not revoke its Retraction Request, on or before the Retraction Date, the Retracted Shares will be purchased by Callco or redeemed by Exchangeco, as the case may be, in each case as set out above.

Liquidation of Exchangeco


In the event of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the Shire Exchangeco Shares will have, subject to applicable law, preferential rights to receive from Exchangeco the Exchange Amount for each Shire Exchangeco Share held. Upon the occurrence of such liquidation, dissolution or winding-up, Callco will have an overriding right to purchase all of the outstanding Shire Exchangeco Shares (other than Shire Exchangeco Shares held by Shire and its affiliates) from the holders thereof for a purchase price per share equal to the Exchange Amount.


Upon the occurrence and during the continuance of an Exchangeco Insolvency Event, Shire shall purchase from each holder of Shire Exchangeco Shares (other than Shire and its affiliates) all of the Shire Exchangeco Shares held by each such holder. The purchase price payable by Shire for each Shire Exchangeco Share so purchased will be the Exchange Amount.

Liquidation of Shire

In order for the holders of the Shire Exchangeco Shares to participate on a pro rata basis with the holders of Ordinary Shares, on the fifth business day prior to the effective date of a Shire Liquidation Event, each Shire Exchangeco Share (other than those held by Shire or its affiliates) will automatically be exchanged for the Exchange Amount.

Redemption

Subject to applicable law and to the exercise by Callco of its call right described below, Exchangeco will redeem all but not less than all of the then outstanding Shire Exchangeco Shares for a price per share equal to the Exchange Amount on a date (the "Redemption Date") determined by the board of directors of Exchangeco but not before the tenth anniversary of the Effective Date (subject to "Early Redemption" below). Exchangeco will, at least 60 days before the Redemption Date or such number of days as the board of directors of Exchangeco may determine to be reasonably practicable under the circumstances in respect of a Redemption Date arising in connection with a Shire Control Transaction an Exchangeable Share Voting Event or an Exempt Exchangable Share Voting Event, notify the holder of the Shire Exchangeco Shares of the Redemption Date.

Callco will have an overriding right (the "Redemption Call Right") to purchase on the Redemption Date all but not less than all of the Shire Exchangeco Shares then outstanding (other than Shire Exchangeco Shares held by Shire and its affiliates) for a purchase price per share equal to the Exchange Amount. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their Shire Exchangeco Shares to Callco. If Callco exercises the Redemption Call Right, Exchangeco's right and obligation to redeem the Shire Exchangeco Shares on such Redemption Date will terminate.

Early Redemption


In certain circumstances, Exchangeco has the right to require a redemption of the Shire Exchangeco Shares prior to the tenth anniversary of the Effective Date. An early redemption may occur upon:

(i) there being fewer than 1,000,000 Shire Exchangeco Shares outstanding (other than Shire Exchangeable Shares held by Shire and its affiliates), provided that such number may be adjusted by the board of directors of Exchangeco in certain circumstances;


(ii) the occurrence of a Shire Control Transaction, provided that the board of directors of Exchangeco determines (i) that it is not reasonably practicable to substantially replicate or modify the terms and conditions of the Shire Exchangeco Shares in connection with the Shire Control Transaction and (ii) that the redemption of the Shire Exchangeco Shares is necessary to enable the completion of the Shire Control Transaction;

(iii) an Exchangeable Share Voting Event being proposed, provided that (i) the board of directors of Exchangeco determines that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event in any other commercially reasonable matter that does not result in an Exchangeable Share Voting Event and
      (ii) the holders of the Shire Exchangeco Shares fail to take the necessary action at a meeting or other vote of such holders to approve or disapprove, as applicable, the Exchangeable Share Voting Event; and

(iv) an Exempt Exchangeable Share Voting Event being proposed, provided that the holders of the Shire Exchangeco Shares fail to take the necessary action at a meeting or other vote of such holders to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event.

                                    PART IX

                       Statutory and general information


1.  Responsibility

The Directors and Proposed Directors, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors and Proposed Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.


2.  Directors and Proposed Directors


(a) The Directors are listed below together with their respective positions:

      Directors                   Position

      Dr James Henry Cavanaugh    Non-executive Chairman

      Rolf Stahel                 Chief Executive

      Angus Charles Russell       Group Finance Director


      Dr Joseph Wilson Totten     Group Research and Development Director

      Dr Barry John Price         Senior Non-executive Director

      Dr Bernard Canavan          Non-executive Director

      Dr Zola Philip Horovitz     Non-executive Director

      Ronald Maurice Nordmann     Non-executive Director

      Joseph Edward Smith         Non-executive Director

      John Tetje Spitznagel       Non-executive Director


      It is proposed that, following the Merger, Dr Francesco Bellini, the Hon. James Andrews Grant and Mr Gerard Veilleux will be appointed as non-executive Directors of the Company. At that time, approximately 30 per cent of the Shire Board of Directors will be formed of former BioChem board members, following the resignations of Dr Zola Horovitz, Mr Joseph Smith and Mr John Spitznagel.

      As of 5 March 2001 the business address of all the Directors is, and of the Proposed Directors will be, Hampshire International Business Park, Chineham, Basingstoke, Hampshire RG24 8EP, England.


(b) The brief biographical details of the Directors are as follows:

      Dr James Cavanaugh joined the Board on 24 March 1997 and was appointed as Non-executive Chairman with effect from 11 May 1999. Dr Cavanaugh is the President of HealthCare Ventures LLC. Formerly he was President of SmithKline & French Laboratories, the US pharmaceutical division of what was then SmithKline Beecham Corporation. Prior to that, he was President of SmithKline Beecham Corporation's clinical laboratory business and, before that, President of Allergan International. Prior to his industry experience, Dr Cavanaugh served as Deputy Assistant to the President of the US on the White House Staff in Washington, DC. He is a Non-executive Director of MedImmune, Inc, 3-Dimensional Pharmaceuticals Inc and Versicor Inc.

      Rolf Stahel joined the Group in March 1994 as Chief Executive from Wellcome plc where he worked for 27 years. From April 1990 until February 1994, he served as Director of Group Marketing reporting to the Chief Executive of Wellcome plc. A business studies graduate of KSL Lucerne, Switzerland, he attended the 97th Advanced Managers Program at Harvard Business School.

      Angus Russell joined the Board with effect from December 1999, having previously worked for ICI, Zeneca and AstraZeneca for a total of 19 years. His last position was Vice President - Corporate Finance at AstraZeneca PLC, where he was responsible for financial input into M&A activities, management of tax, legal and finance structure, investor relations activities and the management of various financial risks. Prior to this, he held a number of positions within Zeneca Group PLC and ICI including Group Treasurer, Group Investor Relations Manager, Strategic Planner, Marketing Manager and management accounting roles in manufacturing and R & D operations. Mr Russell is a chartered accountant, having qualified with Coopers & Lybrand and is a member of the Association of Corporate Treasurers.


      Dr Wilson Totten joined the Board of Shire in January 1999 as Group Research and Development Director. Dr Totten is a medical doctor and has wide experience in the pharmaceutical industry covering all phases of drug development. He has substantial experience in the field of CNS disorders. His last position was Vice President of Clinical Research & Development with Astra Charnwood where he served from 1995 to 1997, having previously worked for Fisons Pharmaceuticals from 1989 to 1995, and prior to that with 3M Health Care and Eli Lilly. Dr Totten is also a non-executive director of Keryx Biopharmaceuticals Inc.

      Dr Barry Price joined the Board on 24 January 1996, having spent 28 years at Glaxo holding a succession of key executive positions with Glaxo Group Research. He is Chairman of Antisoma plc and also Biowisdom Ltd. He is also on the board of directors of Pharmagene plc and Chemunex S.A. Dr Price is Chairman of the Remuneration Committee of the Board.

      Dr Bernard Canavan joined the Board as a non-executive Director on 11 March 1999. Dr Canavan is a medical doctor and graduate of the University of Edinburgh. He was employed by American Home Products for over 25 years until he retired in January 1994. He was President of that corporation from 1990 to 1994, and prior to that was Chairman and Chief Executive Officer of American Home Products Pharmaceutical Division, Wyeth-Ayerst Laboratories. Dr Canavan is also a director of Magainin Pharmaceuticals Inc. and 3-Dimensional Pharmaceuticals Inc. Dr Canavan is Chairman of the Audit Committee of the Board. Dr Canavan was a director of BioChem from 1997 to 2000.

      Dr Zola Horovitz joined the Board with effect from 23 December 1999, having previously served as a director of Roberts since October 1996. Dr. Horovitz has been self-employed as a consultant in the biotechnology and pharmaceutical industries since 1994. From 1959 to 1994 Dr Horovitz held various positions at Squibb Corporation and its successor corporation, Bristol-Myers Squibb & Co., including that of Vice President, Business Development and Planning. Dr Horovitz received undergraduate and masters degrees and a Ph.D from the University of Pittsburgh.

      Ronald Nordmann served as a non-executive director of Roberts from May 1999 until becoming a Director of Shire with effect from 23 December 1999. He was a partner of Deerfield Management Company from September 1994 until January 2000. He has been a financial analyst in healthcare equities since 1971 and has held senior positions with PaineWebber, Oppenheimer & Co., F. Eberstadt & Co., and Warner-Chilcott Laboratories, a division of Warner-Lambert. Mr Nordmann received his undergraduate degree from The Johns Hopkins University and a M.B.A. from Fairleigh Dickinson University.

      Joseph Smith served as a non-executive director of Roberts from August 1998 and joined the Board of Shire with effect from 23 December 1999. From 1989 to 1997, Mr Smith served in various positions at Warner-Malbert Company, including President of Parke-Davis Pharmaceuticals and President of the Shaving Products Division (Schick and Wilkinson Sword). Mr Smith previously held positions at Johnson and Johnson and served as President of Rorer Pharmaceutical Corporation. Mr Smith received his undergraduate degree from the University of Buffalo and a M.B.A. degree from the Wharton School of the University of Pennsylvania.

      John Spitznagel served as President and Chief Executive Officer of Roberts from September 1997 to December 1999, when he joined the Shire Board. He was previously executive Vice President-World-wide Sales and Marketing of Roberts from March 1996 to September 1997, having served as President of Reed and Carnrick Pharmaceuticals from September 1990 until July 1995. He previously served as Chief Executive Officer of BioCryst Pharmaceuticals Inc. having held before that various sales, marketing and management positions in the industry. Mr Spitznagel received his undergraduate degree from Rider University and his M.B.A. degree from Fairleigh Dickinson University. He is also a director of Questcor Pharmaceuticals Inc, Boron LePore & Associates, Inc and Global Health Associates, LLC.

      Brief biographical details of the Proposed Directors are set out on pages 8 and 9 of Part I of this document.

(c) The Directors and Proposed Directors, their current directorships, their directorships held during the five years preceding the date of this document, the partnerships of which they are currently partners and partnerships of which they have been partners during the five years preceding the date of this document are as follows:

                                                               Current                                        Past
Name                                                 Directorships/Partnerships                    Directorships/Partnerships
-----------------------------------------------------------------------------------------------------------------------------------
Dr James Henry Cavanaugh                   Diversa Corporation                               Human Genome Sciences Inc
                                           Med Immune Inc                                    Procept Inc
                                           3-Dimensional Pharmaceuticals Inc.                Magainin Pharmaceuticals Inc
                                           Versicor Inc.                                     Genetic Therapy Inc
                                                                                             Aronex Pharmaceuticals Inc
                                                                                             LeukoSite Inc

                                           General Partnerships
                                           HealthCare Partners I, II, III, IV and V
                                           HealthCare Ventures I, II, III, IV and V

                                           Limited Partnerships
                                           Parker & Parsley 1986-C
                                           Parker & Parsley 1987-B
                                           Chevy Chase Associates
                                           PLM Equipment Growth Fund
                                           Cigna Willowbrooke-2 Associates
                                           Geodyne Energy Income Programs
                                           Curran Partners LP
                                           RPC Real Estate Fund I LLC
                                           J.P. Morgan Mosaic Fund IV, LLC
                                           JPM Venture Capital Private Investors II
                                            Business Trust
                                           JPM Venture Capital Private Investors II
                                            Business Trust PFD
                                           TL Ventures V Special Partners LLC
-----------------------------------------------------------------------------------------------------------------------------------
Mr Rolf Stahel                             None                                              None
-----------------------------------------------------------------------------------------------------------------------------------
Mr Angus Charles Russell                   I.C. Insurance Services Ltd                       None
                                           I.C. Insurance Holdings Ltd
                                           I.C. Insurance Ltd
                                           Zeneca Insurance Company Ltd
                                           Zeneca Finance (Netherlands) Company
                                           Zeneca Nominees Ltd
                                           Zeneca Pensions Trustee Ltd
-----------------------------------------------------------------------------------------------------------------------------------
Dr Joseph Wilson Totten                    Keryx Biopharmaceuticals Inc                      None
-----------------------------------------------------------------------------------------------------------------------------------
Dr Barry John Price                        Antisoma plc (Chairman)                           Thallia Pharmaceuticals SA
                                           Pharmagene plc                                    Glaxchem Ltd
                                           Chemunex SA                                       Glaxo Operations Ltd
                                           Biowisdom Ltd (Chairman)                          Celltech Chiroscience plc
-----------------------------------------------------------------------------------------------------------------------------------
Dr Bernard Canavan                         Magainin Pharmaceuticals Inc                      Alpha-Beta Technology Inc
                                           3-Dimensional Pharmaceuticals Inc                 BioChem Pharma Inc.
                                                                                             Nelson Communications Inc
-----------------------------------------------------------------------------------------------------------------------------------
Dr Zola Philip Horovitz                    BioCryst Pharmaceuticals Inc                      Cytomed Inc
                                           Magainin Pharmaceuticals Inc                      Proscript Inc
                                           Synaptic Pharmaceuticals Corporation              Procept Inc
                                           Avigen Inc                                        Clinicor Inc
                                           Diacrin Inc                                       Deltys Pharmaceuticals Inc
                                           Phyton Inc
                                           3-Dimensional Pharmaceuticals Inc
                                           Nitromed Inc
                                           Immunicon Corporation
                                           Dov Pharmaceuticals Inc
                                           Palitin Technologies Inc
-----------------------------------------------------------------------------------------------------------------------------------
Mr Ronald Maurice Nordmann                 Guilford Pharmaceuticals Inc                      Deerfield Management Company
                                           Global Health Associates, LLC
                                           Boron, LePore & Associates, Inc
-----------------------------------------------------------------------------------------------------------------------------------
Mr Joseph Edward Smith                     Semus Drug Development Corporation                Careinsite Inc
                                           Claneil Enterprises Inc
                                           International Longevity Center
                                           Boron, LePore & Associates, Inc
                                           Vivus Inc
                                           Avanir Pharmaceuticals
                                           WebMD Corporation
-----------------------------------------------------------------------------------------------------------------------------------
Mr John Tetje Spitznagel                   Questcor Pharmaceuticals Inc                      None
                                           Boron, LePore & Associates, Inc
                                           Global Health Associates, LLC
-----------------------------------------------------------------------------------------------------------------------------------

                                                               Current                                        Past
Name                                                 Directorships/Partnerships                    Directorships/Partnerships
-----------------------------------------------------------------------------------------------------------------------------------
Dr Francesco Bellini                       Chambre de Commerce Italienne                     None
                                           Fonds de Recherche de L'institut de
                                           Cardiologie de Montreal
                                           Molson Inc
                                           L'Industrielle-Alliance Compagnie d'assurance
                                           sur la vie
                                           AB Immunosystems
-----------------------------------------------------------------------------------------------------------------------------------
The Hon. James Andrews Grant               United Dominion Industries Ltd                    None
                                           CAE Industries Ltd
                                           Canadian Imperial Bank of Commerce
-----------------------------------------------------------------------------------------------------------------------------------
Mr Gerard Veilleux                         Gesca                                             The State Hermitage Museum Foundation
                                           La Presse                                         of Canada Inc.
                                           Publications JTL
                                           Great West Life Assurance Co. & Great West
                                           Lifeco
                                           Investors Group
                                           London Life
                                           Power Technology Investment
                                           Corporation(Diffusion Power)
                                           QuebecTel/Telus
                                           McGill University
                                           Fondation Baxter & Alma Ricard
                                           Loeb Research Institute
                                           Theatre du Rideau-Vert
                                           McCord Museum
-----------------------------------------------------------------------------------------------------------------------------------


(d) Save as disclosed in sub-paragraph (e) below, no Director or Proposed Director of the Company has:

      (i)   any unspent convictions for indictable offences;

      (ii)  been declared bankrupt;

      (iii) been subject to any public criticism by any statutory or regulatory authority;

      (iv) been disqualified by a court from acting as a director of or in the management of any company;

      (v) been a director of a company which has been placed in administration, receivership or liquidation whilst he was a director of that company or within twelve months after he ceased to be a director of that company; or

      (vi) been a partner of a partnership which has been placed into liquidation or administration.


(e) Dr Bernard Canavan is a former director of Alpha-Beta Technology Inc., which went into an assignment for the benefit of creditors on 27 January 1999 pursuant to an out of court liquidation in the US State of Massachusetts. An assignee was appointed on that date in the State of Massachusetts, and a receiver was appointed in the US State of Rhode Island, in respect of the debts of Alpha-Beta Technology Inc. The assets of Alpha-Beta Technology Inc. were sold pursuant to court authorisation, yielding approximately $20.5 million. Virtually all of the sale proceeds were paid over to Rhode Island Economic Development Corporation, which held a mortgage on the company's assets in the State of Rhode Island. This mortgage has a shortfall deficiency claim of approximately $6 million which, when added to the claims of all other creditors filed with the receiver and for the assignee, brings the current total of unpaid creditors' claims to approximately $9.4 million. It is believed that the company creditors are likely to receive about three US cents in the dollar.

3.  The Company





The Company, whose registered office and principal place of business is at East Anton, Andover, Hampshire SP10 5RG, England, was incorporated in England and Wales with registered number 2883758 on 1 January 1994 under the Act as a public limited company with the name Barnhill PLC. The Company changed its name to Shire Pharmaceuticals Group plc with effect from 12 December 1994. As of 5 March 2001, the registered office and principal place of business is Hampshire International Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP, England.

4.  Share capital





(a) The authorised and issued and fully paid share capital of the Company, as at 27 February 2001 (the latest practicable date prior to posting of this document) and as it will be following the Merger (assuming no exercise of options outstanding under the Employee Share Schemes, no exercise of options or rights in respect of BioChem Shares, no issue of BioChem Shares following the exercise of dissent rights as referred to in Part I of this document and an Average Shire ADS Price less than or equal to $47.20 and assuming all existing BioChem Shareholders exchange their BioChem Shares for New Ordinary Shares pursuant to the terms of the Merger) is as follows:



                          At 27 February 2001                                                After the Merger
               Authorised                          Issued                       Authorised                        Issued
        Ordinary                          Ordinary                       Ordinary                        Ordinary
          Shares            (L)            Shares           (L)           Shares            (L)           Shares           (L)
      400,000,000        20,000,000     257,521,218      12,876,061     800,000,000     40,000,000      496,298,576     24,814,929



      Following the issue of Consideration Shares pursuant to the Merger Agreement, 303,701,424 Ordinary Shares will remain authorised but unissued, subject to the assumptions set out above and before taking into account the Special Voting Shares to be issued pursuant to the Merger.


(b)   (i)   By a resolution passed at the last annual general meeting of the
            Company held on 7 July 2000, the Directors, in substitution for all existing authorities (save to the extent the same may have been exercised by the issue of relevant securities prior to 7 July
            2000 or by reason of any offer or agreement made prior to 7 July
            2000 which would or might require relevant securities to be allotted on or after 7 July 2000), were generally and unconditionally authorised for the purposes of section 80 of the Act to exercise all or any of the powers of the Company to allot relevant securities (within the meaning of that section) up to an aggregate nominal amount equal to (L)4,197,625.90 for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) five years after the date of the passing of this resolution ("the period of authority"), save that the Company was empowered before such expiry to make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors were empowered to allot relevant securities pursuant to any such offer or agreement as if the authority conferred by this resolution had not expired;

      (ii) By a resolution passed at the same annual general meeting, the Directors, in substitution for all existing authorities, were empowered pursuant to section 95 of the Act to allot equity securities (within the meaning of section 94(2) of the Act) pursuant to the authority conferred upon them under (i) above as if section 89(1) of the Act did not apply to any such allotment. This power: (a) expires at the end of the period of authority save that during the period of authority the Company may make an offer or agreement which would or might require equity securities to be allotted after the expiry of such period and the Directors may allot equity securities in pursuance of any such offer or agreement; and (b) is limited (i) to allotments of equity securities where such securities have been offered (whether by way of a rights issue, open offer or other pre-emptive offer) to holders of Ordinary Shares made in proportion (as nearly as may be) to their existing holdings of Ordinary Shares but subject to the Directors having a right to make such exclusions or other arrangements in connection with the offering as they deem necessary or expedient, first, to deal with equity securities representing fractional entitlements, secondly, to deal with Ordinary Shares represented by depository receipts and, thirdly, to deal with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory; and (ii) to allotments (otherwise than pursuant to the powers referred to in (i) above) of equity securities for cash up to an aggregate nominal amount of
            (L)611,297.55;

      (iii) By a resolution passed at the same annual general meeting, subject to resolution (i) above and in addition and without prejudice to all existing authorities including any authority conferred by resolution (ii) above, the Directors were empowered pursuant to section 95 of the Act to allot equity securities (within the meaning of section 94(2) of the Act) of the Company pursuant to the authority conferred upon them at (i) above as if section 89(1) of the Act did not apply to such allotment, provided that this power: (i) should expire five years after the date of the passing of this resolution, save that the Company might make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors might allot equity securities pursuant to any such offer or agreement as if the power conferred by this resolution had not expired; and (ii) should be limited to allotment of equity securities to raise funds solely for the purposes of repaying in whole or in part any outstanding amounts under the facility agreement entered into on 19 November 1999 between, inter alia, the Company, Roberts and the Company's subsidiaries in the United States of America as borrowers and DLJ as agent; and (iii) should not involve the allotment of more than (L)430,000 in nominal value of equity securities; and

      (iv) At the same annual general meeting, the Company adopted new Articles of Association, a summary of which is contained in paragraph 8 below.

(c) The provisions of section 89(1) of the Act (which, to the extent not disapplied pursuant to section 95 of the Act, confer on shareholders rights of pre-emption in respect of the allotment of equity securities (as defined in section 94(2) of the Act) which are, or may be, paid up wholly in cash) apply to the balance of the authorised but unissued share capital of the Company to the extent not disapplied pursuant to the authority under section 95 of the Act referred to in sub-paragraphs
      (b)(ii) and (b)(iii) above, subject to paragraph (d) below.


(d) The ordinary resolution to be proposed at the Extraordinary General Meeting will, if passed, increase the authorised share capital of the Company to (L)40,000,000. The amount of this increase represents 155 per cent of the total Ordinary Shares in issue as at 27 February 2001 or an increase of 100 per cent from the previous authorised share capital of the Company. The principal reason for the increase in the authorised share capital is to enable the Directors to issue the Consideration Shares. If passed this resolution will also approve the Merger (including the conversion of share options and rights held by BioChem Optionholders over BioChem Shares into options over Ordinary Shares) and will give the Directors authority to allot unissued share capital with a nominal value of up to (L)17,221,000, representing 134 per cent of the total Ordinary Shares in issue as at 27 February 2001, for a period expiring 15 months after the date of the passing of this resolution. The resolution will also create Special Voting Shares with such rights, privileges and restrictions attached to them as are set out in the Notice of the Extraordinary General Meeting set out at the end of this document. By a special resolution also to be proposed at the Extraordinary General Meeting, the Directors will be empowered, in substitution for all existing authorities save for, and without prejudice to, the resolution passed at the last annual general meeting of the Company held on 7 July 2000 referred to in sub-paragraph (b)(iii) above, to allot equity securities (within the meaning of section 94(2) of the Act) of the Company for a period of 5 years as if section 89(1) of the Act did not apply, provided that this power shall be limited, inter alia, to allotments of equity securities for cash up to an aggregate nominal amount of (L)1,279,868.


(e) As the number of New Ordinary Shares to be issued depends upon the Average Shire ADS Price and upon the elections made by BioChem Shareholders pursuant to the terms of the Merger Agreement, the amount of the Company's issued share capital immediately following completion of the Merger is not yet known. As a result, the authorities being sought at the EGM under section 80 and section 95 of the Act, which assume that the maximum possible number of New Ordinary Shares will be issued, may exceed IPC guidelines. The Directors of the Enlarged Group undertake that, to the extent that the aggregate nominal amount of relevant securities (within the meaning of section 80 of the Act) up to which the Directors are generally and unconditionally authorised for the purposes of section 80 and section 95 of that Act to allot such relevant securities exceeds such guidelines, the Directors shall not allot relevant securities pursuant to any outstanding authorities.

(f) The Ordinary Shares are in registered form and are only admitted to the Official List and to trading on the London Stock Exchange, as will be the New Ordinary Shares.

(g) The New Ordinary Shares will be in registered form. It is expected that definitive share certificates, to the extent the New Ordinary Shares will not be held in the CREST system, will be despatched by post by 2 April 2001. No temporary documents of title will be issued.

(h) The following are details of options to acquire Ordinary Shares granted to certain Directors and employees under the Employee Share Schemes (excluding the Long Term Incentive Plan) which were not issued for cash consideration and were outstanding at 27 February 2001 (being the latest practicable date prior to the publication of this document) and which represent the maximum number of Ordinary Shares which may be issued pursuant to such options:




                                                 Number of          Exercise              Exercise dates                   Total by
    Scheme                                 ordinary shares             Price          Earliest             Latest            Scheme

    SHL                                              3,180           (L)1.00          01.07.97           30.06.01
                                                   290,400           (L)1.00          24.11.98           23.11.02
                                                   272,000           (L)1.00          24.01.99           23.01.03           565,580

    Executive Scheme A                              59,283          (L)2.180          15.02.99           14.02.06
                                                    12,000          (L)1.900          30.09.99           29.09.06
                                                     7,620          (L)2.690          26.08.00           25.08.07
                                                   140,961          (L)3.385          09.02.01           08.02.08
                                                     8,275          (L)3.625          13.08.01           12.08.08
                                                    27,194          (L)4.170          11.12.01           10.12.08
                                                    17,765          (L)4.735          15.03.02           14.03.09
                                                    10,618          (L)5.650          26.07.02           25.07.09
                                                     5,623          (L)5.335          23.08.02           22.08.09
                                                     4,181          (L)7.175          13.12.02           12.12.09
                                                   131,788         (L)10.275          01.03.03           28.02.10
                                                    21,426         (L)10.275          27.04.03           26.04.10
                                                    13,007         (L)10.275          06.06.03           05.06.10
                                                     9,612         (L)12.480          03.08.03           02.08.10
                                                     7,239         (L)12.430          19.09.03           18.09.10
                                                     1,500         (L)12.690          27.11.03           26.11.10           478,092

    Executive Scheme B                             526,287          (L)1.750          15.02.99           14.02.03
                                                    10,000          (L)1.900          30.09.99           29.09.03
                                                   153,313          (L)2.185          25.03.00           24.03.04
                                                   320,475          (L)2.690          26.08.00           25.08.04
                                                   772,249          (L)3.385          09.02.01           08.02.05
                                                   631,725          (L)3.625          13.08.01           12.08.05
                                                    17,806          (L)4.170          11.12.01           10.12.05
                                                    40,000          (L)4.260          12.01.02           11.01.06
                                                     2,000          (L)4.200          10.03.02           09.03.06
                                                   932,735          (L)4.735          15.03.02           14.03.06
                                                   185,000          (L)4.705          12.05.02           11.05.06
                                                    19,382          (L)5.650          26.07.02           22.07.06
                                                    14,377          (L)5.335          23.08.02           22.08.06
                                                    45,819          (L)7.175          13.12.02           12.12.06
                                                 1,191,291         (L)10.275          01.03.03           28.02.07
                                                    35,000         (L)10.275          25.04.03           24.04.07
                                                   194,824         (L)10.275          27.04.03           26.04.07
                                                    75,743         (L)10.275          06.06.03           05.06.07
                                                    95,888         (L)12.480          03.08.03           02.08.07
                                                    34,261         (L)12.430          19.09.03           18.09.07
                                                     8,000         (L)12.690          27.11.03           26.11.07         5,306,175

    2000 Executive Scheme A                          2,417         (L)12.410          19.09.03           18.09.10             2,417

    2000 Executive Scheme B                        320,248         (L)12.800          03.08.03           02.08.07
                                                   157,583         (L)12.410          19.09.03           18.09.10
                                                     4,000         (L)13.200          27.11.03           26.11.07           481,831

                                                 Number of          Exercise             Exercise dates                    Total by
    Scheme                                 ordinary shares             Price          Earliest             Latest            Scheme

    Roberts                                          1,564            $3.277                 -           02.12.03
                                                    92,348            $3.280                 -           02.12.03
                                                    31,280            $3.380                 -           12.01.04
                                                     4,692            $3.637                 -           30.11.01
                                                    39,120            $3.640                 -           30.11.01
                                                    62,354            $3.680                 -           15.12.02
                                                       938            $4.240                 -           21.01.03
                                                   368,491            $5.240                 -           31.08.04
                                                    11,730            $5.600                 -           09.06.04
                                                     2,972            $5.880                 -           16.05.05
                                                    62,560            $6.000                 -           20.01.05
                                                   187,680            $6.020                 -           26.05.05
                                                     1,564            $6.754                 -           10.12.04
                                                    65,033            $6.760                 -           10.12.04
                                                     8,140            $7.000                 -           23.03.05           940,466

    SPC                                             16,800           (L)0.31                 -           16.08.02            16,800

    SRI                                            388,852             $0.45                 -           13.03.01
                                                   148,899           $1.2345                 -           12.03.02
                                                   209,316             $1.64                 -           12.03.02           747,067

    SLI                                              2,265           $1.2955                --           10.04.04
                                                     6,421           $1.2955                --           21.05.05
                                                       986           $1.2955                --           11.07.05
                                                     1,098           $1.2969                --           22.01.06
                                                    10,581           $1.2955                --           05.03.06
                                                       939           $1.2953                --           13.05.06
                                                     1,243           $1.2955                --           07.08.06
                                                     2,508           $1.7270                --           06.11.06
                                                    20,319           $1.7274                --           10.12.06            46,360

    Sharesave                                       71,752           (L)1.75          01.04.01           30.09.01
                                                    35,842           (L)1.54          01.12.01           31.05.02
                                                    16,463           (L)2.20          01.11.02           30.04.03
                                                     5,671           (L)2.20          01.11.00           30.04.01
                                                    45,739           (L)8.56          01.06.03           30.11.03
                                                    26,075           (L)8.56          01.06.03           30.11.05           201,542
                                                                                                                     --------------
                                                                                                                          8,786,330
                                                                                                                     ==============



      Further details of the Employee Share Schemes are set out in paragraph 5 of this Part IX. Details of Directors' interests in shares of the Company are included in paragraph 9 of this Part IX.

(i) The following are details of awards in respect of Ordinary Shares granted to certain Directors and employees under the Long Term Incentive Plan and which were outstanding at 27 February 2001 (being the latest practicable date prior to the publication of this document):


                                                                Earliest date on
                                     Number of Ordinary       which award may be
    Value of Award                               Shares                   vested
    (L)390,243                                   83,848             8 April 2003
    (L)77,351                                    16,440              12 May 2003
    (L)56,500                                    10,000             25 July 2003
    (L)54,220                                    10,000              22 Aug 2003
    (L)1,211,731                                120,452         28 February 2004
    (L)611,962                                   62,701              6 June 2004

(j) The share capital history of the Company for the three years prior to 27 February 2001 (being the latest practicable date prior to the publication of this document) is as follows:

      (i) On 1 April 1998 6,000,000 Ordinary Shares were issued by the Company pursuant to an offer of 24,217,255 Ordinary Shares at 343p per Ordinary Share, including Ordinary Shares underlying 7,265,177 ADSs.

      (ii)  On 30 June 1998 the authorised share capital was increased to
            (L)10,000,000 by the creation of 22,000,000 additional Ordinary Shares of 5p each.

      (iii) Pursuant to an agreement dated 30 July 1999 made between the Company and Arenol Corporation, Arenol Corporation held a loan note with a principal amount of US$6,000,000 which is convertible into Ordinary Shares. The Company issued 533,279, 560,076 and 541,478 Ordinary Shares on 13 March 2000, 3 August 2000 and 6 November 2000, respectively, to Arenol Corporation in consideration of the conversion of part of the loan notes in the Company.

      (iv) On 22 December 1999 the authorised share capital of the Company was increased to (L)20,000,000 by the creation of an additional 200,000,000 new Ordinary Shares of 5p each.

      (v) The Company issued 160,546 and 47,641 Ordinary Shares on 22 May 2000 and 15 August 2000, respectively to Biorex Laboratories Limited at the request of Glycyx Pharmaceuticals Limited ("Glycyx") in part consideration for the transfer of assets and grant of rights to the Company pursuant to an agreement between Glycyx and the Company dated 17 May 2000.

      (vi) The following Ordinary Shares have been issued as a result of the exercise of options:



                                                                       Number of Ordinary Shares issued during year
                                                                            to 31 December                            to 27February
       Scheme                                                      1998                1999                2000                2001
       SRI                                                    3,661,041             776,371             447,322                  --
       SLI                                                    1,392,330             505,171             435,073               3,934
       Roberts                                                       --                  --           8,126,294             107,343
       SPC                                                       84,000               9,600                  --              31,200
       SHL                                                      854,180             787,640             392,120               6,580
       Sharesave                                                  4,290              19,513              37,110               9,394
       Stock Purchase Plan                                           --              28,123             218,950                  --
       Executive A                                                   --              58,044              75,561              16,234
       Executive B                                                   --             483,539             993,977             258,082
                                                       ----------------    ----------------    ----------------    ----------------
       Total number of Ordinary Shares
       issued during each year                                5,995,841           2,668,001          10,726,407             432,767
                                                       ================    ================    ================    ================


(k) Pursuant to an asset purchase agreement among the Company, Shire Supplies US LLC, Arenol Corporation and Richard Vorisek and Robert Jaeder dated as of 5 March 1999, the Company issued a $5,800,000 principal amount Unsecured Convertible Zero Coupon Loan Note due 30 July 2001 (the "First Loan Note") and a $6,000,000 principal amount Unsecured Convertible Zero Coupon Loan Note due 30 July 2004 (the "Second Loan Note"). The agreement provides for the cancellation of certain specified amounts of the aggregate principal amount of the First Loan Note and of such amounts of the Second Loan Note on certain dates to the extent of certain indemnified losses, or, to the extent that such amounts of the First Loan Note or the Second Loan Note are not so cancelled, for their conversion into that number of Ordinary Shares equal to the amounts not cancelled divided by the product of (A) the lower of (L)3.565 or the midweek closing price of the Ordinary Shares on the London Stock Exchange on the relevant date and (B) the exchange rate on the relevant date.


(l) Save as disclosed in this paragraph 4 there has been no alteration in the issued share capital of the Company since 27 February 1998 (being three years prior to 27 February 2001, the latest practicable date prior to the publication of this document), and no share or loan capital of the Company has been issued or agreed to be issued since incorporation or (save in respect of the Merger) is now proposed to be issued and no share or loan capital of the Company or any of its subsidiaries is under option or has been agreed, conditionally or unconditionally, to be put under option.

5.  Employee Share Schemes and BioChem Stock Option Plans


There are five share option schemes in subsidiaries of the Company, the SHL Scheme, the SPC Scheme, the Roberts' Incentive Stock Option Plan, the Roberts' 1996 Equity Incentive Plan and the Roberts' Restricted Stock Option Plan. Options over shares in Pharmavene Inc. were converted into options over Ordinary Shares under the SLI Plan. Options over shares in Richwood Pharmaceuticals Company, Inc. were converted into options over Ordinary Shares under the SRI Plan. The Stock Purchase Plan was adopted at the same time as the acquisition of Pharmavene Inc. No further options will be granted under any of the SHL Scheme, the SPC Scheme, the SLI Plan, the Stock Purchase Plan, the SRI Plan, the Roberts' Incentive Stock Option Plan, the Roberts' 1996 Equity Incentive Plan and the Roberts' Restricted Stock Option Plan. Upon admission of its shares to the Official List in February 1996, the Company adopted two share option schemes, the Executive Scheme and the Sharesave Scheme. At the last annual general meeting of the Company held on 7 July 2000, the Company adopted a further share option scheme, the 2000 Executive Share Option Scheme. The Sharesave Scheme, Part A of the Executive Scheme and Part A of the 2000 ESO Scheme have been approved by the Inland Revenue. A summary of each of these schemes is set out below. None of the options under these schemes have been issued for monetary consideration.




(a) The SHL Scheme

      Options granted under the SHL Scheme result, when exercised, in participants acquiring Ordinary Shares at an exercise price determined by the board of directors of SHL at the date of grant. Options are non-transferable, except in the case of the death of a participant. Options granted under the SHL Scheme are normally exercisable as to one-third after one year, two-thirds after two years and in full three years after the date of grant, with a last exercise date of seven years after the date of grant. Options expire three months after the termination of the employment of the participant or immediately on termination in the case of a dismissal by reason of serious misconduct.

(b) The SPC Scheme

      The SPC Scheme was assumed by the Company in connection with the acquisition of SPC. It covers options granted by SPC to its then employees. Options granted under the SPC Scheme result, when exercised, in participants acquiring Ordinary Shares at an exercise price determined by the board of directors of SPC at the date of grant. Options are non-transferable, except in the case of the death of a participant. Options granted under the SPC Scheme are normally exercisable after two years and expire seven years after being granted, although early exercise is permitted where a participant ceases employment due to death, injury, disability, redundancy or retirement. Options expire six months after termination of employment of the participant other than by reason of death, injury, disability, redundancy or retirement or immediately on termination of employment for any other reason.

(c) The Executive Scheme

      Part A of the Executive Scheme has been approved by the Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988 in order to allow for the grant of approved options up to the (L)30,000 Revenue limit per employee. Any additional options are unapproved options granted under part B of the Executive Scheme. Set out below are summaries of the principal terms of parts A and B of the Executive Scheme.



Part A of the Executive Scheme


(i) Grant of options

Options may be granted by the remuneration committee ("the Committee") within 42 days following the announcement by the Company of its results for any period, or at any other time when the Committee believes that exceptional circumstances exist to justify the grant of options. No option may be granted more than 10 years after the date of adoption of the Executive Scheme. Options are not transferable. Options granted under the Executive Scheme will normally be exercisable only if performance-related criteria imposed by the Committee are met (see sub-paragraph (viii) below).

(ii)   Eligibility


The Executive Scheme provides for the grant of options to acquire Ordinary Shares, subject to the limitations mentioned in sub-paragraph (ix) below, to selected employees and full-time Directors of the Company or any of its subsidiaries.

(iii)  Exercise price

The price per share at which Ordinary Shares may be acquired upon the exercise of an option shall be determined by the Committee at the time of grant but shall be not less than the higher of:


      (a) the middle-market quotation of Ordinary Shares for the dealing day immediately preceding the grant date as derived from the Official List (or such other price as may be agreed with the Inland Revenue); and

      (b) in the case of an option to subscribe for shares, the nominal value of such shares.


(iv)   Exercise of options


An option is exercisable normally only after the third anniversary of the date of grant and cannot in any event be exercised later than the tenth anniversary of the date of grant. Except in the circumstances outlined in this sub-paragraph (iv), an option may not normally be exercised on any occasion unless the relevant performance conditions are met.

If an option holder dies his or her option may be exercised by his or her personal representatives within 12 months thereafter. If any option holder leaves the Group by reason of injury, disability, redundancy or retirement on reaching his or her contractual retirement age (but in this case only if the relevant performance conditions are met) or if the company or business with which he or she holds office or employment is sold outside the Group, then he or she may exercise an option by the latest of (i) twelve months after the date of termination; (ii) 42 months after the grant date; and (iii) 42 months after the last tax-relieved exercise by him of a Revenue approved executive share option. If an option holder leaves the Group for any other reason, he or she may only exercise an option with the approval of the Committee.

Early exercise of options within specified periods is also permitted in the event of a take-over or reconstruction or winding up of the Company. In the case of a take-over or reconstruction options may be exchanged for options over the acquiring company's shares, but only with the consent of the acquiring company.


(v) Rights attaching to the shares


All Ordinary Shares issued upon the exercise of options will rank equally in all respects with other Ordinary Shares for the time being in issue (save as regards any rights attaching to such Ordinary Shares by reference to a record date prior to the transfer or allotment of such shares) and applications will be made to the UK Listing Authority for any allotted shares to be admitted to the Official List and to the London Stock Exchange for such shares to be admitted to trading on the London Stock Exchange.


(vi)   Variation of share capital

In the event of any variation in the share capital of the Company, the Committee may adjust the total number of Ordinary Shares subject to any option and/or the exercise price under any option with the prior approval of the Inland Revenue.

(vii)  Alteration of the Executive Scheme

The Committee may, at any time alter or add to the Executive Scheme but may not make any alteration or addition to the advantage of participants without the prior approval of shareholders in general meeting except for minor amendments (i) for the purpose of administration of the Executive Scheme or
(ii) to take account of any change in legislation or (iii) to obtain or maintain favourable tax or regulatory treatment for option holders, the Company or any company within the Group, or amendments solely relating to special terms (including performance conditions). No alteration may be made to the disadvantage of participants without their majority consent. Any alteration requires the approval of the Inland Revenue.

(viii) Performance conditions


The performance conditions to be imposed on options will be determined by the Committee before such options are granted. In making such determination the Committee will have regard to the guidance issued from time to time by the bodies representing institutional shareholders and will seek to identify factors which represent a fair measure of performance and genuinely reflect the efforts and achievements of the Group's management. The performance conditions applicable to options granted in any year will be described in the Company's annual report and accounts for that year. The performance conditions currently applying to options require the Company's share price to increase at a compound rate of at least 20.5 per cent per annum over a minimum three-year measurement period to exercise all options and to increase by at least 14.5 per cent per annum

(compounded) to exercise 60 per cent of the options granted. If these conditions are not met after the initial three years, they are thereafter tested quarterly by reference to share price growth over an extended period. If the share price does not meet these conditions at any time, none of the options will become exercisable. The Committee may from time to time vary any such performance conditions as they apply to outstanding options if, in their opinion, to do so would more effectively achieve the objective of affording realistic incentives to option holders.


(ix)   Limits of the Executive Scheme


The Executive Scheme is subject to the following dilution limits:

      (a) in any period of 10 years, not more than five per cent of the issued ordinary share capital of the Company may be placed under option under the Executive Scheme and any other executive share option scheme of the Company;

      (b) in the period of four years following the adoption of the Executive Scheme, not more than 2.5 per cent of the issued ordinary share capital of the Company may be placed under option under the Executive Scheme and any other executive share option scheme of the Company;

      (c) in any period of three calendar years, not more than three per cent of the issued ordinary share capital of the Company may be placed under option under the Executive Scheme and any other executive share option scheme of the Company;

      (d) in any period of five years, not more than five per cent of the issued share capital of the Company may be placed under option or issued under any employee share scheme of the Company;


      (e) in any period of 10 years the market value as at the grant date of options granted to any participant in the Executive Scheme (excluding options previously exercised) must not exceed four times his annual remuneration (excluding bonuses and benefits in kind); and


      (f) in any period of 10 years, not more than 10 per cent of the issued ordinary share capital of the Company may be placed under option or issued under any employee share scheme of the Company; and


      (g) at any one time, the market value as at the grant date of options held by any one participant must not exceed (L)30,000.

With the exception of (g), the above limits exclude shares under option granted prior to the admission of the Ordinary Shares to the Official List on 15 February 1996.

Part B of the Executive Scheme


The provisions of part A of the Executive Scheme above apply equally to options granted under part B, with the following principal exceptions:


(i) any options granted under part B will have a maximum life of seven years or such other period not exceeding 10 years as the Committee may determine;

(ii) the provisions of part A requiring Inland Revenue consent for any actions of the Committee do not apply to options granted under part B; and


(iii) the limit in sub-paragraph (ix)(g) above in respect of part A does not apply to options granted under part B. In addition, part B of the Executive Scheme permits options granted to employees of a participating company who are or may become subject to taxation on their pay in the US ("US employees") to qualify as incentive stock options for US tax purposes. A maximum of 4,000,000 incentive stock options may be granted to US employees under these provisions. All other limits, described in sub-paragraph (ix) above, continue to apply.


(d)   The Sharesave Scheme


      The Sharesave Scheme has been approved by the Inland Revenue under
      Schedule 9 to the Income and Corporation Taxes Act 1988.


(i) Eligibility


All UK employees and full-time Directors of the Company and any of its subsidiaries participating in the Sharesave Scheme who are employed by the Group on the date invitations for options are issued and have been employed throughout the period of six months ending on the last day of the last financial year of the Company ending immediately prior to the date of grant of options ("eligible employees") are eligible to participate in the Sharesave Scheme, as are any further employees or Directors nominated by the Board for this purpose.


(ii)   Grant of options

Eligible employees may be invited by the Board to apply for options under the Sharesave Scheme to acquire Ordinary Shares. Employees applying for options must agree to make regular monthly savings (minimum (L)10, maximum (L)250) for three or five years under a special Sharesave savings contract. The funds saved (plus interest or, as appropriate, bonus contributions) are used by employees to exercise options after three or five years. Options may only be granted during the period of six weeks following the announcement by the Company of its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify such grant. No options may be granted more than 10 years after the date of adoption of the Sharesave Scheme. Options are not transferable.

(iii)  Option price


Ordinary Shares may be acquired at a price to be determined by the Board before the grant of the option. This price shall not be less than 80 per cent of the middle-market quotation of an Ordinary Share (as derived from the Daily Official List of the London Stock Exchange) on the dealing day last preceding the period of five business days ending with the date on which invitations to apply for options are given (or on such other day as may be agreed with the Inland Revenue) or, if greater, the nominal value of an Ordinary Share.


(iv)   Exercise of options

An option granted under the Sharesave Scheme may not normally be exercised until after three or five years, as mentioned above. Special provisions, permitting the early exercise of options in certain circumstances, apply in respect of option holders who cease employment with the Group before completing their savings contracts in the event of death, disability, redundancy or retirement at the age of 65 or contractual retirement age. The early exercise of options is also permitted in the exceptional circumstances of a take-over or reconstruction of the Company, in which case options may alternatively be exchanged for options over the acquiring company's shares, but only with the consent of the acquiring company.

(v) Rights attaching to shares


All Ordinary Shares allotted on the exercise of options under the Sharesave Scheme will rank pari passu with all other Ordinary Shares of the Company for the time being in issue (save as regards any right attaching to such shares by reference to a record date prior to the date of allotment) and application will be made for such shares to be admitted to the Official List.


(vi)   Limits of the Sharesave Scheme

The Sharesave Scheme is subject to the following dilution limits:


      (a) in any period of 10 years not more than 10 per cent of the issued ordinary share capital of the Company may be placed under option or issued under the Sharesave Scheme or any other employee share scheme of the Company; and

      (b) the Board may impose a lower limit on the number of shares which may be placed under option under the Sharesave Scheme on any occasion.

      The above limits exclude options granted prior to the admission of the Ordinary Shares to the Official List on 15 February 1996.


(vii)  Variation of share capital


In the event of any variation in the issued ordinary share capital of the Company, the Board may make such adjustments as it considers appropriate to the total number of Ordinary Shares subject to any option and/or the exercise price under any option, provided that any such adjustment is approved in advance by the Inland Revenue.


(viii) Alteration of the Sharesave Scheme


The Board may at any time alter or add to the Sharesave Scheme. However, the prior approval of the Company in general meeting must be obtained in the case of any alteration or addition to the advantage of participants, except for any minor alteration or addition to benefit the administration of the Sharesave Scheme, to take account of any change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants. Any alteration requires the prior approval of the Inland Revenue.

(e) The Stock Purchase Plan


(i) Structure


The Stock Purchase Plan (the "Plan") was adopted at the extraordinary general meeting on 14 March 1997. The Plan is available to employees of US subsidiaries of the Company. Under the Plan, employees are able to purchase Ordinary Shares with the proceeds of amounts deducted by the employer from the employee's salary. The Plan qualifies as an employee stock purchase plan under section 423 of the US Internal Revenue Code of 1986.


(ii)   Eligibility


The Plan is open to individuals who are employees of US subsidiaries of the Company designated by the Board who work at least 20 hours per week and more than five months in any calendar year.

The Plan is operated by the Remuneration Committee of the Board or such other committee as is selected by the Board to administer the Plan (the
"Committee").


(iii)  Offering of Shares


In order to participate in the Plan individual employees enter into an agreement authorising deductions to be made from their salary on each salary payment date during an offering period (an "Offering Period"). The Plan is implemented by Offering Periods determined by the Committee, which may be either consecutive or concurrent. The duration of an Offering Period may not exceed 27 months, and the Offering Periods begin within the period of six weeks commencing with the business day next following the date on which the Company announces its results for any period or at any other time when the circumstances are considered by the Committee to be sufficiently exceptional to justify the beginning of an Offering Period. Individuals may elect to have up to $500 per month (or such other amount set by the Committee) of their salary deducted for this purpose. Payroll deductions continue throughout the Offering Period. A participant may discontinue participation in the Plan at any time during the Offering Period.


(iv)   Grant of Option


Each eligible employee participating in the Plan during an Offering Period is granted an option to purchase, on the last day of that Offering Period, a number of Ordinary Shares determined by dividing the total payroll deductions accumulated during the Offering Period and retained in the participant's account, by the applicable purchase price. Unless otherwise determined by the Committee, no interest is payable on the payroll deductions. During each Offering Period no employee is permitted to purchase more than 7,000 Ordinary Shares (or such other amount as is set by the Committee prior to commencement of the Offering Period).

The purchase price is set by the Committee and is equal to either 85 per cent of the market value of the Ordinary Shares on the first or last day of the Offering Period, whichever is the lower, or such higher price as is set by the Committee at the beginning of the Offering Period.


(v) Exercise


Unless a participant withdraws from the Plan, the participant's option is exercised automatically on the last day of the Offering Period and the maximum number of Ordinary Shares under option are purchased for that participant at the applicable purchase price. No fractions of shares are purchased. Any remaining amounts are retained in the participant's account for the subsequent Offering Period unless the participant withdraws from the Plan.


(vi)   Termination of Employment


On a participant ceasing to be an employee for any reason, the participant will be deemed to withdraw from the Plan and the payroll deductions credited to that participant's account but not used to exercise the option will be returned to the participant.


(vii)  Limits on the Plan


The maximum number of Ordinary Shares made available for sale under the Plan is 2,000,000. In addition, limits equivalent to those described in paragraph
(d)(vi) above in relation to the Sharesave Scheme apply in relation to the Plan.

Rights to exercise options may not be assigned, transferred or pledged or otherwise disposed of in any way.


(viii) Adjustments


The number of Ordinary Shares which an employee is permitted to purchase in any Offering Period and the price per share of Ordinary Shares covered by each option will be adjusted in the event of any subdivision or consolidation of the ordinary share capital or capitalisation.


(ix)   Alteration of the Plan


The Board may at any time terminate or amend the Plan. However the provisions relating to the identity of the participants, limitations on the number or amount of Ordinary Shares subject to the Plan, the maximum entitlement of participants or the basis for determining a participant's entitlement cannot be altered to the advantage of participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan or for the Company or any member of the Group).


(f) The SLI Plan


Following the acquisition of Pharmavene Inc. ("Pharmavene"), the SLI Plan (then called the Pharmavene 1991 Stock Option Plan) was amended such that options over Pharmavene common stock were replaced by options over Ordinary Shares. Under the SLI Plan, options to acquire a total of 46,360 Ordinary Shares at prices ranging from $1.2953 to $1.7274 per share were outstanding as of 27 February 2001 (being the latest practicable date prior to publication of this document).

It is intended that no further options will be granted under the SLI Plan.


(g) The SRI Plan


Following the acquisition of Richwood Pharmaceutical Company, Inc. ("Richwood"), the SRI Plan (then consisting of the 1993 Plan and the 1995
Plan) was amended such that options over Richwood common stock were replaced by options over Ordinary Shares under the SRI Plan. Options to acquire a total of 747,067 Ordinary Shares at prices ranging from $0.45 to $1.64 per share were outstanding as of 27 February 2001 (being the latest practicable date prior to publication of this document).

It is intended that no further options will be granted under the SRI Plan.


(h) The Long Term Incentive Plan

(i) Structure


The Long Term Incentive Plan (the "Plan") was adopted at the general meeting on 30 June 1998.

Under the Plan, the Company may at any time, with the approval of the Remuneration Committee, grant, or request that trustees grant, an award to any full-time employee of any member of the Group.

(ii)   Eligibility

An award may be made to any full-time employee (including a director who is also such an employee) of a member of the Group on the terms set out in the Plan and upon such other terms as the Board (or a committee appointed by the Board) may specify, provided that no award may be granted to an employee who is within two years of his contractual retirement age.


(iii)  Awards


An award will specify whether it is a "Share Option" (under which the shares are transferred only on its exercise) or a "Conditional Allocation" (under which the shares automatically become transferable when the relevant conditions are satisfied).

An award may only be granted within six weeks following the approval and adoption of the Plan by shareholders and thereafter within six weeks following an announcement of the Company's results for any period or if the Board considers that there are exceptional circumstances. No awards may be granted more than ten years after the date on which the Plan is approved and adopted by the Company in general meeting.

The number of Ordinary Shares in respect of which awards may be granted to any person in any financial year of the Company shall not exceed such number as has a market value equal to 100 per cent (or such lower percentage as, in the opinion of the Remuneration Committee, reflects other incentive opportunities which may be available to him in respect of that financial year) of his contractual basic salary (excluding bonuses, allowances and benefits in kind) payable as at the award date. For this purpose, the "market value" is taken to be an amount equal to the average of the closing prices of Ordinary Shares (as derived from the Daily Official List of the London Stock Exchange) on the five dealing days last preceding the award date.

(iv)   Exercise of Awards

The exercise of an award granted as a Share Option shall be effected by giving notice in writing to the Company. An award granted as a Share Option may only be exercised, and where an award is granted as a Conditional Allocation Ordinary Shares shall only be transferable, to the extent that certain conditions are satisfied.

In addition, unless the Board specifies otherwise at the time an award is made, an award granted as a Share Option may be exercised only on or after the fourth anniversary of the award date and, where an award is granted as a Conditional Allocation, Ordinary Shares in respect of which the award is made will be transferable following the fourth anniversary of the award date.


(v) Termination of Employment


If any participant ceases to be a director or employee of a member of the Group or any other specified body corporate (a "Group Member"), by reason of injury, ill-health, disability or redundancy or by reason that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, then an award granted as a Share Option may be exercised within the 12 months after his ceasing to be a director or employee, but may not be exercised after the expiry of that period. If any participant ceases to be a director or employee of a Group Member for any other reason, any award granted as a Share Option or any award granted as a Conditional Allocation shall not be transferable unless permitted by the Board.


(vi)   Adjustments


Where Ordinary Shares have or may become transferable to a person in respect of an award, the Board may determine that, in substitution for his right to acquire such a number of those shares as the Board may decide, he will be paid by way of additional emoluments a sum equal to a cash equivalent of that number of shares.

The number of Ordinary Shares in respect of which any award granted as a Share Option may be exercised or the number of Ordinary Shares which may be transferred in respect of an award granted as a Conditional Allocation may be adjusted in the event of any sub-division or consolidation of the ordinary share capital of the Company or a capitalisation.


(vii)  Alteration of the Plan


The Board may at any time alter the Plan or the terms of any award granted under it. However, the provisions of the Plan relating to eligibility, limits on participation, the maximum individual entitlement, the grant or exercise of awards or their adjustment may not be altered without the prior approval by ordinary resolution of the members of the Company in general meeting (except for any minor alterations to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or any member of the Group).


(i) The 2000 Executive Share Option Scheme


The 2000 ESO Scheme enables options over Ordinary Shares in the Company to be granted to selected employees and full-time Directors.

It is divided into two parts: part A which is intended to be approved by the Inland Revenue, offering favourable tax treatment on the exercise of options and part B, the unapproved part.

No payment will be required for the grant of options.

Part A of the 2000 ESO Scheme

(i) Eligibility


With the approval of the Remuneration Committee (the "Committee") options to acquire Ordinary Shares may be granted to selected employees and full-time Directors of the Company or any of its subsidiaries (other than those due to retire within two years of grant).


(ii)   Grant of options


Options may be granted by the Committee within 42 days of shareholder approval of the 2000 ESO Scheme or within 42 days of the date part A is approved by the Inland Revenue. Thereafter, options may be granted within 42 days following the announcement by the Company of its results for any period, or at any other time when the Committee believes that exceptional circumstances exist to justify the grant of options. No option may be granted more than 10 years after the date of adoption of the 2000 ESO Scheme. The Committee will, however, review the operation of the 2000 ESO Scheme after five years to consider whether it still meets the Company's business needs.

Options will be neither transferable (other than to personal representatives following death) nor pensionable.

Options granted under the 2000 ESO Scheme will normally be exercisable only if performance-related criteria imposed by the Committee are met (see sub-paragraph (viii) below).


(iii)  Exercise price


The price per share at which Ordinary Shares may be acquired upon the exercise of an option will be determined by the Committee at the time of grant but will be not less than the higher of:


      (a) the market value of a share on the date of grant (or, if the grantor determines, the average of the market values on the three dealing days immediately preceding the date of grant or the market value at such earlier time or times as may be determined by the grantor and previously agreed in writing with the Inland Revenue); and

      (b) in the case of an option to subscribe for shares, the nominal value of such shares.

(iv)   Exercise of options


An option will normally only be exercisable after the third anniversary of the date of grant and cannot in any event be exercised later than the tenth anniversary of the date of grant. In addition, an option will not normally be capable of exercise on any occasion unless the relevant performance conditions (referred to in sub-paragraph (viii) below) are met, unless:


      (a) any optionholder dies, when his or her option will become immediately exercisable by his or her personal representatives for a period of 12 months thereafter;

      (b) any optionholder leaves the Company or any of its subsidiaries by reason of injury, disability, or redundancy; or


      (c) the company or business with which he or she holds office or employment is sold outside the Company or any of its subsidiaries, when he or she may exercise his or her option by the latest of
            (i) 12 months after the date of termination of employment; (ii) 42 months after the grant date; and (iii) 42 months after the last tax-relieved exercise by him of an Inland Revenue approved company share option.

If an optionholder leaves employment at retirement he or she may also exercise his or her option during this period, but in these circumstances only if the relevant performance criteria have been satisfied.

If an optionholder leaves the Group for any other reason, he or she may only exercise an option with the approval of the Committee.

Early exercise of options within specified periods is also permitted in the event of a take-over or reconstruction or winding up of the Company, subject to meeting the relevant performance criteria unless the Committee resolves otherwise. In the case of a take-over or reconstruction options may be exchanged for options over the acquiring company's shares, but only with the consent of the acquiring company.


(v) Rights attaching to the Shares


All ordinary shares issued upon the exercise of options will rank equally in all respects with other ordinary shares for the time being in issue (save as regards any rights attaching to such ordinary shares by reference to a record date prior to the allotment of such shares) and application to the UK Listing Authority will be made to the UK Listing Authority for any allotted shares to be admitted to the Official List and to the London Stock Exchange for any such shares to be admitted to trading on the London Stock Exchange.


(vi)   Variation of share capital


In the event of any variation in the share capital of the Company, the Committee may adjust the total number of Ordinary Shares subject to any option and/or the exercise price under any option with the prior approval of the Inland Revenue.


(vii)  Alteration of the Executive Scheme


The Committee may, at any time, alter or add to the 2000 ESO Scheme but may not make any alteration or addition to the advantage of participants without the prior approval of shareholders in general meeting except for minor amendments (i) for the purpose of administration of the 2000 ESO Scheme or
(ii) to take account of any change in legislation or (iii) to obtain or maintain favourable tax or regulatory treatment for optionholders, the Company or any of its subsidiaries. No alteration may be made to the disadvantage of participants without their majority consent. Any alterations require the approval of the Inland Revenue.


(viii) Performance conditions


The performance conditions to be imposed on options will be determined by the Committee before such options are granted. In making such determination the Committee will have regard to the guidance issued from time to time by the bodies representing institutional shareholders, insofar as they are appropriate to the Company, and will seek to identify factors which represent a fair measure of performance and genuinely reflect the efforts and achievements of the Company's management.

It is proposed that the performance conditions applying to the first grant of options under the 2000 ESO Scheme will relate to the compound growth in the Company's share price. If the compound rate increase is at least 20.5 per cent per annum over a minimum three-year measurement period an option will become exercisable in whole. If it increases by at least 14.5 per cent per annum (compounded), 60 per cent of an option will become exercisable. If these conditions are not met after the initial three year measurement period, they will thereafter be tested quarterly by reference to compound annual share price growth over an extended period. If the share price does not meet these conditions the relevant option will lapse.

The Committee will from time to time be able to vary any such performance conditions as they apply to outstanding options if, in their opinion, to do so would more effectively achieve the object of affording realistic incentives to optionholders.

The Committee have discretion to decide the form in which performance conditions will be set, taking into account particularly their accounting and taxation consequences. In accordance with the requirements of fixed compensation plan accounting under US GAAP, any option would be exercisable with no restriction other than that the optionholder remains employed within the Group for a period of six weeks prior to the expiry of the option.


(ix)   Scheme limits

    (a)Individual Limits


            An individual's participation under part A of the 2000 ESO Scheme is limited so that the aggregate market value of shares (measured at the date of grant) comprised in subsisting approved options held by him/her cannot exceed (L)30,000. For these purposes, the value of the Ordinary Shares under option will be their market value at the date of the option grant.


            A limit on the value of Ordinary Shares which may be put under option on an annual basis to an individual under the 2000 ESO Scheme will be set from time to time by the Committee in the light of current market practice and the markets in which the Company operates. No option will be granted in excess of this limit without the prior approval of the Committee.

    (b)Overall Limit


            The number of shares issuable pursuant to options granted under the 2000 ESO Scheme, when aggregated with the number of shares issued or issuable pursuant to rights granted under all the Group's employee share schemes, within the previous period of ten years, may not exceed 10 per cent of the Company's issued ordinary share capital at the date of grant. For the purpose of this limit options which lapse will cease to count and any options granted prior to or on the date of the Company obtaining its listing with the UK Listing Authority will not be included.


Part B of the ESO Scheme


The provisions of part A of the 2000 ESO Scheme above apply equally to options granted under part B, with the following exceptions:

      (a) the provisions of part A requiring Inland Revenue consent for any actions of the Committee will not apply to options granted under Part B;

      (b) the limit referred to in sub-paragraph (ix) (i) of part A will not apply to options granted under part B;

      (c) options under part B of the 2000 ESO Scheme may be transferable at the consent of the Board; and

      (d) the maximum number of shares over which incentive stock options within the meaning of section 422 of the United States of America Internal Revenue Code of 1986 (as amended) may be granted under part B of the 2000 ESO Scheme is 25,000,000.


(j) The Roberts Stock Option Plans


Following the acquisition of Roberts, the Roberts Stock Option Plans were amended such that options over Roberts' common stock were replaced by options over Ordinary Shares. Under the Roberts' Stock Option Plans options to acquire a total of 940,466 Ordinary Shares at prices ranging from $3.277 to $7.00 per Share were outstanding at 27 February 2001 (being the latest practicable date prior to the publication of this document).

It is intended that no further options will be granted under the Roberts Stock Option Plans.

(k) BioChem's Stock Option Plan

The BioChem Stock Option Plan provides for the granting of options to purchase a maximum of 19,250,000 BioChem Shares. Beneficiaries of the BioChem Stock Option Plan are the directors, officers and full-time employees or regular employees of BioChem or its subsidiaries as well as external consultants engaged by BioChem or its subsidiaries to provide ongoing bona fide management and consulting services.

The board of directors of BioChem, at its discretion, grants options following the recommendation of the Compensation Committee of BioChem which administers the BioChem Stock Option Plan. The exercise price of the options, which cannot be lower than the market price (as defined under the BioChem Stock Option
Plan) of BioChem Shares on the day immediately preceding the day on which the options are granted, must be paid upon exercise. An option must be exercised within ten years from the date of its grant. The board of directors of BioChem determines at the time of the grant of options their vesting and exercise conditions.

BioChem Options that are not currently exercisable vest and become exercisable as a result of a bona fide offer to purchase all or part of BioChem Shares being made to BioChem Shareholders in accordance with the terms of the BioChem Stock Option Plan.

Following the Merger, the BioChem Stock Option Plan will be amended such that options over BioChem's common stock will be replaced by options over Ordinary Shares.

At the Effective Date, each outstanding and unexercised BioChem Option will be exchanged for a vested option to purchase a number of Ordinary Shares from the Company equal to the product of the exchange ratio multiplied by the number of BioChem shares subject to such BioChem Option prior to the Effective Time. The exercise price per Ordinary Share will be equal to the UK pound equivalent on the Effective Date of the per share exercise price of such BioChem Option immediately prior to the Merger divided by the exchange ratio applicable to the Merger. The term to expiry, conditions to, restrictions on and manner of exercising and all other terms and provisions of such replacement option will otherwise be unchanged from those of the BioChem Stock Option Plan, except for the initial vesting period.




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
6.  Principal subsidiaries and undertakings


The principal subsidiaries and undertakings of the Company are as follows:



Subsidiary/undertaking                               Country of incorporation        Registered Office         Field of activity
-----------------------------------                  --------------------------      -------------------        ----------------
Roberts Pharmaceutical Corporation                   USA, State of New Jersey        7900 Tanners Gate Drive   Pharmaceutical
                                                                                     Florence                  marketing and
                                                                                     Kentucky 41042            development
                                                                                     USA

Shire Pharmaceuticals Limited                        England and Wales               East Anton                Pharmaceutical
                                                                                     Andover Hants             marketing
                                                                                     SP10 5RG
                                                                                     England

Shire Pharmaceutical Development Limited             England and Wales               East Anton                Pharmaceutical
                                                                                     Andover Hants             development
                                                                                     SP10 5RG
                                                                                     England

Shire International Licensing BV                     Netherlands                     Olympic Plaza Fred.       Licensing company
                                                                                     Roeskestraat 123
                                                                                     1076 EE Amsterdam/
                                                                                     PO Box 75032
                                                                                     1070 AA Amsterdam
                                                                                     Netherlands

Shire Richwood Inc.                                  USA, State of Kentucky          7900 Tanners Gate         Pharmaceutical
                                                                                     Drive,                    marketing
                                                                                     Florence,
                                                                                     Kentucky,
                                                                                     41042, USA

Shire Laboratories Inc.                              USA, State of Delaware          1550 East Gude Drive      Pharmaceutical
                                                                                     Rockville                 development
                                                                                     MD 20850 USA

Shire Supplies, US, LLC                              USA, State of Delaware          Corporation Trust         Manufacturing
                                                                                     Center                    procurement
                                                                                     Wilmington
                                                                                     Delaware 19801
                                                                                     USA

Shire France S.A                                     France                          160 rue de Paris          Pharmaceutical
                                                                                     92100 Boulogne            marketing and
                                                                                     Bilancourt, France        distribution

Shire Deutschland GmbH & Co. KG                      Germany                         Sieburger Strasse 126,    Pharmaceutical
                                                                                     D-50679                   marketing and
                                                                                     Koln                      distribution
                                                                                     Germany

Shire US Inc                                         USA, State of New Jersey        7900 Tanners Gate         Pharmaceutical
                                                                                     Drive,                    marketing
                                                                                     Florence, Kentucky,
                                                                                     41042, USA

Shire Italia SpA                                     Italy                           Via Lucchese, 80          Pharmaceutical
                                                                                     Sestro Fiorentino,        marketing and
                                                                                     Florence                  distribution
                                                                                     Italy
Shire Pharmaceuticals Iberica S.L.                   Spain                           Nunez de Balbao 81        Pharmaceutical
                                                                                     28006 Madrid              marketing and
                                                                                     Spain                     distribution

Shire Canada Inc                                     Canada                          400 Iroquois              Pharmaceutical
                                                                                     Shore Road,               manufacturing and
                                                                                     Oakville,                 marketing
                                                                                     Ontario
                                                                                     L6H 1M5
                                                                                     Canada

Shire Pharmaceuticals Development US Inc             US                              1901 Research             Pharmaceutical
                                                                                     Boulevard,                development
                                                                                     Rockville,
                                                                                     Maryland,
                                                                                     USA

All of the Group's subsidiary undertakings are beneficially owned (directly or indirectly) as to 100 per cent and are all consolidated in the results of the Group.


7.  Premises

The principal premises occupied by the Group are as follows:


Property and Tenure                   Description                      Date of Lease           Length of Lease          Annual Rent
--------------------------             --------------------             -----------------       -----------------    --------------
Hampshire International Business      Office accommodation 35,029      N/A                     N/A                              N/A
 Park, Chineham, Basingstoke,         sq ft
 Hampshire RG24 8EP. Freehold         7 acre site
                                      Planning consent for a
                                      further 70,000 sq ft of
                                      office accommodation

East Anton Court, Icknield Way,       Office accommodation 17,460      5 December 1997         10 years from             (L)138,382
 Andover, Hampshire                   sq. ft                                                   24 June 1997
 SP10 5RG. Leasehold

1550 East Gude Drive, Rockville MD    Offices and laboratories         1 May 1995              5 years from 1 May          $637,336
 20850 USA. Leasehold                 44,500 sq. ft                                            1995

7900 Tanners Gate Drive, Florence,    Office accommodation 11,000      1 April 1999            4 years from                $146,403
 Kentucky 41042, USA                  sq. ft                                                   1 April 1999

1901 Research Blvd, Rockville MD      16,379sq.ft                      1 July 2000             8 1/2 years from            $425,854
 20850 USA                                                                                     1 July 2000

7900 Tanners Gate Drive, Florence,    Office Accommodation 4,490       1 March 1999            34 months from               $29,089
 Kentucky 41042, USA                  sq. ft                                                   1 March 1999

7900 Tanners Gate Drive, Florence,    Office Accommodation 3,130       1 January 1999          3 years from                 $21,931
 Kentucky 41042, USA                  sq. ft                                                   1 January 1999

7900 Tanners Gate Drive, Florence,    Warehouse space                  1 January 1999          20 months from               $36,760
 Kentucky 41042, USA                  5,890 sq. ft                                             1 May 1999

7900 Tanners Gate Drive, Florence,    Warehouse space                  1 April 1999            54 months from               $24,511
 Kentucky 41042, USA                  3,930 sq. ft                                             1 April 1999

7900 Tanners Gate Drive, Florence,    Warehouse space                  1 April 1999            33 months from               $21,091
 Kentucky 41042, USA                  3,380 sq. ft                                             1 April 1999

7900 Tanners Gate Drive, Florence,    Warehouse space                  1 April 1999            5 years from                 $15,000
 Kentucky 41042, USA                  3,000 sq. ft                                             1 April 1999


8.  Memorandum and Articles of Association

(a) The objects clause of the Memorandum of Association of the Company provides that its principal objects include the carrying on of business as manufacturers, builders and suppliers of and dealers in goods of all kinds, as chemical engineers and as an investment holding company and applying for or acquiring patent rights and licences and expending money in experimenting and testing and making researches, and improving, or seeking to improve, any patents, inventions or rights which the Company may acquire.

      The objects of the Company are set out in full in paragraph 4(A) of the Memorandum of Association which is available for inspection at the address specified in paragraph 17 below.

(b) The Articles of Association of the Company (the "Articles") adopted pursuant to a special resolution of the Company passed on 7 July, 2000 contain provisions, inter alia, to the following effect:

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
      (i)   Voting rights


            Subject to any special terms as to voting on which shares may have been issued or may for the time being be held (of which there are none at present), or any suspension or abrogation of voting rights pursuant to the Articles (including in circumstances where a statutory notice requiring disclosure of beneficial ownership of shares has not been complied with), at a general meeting every member present in person shall, on a show of hands, have one vote and every member present in person or by proxy shall, on a poll, have one vote for every Ordinary Share of which he is the holder.

      (ii)  Dividends

            Subject to the provisions of the Act and of the Articles, the Company may by ordinary resolution declare a dividend to be paid to the members according to their respective rights and interest, but no dividend shall exceed the amount recommended by the Board. The Board may declare and pay such interim dividends (including any dividend payable at a fixed rate) as appear to it to be justified by the profits of the Company available for distribution.


            Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is declared and paid, but no amount paid up on a share in advance of a call shall be treated as paid up on the share for this purpose. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. All dividends unclaimed for a period of 12 years after having been declared or due for payment shall be forfeited and cease to remain owing by the Company.


            Without prejudice to the provisions of the Articles, the Board may, with the prior authority of an ordinary resolution of the Company, direct that payment of any dividend may be satisfied wholly or in part by the distribution of specific assets and, in particular, of paid up shares or debentures of another company. The Board may, with the prior authority of an ordinary resolution of the Company, offer holders of a particular class of shares the right to elect to receive further shares of that class or ordinary shares, in either case credited as fully paid, instead of cash in respect of all or part of a dividend.

      (iii) Distribution of assets on winding up

            On a voluntary winding up of the Company, the liquidator may, on obtaining any sanction required by law, divide amongst members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds. For such purpose, the liquidator may set the value he deems fair on any class or classes of property, and may determine on the basis of that valuation and in accordance with the then existing rights of the members how the division is to be carried out between members or classes of members. The liquidator may not, however, distribute to a member, without his consent, any asset to which there is attached a liability or potential liability for the owner.

      (iv)  Transfer and issues of shares


            Each member may transfer all or any of his uncertificated shares by means of a relevant system subject to the Uncertificated Securities Regulations 1999 (as amended) and each member may transfer any or all of his certificated shares by instrument of transfer in any usual form or in any other form approved by the Board and the instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

            Subject to the provisions of the Articles and the requirements of the London Stock Exchange the Board may, in its absolute discretion and without giving any reason, refuse to register any transfer of a certificated share or renunciation to a renounceable letter of allotment unless all of the following conditions are satisfied:

            (a)   it is in respect of a share which is fully paid;

            (b) it is in respect of a share on which the Company has no lien;

            (c)   it is in respect of only one class of shares;

            (d) it is in favour of a single transferee or renouncee or not more than four joint transferees or renouncees;

            (e)   it is duly stamped (if required); and

            (f) it is delivered for registration to the registered office of the Company or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (except in the case of the transfer by a recognised person where a certificate has not been issued, or in the case of a renunciation) and such other evidence as the Board may reasonably require to prove the title of the transferor or person renouncing and the due execution by him of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

            Unless the Board determines otherwise, or the transfer is an excepted transfer in accordance with the Articles, the transfer of shares held by a member who has not complied, in accordance with the Articles, with a statutory notice requiring disclosure as to the beneficial ownership of such shares may not be registered.


            The Articles do not contain any pre-emption rights relating to the transfers of shares. The provisions of section 89 of the Act, which confer on shareholders rights of pre-emption in respect of the allotment of equity securities which are, or are to be, paid up in cash, apply to the authorised but unissued share capital of the Company, save to the extent presently disapplied as referred to in paragraph 4 (b) above.

    (v)    Variation of rights

            (a) Subject to the provisions of the Act the rights attached to a class of shares may be varied, whether or not the Company is being wound up, (1) in such a manner (if any) as may be provided by those rights, or (2), in the absence of provision, either with the consent in writing of the holders of at least three fourths of the nominal amount of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with the Articles, but not otherwise.


            (b) The rights attached to a class of shares are not, unless otherwise expressly provided in the rights attaching to those shares, deemed to be varied by the creation or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act and the Articles.


    (vi)   Share capital and changes in capital

            (a) The Company may, by ordinary resolution, increase its share capital; consolidate and divide all or any of its share capital into shares of a larger amount; sub-divide all or any of its shares (subject to the provisions of the Act) into shares of a smaller amount and as part of such sub-division determine that the shares resulting from such sub-division have amongst themselves a preference or other advantage or be subject to a restriction; and cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.


            (b) Subject to the provision of the Act and the rights attached to existing shares, the Company may, by special resolution, reduce its share capital, capital redemption reserve and share premium account in any way.

            (c) Subject to the provision of the Act, the Company may purchase any of its shares of any class (including redeemable shares) in its own capital in any way.

9.  Directors' and other interests


(a) As at 27 February 2001 (being the latest practicable date prior to the publication of this document), the interests of the Directors, their immediate families and (so far as is known to them or could with reasonable diligence be ascertained by the Directors) persons connected (within the meaning of section 346 of the Act) with the Directors in the issued share capital of the Company (all of which are beneficial unless otherwise stated), including (i) those notified to the Company pursuant to section 324 or section 328 of the Act, (ii) those required to be entered in the register maintained under section 325 of the Act and
      (iii) those of connected persons of the Directors which would, if the connected persons were Directors, be required to be disclosed under (i) or (ii) above, were, and at the Effective Date (assuming no dealings by the Directors, their immediate families and any persons connected with them during the period up to such date) the interests of such persons will be, as follows:



                                                       Prior to        Following
(i)                                                      Merger           Merger
                                                      Number of        Number of
                                                       Ordinary         Ordinary
    Name                                                 Shares           Shares

    Dr J H Cavanaugh(1)                               8,806,368        8,806,368
    R Stahel                                             13,827           13,827
    A C Russell                                              --               --
    Dr J W Totten                                            --               --
    Dr B J Price                                         31,350           31,350
    Dr B Canavan(3)                                       3,000           24,754
    Dr Z P Horovitz                                       3,128            3,128
    R M Nordmann                                         46,968           46,968
    J E Smith                                           125,120          125,120
    J T Spitznagel                                       57,624           57,624
    Dr F Bellini(2)                                          --        5,702,895
    The Hon J A Grant(2)                                     --            3,955
    G Veilleux(2)                                            --               --


      (1) Dr Cavanaugh is the President of HealthCare Ventures LLC, which is the management company for a number of limited partnerships which have interests in 8,690,090 Ordinary Shares. Dr Cavanaugh is also a general partner in these partnerships which acquired their Ordinary Shares following the acquisition of Pharmavene, Inc. 8,690,090 of the Ordinary Shares in which Dr Cavanaugh is expressed to be interested represent shares held by those partnerships and not by Dr Cavanaugh personally. The remaining 116,278 Ordinary Shares are held by Dr Cavanaugh as beneficial owner.


      (2) Based on the Average Shire ADS price of $56.125 (being the closing price of an ADS on 27 February 2001, the latest practicable date prior to the publication of this document) and assuming each Proposed Director elects for New Shire Ordinary Shares, Dr Bellini's, the Hon. J A Grant's and G Veilleux's shares would be exchanged at a rate of 1.9777 New Shire Ordinary Shares for each existing BioChem Share. No account of BioChem Share Options has been made.

      (3) Dr Canavan is also interested in 11,000 BioChem Shares. Based on an Average Shire ADS price of $56.125 (being the closing price of an ADS on 27 February 2001, the latest practicable date prior to the publication of this document), Dr Canavan's shares would be exchanged at a rate of 1.9777 New Shire Ordinary Shares for each existing BioChem Share. No account of BioChem Share Options has been made. Dr Canavan can also expect to receive payment of approximately $58,000 in respect of his ownership of BioChem's Deferred Share Units.

(ii) The Directors' interests in Ordinary Shares in respect of their options over shares in the Employee Share Schemes are as follows:



                                                                        Number of
                                                                  Ordinary Shares         Exercise           Exercise dates
    Name                      Scheme                                 under option            price        Earliest           Latest
    R Stahel                  SHL                                          89,840          (L)1.00        24.11.96         23.11.02
                                                                           89,840          (L)1.00        24.11.97         23.11.02
                                                                           89,840          (L)1.00        24.11.98         23.11.02
                                                                           90,160          (L)1.00        24.01.97         23.01.03
                                                                           90,160          (L)1.00        24.01.98         23.01.03
                                                                           90,160          (L)1.00        24.01.99         23.01.03
                              Executive Scheme A                           13,761          (L)2.18        15.02.99         14.02.06
                              Executive Scheme B                          329,095          (L)1.75        15.02.99         14.02.03
                                                                           81,918         (L)3.385        09.02.01         08.02.05
                                                                           54,189        (L)10.275        01.03.03         28.02.07
                              2000 Executive Scheme B                      34,241         (L)12.80        03.08.03         02.08.07
                              Sharesave Scheme                              9,857          (L)1.75        01.04.01         30.09.01
                                                            ---------------------
                              Total                                     1,063,061
                                                            =====================

    Dr J W Totten             Executive Scheme A                            8,862          (L)3.39        09.02.01         08.02.08
                              Executive Scheme B                          141,138         (L)3.385        09.02.01         08.02.05
                                                                           25,000         (L)4.705        12.05.02         11.05.06
                                                                           16,995        (L)10.275        01.03.03         28.02.07
                              2000 Executive Scheme B                      63,242         (L)12.80        03.08.03         02.08.07
                              Sharesave Scheme                              1,139          (L)8.56        01.06.03         30.11.03
                                                            ---------------------
                              Total                                       256,376
                                                            =====================

                                                                        Number of                            Exercise dates
                                                            Ordinary Shares under         Exercise
    Name                      Scheme                                       option            price        Earliest           Latest
    A C Russell               Executive Scheme A                            4,181         (L)7.175        13.12.02         12.12.09
                              Executive Scheme B                           45,819         (L)7.175        13.12.02         12.12.06
                                                                            6,422        (L)10.275        01.03.03         28.02.07
                              Sharesave Scheme                              1,971          (L)8.56        01.06.05         30.11.05
                                                            ---------------------
                              Total                                        58,393
                                                            =====================

    Dr Z Horovitz             Roberts                                      31,280            $3.38              --         13.01.04
                                                                           11,730            $5.60              --         10.06.04
                                                                           31,280            $5.24              --         01.09.04
                                                                           31,280            $6.00              --         21.01.05
                                                                           15,640            $6.02              --         27.05.05
                                                            ---------------------
                              Total                                       121,210
                                                            =====================

    J Smith                   Roberts                                      31,280            $5.24              --         01.09.04
                                                                           31,280            $6.00              --         21.01.05
                                                                           15,640            $6.02              --         27.05.05
                                                            ---------------------
                              Total                                        78,200
                                                            =====================



      The above figures for Ordinary Shares under option do not take into account conditional awards made under the Long Term Incentive Plan.

(b) As at 27 February 2001 (being the latest practicable date prior to the publication of this document) the interests of the Directors, their immediate families and (so far as is known to them or could with reasonable diligence be ascertained by them) persons connected (within the meaning of section 346 of the Act) with them in conditional awards made under the Long Term Incentive Plan were as follows:



                                                                                                       Earliest date on which award
    Name                                          Value of award         Number of Ordinary Shares                   may be awarded

    R Stahel                                          (L)150,000                            32,230                     8 April 2003
    Dr J W Totten                                      (L)71,000                            15,255                     8 April 2003
    A C Russell                                        (L)90,000                            12,436                 12 December 2003
    R Stahel                                          (L)360,050                            35,785                 28 February 2004
    A C Russell                                        (L)18,000                             1,789                 28 February 2004
    Dr J W Totten                                     (L)200,003                            19,881                 28 February 2004


(c) Save as disclosed above, none of the Directors (nor any person connected with any Director within the meaning of section 346 of the Act) has any interest in the share capital of the Company.



(d) Mr Spitznagel entered into a consultancy agreement with the Company in December 1999, which provided that:

      (i) if he has good reason, as defined in his service agreement with Roberts to terminate his employment with Roberts under his service agreement, then the Company will cause Roberts to provide him with the payments and benefits he is entitled to upon a `good reason' termination;

      (ii) Mr Spitznagel would provide consulting services to the Company for at least 42 months following the acquisition of Roberts unless Mr Spitznagel terminates the consultancy agreement prior to the end of the 42 month upon 30 days' notice; and

      (iii) the Company would pay Mr Spitznagel at a rate of (L)248,000 per annum for his consulting services, (L)93,000 per annum as an office holder, (L)155,000 per annum to comply with certain restrictive covenants contained therein and (L)93,000 per annum for tax, financial and estate planning advice, life insurance and health insurance.


(e) Save as disclosed in sub-paragraph (d) above, no Director (or Proposed Director) has, or has had, an interest in any transaction which is or was unusual in its nature or conditions or significant to the business of the

      Group effected in the current or immediately preceding financial year or during an earlier financial year and which remains in any respect outstanding or unperformed.


(f) There are no outstanding loans granted by any member of the Group to any of the Directors nor any guarantees provided by any such companies for their benefit.


(g)   (i)   On 8 February 1996, the Company entered into a service agreement with Rolf Stahel, Chief Executive. This Agreement was amended by an agreement between the Company and Mr. Stahel dated 21 October
            1996. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other 12 months' notice in writing. Mr Stahel currently has an annual salary of (L)440,000. Mr Stahel is entitled to receive such an annual bonus (if any and subject to a maximum of 55 per cent of his basic salary) as the Remuneration Committee of the Company shall determine. The Company is obliged to contribute an amount equal to 10 per cent of Mr. Stahel's salary to such pension scheme as he may specify.

      (ii) On 29 October 1999, the Company entered into a service agreement with Angus Russell, Group Finance Director. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other 12 months' notice in writing. Mr Russell has an annual salary of (L)225,000. Mr Russell is entitled to receive such an annual bonus (if any and subject to a maximum of 50 per cent of Mr Russell's basic salary) as the Remuneration Committee of the Company shall determine. The Company is obliged to contribute an amount equal to 10 per cent of Mr Russell's salary to such pension scheme as he may specify. Subject to Mr Russell remaining in the employment of the Company, he will be paid a bonus of (L)36,000 for the first six months of his employment of the Company, which will be paid in March 2001.

      (iii) On 30 December 1998, the Company entered into a service agreement with Dr J W Totten, Group Research and Development Director. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other 12 months' notice in writing. Dr Totten currently has an annual salary of (L)260,000. Dr Totten is entitled to receive such an annual bonus (if any and subject to a maximum of 50 per cent of his salary) as the Remuneration Committee of the Company shall determine. The Company is obliged to contribute an amount equal to 10 per cent of his salary to such pension scheme as he may specify.

      (iv) Each of the non-executive Directors has received, and each non-executive Proposed Director of the Company will receive, a letter of appointment from the Company providing for that individual to be paid an annual fee of (L)20,000 per annum, payable quarterly in arrear. The agreement pursuant to this letter of appointment is terminable by either party giving to the other three months' notice.


      (v) The Company also provides each of these executives, his spouse and children under the age of 18 years with membership of an appropriate private patients medical plan and also provides each of them with life assurance cover, membership of any permanent health care scheme and prolonged disability scheme operated by the Group and Directors and Officers insurance cover, as well as a company car. The Company is entitled to terminate each executive's employment with immediate effect by paying him salary in lieu of notice and a sum (calculated by multiplying the Relevant Amount (as defined below) by the number of months' notice which he is entitled to receive at the date of such termination) in compensation for his immediate loss of his other benefits. The "Relevant Amount" is the aggregate of all bonuses due to him over the full period of his employment divided by twice the number of complete months' service and the total cost to the Company of providing him (and where appropriate members of his family) with the other benefits detailed above during the period of 12 months immediately preceding such termination divided by 12.

      (vi) Save as disclosed in this sub-paragraph (g), no service contract has been entered into or varied between any Director or Proposed Director and Shire or any other member of the Enlarged Group.

(h) In the year ended 31 December 2000, the total aggregate remuneration, including benefits in kind and pension contributions, of the Directors from Shire was approximately (L)1,388,000. The total emoluments receivable by the Directors will not be varied in consequence of the Merger and there are no arrangements under which any of the Directors has agreed to waive any further emoluments.


(i) As at 27 February 2001 (being the latest practicable date prior to the publication of this document) the Company had been notified pursuant to the Act of the following interests (within the meaning of Part VI of the Act) in three per cent or more of the issued share capital of the
      Company:

                                                                                           Percentage of
                                                                          Number of         issued share
    Shareholder                                           Notes     Ordinary Shares              capital
    The Capital Group Companies, Inc.                       (i)          10,762,647                 4.18
    HealthCare Ventures LLC                                (ii)           8,690,090                 3.37
    Putnam Investment Management, LLC &
    The Putnam Advisory Company, Inc.                                    17,732,370                 6.89



   (i) The Capital Group Companies Inc. interest includes 1,779,600 Ordinary Shares registered to Capital International Limited, 263,713 Ordinary Shares registered to Capital International S.A., 3,700 Ordinary Shares registered to Capital International, Inc. and 8,715,634 registered to Capital Research and Management Company.


   (ii) HealthCare Ventures LLC interests includes 5,508,032 Ordinary Shares registered to HealthCare Ventures III, 1,617,528 Ordinary Shares registered to HealthCare Ventures IV and 1,564,530 Ordinary Shares registered to HealthCare Ventures V.


      In addition to the above, the Company has been notified that as at 13 February 2001 Guaranty Nominees Limited held 68,251,417 Ordinary Shares which underlie ADSs (representing 26.51 per cent of the total share capital of the Company) in its capacity as the depository of the Company's ADSs. Each ADS equates to three of the Company's Ordinary Shares of 5p.

      On Completion of the Merger, (assuming no exercise of options outstanding under the Employee Share Schemes, no exercise of options or rights in respect of BioChem Shares, no issue of new BioChem Shares as referred to in Part I of this document and an Average Shire ADS Price less than or equal to $47.20 and assuming all existing BioChem Shareholders exchange their BioChem Shares for New Ordinary Shares pursuant to the terms of the Merger) the following are expected to have interests in three per cent or more of the issued share capital of the Company (based on the interests in the Company shown above and assuming no other changes in their interests before the Closing):



                                                                   Percentage of
                                                  Number of         issued share
    Shareholder                             Ordinary Shares              capital
    Putman Investment Management, LLC
     & The
     Putnam Advisory Company, Inc.               17,732,370                 3.57
    La Caisse des Depots                         16,869,390                 3.40


(j) Save as disclosed above, the Company is not aware of any person who, immediately following the Merger, will be directly or indirectly interested in three per cent or more of the issued share capital of the Company or will or could, directly or indirectly, jointly or severally, exercise control over the Company.




10. Material contracts



(a) No contracts (other than contracts entered into in the ordinary course of business) have either been entered into by members of the Group (i) within a period of two years immediately preceding the date of this document and are or may be material, or (ii) at any time which contain provisions under which any member of the Group has a material obligation or entitlement as at the date of this document, save as disclosed below:

      (i) the Merger Agreement (as described in paragraph 2 to Part VIII of this document);

      (ii) the Option Agreement (as described in paragraph 3 to Part VIII of this document);

      (iii) a merger agreement among the Company, Roberts and Ruby Acquisition Sub Inc., a New Jersey corporation and wholly owned subsidiary of the Company, made as of 26 July 1999, pursuant to which each Roberts share issued and outstanding at the effective date (as defined in the merger agreement) was converted into the right to receive Ordinary Shares in the Company. Each Roberts shareholder received Ordinary Shares in the Company in accordance with a ratio determined by reference to the average last reported sale price of ADSs on the NASDAQ National Market for the 15 consecutive trading days ending on the third trading day immediately preceding completion. Roberts shareholders could elect to take either Ordinary Shares or ADSs. The Company assumed all Roberts stock option plans so that option holders under any of the Roberts stock option plans had their options converted by the same ratio as the Roberts shareholders above. Each of Shire and Roberts gave certain warranties;

      (iv) an amended and restated escrow agreement among the Company, Star Bank N.A. (the "Escrow Agent") and James Currie, as the shareholders' representative on behalf of the shareholders listed in that agreement, made as of 25 June 1999 ("the Escrow Agreement"), pursuant to which the Escrow Agent agreed to hold 1,662,566 Ordinary Shares in escrow to be released in certain circumstances to the Company where it, SRI or any of their affiliates listed in that agreement need to expend moneys in respect of external costs (including the reasonable fees and expenses of counsel and any experts, court costs, judgements and settlements) for which SRI has not been reimbursed by any other source and where those monies have been paid by SRI prior to 12 March 2002 and have been incurred wholly and necessarily (a) in the defence of SRI against any of the lawsuits relating to phentermine litigation referred to in that agreement (the "Claims") or (b) settlement of any Claim or as a result of judicial resolution of any Claim, but excluding costs internal to SRI for employees or personal or overheads incidental thereto. On 31 August 2000, Shire entered into an agreement (the "Termination Agreement") with the former shareholders of SRI terminating the Escrow Agreement, pursuant to which 1,622,566 Ordinary Shares placed into escrow at the time of the purchase of SRI by Shire were released and the Escrow Agreement and the escrow fund were terminated. Under the terms of the Termination Agreement, 406,064 of the shares held in the escrow fund were sold and the net proceeds were distributed to Shire. Shire received approximately US$7 million from the sale of these shares. The remaining 1,216,502 shares were distributed to the former SRI shareholders;

      (v) a sale and purchase agreement among Shire Holdings Europe Limited (the "Purchaser"), Fuisz International Limited (the "Seller") and Fuisz Technologies Limited. ("Fuisz Technologies") dated 22 October 1999, pursuant to which the Purchaser acquired Laboratories Murat SA, Fuisz Pharma Beteiligungs GmbH and Fuisz Technologies Holding GmbH and agreed to acquire Isotria Farmaceutici SpA from the Seller and Fuisz Technologies assigned its rights in the trademarks Cebutid and Cebutin to the Purchaser in consideration for the payment by the Purchaser of $36.2 million and an obligation to pay a further $3.3 million in deferred consideration to Knoll AG (in three stages on or before 24 November 2001) in respect of the assignment of the trademarks Cebutid and Cebutin. Each of the Seller and Fuisz Technologies gave certain representations and warranties and the Seller gave certain restrictive covenants; and

      (vi) an agreement between, inter alia, Shire, Roberts and Shire's United States subsidiaries as borrowers and DLJ (as agent for a syndicate of banks) dated 19 November 1999, pursuant to which certain banks agreed to provide a $250 million credit facility including a $125 million five-year revolving credit facility (including a $25 million letter of credit facility) and a $125 million five-year term loan facility. The applicable interest rate on the credit facility will range, between 0.5 per cent and
            1.5 per cent over the higher of the prime rate of DLJ Inc or the Federal Funds Rate plus 0.5 per cent or between 1.5 per cent and
            2.5 per cent over the London Interbank Overnight rate (as adjusted in accordance with the agreement), in each case depending on Shire's credit rating. All obligations under the credit facility are jointly and severally guaranteed by Shire and by Shire's subsidiaries (other than the borrowers) and will initially be secured by all material property owned by Shire and its subsidiaries and the capital stock of Shire's subsidiaries. If Shire's credit rating reaches specified levels, the credit facility will not be secured. The credit facility contains customary covenants. The terms of the credit agreement also contain maintenance tests which require Shire to maintain a minimum net worth, a specified leverage ratio and a specified coverage ratio.

(b) No contracts (other than contracts entered into in the ordinary course of business) have either been entered into by BioChem (i) within a period of two years immediately preceding the date of this document and are or may be material, or (ii) at any time which contain provisions under which BioChem has a material obligation or entitlement, save as disclosed below:

      (i) the Merger Agreement (as described in paragraph 2 to Part VIII of this document);

      (ii) the Option Agreement (as described in paragraph 3 to Part VIII of this document);

      (iii) an agreement between BioChem and GlaxoSmithKline dated 31 January 1990 and amended as of 20 November 1995, pursuant to which BioChem licensed to GlaxoSmithKline the worldwide rights, with the exception of Canada, to develop, manufacture and sell the nucleoside analogue lamivudine marketed as 3TC and Zeffix (3TC and Zeffix are referred to herein as "lamivudine"). A partnership exists between GlaxoSmithKline's Canadian subsidiary, GlaxoSmithKline Inc., and BioChem to supply, market and sell lamivudine in Canada. GlaxoSmithKline has agreed to manufacture all the required lamivudine to be supplied in Canada by the partnership.

            In consideration for the grant of such rights, GlaxoSmithKline agreed to undertake and fund the development of lamivudine and to pay BioChem a royalty on sales of lamivudine. In addition, it was agreed that milestone payments would be made to BioChem in instalments as GlaxoSmithKline progressed in the development and approval process. The amount of relevant patent prosecution costs and 50 per cent of milestone payments are deductible from any royalties payable to BioChem by GlaxoSmithKline. The milestone payments and its related deductions from royalties have been completed. The amount of certain contractual costs and certain litigation costs may be deducted from royalties payable to BioChem by GlaxoSmithKline. If GlaxoSmithKline terminates the licence agreements upon certain events of default by BioChem, GlaxoSmithKline will retain a non-exclusive, paid-up licence from BioChem to make, have made, use and sell lamivudine worldwide;

      (iv) a series of agreements between AstraZeneca plc ("Astra") and BioChem dated 31 August 1992 (the "Astra Agreements"), providing for the research, development and commercialisation of a new class of analgesic compounds for the control of pain. Pursuant to the Astra Agreements, BioChem transferred and assigned its rights to the relevant proprietary technology to Astra and retained a right to re-acquire the Canadian rights in exchange for the payment of royalties to Astra. In addition, a collaborative research agreement and a supply agreement provide for Astra and BioChem to jointly research the field of opioid peptides. Astra will retain commercial rights worldwide except for Canada. In consideration for the grant of such rights to Astra, Astra made an upfront payment, agreed to fund research and development, to make milestone payments to BioChem and to pay BioChem a royalty on future product sales. Astra may, in its sole discretion, terminate the Astra Agreements. If Astra discontinues development of products or chooses not to develop products under the Astra agreements or terminates the Astra agreements, then BioChem has the option to reacquire the relevant technology and intellectual property rights subject to certain royalty obligations to Astra; and

      (v) an agreement between BioChem and GlaxoSmithKline dated 3 December 1998, pursuant to which BioChem concluded an alliance with GlaxoSmithKline for the worldwide development, manufacturing and marketing of BioChem's cell-culture influenza vaccines. Under the terms of the agreement, after a period of joint development funded by both parties, BioChem and GlaxoSmithKline will collaborate to market the products in the United States while, in Europe and the rest of the world, GlaxoSmithKline will be exclusively responsible for marketing. In addition, GlaxoSmithKline will be responsible for manufacturing for markets throughout the world except Canada. BioChem will benefit from the sales of the vaccines in the United States and the rest of the world, excluding Canada, in accordance with a pre-determined formula. In Canada, BioChem will retain all exclusive rights to the vaccines, including production and marketing. The agreement also calls for BioChem to receive up-front and milestone payments from GlaxoSmithKline.

11. Working capital


The Directors and Proposed Directors are of the opinion that, having regard to the Enlarged Group's existing resources, the Enlarged Group has sufficient working capital for its present requirements, that is for at least the next 12 months from the date of this document.

12. Litigation

(a)   (i)   SRI has been named as a defendant in approximately 3,746 lawsuits, in both US federal and state courts, which seek damages for, among other things, personal injury arising from phentermine products supplied for the treatment of obesity by SRI and several other pharmaceutical companies. SRI has been sued as a manufacturer and distributor of phentermine, an anorectic used in the short-term treatment of obesity and one of the products addressed by the lawsuits. The suits relate to phentermine either alone or together with fenfluramine or dexfenfluramine. As at 23 February 2001 SRI had been dismissed from 2,597 cases. As at 23 February 2001 approximately 818 cases were pending dismissal. SRI's products
            Oby-Cap or Oby-Trim have been positively identified (or have been specifically alleged to have been ingested) in 171 cases of which 59 of these cases are still active. The lawsuits generally allege the following claims:



            o the defendants marketed phentermine and other products for the treatment of obesity and misled users about the products and the dangers associated with them;

            o the defendants failed adequately to test phentermine individually and when taken in combination with the other drugs; and

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
            o the defendants knew or should have known about the negative effects of the drugs and should have informed the public about such risks and/or failed to provide appropriate warning labels.


            SRI became involved with phentermine through its acquisition of certain assets of Rexar Pharmacal Corp. ("Rexar") in January 1994. In addition to liability as a result of its own production of Oby-Cap, the plaintiffs may seek to impose liability on SRI as successor to Rexar. Class certification has been sought for certain of the claims made against SRI. In addition, pending US federal lawsuits have been consolidated as a multidistrict litigation in the Eastern District of Pennsylvania. SRI intends vigorously to defend all the lawsuits and pursue all available reasonable defences. SRI denies liability on a number of grounds including lack of scientific evidence that phentermine, properly prescribed, causes the alleged side effects and that SRI did not promote phentermine for long term combined use as the "fen/phen" diet. Accordingly, SRI intends to defend vigorously any and all claims made against the Group in respect of phentermine and believes that liability is neither probable nor quantifiable at this stage of litigation. Legal expenses have been paid by Eon Labs Manufacturing Inc. ("Eon"), the supplier to SRI, or Eon's insurance carriers but such insurance is now exhausted. Eon has agreed to defend and indemnify SRI in this litigation pursuant to an agreement dated 30 November 2000 made between Eon and SRI.

      (ii) On 22 September 2000, a lawsuit was filed against the Company in the United States District Court for the District of North Dakota. The suit involves an incident in 1999 in which a young North Dakota man, Ryan Ehlis, shot and killed his infant daughter and wounded himself, allegedly as a result of a psychotic reaction to Adderall. Mr. Ehlis' physician had prescribed Adderall for the treatment of ADHD. The Company filed its answer to the complaint on 24 November 2000 and discovery schedules are being developed.

      (iii) The Company is aware of two further potential cases:

            Ms Sharon Curry stabbed her 8 year old daughter to death. No lawsuit has been filed as yet nor has the Company or Adderall been referred to in media reports specifically related to this incident. It is reported that Ms Curry had a history of methamphetamine use.

            The Company has received notice of a car accident where a young child was killed. It has been alleged that the accident was attributable to Ms Dawn Branson having a psychotic episode due to the ingestion of Adderall. No lawsuit has been filed as yet.

            No substantive legal advice has been given to date and in the circumstances the Company does not have definitive information to enable further disclosure.

(b) Save as disclosed in paragraph (a) above, the Group is not, and has not been, engaged in any legal or arbitration proceedings and no legal or arbitration proceedings are pending or threatened by or against the Group which may have or have had during the 12 months prior to the date hereof a significant effect on the financial position of the Group.

(c)   (i)   Emory University filed oppositions to two of BioChem's granted patent applications in Europe which cover oxathiolane nucleosides including lamivudine and dioxolane nucleosides, including troxacitabine, related nucleoside analogues and use of these analogues for treating viral infections. In oral hearings held in 1999, both of these oppositions were dismissed by the Opposition
            Division of the European Patent Office. Emory University has filed an appeal against the dioxolane - related decision of the Opposition Division. Emory University is not pursuing its appeal of the decision relating to oxathiolanes. Emory University has not to date filed revocation actions with respect to any BioChem patents in issue in individual European countries.

            In Japan, Emory University filed an opposition to BioChem's granted patent which covers lamivudine, related analogues and use of the analogues for treating viral infections. The Trial Board of the Japanese Patent Office dismissed Emory University's opposition to BioChem's patent covering lamivudine. Emory University has not to date filed a revocation action against this patent. Emory University has filed revocation actions in Australia and South Korea against BioChem's granted patents covering lamivudine. BioChem is aggressively defending these patents.

            On 23 July 1996, Emory University filed a complaint in the United States alleging infringement from the commercialisation of Epivir by BioChem and GlaxoSmithKline, BioChem's exclusive licensee in the US, of an Emory University US patent granted that same day. BioChem considers this patent

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
            infringement suit to be without merit and has successfully challenged the validity of Emory University's patent.


            On 19 May 1998, the United States Patent and Trademark Office (the "USPTO") declared an interference between the Emory University patent that is the subject of a lawsuit and a pending patent application of BioChem. The USPTO accorded BioChem the earlier priority date and then accorded BioChem senior party status in the interference. BioChem has vigorously challenged the Emory University patent in the interference, through to a final hearing on 10 November 1999. The Board of Patent Appeals and Interferences issued a decision on 21 December 2000 invalidating Emory's patent. There can be no assurance that Emory University will not appeal the decision and that Emory's patent will not be reinstated.


            Emory University has obtained a granted patent application in Europe relating to oxathiolane nucleosides, including lamivudine. BioChem and GlaxoSmithKline filed an opposition to this grant and are vigorously opposing the grant. An examined patent application, filed by Emory University claiming lamivudine, was successfully opposed by BioChem in Australia. Emory University has filed an appeal from that decision in the Federal Court of Australia. BioChem also filed an appeal from certain portions of the decision. An examined patent application filed by Emory University claiming lamivudine was also opposed by BioChem in Japan. The opposition was dismissed in April 1999 because it was improperly filed by a representative who had previously represented Emory. Notwithstanding the dismissal, the Japanese Patent Office issued an ex-officio action rejecting all of Emory University's claims. An examined patent application filed by Emory claiming lamivudine has also been opposed by BioChem and GlaxoSmithKline in South Korea. BioChem is aware that Emory University has filed patent applications in other countries, which BioChem believes may claim similar subject matter. BioChem intends to challenge vigorously such patent applications.

            The Company has been advised by its patent agents that BioChem has reasonable patent coverage for lamivudine and its use in treating viral infections including HIV and HBV. Should BioChem or the Enlarged Group suffer a successful opposition or challenge to its patents or patent applications relating to lamivudine, then such an action could have a detrimental effect on the Enlarged Group.

      (ii) On 23 November 1999, the USPTO declared an interference between BioChem's hepatitis B patent for lamivudine and a patent application filed by Yale University ("Yale") claiming methods of treating hepatitis B using lamivudine. BioChem believes that this application is licenced to Vion Pharmaceuticals, Inc. ("Vion"), formerly know as OncoRx, Inc., a New Haven, Connecticut-based company. BioChem believes that its patent is valid and intends to vigorously defend the patent. On 14 April 2000, the USPTO declared a further interference between BioChem's hepatitis B patent for lamivudine and a patent application by GlaxoSmithKline claiming methods of treating hepatitis B using lamivudine. BioChem is not aware of corresponding patent applications by Yale University or Vion in countries other than the United States.

(d) Save as disclosed in paragraph (c) above, neither BioChem nor any other member of its group is, or has been, engaged in any legal or arbitration proceedings and no legal or arbitration proceedings are pending or threatened by or against BioChem or any other member of its group which may have or have had during the 12 months prior to the date hereof a significant effect on the financial position of BioChem.

13. Significant changes

(a) There has been no significant change in the financial or trading position of the Group since 31 December 2000, the date to which the latest audited accounts of the Group were prepared.


(b) There has been no significant change in the financial or trading position of BioChem since 31 December 2000, the date to which the latest audited results of BioChem were prepared.

14. United Kingdom Taxation


The comments set out below are intended as a general guide to the position under current UK law and Inland Revenue practice as at the date of this document and are subject to changes therein. They relate only to certain limited aspects of the UK taxation treatment of holders of Ordinary Shares or ADRs and (except so far as express reference is made to the treatment of non-UK resident holders) to the position of persons who are resident or ordinarily resident in the UK for tax purposes and who hold their Ordinary Shares or ADRs beneficially as an investment. In addition, the comments assume that holders of ADRs will be treated in practice as the beneficial owners of the Ordinary Shares represented by the ADRs for the purposes of UK tax.

Any person who is in any doubt about his own tax position, or is subject to taxation in a jurisdiction other than the UK, should consult an appropriate independent tax adviser.


(a) Dividends

      Shire is not required to withhold any amounts in respect of taxation from its dividend payments.


      A Shire Shareholder or ADR holder who is an individual resident for tax purposes in the UK and who receives a dividend from Shire will be entitled to a tax credit equal to one-ninth of the dividend. The individual will be taxable on the total of the dividend and the related tax credit (the "gross dividend"), which will be regarded as the top slice of the individual's income. The tax credit will, however, be treated as discharging the individual's liability to income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax, in which case the individual will, to that extent, pay tax on the gross dividend calculated as 32.5 per cent of the gross dividend, less the related tax credit. So, for example, a dividend of (L)80 will carry a tax credit of (L)8.89 and the income tax payable on the dividend by an individual liable to income tax at the higher rate would be 32.5 per cent of (L)88.89, namely (L)28.89, which, after deducting the tax credit of (L)8.89, leaves a higher rate income tax charge of (L)20.

      With the exception of investors holding Ordinary Shares and/or ADRs through personal equity plans or individual savings accounts, Shire Shareholders or ADR holders which are not liable to income tax or corporation tax on dividends received by them will not be entitled to claim payment of the tax credit in respect of those dividends. Investors holding Ordinary Shares and/or ADRs through personal equity plans or individual savings accounts will only be entitled to claim payment of the tax credit for dividends paid on or before 5 April 2004. Charities will receive some compensation for the loss of their entitlement to claim payment of tax credits under a transitional relief expiring on 5 April 2004.

      A Shire Shareholder or ADR holder that is a company resident for tax purposes in the UK will not generally be taxable on any dividend it receives from Shire.

      The right of a Shire Shareholder or ADR holder who is not resident for tax purposes in the UK to a tax credit in respect of a dividend received from Shire and to claim payment of any part of that tax credit will depend on the existence and terms of any double taxation convention between the UK and the country in which the holder is resident. Holders who are not solely resident in the UK should consult their own tax advisers concerning their tax liabilities on dividends received, whether they are entitled to claim any part of the tax credit and, if so, the procedure for doing so. Such holders should note, however, that most holders who are entitled to claim payment of a portion of tax credits pursuant to double taxation conventions are only able to obtain a payment of less than 1 per cent of the dividends to which the tax credits relate.

(b) Chargeable Gains

      A disposal of Ordinary Shares or ADRs by a Shire Shareholder or ADR holder who is either resident or, in the case of an individual, ordinarily resident, for tax purposes in the UK, or who is not resident in the UK, but carries on a trade, profession or vocation in the UK through a branch or agency to which the Ordinary Shares or ADRs are attributable, may give rise to a chargeable gain or allowable loss for the purposes of UK tax on chargeable gains. Individuals who dispose of Ordinary Shares or ADRs while they are temporarily non-resident may, under special rules, be treated as disposing of them in the tax year in which they again become resident or ordinarily resident in the UK.

(c) Stamp Duty and Stamp Duty Reserve Tax ("SDRT")

      These comments are intended as a guide to the general position and do not relate to persons such as market makers, brokers, or dealers, to whom special rules apply.

    (i)Ordinary Shares

            A conveyance or transfer on sale of Ordinary Shares other than to a depository or clearance service or their nominees or agents will be liable to ad valorem stamp duty, generally at the rate of 0.5 per cent of the consideration for the transfer (rounded up to the nearest (L)5). An unconditional agreement for such transfer will be liable to SDRT, generally at the rate of 0.5 per cent of the consideration for the transfer, but such liability will be cancelled if the agreement is completed by a duly stamped transfer within six years of the date of the agreement or, if the agreement was conditional, the date the agreement became unconditional. Where the stamp duty is paid, any SDRT paid will, provided that a claim for repayment is made, be repaid. Stamp duty and SDRT are normally paid by the purchaser.


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
            Under the CREST system for paperless transfers, no stamp duty or SDRT will arise on a transfer of Ordinary Shares into the system, unless such a transfer is made for a consideration in money or money's worth, in which case a liability to SDRT (usually at a rate of 0.5 per cent) will arise. Paperless transfers of shares within CREST will be liable to SDRT rather than stamp duty, also at a rate of 0.5 per cent and SDRT on relevant transactions settled within the system or reported through it for regulatory purposes will be collected by CREST.

            A charge to stamp duty or SDRT may arise on the issue or transfer of Ordinary Shares to an issuer of depositary receipts, to its nominee or agent or to particular persons providing a clearance service, their nominees or their agents. The rate of stamp duty or SDRT will generally be 1.5 per cent of either (a) in the case of an issue of Ordinary Shares, the issue price of the Ordinary Shares concerned, or (b) in the case of a transfer of Ordinary Shares, the value of the consideration or, in some circumstances, the value of the Ordinary Shares concerned, in the case of stamp duty rounded up if necessary to the nearest multiple of (L)5.


    (ii)   ADRs

            No SDRT will be payable on an agreement to transfer ADRs and, provided that an instrument transferring ADRs is executed and retained at all times outside the UK, it should not in practice be necessary to pay stamp duty in respect of such transfer.


15. Miscellaneous

(a) The total expenses of, and incidental to, the Merger which are payable by the Company (including SDRT, professional fees and printing costs) are estimated to be approximately (L)55 million (excluding value added tax).


(b) The average monthly number of people employed by Shire during 2000, 1999 and 1998 was as follows:

                                            Years ending 31 December
                                         2000              1999             1998
    Manufacturing                         154                50               52
    Distribution                          552               254              210
    General and
      administrative                      119                63               57
    Research and
      development                         143               112               98
                                -------------     -------------    -------------
                                          968               479              417
                                =============     =============    =============


(c) The New Ordinary Shares will be issued fully paid in registered form. None of the New Ordinary Shares has been marketed and none will be available to the public. An application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List and to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on the London Stock Exchange.


(d) The Company's registrars are Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA, England.

(e) The Company has received financial advice from Deutsche Bank in relation to the Merger. Deutsche Bank has given and has not withdrawn its written consent to the issue of this document with the inclusion therein of the references to its name in the form and context in which they appear.

(f) The registered auditors of the Company are Arthur Andersen, Chartered Accountants, of Abbott House, Abbey Street, Reading, Berks. who have audited accounts of the Company for the three years ended 31 December 2000.


(g) The independent certified public accountants for BioChem are Raymond Chabot Grant Thornton who have audited the financial statements of BioChem for the three years ended 31 December 2000.

(h) Arthur Andersen have given and not withdrawn their written consent to the inclusion in Parts IV and VII of this document of their letters relating to the accounting policies' reconciliation and pro forma financial information, and the references thereto and to their name, in the form and context in which they are included. They have also authorised the contents of their letters referred to above for the purposes of section 152(1)(e) of the Financial Services Act 1986.

(i) Each of the New Ordinary Shares is to be issued credited as fully paid. Based on the average last reported sale price of ADSs on the NASDAQ National Market for the 15 consecutive days ending on the third trading day immediately preceding the Closing (the "Average Shire ADS Price") being less than or equal to $47.20 and a maximum possible number of BioChem Shares of 108,188,225 at the Effective Time (excluding any BioChem Shares to be issued following the exercise of dissent rights as referred to in Part I of this document), the aggregate consideration represented by the number of Consideration Shares to be issued in the Merger would be (L)3,346 million based on the Company share price of
      (L)13.15 as at 27 February 2001 (being the latest practicable date prior to the publication of this document). This would represent a premium of 1310p per Ordinary Share over the nominal value of 5p. Based on the Average Shire ADS Price being equal to or greater than $70.80, the aggregate consideration represented by the number of Consideration Shares to be issued in the Merger would be (L)2,230 million based on the Company share price of (L)13.15 as at 27 February 2001 (being the latest practicable date prior to the publication of this document). This would represent a premium of 1310p per Ordinary Share over the nominal value of 5p.


16. Documents available for inspection



Copies of the following documents may be inspected at the offices of Slaughter and May, 35 Basinghall Street, London EC2V 5DB and the Company's registered office during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) from the date of this document until the conclusion of the Extraordinary General Meeting:


      (i)   the Memorandum and Articles of Association of the Company;

      (ii) the audited consolidated accounts of the Group for the years ended 31 December 1999 and 31 December 2000;


      (iii) the Merger Agreement and other material contracts referred to in paragraph 10 above;


      (iv)  the service agreements referred to in paragraph 9(g) above;

      (v) the rules of the Employee Share Schemes and the BioChem Stock Option Plans referred to in paragraph 5 above;


      (vi) the letters of consent referred to in paragraphs 15(e) and 15(h) above;

      (vii) the audited financial statements of BioChem for the years ended 31 December 1999 and 31 December 2000;

      (viii)the unaudited pro forma statements of combined net assets under US/UK GAAP referred to in Part VII;

      (ix) the reconciliations of BioChem's figures to US/UK GAAP referred to in Part IV; and

      (x)   this document.


                                                                   1 March 2001


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
                                  Definitions


In this document, the following expressions have the following meanings, unless the context requires otherwise:

"1993 Plan"                       the Richwood 1993 Stock Option Plan

"1995 Plan"                       the Richwood 1995 Stock Option Plan


"2000 ESO Scheme"                 the Shire Pharmaceuticals Group plc 2000
                                  Executive Share Option Scheme (parts A and B)

"Acquisition Proposal"            any proposal or offer with respect to a
                                  merger, reorganisation, share exchange,
                                  consolidation, business combination,
                                  recapitalisation, liquidation, dissolution, or similar transaction involving BioChem or Shire or any purchase or sale of the consolidated assets of BioChem or Shire and its subsidiaries, taken as a whole, having an aggregate value of 50 per cent or more of the market capitalisation of BioChem or Shire, or any purchase or sale of, or tender or exchange offer for, 50 per cent or more of the equity securities of BioChem or Shire, excluding the Arrangement


"Admission"                       admission of the New Ordinary Shares to the
                                  Official List

"ADR" American Depository Receipt, the evidentiary document for an underlying holding of one or more ADS(s)

"Arrangement"                     the plan of arrangement, pursuant to section
                                  192 of the CBCA, involving Shire, BioChem and Exchangeco


"Average Shire ADS Price"         has the meaning set out in paragraph 15(i) of
                                  Part IX of this document


"BioChem"                         BioChem Pharma Inc.

"BioChem Optionholders"           holders of BioChem Options


"BioChem Options"                 options to acquire BioChem Shares granted
                                  under the BioChem Stock Option Plan

"BioChem Optionholders"           collectively the holders of BioChem Options
                                  and BioChem Warrants

"BioChem Securityholders"         collectively the BioChem Shareholders and the
                                  BioChem Optionholders


"BioChem Shareholders"            holders of BioChem Shares

"BioChem Shares"                  the outstanding common shares in the capital
                                  of BioChem


"BioChem Stock Option Plan"       BioChem's Directors, Officers, Employees and
                                  Consultants Stock Option Plan as amended on 1
                                  March 1999

"BioChem Stock Option Plans"      the Biochem Stock Option Plan, the BioChem
                                  Warrants and a memorandum of undertaking dated September 1997 pursuant to which BioChem granted two senior employees of BioChem options to acquire 40,000 BioChem
                                  Shares

"BioChem Warrants"                right to receive warrants in certain
                                  circumstances in two tranches in 2001 and
                                  2002 in favour of the Government of Canada
                                  giving the right to acquire BioChem Shares
                                  made pursuant to an agreement dated 31 March
                                  2000


"Callco" 3829359 Canada Inc., a company incorporated under the laws of Canada and a wholly-owned subsidiary of Shire

"Canadian GAAP"                   generally accepted accounting principles in
                                  Canada

"CBCA"                            Canada Business Corporations Act


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
"Chase H&Q"                       Chase H&Q, a division of Chase Securities


"Cliff Vesting"                   a provision in a performance based stock
                                  option scheme that allows vesting of option awards at a defined point in time even if the performance target has not been achieved


"CliniChem"                       CliniChem Development Inc., a company
                                  incorporated under the laws of Canada and a wholly-owned subsidiary of BioChem


"Closing"                         the closing of the Arrangement, which will
                                  take place on the first business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the Merger Agreement unless the Merger
                                  Agreement has been terminated pursuant to its terms or unless another time or date agreed to in writing by the parties thereto; such Closing is expected to occur on or about 30
                                  March 2001


"Companies Act" or the "Act"      the Companies Act 1985 (as amended)

"Deutsche Bank"                   Deutsche Bank AG, London


"Directors" or "Board"            the directors of the Company, whose names are
                                  set out in paragraph 2(a) of Part IX of this document


"DLJ"                             DLJ Capital Funding, Inc.


"Effective Date"                  the date shown on the certificate of
                                  arrangement issued by the director (appointed
                                  from time to time under section 260, or any
                                  successor section, of the CBCA) under the
                                  CBCA giving effect to the Arrangement and
                                  which is expected to be on or about 30 March
                                  2001


"Effective Time"                  12.01 a.m. (Montreal time) on the Effective
                                  Date

"Employee Share Schemes"          the Executive Scheme, the 1993 Plan, the 1995
                                  Plan, the SHL Scheme, the SPC Scheme, the SLI
                                  Plan, the Sharesave Scheme, the Stock
                                  Purchase Plan, the Long Term Incentive Plan, the ESO Scheme, Roberts' Incentive Stock
                                  Option Plan, Roberts' 1996 Equity Incentive
                                  Plan and Roberts' Restricted Stock Option
                                  Plan


"Enlarged Group"                  the Shire Group as enlarged by the Merger
                                  with BioChem

"Exchangeco Share Support
 Agreement"


                                  the Exchangeable Share Support Agreement between Shire, Callco and Exchangeco to be entered into on the date of the certificate of arrangement issued under the CBCA giving effect to the Arrangement


"Exchangeco Share Voting Event"   means any matter in respect of which holders
                                  of Shire Exchangeco Shares are entitled to vote as shareholders of the Exchangeco, other than an Exempt Exchangeco Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Shire
                                  Exchangeco Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange
                                  Trust Agreement

"Exchangeco"                      Shire Acquisition Inc., a company
                                  incorporated under the laws of Canada and a wholly-owned subsidiary of Shire

"Exchangeco Insolvency Event"     (i) the institution by Exchangeco of any
                                  proceeding to be adjudicated a bankrupt or
                                  insolvent or to be wound up, or the consent
                                  of Exchangeco to the institution of
                                  bankruptcy, insolvency or winding-up
                                  proceedings against it, or (ii) the filing of
                                  a petition, answer or consent seeking the
                                  dissolution or winding-up of Exchangeco under
                                  any bankruptcy, insolvency or analogous laws,
                                  including without limitation under the
                                  Company's Creditors' Arrangement Act (Canada)
                                  and the Bankruptcy and Insolvency Act
                                  (Canada) and the failure by Exchangeco to
                                  contest in
                                  good faith any such proceedings commenced in
                                  respect of Exchangeco within 30 days of
                                  becoming aware thereof, or the consent by
                                  Exchangeco to the filing of any such petition
                                  or to the appointment of a receiver in
                                  respect of Exchangeco, or (iii) the making by
                                  Exchangeco of a general assignment for the
                                  benefit of creditors, or the admission in
                                  writing by Exchangeco of its inability to pay
                                  its debts generally as they become due, or
                                  (iv) Exchangeco not being permitted, pursuant
                                  to solvency requirements of applicable law,
                                  to redeem any Retracted Shares
"Executive Scheme"                the Shire Pharmaceuticals Executive Share
                                  Option Scheme (parts A and B)
                                  means any matter in respect of which holders
                                  of Shire Exchangeco Shares are entitled to
"Exempt Exchangeco Share          vote as shareholders of Exchangeco, in order
 Voting Event"                    to approve or disapprove, as applicable, any
                                  change to, or in the rights of the holders of, the Shire Exchangeco Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Shire Exchangeco Shares and Ordinary Shares

"Extraordinary General Meeting" orthe extraordinary general meeting to approve,
"EGM" inter alia, the Merger, notice of which is given at the end of this document



"GlaxoSmithKline"                 GlaxoSmithKline plc, a company incorporated
                                  in England

"Group"                           Shire and its subsidiary undertakings


"HPB"                             Health Protection Branch of the Canadian
                                  Ministry of Health


"HSR Act"                         the United States Hart-Scott-Rodino Act
                                  Antitrust Improvements Act of 1976, as now in effect and as it may be amended from time to time prior to the Effective Date


"Interim Order"                   means the interim order of the Superior Court
                                  of Quebec in respect of the Arrangement dated
                                  20 February 2001

"IPC"                             The Investment Performance Council

"London Stock Exchange" or "LSE"  the London Stock Exchange plc


"Long Term Incentive Plan"        the Shire Pharmaceuticals Group plc Long Term
                                  Incentive Plan


"Material Adverse Effect"         with respect to any entity, any event,
                                  change, circumstance or effect that is or is reasonably likely to be materially adverse to
                                  (i) the business, financial condition,
                                  results of operations or prospects of such entity and its subsidiaries taken as a whole, other than any event, change, circumstance or effect relating to (a) the economy or financial markets in general, (b) the industries in which such entity operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (c) the announcement or pendency of the Arrangement,
                                  (d) changes after the date hereof in laws or regulations relating to the development, manufacture or distribution of products for the treatment of disease or (e) a change in the market price or trading volume of the shares of such entity (provided that a change in the market price or trading price may be used, if applicable, as evidence of some other event, change, circumstance or effect that has or is reasonably likely to have a Material Adverse Effect) or (ii) the ability of such entity to consummate the transactions contemplated by the Merger Agreement; all references to Material Adverse Effect on Shire being deemed to refer solely to Shire and its subsidiaries without including its ownership of BioChem and its subsidiaries after the Arrangement

"Merger" the proposed merger of Shire with BioChem pursuant to the terms of the Merger Agreement and the Arrangement

"Merger Agreement"                the merger agreement dated as of 10 December
                                  2000 among BioChem, Shire and Exchangeco, a summary of which is contained in Part VIII of this document, as restated and amended on 21
                                  February 2001


"Merrill Lynch"                   Merrill Lynch & Co. Inc. in its capacity as
                                  adviser to BioChem and Merrill Lynch
                                  International in its capacity as broker to Shire, as the context requires


"New Ordinary Shares"             up to 260,621,527 new Ordinary Shares to be
                                  issued pursuant to the Arrangement


"Official List"                   the Official List of the UK Listing Authority


"Option Agreement"                the stock option agreement entered into by
                                  the Company and BioChem dated 10 December
                                  2000, a summary of which is contained in Part
                                  VIII of this document


"Ordinary Shares"                 ordinary shares of 5p each in the capital of
                                  the Company

"Proposed Directors"              the proposed directors of the Company, being
                                  those persons other than the Directors whose names are set out in paragraph 2(a) of Part
                                  IX of this document


"Retracted Shares"                the Shire Exchangeco Shares in respect of
                                  which a holder thereof has exercised the right under the Arrangement to require
                                  Exchangeco to redeem such Shire Exchangeco
                                  Shares


"Roberts"                         Roberts Pharmaceutical Corporation, a wholly-
                                  owned subsidiary of Shire


"Roberts Stock Option Plans"      Roberts' Incentive Stock Option Plan,
                                  Roberts' 1996 Equity Incentive Plan and
                                  Roberts' Restricted Stock Option Plan


"SEC" the Securities and Exchange Commission of the United States

"Sharesave Scheme"                the Shire Pharmaceuticals Sharesave Scheme

"Shire" or "Company"              Shire Pharmaceuticals Group plc, a company
                                  incorporated in England


"Shire ADSs" or "ADSs"            American Depository Shares, each representing
                                  three Ordinary Shares

"Shire Board" or "Board"          the Directors whose names are set out in
                                  paragraph 2(a) of Part IX of this document, including the Proposed Directors

"Shire Consideration Shares"
 or "Consideration Shares"

                                  the New Ordinary Shares, new ADSs and new
                                  Shire Exchangeco Shares to be issued pursuant to the Merger Agreement and the Arrangement


"Shire Exchangeco Shares"         the exchangeable shares to be created in the
                                  capital of Exchangeco, exchangeable for New
                                  Ordinary Shares or new ADSs in accordance with the rights attaching to such exchangeable shares


"Shire Group" or "Group"          Shire and its subsidiaries and subsidiary
                                  undertakings


"Shire Laboratories" or "SLI"     Shire Laboratories Inc., a wholly-owned
                                  subsidiary of the Company


"Shire Liquidation Event"         (i) any determination by the Board to
                                  institute voluntary liquidation, dissolution or winding-up proceedings with respect to Shire or to effect any other distribution of assets of Shire among its shareholders for the purpose of winding-up its affairs, or
                                  (ii) receipt by Shire of notice of, or (iii)
                                  Shire otherwise becoming aware of, any
                                  instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of
                                  Shire or to effect any other distribution of assets of Shire amongst shareholders for the purpose of winding-up its affairs, in each case where Shire has failed to contest in good faith any such proceeding commenced in respect of Shire within 30 days of becoming aware thereof


"Shire Shareholders"              the holders of Ordinary Shares


"SHL"                             Shire Holdings Limited, a wholly-owned
                                  subsidiary of the Company


"SHL Scheme"                      the Shire Holdings Limited Share Option
                                  Scheme

"SLI Plan"                        the Pharmavene 1991 Stock Option Plan (as
                                  amended)

"SPC Scheme"                      the Imperial Pharmaceutical Services Limited
                                  Employee Share Option Scheme (Number One)

"SPC" Shire Pharmaceutical Contracts Limited, a wholly-owned subsidiary of the Company

"SPD" Shire Pharmaceutical Development Limited, a wholly-owned subsidiary of the Company


"Special Voting Shares"           the special voting shares in the capital of
                                  the Company to be issued, credited as fully paid, pursuant to the Merger and Arrangement, as more fully described in Part VIII of this document and in the notice of the Extraordinary General Meeting set out at the end of this document


"SPL" Shire Pharmaceuticals Limited, a wholly owned subsidiary of the Company

"SRI Plan"                        the 1993 Plan and the 1995 Plan


"SRI"                             Shire Richwood Inc., a wholly-owned
                                  subsidiary of the Company

"Stock Purchase Plan"             the Shire Pharmaceuticals Group plc Employee
                                  Stock Purchase Plan


"UK GAAP"                         generally accepted accounting principles in
                                  the United Kingdom

"UK Listing Authority"            the Financial Services Authority acting in
                                  its capacity as the competent authority for
                                  the purposes of Part IV of the Financial
                                  Services Act 1986 and in the exercise of its
                                  function in respect of the admission to the
                                  Official List otherwise than in accordance
                                  with Part IV of the Financial Services Act
                                  1986

"United Kingdom" or "UK"          means the United Kingdom of Great Britain and
                                  Northern Ireland

"United States" or "US"           the United States of America and its
                                  territories and possessions and all other areas subject to its jurisdiction

"US GAAP"                         generally accepted accounting principles in
                                  the United States

"USPTO"                           the United States Patent and Trademark Office

"US Securities Act"               the US Securities Act of 1933, as amended


"WestLB Panmure"                  WestLB Panmure Limited

                                 Exchange Rates



Unless otherwise stated, values throughout this document have been translated from Canadian dollars to US dollars (for illustration purposes only) using an exchange rate of US$1: CAN$1.47 and from US dollars to UK sterling (for illustrative purposes only) using an exchange rate of (L)1: US$1.44.


Where translations are stated with reference to a specific date, the exchange rates used are those prevailing on those dates.

Unless stated otherwise, "US$" or "$" refers to the currency of the United States of America, "CAN$" refers to the currency of Canada and "(L)" refers to the currency of the United Kingdom.

                                    Glossary


Product, compound or              Description and/or use
technical term


Acute Myelogenous Leukemia (AML)  Progressive malignant disease of the non-
                                  lymphocyte groups of white blood cells.

ADHD Attention Deficit Hyperactivity Disorder, a CNS disorder characterised by inattention, implusivity and hyperactivity. It is primarily diagnosed in children.

m opioid receptor                 a particular type of receptor. Each type of
                                  receptor reacts to different opioids in a different way.

Adjuvant A substance that, when added to a medicine, speeds or improves its action.

Agonist A drug that has affinity for and stimulates activity at cell receptors.

Alzheimer's disease               A condition first described by the German
                                  physician, Alois Alzheimer. The term Senile
                                  Dementia of the Alzheimer Types (SDAT) is used to cover dementias related to specific degenerative changes in the brain described by Alzheimer.

                                  Symptoms include loss of memory (especially for recent events), confusion and disorientation in terms of time and place, impaired concentration, restlessness and anxiety. It is a relentlessly progressive disease leading eventually to coma and death, usually from urinary or respiratory infection.

                                  In Alzheimer's disease the areas of the brain in which acetylcholine is the neurotransmitter are most affected.

ALT Alanine aminotransferase. An enzyme that catalyses the transfer of nitrogen for excretion.


Analgesic                         A medicine which relieves pain.


Antiemetic                        A medicine that alleviates nausea and
                                  vomiting.

Antigen Any substance which causes an immune system response.

Anti-infective                    Designed to combat infectious diseases caused
                                  by micro organisms such as bacteria, viruses and fungi.

Antiretroviral                    Designed to combat the development of HIV/
                                  AIDS after exposure to the virus.

Antiviral                         Stimulates cellular defences against viruses

AZT                               An antibiotic used to treat infection by HIV.

Bacteremia                        The presence of viable bacteria circulating
                                  in the bloodstream.

Bioavailability                   The degree to which a drug or other substance
                                  becomes available to the target tissue after administration.


Bi-polar disease                  A manic depressive disorder.


Carbatrol                         Shire's patented formulation of the compound
                                  carbamazepine, for the treatment of epilepsy and trigeminal neuralgia.

Carcinoma                         A tumour that develops from internal and
                                  external surface cells, such as the inside of the cheek or the lining of the intestine.

Central Nervous System Disorders
("CNS")                           Disorders of the brain and spinal cord.


Cirrhosis                         A liver disease leading to fibrosis and
                                  inflammation.

Cisplatin                         A chemical that prevents the development of
                                  abnormal tissue growth and may enhance immune responses.

Clinical isolate                  A pure culture of a micro-organism.

CML-BP                            Chronic Myelogenous Leukemia in blastic phase
                                  - the later stage of a slowly progressing myeloid leukemia.

Conjugate vaccine                 A combination of two or more vaccines in a
                                  single vaccine.

CPMP                              The Committee on Proprietary Medicinal
                                  Products.

Cytology                          The study of cells.

Cytotoxicity                      A toxic or poisonous effect on cells.

Diagnostics                       The identification of distinctive symptoms or
                                  characteristics of a disease.

Dioxolane nucleoside              A particular form of nucleoside using the
                                  organic chemistry compound dioxolane.

EMEA                              European Agency for the evaluation of
                                  healthcare products.


Epilepsy An episodic disturbance of consciousness during which generalised convulsions may occur.


FDA                               US Food and Drug Administration.

Fibrosis The creation of dense, firm scar tissue in response to previous tissue damage or disease.

Galantamine                       One of Shire's drug candidates; a
                                  cholinesterase inhibitor for Alzheimer's disease which has been for marketing in a number of countries under the proprietary name Reminyl.

Gastroenterology                  The diagnosis and treatment of diseases and
                                  disorders affecting the stomach, intestines and associated organs.


Generic drug                      A non-branded prescription medicine.


Haematology/Haematologic          The branch of physiology which relates to
                                  blood.

Hepatitis B                       A disease which results from the hepatitis B
                                  virus infection and which attacks the liver often causing cirrhosis of the liver.

Heptavalent                       A chemistry term for a substance having seven
                                  units of attractive force or affinity.

Histology                         The science of organic tissues; that brand of
                                  anatomy or of biology which is concerned with the minute structure of the tissues of living species. In the context of liver histology it refers to the tissue structure of the liver.

HIV/AIDS Human Immune deficiency Virus/Acquired Immune Deficiency Syndrome. A virus which attacks the immune system leaving the patient vulnerable to other diseases and infections (e.g. pneumonia).

HPB                               Canadian Health Protection Branch.

Hypernephroma                     A common form of kidney cancer.

Hyperphosphataemia                An excess of phosphates in the blood.

Hypotension                       Blood pressure below the expected normal
                                  range.


IND Investigational New Drug. An IND application is submitted to the FDA to request permission to conduct studies in humans.

Indication                        A disease or system target for a drug.


Inflammatory bowel disease        Ulcerative colitis and Crohn's disease.


In vitro In vitro means, literally, "in glass"; a biological or biochemical process occurring outside a living organism.

Immunogenicity                    Describes the quality of a substance which is
                                  able to provoke an immune response against the substance. A measure of how able the substance is at provoking an immune response against it.

Immunostimulant                   Any drug or chemical which increases the
                                  body's immune response to antigens.

Immunotherapeutic                 A form of therapy that treats disease by
                                  stimulating the body's own immune system.


Irritable Bowel Syndrome          A digestive disorder causing change or
                                  disruption of the normal bowel habit.

Ischaemic stroke                  Damage caused by interruption of the blood
                                  supply to the brain.


Lead optimisation                 The process by which the main active compound
                                  in a drug is developed or enhanced to meet the required criteria for development.


Leukemia A cancer-like disease of the white blood cells.


Log unit                          A unit on a logarithmic scale.


Marketing authorisation           A grant of licence by a governmental
                                  regulatory authority giving permission to market a pharmaceutical product.


Melanoma A type of skin cancer that develops from the cells in the skin which produce melanin (skin pigment).

Meningococcal                     Pertaining to a particular genus of bacteria
                                  that are a common cause of meningitis.


Metabolic diseases                Disorders in which the body's ability to
                                  process certain chemical reactions is
                                  disturbed.

Metabolism (drug)                 The modification of a substance in the body,
                                  often by the liver.


Mitochondrial toxicity            A toxic or poisonous effect on the part of a
                                  cell responsible for respiration (the
                                  production of energy).

Mucosal immunity                  An immunity in the mucous membrane.

Mucositis                         Inflammation of a mucous membrane. Oral
                                  mucositis is a common complication of
                                  chemotherapy and radiation therapy.

Mutant virus                      A virus which differs from the wild-type
                                  virus.

Myelosuppression                  Depression of the bone marrow functions (such
                                  as the formation of red blood cells and
                                  platelets), usually as a complication of drug therapy.

Myelotoxicity                     Toxicity or destruction of the bone marrow.



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
NDA New Drug Application. The application submitted to and reviewed by the FDA showing the data on the quality, safety and efficacy of a chemical entity. Approval of a NDA allows marketing of the product.


Neuralgia                         Neuralgia is the sudden and recurrent attacks
                                  of pain, of short duration, in the
                                  distribution of the nerve fibres.

Neuropathy                        Disease of the nervous system.

NNRTI                             Non-Nucleoside Analogue Reverse Transcriptase
                                  Inhibitors.

NRTI Nucleoside Analogue Reverse Transcriptase Inhibitors. A synthetic molecule that suppresses the ability of a retrovirus to make DNA from viral RNA.

Nucleoside                        A molecule in which a purine or pyrimidine
                                  base is bound to a pentose sugar.

Nucleoside analogue               A synthetic molecule that resembles a
                                  naturally occurring nucleoside, but that lacks a bond site needed to link it to an adjacent nucleotide.

Oncology The branch of medical science relating to tumours.

Opioid Opioids are a group of drug that have molecular structures close to those drugs derived from opium. As such they have many similar properties, e.g. they provide analgesia (pain relief) and cause respiratory depression as one of their side effects. Opioids include morphine and codeine.

Opioid receptor agonist           A compound that elicits a response from an
                                  opioid receptor.

Orthostatic hypotension           A drop in blood pressure precipitated by
                                  changes in body position (e.g. rising from a bed).

Osteoarthritis                    Non-inflammatory degenerative joint disease
                                  occurring chiefly in older persons. It is accompanied by pain and stiffness, particularly after prolonged activity.


Osteoporosis                      A disease in which calcium and protein are
                                  progressively lost from bones until they become brittle and liable to fracture.


Otitis media                      Infection and inflammation of the middle ear
                                  and ear drum.

Paclitaxel                        A drug used as a chemotherapy agent.

Parkinson's disease               A progressive neurological disease leading to
                                  movement difficulties and eventually
                                  dementia.

Peptide A compound of two or more amino acids with particular bonding characteristics.

Pharmacokinetics                  This is the science which describes
                                  quantitatively the uptake of drugs by the body, their biotransformation, their distribution, metabolism, and elimination from the body.

Pharmacological                   The branch of medical science relating to
                                  studies of drugs and their uses in animals or humans.


Phase I Clinical trials normally conducted in healthy human volunteers following pre-clinical trials.

Phase II Clinical trials to assess short term safety and preliminary efficacy in a limited number of patients with the relevant disease.


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
Phase III                         Clinical trials to undertake a comprehensive
                                  evaluation of safety and efficacy in patients with the relevant disease.

Phase IV Clinical trials performed after marketing authorisation designed to monitor drug use in the clinical setting.


Phenotype                         The physical appearance/observable
                                  characteristics of an organism.

Pili Thread-like structures present on some bacteria used to adhere bodies to one another or to animal cells.


Placebo An inactive agent used in clinical studies as a control with which to compare a presumed active compound.

Platelet                          A type of blood involved in clotting.


Polymerase                        An enzyme which acts as a catalyst for
                                  replication.

Pneumococcal                      Pertaining to a particular genus of bacteria
                                  that are a common cause of pneumonia.

Pre-clinical trials phase         Studies of compounds undertaken in the
                                  laboratory, in isolated tissues or in living animals.


Product licence                   The marketing authorisation for a drug from a
                                  governmental regulatory authority.

Prostatic/Prostate cancer         Cancer of the prostate gland.


Protease inhibitors               A protease is an enzyme that catalyses the
                                  break down of proteins. Protease inhibitors suppress this effect. They are used in this context to prevent HIV protease from working thereby preventing the production of new infectious viral articles.

Receptor Either a nerve-ending or, the site in a cell that combines with a chemical to alter cell functions.

Recombinant                       A cell or an individual with a new
                                  combination of genes not found together in either parent.

Refractory acute                  A disease of short, severe duration that does
                                  not respond to treatment.


Registration                      The legal process by which a drug is approved
                                  by governmental agencies for marketing in a given country or group of countries.


Reverse cirrhosis                 The opposite of cirrhosis namely the
                                  contraction or shrinking of an organ (usually refers to the liver).

Reverse transcriptase inhibitors  A drug that suppresses the enzyme which can synthesise DNA on an RNA template (the
                                  process of reverse transcription).

Septicemia                        Blood poisoning.

Seroconversion rates              The rate of development of antibodies in
                                  response to infection or immunisation.

Serotype A grouping of micro-organisms into a type based on serological criteria, namely the antigens they contain.

Solid Tumour                      A cancer that originates in organ or tissue
                                  other than bone marrow or the lymph system.

Stroke The term denoting the sudden development of focal neurological defects usually related to impaired cerebral blood flow.

Systemic immunity                 An immunity not confined to a particular
                                  organ or part of the body.

Thrombocythemia                   A condition of overproduction of blood
                                  platelet cells without a recognisable cause often leading to the formation of dangerous blood clots or haemorrhaging.

Thrombolytic agent                A drug used to dissolve blood clots.

Transcriptase inhibitors          A drug which suppresses the first step in
                                  gene expression.

Ulcerative colitis                An inflamation of the colon and the rectum.

WHO                               World Health Organisation

Wild-type virus                   The naturally-occurring, normal, non-mutated
                                  version of a virus.

YMDD                              A variant (mutation) of the Hepatitis B
                                  virus.

                        Shire Pharmaceuticals Group plc
        (Registered in England and Wales with registered number 2883758)




                    Notice of Extraordinary General Meeting

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shire Pharmaceuticals Group plc (the "Company") will be held at 35 New Broad Street, London EC2M 1SQ, England on 29 March 2001 at 3.00pm for the purposes of considering and, if thought fit, passing the following resolutions, of which the resolution numbered 1 will be proposed as an ordinary resolution and the resolution numbered 2 as a special resolution:



                              ORDINARY RESOLUTION


THAT:


(a)   the authorised share capital of the Company be increased from
      (L)20,000,000 to (L)40,000,000 by the creation of 400,000,000 new ordinary shares of 5p each forming a single class with the existing ordinary shares of 5p each in the capital of the Company;


(b) the proposed acquisition by the Company of BioChem Pharma Inc. ("BioChem"), on the terms and subject to the conditions of the Merger Agreement (as defined in the Company's circular to shareholders dated
      1 March 2001 (the "Circular"), a copy of which, initialled by the Chairman of the meeting for the purposes of identification, has been produced to the meeting), including the conversion of options and rights held by BioChem option holders and right holders, respectively, over BioChem shares into options and rights, respectively, over ordinary shares of the Company, be and is hereby approved and the Directors of the Company (or any duly authorised Committee thereof) be and are hereby authorised to take all necessary or appropriate steps to complete the same and give effect thereto with such modifications, variations, revisions, waivers or amendments (not being modifications, variations, revisions, waivers or amendments which are in the opinion of the Directors or any such Committee, of a material nature) as the Directors or any such Committee may deem necessary, expedient or appropriate;

(c) in addition and without prejudice to all existing authorities, the Directors of the Company be generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 to exercise all the powers of the Company to issue and allot relevant securities (within the meaning of that section) up to an aggregate nominal amount of
      (L)17,221,000 for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) 15 months after the date of the passing of this resolution or at the conclusion of the Annual General Meeting of the Company following the passing of this resolution, whichever is earlier, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors of the Company may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired;


(d) such existing authorised but unissued ordinary shares of 5p each in the capital of the Company be and are hereby divided into shares of a nominal value of 0.00001p each (such shares being designated the "Special Voting Shares") as will give rise to such number of Special Voting Shares as will be equal to the number of issued and outstanding Shire Exchangeco Shares (as defined in the Circular) immediately after the Closing (as defined in the Circular); and

(e) the rights and restrictions attaching to the Special Voting Shares shall be as set out below:

      (A)   Income

      the holder of the Special Voting Shares shall not be entitled to any dividends or distributions in respect of such shares;

      (B)   Capital

      the holder of the Special Voting Shares shall be entitled to receive out of any winding up of the Company an amount equal only to the higher of 1p and the aggregate nominal amount of such shares and only after holders of ordinary shares of 5p each in the capital of the Company have received an amount equal to the nominal amount of such shares held by them;


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
      (C)   Transfer

      the Directors of the Company shall decline to register any transfer of any of the Special Voting Shares unless the transfer is to a company which replaces the Trustee (as defined in the Circular) pursuant to the terms of the Voting and Exchange Trust Agreement (as defined in the Circular);

      (D)   Voting Rights

      (i) the holder of the Special Voting Shares shall be entitled to receive notice of and to attend and vote at any general meeting of the Company as follows:

            (a) on a show of hands, the holder of the Special Voting Shares shall have one vote in addition to the votes which may be cast by a holder of Shire Exchangeco Shares (other than the Company or any of its subsidiaries, subsidiary undertakings or associated undertakings) (a "Beneficiary") (or its nominee) on such show of hands as proxy for the holder of the Special Voting Shares; and

            (b) on a poll the holder of the Special Voting Shares shall have three votes for every Shire Exchangeco Share then outstanding (A) that is owned by Beneficiaries and (B) as to which the holder of the Special Voting Shares has received valid voting instructions from the holders of the Shire Exchangeco Shares for the purposes of the Voting and Exchange Trust Agreement;

      (ii) the holder of the Special Voting Shares shall on a poll be entitled to cast the votes attaching to such shares on any resolution for or against such resolution (such that some of such votes may be cast for, some of such votes may be cast against, and some of such votes may not be cast at all on, such resolution) in such proportions as it may determine;

      (iii) if so instructed by a Beneficiary, the holder of the Special Voting Shares shall be entitled to appoint that Beneficiary, or such other person as that Beneficiary nominates, as proxy to attend and to exercise personally in place of the holder of the Special Voting Shares that number of votes equal to three times the number of Shire Exchangeco Shares held by the Beneficiary (the "Beneficiary Votes"). A proxy need not be a member of the Company. A Beneficiary (or his nominee) exercising its Beneficiary Votes shall have the same rights as the holder of the Special Voting Shares to speak at the meeting in favour of any matter and to vote on a show of hands or on a poll in respect of any matter proposed;

      (iv) the holder of the Special Voting Shares shall be entitled to demand a poll at any general meeting of the Company; and

      (v) a proxy received from the holder of the Special Voting Shares will be valid for the purposes of any poll at any general meeting of the Company if it is received before the closing of the poll to which it relates; and

      (E)   Class Rights

      any amendment to, or removal of, or alteration of the effect of (which for the avoidance of doubt shall be taken to include the ratification of any breach of) all or any of the articles of association of the Company as in force at the date of this resolution which shall be a variation of the rights of the Special Voting Shares shall only be effective with the consent in writing of the holder of the Special Voting Shares and without such consent shall not be done, or caused or permitted to be done, and the holder of the Special Voting Shares shall withhold such consent save as directed by the Directors of the Company.



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
                               SPECIAL RESOLUTION


THAT:


in substitution for all existing authorities save for, and without prejudice to, resolution 17 passed at the annual general meeting of the Company held on 7 July 2000, the Directors of the Company be and they are hereby empowered pursuant to section 95 of the Companies Act 1985 to allot equity securities (within the meaning of section 94(2) of the Companies Act 1985) of the Company pursuant to the authority conferred by the passing of resolution 16 passed on 7 July 2000 as if section 89(1) of the Companies Act 1985 did not apply to such allotment provided that this power:

      (A) shall expire five years after the date of the passing of this resolution, save that the Company may make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors of the Company may allot equity securities pursuant to any such offer or agreement as if the power conferred hereby had not expired; and

      (B)   shall be limited to:

            (i) allotment of equity securities where such securities have been offered (whether by way of a rights issue, open offer or other pre-emptive offer) to holders of ordinary shares in proportion (as nearly as may be) to their existing holdings of ordinary shares but subject to the Directors of the Company having a right to make such exclusions or other arrangements in connection with such offering as they may deem necessary or expedient:

                  (a) to deal with equity securities representing fractional entitlements;

                  (b) to deal with ordinary shares represented by depositary receipts; and

                  (c) to deal with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory; and

            (ii) allotments of equity securities for cash otherwise than pursuant to paragraph (a) up to an aggregate nominal amount of (L)1,279,868.

Dated: 1 March 2001


Registered office                                         By Order of the Board
East Anton                                                           N C Harris
Andover
Hampshire                                                             Secretary
SP10 5RG
United Kingdom




Notes:

(1) A member of the Company entitled to attend and vote at the above Extraordinary General Meeting may appoint one or more proxies to attend and, on a poll, to vote instead of him/her. A proxy need not be a member of the Company.


(2) Pursuant to Regulation 34 of the Uncertificated Securities Regulations 1995, the time by which a person must be entered on the register of members of the Company in order to have the right to attend or vote at the Extraordinary General Meeting is 6.00pm on 27 March 2001. If the Extraordinary General Meeting is adjourned, the time by which a person must be entered on the register of members of the Company in order to have the right to attend or vote at the adjourned meeting is 6.00pm on the day prior to the day preceding the date fixed for the adjourned meeting. Changes to entries on the register of members of the Company after 6.00pm on 27 March 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.




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